Form 10-K405, Exhibit 13
period 2001-12-31
KENTUCKY INVESTORS INC
filed 2002-03-29
CIK 55362

table of contents

2001 ANNUAL REVIEW

KENTUCKY INVESTORS, INC.

letter to our stockholders

In 2001 Kentucky Investors, Inc. achieved record net earnings from operations and sales by Investors Heritage Life Insurance Company, its major subsidiary, were again at record levels.  Other subsidiaries, Investors Heritage Financial Services Group, Inc. and Investors Heritage Printing, Inc. also made excellent progress.

Net earnings for Kentucky Investors increased $2,277,974 (151%) over 2000 to $3,784,341.  Among the reasons for the enhanced results were improvements and changes in three areas mentioned in last year’s report.  We successfully reduced Agency sales expenses, improved mortality in our Life Paid-up at 95 product line, and completed the redesign and implementation of our Legacy 2000 Final Expense product.

Dividends paid by Investors Heritage are the principal source of income for Kentucky Investors, Inc.  We remain committed to both paying a dividend to our shareholders and continuing efforts to increase statutory surplus in the insurance company.  The 2001 dividend declared for Kentucky Investors’ stockholders is $.38 per share.

During 2001 Kentucky Investors realized the following increases:  Invested Assets 9.2%; Total Assets 6.8%; Total Liabilities 5.8%; Total Revenue 7.6%; and Total Benefits and Expenses 3.1%.  Stockholders’ Equity increased 15.2% to $42,927,653.  Book Value Per Share increased from $32.36 at December 31, 2000, to $37.89 at December 31, 2001.  Investors Heritage’s Statutory Capital and Surplus was $14,907,971 as of December 31, 2001.

Last year we successfully took action to correct three areas mentioned earlier to improve the company’s profits.  This year we will be reviewing other key products, their mortality experience, the economy and its effect on these products.  Necessary adjustments to improve the products will be made with the best interest of our clients and the profitability of the company in mind.  We are committed to being a strong force in our key markets for the long-term.  We believe that it is imperative to provide products that are beneficial to all parties concerned and are able to accomplish this by staying abreast of our marketing conditions, product profitability, and changing economic conditions.

We continue to concentrate on three insurance markets: (1) Preneed and Final Expense sold through funeral homes; (2) Credit related products sold in banks and automobile dealerships through our Financial Services Division; and (3) Ordinary Life Insurance sold to middle income families.  Our experience in these markets ranging from over forty-one years to twenty-eight years has enabled us to grow and develop an exceptional sales organization and home office staff that provides outstanding service to our clients.

We believe that strategic alliances with other companies in sales and administration are also very important to our continued growth.  I have reported on these alliances for the past several years and they continue to be instrumental in our success.  Recently we expanded alliances in our three markets, thereby offering new products and services to our sales personnel.

The thirteen-year trend of record sales is continuing in 2002.  Premium sales during the first two months of the year were up 15% over the strong sales pace for the same period last year.  While we did not reach our overall 2001 sales goal, the Financial Services Group surpassed their goals and also reached record levels.  We attribute this to our strong marketing efforts in this area over the past few years and to increased loan demand stimulated by low interest rates.  A graph showing sales growth for the last several years is on page 11.

More detail about the activity of the company and our results for the year 2001 is presented in the Management's Discussion and Analysis on pages 13-24.  I encourage you to review these pages.

Dr. Adron Doran, a member of the Board of Directors of Investors Heritage Life Insurance Company, died Thanksgiving Day, 2001.  A memoriam to him is on Page 6.

Jerry F. Howell, Sr. retired from the Boards of Directors of Kentucky Investors and Investors Heritage Life Insurance Company effective January 1, 2002.   Kentucky Investors was organized by Harry Lee Waterfield in October 1963 to purchase controlling interest in Investors Heritage Life.  Mr. Howell was one of twenty-six original investors.  He and Mr. Waterfield had been close personal and political friends since January 1942, when Mr. Howell joined Mr. Waterfield as a member of the Kentucky House of Representatives.  Mr. Howell was a member of the original Kentucky Investors Board of Directors, beginning his service August 8, 1963.  He became a member of the Investors Heritage Life Insurance Company Board November 18, 1963.  He was a trusted advisor and gave great insight to the Board management of our two companies.  Mr. Howell informed the Board of his resignation noting that the timing coincided with the opening of the 2002 Kentucky Legislative session, marking the sixtieth anniversary of his and Mr. Waterfield’s first meeting.

Mr. Howell offered to resign in 1994 when he and his wife moved to Florida, but I urged him to remain a member.  He did so with considerable inconvenience to himself and I greatly appreciate the extra years of service he gave our companies.  We will miss his attendance at our Board meetings and I personally want to thank him for sixty years of friendship, support, advice and counsel to the Waterfield family and others associated with us and the companies.

David Reed, a member of the Kentucky Investors Board since 1982 has succeeded Mr. Howell on the Investors Heritage Board.

On April 30, 2001 Peggy Kays, retired.  Ms. Kays joined Investors Heritage on February 1, 1967 and for twenty-six years she was responsible for Agent/Credit Life Accounting and Payroll.  On January 14, 1993, she was elected Vice President, Human Resources.  We sincerely appreciate the excellent service Ms. Kays gave to our family of companies.

On May 10, 2001 Bobby Russell was elected Vice-President, Human Resources.  Bobby has twenty-seven and one-half years of service with Investors Heritage in Group Life, Premium Accounting, Actuarial and served a time as Treasurer.  Jimmy McIver returned to the Treasurer’s position with the reorganization at Ms. Kays retirement.

The tragic events of September 11 shook the foundations of our great country.  However, I believe it proved, to many who may have forgotten or some younger people who may never have realized, just how great America is.  It also proved how strong Americans are and how much we really do treasure our heritage and freedom.

I believe all Americans realize that united, supportive of our government and unwavering in our resolve, our country and its allies will overcome the forces of terrorism.  Hopefully, we will all work together for better understanding of and respect for all people in order to rid the world of the hatred that apparently led to this worldwide crisis.

Harry Lee Waterfield II

---Picture of Mr. Waterfield inserted here-

in memoriam

Dr. Adron Doran, longtime friend of the Waterfield family and member of the Investors Heritage Life Insurance Company Board of Directors since May 11, 1972, died Thursday, November 22, at age ninety-two.  His wife, Mignon, survived him.

Dr. Doran and his wife became close friends with my parents while all attended Murray State University in the early 1930’s.  All natives of west Kentucky, they were lifelong personal, political, and business friends.

Dr. Doran attended Freed-Hardman College in Henderson, Tennessee, which is associated with the Church of Christ, and he became a minister.  After graduating he went to Murray State University, taught at three high schools in west Kentucky and served as principal and coach.

Dr. Doran entered politics in 1943, served four terms in the House of Representatives, one as Speaker of the House.  Three of his terms coincided with my father’s tenure in the House of Representatives, two terms of which he spent as Speaker of the House.

In 1954, Dr. Doran became President of Morehead State University in Morehead, Kentucky.   At that time Morehead had 700 students.  When he retired in 1977, the school had a student body of 7,500.

Throughout his life, Dr. Doran served as a Church of Christ minister in several local pastorates, preached as guest minister in numerous churches throughout the country, and was a rousing revival minister.

Dr. Doran was extremely healthy and alert all of his life but during the past two years he suffered several physical problems.  However, he continued to attend Board meetings and his keen mind was always helpful in our corporate deliberations.  Dr. Doran’s friendship and advice will be greatly missed but nothing missed more than his beautiful prayers with which we opened our Board meetings each month for the past twenty-nine and one-half years.

--Picture of Dr. Doran inserted here --

board & corporate officers

Harry Lee Waterfield II

Chairman of the Board

President and Chief Executive Officer

Frankfort, Kentucky

BOARD                                                                 OFFICERS

  Harold Glenn Doran                                  Howard L. Graham

  Board Member                                           Vice President,

 Dover, Tennessee                                      Corporate Services

                                                                        Frankfort, Kentucky

Gordon C. Duke                                          Jane S. Jackson

Board Member                                             Assistant Secretary

Frankfort, Kentucky                                    Frankfort, Kentucky

Robert M. Hardy, Jr.                                  Jimmy R. McIver

Board Member                                             Treasurer

Vice President and General Counsel         Frankfort, Kentucky

Frankfort, Kentucky

Dr. Jerry F. Howell, Jr.                               Nancy W. Walton

Board Member                                               First Vice President

Morehead, Kentucky                                    Frankfort, Kentucky

David W. Reed                                               Wilma C. Yeary

Board Member                                                Secretary

Gilbertsville, Kentucky                                  Frankfort, Kentucky

Helen S. Wagner                                            Ernst & Young LLP

Board Member                                                  Independent Auditors

Owensboro, Kentucky

- Pictures of following Board Members on this page -

Harold Glenn Doran

Kentucky Investors, Inc. and Investors Heritage Life Insurance Company, Inc.

Michael F. Dudgeon, Jr.

Investors Heritage Life Insurance Company, Inc.

Gordon C. Duke

Kentucky Investors, Inc. and Investors Heritage Life Insurance Company, Inc.

Robert M.. Hardy, Jr.

Kentucky Investors, Inc. and Investors Heritage Life Insurance Company, Inc.

board of directors

Pictures of following Board Members on this page -

Dr. Jerry F. Howell

Kentucky Investors, Inc. and Investors Heritage Life Insurance Company, Inc.

David W. Reed

Kentucky Investors, Inc. and Investors Heritage Life Insurance Company, Inc.

Helen S. Wagner

Kentucky Investors, Inc. and Investors Heritage Life Insurance Company, Inc.

Harry Lee Waterfield II

Kentucky Investors, Inc. and Investors Heritage Life Insurance Company, Inc.

corporate officers of subsidiaries

Harry Lee Waterfield II

Chairman, President and

Chief Executive Officer IFPH

Rick Calvert                                                         Raymond L. Carr

Vice President P                                                    Vice President, I

                                                                                Administrative Operations and

                                                                                Computer Services

Michael F. Dudgeon, Jr.                                     Howard L. Graham

Vice President, Financial Services IH                  Vice President,

                                                                                      Corporate Services I

                                                                                Vice President F

Robert M. Hardy, Jr.                                           N. Douglas Hippe

Vice President and General Counsel IH             Vice President, Accounting I

Vice President, Legal F

Julie Hunsinger                                                  Jane S. Jackson

Vice President and Chief Actuary I                       Assistant Secretary I

                                                                                 Secretary FP

Jimmy R. McIver                                                  Don R. Philpot

Treasurer IFP                                                               Vice President, AgencyI

Bobby R. Russell                                              Nancy W. Walton

  Vice President, Human Resources I                       Vice President, Underwriting I

Lawrence J. Sprecher, M.D.                               L. Jane Wise

  Medical Director I                                                                          Vice President, Policy Services I

Wilma C. Yeary

  Secretary I

I                     Investors Heritage Life Insurance Company

F                    Investors Heritage Financial Services Group, Inc.

P                    Investors Heritage Printing, Inc.

H                   Investors Heritage Life Insurance Company Board Member

The following graphs appear on this page.

IHLIC YEARLY PRODUCTION GROWTH

A graph appears on this page showing the yearly production growth for Investors Heritage.  This graph shows the production breakdown: 1993 - $13,019,794; 1994 - $15,041,644; 1995 - $17,885,612; 1996 - $23,601,396; 1997 - $29,314,282; 1998 - $31,080,181; 1999 - $33,640,525; 2000 - $34,576,542; and 2001 - $37,658,249.

DISTRIBUTION OF MORTGAGE LOANS

December 31, 2001

A pie chart appears on this page showing the Distribution of Mortgage Loans.  This chart shows the following breakdown:  Retail: 51.7%; Other: 16.5%; Office Properties: 14.1% Industrial: 7.2%; Apartments: 5.9% and residential (1-4 families): 4.6%

DISTRIBUTION OF FIXED INCOME ASSETS

December 31, 2001

A pie chart appears on this page showing the Distribution of Fixed Income Assets.  The chart shows the following breakdown:  Corporate: 46.5%; Mortgage-backed Securities: 26.9%; Government: 11.7%;  Foreigns: 7.8%; Asset-backed Securities: 5.4%; States & Political Subdivisions: 1.7%.

DISTRIBUTION OF CORPORATE BONDS

December 31, 2001

A pie chart appears on this page showing the Distribution of Corporate Bonds.  This chart shows the following breakdown:  Industrial and Miscellaneous:  56.0%; Bank and Finance:  28.8%; and Utilities:  15.2%.

management’s discussion & analysis

ORGANIZATIONAL STRUCTURE

Kentucky Investors, Inc. is the parent company of Investors Heritage Life Insurance Company, Investors Heritage Financial Services Group, Inc. and Investors Heritage Printing, Inc. Kentucky Investors and each subsidiary are domiciled in the Commonwealth of Kentucky.

CONSOLIDATION

The accompanying consolidated financial statements of Kentucky Investors include the accounts of its respective wholly owned subsidiaries, after elimination of intercompany transactions. However, approximately ninety-nine percent (99%) of Kentucky Investors' operations are generated by Investors Heritage.  We will be referring to Kentucky Investors and its subsidiaries as the “Company”.

CONTINUED EXPANSION AND NEW AFFILIATIONS

The Company has been expanding its market share in the Preneed funeral market for the last several years. The result has been consistent growth in almost all of the states that were targeted for expansion.  Investors Heritage received authorization to transact business in Pennsylvania during 2001 and admission to Maryland is expected during 2002.

Investors Heritage Financial Services Group continues to operate under marketing agreements with Investors Heritage.  This arrangement has proven to be successful and enabled Investors Heritage Financial Services Group and Investors Heritage to continue utilizing their expertise in the marketing and administration of Credit insurance products.  Further, Investors Heritage Financial Services Group enables Investors Heritage to offer mortgage protection and ordinary life insurance products through financial institutions.  Finally, Investors Heritage Financial Services Group has entered into marketing relationships with other insurance companies to provide products that Investors Heritage does not currently offer.

FINANCIAL STRENGTH

The quality of our investment portfolio and the current level of shareholders' equity continue to provide a sound financial base as we strive to expand our marketing system to offer competitive, quality products.  Please see INVESTMENTS, LIQUIDITY AND FUND RESTRICTIONS for a more detailed discussion.

BUSINESS SEGMENTS

Statement of Financial Accounting Standard ("SFAS") No. 131 requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of its business units.  The segment data that follows has been prepared in accordance with SFAS No. 131.   Please refer to the Notes to the Consolidated Financial Statements for additional information regarding segment data.

REVENUES

Overall revenues were $70,388,000, $65,427,000 and $62,772,000 in 2001, 2000 and 1999, respectively.  The increases were due primarily to our growth as a provider of quality Preneed products, growth in invested assets due to increased sales of the Preneed and Burial products, and affiliations with other life insurers that market our Preneed products through partnership arrangements.  A discussion of the changes by business segments follows. Additionally, the Company has experienced steady growth in net investment income which increased 8% or $1,310,000 in 2001 from 2000.  The 2000 increase over 1999 was 12% or $1,806,000.  This increase is primarily due to the increase in invested assets.

PRENEED & BURIAL PRODUCTS

The Preneed & Burial Products segment includes both life and annuity products sold by funeral directors or affiliated agents to fund prearranged funerals.

Revenues for the Preneed & Burial Products business segment were 6% or $2,958,000 higher in 2001 than 2000. The 2000 increase over 1999 was 7% or $3,371,000.

New premium production increased approximately 9% in 2001 over 2000.  New premiums collected during 2001, 2000 and 1999 were $33,598,000, $30,794,000 and $29,242,000, respectively. During 2001, Investors Heritage focused on eighteen states for developing new accounts.  Investors Heritage continues to utilize the endorsement of the West Virginia Funeral Directors Association in promoting Preneed sales in that state.  In addition, during 2000 Investors Heritage entered into a strategic partnership with Key Life Insurance Company of Indianapolis, Indiana, an experienced Preneed insurer in Michigan.  Key Life utilizes the endorsement of the Michigan Funeral Directors Association to market Investors Heritage Preneed products in that state.  New Preneed premiums of $1,657,000 from Michigan in 2001 increased 155% over 2000 premiums of $650,000.

Premium production remains strong in North Carolina.  However, due to the successful expansion of our marketing operation in other states, new Preneed premiums of $11,496,000 from North Carolina agents accounted for 34% of the total new Preneed premiums collected in 2001 compared to $11,236,000 or 37% for 2000.  New premium collections of $5,738,000 from Kentucky in 2001 increased 9% over 2000 premiums of $5,255,000, the same increase as 2000 over 1999, and accounted for 17% of the total premium collected in 2001.  Other states showing significant gains were Arkansas, Arizona, Georgia, Mississippi, Texas and Virginia.  Management plans to continue to develop the Preneed funeral market and anticipates increases in single premium production for 2002 over 2001.  It is anticipated that increases will be derived from higher production in the states noted above and from expansion into Pennsylvania where Investors Heritage was authorized to do business in 2001.  Authorization will be sought in Maryland and it is anticipated that it will be granted during 2002.

The increase in net investment income earned by Preneed and Burial products also contributed to the overall increase in Revenues.  Net investment income increased $1,473,000 or 13%, in 2001 compared to 2000 and $1,460,000 or 15%, in 2000 compared to 1999.  The increase in net investment income is partially due to the Company’s investments in mortgage loans, which have been selectively increased due to the continuing low rates on fixed maturities.  This strategy has added value to the overall portfolio.  (See INVESTMENTS, LIQUIDITY AND FUND RESTRICTIONS.)

New strategic partnerships and affiliations continued to be developed during 2001.  Two highly rated life insurers are marketing Investors Heritage products on a fee basis. The Company also continued its partnership with Family Assistance Service, Inc., a firm that provides an at-need financing program and an accounts receivable/cash management system for funeral homes. The Company offers this program to existing Preneed funeral home clients as well as funeral homes that do not currently sell our Preneed insurance products. Family Assistance has been helpful in increasing our core lines of business by giving the Company an opportunity to offer a valuable service to our funeral home accounts.  Through December 31, 2001, the program has approved a total of $3,793,000 in credit, of which $2,600,000 has been funded for non-recourse loans to our funeral home customers.  Investors Heritage Financial Services Group receives a commission for loans that are approved.

Investors Heritage introduced a new whole life final expense product during the third quarter of 2001.  The new product, Heritage Final Expense, has replaced the Legacy 2000 Final Expense series and is being marketed through funeral homes and independent agencies.  Investors Heritage entered into a reinsurance agreement with Munich American Reassurance Company with regard to this new product to reduce initial surplus strain and provide more level future profits.  Pursuant to the terms of the reinsurance agreement, the Heritage Final Expense products are being reinsured on an 80/20 quota share basis with Investors Heritage retaining 20% of each risk up to a maximum of $5,000 on any one life.

TRADITIONAL & UNIVERSAL LIFE PRODUCTS

This segment includes traditional life and group life insurance products, annuities (primarily qualified) and universal life products.

Revenues for 2001, 2000 and 1999 were $13,401,000, $13,007,000 and $13,573,000, respectively. New premiums collected during 2001, 2000 and 1999 were $2,595,000, $2,313,000 and $2,884,000, respectively.  In addition to our ordinary agency force, Investors Heritage Financial Services Group markets traditional insurance products through banks and other financial institutions.  Investors Heritage Financial Services Group had a successful year in recruiting new accounts.  In June of 2001, a new renewable and convertible term product, “Term to 95” was introduced.  The new product and the recruiting efforts of Investors Heritage Financial Services Group were the primary reasons for the increase in revenue for this business segment.  The Term to 95 product is being reinsured on an 80/20 quota-share basis with Lincoln National Reinsurance Company (now Swiss Re) with Investors Heritage retaining 20% of each risk up to a maximum of $100,000 per life.  This reinsurance arrangement allows Investors Heritage to utilize Swiss Re’s underwriting expertise, and will assist in eliminating fluctuations in income due to larger claims.

In addition to introducing the Term to 95 product, we have expanded the products available to our regular ordinary insurance agents by making available products of other companies.  For a number of years, outlets were provided for our agents who had substandard business that Investors Heritage would not accept.  Beginning in the last quarter of 2001, Investors Heritage Financial Services Group was able to provide second to die policies, substandard life policies, larger term policies and health insurance products through other companies that insure this type of business.  Investors Heritage Financial Services Group will receive a fee for providing those services and the outlook for increased fee income from this marketing opportunity is positive.

Net investment income for this segment increased $119,000 or 3%, in 2001 compared to 2000 and $81,000 or 2%, in 2000 compared to 1999.  The increase in net investment income compared to 2000 is due to the overall increase in the Company’s asset base.

CREDIT INSURANCE PRODUCTS & ADMINISTRATIVE SERVICES

This segment includes the marketing and administration of Credit Life and Credit Accident and Health insurance products which we will refer to as "Credit Life," "Credit A&H" and "Credit Insurance".  Credit Insurance premiums written during 2001, 2000 and 1999 were $13,244,000, $15,455,000 and $18,774,000, respectively.  Management believes the continued decline in Credit insurance premiums is directly related to a decrease in loan demand.  All of the related underwriting risk is being reinsured 100% with major, well-known life companies, Munich

American Reassurance Company and The Canada Life Assurance Company. In addition, Investors Heritage Financial Services Group has obtained reinsurance relationships for Investors Heritage with three other companies, Life Investors Insurance Company, American United Life Insurance Company and Universal Guaranty Life Insurance Company.  Each of these agreements generates marketing and retention fees, but not administration fees.

Revenues for this segment were $395,000, $423,000 and $345,000 for 2001, 2000, 1999, respectively.

CORPORATE & OTHER

This segment consists of corporate accounts measured primarily by stockholders' Paid-In Capital, Contributed Surplus, Earned Surplus, Property and Equipment and other minor business lines which include group annuities and group and individual accident and health products.

Revenues from this segment were $3,105,000 in 2001, $1,468,000 in 2000 and $1,696,000 in 1999.  Included in revenues were realized capital gains (losses) that were $1,099,000, ($599,000) and ($307,000) in 2001 in 2000 and 1999, respectfully.  Fixed maturity bonds that had reached their optimum value were sold during 2001.   The realized gains and the overall increase in the asset base are the primary reasons for the higher revenues for 2001.

OPERATING RESULTS

The Company's Net Income for 2001 increased $2,278,000 or 151% from 2000 and for 2000 decreased $873,000 or 37% from 1999.  The decrease in 2000 net income when compared to 1999 came from several areas of operations.  First, general expenses were higher than anticipated due to opportunities to increase our home office field agency staff.  Further, agency related general expenses were underestimated and finally overall mortality was 8% higher than expected due to unanticipated anti-selection in certain final expense products.  Corrective measures taken in 2001 with regard to general expense budgeting, the utilization of reinsurance to lower the mortality risk and to minimize initial surplus strain and more favorable mortality experience, coupled with a significant increase in realized capital gains, resulted in the significant gain in net income for 2001.

Earnings per share were $3.33, $1.31 and $2.79 for 2001, 2000 and 1999, respectively.

PRENEED & BURIAL PRODUCTS

Pre-tax income (Income from Operations Before Federal Income Tax) for this business segment was $2,205,000, $1,358,000 and $3,590,000 for 2001, 2000, 1999, respectively.  The decrease in pre-tax income in 2000 was primarily due to causes identified above.  The majority of the general expense overruns as well as the higher than expected mortality in 2000 were related to this  business segment. The improvement in pre-tax income for 2001 is the result of active management of the investment portfolio and reduced levels of relative policyholder benefits and expenses related to in force business.  However, current market conditions, including competitive pricing for this segment and the low interest rate environment, continue to narrow profits generated from new sales.   Management anticipates developing new single premium products for this segment during 2002.

TRADITIONAL & UNIVERSAL LIFE PRODUCTS

Pre-tax income for this segment was $1,467,000, $667,000 and $1,047,000 in 2001, 2000 and 1999, respectively. Favorable mortality during 2001 was the primary reason for the increase in this segment.  Higher than expected unreinsured claims and expense levels in 2000 reduced pre-tax income.

CREDIT INSURANCE PRODUCTS & ADMINISTRATIVE SERVICES

Pre-tax income (loss) was $72,000, $113,000 and ($43,000) for 2001, 2000 and 1999, respectively. The loss in 1999 was generated by the run-off of Credit Insurance and the related deferred acquisition costs amortization from an aged block of business.  Investors Heritage has been reinsuring 100% of the Credit Insurance risks for the past few years while generating revenues by servicing and administering the business for our reinsurers.  This segment’s performance is in relation to generated revenues.  The decrease in revenues in 2001 accounts for the lower pre-tax gain.

CORPORATE & OTHER

Pre-tax income for this segment was $1,479,000, $106,000 and $258,000 for 2001, 2000 and 1999, respectively.  Pre-tax realized capital gains (losses) were $1,099,000 ($599,000) and ($307,000) for 2001, 2000 and 1999, respectively and were the primary contributors to the fluctuations for this business segment.

INVESTMENTS, LIQUIDITY AND FUND RESTRICTIONS

The Company's investment portfolio continues to provide financial stability.  It is management's opinion that the Company has adequate cash flows both on a long-term and short-term basis as evidenced by the Consolidated Statements of Cash Flows presented in this Annual Review. The Company's cash flows were derived from insurance premiums and investments. Management anticipates these cash flows to experience steady growth due to the profitability of all three subsidiaries.

During 2001, Investors Heritage Financial Services Group's sixth full year of operation, revenues were $527,000, down 2% or $12,000 compared to 2000, and dividends in the aggregate amount of $338,500 were paid to Kentucky Investors.  Revenues from Investors Heritage Printing were $510,000 in 2001, down 4% compared to $534,000 in 2000, and Investors Heritage Printing paid $5,000 in dividends to Kentucky Investors in 2001.  Management of Investors Heritage Printing will continue to work to improve revenues from unaffiliated sources as well as to provide printing services for Investors Heritage.  Revenues from all of these sources constitute approximately 1% of our overall Revenues in 2001 and management is working on the continued growth and profitability of both Investors Heritage Financial Services Group and Investors Heritage Printing.

Management is not aware of any commitments or unusual events that could materially affect the Company's capital resources.  During the fourth quarter of 2000 Kentucky Investors borrowed $2,000,000 on a long-term basis and an additional $400,000 was borrowed during the second quarter of 2001. Kentucky Investors utilized $200,000 of the loan amount to reduce debt to Investors Heritage and $1,800,000 was loaned to Investors Heritage in exchange for a surplus note.  The remainder of the loan proceeds were used for general corporate purposes (See Note F to the Financial Statements). There was no short-term external debt.

Other than the items disclosed in Note H to the Consolidated Financial Statements and the increased regulatory reporting requirements which generally increase administrative expenses, management is not aware of any current recommendations by any regulatory authority which if implemented would have any material effect on the Company's liquidity, capital resources or operations.   The National Association of Insurance Commissioners has formed a working group and several states are reviewing statutes and regulations dealing with small face amount life insurance policies. Proposals range from requiring disclosures for policyholders to requiring small face amount policies to be paid up when premiums paid equal some specified multiple of the death benefits.  The working group has proposed a model disclosure act and while several states are considering the model, to date it has not been adopted in any of the states.  To the extent that a statute or regulation is adopted that puts a limit on the amount of premiums that can be collected on a small face amount policy, it would potentially limit the ages at which we would issue such a policy and require us to increase premiums for all policyholders.  Because regulators are in the process of relinquishing their authority to regulate rates on other types of insurance and because life insurance rates have never been regulated, it is unlikely that regulators would decide to regulate rates for life insurance polices at this time.  However, if such rate regulation occurs, it will negatively impact some of the products we sell and some of the markets in which we operate, specifically the Preneed and Burial markets.

The Company will continue to explore various opportunities, including mergers and acquisitions and purchasing blocks of business from other companies, which may dictate a need for either long-term or short-term debt.  There are no restrictions as to use of funds except the restriction on Investors Heritage as to the payment of cash dividends to shareholders which is discussed in more detail in Note H to the Consolidated Financial Statements.

Since inception, we have maintained a sound, conservative investment strategy.  The fixed income portfolio of public bonds is managed by an independent portfolio manager, Conning Asset Management Company (“Conning”).  As of December 31, 2001, 87.3% of the Company's total invested assets are managed by Conning pursuant to specific investment guidelines which have been approved by the Board of Directors.  The primary investment objectives have been to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.  These goals have been accomplished by methodically diversifying the portfolio over the last 13 years.

The fixed income portfolio is diversified among sectors.  The market value and the Standard & Poor's average quality rating of this portfolio as of December 31, 2001 are $243.8 million and AA-, respectively.  At year-end 2001 the fixed income portfolio was allocated as follows:  46.5% - corporate; 11.7% - government; 26.9% - mortgage-backed securities; 7.8% - foreign; 5.4% - asset-backed securities; and 1.7% - states and political subdivisions.  Within the corporate bond sector, the portfolio is also diversified with 28.8% of that sector invested in bank and finance, 56.0% in industrial and miscellaneous, and 15.2% in utilities.  Pie charts showing the Distribution of Fixed Income Assets and Distribution of Corporate Bonds are located on page 12.

The fixed income portfolio also includes $65.5 million (at fair value) of mortgage-backed securities ("MBS"), which represents 23% of total invested assets and 27% of the fixed income portfolio.  MBS add value to the portfolio and Conning has provided the expertise to purchase MBS with the confidence that the credits have been properly analyzed and that the investment properly suits the Company's asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions.  Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored.  Except for three commercial-backed mortgages of approximately $3.1 million, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs.  Unlike most corporate or real estate debt, the primary concern with an MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 53% of the total MBS portfolio.  In accordance with Emerging Issues Task Force Issue 99-20, “Recognition of Interest Income and Impairment of Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”), when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows.  The overall impact of the CMO’s variability in yields on the portfolio is not significant in relation to the yield and cash flows of the total invested assets.  More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO’s, such as those structured to share in residual cash flows.  Except for one sequential pay CMO of approximately $907,000, the CMO’s held are either planned amortization class ("PAC") bonds, or support class ("SUP") bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk.  Based on our analysis of the investment portfolio there are no impairment issues with respect to our CMO’s under the provisions of EITF 99-20.

Pass-throughs comprise the remainder of MBS owned representing approximately 47% of the total MBS portfolio.  Pass-throughs are GNMA, FNMA or FHLMC guaranteed MBS which, simply stated, pass-through interest and principal payments to the investors in accordance with their respective ownership percentage.

Additionally, the Company also engages in commercial and residential mortgage lending with approximately 95% of these investments being in commercial properties.  All mortgage loans are originated in-house and all loans are secured by first mortgages on the real estate.  Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115% are generally required.  The Company minimizes credit risk in its mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, reviewing its larger mortgage loans on an annual basis and diversifying the portfolio by property type.  The average loan balance is $392,235 and the average loan to value is 51.4%.  The largest loan currently held is $948,542.  The Company has $24.7 million invested in mortgage loans, which represents 9% of total invested assets.  The portfolio is diversified across various property types as follows:  16.5% - office; 51.7% - retail; 7.2% -industrial; 4.6% - 1 to 4 family; 5.9% - apartments; and 14.1% - other.  A pie chart showing the Distribution of Mortgage Loans is located on page 11.

Over the last several years we have methodically reduced the concentration of mortgage loans on properties located in Kentucky in order to diversify our portfolio geographically. We are familiar with our mortgage loan markets and are not aware of any negative factors or trends which would have a material impact on the local economies where the mortgage loan properties are located. The Company has been successful in adding value to the total investment portfolio through its mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are from 78 to 412 basis points higher than yields realized from fixed income investments.  Value has also been added because the mortgage loan portfolio has consistently performed well.  As of December 31, 2001, the Company had only one non-performing mortgage loan, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.  The non-performing mortgage loan, which is more than 90 days past due, is a Commercial Mortgage with an outstanding balance of under $700,000.  The property securing the loan has a fair market value of $1,002,000.

The strength of our liquidity is found in our conservative approach in the product development area and in the strength and stability of our fixed income portfolio and our mortgage loans.  For 2001, the fixed income investments were 99.6% investment grade as rated by Standard & Poor's, down 0.2% from 2000.  None of the Company's fixed income assets are in default.  Liquidity is also managed by laddering maturities of our fixed income portfolio.  The average duration of our fixed income investments is 5.0 years with approximately $7.1 million due within 12 months and approximately $36.2 million due within the following four years.  Historically management has anticipated that all such investments will be held until maturity.  However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management.  As explained in detail in Note A to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

MARKET RISK EXPOSURES

Measuring market risk is a key function of our asset/liability management process.  To test financial risk and investment strategy, the Company performs an asset adequacy analysis each year.  Dynamic models of both assets and liabilities are created to project financial results under several shifts in the current interest rate environment.  Results show that the Company's exposure to a relative 10% increase or decrease in the interest rates prevalent at December 31, 2001 is a net loss of less than $500,000.

Items taken into account on the asset side include prepayment and liquidity risks, asset diversification and quality considerations.  On the liability side, interest crediting strategies and policyholder and agent behavior (lapses, loans, withdrawals and premium flow) are dynamically modeled in relationship to the particular interest rate environment tested.  Although the Company is careful to ensure that these assumptions are consistent with the best available data, interest-sensitive cash flows cannot be forecast with certainty and can deviate significantly from the assumptions made.  Because asset and liability durations are continually changing as new policyholder contracts are issued and as new investments are added to the portfolio, the Company manages its balance sheet on an ongoing basis and its net exposure to changes in interest rates may vary over time.

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage increased $2,403,000 in 2001 following a decrease of $567,000 in 2000.  During the last quarter of 2000 two fixed maturity investments were sold at a substantial loss.  To offset this loss an investment in an unaffiliated common stock was sold at a gain.  The net realized gain was $131,000.  However, a net unrealized loss of $936,000 was recognized in 2000 on the unaffiliated common stock and an unrealized gain of $346,000 on affiliated investments for a net charge to statutory capital and surplus of $590,000.

Another charge to statutory surplus for 2000 was Goodwill in the amount of $598,000.  Statutory goodwill associated with the 2000 purchase of the covered obligations of Franklin American Life Insurance Company was disallowed as an admitted asset by the Kentucky Department of Insurance even though statutory goodwill, up to 10% of the insurer's capital and surplus, is an admitted asset under the Accounting Practices and Procedures of the National Association of Insurance Commissioners. During the 2001 session, the Kentucky General Assembly adopted legislation that allows the statutory goodwill to be included as an admitted asset in accordance with NAIC standards.  Therefore, the amortized statutory goodwill was recognized as an admitted asset after the effective date of the legislation.

Although Investors Heritage reported a $467,000 statutory operating loss in 2000, Investors Heritage produced a $1,022,000 statutory operating gain in 2001.  Acquisition costs on record insurance sales which are required to be expensed in the year of sale under statutory accounting practices, adverse mortality experience in both Preneed and Traditional Life Products, a non-budgeted one-time general expense and the acquisition costs in connection with the Franklin American business were the primary reasons for the loss in 2000.  Those deficiencies were corrected during 2001 allowing Investors Heritage to return an operating gain.  For additional discussion on statutory accounting practices refer to Note H to the Consolidated Financial Statements.

FORWARD LOOKING INFORMATION

The Company cautions readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission (the "SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Statements using verbs such as "expect", "anticipate", "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment spreads and yields or the earnings and profitability of the Company's activities.

Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable factors and developments. Some of these may be national in scope, such as general economic conditions, changes in tax laws and changes in interest rates. Some may be related to the insurance industry generally, such as pricing competition, regulatory developments, industry consolidation and the effects of competition in the insurance business from other insurance companies and other financial institutions operating in the Company's market area and elsewhere. Others may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio. The Company cautions that such factors are not exclusive. The Company disclaims any obligation to update forward-looking information.

report of independent auditors    /    selected financial data

(000’s omitted except for Earnings and Cash Dividends Per Share)

	2001	2000	1999	1998	1997

Total revenue.................................................................................................................	$ 70,388	$ 65,427	$ 62,772	$ 57,708	$ 52,707
Total benefits and expenses..........................................................................................	65,165	63,183	57,920	53,698	49,863
Net income....................................................................................................................	3,784	1,506	2,379	1,975	1,523
Earnings per share.........................................................................................................	3.33	1.31	2.79	2.34	1.84
Total assets...................................................................................................................	390,778	365,936	291,215	288,369	256,872
Total liabilities...............................................................................................................	347,851	328,681	260,186	243,673	217,543
Debt...............................................................................................................................	2,688	2,229	264	407	-0-
Cash dividends per share...............................................................................................	..38	.38	..38	..38	..38

The Board of Directors and Stockholders

Kentucky Investors, Inc.

                We have audited the accompanying consolidated balance sheets of Kentucky Investors, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

                We conducted our audits in accordance with auditing standards generally accepted in the United States.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky Investors, Inc. at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                                        /s/Ernst & Young LLP

Cincinnati, Ohio

March 14, 2002

KENTUCKY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2001 and 2000

ASSETS	2001	2000

INVESTMENTS
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2001-$235,124,000; 2000-$215,983,658)...........	$ 243,831,823	$ 220,446,702
Equity securities (cost: 2001-$845,735; 2000-$845,735).........................................	1,605,888	1,366,982
Mortgage loans on real estate........................................................................................	24,710,790	23,864,291
Policy loans...................................................................................................................	7,909,681	7,760,207
Other long-term investments.........................................................................................	409,658	428,042
Short-term investments.................................................................................................	837,560	1,890,815
Total investments..........................................................................................................	$ 279,305,400	$ 255,757,039

Cash and cash equivalents.............................................................................................	6,432,594	3,324,447
Accrued investment income...........................................................................................	4,019,947	3,826,971
Due and deferred premiums...........................................................................................	4,544,329	4,601,062
Deferred acquisition costs.............................................................................................	24,930,081	23,962,641
Present value of future profits.......................................................................................	514,585	586,298
Leased property under capital leases............................................................................	449,033	224,879
Property and equipment................................................................................................	1,766,657	1,909,928
Goodwill........................................................................................................................	970,862	1,019,407
Other assets...................................................................................................................	1,140,337	1,319,856
Amounts recoverable from reinsurers............................................................................	66,704,355	69,403,217
	$ 390,778,180	$ 365,935,745

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Policy liabilities:
Benefit reserves.......................................................................................................	$ 306,419,302	$ 290,096,285
Unearned premium reserves....................................................................................	21,550,803	23,816,171
Policy claims............................................................................................................	2,607,661	2,570,382
Other policyholders’ funds:
Dividend and endowment accumulations................................................................	1,117,342	1,084,217
Reserves for dividends and endowments and other.................................................	923,804	801,687
Total policy liabilities..........................................................................................	$ 332,618,912	$ 318,368,742
Federal income taxes................................................................................................	6,233,425	3,810,143
Obligations under capital leases...............................................................................	443,544	228,991
Notes payable..........................................................................................................	2,244,074	2,000,000
Other liabilities........................................................................................................	6,310,572	4,273,551
Total liabilities.....................................................................................................	$ 347,850,527	$ 328,681,427

STOCKHOLDERS’ EQUITY
Common stock (shares issued: 2001-1,132,960, 2000-1,151,323)...........................	$ 1,132,960	$ 1,151,323
Paid-in surplus...........................................................................................................	8,413,332	8,399,106
Accumulated other comprehensive income ...............................................................	5,737,351	3,001,407
Retained earnings.......................................................................................................	27,644,010	24,702,482
Total stockholders’ equity....................................................................................	$ 42,927,653	$ 37,254,318
	$ 390,778,180	$ 365,935,745

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, 1999

	2001	2000	1999
REVENUE
Premiums and other considerations...................................................	$ 49,830,549	$ 47,939,399	$ 46,907,642
Investment income, net of expenses..................................................	18,327,345	17,017,723	15,211,964
Realized gain (loss) on investments, net............................................	1,099,079	(599,238)	(307,275)
Other income......................................................................................	1,130,682	1,069,180	959,332
Total revenue...................................................................................	$ 70,387,655	$ 65,427,064	$ 62,771,663

BENEFITS AND EXPENSES
Death and other benefits....................................................................	$ 30,243,587	$ 26,629,623	$ 22,845,282
Guaranteed annual endowments........................................................	714,194	746,215	776,742
Dividends to policyholders................................................................	711,318	716,426	715,448
Increase in benefit reserves and
unearned premiums..........................................................................	18,748,848	20,400,433	20,187,658
Acquisition costs deferred.................................................................	(8,697,446)	(8,526,224)	(8,407,930)
Amortization of deferred acquisition costs........................................	7,391,695	7,213,058	6,335,810
Commissions......................................................................................	5,987,291	5,998,730	6,358,819
Other insurance expenses...................................................................	10,065,349	10,005,106	9,108,078
Total benefits and expenses.............................................................	$ 65,164,836	$ 63,183,367	$ 57,919,907

INCOME FROM OPERATIONS BEFORE
FEDERAL INCOME TAX AND MINORITY
INTEREST IN NET INCOME OF SUBSIDIARY.......................	$ 5,222,819	$ 2,243,697	$ 4,851,756

Provision for income taxes:
Current.............................................................................................	$ 438,478	$ 65,330	$ 326,000
Deferred...........................................................................................	1,000,000	672,000	1,305,000
	$ 1,438,478	$ 737,330	$ 1,631,000

INCOME FROM OPERATIONS BEFORE
MINORITY INTEREST IN NET INCOME
OF SUBSIDIARY..................................................	$ 3,784,341	$ 1,506,367	$ 3,220,756

MINORITY INTEREST IN NET INCOME
OF SUBSIDIARY..................................................	-0-	-0-	841,500

NET INCOME..........................................................	$ 3,784,341	$ 1,506,367	$ 2,379,256

EARNINGS PER SHARE........................................	$ 3.33	$ $ 1.31	$ 2.79

                                             See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, 1999

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders’
	Stock	Surplus	Income (Loss)	Earnings	Equity

BALANCE, JANUARY 1, 1999	$ 848,116	$ 3,442,248	$6,392,746	$ 21,541,625	$ 32,224,735

Comprehensive income:
Net income...................................				2,379,256	2,379,256
Change in net unrealized appreciation
on available-for-sale securities.....			(8,706,530)		(8,706,530)
Total comprehensive income (loss)..................................................					(6,327,274)
Cash dividend..................................				(358,185)	(358,185)
Issuance of common stock, net.......	15,079	149,584		125,491	290,154
Share exchange transaction.............	291,685	4,907,760			5,199,445

BALANCE, DECEMBER 31, 1999	$ 1,154,880	$ 8,499,592	$(2,313,784)	$ 23,688,187	$ 31,028,875

Comprehensive income:
Net income...................................				1,506,367	1,506,367
Change in net unrealized appreciation
on available-for-sale securities.....			5,315,191		5,315,191
Total comprehensive income......					6,821,558
Cash dividend..................................				(470,133)	(470,133)
Issuance of common stock, net.......	2,731	37,851		(7,320)	33,262
Share exchange transaction.............	(6,288)	(138,337)		(14,619)	(159,244)

BALANCE, DECEMBER 31, 2000	$ 1,151,323	$ 8,399,106	$ 3,001,407	$ 24,702,482	$ 37,254,318

Comprehensive income:
Net income...................................				3,784,341	3,784,341
Change in net unrealized appreciation
on available-for-sale securities.....			2,735,944		2,735,944
Total comprehensive income......					6,520,285
Cash dividend..................................				(470,928)	(470,928)
Issuance of common stock, net.......	(18,363)	14,226		(363,399)	(367,536)
Share exchange transaction.............				(8,486)	(8,486)

BALANCE, DECEMBER 31, 2001	$ 1,132,960	$ 8,413,332	$ 5,737,351	$ 27,644,010	$ 42,927,653

       See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, 1999

	2001	2000	1999
OPERATING ACTIVITIES
Net income..........................................................................................	$ 3,784,341	$ 1,506,367	$ 2,379,256
Adjustments to reconcile net income
to net cash provided by operating activities:
Change in operating assets and liabilities:.................................
Benefit reserves...........................................................................	16,950,702	20,495,926	25,460,007
Policy claims................................................................................	37,279	557,990	(73,924)
Other policyholder funds...........................................................	155,242	55,296	(7,994)
Accrued investment income......................................................	(192,976)	(362,794)	(365,247)
Other assets and other liabilities..............................................	2,428,514	155,186	(79,947)
Due and deferred premiums.......................................................	56,733	(49,651)	(310,517)
Amounts recoverable from reinsurers.....................................	2,698,862	69,538	(5,284,996)
Amortization of deferred acquisition costs.............................	7,391,695	7,213,058	6,335,810
Policy acquisition costs deferred.............................................	(8,697,446)	(8,526,224)	(8,407,930)
Realized loss (gain) on investments.........................................	(1,099,079)	599,238	307,275
Provision for deferred federal income taxes............................	1,000,000	672,000	1,305,000
Federal income tax.......................................................................	13,854	(24,110)	(3,384,143)
Net adjustment for premium and discount on investments..	(100,118)	85,974	286,189
Depreciation and other amortization........................................	564,023	541,140	484,853
Change in minority interest and other.....................................	-0-	(159,244)	3,627,261

NET CASH PROVIDED BY OPERATING ACTIVITIES............................................................	$ 24,991,626	$ 22,829,690	$ 22,270,953

INVESTING ACTIVITIES
Securities available-for-sale:
Purchases.....................................................................................	$ (65,117,220)	$ (31,984,036)	$(45,334,028)
Sales and maturities....................................................................	47,167,587	14,481,063	27,475,182
Other investments:
Cost of acquisition.......................................................................	(5,319,589)	(9,477,581)	(5,568,194)
Sales and maturities.....................................................................	5,395,255	2,601,078	3,965,182
Considerations from assumption of Franklin American Life Insurance Company policy obligations.........................	-0-	6,303,944	-0-
Net additions to property and equipment.....................................	(522,069)	(187,129)	(794,581)

NET CASH USED BY INVESTING ACTIVITIES.............................................................	$(18,396,036)	$(18,262,661)	$(20,256,439)

FINANCING ACTIVITIES
Receipts from universal life policies credited to
policyholder account balances....................................................	$ 5,082,705	$ 3,308,407	$ 4,324,562
Return of policyholder account balances on
universal life policies......................................................................	(7,975,758)	(8,542,770)	(6,356,764)
Proceeds from notes payable..........................................................	244,074	2,000,000	-0-
Issuances of common stock............................................................	(367,536)	33,262	290,154
Dividends...........................................................................................	(470,928)	(470,133)	(358,185)

NET CASH USED BY FINANCING
ACTIVITIES............................................................	$ (3,487,443)	$ (3,671,234)	$ (2,100,233)

INCREASE (DECREASE) IN CASH	$ 3,108,147	$ 895,795	$ (85,719)
Cash and cash equivalents at beginning of year..........................	3,324,447	2,428,652	2,514,371

CASH AND CASH EQUIVALENTS AT END OF YEAR.........................................................	$ 6,432,594	$ 3,324,447	$ 2,428,652

See notes to consolidated financial statements.

NOTE  A - Nature of Operations and Accounting Policies

Kentucky Investors, Inc. (“Kentucky Investors”) is the holding company of Investors Heritage Life Insurance Company (“Investors Heritage”), Investors Heritage Printing, Inc., a printing company and Investors Heritage Financial Services Group, Inc., an insurance marketing company.  These entities are collectively hereinafter referred to as the "Company". Ninety-nine percent of Kentucky Investors operations are generated by Investors Heritage.

The Company's operations involve the sale and administration of various insurance and annuity products, including, but not limited to, participating, non-participating, whole life, limited pay, universal life, annuity contracts, Credit Life, Credit Accident and Health and group insurance policies.  The principal markets for the Company's products are in the Commonwealths of Kentucky and Virginia, and the states of North Carolina, South Carolina, Ohio, Indiana, Florida, Tennessee, Illinois, Georgia, West Virginia, Arizona, Michigan, Mississippi and Texas.

Basis of Presentation:  The accompanying consolidated financial statements of Kentucky Investors and subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Principles of Consolidation:  The consolidated financial statements include the wholly-owned subsidiaries of Kentucky Investors, which are Investors Heritage and its subsidiary, Investors Underwriters, Inc., Investors Heritage Printing, Inc. and Investors Heritage Financial Services Group, Inc.  Intercompany transactions are eliminated in the Company's consolidated financial statements.

Investments:  In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company classifies all fixed maturities and equity securities as available-for-sale.  Under SFAS No. 115, securities classified as available-for-sale are carried at fair value with appreciation (depreciation) relating to temporary market value changes recorded as an adjustment to other comprehensive income.

Premiums and discounts on fixed maturity investments are amortized into income using the interest method.  Anticipated prepayments on mortgage-backed securities are considered in the determination of the effective yield on such securities.  If a difference arises between anticipated prepayments and actual prepayments, the carrying value of the investment is adjusted with a corresponding charge or credit to interest income.

Realized gains and losses on the sale of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate.

Mortgage loans, policy loans and other long-term investments are carried at unpaid balances.  Short-term investments represent securities with maturity dates within one year but exceeding three months.  These securities are carried at amortized cost.

Cash equivalents include money market funds on deposit at various financial institutions with contractual maturity dates within three months at the time of purchase.

Deferred Acquisition Costs:  Commissions and other acquisition costs which vary with and are primarily related to the production of new business are deferred and amortized over the life of the related policies (refer to Revenues and Expenses discussed later regarding amortization methods).  Recoverability of deferred acquisition costs is evaluated annually by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance.  If such current estimate is less than the existing balance, the difference is charged to expense.

notes to consolidated financials

NOTE  A - Continued

Property and Equipment:  Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method.  Accumulated depreciation on property and equipment was $4,003,312 and $3,824,428 at December 31, 2001 and 2000, respectively.

Capital Leases:During 2001 the Company entered into five capital leases for office equipment and an auto lease.  Total lease payments for 2001, 2000 and 1999 relating to new and previously existing capital leases were $214,284, $186,826 and $163,668 respectively. Future minimum lease payments for 2002, 2003, 2004, and 2005 are $204,020, $147,795, $110,084, and $11,243, respectively.  The present value of net minimum lease payments at December 31, 2001 was $445,022, which is equal to the total future minimum lease payments of $473,142 less imputed interest of $28,120. Accumulated amortization on the leased property was $546,513 and $357,763 at December 31, 2001 and 2000, respectively.

Goodwill:  Goodwill is being amortized over forty years using the straight-line method.  Accumulated amortization was $1,277,908 and $1,229,363 at December 31, 2001 and 2000, respectively.

Present Value of Future Profits:  Present value of future profits represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition.  The assigned value is amortized over the expected remaining life of the insurance in force (which approximates a weighted average of 8 years).  Accumulated amortization was $129,741 and $55,449 at December 31, 2001 and 2000, respectively.  Annual amortization in each of the following five years will be approximately $74,300.

Benefit Reserves and Policyholder Deposits:  Reserves on traditional life and accident and health insurance products are calculated using the net level premium method based upon estimated future investment yields, mortality, withdrawals and other assumptions, including dividends on participating policies.  The assumptions used for prior year issues are locked in. Current year issues are reserved for using updated assumptions determined by reviewing the Company's past experience and includes a provision for possible unfavorable deviation.

Benefit reserves and policyholder deposits on universal life and investment-type products are determined by using the retrospective deposit method and represent the policy account value before consideration of surrender charges.  In addition, unearned revenues are included as a part of the benefit reserve.

The mortality assumptions for regular ordinary business are based on the 1955-60 Basic Table, Select and Ultimate, for plans issued prior to 1982, the 1965-70 Basic Table, Select and Ultimate, for plans issued in 1982 through 1984, the 1975-80 Basic Table, Select and Ultimate, for plans issued after 1984 and on the Company's experience for final expense plans.

Reinsurance:  The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth.  Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies.  In accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts", reserves ceded to reinsurers of $65,748,887 and $67,985,728 at December 31, 2001 and 2000, respectively, are shown gross on the Company's balance sheet.

notes to consolidated financials

NOTE  A - Continued

Unearned Premium Reserves:  Credit Life unearned premium reserves are calculated for level and reducing coverage using the monthly pro rata and Rule of 78's methods, respectively.  Credit Accident and Health unearned premium reserves are determined based upon the Rule of 78's.

Policy Claims:  Policy claims are based on reported claims plus estimated incurred but not reported claims developed from trends of historical data applied to current exposure.

Other Policyholders' Funds:  Other policyholders' funds consist primarily of dividends and endowments left on deposit at interest.

Participating Policies:  Participating business approximates 7% of ordinary life insurance in force.  Participating dividends are accrued as declared by the Board of Directors of Investors Heritage.  The liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest, and the 1941 CSO Mortality and 1958 CSO Mortality tables.  All guaranteed benefits were considered in calculating these reserves.  Deferred acquisition costs are amortized in proportion to expected gross profits.  The average assumed investment yields used in determining expected gross profits ranged from 3.56% to 9.17% (for the current and all future years an assumed investment yield of 6.80% was utilized).

Federal Income Taxes:  The Company utilizes the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes", to account for income taxes.  Under such method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates.

Revenues and Expenses:  Revenues on traditional life and accident and health insurance products consist of direct and assumed premiums reported as earned when due.  Liabilities for future policy benefits, including unearned premium reserves on accident and health policies and unreleased profits on limited-pay life policies, are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts.  Acquisition costs are amortized over the premium paying period using the net level premium method.  Traditional life insurance products are treated as long duration contracts since they are ordinary whole life insurance products which generally remain in force for the lifetime of the insured.  The accident and health insurance products are treated as long duration contracts because they are non-cancelable.

Revenues for universal life and investment-type products consist of investment income and policy charges for the cost of insurance and policy initiation and administrative fees.  Expenses include interest credited to policy account balances, actual administrative expenses and benefit payments in excess of policy account balances.

Deferred acquisition costs related to universal life and investment-type products are amortized as a uniform percentage of each year's expected gross profits, over the life of the policies.  Amortization is unlocked for significant changes in expected versus actual gross profits, including the effects of realized gains or losses.

Common Stock and Earnings per Share:  The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year.  The number of common shares used in this computation was 1,136,634 in 2001, 1,148,302 in 2000 and 854,135 in 1999.  Cash dividends per share were $.38 in 2001, 2000 and 1999.

notes to consolidated financials

NOTE  A - Continued

Accumulated Other Comprehensive Income(Loss):SFAS No. 130, "Reporting Comprehensive Income", requires unrealized gains or losses on available-for-sale securities to be included in other comprehensive income.  The reclassification amounts (net of 34% tax) for the years ended December 31, 2001, 2000 and 1999 are summarized as follows:

	2001	2000	1999
Net unrealized gain (loss) arising
during period.....................................	$3,825,612	$4,629,104	$(8,981,205)
Reclassification adjustment for net (gains) losses included in net income	(1,089,668)	686,087	274,675
Net unrealized gain (loss) on certain securities...........................................	$2,735,944	$5,315,191	$(8,706,530)

Use of Estimates:  The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

NOTE  B - Acquisitions

Effective April 1, 2000, Investors Heritage assumed the covered obligations of Franklin American Life Insurance Company ("Franklin American") through an assumption reinsurance agreement with the liquidator of Franklin American, the National Organization of Life and Health Guaranty Associations ("NOLHGA") and participating life and health insurance guaranty associations.  The gross acquisition price was approximately $4,400,000.  The difference between the fair values of assets received and liabilities assumed was recorded as the present value of future profits ("PVFP"), representing the actuarially determined present value of anticipated profits to be realized from the business, using a risk-adjusted discount rate.

In conjunction with the assumption reinsurance agreement, Investors Heritage entered into a coinsurance agreement with Scottish Annuity & Life Insurance Company (Cayman) Ltd. ("Scottish") whereby Investors Heritage ceded 85% of the assumed policy obligations from Franklin American.  Pursuant to this arrangement, Investors Heritage eliminated the portion of PVFP associated with the ceded business.  Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers equaled $38,367,934 and $39,273,582 at December 31, 2001 and 2000, respectively.  An escrow account has been established by Scottish to secure Investors Heritage’s ceded benefit obligations.  The Company received $172,552 and $132,840 of fee income associated with this reinsurance agreement in 2001 and 2000, respectively.

On December 31, 1999 Kentucky Investors acquired the minority stockholders' common stock of Investors Heritage through a share exchange. Under the terms of this share exchange, Kentucky Investors issued 1.24 shares of common stock for every 1 share of Investors Heritage common stock held by minority stockholders. Kentucky Investors issued approximately 291,685 shares of stock with a value of approximately $6,709,000. Prior to the share exchange, Kentucky Investors owned approximately 74% of Investors Heritage. The acquisition of the remaining 26% from Investors Heritage's minority shareholders was accounted for as a purchase and was a tax-free transaction; accordingly, the deferred tax liability of Kentucky Investors at the date of the acquisition was utilized to decrease the purchase price.  The net purchase price for the minority stockholders' interest in Investors Heritage was approximately $5,200,000 (including costs associated with the acquisition of approximately $324,000 and reduction of the deferred tax liability of approximately $1,833,000).

NOTE  C - Investments

The Company limits credit risk by emphasizing investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans.  The Company manages its fixed income portfolio to diversify between and within industry sectors.  Mortgage loans, exclusive of insured or guaranteed mortgages, are issued at loan to value ratios not exceeding 80 percent.  Approximately $11,892,000 of the loans outstanding at December 31, 2001 were to borrowers located in Kentucky.  All loans are secured by a first mortgage on the property.

Investments in available-for-sale securities are summarized as follows:

2001		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government obligations...............	$ 27,470,643	$ 1,176,394	$ 40,110	$ 28,606,927
States and political subdivisions.........	4,103,505	38,529	59,864	4,082,170
Corporate............................................	122,176,799	5,401,938	957,552	126,621,185
Foreign................................................	17,934,805	1,082,710	43,336	18,974,179
Mortgage-backed securities.................	63,438,248	2,209,361	100,247	65,547,362
Total fixed maturity securities............	$235,124,000	$ 9,908,932	$ 1,201,109	$ 243,831,823
Equity securities.................................	845,735	766,093	5,940	1,605,888
Total....................................................	$235,969,735	$ 10,675,025	$ 1,207,049	$ 245,437,711

2000		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government obligations...............................	$ 30,940,882	$ 1,002,385	$ 20,817	$ 31,922,450
States and political subdivisions.........................	992,029	12,081	-0-	1,004,110
Corporate............................................................	115,630,291	3,084,247	1,089,950	117,624,588
Foreign................................................................	20,618,688	678,728	94,327	21,203,089
Mortgage-backed securities.................................	47,801,768	998,015	107,318	48,692,465
Total fixed maturity securities............................	$ 215,983,658	$ 5,775,456	$ 1,312,412	$220,446,702
Equity securities.................................................	845,735	526,402	5,155	1,366,982
Total....................................................................	$ 216,829,393	$ 6,301,858	$ 1,317,567	$ 221,813,684

In accordance with SFAS No. 115, net unrealized gains  for investments classified as available-for-sale are shown, net of the effect on deferred income taxes and deferred policy acquisition costs assuming that the appreciation had been realized.  A summary follows:

	December 31
	2001	2000
Net unrealized appreciation on
available-for-sale securities...............................	$ 9,467,976	$ 4,984,291
Adjustment to deferred acquisition costs......	(775,021)	(436,708)
Deferred income taxes........................................	(2,955,604)	(1,546,176)
Net unrealized appreciation on
available-for-sale securities...............................	$ 5,737,351	$ 3,001,407

notes to consolidated financials

NOTE  C - Continued

The amortized cost and fair value of debt securities at December 31, 2001, by contractual maturity, are presented below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less......................................................	$ 7,141,023	$ 6,521,203
Due after one year through five years.............................	36,165,822	37,917,745
Due after five years through ten years............................	87,880,600	90,977,059
Due after ten years.............................................................	35,112,286	37,214,447
Due at multiple maturity dates..........................................	68,824,269	71,201,369
Total......................................................................................	$ 235,124,000	$ 243,831,823

Proceeds during 2001, 2000 and 1999 from sales and maturities of investments in available-for-sale securities were $47,167,587, $14,481,063 and $27,473,932, respectively.  Gross gains of $1,673,704, $853,970 and $121,729 and gross losses of $584,036, $1,540,057 and $396,404 were realized on those sales during 2001, 2000 and 1999, respectively.

Presented below is investment information, including the accumulated and annual change in net unrealized investment gain or loss.  Additionally, the table below shows the annual change in net unrealized investment gain (loss) and the amount of realized investment gain (loss) on debt and equity securities for the years ended December 31, 2001, 2000 and 1999:

	2001	2000	1999
Change in unrealized investment gain (loss):
Available-for-sale:
Debt securities.........................	$ 4,244,779	$ 8,401,634	$ (15,963,266)
Equity securities......................	238,906	(692,231)	(1,251,285)
Realized investment gain (loss):
Available-for-sale:
Debt securities.........................	$ 1,089,668	$ (1,461,834)	$ (276,554)
Equity securities......................	-0-	775,747	1,879

Major categories of investment income are summarized as follows:

	2001	2000	1999
Fixed maturities...................................................	$16,183,339	$ 14,829,680	$ 13,489,661
Mortgage loans on real estate.........................	2,043,664	1,763,981	1,324,602
Other....................................................................	904,321	1,022,273	952,956
	$19,131,324	$ 17,615,934	$ 15,767,219
Investment expenses.........................................	803,979	598,211	555,255
	$18,327,345	$ 17,017,723	$ 15,211,964

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations.  At December 31, 2001 and 2000, these required deposits had book values of $23,657,924 and $23,322,627, respectively.

NOTE  D - Fair Values of Financial Instruments

The following disclosure of the estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments".  The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment was necessarily required to interpret market data to develop these estimates.  Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange.  The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	December 31
	2001		2000
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets:
Fixed maturities..............................	$ 243,831,823	$ 243,831,823	$ 220,446,702	$ 220,446,701
Equity securities............................	1,605,888	1,605,888	1,366,982	1,366,982
Mortgage loans on real estate:
Commercial...................................	23,574,150	23,226,006	22,207,606	22,785,340
Residential....................................	1,136,640	1,129,473	1,656,685	1,713,032
Policy loans....................................	7,909,681	7,909,681	7,760,207	7,760,207
Other long-term investments.......	409,658	409,658	428,042	428,042
Short-term investments................	837,560	837,560	1,890,815	1,890,815
Cash and cash equivalents..........	6,432,594	6,432,594	3,324,447	3,324,447
Accrued investment income........	4,019,947	4,019,947	3,826,971	3,826,971

Liabilities:
Policyholder deposits
(investment-type contracts)......	$ 79,689,179	$ 75,152,860	$ 79,998,756	$ 75,168,177
Policy claims..................................	2,607,661	2,607,661	2,570,382	2,570,382
Obligations under capital leases.	443,544	443,544	228,991	228,991
Notes payable................................	2,244,074	2,244,074	2,000,000	2,000,000

The following methods and assumptions were used in estimating the “fair value” disclosures for financial instruments in the accompanying financial statements and notes thereto:

Cash, cash equivalents, short-term investments, policy loans, accrued investment income and other long-term investments:  The carrying amounts reported for these financial instruments approximate their fair values.

Fixed maturities and equity securities:  The fair values for fixed maturities and equity securities (including redeemable preferred stocks) are based on quoted market prices.

Mortgage loans on real estate:  The fair values for mortgage loans are estimated using discounted cash flow analyses, using the actual spot rate yield curve in effect at December 31.

Investment-type contracts:  The fair values for the liabilities under investment-type insurance contracts are calculated as surrender values on these contracts.

Policy claims, obligations under capital leases and notes payable:  The carrying amounts reported for these liabilities approximate their fair value.

The fair values for insurance contracts other than investment contracts are not required to be disclosed under SFAS No. 107.

notes to consolidated financials

NOTE  E - Federal Income Tax

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of December 31 are as follows:

	2001	2000
Deferred tax liabilities:
Policy acquisition costs................................................	$ 6,134,819	$ 5,901,199
Net unrealized gain on available-for-sale securities......	2,955,604	1,546,176
Other............................................................................	2,206,297	1,927,775
Total deferred tax liabilities........................................	$ 11,296,720	$ 9,375,150

Deferred tax assets:
Benefit reserves............................................................	$ 3,271,919	$ 3,773,530
Other............................................................................	1,791,376	1,791,477
Total deferred tax assets.............................................	$ 5,063,295	$ 5,565,007

Net deferred tax liabilities...........................................	$ 6,233,425	$ 3,810,143

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is:

	2001	2000	1999
Statutory federal income tax rate..........................................	34.0%	34.0%	34.0%
Small life insurance company deduction...............................	(10.1)%	.0%	(3.9)%
Other .....................................................................................	3.6%	(1.1)%	3.5%

Effective income tax rate....................................................	27.5%	32.9%	33.6%

At December 31, 2001, approximately $4,000,000 of the retained earnings of the Company represent earnings prior to 1984 which accumulated in an account known as policyholders' surplus, which was not subject to income taxation.  In certain circumstances, including if distributions are made to stockholders in excess of approximately $26,400,000, the Company could be subject to additional federal income tax unrelated to its normal taxable income.  No provision for such income tax has been made at December 31, 2001.

The Company made income tax payments of $441,850, $272,364 and $343,153 in 2001, 2000 and 1999, respectively.

NOTE  F - Notes Payable

On December 27, 2000, the Company entered into long-term debt with Fifth Third Bank in the amount of $2,000,000, at an interest rate of 8.5%, due on December 27, 2005.  The funds were used to retire notes payable and to issue a surplus note to its subsidiary, Investors Heritage.  On May 1, 2001, the Company borrowed an additional $400,000 on the note and the interest rate was adjusted to 1% under the prime rate.  The rate at year end is 3.75%.   Interest expense and interest paid on the note was $141,073 in 2001.

NOTE  G - Employee Benefit Plans

The Company participates in a noncontributory retirement plan which covers substantially all employees.  Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service.  Benefits are funded based on actuarially-determined amounts.

The following tables provide additional details for the Company on a consolidated basis.

	2001	2000	1999
Change in benefit obligation:
Benefit obligation at beginning of year...................	$ 7,403,251	$ 6,792,209	$ 6,011,932
Service cost............................................................	326,978	291,466	284,761
Interest cost...........................................................	576,221	525,402	462,102
Actuarial loss.........................................................	523,024	206,174	147,391
Benefits paid..........................................................	(762,331)	(412,000)	(113,977)
Benefit obligation at end of year............................	$ 8,067,143	$ 7,403,251	$ 6,792,209

Change in plan assets:
Fair value of plan assets at beginning of year........	$ 6,127,941	$ 5,855,055	$ 5,087,542
Actual return on plan assets..................................	528,534	372,886	581,490
Employer contribution...........................................	370,940	312,000	300,000
Benefits paid..........................................................	(762,331)	(412,000)	(113,977)
Fair value of plan assets at end of year..................	$ 6,265,084	$ 6,127,941	$ 5,855,055

Funded status.........................................................	$ (1,802,059)	$ (1,275,310)	$ (937,154)
Unrecognized net actuarial loss..............................	1,738,773	1,298,935	1,009,044
Unrecognized transition asset................................	-0-	(34,143)	(68,287)
Unrecognized prior service credit..........................	(91,264)	(126,367)	(161,470)
Accrued pension cost.............................................	$ (154,550)	$ (136,885)	$ (157,867)

Components of net periodic benefit cost:
Service cost............................................................	$ 326,978	$ 291,466	$ 284,761
Interest cost...........................................................	576,221	525,402	462,102
Expected return on plan assets..............................	(551,111)	(525,433)	(457,692)
Recognized net loss................................................	105,763	68,830	79,878
Amortization of prior service credit......................	(35,103)	(35,103)	(35,103)
Amortization of transition asset............................	(34,143)	(34,144)	(34,143)
Net periodic benefit cost........................................	$ 388,605	$ 291,018	$ 299,803

The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% in 2001 and 2000.  The rate of increase in future compensation levels was 5% for 2001, 2000 and 1999.  The expected long-term rate of return on plan assets was 9% in 2001, 2000 and 1999.  At December 31, 2001, plan assets consist of an immediate participation group retirement annuity contract (a deposit administration contract) that is comprised of funds held in a general account of  Investors Heritage, which has a contract value of $5,567,584, and 31,000 shares of the Company’s common stock with a fair value of $697,500.  The common stock of the Company is stated at fair value based upon quoted bid prices on the last day of the Plan year.

notes to consolidated financials

NOTE G - Continued

The Company also sponsors a 401(k) defined contribution plan.  At December 31, 2001 and 2000, plan assets consist entirely of the Company’s common stock, although employees have the option to invest in select mutual funds.  The Company matches 100% of employee contributions invested in the Company’s stock.  At December 31, 2001, the plan held Company stock of 273,000 shares with a fair value of $6,142,505.  At December 31, 2000, the plan held Company stock of 271,859 shares with a fair value of $5,573,102.  Matching contributions to the plan expensed for 2001, 2000 and 1999 were $258,186, $218,041, and $204,112, respectively.  Dividends paid to the plan on Company stock were $100,971, $95,219 and $108,976 in 2001, 2000 and 1999, respectively.

NOTE  H - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage.  Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lessor of (a) 10 percent of statutory stockholders' equity as of the preceding December 31, or (b) statutory net income for the preceding year.  In addition, dividends are limited to the amount of unassigned surplus reported for statutory purposes, which was $8,993,615 at December 31, 2001.

The Company's 1999 stock option and stock appreciation rights plan became effective as of September 16, 1999. The 1999 plan authorizes the Company's board to grant non-qualified stock options to the Company's and its subsidiaries' key employees and non-employee directors. The Company authorized for issuance a total of 250,000 shares of common stock under the 1999 plan and granted options to purchase 75,000 shares of common stock at $23.00 per share, all of which vested on September 24, 2001.  None of the options have been exercised as of December 31, 2001.

The Company accounts for its stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". No compensation expense has been recognized for these stock options. The effect of applying the fair value method of accounting for the Company's stock based awards results in net income and earnings per share that are not materially different from the amounts reported.

NOTE  I - Statutory Accounting Practices

Investors Heritage is domiciled in the Commonwealth of Kentucky and prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Kentucky Department of Insurance (the "Department").  Effective January 1, 2001, Kentucky has adopted the National Association of Insurance Commissioners’ statutory accounting practices as the basis of its statutory accounting practices.  The revised practices have changed, to some extent, prescribed statutory accounting practices and have resulted in changes to the accounting practices that Investors Heritage uses to prepare its statutory-basis financial statements.  The primary statutory changes affecting Investors Heritage are the establishment of deferred income taxes, recognition of realized losses for investment impairments which are deemed other than temporary, and recognition of an estimate for anticipated guaranty fund assessments and premium tax offsets related to future insolvencies.  As of January 1, 2001, Investors Heritage reported the cumulative effect of changes in accounting principles related to the adoption of codification as a direct increase in surplus of $844,536.

Investors Heritage's statutory-basis capital and surplus was $14,907,971 and $12,504,973 at December 31, 2001 and 2000, respectively.  Statutory-basis net income (loss) was $1,295,706, $(335,535) and $1,003,580 for 2001, 2000 and 1999, respectively.

Principle adjustments to statutory amounts to derive GAAP amounts include: a) costs of acquiring new policies are deferred and amortized; b) benefit reserves are calculated using more realistic investment, mortality and withdrawal assumptions; c) changes in deferred taxes associated with timing differences are recorded in net income rather than directly to equity; d) value of business acquired and goodwill established for acquired companies differ from admitted statutory goodwill; e) accounting for certain investments in debt securities is at fair value with unrealized gains and losses reported as a separate component of equity; and f) statutory asset valuation reserves and interest maintenance reserves are eliminated.

NOTE  J - Segment and Reinsurance Data

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires a "management approach" (how management internally evaluates the operating performance of its business units) in the presentation of business segments. The segment data that follows has been prepared in accordance with SFAS No. 131.

The Company operates in four segments as shown in the following table.  All segments include both individual and group insurance.  Identifiable revenues, expenses and assets are assigned directly to the applicable segment.  Net investment income and invested assets are generally allocated to the insurance and the corporate segments in proportion to policy liabilities and stockholders' equity, respectively.  Certain assets, such as property and equipment and leased property under capital leases, are assigned to the Corporate segment.  Goodwill has been allocated to the insurance lines based upon the mix of business of companies acquired. Results for the parent company, Investors Heritage Printing, Inc. and Investors Heritage Financial Services Group, Inc. after elimination of intercompany amounts, are allocated to the Corporate segment.

	2001	2000	1999
	(000’s omitted)
Revenue:
Preneed and burial products................................	$ 53,487	$ 50,529	$ 47,158
Traditional and universal life products...............	13,401	13,007	13,573
Credit insurance products and
administrative services......................................	395	423	345
Corporate and other............................................	3,105	1,468	1,696
	$ 70,388	$ 65,427	$ 62,772
Pre-tax income from operations:
Preneed and burial products................................	$ 2,205	$ 1,358	$ 3,590
Traditional and universal life products...............	1,467	667	1,047
Credit insurance products and
administrative services......................................	72	113	(43)
Corporate and other............................................	1,479	106	258
	$ 5,223	$ 2,244	$ 4,852
Assets:
Preneed and burial products................................	$231,778	$ 216,149	$ 152,096
Traditional and universal life products...............	70,690	69,361	73,117
Credit insurance products and
administrative services......................................	26,222	27,413	27,151
Corporate and other............................................	62,088	53,013	38,851
	$390,778	$ 365,936	$ 291,215
Amortization and depreciation expense:
Preneed and burial products................................	$ 5,689	$ 5,514	$ 4,249
Traditional and universal life products...............	1,820	1,789	2,094
Credit insurance products and
administrative services......................................	4	11	33
Corporate and other............................................	443	440	445
	$ 7,956	$ 7,754	$ 6,821

NOTE J - Continued

The Company ceded 100% of the risks associated with its Credit Life and Accident insurance written during 2001, 2000, and 1999 through coinsurance agreements with various companies.  The Company administers the ceded Credit Life and Accident insurance for an agreed-upon fee.  During 2001, 2000, and 1999, the Company received $673,577, $698,513 and $733,682, respectively, of fee income associated with these reinsurance arrangements which is recognized in the Credit Insurance Products & Administrative Services and Corporate and other lines of the preceding table.  Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2001, 2000, and 1999 were $22,206,079 $22,973,197 and $21,988,882, respectively.  Additionally, the Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit which has been set at $100,000.   (Refer to footnote B for information relating to reinsurance associated with its purchase of Franklin American policy obligations.)

Total premiums ceded amounted to $17,402,598, $19,371,941 and $19,575,438 in 2001, 2000 and 1999, respectively, and commissions and expense allowances received were $8,164,277, $8,992,753 and $11,449,379 in 2001, 2000 and 1999, respectively.  Unearned premium reserves were reduced by $21,510,347 and $23,756,083 at December 31, 2001 and 2000, respectively, for credit-related reinsurance transactions.  Benefit recoveries associated with the Company's ceded reinsurance contracts were $10,287,905, $7,786,428 and $3,145,178 in 2001, 2000 and 1999, respectively.  The Company remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations.  Assumed reinsurance premiums were $2,526,269, $2,374,686 and $2,617,579 in 2001, 2000 and 1999, respectively.

NOTE  K - Contingent Liabilities

The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies.  Management and its legal counsel are of the opinion that the settlement of those actions will not have a material adverse effect on the financial position or results of operations.

In most of the states in which the Company is licensed to do business, guaranty fund assessments may be taken as a credit against premium taxes over a five year period.  These assessments, brought about by the insolvency of life and health insurers, are levied at the discretion of the various state guaranty fund associations to cover association obligations.  It is management's opinion that the effect of any future assessments would not be material on the financial position or results of operations of the Company because of the use of premium tax off-sets.

NOTE L - New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001.  Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.  Other intangible assets will continue to be amortized over their useful lives.

The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002.  The Company has performed the first of the required impairment tests of goodwill and has determined that there is no material effect on the earnings and financial position of the Company.

NOTE M - Quarterly Financial Data (Unaudited)

The following tables show the unaudited quarterly financial data for the Company.

2001	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums.........................	$12,320,718	$12,897,136	$12,723,215	$11,889,480
Total revenue...................	17,180,515	17,807,407	18,037,007	17,362,726
Net income......................	692,176	794,815	948,761	1,348,589
Earnings per share …….	0.60	0.71	0.73	1.29

2000	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums.........................	$12,072,877	$11,893,188	$12,786,790	$11,186,544
Total revenue...................	16,491,433	16,317,696	17,440,685	15,177,250
Net income (loss)............	600,996	535,600	659,299	(289,528)
Earnings (loss) per share.....................	0.52	0.47	0.57	(0.25)

stock information

STOCK PRICES

OTC BULLETIN BOARD MARKET QUOTATIONS

                                   2001 Market Price Range

                                    March              June                Sept.             Dec.

                                    20.50-20.63       19.80-20.50      19.80-20.70    20.70-22.50

Kentucky

Investors, Inc.

                                    2001 Annual Dividend Per Share - $.38

2000 Market Price Range

March              June                 Sept.             Dec.

19.00-23.00       20.00-20.50       20.25-20.50    20.50-20.75

2000 Annual Dividend Per Share - $.38

__________________________________

The stock of Kentucky Investors is quoted on the OTC Bulletin Board.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.  The symbol for Kentucky Investors is KINV.

The 2002 cash dividend to be paid to its stockholders by Kentucky Investors on April 5, 2002 is $.38 per share.

ANNUAL MEETING

The 2002 meeting of shareholders of Kentucky Investors is scheduled for 11 a.m. on Thursday, May 9, 2002 at the company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K

A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained upon request to the Secretary.

TRANSFER AGENT

Investors Heritage Life Insurance Company

Stock Transfer Department

P.O. Box 717

Frankfort, Kentucky 40602-0717

(800) 422-2011, ext. 1009

(502) 209-1009