Form 10-K, Exhibit 13
period 2002-12-31
KENTUCKY INVESTORS INC
filed 2003-03-25
CIK 55362

table of contents

2002 ANNUAL REVIEW

KENTUCKY INVESTORS, INC.

Picture of Company founder Harry Lee Waterfield and wife Laura welcome the early Investors Heritage family to the company convention in 1964 appears on this page.

board of directors & corporate officers

Harry Lee Waterfield II, Chairman of the Board, President and Chief Executive Officer

Frankfort, Kentucky

BOARD OF DIRECTORS

Harold Glenn Doran, Board of Directors, Dover, Tennessee

Gordon C. Duke, Board of Directors, Frankfort, Kentucky

Howard L. Graham, Board of Directors, Retired Vice President, Corporate Services,

Frankfort, Kentucky

Robert M. Hardy, Jr., Board of Directors, Vice President and General Counsel,

Frankfort, Kentucky

Dr. Jerry F. Howell, Jr., Board of Directors, Morehead, Kentucky

David W. Reed , Board of Directors, Gilbertsville, Kentucky

Helen S. Wagner, Board of Directors, Owensboro, Kentucky

CORPORATE OFFICERS

Raymond L. Carr, Chief Financial Officer, Vice President, Frankfort, Kentucky

Jane S. Jackson, Assistant Secretary, Frankfort, Kentucky

Jimmy R. McIver, Treasurer, Frankfort, Kentucky

Nancy W. Walton, First Vice President, Frankfort, Kentucky

Wilma C. Yeary, Secretary, Frankfort, Kentucky

Ernst & Young LLP, Independent Auditors

letter to our stockholders

Following record earnings in 2001, Kentucky Investors Inc.'s net earnings (before the cumulative effect of the change in accounting principle) decreased  41% to $2,228,000 in 2002.  This decrease was a result of lower than expected investment income due to the low interest rate environment of 2002, additional premium taxes and administrative costs caused by record insurance sales, and higher than expected early death claims.

Total assets increased $36.3 million to $427,041,000.  The low interest rates available on new investments limited investment income growth to an increase of $135,000 totaling $18,463,000 at year-end 2002.  Total revenues increased $3,099,000 or 4% over year-end 2001 to $73,487,000.  An 8% increase in death and other benefits led to a total benefits and expenses increase of 9%.  Earnings would have been close to 2001 levels had interest rates been near our projections.

Stockholders’ equity increased 25% to $53,628,000, primarily due to the increased market value of our bonds.  Book value per share increased from $37.89 to $46.90.  Kentucky Investors has historically paid a modest dividend to shareholders and once again declared a $.38 per share dividend for 2003.  To help increase or limit reduction in the statutory surplus of Investors Heritage Life caused by fourteen years of record sales, we have maintained the dividend at this rate for several years.

In last year’s Letter to Stockholders, I noted that during 2002 we would be reviewing key products, including their mortality experience, and the effect of the economy on these products and the resulting effect on Kentucky Investors’ financials.  As a result of this review, we adjusted interest rates on existing products to reflect the interest yield drop on new investments and we designed new products.  The new products were introduced to our sales associates during the first quarter of 2003.  These changes will enable Investors Heritage Life to be more profitable and successfully maintain its commitment to our markets.

We continue to monitor and review products and performance regularly.  We have invested in software that allows management to not only review products by line and their effect on the company as a whole, but to also review profitability by state, region, district and individual sales associates as well.   Management will be able to react quickly to exploit strengths and improve weaknesses.  Distributing this information to our sales associates will enable all of us to continue to grow and protect our mutual clients and our mutual interests.

Sales in the Financial Services market are greatly affected by economic conditions and the changing climate regarding the type of products sold.  2002 sales in this market were below our goal, but not significantly lower considering current market conditions.  Through new product development and partnerships with other life companies and agencies, we made sound progress in our efforts to establish a strong position for future sales in this market.

letter to our stockholders

During 2002, Kentucky Investors, Inc. invested in First Benefit Capital Corporation, a life insurance holding company organized in Louisiana.   We hope to see positive results with the successful capitalization of First Benefit Capital.   We also invested in a strategic

partnership with Cherokee National Life Insurance Company, a subsidiary of American United Life Insurance Company, and we anticipate positive results from this relationship.  During the fourth quarter of 2002, Investors Heritage Life completed the purchase and merger of Regal Life Insurance Company of Baltimore, Maryland.  We are now licensed in Maryland and have access to an existing sales force that we hope will help us launch life insurance sales in that state.  Investors Heritage Life is now authorized to transact business in thirty states.

Our strategic alliances with other companies in sales, administration, and product offerings beneficial to our sales associates continue to be important parts of our business.   These are areas we will continue to develop in the future.

Last year corporate America experienced two of the largest bankruptcies in history.  Following the Enron and Worldcom debacles, the Federal government hastily reacted to the scandals by passing the Sarbanes-Oxley Act that mandates many additional procedures in preparing and reporting corporate financial statements and related documentation.  This law, among other requirements, makes it necessary for SEC registered corporations to expand documentation and evaluation of the effectiveness of internal controls and procedures for financial reporting and requires the external auditor to attest to management's assertion as to the effectiveness of such controls annually.  While many changes have already been implemented, we will be working during the remainder of 2003 to ensure that our companies are in compliance with these new laws and regulations.  The corporate scandals of 2002 will add significant costs to Kentucky Investors and corporations throughout the country during 2003.

While we monitor and control our regular overhead expenses, we have little control over taxes and regulatory expenses that seem to spiral upward continually, and we have no control over the national economy.     However, we try to manage to these factors.  Lower interest rates on new investments require us to act accordingly.

The sales organization of Investors Heritage Life is very strong.  We have built solid relationships with funeral directors, bankers and traditional life agents.  The recent changes were made with the long term good of all our clients in mind and will enable us to meet our obligations and to be an enduring player in our markets.

More details about the activity of the Company and our year-end results for 2002 are presented in the Management's Discussion and Analysis on Pages 13-26.  I encourage you to review these pages for a more complete understanding of your company and its operation.

In June 2002, Howard Lee Graham, Vice President of Corporate Services, retired after almost thirty-seven years of service to Kentucky Investors and Investors Heritage Life.  In July 2002, Mr. Graham was elected to the Board of Directors of both companies, letter to our stockholders

filling the unexpired term of Jerry Howell, Sr.  Mr. Graham's knowledge of our companies and his accounting expertise will be of great value to our Boards.  We greatly appreciate his many years of full time service and look forward to his continued advice and counsel.

Upon the retirement of Mr. Graham, Raymond Carr, Vice President, Administrative Operations, was named Chief Financial Officer of the companies.  Whitney Waterfield was promoted to Vice President of Marketing Services, Communications, and Office Services of Investors Heritage Life.   Cara Ballinger was promoted to Assistant Vice President, Accounting, of Investors Heritage Life.

Family has been a top priority for the Kentucky Investors companies since the founding by Harry Lee Waterfield & his wife Laura.  We strive to create a satisfying and friendly work environment.  The success of this philosophy is evident in our employee retention rate.  70% of our employees have been with the companies five years or more and 21% have been a part of the Kentucky Investors family for more than 20 years.  Therefore our staff is experienced and dedicated allowing us to better serve our insureds, sales associates and the many family operated businesses that sell our products.  Our employees, officers and sales associates are the key to our success.  This year we’d like to present the corporate officers to our stockholders.  They are pictured here in non-business settings providing a glimpse of their outside interests.  They join me in thanking our stockholders for your support, the Board of Directors for their advice and guidance and our sales associates and employees for their dedicated work each year.

HLW signature

meet our officers

Harry Lee Waterfield IIis pictured on the golf course with his youngest son Garth.  Harry Lee has spent most of his free time encouraging and coaching Garth and his other children Whitney, Ryan and Harry Lee III (Tres) in their many sports endeavors.

Raymond Carris pictured with his three favorite girls, wife Becky, daughters Kendall and Blair.  Besides being one of the most devoted fathers & husbands we know, he finds time to financially guide the Frankfort Christian Church & their recent building projects.

Rick Calvertis pictured with his grandchildren Savannah, Bailey and Haden.  He enjoys his grandchildren’s visits and often entertains them with rides on the tractor.

Michael Dudgeonis pictured with his wife Laurie, daughter Kathleen, son Tate & dog Hank.  Michael and Laurie are both loyal University of Kentucky fans and are already training Kathleen & Tate to root for the Wildcats.

meet our officers

Rob Hardyis pictured with his daughter Hallie and her AAU teammates.  He has spent many years coaching junior high basketball teams including Hallie’s and his son Houston’s.  Rob is also an excellent golfer and enjoys golfing with his wife Lisbon.

Doug Hippeand his wife Diana are avid antique collectors.  Doug is pictured with an 1891 whiskey jug, an ice cream freezer salesman's sample, a 1902 Western Clock Co. brass clock, a wall thermometer of The Home Insurance Company, org. 1853, and a late 1800's gas lamp.

Julie Hunsingeris pictured on her back deck with her husband Dick Mink, stepson Shane, and dog Merlin.  She spends her free time gardening (with help from Merlin), golfing, and rooting for Shane's baseball team.

Jane Jackson met her husband Larry in 1974 while both were working at Investors Heritage.  Larry worked at Investors Heritage Printing until they married in 1976.  Their daughter Meaghan currently attends the University of Kentucky and worked at Investors Heritage during two summer breaks.

Jimmy McIverand his wife Nancy share a love of the outdoors.  They are pictured at the Department of Fish & Wildlife where Nancy works.  They have attended the Department’s February Weekend Eagle Watch for the past five years.

Don Philpot began riding motorcycles in college.  He didn’t ride for many years while raising his family.  Ten years ago with his children grown and his wife Mary Lou’s permission he began riding again.  Don is pictured with his fourth Harley Davidson.

Bobby Russelland his wife Debbie have been walking together for 14 years and log 15 miles a week.  Their dog Pepper joins them for outside walks, but during inclement weather, they use the treadmill.

Dr. Lawrence Sprecherhas an internal medicine practice in Frankfort, Ky.  He, his wife and three children all enjoy riding horses on their “hobby” farm and are very active in their church.

Nancy Waltonis pictured with daughter Mary and granddaughter Laura.  Nancy actively participates in her community.  Currently she serves on boards of the Salvation Army, Lexington Theological Seminary and First Christian Church.   Nancy’s husband Dan, other grandchildren Rudy, Kathleen & Tate also keep her busy.

Whitney Waterfieldand her husband David Nofsinger purchased a run-down, old house in 1999 and have been renovating ever since.  Whitney loves to cook and they enjoy entertaining.  They are expecting their first child in October.

Jane Wiseand her husband Pete are dedicated to their church and working with the Van Ministry.   With the van they are able to bring children and adults to services who would otherwise not have transportation.   They are also involved with the Hispanic Ministry.

Wilma Yearyhas many interests and hobbies, one of which is traveling with family and friends.  She will travel on very short notice or spend months in planning a trip.  While enjoying all modes of transportation she particularly enjoys cruise ships.

corporate officers of subsidiaries

Pictures of  the following corporate officers of subsidiaries appear on this page:

Harry Lee Waterfield II, Chairman, President and Chief Executive Officer IFPH

Raymond L. Carr  Chief Financial Officer I Vice President Administrative Operations I

Rick Calvert Vice President P

Michael F. Dudgeon, Jr. Vice President Financial Services I H Vice President F

I  Investors Heritage Life Insurance Company

F  Investors Heritage Financial Services Group, Inc.

P  Investors Heritage Printing, Inc.

H  Investors Heritage Life Insurance Company Board Member

corporate officers of subsidiaries

Pictures of  the following corporate officers of subsidiaries appear on this page:

Robert M. Hardy, Jr. Vice President and General Counsel IH Vice President, Legal F

  N. Douglas HippeVice President, Accounting I

Julie Hunsinger Vice President & Chief Actuary I

Jane S. Jackson Assistant Secretary I, Secretary FP

Lawrence J. Sprecher, M.D. Medical Director I

I  Investors Heritage Life Insurance Company

F  Investors Heritage Financial Services Group, Inc.

P  Investors Heritage Printing, Inc.

H  Investors Heritage Life Insurance Company Board Member
corporate officers of subsidiaries

Pictures of  the following corporate officers of subsidiaries appear on this page:

Jimmy R. McIver Treasurer IFP

Don R. Philpot Vice President, Agency I

Bobby R. Russell Vice President, Human Resources I

Lawrence J. Sprecher, M.D. Medical Director I

I  Investors Heritage Life Insurance Company

F  Investors Heritage Financial Services Group, Inc.

P  Investors Heritage Printing, Inc.

H  Investors Heritage Life Insurance Company Board Member

corporate officers of subsidiaries

Pictures of  the following corporate officers of subsidiaries appear on this page:

Nancy W. Walton Vice President, Underwriting I

Whitney C. Waterfield Vice President, Marketing & Communications, & Office Services I

L. Jane Wise Vice President, Policy Services I

Wilma C. Yeary Secretary I

I  Investors Heritage Life Insurance Company

F  Investors Heritage Financial Services Group, Inc.

P  Investors Heritage Printing, Inc.

H  Investors Heritage Life Insurance Company Board Member

The following graphs appear on this page:

Investors Heritage Life Insurance Company Yearly Premium Production Growth

A graph appears on this page showing the yearly production growth for Investors Heritage.  This graph shows the production breakdown: 2002 - $38,207,398; 2001 - $34,729,599; 2000 - $32,448,492; 1999 - $30,975,700; 1998 -$28,442,443; 1997 - $27,237,530; 1996 - $22,362,542; 1995 - $17,288,702; 1994 - $14,463,449; 1993 – $12,600,405.

Distribution of Mortgage Loans

December 31, 2002

A pie chart appear on this page showing the Distribution of Mortgage Loans.  This chart shows the following breakdown:  Retail: 57.4%; Office Properties: 16.0%; Other: 12.4%; Apartments: 4.7%; Industrial: 6.9%; Residential (1-4 Families): 2.6%.

graphs

Distribution of Fixed Income Assets

December 31, 2002

A pie chart appears on this page showing the Distribution of Fixed Income Assets.  The chart shows the following breakdown: Corporate: 48.2%; Mortgage-Backed Securities: 16.7%; Government: 18.7%; Foreigns: - 7.1%; Asset-Backed Securities: 4.6%; States & Political Subdivisions: 4.7%.

Distribution of Corporate Bonds

December 31, 2002

A pie chart appears on this page showing the Distribution of Corporate Bonds.  The chart shows the following breakdown: Industrial and Miscellaneous: 46.5%; Bank and Finance: 35.5%; Utilities: 18.0%.

management’s discussion & analysis

ORGANIZATIONAL STRUCTURE

Kentucky Investors, Inc. is the parent company of Investors Heritage Life Insurance Company, Investors Heritage Financial Services Group, Inc., Investors Heritage Printing, Inc., and is the sole member of Family Assignment Services, LLC.   Kentucky Investors and each subsidiary are domiciled in the Commonwealth of Kentucky.

Management’s Discussion and Analysis (“MD&A”) of financial condition and results of operations addresses the financial condition of the Company at December 31, 2002 as compared with December 31, 2001 and 2000, and the results of its operations for each of the three years.  The supplementary financial information should be read in conjunction with the consolidated financial statements and related notes, all of which are integral parts of the following analysis of the Company’s results of operations and financial position.

CONSOLIDATION

The accompanying consolidated financial statements of Kentucky Investors include the accounts of its respective wholly owned subsidiaries, after elimination of intercompany transactions. However, approximately ninety-nine percent (99%) of Kentucky Investors' operations are generated by Investors Heritage Life.  We will be referring to Kentucky Investors and its subsidiaries as the “Company”.

CONTINUED EXPANSION AND NEW AFFILIATIONS

The Company has been expanding its market share in the preneed funeral market for the last several years. The result has been consistent premium growth in the states that were targeted for preneed production.  Investors Heritage Life received authorization to transact business in Maryland in 2002.  During the fourth quarter of 2002, Investors Heritage Life acquired all of the issued and outstanding stock of Regal Life Insurance Company, a Maryland life insurance company, from its parent, Bankers Independent Insurance Company and merged Regal Life into Investors Heritage Life.  The merger and acquisition was approved by both the Maryland and Kentucky Departments of Insurance.  The acquisition was effective September 30, 2002 and the merger was effective December 31, 2002.  While this was not a large transaction, it has several promising marketing opportunities and will provide an additional revenue stream.  For additional discussion of this transaction, see Note B to the Consolidated Financial Statements.

Investors Heritage Financial continues to operate under marketing agreements with Investors Heritage Life.  This arrangement has proven to be successful and enabled Investors Heritage Financial and Investors Heritage Life to continue utilizing their expertise in the marketing and administration of credit insurance products.  Further, Investors Heritage Financial enables Investors Heritage Life to offer mortgage protection and ordinary life insurance products through financial institutions.  Additionally, Investors Heritage Financial has entered into marketing relationships with other unaffiliated insurance companies to provide products that Investors Heritage Life does not currently management’s discussion & analysis

offer.  To further solidify one such relationship, the Company acquired 400,000 shares of Cherokee National Life Insurance Company, a subsidiary of American United Life Insurance Company, in exchange for the Company’s non-recourse promissory note in the amount of $4,000,000.  For additional discussion regarding this transaction, see Note B to the Consolidated Financial Statements. The note is due June 28, 2007 and interest will be paid quarterly at a rate equal to the prime rate.  Cherokee National stock dividends will be paid quarterly and the dividend rate will be equal to the prime rate.  No interest is due on the note unless dividends have been paid.  During December 2002, the 400,000 shares of Cherokee National common stock were exchanged for 400,000 shares of Series A preferred stock of Cherokee National.

During the first quarter of 2002, the Board of Directors of the Company directed that a proposed amendment to the Articles of Incorporation to authorize the issuance of 8,000,000 shares of a new class of undesignated, non-voting preferred stock be submitted to the shareholders at the annual meeting.  On May 9, 2002, at the annual meeting of shareholders, the proposed amendment was approved.  The Board of Directors will establish and designate different series within the new class of preferred stock and fix and determine the relative rights and preferences of the new series.  The primary purpose of these new shares is to provide additional flexibility to raise capital and/or facilitate acquisitions or other transactions.  To date no shares have been issued and the Company has no current plans to issue any shares.

During September 2002, the Company authorized the formation of Family Assignment Services, LLC to provide funding for at-need funerals.  Family Assignment is a single member, limited liability corporation organized under the laws of the Commonwealth of Kentucky.  Kentucky Investors is the sole member of the LLC.  Funding by Family Assignment is secured by assignments of verified incontestable life insurance policies issued by unaffiliated companies.  The funds are advanced to funeral homes for services provided for the insured.  Upon receipt of death benefits from the insurance company, the principal balance of the debt is reduced and interest and fees are recorded.  This service is provided to funeral homes that do not have the manpower to complete necessary paperwork to process the insurance claim.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s discussion and analysis of its financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  Preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities and revenues and expenses.  On an on-going basis, the Company evaluates its estimates, including those related to investments, deferred acquisition costs, present value of future profits, policy liabilities, income taxes, regulatory requirements, contingencies and litigation.  The Company bases such estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual management’s discussion & analysis

results may differ from these estimates under different assumptions or conditions.  The Company believes the following accounting policies, judgments and estimates are critical to the preparation of its consolidated financial statements.

Investment in Debt and Equity Securities and Mortgage Loans

The Company holds debt and equity interests in a variety of companies.  Additionally, the Company originates, underwrites and manages mortgage loans.  The Company records an investment impairment charge when it believes an investment has experienced a decline in value that is other than temporary.  Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future.

Deferred Acquisition Costs and Present Value of Future Profits

At December 31, 2002, the combined balance of our deferred acquisition costs and present value of future profits (“PVFP”) was $24,846,247.  The recovery of these costs is dependent on the future profitability of the related business.  Each year, we evaluate the recoverability of the unamortized balance of the deferred acquisition costs and PVFP.  We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable.  If we determine a portion of the unamortized balance is not recoverable, it is charged to amortization expense.  The assumptions we use to amortize and evaluate the recoverability of the deferred acquisition costs and PVFP involve significant judgment.  A significant revision to these assumptions will impact future financial results.

Policy Liabilities

Establishing liabilities (and related intangible assets) for the Company’s long-duration insurance contracts requires making various assumptions, including policyholder persistency, mortality rates, investment yields, discretionary benefit increases, new business pricing, and operating expense levels.  The Company evaluates historical experience for these factors when assessing the need for changing current assumptions.  However, since many of these factors are interdependent and subject to short-term volatility during the long-duration contract period, substantial estimates and judgment are required.  Accordingly, if actual experience emerges differently from that assumed, material financial statement adjustments could be required.

FINANCIAL STRENGTH

The quality of our investment portfolio and the current level of shareholders' equity continue to provide a sound financial base as we strive to expand our marketing system to offer competitive, quality products.  Although investment income was down considerably due to economic conditions and lower yielding investments, the investment portfolio management’s discussion & analysis

remains stable as evidenced by the increase in unrealized appreciation of investments of $9,695,000 from 2001 to 2002.  Please see INVESTMENTS, LIQUIDITY AND FUND RESTRICTIONS for a more detailed discussion.

BUSINESS SEGMENTS

Statement of Financial Accounting Standard ("SFAS") No. 131 requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of its business units.  The segment data that follows has been prepared in accordance with SFAS No. 131.   Please refer to Note J to the Consolidated Financial Statements for additional information regarding segment data.

REVENUES

Overall revenues were $73,487,000, $70,388,000, and $65,427,000 in 2002, 2001 and 2000, respectively.  The increases were due primarily to our growth as a provider of quality preneed and burial products, growth in invested assets due to increased sales of the preneed and burial products, and affiliations with other life insurers that market our preneed products through partnership arrangements.  Net investment income increased 1% or $135,000 in 2002 from 2001.  The 2001 increase over 2000 was 8% or $1,310,000.  While invested assets increased approximately $39,697,000 during 2002, lower yield rates on new asset purchases and the change in amortization schedules of mortgage-backed securities due to higher than anticipated pre-payments greatly impacted the rate of return on our investment portfolio.  A discussion of the changes by business segments follows.

Preneed & Burial Productssegment includes both life and annuity products sold by funeral directors or affiliated agents to fund prearranged funerals or simply to provide the insured’s final expenses.

Revenues for the Preneed & burial products business segment were 6% or $3,051,000 higher in 2002 than 2001. The 2001 increase over 2000 was also 6% or $2,958,000.

New premium production increased approximately 12% in 2002 over 2001.  New premiums collected during 2002, 2001 and 2000 were $37,532,000, $33,598,000, and $30,794,000, respectively. During 2002, Investors Heritage focused on fifteen states for developing the preneed market.  Significant premium volume was produced in the following states: North Carolina (32% of the total new preneed premiums collected in 2002), Kentucky (19% of the total new preneed premiums collected in 2002), Virginia (11% of the total new preneed premiums collected in 2002), and Georgia (11% of the total new preneed premiums collected in 2002).  Other states showing significant gains were South Carolina (26% increase over 2001), Indiana (26% increase over 2001), and Tennessee (9% increase over 2001).  The table below provides the detail of premium growth for the top ten producing states for this segment.

management’s discussion & analysis

Preneed Premium Production
First Year and Single
12/31/2002

	2002	2001	2000
North Carolina	$11,999,302	$11,496,432	$11,235,948
Kentucky	7,315,486	5,738,353	5,255,477
Virginia	4,026,360	2,727,219	2,164,222
Georgia	4,025,817	4,162,695	3,359,763
Tennessee	2,663,792	2,437,107	2,570,202
South Carolina	1,988,020	1,575,449	1,844,828
Indiana	1,528,945	1,212,997	1,284,444
Michigan	1,347,364	1,657,071	650,428
Ohio	675,657	539,342	511,846
Mississippi	461,909	407,593	192,371
All Other States	1,499,401	1,643,953	1,724,687
TOTAL	$37,532,053	$33,598,211	$30,794,216

During 2000, Investors Heritage Life entered into a strategic partnership with Key Life Insurance Company of Indianapolis, Indiana, an experienced preneed insurer in Michigan.  Key Life utilizes the endorsement of the Michigan Funeral Directors Association to market Investors Heritage Life preneed products in that state.

Management plans to continue to develop the preneed funeral market, however, as a result of implementing our new product, we do not anticipate significant growth in single premium production for 2003 over 2002.  It is anticipated that increases will be derived from higher production in the states noted above and from expansion into Pennsylvania and Maryland.

Net investment income for this segment increased $75,000 or 1%, in 2002 compared to 2001 and $1,473,000 or 13%, in 2001 compared to 2000.  While we did experience an increase over 2001, it was much lower than the increase in the prior year due to the lower yield rates we are receiving on new asset purchases and lower rates of return on our investment portfolio.

New strategic partnerships and affiliations continued to be developed during 2002.  Two highly rated life insurers are marketing Investors Heritage Life products on a fee basis. The Company previously had a partnership with Family Assistance Service, Inc., a firm that provides an at-need financing program and an accounts receivable/cash management system for funeral homes. Family Assistance experienced some difficulties during the last two quarters of 2002 and is currently in the process of reorganizing and securing new banking relationships.  Family Assignment was formed to strengthen our relationship with funeral home clients as well as offer a service to potential clients that do not currently sell our products.  Through December 31, 2002, the program has advanced a total of $2,052,000 in credit, of which $1,663,900 was repaid, leaving an outstanding balance of management’s discussion & analysis

$388,100 at year-end.   Family Assignment received fees totaling $27,317 during 2002 for approved loans.

The Legacy Protector and Legacy Preferred product series was developed in 2002 to replace the current Legacy 2000 series by early 2003.  These new plans are designed to help combat a challenging economic environment and increased mortality anti-selection.  In general, commissions are slightly lower, guaranteed benefits have been moved further from issue, reserves have been adjusted to better reflect experience, and an underwritten plan has been added.

The Heritage Final Expense plan replaced the Legacy 2000 Final Expense series in late 2001 and is marketed through funeral homes and independent agencies.  Investors Heritage Life entered into a reinsurance agreement with Munich American Reassurance Company to reduce initial surplus strain and provide more level future profits.  Pursuant to the terms of the reinsurance agreement, the Heritage Final Expense products are reinsured on an 80/20 quota share basis with Investors Heritage Life retaining 20% of each risk up to a maximum of $5,000 on any one life.  Sales were 20% above expected, with first year mortality less than 50% of projected.

Traditional & Universal Life Productssegment includes traditional life, group life, annuities (primarily qualified) and universal life products.

Revenues for 2002, 2001 and 2000 were $13,484,000, $13,401,000, and $13,007,000, respectively. New premiums collected during 2002, 2001 and 2000 were $2,585,000, $2,595,000, and $2,313,000, respectively.  Investors Heritage Financial markets traditional insurance products through banks and other financial institutions.  Currently Investors Heritage Financial services approximately 285 financial institutions and other retail outlets contracted through Investors Heritage Life.  Investors Heritage Financial had a successful year recruiting new accounts.  Twenty-nine new bank ordinary accounts were added during 2002, including sixteen accounts recruited by Cherokee National and American United Life.

In addition to Investors Heritage Life products, we have expanded the portfolio of products available to our regular ordinary insurance agents by making available products of other unaffiliated companies.  For a number of years, outlets were provided for our agents who had substandard business that Investors Heritage Life would not accept.  Beginning in the last quarter of 2001, Investors Heritage Financial was able to provide second to die policies, substandard life policies, larger term policies and health insurance products through other unaffiliated insurance companies that insure these types of risks.  Investors Heritage Financial receives a fee for providing those services and the outlook for increased fee income from this marketing opportunity is positive.

A new decreasing term mortgage life product, the Comprehensive Asset Protection Plan (“CAPP”) will be sold in financial institutions beginning March 1, 2003.  This life insurance product has an accelerated living benefit rider that pays a percentage of the face management’s discussion & analysis

amount in the event of certain critical illnesses.  CAPP is being introduced through a strategic partnership with American United Life and Cherokee National.  It will be marketed through their joint financial institutions sales team.  We are reinsuring the CAPP product on a 60/40 basis with Optimum Re, with Investors Heritage Life retaining 40% of each risk.

Net investment income for this segment decreased $36,000 or 1%, in 2002 compared to 2001 and increased $119,000 or 3%, in 2001 compared to 2000.   The decrease in net investment income compared to 2001 is due to the overall lower yield rates and rate of return on our investment portfolio.

Credit Insurance & Administrative Servicessegment includes the marketing and administration of credit life and credit accident and health insurance products.  Credit insurance premiums written during 2002, 2001 and 2000 were $11,411,000, $13,244,000, and $15,455,000, respectively.  Management believes the continued decline in credit insurance premiums is directly related to a decrease in loan demand.  All of the related underwriting risk is being reinsured 100% with major, well-known life companies, Munich American Reassurance Company and The Canada Life Assurance Company. In addition, Investors Heritage Financial has obtained reinsurance relationships for Investors Heritage Life with three other companies, Life Investors Insurance Company, American United Life Insurance Company and Universal Guaranty Life Insurance Company.  Each of these agreements generates marketing and retention fees, but not administration fees.

Revenues for this segment were $246,000, $395,000, and $423,000 for 2002, 2001 and 2000, respectively.  The decline in Revenues is primarily due to the sluggish economy which results in decreased loan demand and fewer credit insurance sales.

Corporate & Othersegment consists of corporate accounts measured primarily by stockholders' paid-in capital, contributed surplus, earned surplus, property and equipment and other minor business lines which include group annuities and group and individual accident and health products.

Revenues from this segment were $3,219,000 in 2002, $3,105,000 in 2001 and $1,468,000 in 2000.  Included in revenues were realized capital gains (losses) that were $887,000, 1,099,000, and ($599,000) in 2002, 2001 and 2000, respectively.  Fixed maturity bonds that had reached their optimum value were sold during 2002.   The realized gains and the overall increase in the asset base are the primary reasons for the higher revenues for 2002.

OPERATING RESULTS

The Company's Net income (before cumulative effect of change in accounting principle) for 2002 decreased $1,557,000 or 41% from 2001 and for 2001 increased $2,278,000 or 151% from 2000.  The decrease in 2002 net income when compared to 2001 came primarily from higher operating expenses and a lower yield on invested assets.  A higher regulatory burden, including the effects of compliance with the Sarbanes-Oxley Act, the management’s discussion & analysis

Gramm-Leach-Bliley Act, the USA PATRIOT Act, and anti-fraud legislation was responsible for most of the increase in operating expenses.  Further, the rate of return on our investment portfolio has decreased approximately 0.5% due to lower yield rates on new asset purchases and the change in the amortization schedules of mortgage-backed securities due to higher than anticipated pre-payments.

SFAS No. 142 “Goodwill and Other Intangible Assets” was adopted during the first quarter of 2002.  This resulted in an after-tax charge of $970,862 during the first quarter of 2002 related to the impairment of goodwill.  The goodwill was associated with the 1981 and 1982 acquisitions of Investors Heritage Life Insurance Company of the South and Commercial Travelers Life Insurance Company, respectively.  The charge is reported separately in the Company’s Consolidated Statements of Income as a “Cumulative Effect of Change in Accounting Principle”.  After the charge, the Goodwill balance at December 31, 2002 is $-0-.  Under the new accounting standards, there will no longer be a charge for normal amortization of goodwill.

Earnings per share, before the cumulative effect of the change in accounting principle, were $1.96 in 2002.  Earnings per share in 2001 and 2000 were $3.33 and $1.31, respectively.

Preneed & Burial Productspre-tax income (Income from operations before federal income tax and the cumulative effect of a change in accounting principle) was $631,000, $2,205,000 and $1,358,000 for 2002, 2001 and 2000, respectively.  The decrease in pre-tax income in 2002 was due to causes discussed above.   The improvement in pre-tax income for 2001 was the result of active management of the investment portfolio and reduced levels of relative policyholder benefits and expenses related to in force business.

Current market conditions, including competitive pricing for this segment and the low interest rate environment, will continue to narrow profits generated from new sales unless corrective actions are taken.  In response to these trends, the Legacy Protector and Legacy Preferred product series will replace the current Legacy 2000 preneed program in the first quarter of 2003.  This new product series is designed to help control investment income pressures and recent increases in mortality anti-selection.  In general, commissions are slightly lower, guaranteed benefits have been moved further from issue, reserves have been adjusted to better reflect experience, and an underwritten plan has been added.

Traditional & Universal Life Products pre-tax income was $770,000, $1,467,000 and $667,000 in 2002, 2001 and 2000, respectively.  The decrease in pre-tax income in 2002 was primarily due to causes discussed above.  Favorable mortality during 2001 was the primary reason for the higher income during that year.

Credit Insurance Products & Administrative Servicespre-tax income was $27,000, $72,000, and $113,000 for 2002, 2001 and 2000, respectively. Investors Heritage Life has reinsured 100% of the credit insurance risks for the past few years while generating revenues by servicing and administering the business for our reinsurers.  Because this segment is fee-based, its performance is in direct relation to generated revenues.  The decrease in revenues in 2002 accounts for the lower pre-tax gain and is management’s discussion & analysis

caused by the sluggish economy which decreases loan demand and consequently demand for credit insurance.  Credit insurance sales have also slowed due to new federal banking guidelines regarding predatory lending and the sale of credit insurance in conjunction with a real estate mortgage.  In addition, several states, including Kentucky, have enacted or are considering predatory lending laws which prohibit the financing of single premium credit insurance as part of a real estate mortgage transaction.

Corporate & Other pre-tax income was $1,353,000, $1,479,000, and $106,000 for 2002, 2001 and 2000, respectively.  Pre-tax realized capital gains (losses) were $887,000, $1,099,000, and ($599,000) for 2002, 2001 and 2000, respectively and were the primary contributors to the fluctuations for this business segment.

INVESTMENTS, LIQUIDITY AND FUND RESTRICTIONS

The Company's investment portfolio continues to provide financial stability.  It is management's opinion that the Company has adequate cash flows both on a long-term and short-term basis as evidenced by the Consolidated Statements of Cash Flows presented in this Annual Review. The Company's cash flows were derived from insurance premiums and investments. Management anticipates these cash flows to experience steady growth due to the profitability of all four subsidiaries.

During 2002, Investors Heritage Financial's seventh full year of operation, revenues were $474,000, down 10% or $53,000 compared to 2001, and dividends in the aggregate amount of $331,000 were paid to Kentucky Investors.  Revenues from Investors Heritage Printing were $504,000 in 2002, down 1% compared to $510,000 in 2001, and Investors Heritage Printing paid $20,000 in dividends to Kentucky Investors in 2002.  Management of Investors Heritage Printing will continue to work to improve revenues from unaffiliated sources as well as to provide printing services for Investors Heritage Life.  Revenues from all of these sources constitute approximately 1% of our overall Revenues in 2002 and management is working on the continued growth and profitability of both Investors Heritage Financial and Investors Heritage Printing.

Management is not aware of any commitments or unusual events that could materially affect the Company's capital resources.  During the fourth quarter of 2000, Kentucky Investors borrowed $2,000,000 on a long-term basis and an additional $400,000 was borrowed during the second quarter of 2001. Kentucky Investors utilized $200,000 of the loan amount to reduce debt to Investors Heritage Life and $1,800,000 was loaned to Investors Heritage Life in exchange for a surplus note.  The remainder of the loan proceeds were used for general corporate purposes (See Note F to the Consolidated Financial Statements). On June 28, 2002, the Company entered into a long-term debt agreement with Cherokee National in the amount of $4,000,000, with interest to be paid quarterly, at a rate equal to the prime rate, and due on June 28, 2007.  The funds were used to purchase 400,000 shares of Cherokee National common stock valued at $4,000,000.  In December 2002, those shares of common stock were exchanged for 400,000 shares of Series A preferred stock of Cherokee National.  In addition, Family Assignment established a management’s discussion & analysis

$2,000,000 line of credit with Farmers Bank and Capital Trust Company, Frankfort, Kentucky, for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies.  At year end, the principle balance on this line of credit was $338,000.  There was no other short-term external debt.

Other than the items disclosed in Note I to the Consolidated Financial Statements and the increased regulatory reporting requirements which generally increase administrative expenses, management is not aware of any current recommendations by any regulatory authority which if implemented would have any material effect on the Company's liquidity, capital resources or operations.   The National Association of Insurance Commissioners has formed a working group and several states are reviewing statutes and regulations dealing with small face amount life insurance policies. Proposals range from requiring disclosures for policyholders to requiring small face amount policies to be paid up when premiums paid equal some specified multiple of the death benefits.  The working group has proposed a model disclosure act and while several states are considering the model, to date it has not been adopted in any of the states.  To the extent that a statute or regulation is adopted that puts a limit on the amount of premiums that can be collected on a small face amount policy, it would potentially limit the ages at which we would issue such a policy and require us to increase premiums for all policyholders.  Because regulators are generally in the process of relinquishing their authority to regulate rates on other types of insurance and because life insurance rates have never been regulated, it is unlikely that regulators would decide to regulate rates for life insurance polices at this time.  However, if such rate regulation occurs, it will negatively impact some of the products we sell and some of the markets in which we operate, specifically the preneed and burial markets.

The Company will continue to explore various opportunities, including mergers and acquisitions and purchasing blocks of business from other companies, which may dictate a need for either long-term or short-term debt.  There are no restrictions as to use of funds except the restriction on Investors Heritage Life as to the payment of cash dividends to shareholders which is discussed in more detail in Note H to the Consolidated Financial Statements.

Since inception, we have maintained a sound, conservative investment strategy.  The fixed income portfolio of public bonds is managed by an independent portfolio manager, Conning Asset Management Company.  As of December 31, 2002, 88.2% of the Company's total invested assets are managed by Conning pursuant to specific investment guidelines which have been approved by the Board of Directors.  The primary investment objectives have been to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.  These goals were originally accomplished by methodically diversifying the portfolio and they have been maintained over the last 14 years.

The fixed income portfolio is diversified among sectors.  The market value and the Standard & Poor's average quality rating of this portfolio as of December 31, 2002 are $278,945,000 and AA, respectively.  At year-end 2002 the fixed income portfolio was allocated as follows:  48.2% - corporate; 18.7% - government; 16.7% - mortgage-backed management’s discussion & analysis

securities; 7.1% - foreign; 4.6% - asset-backed securities; and 4.7% - states and political subdivisions.  Within the corporate bond sector, the portfolio is also diversified with 35.5% of that sector invested in bank and finance, 46.5% in industrial and miscellaneous, and 18.0% in utilities.  Pie charts showing the Distribution of Fixed Income Assets and Distribution of Corporate Bonds are located on page 12.

The fixed income portfolio also includes $46,726,000 (at fair value) of mortgage-backed securities ("MBS"), which represents 14.6% of total invested assets and 16.7% of the fixed income portfolio.  MBS have historically added value to the portfolio and Conning has provided the expertise to purchase MBS with the confidence that the credits have been properly analyzed and that the investment properly suits the Company's asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions.  Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored.  Except for one commercial-backed mortgage of approximately $1,390,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs.  Unlike most corporate or real estate debt, the primary concern with an MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 54% of the total MBS portfolio.  In accordance with Emerging Issues Task Force Issue 99-20, “Recognition of Interest Income and Impairment of Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”), when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows.  The overall impact of the CMO’s variability in yields on the portfolio is not significant in relation to the yield and cash flows of the total invested assets.  More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO’s, such as those structured to share in residual cash flows.  Except for one sequential pay CMO of approximately $907,000, the CMO’s held are either planned amortization class ("PAC") bonds, or support class ("SUP") bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk.  Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO’s under the provisions of EITF 99-20.

Pass-throughs comprise the remainder of MBS owned representing approximately 46% of the total MBS portfolio.  Pass-throughs are GNMA, FNMA or FHLMC guaranteed MBS which, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

Additionally, the Company also engages in commercial and residential mortgage lending with approximately 97.4% of these investments in commercial properties.  All mortgage loans are originated in-house and all loans are secured by first mortgages on the real estate.  Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required.  The Company minimizes credit risk in its mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, reviewing its larger mortgage loans on an annual basis and diversifying the portfolio by property type.  The average loan balance is $407,131 and the average loan to value is 46.4%.  The largest loan currently held is $1,104,545.  The Company has $24,021,000 invested in mortgage loans, which represents 7.5% of total invested assets.  The portfolio is diversified across various property types as follows:  16% - office; 57.4% - retail; 6.9% -industrial; 2.6% - 1 to 4 family; 4.7% - apartments; and 12.4% - other.  A pie chart showing the Distribution of Mortgage Loans is located on page 11.

Over the last several years we have methodically reduced the concentration of mortgage loans on properties located in Kentucky in order to diversify our portfolio geographically. We are familiar with our mortgage loan markets and are not aware of any negative factors or trends which would have a material impact on the local economies where the mortgage loan properties are located. The Company has been successful in adding value to the total investment portfolio through its mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are from 43 to 480 basis points higher than yields realized from fixed income investments.  Value has also been added because the mortgage loan portfolio has consistently performed well.  As of December 31, 2002, the Company had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

The strength of our liquidity is found in our conservative approach in the product development area and in the strength and stability of our fixed income portfolio and our mortgage loans.  For 2002, the fixed income investments were 100% investment grade as rated by Standard & Poor's, up 0.4% from 2001.  None of the Company's fixed income assets are in default.   Liquidity is also managed by laddering maturities of our fixed income portfolio.  The average duration of our fixed income investments is 5 years with approximately $7,549,000 due within 12 months and approximately $49,833,000 due within the following 4 years.  Historically management has anticipated that all such investments will be held until maturity.  However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management.  As explained in detail in Note A to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

management’s discussion & analysis

MARKET RISK EXPOSURES

Measuring market risk is a key function of our asset/liability management process.  To test financial risk and investment strategy, the Company performs an asset adequacy analysis each year.  Dynamic models of both assets and liabilities are created to project financial results under several shifts in the current interest rate environment.  Results show that the Company's exposure to a relative 10% increase or decrease in the interest rates prevalent at December 31, 2002 is a net loss of less than $500,000.

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

In addition to these dynamic modeling techniques, the Company closely monitors its own business segments with respect to product performance and agent behavior.  To that end, during 2002 we implemented a new system to assist in monitoring these areas.  This new tool will allow management to quickly isolate areas of strength and weakness and to take appropriate and timely action to exploit the strengths and improve the weaknesses.

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life increased $561,000 and $2,403,000 in 2002 and 2001, respectively.  During 2001, Kentucky adopted the National Association of Insurance Commissioners’ Accounting Practices and Procedures, the results of which were reported as the cumulative effect of changes in accounting principles involving a direct increase to surplus of $845,000.

Investors Heritage Life produced a $303,000 statutory operating gain in 2002 compared to $1,022,000 for 2001.    The primary reasons for the decrease in statutory operating gain from 2001 to 2002 are reduced investment income due to lower interest rates, higher operating expenses, and higher state premium taxes.  For additional discussion on statutory accounting practices refer to Note I to the Consolidated Financial Statements.

management’s discussion & analysis

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

selected financial data & report of independent auditors

(000’s omitted except for Earnings and Cash Dividends Per Share)

	2002	2001	2000	1999	1998

Total revenue	$ 73,487	$ 70,388	$ 65,427	$ 62,772	$ 57,708
Total benefits and expenses	70,705	65,165	63,183	57,920	53,698
Net income	1,257	3,784	1,506	2,379	1,975
Earnings per share, diluted	1.10	3.33	1.31	2.79	2.34
Total assets	427,041	390,778	365,936	291,215	288,369
Total liabilities	373,413	347,851	328,681	260,186	243,673
Debt	6,702	2,688	2,229	264	407
Cash dividends per share	.38	..38	.38	.38	.38

The Board of Directors and Stockholders

Kentucky Investors, Inc.

            We have audited the accompanying consolidated balance sheets of Kentucky Investors, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky Investors, Inc. at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

            As discussed in Note A to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill.

                                                                                                            E&Y Signature

Cincinnati, Ohio

March 7, 2003
KENTUCKY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

ASSETS	2002	2001
INVESTMENTS
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2002- $254,389,964; 2001-$235,124,000)	$278,944,643	$243,831,823
Equity securities (cost: 2002 - $5,568,607; 2001-$845,735)	6,218,242	1,605,888
Mortgage loans on real estate	24,020,718	24,710,790
Policy loans	8,128,488	7,909,681
Other long-term investments	769,847	409,658
Short-term investments	920,000	837,560
Total investments	$319,001,938	$279,305,400

Cash and cash equivalents	7,773,597	6,432,594
Accrued investment income	4,330,320	4,019,947
Due and deferred premiums	4,753,111	4,544,329
Deferred acquisition costs	24,271,942	24,930,081
Present value of future profits	574,305	514,585
Leased property under capital leases	315,332	449,033
Property and equipment	1,896,028	1,766,657
Goodwill	-	970,862
Other assets	1,113,985	1,140,337
Amounts recoverable from reinsurers	63,010,331	66,704,355
	$427,040,889	$390,778,180

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$325,336,298	$306,419,302
Unearned premium reserves	18,968,936	21,550,803
Policy claims	1,968,219	2,607,661
Other policyholders' funds:
Dividend and endowment accumulations	1,137,015	1,117,342
Reserves for dividends and endowments and other	902,506	923,804
Total policy liabilities	$348,312,974	$332,618,912
Federal income taxes	11,356,823	6,233,425
Obligations under capital leases	315,346	443,544
Notes payable	6,386,638	2,244,074
Other liabilities	7,041,358	6,310,572
Total liabilities	$373,413,139	$347,850,527

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2002-1,143,390; 2001-1,132,960)	$1,143,390	$1,132,960
Paid-in surplus	8,495,833	8,413,332
Accumulated other comprehensive income	15,432,098	5,737,351
Retained earnings	28,556,429	27,644,010
Total stockholders' equity	$53,627,750	$42,927,653
	$427,040,889	$390,778,180

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
2002	2001	2000
REVENUE
Premiums and other considerations	$53,064,178	$49,830,549	$47,939,399
Investment income, net of expenses	18,462,764	18,327,345	17,017,723
Realized gain (loss) on investments, net	886,736	1,099,079	(599,238)
Other income	1,072,999	1,130,682	1,069,180
Total revenue	$73,486,677	$70,387,655	$65,427,064

BENEFITS AND EXPENSES
Death and other benefits	$32,675,295	$30,243,587	$26,629,623
Guaranteed annual endowments	687,191	714,194	746,215
Dividends to policyholders	699,130	711,318	716,426
Increase in benefit reserves and unearned premiums	21,068,460	18,748,848	20,400,433
Acquisition costs deferred	(8,442,124)	(8,697,446)	(8,526,224)
Amortization of deferred acquisition costs	8,052,931	7,391,695	7,213,058
Commissions	5,242,529	5,987,291	5,998,730
Other insurance expenses	10,721,858	10,065,349	10,005,106
Total benefits and expenses	$70,705,270	$65,164,836	$63,183,367

INCOME BEFORE FEDERAL INCOME TAX
AND CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	$2,781,407	$5,222,819	$2,243,697

Provision for income taxes:
Current	$439,736	$438,478	$65,330
Deferred	114,000	1,000,000	672,000
$553,736	$1,438,478	$737,330

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	$2,227,671	$3,784,341	$1,506,367

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE	$(970,862)	$-	$-

NET INCOME	$1,256,809	$3,784,341	$1,506,367

BASIC NET EARNINGS PER SHARE
Before cumulative effect of change in
accounting principle	$1.96	$3.33	$1.31
Cumulative effect of change in accounting principle	(0.85)	-	-
$1.11	$3.33	$1.31
DILUTIVE NET EARNINGS PER SHARE
Before cumulative effect of change in
accounting principle	$1.95	$3.33	$1.31
Cumulative effect of change in accounting principle	(0.85)	-	-
$1.10	$3.33	$1.31

See notes to consolidated financial statements.
KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
Accumulated
Other	Total
Common	Paid-in	Comprehensive	Retained	Stockholders'
Stock	Surplus	Income (Loss)	Earnings	Equity

BALANCE, JANUARY 1, 2000	$1,154,880	$8,499,592	$(2,313,784)	$23,688,187	$31,028,875

Comprehensive income:
Net income	1,506,367	1,506,367
Change in net unrealized appreciation
on available-for-sale securities	5,315,191	5,315,191
Total comprehensive income	6,821,558
Cash dividend	(470,133)	(470,133)
Issuance of common stock, net	2,731	37,851	(7,320)	33,262
Share exchange transaction	(6,288)	(138,337)	(14,619)	(159,244)

BALANCE, DECEMBER 31, 2000	$1,151,323	$8,399,106	$3,001,407	$24,702,482	$37,254,318

Comprehensive income:
Net income	3,784,341	3,784,341
Change in net unrealized appreciation
on available-for-sale securities	2,735,944	2,735,944
Total comprehensive income	6,520,285
Cash dividend	(470,928)	(470,928)
Issuance of common stock, net	(18,363)	14,226	(363,399)	(367,536)
Share exchange transaction	(8,486)	(8,486)

BALANCE, DECEMBER 31, 2001	$1,132,960	$8,413,332	$5,737,351	$27,644,010	$42,927,653

Comprehensive income:
Net income	1,256,809	1,256,809
Change in net unrealized appreciation
on available-for-sale securities	9,694,747	9,694,747
Total comprehensive income	10,951,556
Cash dividend	(466,251)	(466,251)
Issuance of common stock, net	10,430	82,501	116,512	209,443
Share exchange transaction	5,349	5,349

BALANCE, DECEMBER 31, 2002	$1,143,390	$8,495,833	$15,432,098	$28,556,429	$53,627,750

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
	2002	2001	2000
REVENUE
Premiums and other considerations	$53,064,178	$49,830,549	$47,939,399
Investment income, net of expenses	18,462,764	18,327,345	17,017,723
Realized gain (loss) on investments, net	886,736	1,099,079	(599,238)
Other income	1,072,999	1,130,682	1,069,180
Total revenue	$73,486,677	$70,387,655	$65,427,064

BENEFITS AND EXPENSES
Death and other benefits	$32,675,295	$30,243,587	$26,629,623
Guaranteed annual endowments	687,191	714,194	746,215
Dividends to policyholders	699,130	711,318	716,426
Increase in benefit reserves and unearned premiums	21,068,460	18,748,848	20,400,433
Acquisition costs deferred	(8,442,124)	(8,697,446)	(8,526,224)
Amortization of deferred acquisition costs	8,052,931	7,391,695	7,213,058
Commissions	5,242,529	5,987,291	5,998,730
Other insurance expenses	10,721,858	10,065,349	10,005,106
Total benefits and expenses	$70,705,270	$65,164,836	$63,183,367

INCOME BEFORE FEDERAL INCOME TAX
AND CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	$2,781,407	$5,222,819	$2,243,697

Provision for income taxes:
Current	$439,736	$438,478	$65,330
Deferred	114,000	1,000,000	672,000
	$553,736	$1,438,478	$737,330

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	$2,227,671	$3,784,341	$1,506,367

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE	$(970,862)	$-	$-

NET INCOME	$1,256,809	$3,784,341	$1,506,367

BASIC NET EARNINGS PER SHARE
Before cumulative effect of change in
accounting principle	$1.96	$3.33	$1.31
Cumulative effect of change in accounting principle	(0.85)	-	-
	$1.11	$3.33	$1.31
DILUTIVE NET EARNINGS PER SHARE
Before cumulative effect of change in
accounting principle	$1.95	$3.33	$1.31
Cumulative effect of change in accounting principle	(0.85)	-	-
	$1.10	$3.33	$1.31

See notes to consolidated financial statements.

notes to consolidated financials

NOTE  A - Nature of Operations and Accounting Policies

Kentucky Investors, Inc. is the holding company of Investors Heritage Life Insurance Company, Investors Heritage Printing, Inc., a printing company, Investors Heritage Financial Services Group, Inc., an insurance marketing company and is the sole member of Family Assignment Services, LLC, a limited liability company that provides advance funding of funerals in exchange for the irrevocable assignment of life insurance policies from other nonaffiliated companies.  These entities are collectively hereinafter referred to as the "Company". Ninety-nine percent of Kentucky Investors operations are generated by Investors Heritage Life.

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

Principles of Consolidation:  The consolidated financial statements include the wholly-owned subsidiaries of Kentucky Investors, which are Investors Heritage Life and its subsidiary, Investors Underwriters, Inc., Investors Heritage Printing, Investors Heritage Financial and Family Assignment.  Intercompany transactions are eliminated in the Company's consolidated financial statements.

Investments:  In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company classifies all fixed maturities and equity securities as available-for-sale.  Under SFAS No. 115, securities classified as available-for-sale are carried at fair value with appreciation (depreciation) relating to temporary market value changes recorded as an adjustment to other comprehensive income net of federal income taxes.

Premiums and discounts on fixed maturity investments are amortized into income using the interest method.  Anticipated prepayments on mortgage-backed securities are considered in the determination of the effective yield on such securities.  If a difference notes to consolidated financials notes to consolidated financials

arises between anticipated prepayments and actual prepayments, the carrying value of the investment is adjusted with a corresponding charge or credit to interest income.

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

Property and Equipment:  Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method.  Accumulated depreciation on property and equipment was $4,186,699 and $4,003,312 at December 31, 2002 and 2001, respectively.

Capital Leases:During 2002 the Company entered into three capital leases for office equipment and an auto lease.  Total lease payments for 2002, 2001 and 2000 relating to new and previously existing capital leases were $210,956, $214,284 and $186,826, respectively. Future minimum lease payments for 2003, 2004 and 2005 are $171,289, $133,578 and $27,803, respectively.  The present value of net minimum lease payments at December 31, 2002 was $315,346, which is equal to the total future minimum lease payments of $332,669 less imputed interest of $17,323. Accumulated amortization on the leased property was $296,689 and $546,513 at December 31, 2002 and 2001, respectively.

Goodwill:  In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, "Goodwill and Other Intangible Assets" which eliminates the amortization of goodwill and other acquired intangible assets with indefinite economic useful lives, the Company ceased amortization of goodwill as of January 1, 2002.  The Company performed the requisite transitional impairment tests for those assets as of January 1, 2002 and $970,862 of goodwill associated with the 1981 acquisition of Investors Heritage of the South and the 1982 acquisition of Commercial Travelers Life Insurance notes to consolidated financials

Company, was written off and recorded as a cumulative effect of a change in accounting principle in the first quarter of 2002.  Previously, goodwill was being amortized over forty years using the straight-line method.  Accumulated amortization was $1,277,908 at December 31, 2001.

A reconciliation of the previously reported 2001 and 2000 statements of income information to pro forma amounts that reflect the elimination of amortization of goodwill is presented below:

	2001			2000
		Per Share			Per Share
	Amount	Basic	Diluted	Amount	Basic	Diluted
Net income, as reported	$3,784,341	$3.33	$3.33	$1,506,367	$1.31	$1.31
Amortization of goodwill	48,545	0.04	0.04	48,545	0.04	0.04
Pro forma net income	$3,832,886	$3.37	$3.37	$1,554,912	$1.35	$1.35

Present Value of Future Profits:  Present value of future profits represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition.  The assigned value is amortized over the expected remaining life of the insurance in force (which approximates a weighted average of 8 years).  Accumulated amortization was $208,356 and $129,741 at December 31, 2002 and 2001, respectively.  Annual amortization in each of the following five years will be approximately $91,600.

Benefit Reserves and Policyholder Deposits:  Reserves on traditional life and accident and health insurance products are calculated using the net level premium method based upon estimated future investment yields, mortality, withdrawals and other assumptions, including dividends on participating policies.  The assumptions used for prior year issues are locked in. Current year issues are reserved for using updated assumptions determined by reviewing the Company's past experience and include a provision for possible unfavorable deviation.

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

notes to consolidated financials

Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies.  In accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts", reserves ceded to reinsurers of $61,605,973 and $65,748,887 at December 31, 2002 and 2001, respectively, are shown gross on the Company's balance sheet.

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

Participating Policies:  Participating business approximates 7% of ordinary life insurance in force.  Participating dividends are accrued as declared by the Board of Directors of Investors Heritage Life.  The liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest, and the 1941 CSO Mortality and 1958 CSO Mortality tables.  All guaranteed benefits were considered in calculating these reserves.  Deferred acquisition costs are amortized in proportion to expected gross profits.  The average assumed investment yields used in determining expected gross profits ranged from 3.56% to 9.17% (for the current and all future years an assumed investment yield of 6.80% was utilized).

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

notes to consolidated financials

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

Common Stock and Earnings per Share:  The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year.    Cash dividends per share were $.38 in 2002, 2001 and 2000.

A reconciliation from Basic Earnings per share (“EPS”) to Diluted EPS is as follows:

	Income	Shares	Per Share Amount
December 31, 2002
Basic EPS
Income available to common stockholders	$1,256,809	1,136,512	$1.11
Dilutive effect of common equivalent shares of stock options	-	1,560	-

Diluted EPS
Income available to common stockholders	$1,256,809	1,138,072	$1.10

December 31, 2001
Basic EPS
Income available to common stockholders	$3,784,341	1,136,634	$3.33
Dilutive effect of common equivalent shares of stock options	-	-	-

Diluted EPS
Income available to common stockholders	$3,784,341	1,136,634	$3.33

December 31, 2000
Basic EPS
Income available to common stockholders	$1,506,367	1,148,302	$1.31
Dilutive effect of common equivalent shares of stock options	-	-	-

Diluted EPS
Income available to common stockholders	$1,506,367	1,148,302	$1.31

notes to consolidated financials

Accumulated Other Comprehensive Income (Loss):SFAS No. 130, "Reporting Comprehensive Income", requires unrealized gains or losses on available-for-sale securities to be included in other comprehensive income.  The reclassification amounts (net of 34% tax) for the years ended December 31, 2002, 2001 and 2000 are summarized as follows:

	2002	2001	2000

Net unrealized gain arising during period	$8,986,462	$3,825,612	$4,629,104
Reclassification adjustment for net (gains)
losses included in net income	708,285	(1,089,668)	686,087
Net unrealized gain on certain
securities	$9,694,747	$2,735,944	$5,315,191

  NOTE  B - Acquisitions

Effective September 30, 2002, Investors Heritage Life acquired all of the issued and outstanding stock of Regal Life Insurance Company, a Maryland life insurance company, from its parent, Bankers Independent Insurance Company.  On December 31, 2002, Regal was merged into Investors Heritage Life.  The acquisition and merger were approved by both the Maryland and Kentucky Departments of Insurance.  The acquisition was accounted for under the purchase accounting method as prescribed by SFAS 141 “Business Combinations”.  The gross acquisition price was approximately $560,000, subject to adjustments to be determined within 180 days from the effective date of the transaction.  The difference between the fair values of assets received and liabilities assumed was recorded as the present value of future profits (“PVFP”), representing the actuarially determined present value of anticipated profits to be realized from the business, using a risk-adjusted discount rate.

On June 28, 2002, the Company acquired 400,000 shares of Cherokee National Life Insurance Company of Macon, Georgia, a subsidiary of American United Life Insurance Company, in exchange for the Company’s non-recourse promissory note in the amount of $4,000,000.  The note is due June 28, 2007 and interest will be paid quarterly at a rate equal to the prime rate.  Cherokee National stock dividends will be paid quarterly and the dividend rate will be the same as the interest rate on the note.  No interest is due on the note unless dividends have been paid.  During December 2002, the 400,000 shares of common stock of Cherokee National were exchanged for 400,000 shares of Series A preferred stock of Cherokee National.

notes to consolidated financials

Effective April 1, 2000, Investors Heritage Life assumed the covered obligations of Franklin American Life Insurance Company through an assumption reinsurance agreement with the liquidator of Franklin American, the National Organization of Life and Health Guaranty Associations ("NOLHGA") and participating life and health insurance guaranty associations.  The gross acquisition price was approximately $4,400,000.  The difference between the fair values of assets received and liabilities assumed was recorded as PVFP, representing the actuarially determined present value of anticipated profits to be realized from the business, using a risk-adjusted discount rate.

In conjunction with the assumption reinsurance agreement, Investors Heritage Life entered into a coinsurance agreement with Scottish Annuity & Life Insurance Company (Cayman) Ltd. whereby Investors Heritage Life ceded 85% of the assumed policy obligations from Franklin American.  Pursuant to this arrangement, Investors Heritage Life eliminated the portion of PVFP associated with the ceded business.  Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers equaled $36,725,063 and $38,367,934 at December 31, 2002 and 2001, respectively.  An escrow account has been established by Scottish to secure Investors Heritage Life’s ceded benefit obligations.  The Company received $160,573 and $172,552 of fee income associated with this reinsurance agreement in 2002 and 2001, respectively.

NOTE  C - Investments

The Company limits credit risk by emphasizing investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans.  The Company manages its fixed income portfolio to diversify between and within industry sectors.  Mortgage loans, exclusive of insured or guaranteed mortgages, are issued at loan to value ratios not exceeding 80 percent.  Approximately $9,328,452 of the loans outstanding at December 31, 2002 were to borrowers located in Kentucky.  All loans are secured by a first mortgage on the property.

notes to consolidated financials

Investments in available-for-sale securities are summarized as follows:

		Gross	Gross
2002	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government obligations	$47,498,780	$4,676,135	$-	$52,174,915
States and political subdivisions	12,102,887	937,243	-	13,040,130
Corporate	133,425,181	13,886,038	208,777	147,102,442
Foreign	17,408,784	2,492,539	-	19,901,323
Mortgage-backed securities	43,954,332	2,810,044	38,543	46,725,833
Total fixed maturity securities	$254,389,964	$24,801,999	$247,320	$278,944,643
Equity securities	5,568,607	665,994	16,359	6,218,242
Total	$259,958,571	$25,467,993	$263,679	$285,162,885

		Gross	Gross
2001	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government obligations	$27,470,643	$1,176,394	$40,110	$28,606,927
States and political subdivisions	4,103,505	38,529	59,864	4,082,170
Corporate	122,176,799	5,401,938	957,552	126,621,185
Foreign	17,934,805	1,082,710	43,336	18,974,179
Mortgage-backed securities	63,438,248	2,209,361	100,247	65,547,362
Total fixed maturity securities	$235,124,000	$9,908,932	$1,201,109	$243,831,823
Equity securities	845,735	766,093	5,940	1,605,888
Total	$235,969,735	$10,675,025	$1,207,049	$245,437,711

In accordance with SFAS No. 115, net unrealized gains for investments classified as available-for-sale are shown, net of the effect on deferred income taxes and deferred policy acquisition costs assuming that the appreciation had been realized.  A summary follows:

	December 31
	2002	2001
Net unrealized appreciation on
available-for sale securities	$25,204,314	$9,467,976
Adjustment to deferred acquisition costs	(1,822,351)	(775,021)
Deferred income taxes	(7,949,865)	(2,955,604)
Net unrealized appreciation on
available-for sale securities	$15,432,098	$5,737,351

notes to consolidated financials

The amortized cost and fair value of debt securities at December 31, 2002 by contractual maturity, are presented below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$7,548,782	$7,673,207
Due after one year through five years	49,833,324	53,786,044
Due after five years through ten years	112,095,107	124,924,516
Due after ten years	40,958,419	45,835,043
Due at multiple maturity dates	43,954,332	46,725,833
Total	$254,389,964	$278,944,643

Proceeds during 2002, 2001 and 2000 from sales and maturities of investments in available-for-sale securities were $44,539,001, $47,167,587 and $14,481,063, respectively.  Gross gains of $1,073,458, $1,673,704 and $853,970 and gross losses of $365,173, $584,036 and $1,540,057 were realized on those sales during 2002, 2001 and 2000, respectively.

Presented below is investment information, including the accumulated and annual change in net unrealized investment gain or loss.  Additionally, the table below shows the annual change in net unrealized investment gain (loss) and the amount of realized investment gain (loss) on debt and equity securities for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Change in unrealized investment gain (loss):
Available-for-sale:
Debt securities	$15,846,856	$4,244,779	$8,401,634
Equity securities	(110,518)	238,906	(692,231)
Realized investment gain (loss):
Available-for-sale:
Debt securities	$708,285	$1,089,668	$(1,461,834)
Equity securities	-	-	775,747

Major categories of investment income are summarized as follows:

	2002	2001	2000
Fixed maturities	$16,396,086	$16,183,339	$14,829,680
Mortgage loans on real estate	1,976,301	2,043,664	1,763,981
Other	903,114	904,321	1,022,273
	$19,275,501	$19,131,324	$17,615,934
Investment expenses	812,737	803,979	598,211
	$18,462,764	$18,327,345	$17,017,723

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations.  At December 31, 2002 and 2001, these required deposits had book values of $23,326,983 and $23,657,924, respectively.

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

	DECEMBER 31
	2002		2001
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets:
Fixed maturities	$278,944,643	$278,944,643	$243,831,823	$243,831,823
Equity securities	6,218,242	6,218,242	1,605,888	1,605,888
Mortgage loans on real estate:
Commercial	23,393,096	23,631,418	23,574,150	23,226,006
Residential	627,622	634,165	1,136,640	1,129,473
Policy loans	8,128,488	8,128,488	7,909,681	7,909,681
Other long-term investments	769,847	769,847	409,658	409,658
Short-term investments	920,000	920,000	837,560	837,560
Cash and cash equivalents	7,773,597	7,773,597	6,432,594	6,432,594
Accrued investment income	4,330,320	4,330,320	4,019,947	4,019,947

Liabilities:
Policyholder deposits
(Investment-type contracts)	$80,921,788	$76,535,835	$79,689,179	$75,152,860
Policy claims	1,968,219	1,968,219	2,607,661	2,607,661
Obligations under capital leases	315,346	315,346	443,544	443,544
Notes payable	6,386,638	6,386,638	2,244,074	2,244,074

The following methods and assumptions were used in estimating the “fair value” disclosures for financial instruments in the accompanying financial statements and notes thereto:

notes to consolidated financials

Cash and cash equivalents, short-term investments, policy loans, accrued investment income and other long-term investments:  The carrying amounts reported for these financial instruments approximate their fair values.

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

NOTE  E - Federal Income Tax

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of December 31 are as follows:

	2002	2001
Deferred tax liabilities:
Policy acquisition costs	$5,878,363	$6,134,819
Net unrealized gain on available-for-sale securities	7,949,865	2,955,604
Other	2,442,377	2,206,297
Total deferred tax liabilities	$16,270,605	$11,296,720

Deferred tax assets:
Benefit reserves	$3,399,056	$3,271,919
Other	1,542,579	1,791,376
Total deferred tax assets	$4,941,635	$5,063,295
Net deferred tax liabilities	$11,328,970	$6,233,425

notes to consolidated financials

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is:

	2002	2001	2000

Statutory federal income tax rate	34.0%	34.0%	34.0%
Small life insurance company deduction	(13.2%)	(10.1%)	0.0%
Other	(0.9%)	3.6%	(1.1%)

Effective income tax rate	19.9%	27.5%	32.9%

At December 31, 2002, approximately $4,000,000 of the Retained earnings of the Company represents earnings prior to 1984 which accumulated in an account known as policyholders' surplus, which was not subject to income taxation.  In certain circumstances, including if distributions are made to stockholders in excess of approximately $30,800,000, the Company could be subject to additional federal income tax unrelated to its normal taxable income.  No provision for such income tax has been made at December 31, 2002.

The Company made income tax payments of $393,200, $441,850 and $272,364 in 2002, 2001 and 2000, respectively.

NOTE  F - Notes Payable

On June 28, 2002, the Company entered into a long-term debt agreement with Cherokee National in the amount of $4,000,000, with interest to be paid quarterly, at a rate equal to the prime rate, and due on June 28, 2007.  The funds were used to purchase 400,000 shares of Cherokee National common stock valued at $4,000,000.  In December 2002, the 400,000 shares of common stock were exchanged for 400,000 shares of Series A preferred stock.  The interest rate was 4.25% at December 31, 2002.  Interest expense and interest paid on this note was $95,000 in 2002.

On September 30, 2002, Family Assignment entered into a long-term debt agreement with Farmers Bank and Capital Trust Co., Frankfort, Kentucky, by establishing a line of credit in the amount of $2,000,000 with interest to be paid monthly at a rate equal to the prime rate and due September 30, 2003.  At December 31, 2002, $387,000 was outstanding on this note.  The purpose of this line of credit is to provide advance funding for funerals in exchange for an irrevocable assignment of life insurance policies from other unaffiliated insurance companies.   The interest rate was 4.25% at December 31, 2002.  Interest expense and interest paid on the note was $5,534 in 2002.

On December 27, 2000, the Company entered into a long-term debt agreement with Fifth Third Bank in the amount of $2,000,000, at an interest rate of 8.5%, due on December 27, 2005.  The funds were used to retire notes payable and to issue a surplus note to its subsidiary, Investors Heritage Life.  On May 1, 2001, the Company borrowed an additional $400,000 on the note and the interest rate was adjusted to 1% under the prime notes to consolidated financials

rate.  The interest rate was 3.25% at December 31, 2002.  Interest expense and interest paid on the note was $79,563 and $141,073 in 2002 and 2001, respectively.

NOTE  G - Employee Benefit Plans

The Company participates in a noncontributory retirement plan which covers substantially all employees.  Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service.  Benefits are funded based on actuarially-determined amounts.

The following tables provide additional details for the Company on a consolidated basis.

	2002	2001	2000
Change in benefit obligation:
Benefit obligation at beginning of year	$8,067,143	$7,403,251	$6,792,209
Service cost	367,179	326,978	291,466
Interest cost	618,180	576,221	525,402
Actuarial loss	344,727	523,024	206,174
Benefits paid	(54,837)	(762,331)	(412,000)
Benefit obligation at end of year	$9,342,392	$8,067,143	$7,403,251

Change in plan assets:
Fair value of plan assets at beginning of year	$6,265,084	$6,127,941	$5,855,055
Actual return on plan assets	545,567	528,534	372,886
Employer contribution	580,008	370,940	312,000
Benefits paid	(54,837)	(762,331)	(412,000)
Fair value of plan assets at end of year	$7,335,822	$6,265,084	$6,127,941

Funded status	$(2,006,570)	$(1,802,059)	$(1,275,310)
Unrecognized net actuarial loss	1,929,279	1,738,773	1,298,935
Unrecognized transition asset	-	-	(34,143)
Unrecognized prior service credit	(56,161)	(91,264)	(126,367)
Accrued pension cost	$(133,452)	$(154,550)	$(136,885)

Components of net periodic benefit cost:
Service cost	$367,179	$326,978	$291,466
Interest cost	618,180	576,221	525,402
Expected return on plan assets	(563,858)	(551,111)	(525,433)
Recognized net loss	172,512	105,763	68,830
Amortization of prior service credit	(35,103)	(35,103)	(35,103)
Amortization of transition asset	-	(34,143)	(34,144)
Net periodic benefit cost	$558,910	$388,605	$291,018

notes to consolidated financials

The discount rate used in determining the actuarial present value of the projected benefit obligation was 7% in 2002 and 7.25% in 2001.  The rate of increase in future compensation levels was 4% for 2002 and 5% for 2001 and 2000.  The expected long-term rate of return on plan assets was 9% in 2002, 2001 and 2000.  At December 31, 2002, plan assets consist of an immediate participation group retirement annuity contract (a deposit administration contract) that is comprised of funds held in a general account of Investors Heritage Life, which has a contract value of $6,610,422, and 31,000 shares of the Company’s common stock with a fair value of $725,400.  The common stock of the Company is stated at fair value based upon quoted bid prices on the last day of the Plan year.

The Company also sponsors a 401(k) defined contribution plan, which was amended on November 27, 2002 to adopt the provisions of a 403(b) plan.  At December 31, 2002 and 2001, plan assets consisted entirely of the Company’s common stock, although employees have the option to invest in select mutual funds.  The Company matches 100% of employee contributions invested in the Company’s stock.  At December 31, 2002, the plan held Company stock of 297,734 shares with a fair value of $6,966,975.  At December 31, 2001, the plan held Company stock of 273,000 shares with a fair value of $6,142,505.  Matching contributions to the plan expensed for 2002, 2001 and 2000 were $273,745, $258,186 and $218,041, respectively.  Dividends paid to the plan on Company stock were $105,244, $100,971 and $95,219 in 2002, 2001 and 2000, respectively.

NOTE  H - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life.  Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory stockholders' equity as of the preceding December 31, or (b) statutory net income for the preceding year.  In addition, dividends are limited to the amount of unassigned surplus reported for statutory purposes, which was $9,554,673 at December 31, 2002.

The Company's 1999 stock option and stock appreciation rights plan became effective as of September 16, 1999. The 1999 plan authorizes the Company's board to grant non-qualified stock options and stock appreciation rights to the Company's and its subsidiaries' key employees and non-employee directors. The Company authorized for issuance a total of 250,000 shares of common stock under the 1999 plan and granted options to purchase 75,000 shares of common stock at $23.00 per share, all of which vested on September 24, 2001.  None of the options have been exercised as of December 31, 2002 and options to purchase 9,000 shares were terminated during 2002 because they were not exercised in a timely manner

Prior to 2002, the Company accounted for this plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.  The Company recognized $26,400 of notes to consolidated financials

compensation expense in 2002 relative to the outstanding options, as the market value of the Company’s stock exceeded the exercise price of the options.  No stock-based employee compensation cost was reflected in 2001 or 2000 net income, as all options granted under those plans had an exercise price less than or equal to the market value of the underlying common stock at those dates.  Effective January 1, 2002, the company adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.  The adoption of these statements had no impact on the Company’s financial statements.

NOTE  I - Statutory Accounting Practices

Investors Heritage Life is domiciled in the Commonwealth of Kentucky and prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Kentucky Department of Insurance (the "Department").  Effective January 1, 2001, Kentucky adopted the National Association of Insurance Commissioners’ statutory accounting practices as the basis of its statutory accounting practices.  The revised practices changed, to some extent, prescribed statutory accounting practices and resulted in changes to the accounting practices that Investors Heritage Life uses to prepare its statutory-basis financial statements.  The primary statutory changes affecting Investors Heritage Life were the establishment of deferred income taxes, recognition of realized losses for investment impairments which are deemed other than temporary, and recognition of an estimate for anticipated guaranty fund assessments and premium tax offsets related to future insolvencies.  As of January 1, 2001, Investors Heritage Life reported the cumulative effect of changes in accounting principles related to the adoption of codification as a direct increase in surplus of $844,536.

Investors Heritage Life's statutory-basis capital and surplus was $15,469,029 and $14,907,971 at December 31, 2002 and 2001, respectively.  Statutory-basis net income (loss) was $399,728, $1,295,706 and $(335,535) for 2002, 2001 and 2000, respectively.

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

notes to consolidated financials

NOTE  J - Segment and Reinsurance Data

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires a "management approach" (how management internally evaluates the operating performance of its business units) in the presentation of business segments. The segment data that follows has been prepared in accordance with SFAS No. 131.

The Company operates in four segments as shown in the following table.  All segments include both individual and group insurance.  Identifiable revenues, expenses and assets are assigned directly to the applicable segment.  Net investment income and invested assets are generally allocated to the insurance and the corporate segments in proportion to policy liabilities and stockholders' equity, respectively.  Certain assets, such as property and equipment and leased property under capital leases, are assigned to the Corporate segment.  Goodwill has been allocated to the insurance lines based upon the mix of business of companies acquired. Results for the parent company, Investors Heritage Printing, Investors Heritage Financial, and Family Assignment, after elimination of intercompany amounts, are allocated to the Corporate segment.

	2002	2001	2000
		(000's omitted)
Revenue:
Preneed and burial products	$56,538	$53,487	$50,529
Traditional and universal life products	13,484	13,401	13,007
Credit insurance products and
administrative services	246	395	423
Corporate and other	3,219	3,105	1,468
	$73,487	$70,388	$65,427

Pre-tax income from operations:
Preneed and burial products	$631	$2,205	$1,358
Traditional and universal life products	770	1,467	667
Credit insurance products and
administrative services	27	72	113
Corporate and other	1,353	1,479	106
	$2,781	$5,223	$2,244

Assets:
Preneed and burial products	$247,633	$231,778	$216,149
Traditional and universal life products	72,203	70,690	69,361
Credit insurance products and
administrative services	22,119	26,222	27,413
Corporate and other	85,086	62,088	53,013
	$427,041	$390,778	$365,936

Amortization and depreciation expense:
Preneed and burial products	$6,658	$5,689	$5,514
Traditional and universal life products	1,475	1,820	1,789
Credit insurance products and
administrative services	2	4	11
Corporate and other	420	443	440
	$8,555	$7,956	$7,754

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2002, 2001 and 2000 through coinsurance agreements with various companies. The Company administers the ceded credit life and accident insurance for an agreed-upon fee.  During 2002, 2001 and 2000, the Company received $573,553, $673,577 and $698,513, respectively, of fee income associated with these reinsurance arrangements which is recognized in the Credit insurance products and administrative services and Corporate and other lines of the preceding table.  Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2002, 2001 and 2000 were $20,182,042, $22,211,099 and $23,057,498, respectively. Additionally, the Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit which has been set at $100,000. (Refer to footnote B for information relating to reinsurance associated with its purchase of Franklin American policy obligations.)

Total premiums ceded amounted to $15,639,041, $17,402,598 and $19,371,941 in 2002, 2001 and 2000, respectively, and commissions and expense allowances received were $7,111,893, $8,164,277 and $8,992,753 in 2002, 2001 and 2000, respectively. Unearned premium reserves were reduced by $18,930,351 and $21,510,347 at December 31, 2002 and 2001, respectively, for credit-related reinsurance transactions. Benefit recoveries associated with the Company's ceded reinsurance contracts were $10,797,949, $10,287,905 and $7,786,428 in 2002, 2001 and 2000, respectively. The Company remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations. Assumed reinsurance premiums were $3,005,190, $2,526,269 and $2,374,686 in 2002, 2001 and 2000, respectively.

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

notes to consolidated financials

NOTE L - Quarterly Financial Data (Unaudited)

The following tables show the unaudited quarterly financial data for the Company.

2002	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums	$13,894,768	$13,660,126	$12,945,156	$12,564,128
Total revenue	18,927,486	18,864,044	18,105,020	17,590,127
Net income (loss)	(320,106)	531,112	417,919	627,884
Basic earnings (loss) per share	(0.28)	0.47	0.37	0.55
Diluted earnings (loss) per share	(0.28)	0.47	0.37	0.55

2001	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums	$12,320,718	$12,897,136	$12,723,215	$11,889,480
Total revenue	17,180,515	17,807,407	18,037,007	17,362,726
Net income	692,176	794,815	948,761	1,348,589
Basic earnings per share	0.60	0.71	0.73	1.29
Diluted earnings per share	0.60	0.71	0.73	1.29

stock information

OTC BULLETIN BOARD MARKET QUOTATIONS

                                    2002 Market Price Range

                                    March             June                Sept.                 Dec.

                                    22.50-23.00       23.00-26.50       24.50-23.10       23.30-23.85

KII Logo                     2002 Annual Dividend Per Share - $.38

                                    __________________________________

2001 Market Price Range

March              June                 Sept.                 Dec.

20.50-20.63       19.80-20.50       19.80-20.70       20.70-22.50

2001 Annual Dividend Per Share - $.38

__________________________________

The stock of Kentucky Investors is quoted on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The symbol for Kentucky Investors is KINV.

The 2003 cash dividend to be paid to its stockholders by Kentucky Investors on April 7, 2003 is $.38 per share.

ANNUAL MEETING

The 2003 meeting of shareholders of Kentucky Investors is scheduled for 11 a.m. on May 8, 2003 at the company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K

A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained upon request to the Secretary.

TRANSFER AGENT

Investors Heritage Life Insurance Company

Stock Transfer Department

P.O. Box 717

Frankfort, Kentucky 40602-0717

(800) 422-2011, ext. 1009

(502) 209-1009