Form 10-K/A, Exhibit 13
period 2002-12-31
KENTUCKY INVESTORS INC
filed 2003-04-11
CIK 55362

3: Kentucky Investors, Inc. 2002 Annual Review

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

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
OPERATING ACTIVITIES
Net income	$1,256,809	$3,784,341	$1,506,367
Adjustments to reconcile net income
to net cash provided by operating activities:
Realized loss (gain) on investments	(886,736)	(1,099,079)	599,238
Provision for deferred federal income taxes	114,000	1,000,000	672,000
Net adjustment for premium and discount on investments	23,344	(100,118)	85,974
Depreciation and other amortization	501,647	564,023	541,140
Net realized loss on goodwill impairment	970,862	-	-
Change in minority interest and other	-	-	(159,244)
Change in operating assets and liabilities:
Accrued investment income	(310,373)	(192,976)	(362,794)
Due and deferred premiums	(208,782)	56,733	(49,651)
Amortization of deferred acquisition costs	8,052,931	7,391,695	7,213,058
Policy acquisition costs deferred	(8,442,124)	(8,697,446)	(8,526,224)
Amount recoverable from reinsurers	3,694,024	2,698,862	69,538
Benefit reserves	17,614,367	16,950,702	20,495,926
Policy claims	(639,442)	37,279	557,990
Other policyholder funds	(1,625)	155,242	55,296
Federal income tax	15,133	13,854	(24,110)
Other assets and other liabilities	490,605	2,428,514	155,186

NET CASH PROVIDED BY OPERATING ACTIVITIES	$22,244,640	$24,991,626	$22,829,690

INVESTING ACTIVITIES
Securities available-for-sale:
Purchases	$(67,659,091)	$(65,117,220)	$(31,984,036)
Sales and maturites	44,539,001	47,167,587	14,481,063
Other investments:
Cost of acquisition	(4,260,590)	(5,319,589)	(9,477,581)
Sales and maturities	4,289,226	5,395,255	2,601,078
Considerations from assumption of Franklin American
Life Insurance Company policy obligations	-	-	6,303,944
Net additions to property and equipment	(418,701)	(522,069)	(187,129)

NET CASH USED BY INVESTING ACTIVITIES	$(23,510,155)	$(18,396,036)	$(18,262,661)
FINANCING ACTIVITIES
Receipts from universal life policies creditied to
policyholder account balances	$6,749,207	$5,082,705	$3,308,407
Return of policyholder account balances on universal life policies	(8,028,445)	(7,975,758)	(8,542,770)
Proceeds from notes payable	4,142,564	244,074	2,000,000
Issuances of common stock	209,443	(367,536)	33,262
Dividends	(466,251)	(470,928)	(470,133)

NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES	$2,606,518	$(3,487,443)	$(3,671,234)
INCREASE IN CASH	$1,341,003	$3,108,147	$895,795
Cash and cash equivalents at beginning of year	6,432,594	3,324,447	2,428,652
CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,773,597	$6,432,594	$3,324,447

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