Form 10-K, Exhibit 13
period 2004-12-31
KENTUCKY INVESTORS INC
filed 2005-03-25
CIK 55362

TABLE OF CONTENTS

2004 ANNUAL REVIEW
KENTUCKY INVESTORS, INC.

Board of Directors & Corporate Officers..............................................................	2
Letter to our Stockholders ...............................................................................	3
In Memoriam..................................................................................................	5
Management's Discussion and Analysis...........................................................	6
Selected Financial Data..................................................................................	19
Consolidated Organizational Chart...................................................................	19
Report of Independent Registered Public Accounting Firm..................................	20
Consolidated Financial Statements..................................................................	21
Notes to Consolidated Financial Statements....................................................	25
Stock Information and Annual Meeting..............................................................	44

BOARD OF DIRECTORS &
CORPORATE OFFICERS

Harry Lee Waterfield II [e,f,n] Chairman of the Board President and Chief Executive Officer Frankfort, Kentucky

BOARD OF DIRECTORS	CORPORATE OFFICERS

Harold G. Doran, Jr. [a,e,f]	Raymond L. Carr
Board of Directors	Vice President, Chief Financial Officer
Murray, Kentucky	Frankfort, Kentucky

Michael F. Dudgeon, Jr.	Jane S. Jackson
Board of Directors	Secretary
Frankfort, Kentucky	Frankfort, Kentucky

Gordon C. Duke [a,f]	Jimmy R. McIver
Board of Directors	Treasurer
Frankfort, Kentucky	Frankfort, Kentucky

Howard L. Graham [f,n]	Nancy W. Walton
Board of Directors	First Vice President
Retired Vice President, Corporate Services	Frankfort, Kentucky
Frankfort, Kentucky
Ernst & Young LLP
Robert M. Hardy, Jr. [e,f]	Independent Registered Public
Board of Directors	Accounting Firm
Vice President, General Counsel
Frankfort, Kentucky

Dr. Jerry F. Howell, Jr. [a,e]
Board of Directors
Morehead, Kentucky

David W. Reed [a,n]
Board of Directors
Gilbertsville, Kentucky
a Audit Committee
Helen S. Wagner [e,n]	e Executive Committee
Board of Directors	f Finance Committee
Owensboro, Kentucky	n Nominating Committee

LETTER TO STOCKHOLDERS

To our stockholders,

Kentucky Investors, Inc. had an outstanding year financially. Revenues were down 9%, but net income increased $1,584,000 to $2,156,000. Earning per share was $1.91 per share as compared to $.50 per share the previous year. Operational details are presented in Managements' Discussion & Analysis beginning on page 6. I encourage you to read it for a detailed explanation of company operations.

The quality of our investment portfolio continues to be a primary strength of the company. In 2004, as in 2003, 100% of our fixed maturities were rated investment grade and none were in default. Fixed maturities represent 87.9% of our invested assets and are managed by Conning Asset Management Company with investment guidelines established by the Kentucky Investors, Inc. Board of Directors. We also continue to have excellent performance in our mortgage loan portfolio. Approximately 98% of the mortgage loans are in commercial property and mortgage loans represent 7.5% of total invested assets. At year-end we had no non-performing loans.

Sales were not as strong in 2004 as in previous years, but the financial results were better. This is due to several changes made by company management in 2003 and 2004. We introduced new preneed products in 2003. These products were designed to perform more profitably than our previous preneed line and we are seeing positive results. In 2004 we chose to concentrate service and sales in our existing funeral home accounts rather than stressing growth into new territories. We anticipate expansion into some new territories in 2005.

The sale of credit related insurance products was affected in 2004 by decreasing loan demand, loan tightening and a slow economy. We sell the majority of this business through financial institutions in Kentucky. Sales were also affected by the legal uncertainty in Kentucky as the state's current predatory lending statute conflicts with the federal law. We have tried to combat the uncertainty with education and product development. Although these factors combined to lower sales of credit products from 2003 levels, we exceeded our goal for 2004 by 8%.

We continue to look for new ways to develop income through sales, marketing or administration fees and the purchase of existing blocks of business. In addition to our ongoing programs, we are in the development stages of a program to increase our life insurance sales in the larger face amount market. Fee income is currently generated by third-party administration of lines of business for other companies. We have a marketing agreement for a program involving charitable giving through the purchase of life insurance which could increase fee income for the company. We are continuing to seek blocks of business or life insurance companies to purchase.

In February 2005 Investors Heritage Life Insurance Company and The Kentucky Bankers Association entered into a letter of intent to form a partnership to better serve the financial institutions of Kentucky by providing a premiere line of credit products. Working together our two organizations will improve the quality of the product delivery system with programs designed to enhance the skills and timely response of marketing and support service. We expect increased credit sales and increased fee income for the Kentucky Investors family of companies from this partnership.

LETTER TO STOCKHOLDERS

Financial results were also improved by implementing strategies to cut operational expenses. We did not hold our annual sales conference in 2004 in order to maintain interest rates on existing policies. Company management has also improved our internal budgeting and expense monitoring processes.

Many of these expense savings will continue, but will be offset somewhat by the continued rising cost of our employee health plan and ongoing expenses related to compliance with federal mandates including the Sarbanes Oxley Act. Although these mandates require costly, and in many cases, unnecessary changes, we are determined to use the Sarbanes Oxley Act and other recent mandates to operate a more efficient and effective company. Hopefully some return on that expense will be realized over time.

Our Board of Directors continues to be a great source of advice and an effective monitor of our companies. I appreciate their continued service. I strongly commend our Home Office management and staff for their successful efforts in improving our financial results for 2004. The same is true of our sales managers and associates. Sales may have been lower than desired, but better quality sales resulted and we strengthened our companies to take advantage or our markets and new opportunities.

IN MEMORIAM

Jerry Fonce Howell, Sr. died on January 27, 2005 at age 90. He served on the Board of Directors of Investors Heritage Life Insurance Company and Kentucky Investors, Inc. from August 8, 1963 until his retirement January 1, 2002. Mr. Howell was a valued advisor to my father, to me and to the management of our companies for over 38 years. He was an original stockholder in Kentucky Investors, Inc.

Mr. Howell, my father and Dr. Adron Doran, also a former Investors Heritage board member, became dear friends during their work together in the Kentucky legislature in the 1940's. Mr. Howell served in the Kentucky House of Representative from 1942 through 1948 and served as majority floor leader while my father served as Speaker of the House. He served in the State Senate from 1958 to 1960 while my father was Lieutenant Governor and presiding officer of the Senate.

Mr. Howell had a varied business career. He was a grocer and hardware store operator in Price, Kentucky. He was Vice President of Citizens Bank of Jackson and developed housing and a shopping center there. He was a newspaper man for a time, owning The Jackson Times. He also actively bought and sold coal and natural gas properties. His wife, Buena, who preceded him in death on April 26, 2004, was a life-long educator in Eastern Kentucky. Mr. Howell, after teaching school in his early career, continued his interest in education and served two terms as a member of the Morehead State University Board of Regents and served as Regent Chairman for a period of time. Many of those years in service to Morehead State University were during the presidency of Dr. Adron Doran. He was also involved in numerous civic organizations and state related development organizations, including the Kentucky Advocates for Higher Education.

The Kentucky state legislature never had three better members than Harry Lee Waterfield, Adron Doran and Jerry Fonce Howell, Sr. They were life-long friends as a result of their service together. They worked together to address critical issues facing the Commonwealth, including their shared interest in education advancement and worked together for the growth and success of Investors Heritage Life Insurance Company and Kentucky Investors, Inc.

I would like to think that heaven is a better place with all three of them there now.

Picture of Jerry Fonce Howell, Sr.

MANAGEMENT'S DISCUSSION & ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Kentucky Investors, Inc. ("Kentucky Investors") and its subsidiaries (collectively referred to as the "Company") as of and for the year ended December 31, 2004, as compared with the years ended December 31, 2003 and 2002. This supplementary financial information should be read in conjunction with the consolidated financial statements and related notes, all of which are integral parts of the following analysis of the Company's results of operations and financial position.

Kentucky Investors, Inc. is the parent company of Investors Heritage Life Insurance Company, Investors Heritage Financial Services Group, Inc., Investors Heritage Printing, Inc., and is the sole member of At Need Funding, LLC (formerly Family Assignment Services, LLC.). Kentucky Investors and each subsidiary are domiciled in the Commonwealth of Kentucky. Approximately 98% of Kentucky Investors' operations are generated by Investors Heritage Life.

MAJOR MARKETS AND NEW AFFILIATIONS

The Company has continued to focus the majority of its marketing efforts in the preneed funeral market. We have established a strong marketing base that has allowed us to maintain solid premium production in our core market while operating in the recently unfavorable economic and interest rate environment.

Investors Heritage Financial continues to operate under marketing agreements with Investors Heritage Life. This arrangement has proven to be successful and enabled Investors Heritage Financial and Investors Heritage Life to continue utilizing their expertise in the marketing and administration of credit insurance products. Further, Investors Heritage Financial enables Investors Heritage Life to offer mortgage protection and ordinary life insurance products through financial institutions. Additionally, Investors Heritage Financial has entered into marketing relationships with other unaffiliated insurance companies to provide products that Investors Heritage Life does not currently offer.

Recently, Investors Heritage Life signed a letter of intent with the Kentucky Bankers Association (KBA), forming a new partnership to jointly market credit insurance and related products to Kentucky financial institutions and will serve in an administrative capacity for Kenbanc Reinsurance Company, Ltd., the KBA's wholly owned captive insurance company.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company's discussion and analysis of its financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On a continuing basis, the Company evaluates its estimates, including those related to

MANAGEMENT'S DISCUSSION & ANALYSIS

investments, deferred acquisition costs, present value of future profits, policy liabilities, income taxes, regulatory requirements, contingencies and litigation. The Company bases such estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company believes the following accounting policies, judgments and estimates are the most critical to the preparation of its consolidated financial statements.

Investments in Fixed Maturities, Equity Securities and Mortgage Loans

The Company holds fixed maturities and equity interests in a variety of companies. Additionally, the Company originates, underwrites and manages mortgage loans. The Company continuously evaluates all of its investments based on current economic conditions, credit loss experience and other developments. The Company evaluates the difference between the cost/amortized cost and estimated fair value of its investments to determine whether any decline in value is temporary or other-than-temporary in nature. This determination involves a degree of uncertainty. If a decline in the fair value of a security is determined to be temporary, the decline is recorded as an unrealized loss in shareholders' equity. If a decline in a security's fair value is considered to be other-than- temporary, the security is written down to the estimated fair value with a corresponding realized loss recognized in the consolidated statements of income.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management's judgment as to the financial position and future prospects of the entity issuing the security. It is not possible to accurately predict when it may be determined that a specific security will become impaired. Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future.

Deferred Acquisition Costs

The balance of our deferred acquisition costs at December 31, 2004 and 2003 was $22,632,000 and $23,298,000, respectively. The recovery of these costs is dependent on the future profitability of the related business. Each year, we evaluate the recoverability of the unamortized balance of the deferred acquisition costs. We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable. If we determine a portion of the unamortized balance is not recoverable, it is immediately charged to amortization expense. The assumptions we use to amortize and evaluate the recoverability of the deferred acquisition costs involve significant judgment. A revision to these assumptions may impact future financial results.

Policy Liabilities

Establishing liabilities for the Company's long-duration insurance contracts requires various assumptions, including policyholder persistency, mortality rates, investment

MANAGEMENT'S DISCUSSION & ANALYSIS

yields, discretionary benefit increases, new business pricing, and operating expense levels. The Company evaluates historical experience for these factors when assessing the need for changing current assumptions. However, since many of these factors are interdependent and subject to short-term volatility during the long-duration contract period, substantial estimates and judgment are required. Actual experience may emerge differently from that assumed. Any such difference would be recognized in the current year's Consolidated Statement of Income.

BUSINESS SEGMENTS

Statement of Financial Accounting Standard ("SFAS") No. 131 requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of its business units. The discussion of segment operating results that follows has been performed based on segment data prepared in accordance with SFAS No. 131. The Company's business segments to be discussed are as follows:

--	Preneed & Burial Products segment includes both life and annuity products sold by funeral directors or affiliated agents to fund prearranged funerals or to provide for the insured's final expenses.
--	Traditional & Universal Life Products segment includes traditional life, group life, annuities (primarily qualified) and universal life products.
--	Credit Insurance & Administrative Services segment includes the marketing and administration of credit life and credit accident and health insurance products.
--

Corporate & Other segment consists of corporate accounts measured primarily by stockholders' paid-in capital, contributed surplus, earned surplus, property and equipment and other minor business lines which include group annuities and group and individual accident and health products.

Please see Note J to the Consolidated Financial Statements for additional information regarding segment data.

OPERATING RESULTS

2004 compared to 2003

Consolidated Operations

Total consolidated revenues decreased approximately $5,310,000 in 2004. This decrease is attributed to the sluggish economy and interest rate environment, as well as lower sales in the preneed segment. The current economic environment has hampered disposable income among our customer base, which has in turn led to a decline in new business. Additionally, the low interest rate environment has resulted in lower investment yields on new investments as well as higher than anticipated prepayments on mortgage-backed securities, resulting in static investment earnings in 2004.

The Company's 2004 net income increased $1,584,000 compared with 2003. This increase resulted primarily from product repricing as well as realized general expense savings in the areas of agency administration, policy administration, benefit plans and

MANAGEMENT'S DISCUSSION & ANALYSIS

salaries. However, the higher regulatory burden, including the effects of compliance with the Sarbanes-Oxley Act, the Gramm-Leach-Bliley Act, the USA PATRIOT Act, and anti-fraud legislation, will continue to put pressure on future operating expense.

Preneed & Burial Products

Revenues for the preneed & burial products business segment decreased approximately $4,018,000 in 2004, however pre-tax income increased approximately $1,335,000. The decrease in revenues is primarily due to increased competition in the marketplace and an uncertain economic environment. The increase in pre-tax income is primarily due to the implementation of several cost containment measures which have resulted in lower general expenses as well as the new product series introduced in 2003 which has improved product profitability. New premium production declined approximately $3,745,000. The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production
First Year and Single
December 31

	2004	2003	2002
North Carolina	$8,847,982	$9,961,011	$11,999,302
Kentucky	5,481,648	5,495,407	7,315,486
Georgia	2,678,725	3,085,689	4,025,817
Virginia	1,353,757	2,725,933	4,026,360
Tennessee	2,012,712	2,098,963	2,663,792
South Carolina	1,141,147	1,732,939	1,988,020
Indiana	1,199,716	1,033,138	1,528,945
Michigan	695,833	597,574	1,347,364
Ohio	327,945	395,741	675,657
Illinois	191,186	394,623	307,356
All Other States	952,618	1,107,290	1,653,954
TOTAL	$24,883,269	$28,628,308	$37,532,053

In response to current market conditions, including competitive pricing and the low interest rate environment, the Company introduced the Legacy Protector and Legacy Preferred product series during 2003. This product series replaced the Legacy 2000 product series. These new plans are designed to help control investment income pressures and increased mortality anti-selection that hampered the Legacy 2000 product series. In general, commissions are slightly lower, guaranteed benefits have been moved further from issue, reserves have been adjusted to better reflect experience, and an underwritten plan has been added. These new products have contributed to improved product profitability in 2004.

The Heritage Final expense product is sold in the final expense markets. Introduced in 2002, it is reinsured on an 80% quota share basis exclusively with Munich American Reassurance Company. This reinsurance arrangement has helped to reduce first year surplus strain associated with new sales, as well as provide a stable profit stream for the future.

MANAGEMENT'S DISCUSSION & ANALYSIS

Traditional & Universal Life Products

Revenues for 2004 decreased approximately $470,000. Revenues from this segment are primarily derived from the sale of term insurance products through banks, which has been lower due to less loan demand and changes in lending practices due to new federal and state regulations. New premiums collected during 2004, which exceeded our projections, were $1,643,000, a decrease of $1,191,000 over 2003. Pre-tax income for 2004 increased approximately $461,000, due primarily to the aforementioned realized savings in operating expense items and better than expected mortality.

Investors Heritage Financial markets traditional insurance products through banks and other financial institutions. Currently Investors Heritage Financial services approximately 338 financial institutions and other retail outlets contracted through Investors Heritage Life. Also, Investors Heritage Life has entered into a letter of intent with the KBA which we expect to enhance this line of business and add additional new accounts.

Investors Heritage Financial continues to market Investors Heritage Life products and continues to expand their portfolio of products available to our regular ordinary insurance agents by making available products of other unaffiliated companies. For a number of years, outlets were provided for our agents who had substandard business that Investors Heritage Life would not accept. For the last several years, Investors Heritage Financial has been able to provide second to die policies, substandard life policies, larger term policies and health insurance products through other unaffiliated insurance companies that insure these types of risks. Investors Heritage Financial receives a fee for providing those services and the outlook for increased fee income from this marketing opportunity is positive.

The Company utilizes a combination of yearly renewable term reinsurance and coinsurance to cede life insurance coverage in excess of its retention limit. The Company's maximum retention level is $25,000 per life. For years prior to 2004, the Company maintained a maximum retention of $100,000 per life. The new retention level has stabilized earnings fluctuations in this segment given that the Company writes most business in the smaller face amount markets and claims on larger-case ordinary business was causing unacceptable fluctuations. The lowered retention was achieved by keeping current reinsurance treaties in place and adding additional yearly renewable term treaties with Munich American Reassurance Company and Scottish RE (U.S.) for amounts between $25,000 net amount at risk and the previous retention of $100,000.

Credit Insurance & Administrative Services

The Company reinsures 100% of credit insurance underwriting risk with RBC Reinsurance (Ireland) Ltd. and Munich American, which are major well-known life companies. Effective January 1, 2005, Scottish Re (U.S.), Inc. will replace Munich American as a reinsurer for new business in this line. In addition, Investors Heritage Financial has obtained reinsurance relationships for Investors Heritage Life with five other companies, Madison National Life Insurance Company, Minnesota Life Insurance Company, Life Investors Insurance Company of America, American United Life Insurance Company and Universal Guaranty Life Insurance Company. Each of these agreements generates marketing and retention fees.

Along with the marketing and retention fees generated from the reinsurance agreements, this segment generates revenue primarily from servicing and administering the credit

MANAGEMENT'S DISCUSSION & ANALYSIS

business for our reinsurers. Because this revenue is fee-based, its performance is in direct relation to new and existing earned premium production. Credit premiums written during 2004 were $9,253,000, a decrease of $1,111,000 from 2003, and revenues for this segment decreased $131,000 in 2004. While the potential always exists for a slowdown in credit insurance sales due to decreased loan demand, sales have slowed recently due to new federal banking guidelines regarding predatory lending and the sale of credit insurance in conjunction with a real estate mortgage. In addition, several states, including Kentucky, have enacted or are considering predatory lending laws that prohibit the financing of single premium credit insurance as part of a real estate mortgage transaction. While revenues decreased, pre-tax income increased $23,000 due to general expense savings from within the Company.

Corporate & Other

Revenues from this segment in 2004 decreased $691,000 while pre-tax income decreased $50,000. A significant contributor to the decreased revenues was lower realized gains and investment income. Pre-tax income remained relatively flat because of the offsetting general expense savings as well as a death benefit received by the Company on a company owned life policy covering a former member of management as well as a reduction in stock compensation costs for a decline in the value of Company stock options. The Company, along with their investment advisor Conning Asset Management Company, actively manages the fixed income investment portfolio to achieve management's investment goals, which include the diversification of credit risk, the maintenance of adequate portfolio liquidity, the management of interest rate risk and the maximization of investment returns.

2003 compared to 2002

Consolidated Operations

Total consolidated revenues decreased approximately $11,351,000 in 2003. This decrease is attributed to the sluggish economy and interest rate environment. The current economic environment hampered disposable income among our customer base, which has in turn led to a decline in new business. Additionally, the low interest rate environment resulted in lower investment yields on new investments as well as higher than anticipated prepayments on mortgage-backed securities, resulting in static investment earnings in 2003, although the invested asset base grew by $6,440,000.

The Company's 2003 net income decreased $1,655,000 compared with 2002 (before cumulative effect of change in accounting principle). This decrease resulted primarily from the aforementioned premium and investment yield items along with higher operating expenses. The higher regulatory burden, including the effects of compliance with the Sarbanes-Oxley Act, the Gramm-Leach-Bliley Act, the USA PATRIOT Act, and anti-fraud legislation, has also contributed to the increase in operating expenses.

Preneed & Burial Products

Revenues for the preneed & burial products business segment decreased approximately $10,734,000 in 2003, resulting in a pre-tax loss of $956,000. These results are primarily due to the decline in new premium production of approximately $8,904,000, the aforementioned lower investment yields over all segments, and unfavorable experience on the discontinued Legacy 2000 product series. Poor weather conditions in our primary

MANAGEMENT'S DISCUSSION & ANALYSIS

marketing regions, the economic environment and uncertainties regarding the continuing conflict with Iraq contributed to the decline in revenues. During 2003, Investors Heritage continued to focus primarily on fifteen states in developing the preneed market.

Traditional & Universal Life Products

Revenues for 2003 decreased approximately $997,000. Revenues from this segment are primarily derived from the sale of term insurance products through banks, which has been lower due to less loan demand. The lower investment yields have also contributed to the decrease in revenues. New premiums collected during 2003 were $2,834,000, which was an increase of $249,000 over 2002. The new premium increase was offset slightly by an investment income decrease of $340,000. Pre-tax income for 2003 decreased approximately $274,000, due primarily to the aforementioned operating expense items and lower investment yields on new investments.

Credit Insurance & Administrative Services

Credit premiums written during 2003 were $10,364,000, a decrease of $1,047,000 from 2002; however, revenues for this segment increased $57,000 in 2003 primarily because of the service fees generated on earned premiums. While revenues increased, pre-tax income decreased $7,000 due to the aforementioned lower investment yields and higher operating expenses.

Corporate & Other

Revenues from this segment in 2003 increased $322,000 while pre-tax income decreased $243,000. A significant contributor to revenue was net realized capital gains of $956,000, which increased $69,000 from 2002. While revenue income increased overall, the higher operating expenses previously discussed led to the decrease in pre-tax income. Included within the net realized capital gains amount in 2003 is an impairment charge of $300,000 relative to an investment in First Benefit Capital Corporation that the Company has deemed to be other-than-temporarily impaired.

INVESTMENTS, LIQUIDITY AND CAPITAL RESOURCES

The quality of our investment portfolio and the current level of shareholders' equity continue to provide a sound financial base as we strive to expand our marketing system to offer competitive, quality products. The Company's investment portfolio continues to provide financial stability. It is management's opinion that the Company has adequate cash flows both on a long-term and short-term basis as evidenced by the Consolidated Statements of Cash Flows presented in this Annual Review. The Company's cash flows were primarily derived from insurance premiums and investment income.

During 2004, Investors Heritage Financial's revenues were $472,000, up $64,000 compared to 2003, and dividends in the aggregate amount of $408,309 were paid to Kentucky Investors. Revenues from Investors Heritage Printing were $408,000 in 2004, down $117,000 compared to 2003, and Investors Heritage Printing paid $3,500 in dividends to Kentucky Investors. Management of Investors Heritage Printing continues to focus on improving revenues from unaffiliated sources while continuing to provide printing services for Investors Heritage Life. Revenues from all of these sources constitute approximately 1.5% of total consolidated revenues in 2004 and management is working

MANAGEMENT'S DISCUSSION & ANALYSIS

on the continued growth and profitability of both Investors Heritage Financial and Investors Heritage Printing.

On November 23, 2004, the Company issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008. The note was issued in exchange for common stock from one of its board members.

On December 15, 2003, Kentucky Investors borrowed $3,000,000 from Fifth Third Bank. The note is due on February 1, 2005, with interest to be paid monthly at a rate equal to 0.5% under prime. Kentucky Investors utilized $300,000 of this borrowing to purchase treasury stock, loaned $900,000 to Investors Heritage Life in exchange for an additional surplus note and transferred $1,800,000 to Investors Heritage Life as paid in surplus. The Company contributed the surplus to Investors Heritage Life in order to increase its statutory surplus. Subsequent to December 31, 2004, this note has been repaid.

As previously discussed, on June 28, 2002, the Company entered into a long-term debt agreement with Cherokee National in the amount of $4,000,000, with interest to be paid quarterly, at a rate equal to the prime rate, and due on June 28, 2007. Interest is due on the note subject to dividends of an equal amount also being paid by Cherokee to the Company. The funds were used to purchase 400,000 shares of Cherokee National common stock valued at $4,000,000. In December 2002, those shares of common stock were exchanged for 400,000 shares of Series A preferred stock of Cherokee National.

At Need Funding established a $2,000,000 line of credit with Farmers Bank and Capital Trust Company, Frankfort, Kentucky, for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies. At December 31, 2004, the principal balance on this line of credit was $310,000.

Kentucky Investors also has a line of credit agreement with Farmers Bank and Capital Trust in the amount of $150,000 with interest to be paid quarterly at a rate equal to 1% under the prime rate, renewable annually. On December 31, 2004, the principal balance of this line of credit was $1.

The following table shows an estimate (based on reasonable assumptions and anticipated trends) of payments to be made for benefit reserve liabilities, as well as scheduled payments for major contractual obligations, including the aforementioned borrowings, as of December 31, 2004.

CONTRACTUAL OBLIGATIONS		(000's omitted)

December 31	2005	2006	2007	2008	2009	Thereafter	Total

Policyholder benefits (a)	$43,776	$44,049	$44,491	$44,848	$45,248	$109,833	$332,245
Notes payable	4,981	184	4,184	181	-	-	9,530
Capital leases	105	65	33	10	-	-	213
Operating leases	166	77	54	7	-	-	304
Total	$49,028	$44,375	$48,762	$45,046	$45,248	$109,833	$342,292

(a)	Reserve projections for benefit liabilities include anticipated cash benefit payments only. Projections do not include any impact for future earnings or additional premiums.

MANAGEMENT'S DISCUSSION & ANALYSIS

In February 2005, Kentucky Investors borrowed $3,650,000 from Sun Life Assurance Company of Canada to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000. The note is an amortizing loan with a fixed interest rate of 5.05% and a maturity date of March 1, 2015. The proceeds received by Investors Heritage Life were used to repay their surplus notes to Kentucky Investors, with no significant surplus impact. Additionally, Kentucky Investors used such proceeds to repay the $3,000,000 note to Fifth Third. This transaction was approved by the Kentucky Office of Insurance.

Management is not aware of any other commitments or unusual events that could materially affect the Company's capital resources. The Company has the option to prepay certain notes payable at their discretion prior to their maturity dates.

Other than the items disclosed in Note I to the Consolidated Financial Statements and the increased federal and state regulatory reporting requirements which generally increase administrative expenses, management is not aware of any current recommendations by any regulatory authority which if implemented would have any material effect on the Company's liquidity, capital resources or operations. The National Association of Insurance Commissioners (NAIC) and several states are reviewing statutes and regulations dealing with small face amount life insurance policies. Proposals range from requiring disclosures for policyholders to requiring small face amount policies to be paid up when premiums paid equal some specified multiple of the death benefits. The working group has proposed a model disclosure act and while several states are considering the model, to date only two states, Iowa and Nevada, have adopted the disclosure. It is anticipated that the NAIC will adopt a new disclosure requirement during 2005, however, no additional requirements are expected to be adopted. To the extent that a statute or regulation is adopted that puts a limit on the amount of premiums that can be collected on a small face amount policy, it would potentially limit the ages at which we would issue such a policy and require us to increase premiums for all policyholders. Because regulators are generally in the process of relinquishing their authority to regulate rates on other types of insurance and because life insurance rates have never been regulated, it is unlikely that regulators would decide to regulate rates for life insurance polices at this time. However, if such rate regulation occurs, it will negatively impact some of the products we sell and some of the markets in which we operate, specifically the preneed and burial markets.

The Company will continue to explore various opportunities, including mergers and acquisitions and purchasing blocks of business from other companies, which may dictate a need for either long-term or short-term debt. There are no restrictions as to use of funds except the restriction on Investors Heritage Life as to the payment of cash dividends to shareholders that is discussed in more detail in Note H to the Consolidated Financial Statements.

Since inception, we have maintained a sound, conservative investment strategy. The fixed income portfolio of public bonds is managed by an independent portfolio manager, Conning Asset Management Company. As of December 31, 2004, 88.3% of the Company's total invested assets are managed by Conning pursuant to specific investment guidelines which have been approved by the Board of Directors. The primary

MANAGEMENT'S DISCUSSION & ANALYSIS

investment objectives have been to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.

The fixed income portfolio is diversified among sectors. The Standard & Poor's average quality rating of this portfolio as of December 31, 2004 is AA-. At December 31, 2004 and 2003, the fixed income portfolio was allocated as follows:

	December 31
	2004	2003
Corporate:
Bank & Finance	21.2%	21.1%
Industrial & Miscellaneous	24.9%	25.2%
Utilities	8.2%	10.0%
Government	14.5%	16.2%
Mortgage-backed securities	12.7%	11.5%
Foreign	8.3%	6.9%
Asset-backed securities	4.9%	4.1%
States and Political Division	5.3%	5.0%

The fixed income portfolio includes approximately $36,348,000 (at fair value) of mortgage-backed securities ("MBS"), which represents 11.2% of total invested assets. MBS have historically added value to the portfolio and Conning has provided the expertise to purchase MBS with the confidence that the credit ratings have been properly analyzed and that the investment properly suits the Company's asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions. Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored. Except for two commercial-backed mortgages of approximately $2,066,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs. Unlike most corporate or real estate debt, the primary concern with a MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 19% of the total MBS portfolio. In accordance with Emerging Issues Task Force Issue 99-20, "Recognition of Interest Income and Impairment of Purchased and Retained Beneficial Interests in Securitized Financial Assets" ("EITF 99-20"), when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows. The overall impact of the CMO's variability in yields on the portfolio is not significant in relation to the yield and cash flows of the total invested assets. More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO's, such as those structured to share in residual cash flows. Except for one

MANAGEMENT'S DISCUSSION & ANALYSIS

sequential pay CMO's of approximately $151,000, the CMO's held are either planned amortization class ("PAC") bonds, or support class ("SUP") bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk. Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO's under the provisions of EITF 99-20.

Pass-throughs comprise the remainder of MBS owned, representing approximately 81% of the total MBS portfolio. Pass-throughs are GNMA, FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

The strength of our liquidity is found in our conservative approach in the product development area and in the strength and stability of our fixed income portfolio and our mortgage loans. For 2004 and 2003, our fixed income investments were 100% investment grade as rated by Standard & Poor's. None of the Company's fixed income assets are in default. Liquidity is also managed by laddering maturities of our fixed income portfolio. The average duration of our fixed income investments is 5.2 years with approximately $6,197,000 due within 12 months and approximately $55,878,000 due within the following 4 years. Historically management has anticipated that all such investments will be held until maturity. However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management. As explained in detail in Note A to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

The Company engages in commercial and residential mortgage lending with approximately 97.8% of these investments in commercial properties. All mortgage loans are originated in-house and all loans are secured by first mortgages on the real estate. Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115 or higher are generally required. The Company minimizes credit risk in its mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, reviewing its larger mortgage loans on an annual basis and diversifying the portfolio by property type. The average loan balance is $412,537 and the average loan to value is 42.2%. The largest loan currently held is $937,094. The Company has approximately $24,340,000 invested in mortgage loans, which represents 7.5% of total invested assets. The portfolio is diversified across various property types as follows:

	December 31
	2004	2003
Office	26.4%	26.4%
Retail	53.2%	50.0%
Industrial	4.4%	5.4%
Medical	6.6%	6.5%
Agriculture	1.9%	1.9%
1 to 4 family	0.3%	2.3%
Apartments	3.6%	3.9%
Other	3.6%	3.6%

MANAGEMENT'S DISCUSSION & ANALYSIS

Over the last several years we have methodically reduced the concentration of mortgage loans on properties located in Kentucky in order to diversify our portfolio geographically. We are familiar with our mortgage loan markets and are not aware of any negative factors or trends that would have a material impact on the local economies where the mortgage loan properties are located. The Company has been successful in adding value to the total investment portfolio through its mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are from 148 to 200 basis points higher than yields realized from fixed income investments. Value has also been added because the mortgage loan portfolio has consistently performed well. As of December 31, 2004, the Company had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

MARKET RISK EXPOSURES

Measuring market risk is a key function of our asset/liability management process. To test financial risk and investment strategy, the Company performs an asset adequacy analysis each year. Dynamic models of both assets and liabilities are created to project financial results under several shifts in the current interest rate environment. Results show that the Company's exposure to a relative 10% increase or decrease in the interest rates prevalent at December 31, 2004 is a net loss of less than $500,000.

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

In addition to these dynamic modeling techniques, the Company closely monitors its own business segments with respect to product performance and agent behavior. To that end, during 2002 we implemented a system to assist in monitoring these areas. This tool allows management to quickly isolate areas of strength and weakness and to take appropriate and timely action to exploit the strengths and improve the weaknesses.

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life increased $467,000 and $1,545,000 in 2004 and 2003, respectively. Investors Heritage Life produced a statutory operating gain of $1,095,000 in 2004 compared to a statutory operating loss of $829,000 for 2003. The primary reasons for the statutory operating gain in 2004 are the significant savings in general expenses from the implementation of the Company's new budgeting procedures as well as the realized profitability on new products in our preneed line introduced in 2003.

MANAGEMENT'S DISCUSSION & ANALYSIS

During 2004, the Kentucky Office of Insurance conducted their required triennial financial examination of Investors Heritage Life Insurance and an unqualified opinion was issued.

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

SELECTED FINANCIAL DATA

(000's omitted except for Earnings and Cash Dividends Per Share)

	2004	2003	2002	2001	2000
Total revenue...........................	$56,825	$62,135	$73,487	$70,388	$65,427
Total benefits and expenses....	54,386	61,465	70,705	65,165	63,183
Net income...............................	2,156	572	1,257	3,784	1,506
Earnings per share, diluted......	1.91	0.49	1.10	3.33	1.31
Total assets.............................	422,699	429,475	427,041	390,778	365,936
Total liabilities..........................	373,576	379,321	373,413	347,851	328,681
Debt.........................................	9,665	9,258	6,702	2,688	2,229
Cash dividends per share........	0.38	0.38	0.38	0.38	0.38

CONSOLIDATED ORGANIZATIONAL CHART

Kentucky Investors, Inc. owns 100 percent of the common stock of Investors Heritage Life Insurance Company.

Kentucky Investors, Inc. owns 100 percent of the common stock of Investors Heritage Financial Service Group, Inc.

Kentucky Investors, Inc. owns 100 percent of the common stock of Investors Heritage Printing, Inc.

Kentucky Investors, Inc. is the sole member of At Need Funding, LLC.

Investors Heritage Life Insurance Company owns 96 percent of the stock of Investors Underwriters, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Kentucky Investors, Inc.

          We have audited the accompanying consolidated balance sheets of Kentucky Investors, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky Investors, Inc. at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill.

Cincinnati, Ohio
March 11, 2005

KENTUCKY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

ASSETS	2004	2003
INVESTMENTS
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2004 - $269,083,791; 2003- $265,097,987)	$285,713,240	$284,531,244
Equity securities (cost: 2004 - $4,997,915; 2003 - $4,997,915)	6,294,261	5,872,424
Mortgage loans on real estate	24,339,656	25,749,708
Policy loans	7,423,238	7,918,258
Other long-term investments	688,858	557,461
Short-term investments	638,003	813,000
Total investments	$325,097,256	$325,442,095

Cash and cash equivalents	2,445,782	5,844,281
Accrued investment income	4,527,412	4,646,903
Due and deferred premiums	4,263,602	4,441,828
Deferred acquisition costs	22,632,088	23,298,369
Present value of future profits	391,137	482,721
Leased property under capital leases	206,082	227,822
Property and equipment	1,711,131	1,932,216
Other assets	4,572,685	2,693,750
Amounts recoverable from reinsurers	56,852,228	60,465,147
	$422,699,403	$429,475,132

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$332,244,617	$335,604,439
Unearned premium reserves	15,210,315	17,014,697
Policy claims	1,612,474	1,647,245
Dividend and endowment accumulations	1,219,109	1,218,472
Reserves for dividends and endowments and other	858,084	863,012
Total policy liabilities	$351,144,599	$356,347,865
Federal income taxes	9,340,783	9,673,564
Obligations under capital leases	200,129	224,628
Notes payable	9,464,463	9,033,355
Other liabilities	3,425,812	4,041,199
Total liabilities	$373,575,786	$379,320,611

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2004-1,099,666; 2003-1,136,361)	$1,099,666	$1,136,361
Paid-in surplus	8,560,130	8,549,970
Accumulated other comprehensive income	10,406,040	12,139,714
Retained earnings	29,057,781	28,328,476
Total stockholders' equity	$49,123,617	$50,154,521
	$422,699,403	$429,475,132

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
REVENUE
Premiums and other considerations	$37,046,095	$41,754,412	$53,064,178
Investment income, net of expenses	18,112,141	18,343,010	18,462,764
Realized gain on investments, net	392,577	955,644	886,736
Other income	1,274,259	1,082,265	1,072,999
Total revenue	$56,825,072	$62,135,331	$73,486,677

BENEFITS AND EXPENSES
Death and other benefits	$41,279,849	$33,986,241	$32,675,295
Guaranteed annual endowments	641,714	664,204	687,191
Dividends to policyholders	635,773	693,830	699,130
Increase (decrease) in benefit reserves and unearned premiums	(1,286,753)	10,493,003	21,068,460
Acquisition costs deferred	(4,680,798)	(5,890,859)	(8,442,124)
Amortization of deferred acquisition costs	5,830,252	6,910,177	8,052,931
Commissions	2,479,544	3,334,653	5,242,529
Other insurance expenses	9,486,769	11,273,743	10,721,858
Total benefits and expenses	$54,386,350	$61,464,992	$70,705,270

INCOME BEFORE FEDERAL INCOME TAX
AND CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	$2,438,722	$670,339	$2,781,407

Provision for income taxes:
Current	$203,943	$79,741	$439,736
Deferred	79,000	18,320	114,000
	$282,943	$98,061	$553,736

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	$2,155,779	$572,278	$2,227,671

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE	$-	$-	$(970,862)

NET INCOME	$2,155,779	$572,278	$1,256,809

BASIC NET EARNINGS PER SHARE
Before cumulative effect of change in
accounting principle	$1.91	$0.50	$1.96
Cumulative effect of change in accounting principle	-	-	(0.85)
	$1.91	$0.50	$1.11
DILUTED NET EARNINGS PER SHARE
Before cumulative effect of change in
accounting principle	$1.91	$0.49	$1.95
Cumulative effect of change in accounting principle	-	-	(0.85)
	$1.91	$0.49	$1.10

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Common Stock	Paid-in Surplus	Accumulated Other Comprehensive Income	Retained Earnings	Total Stockholders' Equity

BALANCE, JANUARY 1, 2002	$1,132,960	$8,413,332	$5,737,351	$27,644,010	$42,927,653

Comprehensive income:
Net income	-	-	-	1,256,809	1,256,809
Change in net unrealized appreciation
on available-for-sale securities	-	-	9,694,747	-	9,694,747
Total comprehensive income					10,951,556
Cash dividend	-	-	-	(466,251)	(466,251)
Issuance of common stock, net	10,430	82,501	-	116,512	209,443
Share exchange transaction	-	-	-	5,349	5,349

BALANCE, DECEMBER 31, 2002	$1,143,390	$8,495,833	$15,432,098	$28,556,429	$53,627,750

Comprehensive income:
Net income	-	-	-	572,278	572,278
Change in net unrealized appreciation
on available-for-sale securities	-	-	(3,201,532)	-	(3,201,532)
Change in add'l minimum pension liability	-	-	(90,852)	-	(90,852)
Total comprehensive loss					(2,720,106)
Cash dividend	-	-	-	(471,898)	(471,898)
Repurchase of common stock, net	(7,029)	54,137	-	(315,547)	(268,439)
Share exchange transaction	-	-	-	(12,786)	(12,786)

BALANCE, DECEMBER 31, 2003	$1,136,361	$8,549,970	$12,139,714	$28,328,476	$50,154,521

Comprehensive income:
Net income	-	-	-	2,155,779	2,155,779
Change in net unrealized appreciation
on available-for-sale securities	-	-	(1,553,972)	-	(1,553,972)
Change in add'l minimum pension liability	-	-	(179,702)	-	(179,702)
Total comprehensive income					422,105
Cash dividend	-	-	-	(465,162)	(465,162)
Repurchase of common stock, net	(36,695)	10,160	-	(961,312)	(987,847)

BALANCE, DECEMBER 31, 2004	$1,099,666	$8,560,130	$10,406,040	$29,057,781	$49,123,617

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
OPERATING ACTIVITIES
Net income	$2,155,779	$572,278	$1,256,809
Adjustments to reconcile net income
to net cash provided by operating activities:
Realized gain on investments	(392,577)	(955,644)	(886,736)
Provision for deferred federal income taxes	79,000	18,320	114,000
Net adjustment for premium and discount on investments	411,851	321,313	23,344
Depreciation and other amortization	369,093	454,429	501,647
Net realized loss on goodwill impairment	-	-	970,862
Change in operating assets and liabilities:
Accrued investment income	119,491	(316,583)	(310,373)
Due and deferred premiums	178,226	311,283	(208,782)
Amortization of deferred acquisition costs	5,830,252	6,910,177	8,052,931
Acquisition costs deferred	(4,680,798)	(5,890,859)	(8,442,124)
Amounts recoverable from reinsurers	3,612,919	2,545,184	3,694,024
Benefit reserves	(4,595,456)	8,216,000	17,614,367
Policy claims	(34,771)	(320,974)	(639,442)
Other policyholder funds	(4,291)	41,963	(1,625)
Federal income tax (benefit)	(66,958)	(5,501)	15,133
Other assets and other liabilities	(2,170,523)	(4,808,296)	490,605

NET CASH PROVIDED BY OPERATING ACTIVITIES	$811,237	$7,093,090	$22,244,640

INVESTING ACTIVITIES
Securities available-for-sale:
Purchases	$(47,554,404)	$(69,257,995)	$(67,659,091)
Sales and maturites	43,021,328	59,742,204	44,539,001
Other investments:
Cost of acquisition	(2,081,512)	(5,165,949)	(4,260,590)
Sales and maturities	4,030,185	3,966,575	4,289,226
Net additions to property and equipment	(34,684)	(311,523)	(418,701)

NET CASH USED BY INVESTING ACTIVITIES	$(2,619,087)	$(11,026,688)	$(23,510,155)
FINANCING ACTIVITIES
Receipts from universal life policies credited to
policyholder account balances	$7,686,265	$7,976,260	$6,749,207
Return of policyholder account balances on universal life policies	(8,255,013)	(7,878,358)	(8,028,445)
Payments on notes payable	(818,100)	(738,326)	(1,325,798)
Proceeds from notes payable	1,249,208	3,385,043	5,468,362
Issuances (repurchases) of common stock	(987,847)	(268,439)	209,443
Dividends	(465,162)	(471,898)	(466,251)

NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES	$(1,590,649)	$2,004,282	$2,606,518
INCREASE (DECREASE) IN CASH	$(3,398,499)	$(1,929,316)	$1,341,003
Cash and cash equivalents at beginning of year	5,844,281	7,773,597	6,432,594
CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,445,782	$5,844,281	$7,773,597

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE A - Nature of Operations and Accounting Policies

Kentucky Investors, Inc. is the holding company of Investors Heritage Life Insurance Company, Investors Heritage Printing, Inc., a printing company, Investors Heritage Financial Services Group, Inc., an insurance marketing company, and is the sole member of At Need Funding, LLC (formerly Family Assignment Services, LLC), a limited liability company that provides advance funding of funerals in exchange for the irrevocable assignment of life insurance policies from other nonaffiliated companies. These entities are collectively hereinafter referred to as the "Company". Approximately 98% percent of Kentucky Investors operations are generated by Investors Heritage Life.

The Company's operations involve the sale and administration of various insurance and annuity products, including, but not limited to, participating, non-participating, whole life, limited pay, universal life, annuity contracts, credit life, credit accident and health and group insurance policies. The principal markets for the Company's products are in the commonwealths of Kentucky and Virginia, and the states of North Carolina, South Carolina, Ohio, Indiana, Florida, Tennessee, Illinois, Georgia, West Virginia, Michigan, Mississippi, Alabama and Maryland.

Basis of Presentation: The accompanying consolidated financial statements of Kentucky Investors and subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

Use of Estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation: The consolidated financial statements include the wholly-owned subsidiaries of Kentucky Investors, which are Investors Heritage Life and its subsidiary, Investors Underwriters, Inc., Investors Heritage Printing, Investors Heritage Financial and At Need Funding. Intercompany transactions are eliminated in the Company's consolidated financial statements.

Investments: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company classifies all fixed maturities and equity securities as available-for-sale. Under SFAS No. 115, securities classified as available-for-sale are carried at fair value with appreciation (depreciation) relating to temporary market value changes recorded as an adjustment to other comprehensive income net of federal income taxes.

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

Realized gains and losses on the sale of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate, as discussed in further detail in Note C to the consolidated financial statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

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

Property and Equipment: Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method. Accumulated depreciation on property and equipment was $3,342,631 and $3,148,519 at December 31, 2004 and 2003, respectively.

Capital Leases: During 2004 the Company entered into three capital leases for office equipment. Total lease payments for 2004, 2003 and 2002 relating to new and previously existing capital leases were $177,828, $188,989 and $210,956, respectively. Future minimum lease payments for 2005, 2006, 2007 and 2008 are $104,570, $64,961, $33,442 and $10,175, respectively. The present value of net minimum lease payments at December 31, 2004 was $200,129, which is equal to the total future minimum lease payments of $213,148 less imputed interest of $13,019. Accumulated amortization on the leased property was $549,795 and $385,693 at December 31, 2004 and 2003, respectively.

Goodwill: In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminates the amortization of goodwill and other acquired intangible assets with indefinite economic useful lives, the Company ceased amortization of goodwill as of January 1, 2002. The Company performed the requisite transitional impairment tests for those assets as of January 1, 2002 and $970,862 of goodwill associated with the 1981 acquisition of Investors Heritage of the South and the 1982 acquisition of Commercial Travelers Life Insurance Company was written off and recorded as a cumulative effect of a change in accounting principle in the first quarter of 2002. Previously, goodwill was being amortized over forty years using the straight-line method.

Present Value of Future Profits: Present value of future profits represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition. The assigned value is amortized over the expected remaining life of the insurance in force (which approximates a weighted average of 8 years). Accumulated amortization was $391,524 and $299,940 at December 31, 2004 and 2003, respectively. Annual amortization for years 2005 through 2007 will be approximately $91,600. Annual amortization for 2008 and 2009 will be approximately $35,865 and $17,292, respectively.

Benefit Reserves and Policyholder Deposits: Reserves on traditional life and accident and health insurance products are calculated using the net level premium method based

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

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

Reinsurance: The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth. Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies. In accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts", reserves ceded to reinsurers of $55,741,507 and $59,139,766 at December 31, 2004 and 2003, respectively, are shown gross on the Company's balance sheet.

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

Participating Policies: Participating business approximates 8% of ordinary life insurance in force. Participating dividends are accrued as declared by the Board of Directors of Investors Heritage Life. The liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest, and the 1941 CSO Mortality and 1958 CSO Mortality tables. All guaranteed benefits were considered in calculating these reserves. Deferred acquisition costs are amortized in proportion to expected gross profits. The average assumed investment yields used in determining expected gross profits ranged from 3.56% to 9.17% (for the current and all future years an assumed investment yield of 6.00% was utilized).

Federal Income Taxes: The Company utilizes the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes", to account for income taxes. Under such method, deferred tax assets and liabilities are determined based on differences between

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

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

Common Stock and Earnings per Share: The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year. Cash dividends per share were $.38 in 2004, 2003 and 2002.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

A reconciliation from Basic Earnings per share ("EPS") to Diluted EPS is as follows:

	Income	Shares	Per Share Amount
December 31, 2004
Basic EPS
Income available to common stockholders	$2,155,779	1,128,148	$1.91
Dilutive effect of common equivalent shares of stock options	-	710	-

Diluted EPS
Income available to common stockholders	$2,155,779	1,128,858	$1.91

December 31, 2003
Basic EPS
Income available to common stockholders	$572,278	1,148,605	$0.50
Dilutive effect of common equivalent shares of stock options	-	8,825	-

Diluted EPS
Income available to common stockholders	$572,278	1,157,430	$0.49

December 31, 2002
Basic EPS
Income available to common stockholders	$1,256,809	1,136,512	$1.11
Dilutive effect of common equivalent shares of stock options	-	1,560	-

Diluted EPS
Income available to common stockholders	$1,256,809	1,138,072	$1.10

Accumulated Other Comprehensive Income (Loss): SFAS No. 130, "Reporting Comprehensive Income", requires unrealized gains or losses on available-for-sale securities to be included in other comprehensive income. The reclassification amounts (net of 34% tax) for the years ended December 31, 2004, 2003 and 2002 are summarized as follows:

	2004	2003	2002

Net unrealized gain (loss) arising during period	$(1,161,395)	$(2,245,888)	$10,581,483
Reclassification adjustment for net (gains)
losses included in net income	(392,577)	(955,644)	(886,736)
Net unrealized gain (loss) on certain
securities	$(1,553,972)	$(3,201,532)	$9,694,747

NOTE B - Acquisitions

Effective September 30, 2002, Investors Heritage Life acquired all of the issued and outstanding stock of Regal Life Insurance Company, a Maryland life insurance company, from its parent, Bankers Independent Insurance Company. On December 31, 2002, Regal was merged into Investors Heritage Life. The acquisition and merger were approved by both the Maryland and Kentucky Departments of Insurance. The acquisition was accounted for under the purchase accounting method as prescribed by SFAS No.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

141, "Business Combinations". The gross acquisition price was approximately $560,000. The difference between the fair values of assets received and liabilities assumed was recorded as the present value of future profits, representing the actuarially determined present value of anticipated profits to be realized from the business, using a risk-adjusted discount rate.

On June 28, 2002, the Company acquired 400,000 shares of Cherokee National Life Insurance Company of Macon, Georgia, a subsidiary of American United Life Insurance Company, in exchange for the Company's non-recourse promissory note in the amount of $4,000,000. The note is due June 28, 2007 and interest is paid quarterly at a rate equal to the prime rate. Cherokee National stock dividends are paid quarterly and the dividend rate is the same as the interest rate on the note. No interest is due on the note unless dividends have been paid. During December 2002, the 400,000 shares of common stock of Cherokee National were exchanged for 400,000 shares of Series A preferred stock of Cherokee National.

NOTE C - Investments

The Company limits credit risk by emphasizing investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans. The Company manages its fixed income portfolio to diversify between and within industry sectors. Mortgage loans, exclusive of insured or guaranteed mortgages, are issued at loan to value ratios not exceeding 80 percent. Approximately $7,780,000 of the loans outstanding at December 31, 2004 were to borrowers located in Kentucky. All loans are secured by a first mortgage on the property.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Investments in available-for-sale securities are summarized as follows:

		Gross Unrealized Gains	Gross Unrealized Losses
2004	Amortized Cost		Less Than 12 Months	Greater Than 12 Months	Fair Value

Available-for-sale securities:
U.S. government obligations	$38,946,679	$2,350,370	$5,411	$-	$41,291,638
States and political subdivisions	14,469,235	815,115	13,370	53,452	15,217,528
Corporate	158,837,883	10,938,133	85,967	418,231	169,271,818
Foreign	21,011,877	2,588,678	16,202	-	23,584,353
Mortgage-backed securities	35,818,117	552,501	22,715	-	36,347,903
Total fixed maturity securities	$269,083,791	$17,244,797	$143,665	$471,683	$285,713,240
Equity securities	4,997,915	1,296,346	-	-	6,294,261
Total	$274,081,706	$18,541,143	$143,665	$471,683	$292,007,501

2003			Gross Unrealized Losses
	Amortized Cost	Gross Unrealized Gains	Less Than 12 Months	Greater Than 12 Months	Fair Value
Available-for-sale securities:
U.S. government obligations	$42,600,451	$3,586,563	$3,771	$-	$46,183,243
States and political subdivisions	13,506,454	742,788	64,362	-	14,184,880
Corporate	159,722,482	13,216,390	1,171,747	-	171,767,127
Foreign	17,364,437	2,294,896	5,568	-	19,653,765
Mortgage-backed securities	31,904,163	981,417	143,351	-	32,742,229
Total fixed maturity securities	$265,097,987	$20,822,054	$1,388,799	$-	$284,531,244
Equity securities	4,997,915	879,419	-	4,910	5,872,424
Total	$270,095,902	$21,701,473	$1,388,799	$4,910	$290,403,668

The Company's decision to record an impairment loss is primarily based on whether the security's fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security's fair value has been below carrying value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. For securities that are other-than-temporarily impaired, the security is adjusted to fair value and the resulting losses are recognized in realized gains/losses in the Consolidated Statements of Income.

Gross unrealized losses in 2004 were comprised of 47 securities, 34 of which were in an unrealized loss position for less than 12 months. Based on an analysis of the criteria previously discussed, none of the securities, including securities with unrealized losses greater than 12 months in age, are believed to be other-than-temporarily impaired at December 31, 2004. Net realized investment gains included $300,000 of pretax impairment loss in 2003 and none in 2004. The impairment recorded was the result of credit deterioration on a specific issue in the equity market. The Company determined the investment would not be recovered and the fair value was written to zero.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

In accordance with SFAS No. 115, net unrealized gains for investments classified as available-for-sale are shown, net of the effect on deferred income taxes and deferred policy acquisition costs assuming that the appreciation had been realized. A summary follows:

December 31
	2004	2003
Net unrealized appreciation on
available-for sale securities	$17,925,795	$20,307,764
Adjustment to deferred acquisition costs	(1,293,431)	(1,776,606)
Deferred income taxes	(5,955,770)	(6,300,592)
Net unrealized appreciation on
available-for sale securities	$10,676,594	$12,230,566

The amortized cost and fair value of debt securities at December 31, 2004, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized Cost	Fair Value
Due in one year or less	$6,073,583	$6,197,339
Due after one year through five years	52,274,664	55,878,311
Due after five years through ten years	129,290,317	138,687,892
Due after ten years	45,627,110	48,601,795
Due at multiple maturity dates	35,818,117	36,347,903
Total	$269,083,791	$285,713,240

Proceeds during 2004, 2003 and 2002 from sales and maturities of investments in available-for-sale securities were $43,021,328, $59,742,204 and $44,539,001, respectively. Gross gains of $478,320, $1,533,778 and $1,073,458 and gross losses of $613,934, $590,917 and $365,173 were realized on those sales during 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Presented below is investment information, including the accumulated and annual change in net unrealized investment gain or loss. Additionally, the table shows the annual change in net unrealized investment gain (loss) and the amount of realized investment gain (loss) on debt and equity securities for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Change in unrealized investment gain (loss):
Available-for-sale:
Debt securities	$(2,803,806)	$(5,121,424)	$15,846,856
Equity securities	421,837	224,874	(110,518)
Realized investment gain (loss):
Available-for-sale:
Debt securities	$392,577	$1,255,664	$886,736
Equity securities	-	(300,000)	-

Major categories of investment income are summarized as follows:

	2004	2003	2002
Fixed maturities	$15,945,736	$15,980,125	$16,396,086
Mortgage loans on real estate	1,895,624	1,993,106	1,976,301
Other	1,043,783	1,135,669	903,114
	$18,885,143	$19,108,900	$19,275,501
Investment expenses	773,002	765,890	812,737
	$18,112,141	$18,343,010	$18,462,764

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 2004 and 2003, these required deposits had book values of $23,163,743 and $23,225,084, respectively.

During the third quarter of 2004, the Company began participating in a securities lending program, primarily for investment yield enhancement purposes, with third parties, mostly large brokerage firms. Securities loaned are treated as financing arrangements and the unrestricted collateral received is recorded in other assets, with an offsetting liability recorded in other liabilities to account for the Company's obligation to return the collateral. The Company obtains collateral in an amount equal to 102% of the fair value of domestic securities loaned, monitors the market value of securities loaned on a daily basis and obtains additional collateral as necessary. At December 31, 2004, there were no securities on loan under this agreement. Income earned relative to this program was $10,656 for the year ended December 31, 2004.

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

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	DECEMBER 31
	2004		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Fixed maturities	$285,713,240	$285,713,240	$284,531,244	$284,531,244
Equity securities	6,294,261	6,294,261	5,872,424	5,872,424
Mortgage loans on real estate:
Commercial	23,810,398	25,112,073	24,673,980	25,242,109
Residential	61,148	65,072	586,928	600,974
Farm	468,110	477,353	488,800	497,649
Policy loans	7,423,238	7,423,238	7,918,258	7,918,258
Other long-term investments	688,858	688,858	557,461	557,461
Short-term investments	638,003	638,003	813,000	813,000
Cash and cash equivalents	2,445,782	2,445,782	5,844,281	5,844,281
Accrued investment income	4,527,412	4,527,412	4,646,903	4,646,903

Liabilities:
Policyholder deposits
(Investment-type contracts)	$84,145,196	$80,718,238	$83,869,030	$80,278,095
Policy claims	1,612,474	1,612,474	1,647,245	1,647,245
Obligations under capital leases	200,129	200,129	224,628	224,628
Notes payable	9,464,463	9,464,463	9,033,355	9,033,355

The following methods and assumptions were used in estimating the "fair value" disclosures for financial instruments in the accompanying financial statements and notes thereto:

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

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE E - Federal Income Tax

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

	2004	2003
Deferred tax liabilities:
Policy acquisition costs	$5,274,205	$5,487,629
Net unrealized gain on available-for-sale securities	5,955,770	6,300,592
Other	1,873,535	2,160,719
Total deferred tax liabilities	$13,103,510	$13,948,940

Deferred tax assets:
Benefit reserves	$1,174,950	$1,532,304
Other	2,682,547	2,765,424
Total deferred tax assets	$3,857,497	$4,297,728
Net deferred tax liabilities	$9,246,013	$9,651,212

The Company reviews its gross deferred tax assets for recoverability. At December 31, 2004 and 2003, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2004	2003	2002

Statutory federal income tax rate	34.0%	34.0%	34.0%
Small life insurance company deduction	(8.4%)	(23.6%)	(13.2%)
Release of tax reserve	(7.4%)	-	-
Life insurance proceeds	(3.3%)	-	-
Other	(3.3%)	4.2%	(0.9%)

Effective income tax rate	11.6%	14.6%	19.9%

At December 31, 2004, approximately $4,000,000 of the Retained earnings of the Company represents earnings prior to 1984 which accumulated in an account known as policyholders' surplus, which was not subject to income taxation. In certain circumstances, including if distributions are made to stockholders in excess of approximately $30,397,000, the Company could be subject to additional federal income tax unrelated to its normal taxable income. No provision for such income tax has been made at December 31, 2004.

The Company made income tax payments of $127,800, $265,600 and $393,200 in 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE F - Notes Payable

On November 23, 2004, the Company issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008. The note was issued in exchange for common stock from one of its board members.

On December 15, 2003, the Company entered into a long term debt agreement with Fifth Third Bank in the amount of $3,000,000 at an interest rate equal to 0.5% less than the prime rate established by Fifth Third, due February 1, 2005. The funds were used to issue a surplus note to Investors Heritage Life, to contribute to Investors Heritage Life's paid in capital and for general corporate purposes.

On September 30, 2002, At Need Funding entered into a long-term debt agreement with Farmers Bank and Capital Trust Co., Frankfort, Kentucky, by establishing a line of credit in the amount of $2,000,000 with interest to be paid monthly at a rate equal to the prime rate and due September 30, 2003, renewable annually. The purpose of this line of credit is to provide advance funding for funerals in exchange for an irrevocable assignment of life insurance policies from other unaffiliated insurance companies.

The Company also has an annually renewable line of credit agreement with Farmers Bank and Capital Trust Co., Frankfort, Kentucky in the amount of $150,000 with interest to be paid quarterly at a rate equal to 1% under the prime rate. The purpose of this line of credit is for general corporate purposes.

Information relative to the Company's material notes payable at December 31, 2004 and 2003 is as follows:

2004
	Outstanding Principal	Current Interest Rate	Maturity Date	Interest Expense	Interest Paid
Fifth Third Bank Note	$3,000,000	4.75%	2/1/2005	$117,479	$110,146
Cherokee National Note	$4,000,000	5.25%	6/28/2007	$170,278	$170,000
At Need Funding Line of Credit	$310,000	5.25%	9/30/2005	$14,841	$14,996
Fifth Third Bank Note	$1,487,447	4.25%	12/27/2005	$54,487	$53,726
Farmers Bank Line of Credit	$1	4.25%	12/20/2005	$782	$186
Promissory Note	$643,200	4.00%	11/23/2004	$2,644	$-

2003
	Outstanding Principal	Current Interest Rate	Maturity Date	Interest Expense	Interest Paid
Fifth Third Bank Note	$3,000,000	3.50%	2/1/2005	$4,667	$-
Cherokee National Note	$4,000,000	4.00%	6/28/2007	$165,889	$165,000
At Need Funding Line of Credit	$200,000	4.00%	9/30/2004	$8,967	$8,777
Fifth Third Bank Note	$1,757,721	3.00%	12/27/2005	$59,633	$55,085
Farmers Bank Line of Credit	$45,001	3.00%	12/20/2004	$139	$105

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE G - Employee Benefit Plans

The Company participates in a noncontributory retirement plan which covers substantially all employees. Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service. Benefits are funded based on actuarially-determined amounts.

The following table provides additional details for the Company on a consolidated basis as of December 31.

	2004	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$10,309,515	$9,342,392	$8,067,143
Service cost	321,565	368,703	367,179
Interest cost	643,507	658,494	618,180
Settlements	(1,212,023)	-	-
Actuarial loss	54,734	425,271	344,727
Benefits paid	(118,059)	(485,345)	(54,837)
Benefit obligation at end of year	$9,999,239	$10,309,515	$9,342,392

Change in plan assets:
Fair value of plan assets at beginning of year	$8,052,738	$7,335,822	$6,265,084
Actual return on plan assets	930,690	682,265	545,567
Settlements	(1,709,756)	-	-
Employer contribution	540,000	519,996	580,008
Benefits paid	(118,059)	(485,345)	(54,837)
Fair value of plan assets at end of year	$7,695,613	$8,052,738	$7,335,822

Funded status	$(2,303,626)	$(2,256,777)	$(2,006,570)
Unrecognized net actuarial loss	1,836,686	2,187,063	1,929,279
Unrecognized prior service credit	-	-	(56,161)
Additional minimum pension liability	(409,930)	(158,712)	-
Accrued pension cost	$(876,870)	$(228,426)	$(133,452)

Components of net periodic benefit cost:
Service cost	$321,565	$368,703	$367,179
Interest cost	643,507	658,494	618,180
Expected return on plan assets	(612,300)	(655,820)	(563,858)
Recognized net loss	164,519	141,042	172,512
Amortization of prior service credit	(21,058)	(35,103)	(35,103)
Net periodic benefit cost	$496,233	$477,316	$558,910

Accumulated benefit obligation	$8,572,483	$8,302,222	$7,357,038

Included in accumulated other comprehensive income at December 31, 2004 is an additional minimum pension liability of $409,930 which has been recorded net of related tax of $139,376. Included in accumulated other comprehensive income at December 31, 2003 is

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

an additional minimum pension liability of $158,712, which has been recorded net of related tax of $46,802 and net of a previously unrecognized prior service credit intangible asset of $21,058.

Weighted-average actuarial assumptions used at December 31, 2004, 2003, and 2002 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2004	2003	2002
Discount Rate	6.50%	6.75%	7.00%
Expected return on plan assets	8.60%	9.00%	9.00%
Rate of compensation increases	4.00%	4.00%	4.00%

The long-term rate of return for plan assets is determined based on an analysis of historical returns on invested assets, anticipated future fixed income, equity and mortgage loan investment markets, and diversification needs. Long term trends are evaluated relative to current market factors such as inflation, interest rates and investment strategies, including risk management, in order to assess the assumptions as applied to the plan.

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets being held in common stock of the Company. During 2004, the Company began using Invesmart, Inc. to administer its retirement plan. In conjunction with this agreement, the plan surrendered its previously held deposit administration contract, having a balance of $6,180,496, and transferred the cash to a Trust account administered by Invesmart. The transfer was reported in the Consolidated Statement of Income for 2004 in Death and other benefits with an offsetting amount relative to the surrender reported in Increase in benefit reserves and unearned premiums.

At December 31, 2004, the assets of the plan consisted of the aforementioned Trust that is invested in a diversified assortment of mutual fund investments having a combined fair market value of $6,974,863 (approximately 91% of total plan assets) and 31,000 shares of Company common stock with a fair value of $720,750 (approximately 9% of total plan assets). At December 31, 2003, the assets of the plan consisted of a deposit administration contract issued by Investors Heritage Life Insurance Company having a crediting interest rate indexed to and supported by a portfolio of mortgage loans maintained by Investors Heritage Life Insurance Company. The deposit administration contract had a contract value of $7,229,688 (90% of total plan assets) and 31,000 shares of Company common stock with a fair value of $823,050 (10% of total plan assets). The Company's common stock is stated at fair value based upon quoted bid prices on the last day of the plan year. Dividends paid in 2004 and 2003 to the plan on the Company common stock totaled $11,780. The plan made no purchases or sales of Company common stock during 2004.

The Company expects to contribute approximately $652,920 to its pension plan in 2005.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The following benefit payments, which reflect expected future service, are expected to be paid:

	2005	2006	2007	2008	2009	2010-2014

Pension Benefits	$ 331,317	$ 362,888	$ 371,131	$ 533,651	$ 543,366	$3,528,800

The Company also sponsors a 401(k) defined contribution plan, which was amended on November 27, 2002 to adopt the provisions of a 403(b) plan. Employers have the option to invest in Company stock or select mutual funds. The Company matches 100% of employee contributions invested in the Company's stock. At December 31, 2004, the plan held Company stock of 263,327 shares with a fair value of $6,188,254 and various mutual funds with a total fair value of $13,510. At December 31, 2003, the plan held Company stock of 292,871 shares with a fair value of $7,775,717. Matching contributions to the plan expensed for 2004, 2003 and 2002 were $210,695, $231,566 and $273,745, respectively. Dividends paid to the plan on Company stock were $108,744, $114,697 and $105,244 in 2004, 2003 and 2002, respectively.

NOTE H - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory stockholders' equity as of the preceding December 31, or (b) statutory net income for the preceding year. In addition, dividends are limited to the amount of unassigned surplus reported for statutory purposes, which was $9,142,021 at December 31, 2004.

The Company's 1999 stock option and stock appreciation rights plan became effective as of September 16, 1999. The 1999 plan authorizes the Company's board to grant non-qualified stock options and stock appreciation rights to the Company's and its subsidiaries' key employees and non-employee directors. The Company authorized for issuance a total of 250,000 shares of common stock under the 1999 plan and granted options to purchase 75,000 shares of common stock at $23.00 per share, all of which vested on September 24, 2001. None of the options have been exercised as of December 31, 2004 and 66,000 options remain available for exercise as of that date. No options were terminated during 2004 or 2003.

The Company accounts for this plan under the recognition and measurement provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure. The Company reduced compensation expense by $217,800 in 2004 and recognized $207,900 of compensation expense in 2003 relative to the outstanding options, based on changes in the market value of the Company's stock compared to the exercise price of the options.

NOTE I - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $17,481,020 and $17,014,520 at December 31, 2004 and 2003, respectively. Statutory-basis net income (loss) was $1,117,246, $(679,981) and $399,728 for 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Principal adjustments to statutory amounts to derive GAAP amounts include: a) costs of acquiring new policies are deferred and amortized; b) benefit reserves are calculated using more realistic investment, mortality and withdrawal assumptions; c) changes in deferred taxes associated with timing differences are recorded in net income rather than directly to equity; d) value of business acquired and goodwill established for acquired companies differ from admitted statutory goodwill; e) accounting for certain investments in debt securities is at fair value with unrealized gains and losses reported as a separate component of equity; and f) statutory asset valuation reserves and interest maintenance reserves are eliminated.

NOTE J - Segment Data

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires a "management approach" (how management internally evaluates the operating performance of its business units) in the presentation of business segments. The segment data that follows has been prepared in accordance with SFAS No. 131.

The Company operates in four segments as shown in the following table. All segments include both individual and group insurance. Identifiable revenues, expenses and assets are assigned directly to the applicable segment. Net investment income and invested assets are generally allocated to the insurance and the corporate segments in proportion to policy liabilities and stockholders' equity, respectively. Certain assets, such as property and equipment and leased property under capital leases, are assigned to the Corporate segment. Results for the parent company, Investors Heritage Printing, Investors Heritage Financial, and At Need Funding, after elimination of intercompany amounts, are allocated to the Corporate segment.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

	(000's omitted)
	2004	2003	2002
Revenue:
Preneed and burial products	$41,786	$45,804	$56,538
Traditional and universal life products	12,017	12,487	13,484
Credit insurance products and
administrative services	172	303	246
Corporate and other	2,850	3,541	3,219
	$56,825	$62,135	$73,487

Pre-tax income (loss) from operations:
Preneed and burial products	$379	$(956)	$631
Traditional and universal life products	957	496	770
Credit insurance products and
administrative services	43	20	27
Corporate and other	1,060	1,110	1,353
	$2,439	$670	$2,781

Assets:
Preneed and burial products	$258,434	$254,556	$247,633
Traditional and universal life products	75,744	75,123	72,203
Credit insurance products and
administrative services	17,137	19,650	22,119
Corporate and other	71,384	80,146	85,086
	$422,699	$429,475	$427,041

Amortization and depreciation expense:
Preneed and burial products	$4,899	$5,443	$6,658
Traditional and universal life products	1,022	1,552	1,475
Credit insurance products and
administrative services	-	1	2
Corporate and other	278	369	420
	$6,199	$7,365	$8,555

NOTE K - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2004, 2003 and 2002 through coinsurance agreements with various companies. The Company administers the ceded credit life and accident insurance for an agreed-upon fee. During 2004, 2003 and 2002, the Company received $451,525, $509,066 and $573,553, respectively, of fee income associated with these reinsurance arrangements which is recognized in the Credit insurance products and administrative services and Corporate and other lines of the preceding table. Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2004, 2003 and 2002 were $16,209,715, $18,444,567 and $20,182,042, respectively. The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit, which subsequent to January 1, 2004 was set at $25,000. Prior to 2004, the retention limit was set at $100,000.

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity Life Insurance Company (Cayman) Ltd. Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $33,476,000 and $35,045,000 at December 31, 2004 and

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

2003, respectively. An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Total premiums ceded amounted to $13,549,310, $14,836,208 and $15,639,041 in 2004, 2003 and 2002, respectively, and commissions and expense allowances received were $6,114,682, $6,868,086 and $7,111,893 in 2004, 2003 and 2002, respectively. Unearned premium reserves were reduced by $15,145,204 and $16,989,174 at December 31, 2004 and 2003, respectively, for credit-related reinsurance transactions. Benefit recoveries associated with the Company's ceded reinsurance contracts were $10,195,667, $8,849,679 and $10,797,949 in 2004, 2003 and 2002, respectively. The Company remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations. Assumed reinsurance premiums were $3,494,350, $3,173,026 and $3,005,190 in 2004, 2003 and 2002, respectively.

NOTE L - Contingent Liabilities

The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. Management and its legal counsel are of the opinion that the settlement of those actions will not have a material adverse effect on the financial position or results of operations.

In most of the states in which the Company is licensed to do business, guaranty fund assessments may be taken as a credit against premium taxes over a five year period. These assessments, brought about by the insolvency of life and health insurers, are levied at the discretion of the various state guaranty fund associations to cover association obligations. It is management's opinion that the effect of any future assessments would not be material to the financial position or results of operations of the Company because of the use of premium tax offsets.

NOTE M - Subsequent Events (Unaudited)

In February 2005, Kentucky Investors borrowed $3,650,000 from Sun Life Assurance Company of Canada to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000. The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015. The proceeds received by Investors Heritage Life were used to repay their surplus notes to Kentucky Investors, with no significant surplus impact. Additionally, Kentucky Investors used such proceeds to repay the $3,000,000 note to Fifth Third. This transaction was approved by the Kentucky Office of Insurance.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE N - Quarterly Financial Data (Unaudited)

The following tables show the unaudited quarterly financial data for the Company.

2004	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums	$9,840,414	$9,376,217	$9,125,243	$8,704,221
Total revenue	14,480,618	14,699,417	14,050,606	13,594,431
Net income (loss)	(137,196)	898,341	681,993	712,641
Basic earnings (loss) per share	(0.12)	0.79	0.60	0.64
Diluted earnings (loss) per share	(0.12)	0.79	0.60	0.64

2003	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums	$10,475,024	$10,757,814	$10,699,479	$9,822,095
Total revenue	15,476,951	16,070,735	15,674,211	14,913,434
Net income (loss)	338,478	134,314	(207,396)	306,882
Basic earnings (loss) per share	0.30	0.12	(0.18)	0.26
Diluted earnings (loss) per share	0.30	0.12	(0.18)	0.25

STOCK INFORMATION

OTC BULLETIN BOARD MARKET QUOTATIONS

2004 Market Price Range

March	June	Sept.	Dec.
26.55-27.00	24.00-26.45	24.10-24.10	23.25-24.25

2004 Annual Dividend Per Share - $ .38
__________________________________

2003 Market Price Range

March	June	Sept.	Dec.
23.40-23.55	23.55-26.00	26.00-27.00	26.50-27.00

2003 Annual Dividend Per Share - $.38
__________________________________

The stock of Kentucky Investors is quoted on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The symbol for Kentucky Investors is KINV.

The 2005 cash dividend to be paid to its stockholders by Kentucky Investors on April 8, 2005 is $.38 per share.

ANNUAL MEETING

The 2005 meeting of shareholders of Kentucky Investors is scheduled for 11 a.m. on May 12, 2005 at the company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K

A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained upon request to the Secretary.

TRANSFER AGENT

Investors Heritage Life Insurance Company
Stock Transfer Department
P.O. Box 717
Frankfort, Kentucky 40602-0717

(800) 422-2011, ext. 1009
(502) 209-1009