Form 10-K, Exhibit 13
period 2005-12-31
KENTUCKY INVESTORS INC
filed 2006-03-29
CIK 55362

TABLE OF CONTENTS

2005 ANNUAL REVIEW
KENTUCKY INVESTORS, INC.

Board of Directors & Corporate Officers	2
Letter to our Stockholders	4
Management's Discussion and Analysis	6
Selected Financial Data	19
Report of Independent Registered Public Accounting Firm.	20
Consolidated Financial Statements	21
Notes to Consolidated Financial Statements	25
Stock Information and Annual Meeting	48

BOARD OF DIRECTORS &
CORPORATE OFFICERS

Harry Lee Waterfield II [e,f,n]Chairman of the Board President and Chief Executive Officer Frankfort, Kentucky

BOARD OF DIRECTORS	CORPORATE OFFICERS

Harold G. Doran, Jr. [a,e,f]	Raymond L. Carr
Board of Directors	Vice President, Chief Financial Officer
Murray, Kentucky	Frankfort, Kentucky

Michael F. Dudgeon, Jr.	Jane S. Jackson
Board of Directors	Secretary
Frankfort, Kentucky	Frankfort, Kentucky

Gordon C. Duke [a,f]	Jimmy R. McIver
Board of Directors	Treasurer
Frankfort, Kentucky	Frankfort, Kentucky

Howard L. Graham [f,n]	Ernst & Young LLP
Board of Directors	Independent Registered Public
Retired Vice President, Corporate Services	Accounting Firm
Frankfort, Kentucky

Robert M. Hardy, Jr. [e,f]
Board of Directors
Vice President, General Counsel
Frankfort, Kentucky

Dr. Jerry F. Howell, Jr. [a,e]
Board of Directors
Morehead, Kentucky

David W. Reed [a,n]
Board of Directors
Gilbertsville, Kentucky
a Audit Committee
Helen S. Wagner [e,n]	e Executive Committee
Board of Directors	f Finance Committee
Owensboro, Kentucky	n Nominating Committee

BOARD OF DIRECTORS

A photograph of the Board of Directors appears on this page.

Clockwise from front left: Helen S. Wagner, David W. Reed, Gordon C. Duke, Harold G. Doran, Jr., Robert M. Hardy, Jr., Jerry F. Howell, Jr., Michael F. Dudgeon, Jr., Howard L. Graham, Jane S. Jackson, Secretary, Harry Lee Waterfield II (center).

LETTER TO STOCKHOLDERS

To our stockholders,

I am pleased to report that Kentucky Investors, Inc. had another financially outstanding year.  Total revenues were down 2% but net income was up 17% to $2,229,786 or $2.03 per share compared to $1.69 per share in 2004.

The continued improved net income is a result of several things but particularly our efforts to hold general expenses down as much as possible after substantially cutting expenses in 2004.  Our basic operating expenses held fairly stable during the past year with the major portion of increases coming from the rising cost of our employee health plan.  Over the past several years we have made every effort to help limit health insurance plan cost increases, but most of the increases are due to factors beyond our control. Beginning in 2006, we made our most significant effort yet by changing our plan to a high deductible health savings plan.  We believe this will encourage better use of the plan, keep future premium increases as low as possible and enable employees to benefit from the savings plan if they are healthy and wise users of the plan.

A high quality investment portfolio has always been, and continues to be, the cornerstone of the company.  In 2005, 99.6% of our fixed maturities were rated investment grade and none were in default.  Fixed maturities represent 88.6% of our invested assets and are managed by Conning Asset Management Company with investment guidelines established by the Kentucky Investors, Inc. Board of Directors.  Our mortgage loan portfolio continues to perform well as it has in years past and enhances our investment yield.  Approximately 93.8% of our mortgage loans are in commercial property, and our mortgage loans represent 7.2% of total invested assets.  At year end, we had no non- performing loans.

Our major markets for insurance sales are preneed sales through funeral homes and credit related sales through financial institutions and automobile dealers.  Preneed sales were up 3% during 2005 after two years of declining sales.   We are very pleased with this after holding to our strong belief that to obtain long-term stability in our markets we must continue to offer solid products that pay reasonable credited interest rates and agents commissions.  Competition has been much more aggressive in the past three or four years and we have concentrated on our core business associates, maintaining a high percentage of them. We are now seeing positive results.  Sales through mid-March 2006 are much stronger than the same period last year.  This is another good sign, and hopefully this trend will continue throughout the year.

Kentucky Investors, Inc. is the sole member of At Need Funding, LLC.  This affiliate offers assistance to funeral homes and the families they serve by providing financing for funerals at the time of service. The financing is secured by the assignment of proceeds from an existing incontestable life insurance policy from unaffiliated companies. Revenues increased significantly during 2005 and should continue to be a good source of fee income for the Company.

Last year we reported the formation of a partnership between Investors Heritage Life and the Kentucky Bankers Association that we believe will enhance our sales of credit related insurance.  During 2005, sales in this market increased 2.5%.  This increase is not as large as we expect in the future, but much of last year was spent with account integration,

LETTER TO STOCKHOLDERS

product introduction, training and administrative ground work. During 2006, our joint emphasis will be on the sale of our products and products of unaffiliated companies that we now offer.

Our subsidiary, Investors Heritage Financial, entered into a marketing relationship with a group that provides high end, premium financed products primarily for estate planning purposes.  This is another program with potential to provide fee income to the Company.  Marketing has just begun in this area.

We have also begun a joint effort with three other life companies to cooperate in a marketing campaign to sell a unique package of life insurance products.  The joint venture also includes a marketing company and several unaffiliated administrative services companies.  This venture should result in sales of an Investors Heritage Life product developed especially for this project.  This cooperative effort will require no time on the part of our current sales staff.  Kentucky Investors, Inc. will also receive an administrative fee from participating companies since we will administer the premium billing, collection and distribution for the insurance companies involved.

We had a special retirement during 2005.  Effective March 31, 2005, Nancy Waterfield Walton, Vice President of Underwriting, retired after 39 years and 3 months of service to our companies.  Nancy is the second daughter of our Company founder Harry Lee Waterfield and Laura Waterfield.  Nancy worked in the Underwriting Department from the beginning of her career.  After a couple of years in Underwriting, she took over the department with the sudden departure of her predecessor.  With intensive training from Lincoln National Life and her outstanding organizational skills and keen attention to detail, she ran an outstanding department responsible for the acceptance of life insurance risk and issuance of policies.  Nancy's Underwriting Department was always professional and efficient and she took care to leave it in good hands.  Debbie Bright has taken over as Vice President of Underwriting. Debbie has 34 years experience with us, many of those years as Assistant Vice President for Policy Issue.  The underwriting staff and administrative personnel will continue to do an excellent job for our insureds and agents.  We wish Nancy great happiness in her retirement.

As always, the Board of Directors of your Company provides outstanding service through their advice and counsel during the year.  Your board members meet monthly and between meetings by phone if issues arise that need their individual or group attention.  I appreciate their advice and interest in the welfare of Kentucky Investors, Inc. and affiliated companies.  I also appreciate the dedication of our sales managers, sales associates and home office staff in continuing to support management's philosophy to build strength in our Company for the long term by offering solid products that pay sustainable returns and commission rates. This dedication, coupled with their commitment to the well-being of our customers, assures our continued success.

Respectfully submitted,

MANAGEMENT'S DISCUSSION & ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Kentucky Investors, Inc. ("Kentucky Investors") and its subsidiaries (collectively referred to as the "Company") as of and for the year ended December 31, 2005, as compared with the years ended December 31, 2004 and 2003. This supplementary financial information should be read in conjunction with the consolidated financial statements and related notes, all of which are integral parts of the following analysis of the Company's results of operations and financial position.

Kentucky Investors, Inc. is the parent company of Investors Heritage Life Insurance Company, Investors Heritage Financial Services Group, Inc., Investors Heritage Printing, Inc., and is the sole member of At Need Funding, LLC. Kentucky Investors and each subsidiary are domiciled in the Commonwealth of Kentucky. Approximately 99% of Kentucky Investors consolidated revenue is generated by Investors Heritage Life.

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

During 2005, Investors Heritage Life finalized a strategic partnership agreement with the Kentucky Bankers Association (KBA), forming a new partnership to jointly market credit insurance and related products to Kentucky financial institutions and to serve in an administrative capacity for Kenbanc Reinsurance Company, Ltd., the KBA's wholly owned captive insurance company.

During 2005, Investors Heritage Life entered into a reinsurance and administrative services arrangement with Covenant Life Insurance Company, which is domiciled in the British Virgin Islands and is part of a group that owns numerous cemeteries and funeral homes in several states. A specific preneed product was developed for Covenant, which Investors Heritage Life sells and reinsures with Covenant. Investors Heritage Life also provides administrative services for Covenant, generating fee income.

Investors Heritage Financial has entered into a marketing relationship with a group that provides high end, premium financed products primarily for estate planning purposes.

MANAGEMENT'S DISCUSSION & ANALYSIS

This relationship has the potential to generate commissions and fee income for the Company. We received the sales rights for certain geographic areas and in early 2006, marketing commenced in this area.

Investors Heritage Life has embarked on a joint venture with three other life insurance companies in an effort to enhance ordinary life insurance sales. This cooperative effort utilizes one marketing company and numerous unaffiliated administrative service vendors. The Company expects this business to be in the large scale market and be well underwritten given the nature of the joint venture. The Company also expects to generate fee income as the provider of billing services relative to the policies included in the joint venture. This joint venture is expected to yield its first product sales during 2006. Through 2005, the Company has invested approximately $93,000 in start-up costs relative to this joint venture.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company's discussion and analysis of its financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On a continuing basis, the Company evaluates its estimates, including those related to investments, deferred acquisition costs, present value of future profits, policy liabilities, income taxes, accrued pension expense, regulatory requirements, contingencies and litigation. The Company bases such estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company believes the following accounting policies, judgments and estimates are the most critical to the preparation of its consolidated financial statements.

Investments in Fixed Maturities, Equity Securities and Mortgage Loans

The Company holds fixed maturities and equity interests in a variety of companies. Additionally, the Company originates, underwrites and manages mortgage loans. The Company continuously evaluates all of its investments based on current economic conditions, credit loss experience and other developments. The Company evaluates the difference between the cost/amortized cost and estimated fair value of its investments to determine whether any decline in value is other-than-temporary in nature. This determination involves a degree of uncertainty. If a decline in the fair value of a security is determined to be temporary, the decline is recorded as an unrealized loss in stockholders' equity. If a decline in a security's fair value is considered to be other-than- temporary, the security is written down to the estimated fair value with a corresponding realized loss recognized in the consolidated statements of income.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management's judgment as to the financial position and future prospects of the entity issuing the security. It is not possible to accurately predict when it

MANAGEMENT'S DISCUSSION & ANALYSIS

may be determined that a specific security will become impaired. Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the current carrying amount of the investments, thereby possibly requiring an impairment charge in the future.

Deferred Acquisition Costs

The balance of our deferred acquisition costs at December 31, 2005 and 2004 was approximately $22,357,000 and $22,632,000, respectively. The recovery of these costs is dependent on the future profitability of the related business. Each reporting period, we evaluate the recoverability of the unamortized balance of the deferred acquisition costs. We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable. If we determine a portion of the unamortized balance is not recoverable, it is immediately charged to amortization expense. The assumptions we use to amortize and evaluate the recoverability of the deferred acquisition costs involve significant judgment. A revision to these assumptions may impact future financial results.

Policy Liabilities

Establishing liabilities for the Company's long-duration insurance contracts requires various assumptions, including policyholder persistency, mortality rates, investment yields, discretionary benefit increases, new business pricing, and operating expense levels. The Company evaluates historical experience for these factors when assessing the need for changing current assumptions. However, since many of these factors are interdependent and subject to short-term volatility during the long-duration contract period, substantial estimates and judgment are required. Actual experience may emerge differently from that assumed. Any such difference would be recognized in the current year's consolidated statement of income.

Income Taxes

The Company evaluates its deferred income tax assets, which partially offset its deferred tax liabilities, for any necessary valuation allowances. In doing so, the Company considers its ability and potential for recovering income taxes associated with such assets, which involve significant judgment. Revisions to our assumptions associated with any necessary valuation allowances would be recognized in the financial statements in the period in which such revisions are made.

Accrued Pension Expense

The Company maintains a defined benefit retirement plan on behalf of its employees. Measurement of the future benefit obligations associated with this plan involve significant judgment, particularly in regard to the expected long-term rate of return on plan assets, rate of compensation increases and the current discount rate used to calculate the present value of our future obligations. Changes in these assumptions can significantly impact the accrued pension expense and additional minimum pension liability required to be recorded in the financial statements. Additionally, proposed legislative changes, if adopted, have the potential to adversely impact the funding and accounting for our defined benefit plan.

MANAGEMENT'S DISCUSSION & ANALYSIS

BUSINESS SEGMENTS

Statement of Financial Accounting Standard ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of its business units. The discussion of segment operating results that follows is being provided based on segment data prepared in accordance with SFAS No. 131. The Company's business segments are as follows:

• Preneed & Burial Products segment includes both life and annuity products sold by funeral directors or affiliated agents to fund prearranged funerals or to provide for the insured's final expenses.
• Traditional & Universal Life Products segment includes traditional life, group life, annuities (primarily qualified) and universal life products.
• Credit Insurance & Administrative Services segment includes the marketing and administration of credit life and credit accident and health insurance products.
•

Corporate & Other segment consists of corporate accounts primarily including stockholders' paid-in capital, earned surplus, property and equipment and other minor business lines which include group annuities and group and individual accident and health products.

Please see Note J to the Consolidated Financial Statements for additional information regarding segment data.

OPERATING RESULTS

During the current year's financial statement preparation, the Company discovered an error in the compiling and reporting of the Company's accrued pension expense and associated net periodic pension expense relative to its defined benefit retirement plan for prior periods. Please see Note B to the Consolidated Financial Statements for additional information on the restatement of the previously issued financial information. Accordingly, any discussion involving prior year amounts throughout the remainder of Management's Discussion & Analysis have been adjusted to properly reflect the results of the restatement.

2005 compared to 2004

Consolidated Operations

Total consolidated revenues decreased approximately $1,363,000 in 2005. This decrease is primarily attributable to the decrease in revenues within the corporate & other business segment, as further discussed therein. The Company's 2005 net income increased approximately $322,000 compared with 2004. This increase resulted primarily

MANAGEMENT'S DISCUSSION & ANALYSIS

from general expense reduction in the areas of agency administration, policy administration and salaries. However, the higher regulatory burden, as well as the rising cost of health care and retirement plans for employees will continue to put pressure on future operating expenses.

Preneed & Burial Products

Revenues for the preneed & burial products business segment decreased approximately $323,000, and pre-tax income decreased approximately $131,000 in 2005 compared to 2004. The decrease in revenues and pre-tax income are primarily due to competition in the marketplace and the current interest rate environment. The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production
First Year and Single
Year Ended December 31

	2005	2004	2003

North Carolina	$9,304,245	$8,847,982	$9,961,011
Kentucky	5,477,430	5,481,648	5,495,407
Georgia	2,647,328	2,678,725	3,085,689
Tennessee	2,405,384	2,012,712	2,098,963
Virginia	1,303,764	1,353,757	2,725,933
Indiana	1,025,031	1,199,716	1,033,138
Michigan	731,909	695,833	597,574
South Carolina	560,527	1,141,147	1,732,939
Ohio	390,665	327,945	395,741
Florida	279,962	395,377	192,070
All Other States	756,398	748,427	1,309,843

TOTAL	$24,882,643	$24,883,269	$28,628,308

The Legacy Protector and Legacy Preferred life insurance and annuity products were introduced in 2003 and are marketed exclusively in conjunction with pre-arranged funerals. These products allow for competitive commissions and death benefit growth to provide adequate proceeds to cover funeral expenses while allowing individuals to purchase affordable benefits that meet their personal needs. Underwritten and guaranteed issue options are available.

The Heritage Final expense product is sold in the final expense markets. Introduced in 2002, it is reinsured on an 80% quota share basis exclusively with Munich American Reassurance Company. This reinsurance arrangement has helped to reduce first year statutory surplus strain associated with new sales, as well as provide a stable profit stream for the future.

Traditional & Universal Life Products

Revenues for 2005 decreased approximately $116,000. Revenues from this segment are primarily derived from the sale of term insurance products through banks, which has been lower due to less loan demand. New premiums collected during 2005 were approximately $1,381,000, a decrease of approximately $262,000 from 2004. Pre-tax income for 2005 increased approximately $98,000, due primarily to the aforementioned savings in operating expense items and better than expected mortality.

MANAGEMENT'S DISCUSSION & ANALYSIS

Investors Heritage Financial markets traditional insurance products through banks and other financial institutions. Currently Investors Heritage Financial services approximately 298 financial institutions and other retail outlets contracted through Investors Heritage Life. The new partnership with the KBA has begun to enhance this line of business with the addition of 26 new accounts during 2005.

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

The Company utilizes a combination of yearly renewable term reinsurance and coinsurance to cede life insurance coverage in excess of its retention limit. The Company's maximum retention level is $25,000 per life. For years prior to 2004, the Company maintained a maximum retention of $100,000 per life. The new retention level has stabilized earnings fluctuations in this segment given that the Company writes most business in the smaller face amount markets and claims on larger-case ordinary business were causing significant income fluctuations. The lowered retention was achieved by keeping current reinsurance treaties in place and adding additional yearly renewable term treaties with Munich American Reassurance Company and Scottish RE (U.S.) for amounts between $25,000 net amount at risk and the previous retention of $100,000.

Credit Insurance & Administrative Services

Effective January 1, 2005, the Company reinsures 100% of credit insurance underwriting risk with Scottish Re (U.S.), Inc. and RBC Reinsurance (Ireland) Ltd. During 2004 and prior, the Company reinsured 100% of credit insurance underwriting risk with RBC Reinsurance (Ireland) Ltd. and Munich American. In addition, Investors Heritage Life has obtained a new reinsurance relationship with Kenbanc Reinsurance Company, Ltd., in conjunction with the KBA partnership. Each of these agreements generates marketing and retention fees.

Along with the marketing and retention fees generated from the reinsurance agreements, this segment generates revenue primarily from servicing and administering the credit business for our reinsurers. Because this revenue is fee-based, its performance is in direct relation to new and existing earned premium production. Credit premiums written during 2005 were approximately $9,493,000, an increase of approximately $240,000 from 2004, and revenues for this segment decreased approximately $13,000 in 2005. While revenues decreased, pre-tax income increased approximately $66,000 due to general expense savings from within the Company.

MANAGEMENT'S DISCUSSION & ANALYSIS

Corporate & Other

Revenues from this segment in 2005 decreased approximately $911,000 while pre-tax income increased $626,000. Revenues decreased primarily due to the reduction in premiums associated with the Company's defined benefit plan surrendering its Investors Heritage Life deposit administration contract in 2004 as well as the proceeds from a Company owned life insurance policy received in 2004. Pre-tax income increased because of the general expense savings experienced in the current year, including the reduced current year net periodic pension expense associated with the Company's defined benefit plan.

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

The Company's 2004 net income increased approximately $1,307,000 compared with 2003. This increase resulted primarily from product repricing as well as realized general expense savings in the areas of agency administration, policy administration and salaries. However, the higher regulatory burden, including the effects of compliance with the Sarbanes-Oxley Act, the Gramm-Leach-Bliley Act, the USA PATRIOT Act, and anti-fraud legislation, will continue to put pressure on future operating expense.

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

Traditional & Universal Life Products

Revenues for 2004 decreased approximately $470,000. Revenues from this segment are primarily derived from the sale of term insurance products through banks, which has been lower due to less loan demand and changes in lending practices due to new federal and state regulations. New premiums collected during 2004, which exceeded our projections, were approximately $1,643,000, a decrease of $1,191,000 over 2003.

MANAGEMENT'S DISCUSSION & ANALYSIS

Pre-tax income for 2004 increased approximately $461,000, due primarily to the aforementioned realized savings in operating expense items and better than expected mortality.

Credit Insurance & Administrative Services

Credit premiums written during 2004 were approximately $9,253,000, a decrease of $1,111,000 from 2003, and revenues for this segment decreased approximately $131,000 in 2004. While revenues decreased, pre-tax income increased $23,000 due to general expense savings from within the Company.

Corporate & Other

Revenues from this segment in 2004 decreased approximately $691,000 while pre-tax income decreased approximately $469,000. A significant contributor to the decreased revenues was lower realized gains and investment income. Pre-tax income decreased primarily because of the additional net periodic pension expense associated with the Company's lump sum settlements of defined benefit plan liabilities for two long-time employees during 2004. The decrease in pre-tax income associated with the lower revenues and pension expense were partially offset by general expense savings as well as a reduction in stock compensation expense for a decline in the value of Company stock options.

INVESTMENTS, LIQUIDITY AND CAPITAL RESOURCES

Investments

During 2005, Investors Heritage Financial's revenues were $508,000, up $35,000 compared to 2004, and dividends in the aggregate amount of $402,000 were paid to Kentucky Investors. Revenues from Investors Heritage Printing were $432,000 in 2005, up $23,000 compared to 2004, and Investors Heritage Printing paid no dividends to Kentucky Investors. Management of Investors Heritage Printing continues to focus on improving revenues from unaffiliated sources while continuing to provide printing services for Investors Heritage Life. Revenues from all of these sources constitute approximately 1.0% of total consolidated revenues in 2005 and management is working on the continued growth and profitability of both Investors Heritage Financial and Investors Heritage Printing.

The Company, along with their independent investment advisor and portfolio manager, Conning Asset Management Company ("Conning"), manages the fixed income investment portfolio to achieve management's investment goals, which include the diversification of credit risk, the maintenance of adequate portfolio liquidity, the management of interest rate risk and the maximization of investment returns.

Since inception, the Company has maintained a sound, conservative investment strategy. As of December 31, 2005, 88.9% of the Company's total invested assets are managed by Conning pursuant to specific investment guidelines which have been approved by the Board of Directors. The primary investment objectives have been to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.

MANAGEMENT'S DISCUSSION & ANALYSIS

The fixed income portfolio is diversified among sectors. The Standard & Poor's average quality rating of this portfolio as of December 31, 2005 is AA-. At December 31, 2005 and 2004, the fixed income portfolio was allocated as follows:

	December 31
	2005	2004
Corporate:
Bank & Finance	21.6%	21.2%
Industrial & Miscellaneous	24.6%	24.9%
Utilities	7.7%	8.2%
Government	13.0%	14.5%
Mortgage-backed securities	14.0%	12.7%
Foreign	8.1%	8.3%
Asset-backed securities	5.7%	4.9%
States and Political Divisions	5.3%	5.3%

The fixed income portfolio includes approximately $39,700,000 (at fair value) of mortgage-backed securities ("MBS"). MBS have historically added value to the portfolio and Conning has provided the expertise to purchase MBS with the confidence that the credit ratings have been properly analyzed and that the investment properly suits the Company's asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions. Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored. Except for three commercial-backed mortgages of approximately $2,965,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs. Unlike most corporate or real estate debt, the primary concern with a MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 18% of the total MBS portfolio. In accordance with Emerging Issues Task Force Issue 99-20, "Recognition of Interest Income and Impairment of Purchased and Retained Beneficial Interests in Securitized Financial Assets" ("EITF 99-20"), when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows. The overall impact of the CMO's variability in yields on the portfolio is not significant in relation to the yield and cash flows of the total invested assets. More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO's, such as those structured to share in residual cash flows. Except for three sequential pay CMO's of approximately $2,119,000, the CMO's held are either planned amortization class ("PAC") bonds, or support class ("SUP") bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced

MANAGEMENT'S DISCUSSION & ANALYSIS

prepayment risk. Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO's under the provisions of EITF 99-20.

Pass-throughs comprise the remainder of MBS owned, representing approximately 82% of the total MBS portfolio. Pass-throughs are GNMA, FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

The Company engages in commercial and residential mortgage lending with approximately 93.8% of these investments in commercial properties. All mortgage loans are originated in-house and all loans are secured by first mortgages on the real estate. Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115 or higher are generally required. The Company minimizes credit risk in its mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, reviewing its larger mortgage loans on an annual basis and diversifying the portfolio by property type. The average loan balance is $401,649 and the average loan to value is 40.8%. The largest loan currently held is $903,348. The Company has approximately $22,894,000 invested in mortgage loans, which represents 7.2% of total invested assets. The portfolio is diversified across various property types as follows:

	December 31
	2005	2004
Office	23.7%	26.4%
Retail	55.0%	53.2%
Industrial	4.4%	4.4%
Medical	3.9%	6.6%
Agriculture	1.9%	1.9%
1 to 4 family	0.2%	0.3%
Apartments	7.2%	3.6%
Other	3.7%	3.6%

We are familiar with our mortgage loan markets and are not aware of any negative factors or trends that would have a material impact on the local economies where the mortgage loan properties are located. The Company has been successful in adding value to the total investment portfolio through its mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are from 107 to 200 basis points higher than yields realized from fixed income investments. Value has also been added because the mortgage loan portfolio has consistently performed well. As of December 31, 2005, the Company had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

Liquidity and Capital Resources

The quality of our investment portfolio and the current level of stockholders' equity continue to provide a sound financial base as we strive to expand our marketing system to offer competitive, quality products. The Company's investment portfolio continues to provide financial stability. It is management's opinion that the Company has adequate

MANAGEMENT'S DISCUSSION & ANALYSIS

cash flows both on a long-term and short-term basis as evidenced by the consolidated statements of cash flows presented in this Annual Review. The Company's cash flows were primarily derived from insurance premiums and investment income.

The strength of our liquidity is found in our conservative approach in the product development area and in the strength and stability of our fixed income portfolio and our mortgage loans. For 2005, our fixed income investments were 99.6% investment grade as rated by Standard & Poor's. None of the Company's fixed income assets are in default. Liquidity is also managed by laddering maturities of our fixed income portfolio. The average duration of our fixed income investments is 5.0 years with approximately $10,906,000 due within 12 months and approximately $49,692,000 due within the following four years. Historically management has anticipated that all such investments will be held until maturity. However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management. As explained in detail in Note A to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

On September 30, 2005, Kentucky Investors and Cherokee National Life Insurance Company ("Cherokee National") agreed to cancel the Company's outstanding promissory note in the amount of $4,000,000 in exchange for its ownership of 400,000 shares of series A preferred stock of Cherokee National. This transaction reduced the Company's investment in equity securities as well as notes payable by $4,000,000.

Effective July 14, 2005, Kentucky Investors terminated the At Need Funding line of credit previously held with Farmers Bank and Capital Trust Company. The line of credit was replaced with a $2,000,000 line of credit with Republic Bank and Trust Company, Louisville, Kentucky ("Republic Bank") with interest paid monthly at a rate of 0.5% under the prime rate, renewable annually. This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies. At December 31, 2005, the principal balance on this line of credit was $1,814,496.

Also effective July 14, 2005, Kentucky Investors terminated the Kentucky Investors line of credit previously held with Farmers Bank and Capital Trust Company. The line of credit was replaced with a similar line of credit with Republic Bank. This line of credit is in the amount of $150,000 with interest to be paid monthly at a rate of 1.2% under the prime rate, renewable annually. As of December 31, 2005, no amount was outstanding on this line of credit.

On June 1, 2005, Kentucky Investors renewed its existing note with Fifth Third Bank, Lexington, Kentucky ("Fifth Third") in the amount of $1,434,257 with interest to be paid monthly at a rate of 1% under the prime rate. In conjunction with this note, Kentucky Investors purchased an interest rate cap to hedge exposure of rising interest rates. The interest rate cap limits the interest rate that can be charged over the remaining term to maturity of the note to no greater than 6.5%.

MANAGEMENT'S DISCUSSION & ANALYSIS

On February 3, 2005, Kentucky Investors borrowed $3,650,000 from Sun Life Assurance Company of Canada to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000. The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015. The proceeds received by Investors Heritage Life were used to repay their surplus notes to Kentucky Investors. Additionally, Kentucky Investors used such proceeds to repay the $3,000,000 note to Fifth Third outstanding at December 31, 2004. This transaction was approved by the Kentucky Office of Insurance.

On November 23, 2004, the Company issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008. The note was issued in exchange for common stock from one of its board members. As of December 31, 2005, $491,733 remained outstanding on this note.

The Company assesses its compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement. Management has assessed the Company's position and as of December 31, 2005, the Company is in compliance with all debt covenant requirements.

The following table shows an estimate (based on reasonable assumptions and anticipated trends) of payments to be made for benefit reserve liabilities, as well as scheduled payments for major contractual obligations, including the aforementioned borrowings, as of December 31, 2005.

CONTRACTUAL OBLIGATIONS			(000's omitted)

December 31	2006	2007	2008	2009	2010	Thereafter	Total

Policyholder benefits (a)	$43,837	$43,396	$43,311	$43,199	$43,158	$119,527	$336,428
Notes payable	2,602	809	828	672	526	1,778	7,215
Capital leases	204	172	56	25			457
Operating leases	188	86	23	1			298
Total	$46,831	$44,463	$44,218	$43,897	$43,684	$121,305	$344,398

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

Other than the items disclosed in Note I to the Consolidated Financial Statements and the increased federal and state regulatory reporting requirements which generally increase administrative expenses, management is not aware of any current recommendations by any regulatory authority which, if implemented, would have any material effect on the Company's liquidity, capital resources or operations.

The National Association of Insurance Commissioners (NAIC) and several states have been reviewing statutes and regulations dealing with small face amount life insurance policies. During September, 2005, the NAIC adopted a model regulation requiring a disclosure when a small face amount policy is sold. The disclosure provides information

MANAGEMENT'S DISCUSSION & ANALYSIS

relative to the date that premiums paid will exceed the face amount of the policy and any available alternatives the insured may have. To date, only North Carolina has adopted the model regulation and we are in compliance with the new law.

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

MARKET RISK EXPOSURES

Measuring market risk is a key function of our asset/liability management process. To test financial risk and investment strategy, the Company performs an asset adequacy analysis each year. Dynamic models of both assets and liabilities are created to project financial results under several shifts in the current interest rate environment. Results show that the Company's exposure to a relative 10% increase or decrease in the interest rates prevalent at December 31, 2005 is a net loss of less than $500,000.

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

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life decreased approximately $855,000 and increased approximately $467,000 in 2005 and 2004, respectively. The decrease in statutory capital and surplus in 2005 is primarily related to the additional liability associated with the defined benefit plan. The decrease included a prior period adjustment of approximately $339,000 relative to the correction of the error associated with the defined benefit plan, as previously discussed, on a statutory basis. Investors Heritage Life produced a statutory operating gain of approximately $1,172,000 and $1,095,000 in 2005 and 2004, respectively. The primary reasons for the statutory operating gain in both 2005 and 2004 are the significant savings in general expenses as well as improved performance on the Legacy Preferred and Protector products. For additional discussion on statutory accounting practices refer to Note I to the Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION & ANALYSIS

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

SELECTED FINANCIAL DATA

(000's omitted except for Earnings and Cash Dividends Per Share)

		As Restated	As Restated	As Restated	As Restated
	2005	2004	2003	2002	2001
Total revenue	$55,462	$56,825	$62,135	$73,487	$70,388
Total benefits and expenses	52,740	54,763	61,422	70,684	65,183
Net income	2,230	1,908	600	1,271	3,773
Earnings per share, diluted	2.02	1.69	0.52	1.12	3.32
Total assets	433,451	422,699	429,475	427,041	390,778
Total liabilities	389,189	373,884	379,381	373,501	347,953
Debt	7,645	9,665	9,258	6,702	2,688
Cash dividends per share	0.38	0.38	0.38	0.38	0.38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Kentucky Investors, Inc.

          We have audited the accompanying consolidated balance sheets of Kentucky Investors, Inc. (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky Investors, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

          As discussed in Note B to the consolidated financial statements, during 2005 the Company changed its method of accounting for its defined benefit pension plan including certain pension settlements occurring in 2004, to conform with U.S. generally accepted accounting principles. The Company has retroactively restated its 2004 and 2003 consolidated financial statements to implement this change as of January 1, 2003.

Cincinnati, Ohio
March 16, 2006

KENTUCKY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

		As Restated
ASSETS	2005	2004
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2005 - $275,752,746; 2004- $269,083,791)	$283,342,803	$285,713,240
Equity securities (cost: 2005 - $2,872,367; 2004 - $4,997,915)	3,392,822	6,294,261
Mortgage loans on real estate	22,893,966	24,339,656
Policy loans	7,438,128	7,423,238
Other long-term investments	2,268,714	688,858
Short-term investments	575,001	638,003
Total investments	$319,911,434	$325,097,256

Cash and cash equivalents	1,994,032	2,445,782
Accrued investment income	4,654,762	4,527,412
Due premiums	4,089,627	4,263,602
Deferred acquisition costs	22,356,641	22,632,088
Present value of future profits	299,553	391,137
Leased property under capital leases	427,914	206,082
Property and equipment	1,567,392	1,711,131
Collateral on securities loaned	16,773,190	-
Cash value of company life insurance	6,178,136	4,120,308
Other assets	299,328	452,377
Amounts recoverable from reinsurers	54,899,396	56,852,228
	$433,451,405	$422,699,403

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$336,428,173	$332,244,617
Unearned premium reserves	14,381,589	15,210,315
Policy claims	1,696,430	1,612,474
Liability for deposit-type contracts	2,613,504	2,619,816
Reserves for dividends and endowments and other	629,869	649,965
Total policy liabilities	$355,749,565	$352,337,187
Federal income taxes	5,994,221	9,182,023
Obligations under capital leases	429,532	200,129
Notes payable	7,215,410	9,464,463
Obligations to return collateral under securities loan agreement	16,773,190	-
Accrued pension expense	1,303,941	876,870
Other liabilities	1,722,842	1,823,294
Total liabilities	$389,188,701	$373,883,966

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2005-1,104,773; 2004-1,099,666)	$1,104,773	$1,099,666
Paid-in surplus	8,578,978	8,560,130
Accumulated other comprehensive income	3,954,841	10,406,040
Retained earnings	30,624,112	28,749,601
Total stockholders' equity	$44,262,704	$48,815,437
	$433,451,405	$422,699,403

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS

		As Restated	As Restated
	2005	2004	2003
REVENUE
Premiums and other considerations	$49,658,281	$50,595,408	$56,590,620
Premiums ceded	(14,086,724)	(13,549,313)	(14,836,208)
Net premiums earned	35,571,557	37,046,095	41,754,412

Investment income, net of expenses	18,094,058	18,112,141	18,343,010
Realized gains on investments, net	773,437	392,577	955,644
Other income	1,022,925	1,274,259	1,082,265
Total revenue	$55,461,977	$56,825,072	$62,135,331

BENEFITS AND EXPENSES
Death and other benefits	$32,582,049	$41,279,849	$33,986,241
Guaranteed annual endowments	608,543	641,714	664,204
Dividends to policyholders	572,639	635,773	693,830
Increase (decrease) in benefit reserves and unearned premiums	6,030,171	(1,286,753)	10,493,003
Acquisition costs deferred	(4,949,052)	(4,680,798)	(5,890,859)
Amortization of deferred acquisition costs	5,943,452	5,830,252	6,910,177
Commissions	2,339,004	2,479,544	3,334,653
Other insurance expenses	9,613,360	9,862,937	11,231,063
Total benefits and expenses	$52,740,166	$54,762,518	$61,422,312

INCOME BEFORE FEDERAL INCOME TAXES	$2,721,811	$2,062,554	$713,019

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current	$419,355	$203,943	$79,741
Deferred	72,670	(48,897)	32,831
	$492,025	$155,046	$112,572

NET INCOME	$2,229,786	$1,907,508	$600,447

BASIC NET EARNINGS PER SHARE	$2.03	$1.69	$0.52

DILUTED NET EARNINGS PER SHARE	$2.02	$1.69	$0.52

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income	Earnings	Equity
BALANCE, JANUARY 1, 2003:
As originally presented	$1,143,390	$8,495,833	$15,432,098	$28,556,429	$53,627,750
Correction for pension accounting (Note B)	-	-	-	(88,078)	(88,078)
As restated	1,143,390	8,495,833	15,432,098	28,468,351	53,539,672
Comprehensive income (loss):
Net income, as restated	-	-	-	600,447	600,447
Change in net unrealized appreciation
on available-for-sale securities	-	-	(3,201,532)	-	(3,201,532)
Change in additional minimum pension liability	-	-	(90,852)	-	(90,852)
Total comprehensive loss					(2,691,937)
Cash dividends	-	-	-	(471,898)	(471,898)
Repurchases of common stock, net	(7,029)	54,137	-	(315,547)	(268,439)
Share exchange transaction	-	-	-	(12,786)	(12,786)
BALANCE, DECEMBER 31, 2003 as restated	$1,136,361	$8,549,970	$12,139,714	$28,268,567	$50,094,612

Comprehensive income (loss):
Net income, as restated	-	-	-	1,907,508	1,907,508
Change in net unrealized appreciation
on available-for-sale securities	-	-	(1,553,972)	-	(1,553,972)
Change in additional minimum pension liability	-	-	(179,702)	-	(179,702)
Total comprehensive income					173,834
Cash dividends	-	-	-	(465,162)	(465,162)
Repurchases of common stock, net	(36,695)	10,160	-	(961,312)	(987,847)
BALANCE, DECEMBER 31, 2004 as restated	$1,099,666	$8,560,130	$10,406,040	$28,749,601	$48,815,437

Comprehensive income (loss):
Net income	-	-	-	2,229,786	2,229,786
Change in net unrealized appreciation
on available-for-sale securities	-	-	(6,020,651)	-	(6,020,651)
Change in additional minimum pension liability	-	-	(429,507)	-	(429,507)
Change in fair value of hedging instrument	-	-	(1,041)	-	(1,041)
Total comprehensive loss					(4,221,413)
Cash dividends	-	-	-	(454,016)	(454,016)
Issuances of common stock, net	5,107	18,848	-	98,741	122,696
BALANCE, DECEMBER 31, 2005	$1,104,773	$8,578,978	$3,954,841	$30,624,112	$44,262,704

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

		As Restated	As Restated
	2005	2004	2003
OPERATING ACTIVITIES
Net income	$2,229,786	$1,907,508	$600,447
Adjustments to reconcile net income
to net cash provided by operating activities:
Realized gains on investments, net	(773,437)	(392,577)	(955,644)
Provision (benefit) for deferred federal income taxes	72,670	(48,897)	32,831
Net adjustment for premium and discount on investments	395,655	411,851	321,313
Depreciation and other amortization	521,173	369,093	454,429
Changes in operating assets and liabilities:
Accrued investment income	(127,350)	119,491	(316,583)
Due premiums	173,975	178,226	311,283
Amortization of deferred acquisition costs	5,943,452	5,830,252	6,910,177
Acquisition costs deferred	(4,949,052)	(4,680,798)	(5,890,859)
Cash value of company life insurance	(2,057,828)	(1,952,071)	(1,544,459)
Amounts recoverable from reinsurers	1,952,832	3,612,919	2,545,184
Benefit reserves	4,235,921	(4,595,456)	8,216,000
Policy claims	83,956	(34,771)	(320,974)
Liability for deposit-type contracts	(6,312)	(29,463)	795
Reserves for dividends and endowments and other	(20,096)	(5,091)	(26,826)
Federal income tax (benefit)	36,469	(66,958)	(5,501)
Other assets and other liabilities	57,261	187,979	(3,238,523)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$7,769,075	$811,237	$7,093,090

INVESTING ACTIVITIES
Securities available-for-sale:
Purchases	$(36,391,106)	$(47,554,404)	$(69,257,995)
Sales and maturities	28,225,483	43,021,328	59,742,204
Other investments:
Cost of acquisition	(5,296,781)	(2,081,512)	(5,165,949)
Sales and maturities	5,210,727	4,030,185	3,966,575
Net additions to property and equipment	(507,684)	(34,684)	(311,523)

NET CASH USED BY INVESTING ACTIVITIES	$(8,759,361)	$(2,619,087)	$(11,026,688)
FINANCING ACTIVITIES
Receipts from universal life policies credited to
policyholder account balances	$7,542,348	$7,686,265	$7,976,260
Return of policyholder account balances on universal life policies	(8,423,439)	(8,255,013)	(7,878,358)
Payments on notes payable	(7,578,587)	(818,100)	(738,326)
Proceeds from notes payable	9,329,534	1,249,208	3,385,043
Issuances (repurchases) of common stock	122,696	(987,847)	(268,439)
Dividends	(454,016)	(465,162)	(471,898)

NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES	$538,536	$(1,590,649)	$2,004,282
DECREASE IN CASH	$(451,750)	$(3,398,499)	$(1,929,316)
Cash and cash equivalents at beginning of year	2,445,782	5,844,281	7,773,597
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,994,032	$2,445,782	$5,844,281

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
December 31, 2005

NOTE A - Nature of Operations and Accounting Policies

Kentucky Investors, Inc. ("Kentucky Investors") is the holding company of Investors Heritage Life Insurance Company; Investors Heritage Printing, Inc., a printing company; Investors Heritage Financial Services Group, Inc., an insurance marketing company; and is the sole member of At Need Funding, LLC, a limited liability company that provides advance funding of funerals in exchange for the irrevocable assignment of life insurance policies from other nonaffiliated companies. These entities are collectively hereinafter referred to as the "Company". Approximately 99% percent of Kentucky Investors consolidated revenue is generated by Investors Heritage Life.

The Company's operations involve the sale and administration of various insurance and annuity products, including, but not limited to, participating and non-participating whole life, limited pay, universal life, annuity contracts, credit life, credit accident and health and group insurance policies. The principal markets for the Company's products are in the commonwealths of Kentucky and Virginia, and the states of North Carolina, South Carolina, Ohio, Indiana, Florida, Tennessee, Georgia and Michigan.

Basis of Presentation: The accompanying consolidated financial statements of Kentucky Investors have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

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

Reclassifications: Certain reclassifications have been made to the prior period financial statements shown herein to conform to the current period presentation.

Investments: The Company classifies all fixed maturities and equity securities as available-for-sale. Under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", securities classified as available-for-sale are carried at fair value with unrealized appreciation (depreciation) relating to temporary market value changes recorded as an adjustment to other comprehensive income, net of deferred acquisition costs and federal income taxes.

Premiums and discounts on fixed maturity investments are amortized into income using the interest method. Anticipated prepayments on mortgage-backed securities are considered in the determination of the effective yield on such securities. If a difference arises between anticipated prepayments and actual prepayments, the carrying amounts of the investments are adjusted with a corresponding charge or credit to interest income.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate, as discussed in further detail in Note C to the consolidated financial statements.

Mortgage loans, policy loans and other long-term investments are carried at book value. Short-term investments represent securities with maturity dates within one year but exceeding three months. These securities are carried at amortized cost, which approximates market.

Cash equivalents include money market funds on deposit at various financial institutions with contractual maturity dates within three months at the time of purchase.

Deferred Acquisition Costs: Commissions and other acquisition costs which vary with and are primarily related to the production of new business are deferred and amortized over the life of the related policies (refer to Revenues and Expenses discussed later regarding amortization methods). Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense.

Present Value of Future Profits: Present value of future profits represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition. The assigned value is amortized over the expected remaining life of the insurance in force (which approximates a weighted average of 8 years). Accumulated amortization was $483,108 and $391,524 at December 31, 2005 and 2004, respectively. Annual amortization for years 2006 and 2007 will be approximately $91,600. Annual amortization for 2008, 2009 and 2010 will be approximately $86,100, $17,300 and $13,000, respectively.

Property and Equipment: Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method. Accumulated depreciation on property and equipment was $3,663,853 and $3,342,631 at December 31, 2005 and 2004, respectively.

Capital Leases: During 2005, the Company entered into four capital leases for office equipment. Total lease payments for 2005, 2004 and 2003 relating to new and previously existing capital leases were $210,482, $177,828 and $188,989, respectively. Future minimum lease payments for 2006, 2007, 2008, and 2009 are $203,885, $172,366, $55,727, and $25,080, respectively. The present value of net minimum lease payments at December 31, 2005 was $429,532, which is equal to the total future minimum lease payments of $457,058 less imputed interest of $27,526. Accumulated amortization on the leased property was $429,060 and $549,795 at December 31, 2005 and 2004, respectively.

Collateral on Securities Loaned: The Company holds cash collateral of 102% of the market value of domestic securities on loan under its securities lending arrangement, adjusted daily. The cash collateral held is reported as an asset with a corresponding liability reported for the obligation to return such collateral upon the return of the securities being loaned.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Cash Value of Company Life Insurance: The Company holds life insurance policies on key members of the organization. These policies are reported at the current cash surrender values of the policies.

Benefit Reserves and Policyholder Deposits: Reserves on traditional life and accident and health insurance products are calculated using the net level premium method based upon estimated future investment yields, mortality, withdrawals and other assumptions, including dividends on participating policies. The assumptions used for prior year issues are locked in. Current year issues are reserved using updated assumptions determined by reviewing the Company's past experience and include a provision for possible unfavorable deviation.

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

Reinsurance: The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth. Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies. In accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts", reserves ceded to reinsurers of $53,955,634 and $55,741,507 at December 31, 2005 and 2004, respectively, are shown as assets on the Company's consolidated balance sheet.

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

Liability for deposit-type contracts: Liability for deposit-type contracts consists of supplemental contracts without life contingencies, premium deposit funds and dividends and endowments left on deposit at interest.

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

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

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

Deferred acquisition costs related to universal life and investment-type products are amortized as a uniform percentage of each year's expected gross profits, over the life of the policies. Amortization is unlocked for significant changes in expected versus actual gross profits, including the effects of realized gains or losses on fixed income securities.

Stock Option and Stock Appreciation Rights Plan: The Company accounts for this plan using the liability method for variable plans as discussed in SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure."

Common Stock and Earnings per Share: The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year. Cash dividends per share were $.38 in 2005, 2004 and 2003.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

A reconciliation from Basic Net Earnings per share ("EPS") to Diluted Net EPS is as follows:

	Income	Shares	Per Share Amount
Year Ended December 31, 2005
Basic EPS
Income available to common stockholders	$2,229,786	1,100,920	$2.03
Dilutive effect of common equivalent shares for stock options	-	1,300	-

Diluted EPS
Income available to common stockholders	$2,229,786	1,102,220	$2.02

Year Ended December 31, 2004, As Restated
Basic EPS
Income available to common stockholders	$1,907,508	1,128,148	$1.69
Dilutive effect of common equivalent shares for stock options	-	710	-

Diluted EPS
Income available to common stockholders	$1,907,508	1,128,858	$1.69

Year Ended December 31, 2003, As Restated
Basic EPS
Income available to common stockholders	$600,447	1,148,605	$0.52
Dilutive effect of common equivalent shares for stock options	-	8,825	-

Diluted EPS
Income available to common stockholders	$600,447	1,157,430	$0.52

Accumulated Other Comprehensive Income (Loss): SFAS No. 130, "Reporting Comprehensive Income", requires unrealized gains or losses on available-for-sale securities to be included in other comprehensive income. The reclassification amounts for the years ended December 31, 2005, 2004 and 2003 are summarized as follows:

	2005	2004	2003

Net unrealized loss arising during period	$(5,247,214)	$(1,161,395)	$(2,245,888)
Reclassification adjustment for net gains
included in net income	(773,437)	(392,577)	(955,644)
Net unrealized loss on certain
securities	$(6,020,651)	$(1,553,972)	$(3,201,532)

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

New Accounting Standards

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-01 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In September 2004, the FASB issued FASB Staff Position EITF 03-01-1, which delayed the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-01 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. The adoption of the disclosure provisions of EITF 03-01 did not have a material effect on the Company's results of operations and/or financial condition.

On September 15, 2005, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts." AcSEC defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract.  An internal replacement that is determined to result in a replacement contract that is substantially unchanged from the replaced contract should be accounted for as a continuation of the replaced contract.  Contract modifications resulting in a replacement contract that is substantially changed from the replaced contract should be accounted for as an extinguishment of the replaced contract and any unamortized deferred policy acquisition costs, unearned revenue liabilities, and deferred sales inducement costs from the replaced contract should be written off and acquisition costs of the new contract capitalized as appropriate.  This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006.  Management is still evaluating the impact this guidance will have on its consolidated financial statements.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, "Share-Based Payment," that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on fair value of the equity instrument issued on the grant date. Compensation cost will be recognized over the period that the employee provides service in exchange for the award. SFAS No. 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," the principles that the Company employed through 2005 to account and report its employee stock option awards. SFAS No. 123R is effective at the beginning of the entity's first fiscal year that begins after December 15, 2005. The Company will implement this standard as of January 1, 2006. Implementation of this new accounting standard will not have a material impact on the financial condition or operations of the Company based on its current use of the liability method under SFAS No. 123.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE B -- Correction of an Error

During the current year's financial statement preparation, the Company discovered an error in the compilation and reporting of the Company's accrued pension expense and associated net periodic pension expense relative to its defined benefit retirement plan for prior periods. The previously issued financial statements have been restated herein to reflect the correction of this error.

The Company's retained earnings as of January 1, 2003 as previously reported was reduced by $88,078 to correct this error cumulatively for all periods prior to 2003. The restated amounts within the Company's balance sheet at December 31, 2004 and income statements for the years ended December 31, 2004 and 2003 are as follows:

	As Previously Reported	Increase (Decrease)	As Restated
Balance Sheet at December 31, 2004
Federal income taxes	$9,340,783	$(158,760)	$9,182,023

Accrued pension expense	409,930	466,940	876,870

Retained earnings	$29,057,781	$(308,180)	$28,749,601

Income Statement for the year ended December 31, 2004
Other insurance expenses	$9,486,769	$376,168	$9,862,937

Provision (benefit) for deferred income taxes	79,000	(127,897)	(48,897)

Net Income	$2,155,779	$(248,271)	$1,907,508

Basic Net Earnings Per Share	$1.91	$(0.22)	$1.69
Diluted Net Earnings Per Share	$1.91	$(0.22)	$1.69

Income Statement for the year ended December 31, 2003
Other insurance expenses	$11,273,743	$(42,680)	$11,231,063

Provision for deferred income taxes	18,320	14,511	32,831

Net Income	$572,278	$28,169	$600,447

Basic Net Earnings Per Share	$0.50	$0.02	$0.52
Diluted Net Earnings Per Share	$0.49	$0.03	$0.52

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE C - Investments

The Company limits credit risk by emphasizing investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans. The Company manages its fixed income portfolio to diversify between and within industry sectors. Mortgage loans, exclusive of insured or guaranteed mortgages, are issued at loan to value ratios not exceeding 80 percent. Approximately $7,134,000 and $6,680,000 of the loans outstanding at December 31, 2005 were to borrowers located in Kentucky and Florida, respectively. All loans are secured by a first mortgage on the property.

Investments in available-for-sale securities at December 31, are summarized as follows:

		Gross	Gross Unrealized Losses
2005	Amortized	Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$35,652,436	$1,163,106	$69,998	$8,304	$36,737,240
States and political subdivisions	14,456,511	620,689	52,166	66,008	14,959,026
Corporate	164,679,571	6,058,148	953,109	689,130	169,095,480
Foreign	20,939,612	1,948,658	50,902	-	22,837,368
Mortgage-backed securities	40,024,616	229,376	521,017	19,286	39,713,689
Total fixed maturity securities	$275,752,746	$10,019,977	$1,647,192	$782,728	$283,342,803
Equity securities	2,872,367	622,334	101,879	-	3,392,822
Total	$278,625,113	$10,642,311	$1,749,071	$782,728	$286,735,625

		Gross	Gross Unrealized Losses
2004	Amortized	Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$38,946,679	$2,350,370	$5,411	$-	$41,291,638
States and political subdivisions	14,469,235	815,115	13,370	53,452	15,217,528
Corporate	158,837,883	10,938,133	85,967	418,231	169,271,818
Foreign	21,011,877	2,588,678	16,202	-	23,584,353
Mortgage-backed securities	35,818,117	552,501	22,715	-	36,347,903
Total fixed maturity securities	$269,083,791	$17,244,797	$143,665	$471,683	$285,713,240
Equity securities	4,997,915	1,296,346	-	-	6,294,261
Total	$274,081,706	$18,541,143	$143,665	$471,683	$292,007,501

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The following table summarizes, for all securities in an unrealized loss position at December 31, 2005, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time those securities have been continuously in an unrealized loss position.

		Gross
	Estimated	Unrealized	Number Of
	Fair Value	Loss	Securities
Fixed Maturities:
0-6 Months	$83,232,581	$1,497,903	90
7-12 Months	6,542,947	149,289	8
Greater Than 12 Months	13,978,240	782,728	23
Total Fixed Maturities	103,753,768	2,429,920	121

Equities:
0-6 Months	993,090	101,879	1
7-12 Months	-	-	-
Greater Than 12 Months	-	-	-
Total Equities	993,090	101,879	1

Total	$104,746,858	$2,531,799	122

All of the above 121 fixed maturity securities had a fair value to cost ratio equal to or greater than 93% as of December 31, 2005. The equity security noted above had a fair value to cost ratio of over 96%.

The Company's decision to record an impairment loss is primarily based on whether the security's fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security's fair value has been below its carrying amount, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. For any securities that are other-than-temporarily impaired, the security is adjusted to fair value and the resulting losses are recognized in realized gains/losses in the consolidated statements of income.

Based on an analysis of the criteria previously discussed, none of the securities, including securities with unrealized losses greater than 12 months in age, are believed to be other-than-temporarily impaired at December 31, 2005. Management believes that the Company will fully recover its cost basis in the securities at December 31, 2005 and 2004, and has the ability and intent to hold such securities until they recover or mature. The temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment. No impairment losses were included in net realized investment gains in 2005 and 2004. Net realized investment gains included $300,000 of impairment loss in 2003. The impairment recorded was the result of credit deterioration on a specific issue in the equity market. The Company determined the investment would not be recovered and the fair value was written to zero.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

In accordance with SFAS No. 115, net unrealized gains for investments classified as available-for-sale are presented below, net of the effect on deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

December 31
	2005	2004
Net unrealized appreciation on
available-for sale securities	$8,110,512	$17,925,795
Adjustment to deferred acquisition costs	(574,478)	(1,293,431)
Deferred income taxes	(2,880,091)	(5,955,770)
Net unrealized appreciation on
available-for sale securities	$4,655,943	$10,676,594

The amortized cost and fair value of debt securities at December 31, 2005, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$10,808,916	$10,905,993
Due after one year through five years	47,418,863	49,692,233
Due after five years through ten years	135,168,472	138,462,803
Due after ten years	42,331,876	44,568,085
Due at multiple maturity dates	40,024,619	39,713,689
Total	$275,752,746	$283,342,803

Proceeds during 2005, 2004 and 2003 from sales and maturities of investments in available-for-sale securities were $28,225,483, $43,021,328 and $59,742,204, respectively. Gross gains of $876,678, $478,320 and $1,533,778 and gross losses of $103,241, $613,934 and $590,917 were realized on those sales during 2005, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Presented below is investment information, including the accumulated and annual change in net unrealized investment gains or losses. Additionally, the table shows the annual change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) on debt and equity securities for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Change in unrealized investment gains (losses):
Available-for-sale:
Debt securities	$(9,039,392)	$(2,803,806)	$(5,121,424)
Equity securities	(775,891)	421,837	224,874
Realized investment gains (losses):
Available-for-sale:
Debt securities	$126,516	$392,577	$1,255,644
Equity securities	646,921	-	(300,000)

Major categories of net investment income are summarized as follows:

	2005	2004	2003
Fixed maturities	$16,122,656	$15,945,736	$15,980,125
Mortgage loans on real estate	1,946,974	1,895,624	1,993,106
Other	681,600	1,043,783	1,135,669
	$18,751,230	$18,885,143	$19,108,900
Investment expenses	657,172	773,002	765,890
	$18,094,058	$18,112,141	$18,343,010

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 2005 and 2004, these required deposits had book values of $23,078,928 and $23,163,743, respectively.

During the third quarter of 2004, the Company began participating in a securities lending program, primarily for investment yield enhancement purposes, with third parties, mostly large brokerage firms. Securities loaned are treated as financing arrangements and the unrestricted collateral received is recorded as an asset, with an offsetting liability recorded for the Company's obligation to return the collateral. The Company obtains collateral in an amount equal to 102% of the fair value of domestic securities loaned, monitors the market value of securities loaned on a daily basis and obtains additional collateral as necessary. At December 31, 2005, there were securities on loan under this agreement with a market value of $16,444,304, with associated collateral held of $16,773,190, and none on loan at December 31, 2004. Income earned relative to this program was $42,121 and $10,656 for the years ended December 31, 2005 and 2004, respectively.

During 2005, the Company purchased an interest rate cap with Fifth Third Bank for $22,000. This cap is used to hedge the Company's exposure to rising interest rates on its floating rate debt outstanding with Fifth Third Bank in the amount of $1,456,752. The cap effectively limits the maximum interest rate on the Fifth Third debt to 6.5% and expires June 1, 2010, in conjunction with the final payment on the Fifth Third debt. The Company designed the terms of the cap to mirror the terms of the outstanding debt such that the cap would be an effective cash flow hedge. The Company accounts for the cap in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. SFAS No. 133

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, relative to the ineffective portion of the hedge must be recognized currently in earnings. At December 31, 2005, the interest rate cap is effective with the change in value included within other comprehensive income. The value of the cap, which is reported in the consolidated balance sheet as an other asset, was $20,959 at December 31, 2005, resulting in a charge to other comprehensive income of $1,041. No payments were received relative to the cap during 2005 as our interest rate paid on the Fifth Third debt did not exceed 6.5%.

NOTE D - Fair Values of Financial Instruments

The following disclosure of the estimated fair values of financial instruments, as of December 31, 2005 and 2004, is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was necessarily required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Fixed maturities	$283,342,803	$283,342,803	$285,713,240	$285,713,240
Equity securities	3,392,822	3,392,822	6,294,261	6,294,261
Mortgage loans on real estate:
Commercial	21,474,087	22,638,731	23,810,398	25,112,073
Residential	973,878	988,584	61,148	65,072
Farm	446,001	460,299	468,110	477,353
Policy loans	7,438,128	7,438,128	7,423,238	7,423,238
Other long-term investments	2,268,714	2,268,714	688,858	688,858
Short-term investments	575,001	575,001	638,003	638,003
Cash and cash equivalents	1,994,032	1,994,032	2,445,782	2,445,782
Accrued investment income	4,654,762	4,654,762	4,527,412	4,527,412
Collateral on securities loaned	16,773,190	16,773,190	-	-
Cash value of company life insurance	6,178,136	6,178,136	4,120,308	4,120,308

Liabilities:
Policyholder deposits
(Investment-type contracts)	$85,514,648	$82,223,186	$84,145,196	$80,718,238
Policy claims	1,696,430	1,696,430	1,612,474	1,612,474
Obligations under capital leases	429,532	429,532	200,129	200,129
Notes payable	7,215,410	7,064,023	9,464,463	9,464,463

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

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

Cash and cash equivalents, short-term investments, policy loans, accrued investment income, other long-term investments and collateral on securities loaned: The carrying amounts reported for these financial instruments approximate their fair values.

Cash value of company life insurance: The carrying values and fair values for these policies are based on the current cash surrender values of the policies.

Investment-type contracts: The fair values for the liabilities under investment-type insurance contracts are calculated as surrender values on these contracts.

Policy claims and obligations under capital leases: The carrying amounts reported for these liabilities approximate their fair value.

Notes payable: The fair values for notes payable are estimated using discounted cash flow analyses, using current interest rate assumptions.

The fair values for insurance contracts other than investment contracts are not required to be disclosed under SFAS No. 107.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE E - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

		As Restated
	2005	2004
Deferred tax liabilities:
Policy acquisition costs	$5,234,507	$5,274,205
Net unrealized gain on available-for-sale securities	2,880,091	5,955,770
Due premiums	1,435,544	1,502,328
Other	1,235,851	1,493,699
Total deferred tax liabilities	$10,785,993	$14,226,002

Deferred tax assets:
Benefit reserves	$833,175	$1,174,950
Remaining 807(f) reserve adjustment	884,459	1,031,868
Other policyholder funds	857,086	866,092
AMT credit carry forwards	495,408	326,262
Accrued pension expense	443,340	298,136
Supplemental contracts without life contingencies	408,698	405,480
Other	1,000,845	1,035,961
Total deferred tax assets	$4,923,011	$5,138,749
Net deferred tax liabilities	$5,862,982	$9,087,253

The Company reviews its gross deferred tax assets for recoverability. At December 31, 2005 and 2004, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

		As Restated	As Restated
	2005	2004	2003

Statutory federal income tax rate	34.0%	34.0%	34.0%
Small life insurance company deduction	(10.9)%	(9.9)%	(22.2)%
Release of tax reserve	-	(8.7)%	-
Life insurance proceeds	-	(3.9)%	-
Other	(5.0)%	(4.0)%	4.0%

Effective income tax rate	18.1%	7.5%	15.8%

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

At December 31, 2005, approximately $700,000 of the retained earnings of the Company represents earnings prior to 1984 which accumulated in an account known as policyholders' surplus, which was not subject to income taxation. In certain circumstances, including if distributions are made to stockholders in excess of approximately $31,626,000, the Company could be subject to additional federal income tax unrelated to its normal taxable income. No provision for such income tax has been made at December 31, 2005.

The Company made income tax payments of $396,549, $151,286 and $296,449 in 2005, 2004 and 2003, respectively.

NOTE F - Notes Payable

On September 30, 2005, Kentucky Investors and Cherokee National Life Insurance Company ("Cherokee National") agreed to cancel the Company's outstanding promissory note in the amount of $4,000,000 in exchange for its ownership of 400,000 shares of series A preferred stock of Cherokee National. This transaction reduced investments in equity securities as well as notes payable by $4,000,000.

Effective July 14, 2005, the Company terminated the At Need Funding line of credit and the Kentucky Investors line of credit previously held with Farmers Bank and Capital Trust Company. Both lines of credit were replaced with similar lines of credit with Republic Bank and Trust Company, Louisville, Kentucky ("Republic Bank"). The At Need Funding line of credit with Republic Bank is in the amount of $2,000,000 with interest to be paid monthly at a rate of 0.5% under the prime rate, renewable annually. The purpose of this line of credit is to provide advance funding for funerals in exchange for an irrevocable assignment of life insurance policies from other unaffiliated insurance companies. The Kentucky Investors line of credit with Republic Bank is in the amount of $150,000 with interest to be paid monthly at a rate of 1.2% under the prime rate, renewable annually. The purpose of this line of credit is for general corporate purposes.

On June 1, 2005, Kentucky Investors renewed its existing note with Fifth Third Bank, Lexington, Kentucky ("Fifth Third") in the amount of $1,434,257 with interest to be paid monthly at a rate of 1% under the prime rate. In conjunction with this note, Kentucky Investors purchased an interest rate cap to hedge exposure of rising interest rates. The interest rate cap limits the interest rate that can be charged over the remaining term to maturity of the note to no greater than 6.5%.

On February 3, 2005, Kentucky Investors borrowed $3,650,000 from Sun Life Assurance Company of Canada to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000. The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015. The proceeds received by Investors Heritage Life were used to repay their surplus notes to Kentucky Investors. Additionally, Kentucky Investors used such proceeds to repay the $3,000,000 note to Fifth Third outstanding at December 31, 2004. This transaction was approved by the Kentucky Office of Insurance.

On November 23, 2004, the Company issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008. The note was issued in exchange for common stock from one of its board members.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Information relative to the Company's material notes payable at December 31, 2005 and 2004 is as follows:

2005
	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Sun Life Assurance Mortgage	$3,435,428	5.05%	3/1/2015	$160,379	$145,921
At Need Funding Line of Credit	1,814,496	6.75%	7/13/2006	36,597	32,401
Fifth Third Bank Note	1,456,757	6.25%	6/2/2010	76,748	74,339
Promissory Note	491,733	4.00%	12/31/2008	26,355	24,006
Chrysler Financial Auto Loan	16,996	0.00%	6/20/2008	-	-

2004
	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Fifth Third Bank Note	$3,000,000	4.75%	2/1/2005	$117,479	$110,146
Cherokee National Note	4,000,000	5.25%	6/28/2007	170,278	170,000
At Need Funding Line of Credit	310,000	5.25%	9/30/2005	14,841	14,996
Fifth Third Bank Note	1,487,447	4.25%	12/27/2005	54,487	53,726
Farmers Bank Line of Credit	1	4.25%	12/20/2005	782	816
Promissory Note	643,200	4.00%	12/31/2008	2,644	-
Chrysler Financial Auto Loan	23,815	0.00%	6/20/2008	-	-

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE G - Employee Benefit Plans

The Company participates in a noncontributory retirement plan which covers substantially all employees. Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service. Benefits are funded based on actuarially-determined amounts.

The following table provides additional details for the Company on a consolidated basis as of December 31.

	2005	2004	2003
Change in projected benefit obligation:
Benefit obligation at beginning of year	$9,999,239	$10,309,515	$9,342,392
Service cost	316,517	321,565	368,703
Interest cost	649,221	643,507	658,494
Settlements	-	(1,212,023)	-
Actuarial loss	886,488	54,734	425,271
Benefits paid	(309,709)	(118,059)	(485,345)
Benefit obligation at end of year	$11,541,756	$9,999,239	$10,309,515

Change in plan assets:
Fair value of plan assets at beginning of year	$7,695,613	$8,052,738	$7,335,822
Actual return on plan assets	571,496	930,690	682,265
Settlements	-	(1,709,756)	-
Employer contribution	652,920	540,000	519,996
Benefits paid	(309,709)	(118,059)	(485,345)
Fair value of plan assets at end of year	$8,610,320	$7,695,613	$8,052,738

Funded status	$(2,931,436)	$(2,303,626)	$(2,256,777)
Unrecognized net actuarial loss	2,688,194	1,836,686	2,187,063
Additional minimum pension liability	(1,060,699)	(409,930)	(158,712)
Accrued pension cost	$(1,303,941)	$(876,870)	$(228,426)

Components of net periodic benefit cost:
Service cost	$316,517	$321,565	$368,703
Interest cost	649,221	643,507	658,494
Expected return on plan assets	(655,639)	(612,300)	(655,820)
Recognized net loss	119,123	164,519	141,042
Amortization of prior service credit	-	(21,058)	(35,103)
Net periodic benefit cost	$429,222	$496,233	$477,316

Accumulated benefit obligation	$9,914,261	$8,572,483	$8,302,222

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Included in accumulated other comprehensive income at December 31, 2005 is an additional minimum pension liability of $1,060,699 which has been recorded net of related tax of $360,638. Included in accumulated other comprehensive income at December 31, 2004 is an additional minimum pension liability of $409,930, which has been recorded net of related tax of $139,376.

Weighted-average actuarial assumptions used at December 31, 2005, 2004, and 2003 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2005	2004	2003
Discount Rate	6.00%	6.50%	6.75%
Expected return on plan assets	8.60%	8.60%	9.00%
Rate of compensation increases	4.00%	4.00%	4.00%

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

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets being held in common stock of the Company. During 2004, the Company began using Invesmart, Inc. to administer its retirement plan. In conjunction with this agreement, the plan surrendered its previously held deposit administration contract, having a balance of $6,180,496, and transferred the cash to a Trust account administered by Invesmart. The transfer was reported in the consolidated statement of income for 2004 in death and other benefits with an offsetting amount relative to the surrender reported as a decrease in benefit reserves and unearned premiums.

At December 31, 2005, the assets of the plan consisted of the Invesmart, Inc. Trust that is invested in a diversified assortment of mutual fund investments having a combined fair market value of $7,881,820 (approximately 92% of total plan assets) and 31,000 shares of Company common stock with a fair value of $728,500 (approximately 8% of total plan assets). At December 31, 2004, the assets of the plan consisted of mutual fund investments at a combined fair market value of $6,974,863 (approximately 91% of total plan assets) and 31,000 shares of Company common stock with a fair value of $720,750 (approximately 9% of total plan assets). The Company's common stock is stated at fair value based upon quoted bid prices on the last day of the plan year. Dividends paid in 2005 and 2004 to the plan on the Company common stock totaled $11,780. The plan made no purchases or sales of Company common stock during 2005.

The Company expects to contribute approximately $652,920 to its pension plan in 2006.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The following benefit payments, which reflect expected future service, are expected to be paid:

	2006	2007	2008	2009	2010	2011-2015

Pension Benefits	$372,121	$378,021	$541,128	$547,156	$570,267	$3,652,453

The Company also sponsors a 401(k) defined contribution plan, which was amended on November 27, 2002 to adopt the provisions of a 403(b) plan. Employees have the option to invest in Company stock or select mutual funds. The Company matches 100% of employee contributions invested in the Company's stock. At December 31, 2005, the plan held Company stock of 276,052 shares with a fair value of $6,487,216 and various mutual funds with a total fair value of $32,961. At December 31, 2004, the plan held Company stock of 263,327 shares with a fair value of $6,122,353 and various mutual funds with a total fair value of $13,510. Matching contributions to the plan expensed for 2005, 2004 and 2003 were $203,786, $210,695 and $246,590, respectively. Dividends paid to the plan on Company stock were $100,866, $108,744 and $114,697 in 2005, 2004 and 2003, respectively.

NOTE H - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net income for the preceding year. In addition, dividends are limited to the amount of unassigned surplus reported for statutory purposes, which was $8,286,907 at December 31, 2005.

The Company's 1999 stock option and stock appreciation rights plan became effective as of September 16, 1999. The 1999 plan authorizes the Company's board to grant non-qualified stock options and stock appreciation rights to the Company's and its subsidiaries' key employees and non-employee directors. The Company authorized for issuance a total of 250,000 shares of common stock under the 1999 plan and granted options to purchase 75,000 shares of common stock at $23.00 per share, all of which vested on September 24, 2001. None of the options have been exercised as of December 31, 2005 and 61,125 options remain available for exercise as of that date. During 2005, options to purchase 4,875 shares were forfeited because they were not exercised in a timely manner. There were no options forfeited during 2004. The Company recognized $14,063 of compensation expense in 2005, reduced compensation expense by $217,800 in 2004 and recognized $207,900 of compensation expense in 2003 relative to the outstanding options, based on changes in the market value of the Company's stock compared to the exercise price of the options.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE I - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $16,625,906 and $17,481,020 at December 31, 2005 and 2004, respectively. Investors Heritage Life's statutory-basis unassigned surplus at December 31, 2005 was reduced by $339,077 relative to the correction of the error regarding the Company's pension plan on a statutory-basis, as discussed in Note B. Statutory-basis net income (loss) was $4,235,943, $1,117,246 and $(679,981) for 2005, 2004 and 2003, respectively.

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

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

		As Restated	As Restated
	2005	2004	2003

		(000's omitted)
Revenue:
Preneed and burial products	$41,463	$41,786	$45,804
Traditional and universal life products	11,901	12,017	12,487
Credit insurance products and
administrative services	159	172	303
Corporate and other	1,939	2,850	3,541
	$55,462	$56,825	$62,135

Pre-tax income (loss) from operations:
Preneed and burial products	$248	$379	$(956)
Traditional and universal life products	1,055	957	496
Credit insurance products and
administrative services	109	43	20
Corporate and other	1,310	684	1,153
	$2,722	$2,063	$713

Assets:
Preneed and burial products	$262,656	$258,434	$254,556
Traditional and universal life products	75,947	75,744	75,123
Credit insurance products and
administrative services	16,131	17,137	19,650
Corporate and other	78,717	71,384	80,146
	$433,451	$422,699	$429,475

Amortization and depreciation expense:
Preneed and burial products	$4,965	$4,899	$5,443
Traditional and universal life products	1,070	1,022	1,552
Credit insurance products and
administrative services	-	-	1
Corporate and other	430	278	369
	$6,465	$6,199	$7,365

NOTE K - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2005, 2004 and 2003 through coinsurance agreements with various companies. The Company administers the ceded credit life and accident insurance for an agreed-upon fee. During 2005, 2004 and 2003, the Company received $396,352, $451,525 and $509,066, respectively, of fee income associated with these reinsurance arrangements which is recognized in the credit insurance products and administrative services and corporate and other lines of the preceding table. Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2005, 2004 and 2003 were $15,452,930, $16,209,715 and $18,444,567, respectively. Additionally, unearned premium reserves were reduced by $14,352,056 and $15,145,204 at December 31, 2005 and 2004, respectively, for credit-related reinsurance transactions. The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit, which subsequent to January 1, 2004 was set at $25,000. Prior to 2004, the retention limit was set at $100,000.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity Life Insurance Company (Cayman) Ltd. Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $31,945,000 and $33,476,000 at December 31, 2005 and 2004, respectively. An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Reinsurance ceded and assumed amounts included in the consolidated statements of income are as follows:

	2005	2004	2003

Premiums ceded	$14,086,724	$13,549,313	$14,836,208
Premiums assumed	3,640,592	3,494,350	3,173,026
Commission & expense allowances	5,527,954	6,114,682	6,868,086
Benefit recoveries	8,172,235	10,195,667	8,849,679

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

In most of the states in which the Company is licensed to do business, guaranty fund assessments may be taken as a credit against premium taxes over a five-year period. These assessments, brought about by the insolvency of life and health insurers, are levied at the discretion of the various state guaranty fund associations to cover association obligations. It is management's opinion that the effect of any future assessments would not be material to the financial position or results of operations of the Company because of the use of premium tax offsets.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE M - Quarterly Financial Data (Unaudited)

The following tables show the unaudited quarterly financial data for the Company.

2005	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums	$8,781,678	$9,083,212	$9,108,115	$8,598,552
Total revenue	14,029,946	14,047,293	13,902,462	13,482,276
Net income	270,333	654,303	538,768	766,382
Basic net earnings per share	0.25	0.59	0.49	0.70
Diluted net earnings per share	0.24	0.59	0.49	0.70

2004, As Restated	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums	$9,840,414	$9,376,217	$9,125,243	$8,704,221
Total revenue	14,480,618	14,699,417	14,050,606	13,594,431
Net income (loss)	(137,196)	898,341	681,993	464,370
Basic net earnings (loss) per share	(0.12)	0.79	0.60	0.42
Diluted net earnings (loss) per share	(0.12)	0.79	0.60	0.42

STOCK INFORMATION

OTC BULLETIN BOARD MARKET QUOTATIONS

2005 Market Price Range

March	June	Sept.	Dec.
$23.25-$25.25	$23.10-$24.50	$23.25-$24.05	$23.50-$24.05

2005 Annual Dividend Per Share - $.38
__________________________________

2004 Market Price Range

March	June	Sept.	Dec.
$26.55-$27.00	$24.00-$26.45	$24.10-$24.10	$23.25-$24.25

2004 Annual Dividend Per Share - $.38
__________________________________

The stock of Kentucky Investors is quoted on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The symbol for Kentucky Investors is KINV.

The 2006 cash dividend to be paid to its stockholders by Kentucky Investors on April 7, 2006 is $.38 per share.

ANNUAL MEETING

The 2006 meeting of shareholders of Kentucky Investors is scheduled for 11 a.m. on May 11, 2006 at the company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K

A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.investorsheritage.com or upon request to the Secretary.

TRANSFER AGENT

Investors Heritage Life Insurance Company
Stock Transfer Department
P.O. Box 717
Frankfort, Kentucky 40602-0717

(800) 422-2011, ext. 1009
(502) 209-1009