Form 10-K, Exhibit 13
period 2006-12-31
KENTUCKY INVESTORS INC
filed 2007-03-22
CIK 55362

Exhibit 13

TABLE OF CONTENTS

2006 ANNUAL REVIEW
KENTUCKY INVESTORS, INC.

Board of Directors & Corporate Officers	2
Letter to our Stockholders	3
Management's Discussion and Analysis	6
Selected Financial Data	19
Report of Independent Registered Public Accounting Firm	20
Consolidated Financial Statements	21
Notes to Consolidated Financial Statements	25
Stock Information and Annual Meeting	46

BOARD OF DIRECTORS & CORPORATE OFFICERS

Harry Lee Waterfield II [e,f,n] Chairman of the Board President and Chief Executive Officer Frankfort, Kentucky

BOARD OF DIRECTORS	CORPORATE OFFICERS

Harold G. Doran, Jr. [a,e,f]	Raymond L. Carr
Board of Directors	Vice President, Chief Financial Officer
Murray, Kentucky	Frankfort, Kentucky

Michael F. Dudgeon, Jr.	Jane S. Jackson
Board of Directors	Secretary
Frankfort, Kentucky	Frankfort, Kentucky

Gordon C. Duke [a,f]	Jimmy R. McIver
Board of Directors	Treasurer
Frankfort, Kentucky	Frankfort, Kentucky

Howard L. Graham [f,n]
Board of Directors
Retired Vice President, Corporate Services
Frankfort, Kentucky

Robert M. Hardy, Jr. [e,f]
Board of Directors	Ernst & Young LLP
Vice President, General Counsel	Independent Registered Public
Frankfort, Kentucky	Accounting Firm

Dr. Jerry F. Howell, Jr. [a,e]
Board of Directors
Morehead, Kentucky

David W. Reed [a,n]
Board of Directors
Gilbertsville, Kentucky
[a] Audit Committee
Helen S. Wagner [e,n]	[e] Executive Committee
Board of Directors	[f] Finance Committee
Owensboro, Kentucky	[n] Nominating Committee

LETTER TO STOCKHOLDERS

To our stockholders,

          Our goal is, as always, to manage our business by building a company that operates effectively and wisely to achieve long-term success.  We believe this is in the best interest of our stockholders, policyowners, employees and associates.  Our major markets are highly competitive, but we continue to maintain our market share while seeking new opportunities.

          Kentucky Investors, Inc. had a solid year with net income of $1,233,554.  Net income was down $996,232 from 2005 primarily due to the decrease in capital gains from those realized in 2005.  Our major holding, Investors Heritage Life Insurance Company, experienced an increase in statutory surplus of approximately $1,853,000, with total statutory capital and surplus now exceeding $18,000,000.

          Premium income was down slightly in our major business segments.  In the preneed market this can be attributed to strong competition in the sale of interest-sensitive products.  We believe we are paying interest rates and commissions on products that are sustainable over a period of years given the low interest rate environment for sound new investments.  Some of our competitors are paying rates we do not believe are justified by yields available in the investment market.    Within this framework our sales managers and sales organizations have done a very good job of maintaining a solid and profitable sales level.

          In the financial services market we had increased credit premiums contributing to an increase in revenues for this segment of approximately $49,000.  Our partnership with the Kentucky Bankers Association has been in place just over two years with progress made on many fronts, positioning us to increase sales and revenues in this line of business.  We have over 287 financial institutions representing Investors Heritage Life Insurance Company in Kentucky.  The concerns over predatory lending issues have been, for the most part, resolved during 2006; therefore marketing and training will be a major focus as we help banks gear up to increase insurance sales.  Much of the sales volume in this market depends on the economy and loan demand within a community.  We anticipate increased sales and fee income in the current year.  Investors Heritage Financial Services Group, Inc., a wholly-owned subsidiary of Kentucky Investors, paid dividends totaling $300,000 to Kentucky Investors during 2006.

LETTER TO STOCKHOLDERS

          Kentucky Investors, Inc. is the sole member of At Need Funding, LLC.  This affiliate offers assistance to funeral homes and the families they serve by providing financing for funerals at the time of service.  The financing is secured by the assignment of proceeds from an existing incontestable life insurance policy from unaffiliated companies.  Revenues were approximately $273,000, up $140,000 over the previous year.  At Need Funding paid distributions of $127,000 to Kentucky Investors, Inc. in 2006.

          Our organization has provided third party administration ('TPA") services for other life insurance companies for the past few years.  Because of our investment over the years in technology and personnel, we have outstanding administrative capabilities, the capacity to increase the volume of our administrative services work without significant increased cost and a proven track record of superior service work. Through TPA services we are able to generate service fee income.  With that in mind, we have filed for TPA licensing in all states where Investors Heritage Life was not previously licensed to do business.  Currently we are licensed as a TPA in 42 states.

          Near year end 2006, we cancelled two administrative services contracts but at about the same time contracted with two different life companies.  One of these companies is an established company doing business in 45 states.  The other company is a new, well financed life insurance company.  The prospect for increased fee income in this segment of our organization is very positive and is an area of operation we plan to expand in the future.

          Two projects begun in 2005 and reported last year have not yet proven successful, but the costs have not been substantial, and these projects may yet provide premium income and fee income.  One such project was a marketing relationship with an agency providing high end premium financed products primarily for estate planning purposes.  At year end, several cases were in the underwriting and funding process and as a result had not yet provided fee income to us.  The second project was our joint venture with three other life insurance companies and a marketing company that did not develop sales as anticipated.  As a result of minimal activity, our expenses have been nominal and the marketing company is exploring alternative means of selling the products.

          We began an effort to increase the sale of our final expense product during the second half of 2006.   Some success was achieved and we believe the groundwork for sales success is being put into place.  We also introduced a new youth policy, the Heritage Youth Protector, during the fourth quarter of 2006.  We expect sales of this product in all of our insurance markets, giving us a base of customers for future insurance sales as conversion from the initial term insurance to permanent life insurance occurs.  The Heritage Youth Protector is a modernized version of a youth policy we sold very successfully for over 20 years.

LETTER TO STOCKHOLDERS

          The quality of our investments continues to be a cornerstone for the continuing success of our Company.  At year end, 100% of our fixed income investments were rated investment grade and no mortgage loans were in default.  Fixed maturities represent 88.3% of our invested assets and are managed by Conning Asset Management Company according to guidelines set by the Board of Directors.  Our mortgage loan portfolio continues to perform well and enhances our investment yield.  Approximately 94.5% of our mortgage loans are in commercial properties, and our mortgage loans represent 7.7% of total invested assets.

          The nearly 44-year history of Kentucky Investors, Inc. and the 46-year history of Investors Heritage Life Insurance Company is a story of continued and steady growth focused on providing quality life insurance products while maintaining financial strength for the benefit of our insureds, stockholders, sales associates and employees.  We have grown from an initial capital base of $1,500,000 to over $415,000,000 in total consolidated assets.  This focus combined with the oversight and sound advice of our board members over the years has made for our success thus far and will assure continued success in the future.  For this I am very grateful.

Respectfully submitted,

MANAGEMENT'S DISCUSSION & ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Kentucky Investors, Inc. ("Kentucky Investors") and its subsidiaries (collectively referred to as "we", "us", "our" or the "Company") as of and for the year ended December 31, 2006, as compared with the years ended December 31, 2005 and 2004.  This supplementary financial information should be read in conjunction with the consolidated financial statements and related notes, all of which are integral parts of the following analysis of our results of operations and financial position.

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

MAJOR MARKETS AND NEW AFFILIATIONS

We have continued to focus the majority of our marketing efforts in the preneed funeral market.  We have established a strong marketing base that has allowed us to maintain solid premium production in our core market while operating in the recently unfavorable economic and interest rate environment.

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

Investors Heritage Life has entered into third-party administrative agreements with two insurance companies, which are to be effective beginning in the first quarter of 2007.  These agreements for the performance of various levels of administrative services on behalf of each company will generate fee income for Investors Heritage Life.  This new fee income will offset the loss of fee income from an administrative agreement that will end in the first quarter of 2007 in conjunction with the sale of the company for which Investors Heritage Life is providing services.

During 2005, Investors Heritage Life finalized a strategic partnership agreement with the Kentucky Bankers Association (KBA), forming a new partnership to jointly market credit insurance and related products to Kentucky financial institutions and to serve in an administrative capacity for Kenbanc Reinsurance Company, Ltd., the KBA's wholly owned captive insurance company.  This arrangement generates fee income for Investors Heritage Life and commission income for Investors Heritage Financial.

MANAGEMENT'S DISCUSSION & ANALYSIS

During 2005, Investors Heritage Life entered into a reinsurance and administrative services arrangement with Covenant Life Insurance Company, which is domiciled in the British Virgin Islands and is part of a group that owns numerous cemeteries and funeral homes in several states.  A specific preneed product was developed for Covenant, which Investors Heritage Life sold and reinsured with Covenant.  Investors Heritage Life also provided administrative services for Covenant, generating fee income.  This agreement was terminated during the fourth quarter of 2006, and all policy risks were recaptured by Investors Heritage Life along with all required reserves which were previously held in trust.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  Preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.  On a continuing basis, we evaluate our estimates, including those related to investments, deferred acquisition costs, present value of future profits, policy liabilities, income taxes, accrued pension expense, regulatory requirements, contingencies and litigation.  We base such estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following accounting policies, judgments and estimates are the most critical to the preparation of our consolidated financial statements.

Investments in Fixed Maturities, Equity Securities and Mortgage Loans

We hold fixed maturities and equity interests in a variety of companies.  Additionally, we originate, underwrite and manage mortgage loans.  We continuously evaluate all of our investments based on current economic conditions, credit loss experience and other developments.  We evaluate the difference between the cost/amortized cost and estimated fair value of our investments to determine whether any decline in value is other-than-temporary in nature.  This determination involves a degree of uncertainty.  If a decline in the fair value of a security is determined to be temporary, the decline is recorded as an unrealized loss in stockholders' equity. If a decline in a security's fair value is considered to be other-than-temporary, the security is written down to the estimated fair value with a corresponding realized loss recognized in the consolidated statements of income.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management's judgment as to the financial position and future prospects of the entity issuing the security. It is not possible to accurately predict when it may be determined that a specific security will become impaired.  Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the

MANAGEMENT'S DISCUSSION & ANALYSIS

current carrying value of the investments, thereby possibly requiring an impairment charge in the future.  Likewise, a change in our ability or intent to hold temporarily impaired securities until maturity or recovery in value could result in a future impairment charge.

Deferred Acquisition Costs

The balance of our deferred acquisition costs at December 31, 2006 and 2005 was approximately $21,494,000 and $22,357,000, respectively.  The recovery of these costs is dependent on the future profitability of the related business.  Each reporting period, we evaluate the recoverability of the unamortized balance of the deferred acquisition costs.  We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable.  If we determine a portion of the unamortized balance is not recoverable, it is immediately charged to amortization expense.  The assumptions we use to amortize and evaluate the recoverability of the deferred acquisition costs involve significant judgment.  A revision to these assumptions may impact future financial results.

Policy Liabilities

Establishing liabilities for our long-duration insurance contracts requires various assumptions, including policyholder persistency, mortality rates, investment yields, discretionary benefit increases, new business pricing, and operating expense levels.  We evaluate historical experience for these factors when assessing the need for changing current assumptions.  However, since many of these factors are interdependent and subject to short-term volatility during the long-duration contract period, substantial estimates and judgment are required.  Actual experience may emerge differently from that assumed.  Any such difference would be recognized in the current year's consolidated statement of income.

Income Taxes

We evaluate our deferred income tax assets, which partially offset our deferred tax liabilities, for any necessary valuation allowances.  In doing so, we consider our ability and potential for recovering income taxes associated with such assets, which involve significant judgment.  Revisions to the assumptions associated with any necessary valuation allowances would be recognized in the financial statements in the period in which such revisions are made.

Accrued Pension Expense

We maintain a defined benefit retirement plan on behalf of our employees.  Measurement of the future benefit obligations associated with this plan involves significant judgment, particularly in regard to the expected long-term rate of return on plan assets, rate of compensation increases and the current discount rate used to calculate the present value of future obligations.  Changes in these assumptions can significantly impact the accrued pension expense required to be recorded in the financial statements.

MANAGEMENT'S DISCUSSION & ANALYSIS

The Pension Protection Act of 2006 was passed by legislators and signed by the President on August 17, 2006 to address the funding mechanisms of pension plans. Additionally, on September 29, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" which amends SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits," and applies to all plan sponsors who offer defined benefit pension and postretirement benefit plans. SFAS No. 158 requires an entity to recognize an asset for a plan's overfunded status or a liability for a plan's underfunded status measured as of the end of the entity's fiscal year effective for fiscal years ending after December 15, 2006. The entity will recognize changes in the funded status in other comprehensive income in the year in which the changes occur.  The adoption of this Statement resulted in an additional charge, net of applicable deferred income taxes, to accumulated other comprehensive income at December 31, 2006 of approximately $1,110,000, representing the difference between the projected benefit obligation measurement on which SFAS No. 158 reporting is based and the accumulated benefit obligation measurement on which reporting was based prior to the adoption of SFAS No. 158.

BUSINESS SEGMENTS

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of business units.  The discussion of segment operating results that follows is being provided based on segment data prepared in accordance with SFAS No. 131.  Our business segments are as follows:

--	Preneed and Burial Products segment includes both life and annuity products sold by funeral directors or affiliated agents to fund prearranged funerals or to provide for the insured's final expenses.

--	Traditional and Universal Life Products segment includes traditional life, group life, annuities (primarily qualified) and universal life products.

--	Credit Insurance and Administrative Services segment includes the marketing and administration of credit life and credit accident and health insurance products.

--

Corporate and Other segment consists of corporate accounts primarily including stockholders' paid-in capital, earned surplus, property and equipment and other minor business lines which include group annuities and group and individual accident and health products.

Please see Note I to the Consolidated Financial Statements for additional information regarding segment data.

MANAGEMENT'S DISCUSSION & ANALYSIS

OPERATING RESULTS

2006 compared to 2005

Consolidated Operations

Total consolidated revenues decreased approximately $1,078,000 in 2006.  Our 2006 net income decreased approximately $996,000 compared with 2005.  These decreases are primarily attributable to the decrease in premiums within the preneed and traditional business segments coupled with the decrease in realized gains within the corporate & other business segment, as further discussed within the business segment discussions.

Preneed & Burial Products

Revenues for the preneed & burial products business segment decreased approximately $836,000, and pre-tax income decreased approximately $135,000 in 2006 compared to 2005.  The decrease in revenues and pre-tax income are primarily due to competition in the marketplace and the current interest rate environment.  The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production
First Year and Single
Year Ended December 31

	2006	2005	2004
North Carolina	$9,280,754	$9,304,245	$8,847,982
Kentucky	5,419,089	5,477,430	5,481,648
Tennessee	2,739,625	2,405,384	2,012,712
Georgia	2,023,889	2,647,328	2,678,725
Virginia	1,395,478	1,303,764	1,353,757
Michigan	948,771	731,909	695,833
Indiana	734,637	1,025,031	1,199,716
South Carolina	571,672	560,527	1,141,147
Mississippi	423,033	61,572	45,774
Ohio	387,862	390,665	327,945
All Other States	949,665	974,788	1,098,030
TOTAL	$24,874,475	$24,882,643	$24,883,269

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

MANAGEMENT'S DISCUSSION & ANALYSIS

Traditional & Universal Life Products

Revenues for 2006 decreased approximately $142,000.  Revenues from this segment are primarily derived from the sale of term insurance products through banks, which has been lower due to decreased loan demand.  Pre-tax income for 2006 decreased approximately $579,000, due primarily to higher than expected mortality within this line of business.

Investors Heritage Financial markets traditional insurance products through banks and other financial institutions.  Currently, Investors Heritage Financial services approximately 287 financial institutions and other retail outlets contracted through Investors Heritage Life.  The new partnership with the KBA has enhanced this line of business with the addition of 11 new accounts during 2006.

Investors Heritage Financial markets Investors Heritage Life products and continues to expand the portfolio of products available to our regular ordinary insurance agents by offering products of other unaffiliated companies.  For a number of years, outlets have been provided for our agents who have substandard business that Investors Heritage Life will not accept.  More recently, Investors Heritage Financial has been able to provide second to die policies, substandard life policies, larger term policies and health insurance products through other unaffiliated insurance companies that insure these types of risks.  Investors Heritage Financial receives a fee for providing those services and the outlook for increased fee income from this marketing opportunity is positive.

We utilize a combination of yearly renewable term reinsurance and coinsurance to cede life insurance coverage in excess of our retention limit.  Our maximum retention level is $25,000 per life.  For years prior to 2004, we maintained a maximum retention of $100,000 per life.  The new retention level has stabilized earnings fluctuations in this segment given that we write most business in the smaller face amount markets and claims on larger-case ordinary business were causing significant income fluctuations.  The lowered retention was achieved by keeping current reinsurance treaties in place and adding additional yearly renewable term treaties with Munich American Reassurance Company and Scottish RE (U.S.) for amounts between $25,000 net amount at risk and the previous retention of $100,000.

Credit Insurance & Administrative Services

Effective January 1, 2005, we reinsure 100% of credit insurance underwriting risk with Scottish Re (U.S.), Inc. and RBC Reinsurance (Ireland) Ltd.  During 2004 and prior, we reinsured 100% of credit insurance underwriting risk with RBC Reinsurance (Ireland) Ltd. and Munich American.  In addition, Investors Heritage Life has obtained a new reinsurance relationship with Kenbanc Reinsurance Company, Ltd., in conjunction with the KBA partnership.  Each of these agreements generates marketing and initiation fees.

Along with the marketing and initiation fees generated from the reinsurance agreements, this segment generates revenue primarily from servicing and administering the credit business for our reinsurers.  Because this revenue is fee-based, its performance is in direct relation to new and existing earned premium production.  Revenues for this segment increased approximately $49,000 in 2006 while pre-tax income decreased approximately $20,000.

MANAGEMENT'S DISCUSSION & ANALYSIS

Corporate & Other

Revenues from this segment in 2006 decreased approximately $149,000 while pre-tax income decreased $489,000.  Revenues decreased primarily due to the sale of certain highly appreciated common stock in 2005.  Pre-tax income decreased primarily due to the aforementioned common stock sold during 2005 coupled with the increased stock option compensation expense recognized during 2006 of approximately $229,000 in conjunction with our outstanding stock options.

2005 compared to 2004

Consolidated Operations

Total consolidated revenues decreased approximately $1,363,000 in 2005.  This decrease is primarily attributable to the decrease in revenues within the corporate & other business segment, as further discussed therein.  Our 2005 net income increased approximately $322,000 compared with 2004.  This increase resulted primarily from general expense reductions in the areas of agency administration, policy administration and salaries.  However, the higher regulatory burden, as well as the rising cost of health care and retirement plans for employees will continue to put pressure on future operating expenses.

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

Credit Insurance & Administrative Services

Credit premiums written during 2005 were approximately $9,493,000, an increase of approximately $240,000 from 2004, and revenues for this segment decreased approximately $13,000 in 2005.  While revenues decreased, pre-tax income increased approximately $66,000 due to general expense savings.

Corporate & Other

Revenues from this segment in 2005 decreased approximately $911,000 while pre-tax income increased $626,000.  Revenues decreased primarily due to the reduction in premiums associated with our defined benefit plan surrendering the deposit administration contract with Investors Heritage Life in 2004 as well as the proceeds from a Company owned life insurance policy received in 2004.  Pre-tax income increased because of the general expense savings experienced in 2005, including the reduced current year net periodic pension expense associated with our defined benefit plan.

MANAGEMENT'S DISCUSSION & ANALYSIS

INVESTMENTS, LIQUIDITY AND CAPITAL RESOURCES

Investments

During 2006, Investors Heritage Financial's revenues were approximately $343,000, down $165,000 compared to 2005, and dividends in the aggregate amount of $300,000 were paid to Kentucky Investors.  Revenues from Investors Heritage Printing were approximately $440,000 in 2006, up $8,000 compared to 2005, and Investors Heritage Printing paid no dividends to Kentucky Investors.  Management of Investors Heritage Printing continues to focus on improving revenues from unaffiliated sources while continuing to provide printing services for Investors Heritage Life.  Revenues from At Need Funding were approximately $273,000 in 2006, up $140,000 compared to 2005, primarily due to an enhanced volume of current year activity.  At Need Funding paid distributions to Kentucky Investors of $127,000 in 2006.  Revenues from all non-Investors Heritage Life sources constitute approximately 1% of total consolidated revenues in 2006 and management is working on the continued growth and profitability of each of the non-life subsidiaries.

Together with our independent investment advisor and portfolio manager, Conning Asset Management Company ("Conning"), we manage the fixed income investment portfolio to achieve management's investment goals, which include the diversification of credit risk, the maintenance of adequate portfolio liquidity, the management of interest rate risk and the maximization of investment returns.

Since inception, we have maintained a sound, conservative investment strategy.  As of December 31, 2006, 88.3% of our total invested assets are managed by Conning pursuant to specific investment guidelines which have been approved by the Board of Directors.  The primary investment objectives have been to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.

The fixed income portfolio is diversified among sectors.  The Standard & Poor's average quality rating of this portfolio as of December 31, 2006 is AA.  At December 31, 2006 and 2005, the fixed income portfolio was allocated as follows:

	December 31
	2006	2005
Corporate:
Bank & Finance	20.8%	21.6%
Industrial & Miscellaneous	19.9%	24.6%
Utilities	6.4%	7.7%
Government	12.6%	13.0%
Mortgage-backed securities	21.6%	14.0%
Foreign	8.2%	8.1%
Asset-backed securities	4.3%	5.7%
States and Political Divisions	6.2%	5.3%

MANAGEMENT'S DISCUSSION & ANALYSIS

The fixed income portfolio includes approximately $61,300,000 (at fair value) of mortgage-backed securities ("MBS").  MBS have historically added value to the portfolio and Conning has provided the expertise to purchase MBS with the confidence that the credit ratings have been properly analyzed and that the investment properly suits our asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions.  Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored.  Except for seven commercial-backed mortgages of approximately $6,834,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs.  Unlike most corporate or real estate debt, the primary concern with a MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 21% of the total MBS portfolio.  In accordance with Emerging Issues Task Force Issue 99-20, "Recognition of Interest Income and Impairment of Purchased and Retained Beneficial Interests in Securitized Financial Assets" ("EITF 99-20"), when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows.  The overall impact of the CMO's variability in yields on the portfolio is not significant in relation to the yield and cash flows of the total invested assets.  More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO's, such as those structured to share in residual cash flows.  Except for three sequential pay CMO's of approximately $2,067,000, the CMO's held are either planned amortization class bonds or support class bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk.  Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO's under the provisions of EITF 99-20.

Pass-throughs comprise the remainder of MBS owned, representing approximately 79% of the total MBS portfolio.  Pass-throughs are GNMA, FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

We also engage in commercial and residential mortgage lending with approximately 94.5% of these investments in commercial properties.  All mortgage loans are originated in-house and all loans are secured by first mortgages on the real estate.  Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115 or higher are generally required.  We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, reviewing larger mortgage loans on an annual basis and

MANAGEMENT'S DISCUSSION & ANALYSIS

diversifying the portfolio by property type.  The average loan balance is $410,490 and the average loan to value is 43.9%.  The largest loan currently held is $958,000.  We have approximately $24,629,000 invested in mortgage loans, which represents 7.7% of total invested assets.  The portfolio is diversified across various property types as follows:

	December 31
	2006	2005
Office	20.4%	23.7%
Retail	57.8%	55.0%
Industrial	4.0%	4.4%
Medical	3.5%	3.9%
Agriculture	1.7%	1.9%
1 to 4 family	0.2%	0.2%
Apartments	6.1%	7.2%
Other	6.3%	3.7%

We are familiar with our mortgage loan markets and are not aware of any negative factors or trends that would have a material impact on the local economies where the mortgage loan properties are located.  We have been successful in adding value to the total investment portfolio through mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are from 104 to 200 basis points higher than yields realized from fixed income investments.  Value has also been added because the mortgage loan portfolio has consistently performed well.  As of December 31, 2006 and 2005, we had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

Liquidity and Capital Resources

The quality of our investment portfolio and the current level of stockholders' equity continue to provide a sound financial base as we strive to expand our marketing system to offer competitive, quality products.  Our investment portfolio continues to provide financial stability.  It is management's opinion that we have adequate cash flows both on a long-term and short-term basis as evidenced by the consolidated statements of cash flows presented in this Annual Review. Our cash flows were primarily derived from insurance premiums and investment income.

The strength of our liquidity is found in our conservative approach in the product development area and in the strength and stability of our fixed income portfolio and our mortgage loans.  For 2006, our fixed income investments were 100% investment grade as rated by Standard & Poor's. None of our fixed income assets are in default.  Liquidity is also managed by laddering maturities of our fixed income portfolio.  The average duration of our fixed income investments is 4.7 years with approximately $6,154,000 due within 12 months and approximately $71,305,000 due within the following four years.  Historically management has anticipated that all such investments will be held until maturity.  However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management.  As explained in detail in

MANAGEMENT'S DISCUSSION & ANALYSIS

Note A to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

On September 30, 2005, Kentucky Investors and Cherokee National Life Insurance Company ("Cherokee National") agreed to cancel the outstanding promissory note in the amount of $4,000,000 in exchange for our ownership of 400,000 shares of series A preferred stock of Cherokee National.  This transaction reduced our investment in equity securities as well as notes payable by $4,000,000.

Effective July 14, 2005, we terminated the At Need Funding line of credit previously held with Farmers Bank and Capital Trust Company.  The line of credit was replaced with a $2,000,000 line of credit with Republic Bank and Trust Company, Louisville, Kentucky ("Republic Bank") with interest paid monthly at a rate of 0.5% under the prime rate, renewable annually.  This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies.  This line of credit was renewed on May 30, 2006 and increased to $4,000,000.  At December 31, 2006, the principal balance on this line of credit was $1,159,684.

Also effective July 14, 2005, we terminated the Kentucky Investors line of credit previously held with Farmers Bank and Capital Trust Company.  The line of credit was replaced with a similar line of credit with Republic Bank.  This line of credit is in the amount of $150,000 with interest to be paid monthly at a rate of 1.2% under the prime rate, renewable annually.  This line of credit was also renewed on May 30, 2006.  As of December 31, 2006, no amount was outstanding on this line of credit.

On June 1, 2005, we renewed our existing note with Fifth Third Bank, Lexington, Kentucky ("Fifth Third") in the amount of $1,434,257 with interest to be paid monthly at a rate of 1% under the prime rate.  In conjunction with this note, we purchased an interest rate cap to hedge exposure of rising interest rates.  The interest rate cap limits the interest rate that can be charged over the remaining term to maturity of the note to no greater than 6.5%.  As of December 31, 2006, $1,132,757 remained outstanding on this note.

On February 3, 2005, Kentucky Investors borrowed $3,650,000 from Sun Life Assurance Company of Canada to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000.  The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015.  The proceeds received by Investors Heritage Life were used to repay their surplus notes to Kentucky Investors.  Additionally, Kentucky Investors used such proceeds to repay the $3,000,000 note to Fifth Third outstanding at December 31, 2004.  This transaction was approved by the Kentucky Office of Insurance.  As of December 31, 2006, $3,136,422 remained outstanding on this note.

On November 23, 2004, we issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008.  The note was issued in exchange for common stock from one of our board members.  As of December 31, 2006, $286,710 remained outstanding on this note.

MANAGEMENT'S DISCUSSION & ANALYSIS

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement.  Management has assessed our position and as of December 31, 2006, we are in compliance with all debt covenant requirements.

The following table shows an estimate (based on reasonable assumptions and anticipated trends) of payments to be made for benefit reserve liabilities, as well as scheduled payments for major contractual obligations, including the aforementioned borrowings, as of December 31, 2006.

CONTRACTUAL OBLIGATIONS				(000's omitted)

December 31	2007	2008	2009	2010	2011	Thereafter	Total

Policyholder benefits (a)	$42,319	$42,764	$42,970	$43,176	$43,383	$126,561	$341,173
Expected payments for
defined benefit plan (b)	405	571	573	604	620	10,171	12,944
Notes payable	1,921	829	672	527	385	1,392	5,726
Capital leases	226	104	41	6	-	-	377
Operating leases	131	60	9	-	-	-	200
Total	$45,002	$44,328	$44,265	$44,313	$44,388	$138,124	$360,420

(a) Reserve projections for benefit liabilities include anticipated cash benefit payments only.
Projections do not include any impact for future earnings or additional premiums.
(b) Payments are projections for benefit liabilities based on the SFAS No. 87 calculation of the projected benefit obligation and the underlying assumptions used therein.

Management is not aware of any other commitments or unusual events that could materially affect our capital resources.  We have the option to prepay certain notes payable at our discretion prior to their maturity dates.

Other than the items disclosed in Note H to the Consolidated Financial Statements and the increased federal and state regulatory reporting requirements which generally increase administrative expenses, management is not aware of any current recommendations by any regulatory authority which, if implemented, would have any material effect on our liquidity, capital resources or operations.

We will continue to explore various opportunities, including mergers and acquisitions and purchasing blocks of business from other companies, which may dictate a need for either long-term or short-term debt.  There are no restrictions as to use of funds except the restriction on Investors Heritage Life as to the payment of cash dividends to shareholders that is discussed in more detail in Note G to the Consolidated Financial Statements.

MARKET RISK EXPOSURES

Measuring market risk is a key function of our asset/liability management process.  To test financial risk and investment strategy, we perform an asset adequacy analysis each year.  Dynamic models of both assets and liabilities are created to project financial results

MANAGEMENT'S DISCUSSION & ANALYSIS

under several shifts in the current interest rate environment.  Results show that our exposure to a relative 10% increase (decrease) in the interest rates prevalent at December 31, 2006 is a net gain (loss) of less than $500,000.

Items taken into account on the asset side include prepayment and liquidity risks, asset diversification and quality considerations.  On the liability side, interest crediting strategies and policyholder and agent behavior (lapses, loans, withdrawals and premium flow) are dynamically modeled in relationship to the particular interest rate environment tested.  Although we are careful to ensure that these assumptions are consistent with the best available data, interest-sensitive cash flows cannot be forecast with certainty and can deviate significantly from the assumptions made.  Because asset and liability durations are continually changing as new policyholder contracts are issued and as new investments are added to the portfolio, we manage our balance sheet on an ongoing basis and our net exposure to changes in interest rates may vary over time.  In addition to these dynamic modeling techniques, we closely monitor our own business segments with respect to product performance and agent behavior.

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life increased approximately $1,853,000 in 2006 and decreased approximately $855,000 in 2005.  The increase in statutory capital and surplus in 2006 is primarily related to the current year net income coupled with an increase of approximately $1,077,000 resulting from the elimination of Investors Heritage Life's previously held liability for the Company's defined benefit plan on a statutory basis.  The defined benefit plan liability was removed from Investors Heritage Life as it has no legal liability for the plan.  Investors Heritage Life produced a statutory operating gain of approximately $1,082,000 and $1,172,000 in 2006 and 2005, respectively.  For additional discussion on statutory accounting practices refer to Note H to the Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements as of December 31, 2006.

MANAGEMENT'S DISCUSSION & ANALYSIS

FORWARD LOOKING INFORMATION

We caution readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Statements using verbs such as "expect", "anticipate", "believe" or words of similar import generally involve forward-looking statements.  Without limiting the foregoing, forward-looking statements include statements which represent our beliefs concerning future levels of sales and redemptions of our products, investment spreads and yields or the earnings and profitability of our activities.

Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which are subject to change.  These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.  Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable factors and developments.  Some of these may be national in scope, such as general economic conditions, changes in tax laws and changes in interest rates.  Some may be related to the insurance industry generally, such as pricing competition, regulatory developments, industry consolidation and the effects of competition in the insurance business from other insurance companies and other financial institutions operating in our market area and elsewhere.  Others may relate to the Company specifically, such as credit, volatility and other risks associated with our investment portfolio.  We caution that such factors are not exclusive.  We disclaim any obligation to update forward-looking information.

SELECTED FINANCIAL DATA

(000's omitted except for Earnings and Cash Dividends Per Share)

	2006	2005	2004	2003	2002
Total revenue	$54,384	$55,462	$56,825	$62,135	$73,487
Total benefits and expenses	52,885	52,740	54,763	61,422	70,684
Net income	1,234	2,230	1,908	600	1,271
Earnings per share	1.11	2.03	1.69	0.52	1.12
Total assets	415,229	433,451	422,699	429,475	427,041
Total liabilities	374,059	389,189	373,884	379,381	373,501
Debt	6,075	7,645	9,665	9,258	6,702
Cash dividends per share	0.38	0.38	0.38	0.38	0.38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Kentucky Investors, Inc.

We have audited the accompanying consolidated balance sheets of Kentucky Investors, Inc. (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky Investors, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, in connection with implementing a new accounting standard, the Company changed its method of accounting for certain employee benefit plans in 2006.

Cincinnati, Ohio
March 15, 2007

KENTUCKY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

ASSETS	2006	2005
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2006 - $281,277,592; 2005- $275,752,746)	$284,005,322	$283,342,803
Equity securities (cost: 2006 - $3,141,053; 2005 - $2,872,367)	3,790,179	3,392,822
Mortgage loans on real estate	24,629,380	22,893,966
Policy loans	7,283,917	7,438,128
Other long-term investments	1,438,921	2,268,714
Short-term investments	390,000	575,001
Total investments	$321,537,719	$319,911,434

Cash and cash equivalents	1,776,491	1,994,032
Accrued investment income	4,564,086	4,654,762
Due premiums	3,854,233	4,089,627
Deferred acquisition costs	21,494,408	22,356,641
Present value of future profits	207,969	299,553
Leased property under capital leases	350,093	427,914
Property and equipment	1,666,402	1,567,392
Collateral on securities loaned	-	16,773,190
Cash value of company-owned life insurance	6,117,814	6,178,136
Other assets	243,912	299,328
Amounts recoverable from reinsurers	53,415,921	54,899,396
	$415,229,048	$433,451,405

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$341,173,043	$336,428,173
Unearned premium reserves	13,525,803	14,381,589
Policy claims	1,567,922	1,696,430
Liability for deposit-type contracts	2,652,003	2,613,504
Reserves for dividends and endowments and other	601,815	629,869
Total policy liabilities	$359,520,586	$355,749,565
Federal income taxes	3,730,671	5,994,221
Obligations under capital leases	349,166	429,532
Notes payable	5,725,751	7,215,410
Obligations to return collateral under securities loan agreement	-	16,773,190
Accrued pension liability	2,847,193	1,303,941
Other liabilities	1,885,288	1,722,842
Total liabilities	$374,058,655	$389,188,701

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2006-1,113,104; 2005-1,104,773)	$1,113,104	$1,104,773
Paid-in surplus	8,603,902	8,578,978
Accumulated other comprehensive income (loss)	(114,520)	3,954,841
Retained earnings	31,567,907	30,624,112
Total stockholders' equity	$41,170,393	$44,262,704
	$415,229,048	$433,451,405

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
REVENUE
Premiums and other considerations	$47,787,186	$49,658,281	$50,595,408
Premiums ceded	(12,817,430)	(14,086,724)	(13,549,313)
Net premiums earned	34,969,756	35,571,557	37,046,095

Investment income, net of expenses	18,083,536	18,094,058	18,112,141
Realized gains on investments, net	257,312	773,437	392,577
Other income	1,073,066	1,022,925	1,274,259
Total revenue	$54,383,670	$55,461,977	$56,825,072

BENEFITS AND EXPENSES
Death and other benefits	$31,501,960	$32,582,049	$41,279,849
Guaranteed annual endowments	584,007	608,543	641,714
Dividends to policyholders	558,204	572,639	635,773
Increase (decrease) in benefit reserves
and unearned premiums	6,780,867	6,030,171	(1,286,753)
Acquisition costs deferred	(5,005,274)	(4,949,052)	(4,680,798)
Amortization of deferred acquisition costs	6,177,347	5,943,452	5,830,252
Commissions	2,423,522	2,339,004	2,479,544
Other insurance expenses	9,863,970	9,613,360	9,862,937
Total benefits and expenses	$52,884,603	$52,740,166	$54,762,518

INCOME BEFORE
FEDERAL INCOME TAXES	$1,499,067	$2,721,811	$2,062,554

PROVISION (BENEFIT)
FOR FEDERAL INCOME TAXES
Current	$288,807	$419,355	$203,943
Deferred	(23,294)	72,670	(48,897)
	$265,513	$492,025	$155,046

NET INCOME	$1,233,554	$2,229,786	$1,907,508

BASIC AND DILUTED
NET EARNINGS PER SHARE	$1.11	$2.03	$1.69

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income (Loss)	Earnings	Equity

BALANCE, JANUARY 1, 2004	$1,136,361	$8,549,970	$12,139,714	$28,268,567	$50,094,612

Comprehensive income (loss):
Net income	-	-	-	1,907,508	1,907,508
Change in net unrealized appreciation
on available-for-sale securities	-	-	(1,553,972)	-	(1,553,972)
Change in additional minimum pension liability	-	-	(179,702)	-	(179,702)
Total comprehensive income					173,834
Cash dividends	-	-	-	(465,162)	(465,162)
Repurchases of common stock, net	(36,695)	10,160	-	(961,312)	(987,847)
BALANCE, DECEMBER 31, 2004	$1,099,666	$8,560,130	$10,406,040	$28,749,601	$48,815,437

Comprehensive income (loss):
Net income	-	-	-	2,229,786	2,229,786
Change in net unrealized appreciation
on available-for-sale securities	-	-	(6,020,651)	-	(6,020,651)
Change in additional minimum pension liability	-	-	(429,507)	-	(429,507)
Change in fair value of hedging instrument	-	-	(1,041)	-	(1,041)
Total comprehensive loss					(4,221,413)
Cash dividends	-	-	-	(454,016)	(454,016)
Issuances of common stock, net	5,107	18,848	-	98,741	122,696
BALANCE, DECEMBER 31, 2005	$1,104,773	$8,578,978	$3,954,841	$30,624,112	$44,262,704

Comprehensive income (loss):
Net income	-	-	-	1,233,554	1,233,554
Change in net unrealized appreciation
on available-for-sale securities	-	-	(2,947,301)	-	(2,947,301)
Change in additional minimum pension liability	-	-	(12,580)	-	(12,580)
Change in fair value of hedging instrument	-	-	1,011	-	1,011
Total comprehensive loss					(1,725,316)
Adjustment to adopt new accounting standard
for employee benefit plans	-	-	(1,110,491)	-	(1,110,491)
Cash dividends	-	-	-	(455,604)	(455,604)
Issuances of common stock, net	8,331	24,924	-	165,845	199,100
BALANCE, DECEMBER 31, 2006	$1,113,104	$8,603,902	$(114,520)	$31,567,907	$41,170,393

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
OPERATING ACTIVITIES
Net income	$1,233,554	$2,229,786	$1,907,508
Adjustments to reconcile net income
to net cash provided by operating activities:
Realized gains on investments, net	(257,312)	(773,437)	(392,577)
Provision (benefit) for deferred federal income taxes	(23,294)	72,670	(48,897)
Amortization of deferred acquisition costs	6,177,347	5,943,452	5,830,252
Acquisition costs deferred	(5,005,274)	(4,949,052)	(4,680,798)
Net adjustment for premium and discount on investments	374,038	395,655	411,851
Depreciation and other amortization	467,984	521,173	369,093
Changes in operating assets and liabilities:
Accrued investment income	90,676	(127,350)	119,491
Due premiums	235,394	173,975	178,226
Cash value of company-owned life insurance	60,322	(2,057,828)	(1,952,071)
Amounts recoverable from reinsurers	1,483,475	1,952,832	3,612,919
Benefit reserves	3,580,588	4,235,921	(4,595,456)
Policy claims	(128,508)	83,956	(34,771)
Liability for deposit-type contracts	38,499	(6,312)	(29,463)
Reserves for dividends and endowments and other	(28,054)	(20,096)	(5,091)
Federal income taxes	(185,193)	36,469	(66,958)
Other assets and other liabilities	(19,863)	57,261	187,979

NET CASH PROVIDED BY OPERATING ACTIVITIES	$8,094,379	$7,769,075	$811,237

INVESTING ACTIVITIES
Securities available-for-sale:
Purchases	$(46,138,747)	$(36,391,106)	$(47,554,404)
Sales and maturities	40,247,574	28,225,483	43,021,328
Other investments:
Cost of acquisitions	(4,394,097)	(5,296,781)	(2,081,512)
Sales and maturities	3,827,689	5,210,727	4,030,185
Net additions to property and equipment	(416,673)	(507,684)	(34,684)

NET CASH USED BY INVESTING ACTIVITIES	$(6,874,254)	$(8,759,361)	$(2,619,087)
FINANCING ACTIVITIES
Receipts from universal life policies credited to
policyholder account balances	$10,351,773	$7,542,348	$7,686,265
Return of policyholder account balances on universal life policies	(10,043,276)	(8,423,439)	(8,255,013)
Payments on notes payable	(8,210,899)	(7,578,587)	(818,100)
Proceeds from notes payable	6,721,240	9,329,534	1,249,208
Issuances (repurchases) of common stock	199,100	122,696	(987,847)
Dividends	(455,604)	(454,016)	(465,162)

NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES	$(1,437,666)	$538,536	$(1,590,649)
DECREASE IN CASH	$(217,541)	$(451,750)	$(3,398,499)
Cash and cash equivalents at beginning of year	1,994,032	2,445,782	5,844,281
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,776,491	$1,994,032	$2,445,782

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2006

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

The Company's operations involve the sale and administration of various insurance and annuity products, including, but not limited to, participating and non-participating whole life, limited pay life, universal life, annuity contracts, credit life, credit accident and health and group insurance policies.  The principal markets for the Company's products are in the commonwealths of Kentucky and Virginia, and the states of North Carolina, South Carolina, Ohio, Indiana, Florida, Tennessee, Georgia and Michigan.

Basis of Presentation: The accompanying consolidated financial statements of Kentucky Investors have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Principles of Consolidation:  The consolidated financial statements include the accounts of the wholly-owned subsidiaries of Kentucky Investors, which are Investors Heritage Life and its subsidiary, Investors Underwriters, Inc., Investors Heritage Printing, Investors Heritage Financial and At Need Funding.  Intercompany transactions are eliminated in the Company's consolidated financial statements.

Use of Estimates:  The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Investments:  The Company classifies all fixed maturities and equity securities as available-for-sale.  Under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", securities classified as available-for-sale are carried at fair value with unrealized appreciation (depreciation) relating to temporary market value changes recorded as an adjustment to other comprehensive income (loss), net of deferred acquisition costs and federal income taxes.

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

Present Value of Future Profits:  Present value of future profits represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition of a block of policies.  The assigned value is amortized over the expected remaining life of the insurance in force (which approximates a weighted average of 8 years).  Accumulated amortization was $574,692 and $483,108 at December 31, 2006 and 2005, respectively.  Annual amortization for 2007 will be approximately $91,600.  Annual amortization for 2008, 2009 and 2010 will be approximately $86,100, $17,300 and $13,000, respectively.

Property and Equipment:  Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method.  Accumulated depreciation on property and equipment was $3,777,435 and $3,663,853 at December 31, 2006 and 2005, respectively.

Capital Leases: During 2006, the Company entered into four capital leases for office equipment. Total lease payments for 2006, 2005 and 2004 relating to new and previously existing capital leases were $242,858, $210,482 and $177,828, respectively. Future minimum lease payments for 2007, 2008, 2009 and 2010 are $225,793, $104,519, $40,540, and $6,123, respectively.  The present value of net minimum lease payments at December 31, 2006 was $349,166, which is equal to the total future minimum lease payments of $376,975 less imputed interest of $27,809. Accumulated amortization on the leased property was $429,001 and $429,060 at December 31, 2006 and 2005, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash Value of Company-Owned Life Insurance:  The Company holds life insurance policies on key members of the organization.  These policies are reported at the current cash surrender values of the policies.

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

Reinsurance:  The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth.  Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies.  At December 31, 2006 and 2005, amounts recoverable from reinsurers were $53,415,921 and $54,899,396, respectively.  These amounts included reserves ceded to reinsurers of $52,283,087 and $53,955,634 at December 31, 2006 and 2005, respectively, in accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

Unearned Premium Reserves:  Credit life unearned premium reserves are calculated for level and reducing coverage certificates using the monthly pro rata and Rule of 78's methods, respectively.  Credit accident and health unearned premium reserves are determined based upon the Rule of 78's.

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

Revenues and Expenses:  Revenues on traditional life and accident and health insurance products consist of direct and assumed premiums reported as earned when due.  Liabilities for future policy benefits, including unearned premium reserves on accident and health policies and unreleased profits on limited-pay life policies, are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts.  Acquisition costs are amortized over the premium paying period using the net level premium method.  Traditional life insurance products are treated as long duration contracts since they are ordinary whole life insurance products, which generally remain in force for the lifetime of the insured.  The accident and health insurance products are treated as long duration contracts because they are non-cancelable.

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

Stock Option and Stock Appreciation Rights Plan:  Effective January 1, 2006, we began accounting for stock-based incentive programs under SFAS No. 123(R), "Share-Based Payment." SFAS No. 123(R) superseded Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and requires all share-based payments to employees to be recognized as compensation expense in the consolidated income statement.  The Company adopted the provisions of SFAS No. 123(R) using the modified prospective method in which compensation expense is recognized based on the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," for all awards granted to employees prior to January 1, 2006. Under this method, the Company's stock-based compensation is reported in the balance sheets as a liability based on the intrinsic value of the compensation, and compensation expense is measured as the change in intrinsic value. Prior to the adoption of SFAS No. 123(R) on January 1, 2006, the Company also accounted for stock-based compensation in accordance with SFAS No. 123, under which compensation expense is recognized based on the intrinsic value of stock-based compensation. Implementation of this new standard did not have a material impact on the Company's financial condition or operations based on the current use of the liability method.

Common Stock and Earnings per Share:  The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year.  The weighted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

average number of shares outstanding during 2006, 2005 and 2004 were 1,107,768, 1,100,920, and 1,128,148 shares, respectively. Cash dividends per share were $.38 in 2006, 2005 and 2004.

Accumulated Other Comprehensive Income (Loss): SFAS No. 130, "Reporting Comprehensive Income", requires the inclusion of unrealized gains or losses on available-for-sale securities in other comprehensive income.  The reclassification amounts for the years ended December 31, 2006, 2005 and 2004 are summarized as follows:

	2006	2005	2004

Net unrealized loss arising during period	$(2,689,989)	$(5,247,214)	$(1,161,395)
Reclassification adjustment for net gains
included in net income	(257,312)	(773,437)	(392,577)
Net unrealized loss on available-for-sale
securities	$(2,947,301)	$(6,020,651)	$(1,553,972)

New Accounting Standards: On September 29, 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," which amends SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers" Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," SFAS No. 106, "Employers" Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits," and applies to all plan sponsors who offer defined benefit pension and postretirement benefit plans. SFAS No. 158 requires an entity to recognize an asset for a plan's overfunded status or a liability for a plan's underfunded status measured as of the end of the entity's fiscal year effective for fiscal years ending after December 15, 2006.  The entity will recognize changes in the funded status in other comprehensive income (loss) in the year in which the changes occur.  The adoption of this Statement resulted in an additional charge, net of applicable deferred income taxes, to accumulated other comprehensive income (loss) at December 31, 2006 of $1,110,491, representing the difference between the projected benefit obligation measurement on which SFAS No. 158 reporting is based and the accumulated benefit obligation measurement on which reporting was based prior to the adoption of SFAS No. 158.

On September 15, 2005, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts."  AcSEC defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract.  An internal replacement that is determined to result in a replacement contract that is substantially unchanged from the replaced contract should be accounted for as a continuation of the replaced contract.  Contract modifications resulting in a replacement contract that is substantially changed from the replaced contract should be accounted for as an extinguishment of the replaced contract and any unamortized deferred policy acquisition costs, unearned revenue liabilities, and deferred sales inducement costs from the replaced contract should be written off and acquisition costs of the new contract capitalized as appropriate.  This SOP is effective for internal replacements occurring in fiscal years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

beginning after December 15, 2006. Management does not expect the impact of the adoption of this guidance to be material to its consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109."  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes."  Specifically, FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 and will be adopted by the Company on January 1, 2007.  Management does not expect the impact of the adoption of this guidance to be material to its consolidated financial statements.

NOTE B -- Investments

The Company limits credit risk by investing primarily in investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans.  The Company manages its fixed income portfolio to diversify between and within industry sectors.  Mortgage loans, exclusive of insured or guaranteed mortgages, are issued at loan to value ratios not exceeding 80 percent.  Approximately $7,222,000 and $6,384,000 of the loans outstanding at December 31, 2006 were to borrowers located in Kentucky and Florida, respectively.  All loans are secured by a first mortgage on the property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in available-for-sale securities at December 31 are summarized as follows:

		Gross	Gross Unrealized Losses
2006	Amortized	Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$35,414,215	$567,834	$108,516	$143,681	$35,729,852
States and political subdivisions	17,357,360	400,379	26,248	178,699	17,552,792
Corporate	144,745,347	3,633,555	195,031	1,961,064	146,222,807
Foreign	21,884,041	1,436,789	-	134,868	23,185,962
Mortgage-backed securities	61,876,629	290,374	40,885	812,209	61,313,909
Total fixed maturity securities	$281,277,592	$6,328,931	$370,680	$3,230,521	$284,005,322
Equity securities	3,141,053	745,090	95,964	-	3,790,179
Total	$284,418,645	$7,074,021	$466,644	$3,230,521	$287,795,501

		Gross	Gross Unrealized Losses
2005	Amortized	Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$35,652,436	$1,163,106	$69,998	$8,304	$36,737,240
States and political subdivisions	14,456,511	620,689	52,166	66,008	14,959,026
Corporate	164,679,571	6,058,148	953,109	689,130	169,095,480
Foreign	20,939,612	1,948,658	50,902	-	22,837,368
Mortgage-backed securities	40,024,616	229,376	521,017	19,286	39,713,689
Total fixed maturity securities	$275,752,746	$10,019,977	$1,647,192	$782,728	$283,342,803
Equity securities	2,872,367	622,334	101,879	-	3,392,822
Total	$278,625,113	$10,642,311	$1,749,071	$782,728	$286,735,625

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes, for all securities in an unrealized loss position at December 31, 2006, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time those securities have been continuously in an unrealized loss position.

		Gross
	Estimated	Unrealized	Number Of
	Fair Value	Loss	Securities
Fixed Maturities:
Fewer Than 6 Months	$22,774,799	$208,481	15
7-12 Months	12,179,917	162,199	12
Greater Than 12 Months	88,841,641	3,230,521	117
Total Fixed Maturities	123,796,357	3,601,201	144

Equities:
Fewer Than 6 Months	1,547,975	95,964	2
7-12 Months	-	-	-
Greater Than 12 Months	-	-	-
Total Equities	1,547,975	95,964	2

Total	$125,344,332	$3,697,165	146

All of the above 144 fixed maturity securities had a fair value to cost ratio equal to or greater than 91% as of December 31, 2006.  The equity securities noted above had a fair value to cost ratio of over 92%.

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

Based on an analysis of the criteria previously discussed, none of the securities, including securities with unrealized losses greater than 12 months in age, are believed to be other-than-temporarily impaired at December 31, 2006.  Management believes that the Company will fully recover its cost basis in the securities at December 31, 2006, and has the ability and intent to hold such securities until they recover or mature.  The temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.  No impairment losses were included in net realized investment gains in 2006, 2005 or 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In accordance with SFAS No. 115, net unrealized gains for investments classified as available-for-sale are presented below, net of the effect on deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

December 31
	2006	2005
Net unrealized appreciation on
available-for sale securities	$3,376,856	$8,110,512
Adjustment to deferred acquisition costs	(264,635)	(574,478)
Deferred income taxes	(1,403,579)	(2,880,091)
Net unrealized appreciation on
available-for sale securities	$1,708,642	$4,655,943

The amortized cost and fair value of debt securities at December 31, 2006, by contractual maturity, are presented below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$6,107,658	$6,154,085
Due after one year through five years	68,908,258	71,305,366
Due after five years through ten years	109,397,107	108,883,530
Due after ten years	42,048,677	43,182,452
Due at multiple maturity dates	54,815,892	54,479,889
Total	$281,277,592	$284,005,322

Proceeds during 2006, 2005 and 2004 from sales and maturities of investments in available-for-sale securities were $40,247,574, $28,225,483 and $43,021,328, respectively.  Gross gains of $493,396, $876,678 and $478,320 and gross losses of $217,000, $103,241 and $613,934 were realized on those sales during 2006, 2005 and 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Presented below is investment information, including the accumulated and annual change in net unrealized investment gains or losses.  Additionally, the table shows the annual change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) on debt and equity securities for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Change in unrealized investment gains (losses):
Available-for-sale:
Fixed maturities	$(4,862,327)	$(9,039,392)	$(2,803,806)
Equity securities	128,671	(775,891)	421,837
Realized investment gains (losses):
Available-for-sale:
Fixed maturities	$54,868	$126,516	$392,577
Equity securities	221,528	646,921	-

Major categories of net investment income are summarized as follows:

	2006	2005	2004
Fixed maturities	$16,027,253	$16,122,656	$15,945,736
Mortgage loans on real estate	1,682,625	1,946,974	1,895,624
Other	1,226,288	681,600	1,043,783
	$18,936,166	$18,751,230	$18,885,143
Investment expenses	852,630	657,172	773,002
	$18,083,536	$18,094,058	$18,112,141

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations.  At December 31, 2006 and 2005, these required deposits had a total amortized cost of $23,025,065 and $23,078,928, respectively.

During the third quarter of 2004, the Company began participating in a securities lending program, primarily for investment yield enhancement purposes, with third parties, mostly large brokerage firms.  Securities loaned are treated as financing arrangements and the unrestricted collateral received is recorded as an asset, with an offsetting liability recorded for the Company's obligation to return the collateral.  The Company obtains collateral in an amount equal to 102% of the fair value of domestic securities loaned, monitors the market value of securities loaned on a daily basis and obtains additional collateral as necessary.  At December 31, 2006, there were no securities on loan under this agreement.  At December 31, 2005, there were securities on loan under this agreement with a market value of $16,444,304, with associated collateral held of $16,773,190.  Income earned relative to this program was $21,228, $42,121 and $10,656 for the years ended December 31, 2006, 2005 and 2004, respectively.

During 2005, the Company purchased an interest rate cap for $22,000.  This cap is used to hedge the Company's exposure to rising interest rates on its floating rate bank note outstanding in the amount of $1,132,757.  The cap effectively limits the interest rate on bank note to 6.5% and expires June 1, 2010, in conjunction with the final payment on the bank note.  The Company designed the terms of the cap to mirror the terms of the outstanding debt such that the cap would be a highly effective cash flow hedge.  The Company accounts for the cap in accordance with SFAS No. 133, "Accounting for Derivative Instruments and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hedging Activities", as amended.  SFAS No. 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the transaction affects earnings.  The remaining gain or loss on the derivative instrument, if any, relative to the ineffective portion of the hedge must be recognized currently in earnings.  At December 31, 2006 and 2005, the interest rate cap was highly effective at hedging increases in interest rates above the cap rate and therefore, the effective portion of the change in value was included within other comprehensive income (loss).  The value of the cap, which is reported in the consolidated balance sheet within other assets, was $16,476 and $20,959 at December 31, 2006 and 2005, respectively.  There was a credit to other comprehensive income (loss) of $1,011 for the year ended December 31, 2006, and a charge to other comprehensive income (loss) of $1,041 for the year ended December 31, 2005, associated with the change in the market value of the interest rate cap.  Income earned relative to the cap totaled $5,990 during 2006.  No payments were received relative to the cap during 2005 as our interest rate paid on the bank note did not exceed 6.5%.

NOTE C - Fair Values of Financial Instruments

The following disclosure of the estimated fair values of financial instruments, as of December 31, 2006 and 2005, is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments".  The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment was necessarily required to interpret market data to develop these estimates.  Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange.  The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Fixed maturities	$284,005,322	$284,005,322	$283,342,803	$283,342,803
Equity securities	3,790,179	3,790,179	3,392,822	3,392,822
Mortgage loans on real estate:
Commercial	23,267,266	23,945,158	21,474,087	22,638,731
Residential	939,976	935,930	973,878	988,584
Farm	422,138	429,641	446,001	460,299
Policy loans	7,283,917	7,283,917	7,438,128	7,438,128
Other long-term investments	1,438,921	1,438,921	2,268,714	2,268,714
Short-term investments	390,000	390,000	575,001	575,001
Cash and cash equivalents	1,776,491	1,776,491	1,994,032	1,994,032
Accrued investment income	4,564,086	4,564,086	4,654,762	4,654,762
Collateral on securities loaned	-	-	16,773,190	16,773,190
Cash value of company-owned
life insurance	6,117,814	6,117,814	6,178,136	6,178,136

Liabilities:
Policyholder deposits
(Investment-type contracts)	$86,505,188	$83,299,331	$85,514,648	$82,223,186
Policy claims	1,567,922	1,567,922	1,696,430	1,696,430
Obligations under capital leases	349,166	349,166	429,532	429,532
Notes payable	5,725,751	5,544,831	7,215,410	7,064,023

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

Cash value of company-owned life insurance: The carrying values and fair values for these policies are based on the current cash surrender values of the policies.

Investment-type contracts: The fair values for the liabilities under investment-type insurance contracts are calculated as surrender values on these contracts.

Policy claims and obligations under capital leases: The carrying amounts reported for these liabilities approximate their fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes payable: The fair values for notes payable are estimated using discounted cash flow analyses, using current interest rate assumptions.

The fair values for insurance contracts other than investment contracts are not required to be disclosed under SFAS No. 107.

NOTE D - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

	2006	2005
Deferred tax liabilities:
Policy acquisition costs	$4,955,121	$5,234,507
Net unrealized gain on available-for-sale securities	1,403,579	2,880,091
Due premiums	1,376,445	1,435,544
Other	1,177,374	824,678
Total deferred tax liabilities	$8,912,519	$10,374,820

Deferred tax assets:
Benefit reserves	$1,574,579	$1,761,674
Remaining 807(f) reserve adjustment	737,049	884,459
Other policyholder funds	332,582	337,284
AMT credit carry forwards	423,682	495,408
Accrued pension liability	968,046	443,340
Other	1,091,956	589,673
Total deferred tax assets	$5,127,894	$4,511,838
Net deferred tax liabilities	$3,784,625	$5,862,982

The Company reviews its gross deferred tax assets for recoverability.  At December 31, 2006 and 2005, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2006	2005	2004

Statutory federal income tax rate	34.0%	34.0%	34.0%
Small life insurance company deduction	(17.9)%	(10.9)%	(9.9)%
Dividends-received deduction	(2.8)%	(1.4)%	(1.9)%
Defined contribution plan dividend	(2.4)%	(1.3)%	(1.8)%
Nondeductible COLI expense	6.9%	2.4%	2.7%
Release of tax reserve	-	-	(8.7)%
Life insurance proceeds	-	-	(3.9)%
Other	(0.1)%	(4.7)%	(3.0)%

Effective income tax rate	17.7%	18.1%	7.5%

At December 31, 2005, $689,535 of the retained earnings of the Company represented earnings prior to 1984 which accumulated in an account known as policyholders' surplus, which was not subject to income taxation.  The American Jobs Creation Act of 2004 eliminated the tax associated with distributions from this policyholders' surplus account made during specified tax years.  Under the American Jobs Creation Act of 2004, any distributions to shareholders made during the 2005 and 2006 tax years are treated as being made first out of policyholders' surplus.  Accordingly, Investors Heritage Life paid a dividend in the amount of $728,768 to Kentucky Investors in 2006.  As a result of this dividend, the balance of this policyholders' surplus account has been eliminated.

The Company made income tax payments of $474,000, $396,549 and $151,286 in 2006, 2005 and 2004, respectively.

NOTE E - Notes Payable

Effective May 30, 2006, the Company renewed its At Need Funding line of credit and the Kentucky Investors line of credit.  The At Need Funding line of credit is in the amount of $4,000,000 with interest to be paid monthly at a rate of 0.5% under the prime rate, renewable annually.  The purpose of this line of credit is to provide advance funding for funerals in exchange for an irrevocable assignment of life insurance policies from other unaffiliated insurance companies.  The Kentucky Investors line of credit is in the amount of $150,000 with interest to be paid monthly at a rate of 1.2% under the prime rate, renewable annually.  This line of credit is for general corporate purposes.

On June 1, 2005, Kentucky Investors renewed its existing bank note in the amount of $1,434,257 with interest to be paid monthly at a rate of 1% under the prime rate.  In conjunction with this note, Kentucky Investors purchased an interest rate cap to hedge exposure of rising interest rates.  The interest rate cap limits the interest rate that can be charged over the remaining term to 6.5%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 3, 2005, Kentucky Investors borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000.  The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015.  The proceeds received by Investors Heritage Life were used to repay their surplus notes to Kentucky Investors.  Additionally, Kentucky Investors used such proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004.  This transaction was approved by the Kentucky Office of Insurance.

On November 23, 2004, the Company issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008.  The note was issued in exchange for common stock from one of its board members.

Information relative to the Company's notes payable at December 31, 2006 and 2005 is as follows:

2006

	Outstanding Principal	Current Interest Rate	Maturity Date	Interest Expense	Interest Paid
Mortgage Note	$3,136,422	5.05%	3/1/2015	$165,373	$166,631
At Need Funding Line of Credit	1,159,684	7.75%	6/30/2007	101,351	98,347
Bank Note	1,132,757	7.25%	6/2/2010	90,134	90,771
Promissory Note - Related Party	286,710	4.00%	12/31/2008	15,608	17,639
Auto Loan	10,178	0.00%	6/12/2008	-	-

2005

	Outstanding Principal	Current Interest Rate	Maturity Date	Interest Expense	Interest Paid
Mortgage Note	$3,435,428	5.05%	3/1/2015	$160,379	$145,921
At Need Funding Line of Credit	1,814,496	6.75%	7/13/2006	36,597	32,401
Bank Note	1,456,757	6.25%	6/2/2010	76,748	74,339
Promissory Note - Related Party	491,733	4.00%	12/31/2008	26,355	24,006
Auto Loan	16,996	0.00%	6/12/2008	-	-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F - Employee Benefit Plans

The Company sponsors a noncontributory retirement plan which covers substantially all employees.  Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service.  Benefits are funded based on actuarially-determined amounts.

The following table provides additional details for the Company on a consolidated basis as of December 31.

	2006	2005	2004
Change in projected benefit obligation:
Benefit obligation at beginning of year	$11,541,756	$9,999,239	$10,309,515
Service cost	310,753	316,517	321,565
Interest cost	695,789	649,221	643,507
Settlements	-	-	(1,212,023)
Actuarial loss	655,153	886,488	54,734
Benefits paid	(258,975)	(309,709)	(118,059)
Benefit obligation at end of year	$12,944,476	$11,541,756	$9,999,239

Change in plan assets:
Fair value of plan assets at beginning of year	$8,610,320	$7,695,613	$8,052,738
Actual return on plan assets	1,093,018	571,496	930,690
Settlements	-	-	(1,709,756)
Employer contribution	652,920	652,920	540,000
Benefits paid	(258,975)	(309,709)	(118,059)
Fair value of plan assets at end of year	$10,097,283	$8,610,320	$7,695,613

Funded status	$(2,847,193)	$(2,931,436)	$(2,303,626)
Unrecognized net actuarial loss	2,762,321	2,688,194	1,836,686
Additional minimum pension liability	(1,079,760)	(1,060,699)	(409,930)
Adjustment to adopt new accounting standard
for employee benefit plans	(1,682,561)	-	-
Accrued pension liability	$(2,847,193)	$(1,303,941)	$(876,870)

Components of net periodic benefit cost:
Service cost	$310,753	$316,517	$321,565
Interest cost	695,789	649,221	643,507
Expected return on plan assets	(728,793)	(655,639)	(612,300)
Impact of settlements	-	-	419,935
Recognized net loss	216,801	119,123	164,519
Amortization of prior service credit	-	-	(21,058)
Net periodic benefit cost	$494,550	$429,222	$916,168

Accumulated benefit obligation	$11,261,915	$9,914,261	$8,572,483

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Included in accumulated other comprehensive income (loss) at December 31, 2006 is an additional minimum pension liability of $1,079,760, which has been recorded net of related tax of $367,118.  Included in accumulated other comprehensive income (loss) at December 31, 2005 is an additional minimum pension liability of $1,060,699, which has been recorded net of related tax of $360,638.

In accordance with the adoption of SFAS No. 158, the Company recorded a transition adjustment to accumulated other comprehensive income (loss) of $1,682,561, which has been recorded net of related tax of $572,070.  This adjustment represents the difference in the projected benefit obligation and the accumulated benefit obligation at December 31, 2006.

Weighted-average actuarial assumptions used at December 31, 2006, 2005, and 2004 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2006	2005	2004
Discount Rate	5.75%	6.00%	6.50%
Expected return on plan assets	8.60%	8.60%	8.60%
Rate of compensation increases	4.00%	4.00%	4.00%

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

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets being held in common stock of the Company.  During 2004, the Company began using an independent third party administrator to administer its retirement plan.  In conjunction with this agreement, the plan surrendered its previously held deposit administration contract, having a balance of $6,180,496, and transferred the cash to a Trust account administered by the third party administrator.  The transfer was reported in the consolidated statement of income for 2004 in death and other benefits with an offsetting amount relative to the surrender reported as a decrease in benefit reserves and unearned premiums.

At December 31, 2006, the assets of the plan consisted of the Trust account that is invested in a diversified assortment of mutual fund investments having a combined fair market value of $9,252,533 (approximately 92% of total plan assets) and 31,000 shares of Company common stock with a fair value of $844,750 (approximately 8% of total plan assets).  At December 31, 2005, the assets of the plan consisted of mutual fund investments at a combined fair market value of $7,881,820 (approximately 92% of total plan assets) and 31,000 shares of Company common stock with a fair value of $728,500 (approximately 8% of total plan assets).  The Company's common stock is stated at fair value based upon quoted bid prices on the last day of the plan year.  Dividends paid in 2006 and 2005 to the plan on the Company common stock totaled $11,780.  The plan made no purchases or sales of Company common stock during 2006 or 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company expects to contribute approximately $652,920 to its pension plan in 2007.

The following benefit payments, which reflect expected future service, are expected to be paid:

	2007	2008	2009	2010	2011	2012-2016

Pension Benefits	$404,564	$571,422	$573,206	$604,454	$619,991	$4,791,491

The Company also sponsors a 401(k) defined contribution plan, which was amended on November 27, 2002 to adopt the provisions of a 403(b) plan.  Employees have the option to invest in Company stock or select mutual funds.  The Company matches 100% of employee contributions invested in the Company's stock.  At December 31, 2006, the plan held Company stock of 287,884 shares with a fair value of $7,844,827 and various mutual funds with a total fair value of $59,805.  At December 31, 2005, the plan held Company stock of 276,052 shares with a fair value of $6,487,216 and various mutual funds with a total fair value of $32,961.  Matching contributions to the plan expensed for 2006, 2005 and 2004 were $213,158, $203,786 and $210,695, respectively.  Dividends paid to the plan on Company stock were $105,014, $100,866 and $108,744 in 2006, 2005 and 2004, respectively.

NOTE G - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life.  Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net income for the preceding year.  For 2007, the maximum dividend that Investors Heritage Life can pay without regulatory approval is $997,911.

The Company's 1999 stock option and stock appreciation rights plan became effective as of September 16, 1999. The 1999 plan authorizes the Company's board to grant non-qualified stock options and stock appreciation rights to the Company's and its subsidiaries' key employees and non-employee directors. The Company authorized for issuance a total of 250,000 shares of common stock under the 1999 plan and granted options to purchase 75,000 shares of common stock at $23.00 per share, all of which vested on September 24, 2001.  None of the options have been exercised as of December 31, 2006 and 61,125 options remain available for exercise as of that date.  No options were forfeited during 2006.  During 2005, options to purchase 4,875 shares were forfeited because they were not exercised in a timely manner.  The Company recognized $229,218 of compensation expense in 2006, recognized $14,063 of compensation expense in 2005 and reduced compensation expense by $217,800 in 2004 relative to the outstanding options, based on changes in the market value of the Company's stock compared to the exercise price of the options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $18,479,108 and $16,625,906 at December 31, 2006 and 2005, respectively.  Investors Heritage Life's statutory-basis unassigned surplus at December 31, 2006 was increased by $1,077,114 relative to the elimination of Investors Heritage Life's previously held liability for the Company's pension plan on a statutory basis, as Investors Heritage Life does not have any legal liability for the plan.  Statutory-basis net income was $1,300,773, $4,235,943 and $1,117,246 for 2006, 2005 and 2004, respectively.

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

NOTE I - Segment Data

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2006	2005	2004

		(000's omitted)
Revenue:
Preneed and burial products	$40,627	$41,463	$41,786
Traditional and universal life products	11,759	11,901	12,017
Credit insurance products and
administrative services	208	159	172
Corporate and other	1,790	1,939	2,850
	$54,384	$55,462	$56,825

Pre-tax income from operations:
Preneed and burial products	$113	$248	$379
Traditional and universal life products	476	1,055	957
Credit insurance products and
administrative services	89	109	43
Corporate and other	821	1,310	684
	$1,499	$2,722	$2,063

Assets:
Preneed and burial products	$268,486	$262,656	$258,434
Traditional and universal life products	74,918	75,947	75,744
Credit insurance products and
administrative services	15,179	16,131	17,137
Corporate and other	56,646	78,717	71,384
	$415,229	$433,451	$422,699

Amortization and depreciation expense:
Preneed and burial products	$4,565	$4,965	$4,899
Traditional and universal life products	1,702	1,070	1,022
Credit insurance products and
administrative services	2	-	-
Corporate and other	376	430	278
	$6,645	$6,465	$6,199

NOTE J - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2006, 2005 and 2004 through coinsurance agreements with various companies.  The Company administers the ceded credit life and accident insurance for an agreed-upon fee.  During 2006, 2005 and 2004, the Company received $494,703, $396,352 and $451,525, respectively, of fee income associated with these reinsurance arrangements which is recognized in the credit insurance products and administrative services and corporate and other lines of the preceding table.  Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2006, 2005 and 2004 were $14,404,596, $15,452,930 and $16,209,715, respectively.  Additionally, unearned premium reserves were reduced by $13,503,847 and $14,352,056 at December 31, 2006 and 2005, respectively, for credit-related reinsurance transactions.  The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit, which subsequent to January 1, 2004 was set at $25,000. Prior to 2004, the retention limit was set at $100,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity Life Insurance Company (Cayman) Ltd.  Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $30,670,000 and $31,945,000 at December 31, 2006 and 2005, respectively.  An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Reinsurance ceded and assumed amounts included in the consolidated statements of income are as follows:

	2006	2005	2004

Premiums ceded	$12,668,141	$14,086,724	$13,549,313
Premiums assumed	3,827,529	3,540,592	3,494,350
Commission & expense allowances	5,078,452	5,527,954	6,114,682
Benefit recoveries	7,700,316	8,172,235	10,195,667

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - Quarterly Financial Data (Unaudited)

The following tables show the unaudited quarterly financial data for the Company.

2006	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums	$9,047,038	$8,383,676	$8,468,206	$9,070,836
Total revenue	13,665,048	13,251,500	13,342,987	14,124,135
Net income (loss)	(53,894)	363,282	587,166	337,000
Basic and diluted
net earnings (loss) per share	(0.05)	0.33	0.53	0.30

2005	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums	$8,781,678	$9,083,212	$9,108,115	$8,598,552
Total revenue	14,029,946	14,047,293	13,902,462	13,482,276
Net income	270,333	654,303	538,768	766,382
Basic and diluted net earnings per share	0.25	0.59	0.49	0.70

ANNUAL MEETING

The 2007 meeting of shareholders of Kentucky Investors is scheduled for 11:00 a.m. on May 10, 2007 at the company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K

A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.InvestorsHeritage.com or upon request to the Secretary.

TRANSFER AGENT

Investors Heritage Life Insurance Company
Stock Transfer Department
P.O. Box 717
Frankfort, Kentucky 40602-0717

(800) 422-2011, ext. 1009
(502) 209-1009