Form 10-K, Exhibit 13
period 2007-12-31
KENTUCKY INVESTORS INC
filed 2008-03-21
CIK 55362

KENTUCKY

INVESTORS,

INC.      2007

TABLE OF CONTENTS

2007 ANNUAL REVIEW
KENTUCKY INVESTORS, INC.

Board of Directors and Corporate Officers	2
Letter to our Stockholders	3
Management's Discussion and Analysis	5
Management's Report on Internal Control
Over Financial Reporting	15
Report of Independent Registered Public Accounting Firm	16
Consolidated Financial Statements	17
Notes to Consolidated Financial Statements	21
Annual Meeting	39

BOARD OF DIRECTORS

AND CORPORATE OFFICERS

Harry Lee Waterfield II [e,f,n] Chairman of the Board President and Chief Executive Officer Frankfort, Kentucky

BOARD OF DIRECTORS	CORPORATE OFFICERS

Harold G. Doran, Jr. [a,e,f]	Raymond L. Carr
Board of Directors	Vice President, Chief Financial Officer
Murray, Kentucky	Frankfort, Kentucky

Michael F. Dudgeon, Jr.	Jane S. Jackson
Board of Directors	Secretary
Frankfort, Kentucky	Frankfort, Kentucky

Gordon C. Duke [a,f]	Jimmy R. McIver
Board of Directors	Treasurer
Frankfort, Kentucky	Frankfort, Kentucky

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

LETTER TO OUR STOCKHOLDERS

To our stockholders,

Overall financial and organizational results were very positive during 2007.  Although total consolidated revenue was down, net income was up $429,000 over 2006 results.  Primarily responsible for our profits of $1,662,960 were lower death claims due to writing better quality business, continued success in controlling general expenses despite the continuing costs of compliance with Sarbanes-Oxley, various outside audits and the increased cost of health care.   Our expense control efforts have continued each year and I am very proud of our management staff and all employees for successfully utilizing our cost control guidelines.

Revenues were down primarily due to continued strong competition in the preneed funeral insurance market and, in my opinion, the state of the national economy late in the year.  From all indications, the bad financial news which constantly and instantaneously confronts us has a direct bearing on preneed insurance sales.  Additionally, in our financial services division, loan demand weakened and bank lending requirements tightened due to the economic situation of recent months.

During 2007 we developed a new preneed package named Legacy Gold.  Under the direction of our Vice President and Chief Actuary, Julie Hunsinger, this product was a collaborative effort of Home Office staff, funeral directors, sales managers and outside consultants.  This included, among other things, a thorough analysis of the market and our competition, as well as our own substantial block of preneed insurance.

Legacy Gold was introduced in most of our states of operation during the fourth quarter of 2007 and will be completely in place by the end of the first quarter this year.  Response from our funeral homes has been very positive to the various product features including policy structure, death benefit growth, commissions and available riders.

In our bank market, sales were up slightly despite lower sales during much of the last quarter of the year due to the economic climate referred to earlier.  While we cannot know the length of the current national economic situation, we will be working to improve penetration and overall sales.  We are currently developing a new mortgage redemption product that should help increase insurance sales on loans. This new product should be available by mid- year.

Our joint venture with the Kentucky Bankers Association continues to prove positive.  This year we are making changes to our joint marketing programs and expect these changes, as well as the continued marketing of other related fee income producing ancillary products, to help grow this line of business.

For three years we have been providing, through Investors Heritage Life Insurance Company, Third Party Administration (TPA) services for several other companies.  In 2007, we lost a client due to its acquisition, but we gained four new clients during the year.  Early last year we organized a new Corporate Development department and hired an employee with a background in banking and insurance to market our TPA services as well as find blocks of life business or life companies to purchase.  We have done this successfully in the past without a dedicated employee and feel that we can grow this segment of our business with concentrated daily attention.  We are hopeful this will become a strong part of our growth as a company and a solid profit center.

Kentucky Investors, Inc. is the sole member of At Need Funding, LLC.  At Need Funding offers assistance to funeral homes and the families they serve by providing financing for funerals at the time of service.  The financing is secured by the assignment of proceeds from an existing incontestable life insurance policy from unaffiliated companies.  For the past few years, the major use of this program has been from a group of nonaffiliated funeral homes.  We plan to make At Need Funding a point of emphasis this year and beyond with funeral homes writing Investors Heritage Life preneed insurance.  This is a service that will save funeral directors time and improve their cash flow making it an outstanding tool for our funeral home accounts.  This service not only generates revenue for Kentucky Investors, but is also another marketable program we can offer our affiliated funeral homes as well as prospective accounts.

We continue to be pleased with the quality of our invested assets.  Once again, at year end, 100% of our fixed income assets were rated investment grade and no mortgage loans were in default.  Fixed maturities represent 88.6% of our invested assets and are managed by Conning Asset Management Company according to guidelines established by our Board of Directors.  Our mortgage loan portfolio continues to perform well and enhances our investment yield.  Approximately 99.8% of our mortgage loans are in commercial properties and mortgage loans represent 7.6% of total invested assets.  For a detailed report on our investments and overall financial operation and results, please take time to read the Management's Discussion and Analysis beginning on page 5.

For the coming year we anticipate improved sales revenue as a result of our new products and other marketing and sales programs.  However, the national economy and daily negative news seems to be having a continued negative effect on consumer and borrower behavior.  How much this will affect our projections is yet to be determined.  We will, however, continue to encourage sales from existing accounts, try to bring new accounts to our organization and improve fee and premium income through our Corporate Development department and through other ancillary products and programs.

Our main goal continues to be the offering of quality, profitable life insurance products enabling us to improve our financial strength for the benefit of our various stakeholders.  I appreciate the continued contributions to our success made by our sales associates, home office staff and members of our Board of Directors.  Our solid, steady growth over the past 45 years is a direct result of the efforts of many dedicated people, past and present.

Respectfully submitted,

MANAGEMENT'S DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Kentucky Investors, Inc. ("Kentucky Investors") and its subsidiaries (collectively referred to as "we", "us", "our" or the "Company") as of and for the year ended December 31, 2007, as compared with the year ended December 31, 2006.  This supplementary financial information should be read in conjunction with the consolidated financial statements and related notes, all of which are integral parts of the following analysis of our results of operations and financial position.

Kentucky Investors is the parent company of Investors Heritage Life Insurance Company, Investors Heritage Financial Services Group, Inc., Investors Heritage Printing, Inc., and is the sole member of At Need Funding, LLC and Heritage Funding, LLC.  Kentucky Investors and each subsidiary are domiciled in the Commonwealth of Kentucky.  Approximately 99% of Kentucky Investors' consolidated revenue is generated by Investors Heritage Life.

MAJOR MARKETS AND NEW AFFILIATIONS

We continue to focus the majority of our sales efforts in the preneed funeral market.  We have established a strong marketing base allowing us to maintain solid premium production in our core market while operating in the recently unfavorable economic and interest rate environment.

Investors Heritage Financial operates under marketing agreements with Investors Heritage Life.  These arrangements have proven successful and enabled Investors Heritage Financial and Investors Heritage Life to utilize their expertise in the marketing and administration of credit insurance products.  Further, Investors Heritage Financial enables Investors Heritage Life to offer mortgage protection and ordinary life insurance products through financial institutions.  Additionally, Investors Heritage Financial has marketing relationships with other unaffiliated insurance companies to provide products not currently offered by Investors Heritage Life.

Investors Heritage Life entered into third party administrative agreements with two insurance companies beginning in the first quarter of 2007.  These agreements, for various levels of administrative services on behalf of each company, generate fee income for Investors Heritage Life.  This fee income offsets the loss of fee income from an administrative agreement that ended in the first quarter of 2007 in conjunction with the sale of a company for which Investors Heritage Life was providing services.  Investors Heritage Life also entered into two other third party administrative agreements during 2007 with start-up companies who have not yet begun insurance operations.

During 2005, Investors Heritage Life finalized a strategic agreement with the Kentucky Bankers Association (KBA), forming a new partnership to jointly market credit insurance and related products to Kentucky financial institutions and to serve in an administrative capacity for Kenbanc Reinsurance Company, Ltd., the KBA's wholly owned captive insurance company.  This arrangement generates fee income for Investors Heritage Life and commission income for Investors Heritage Financial.

During 2005, Investors Heritage Life entered into a reinsurance and administrative services arrangement with Covenant Life Insurance Company, which is domiciled in the British Virgin Islands and is part of a group that owns numerous cemeteries and funeral homes in several states.  A specific preneed product was developed for Covenant, which Investors Heritage Life sold and reinsured with Covenant.  Investors Heritage Life also provided administrative services for Covenant, generating fee income.  This agreement was terminated during the fourth quarter of 2006, and all policy risks were recaptured by Investors Heritage Life along with all required reserves that were previously held in trust.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  Preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.  We evaluate our estimates continually, including those related to investments, deferred acquisition costs, present value of future profits, policy liabilities, income taxes, accrued pension expense, regulatory requirements, contingencies and litigation.  We base such estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following accounting policies, judgments and estimates are the most critical to the preparation of our consolidated financial statements.

Investments in Fixed Maturities, Equity Securities and Mortgage Loans

We hold fixed maturities and equity interests in a variety of companies.  Additionally, we originate, underwrite and manage mortgage loans.  We continuously evaluate all of our investments based on current economic conditions, credit loss experience and other developments.  We evaluate the difference between the cost/amortized cost and estimated fair value of our investments to determine whether any decline in value is other-than-temporary in nature.  This determination involves a degree of uncertainty.  If a decline in the fair value of a security is determined to be temporary, the decline is recorded as an unrealized loss in stockholders' equity. If a decline in a security's fair value is considered to be other-than-temporary, the security is written down to the estimated fair value with a corresponding realized loss recognized in the consolidated statement of income.

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

Deferred Acquisition Costs

The recovery of deferred acquisition costs is dependent on the future profitability of the underlying business for which acquisition costs were incurred.  Each reporting period, we evaluate the recoverability of the unamortized balance of deferred acquisition costs.  We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable.  If we determine a portion of the unamortized balance is not recoverable, it is immediately charged to amortization expense.  The assumptions we use to amortize and evaluate the recoverability of the deferred acquisition costs involve significant judgment.  A revision to these assumptions may impact future financial results.

Policy Liabilities

Estimating liabilities for our long-duration insurance contracts requires management to make various assumptions, including policyholder persistency, mortality rates, investment yields, discretionary benefit increases, new business pricing, and operating expense levels.  We evaluate historical experience for these factors when assessing the need for changing current assumptions.  However, since many of these factors are interdependent and subject to short-term volatility during the long-duration contract period, substantial judgment is required.  Actual experience may emerge differently from that originally estimated.  Any such difference would be recognized in the current year's consolidated statement of income.

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

Accrued Pension Expense

We maintain a defined benefit retirement plan on behalf of our employees.  Measurement of the future benefit obligations associated with this plan involves significant judgment, particularly in regard to the expected long-term rate of return on plan assets, rate of compensation increases and the current discount rate used to calculate the present value of future obligations.  Changes in these assumptions can significantly impact the accrued pension liability and net periodic benefit expense recorded in the financial statements.

The Pension Protection Act of 2006 was passed by legislators and signed by the President on August 17, 2006 to address the funding mechanisms of pension plans. The Act alters the traditional formula under which plan liabilities must be funded; however, the application of the new formula to our plan remains in process.  Accordingly, the effect of this new law on the funding of our pension plan has not yet been determined, but is expected to be material.  In anticipation of an increase in required funding, we have voluntarily increased the projected contribution to our pension plan for 2008 by approximately $200,000 above our prior year contribution.

BUSINESS SEGMENTS

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information,"requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of business units.  The discussion of segment operating results that follows is being provided based on segment data prepared in accordance with SFAS No. 131.  Our business segments are as follows:

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

--          Corporate and Other segment consists of corporate accounts primarily including stockholders' paid-in capital, earned surplus, property and equipment and other minor business lines which include group annuities and group and individual accident and health products.  This segment also includes fees generated from our third party administration arrangements.

Please see Note I to the Consolidated Financial Statements for additional information regarding segment data.

OPERATING RESULTS

Consolidated Operations

Total consolidated revenues decreased approximately $3,472,000 in 2007.  This decrease is primarily due to lower sales in the preneed and burial segment in comparison to the prior year.  Our 2007 net income increased approximately $429,000 compared with 2006.  The increase in net income resulted from improved mortality in the preneed and traditional and universal life segments coupled with lower expenses associated with the lower preneed production previously mentioned.

Preneed & Burial Products

Revenues for the preneed and burial products business segment decreased approximately $3,186,000, and pre-tax income increased approximately $275,000 in 2007 compared to 2006.  The decrease in revenue is primarily due to lower premium production in a competitive marketplace and the Company's focus on maintaining profitable premium production.  The increase in pre-tax income is the result of lower than expected mortality within this line of business.  The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production
First Year and Single
Year Ended December 31

	2007	2006
North Carolina	$9,107,892	$9,280,754
Kentucky	5,893,618	5,419,089
Tennessee	1,910,156	2,739,625
Georgia	1,336,172	2,023,889
Virginia	1,246,302	1,395,478
Indiana	737,529	734,637
South Carolina	518,504	571,672
Ohio	268,895	387,862
Florida	228,904	288,462
Michigan	198,533	948,771
All Other States	507,821	1,084,236
TOTAL	$21,954,326	$24,874,475

In late 2007, we introduced the Legacy Gold product series, a new generation of life insurance and annuity products marketed in conjunction with prearranged funerals.  As a part of the process, we performed detailed analysis of the preneed market and of the characteristics of our particular block of business.  We believe that the result of these efforts is a very marketable product that balances profitability with competitive commissions and death benefit growth to provide adequate proceeds to cover funeral expenses and personal needs.  Underwritten and guaranteed issue options are available.  This product series is expected to fully replace the previous Legacy Protector and Legacy Preferred life insurance and annuity products during early 2008.

The Heritage Final Expense product is sold in the final expense markets.  Introduced in 2002, it is reinsured on an 80% quota share basis exclusively with Munich American Reassurance Company.  This reinsurance arrangement has helped to reduce first year statutory surplus strain associated with new sales and should provide a stable profit stream for the future.

Traditional & Universal Life Products

Revenues for 2007 decreased approximately $74,000.  Revenues from this segment are primarily derived from bank sales of term insurance products, for which demand fluctuates with economic conditions.  Pre-tax income for 2007 increased approximately $417,000 due primarily to lower than expected mortality within this line of business.

Investors Heritage Financial markets traditional insurance products through banks and other financial institutions.  Currently, Investors Heritage Financial services 292 financial institutions and other retail outlets contracted through Investors Heritage Life.  Investors Heritage Financial markets Investors Heritage Life products and continues to expand the portfolio of products available to our regular ordinary insurance agents by offering products of other unaffiliated companies.  For a number of years, we have provided outlets for our agents with substandard business that Investors Heritage Life will not accept.  More recently, Investors Heritage Financial has provided "second to die" policies, substandard life policies, larger term policies and health insurance products through other unaffiliated insurance companies.  Investors Heritage Financial receives a fee for providing those services and the outlook for increased fee income from this marketing arrangement is positive.

We utilize a combination of yearly renewable term reinsurance and coinsurance to cede life insurance coverage in excess of our $25,000 per life retention limit.  Most of our business is written in the smaller face amount markets and, in the past, claims on larger-case ordinary business caused significant income fluctuations.  This lower retention level has stabilized earnings fluctuations in this segment.  The lowered retention was achieved by maintaining the established reinsurance treaties and adding additional yearly renewable term treaties with Munich American Reassurance Company and Scottish RE (U.S.) for amounts between $25,000 net amount at risk and the previous retention of $100,000.

Credit Insurance & Administrative Services

We reinsure 100% of credit insurance underwriting risk with Scottish RE (U.S.) and ACE Life Insurance Company, which replaced RBC Reinsurance (Ireland) Ltd. as one of our reinsurers on new business effective June 1, 2007.  In addition, Investors Heritage Life has a reinsurance relationship with Kenbanc Reinsurance Company, Ltd., in conjunction with the KBA partnership.  Each of these agreements generates marketing and initiation fees.

Along with the marketing and initiation fees generated from the reinsurance agreements, this segment generates revenue primarily from servicing and administering the credit business.  Because this revenue is fee-based, its performance is in direct relation to new premium production coupled with fees generated as premiums are earned.  Revenues for this segment decreased approximately $72,000 in 2007 while pre-tax income decreased approximately $91,000.  These decreases are directly related to lower premium production within this segment during the current year.

Corporate & Other

Revenues from this segment in 2007 decreased approximately $141,000 while pre-tax income increased $81,000.  The decrease in revenues is due primarily to decreased funding activity within At Need Funding coupled with a reduction in realized gains during the current year.  The increase in pre-tax income in the current year is primarily due to lower general expenses incurred in the current year, particularly relative to the Company's pension plan and stock compensation expenses.

During 2007, Investors Heritage Financial's revenues were approximately $522,000, up $179,000 compared to 2006, and dividends in the aggregate amount of $454,000 were paid to Kentucky Investors.  Revenues from Investors Heritage Printing were approximately $477,000 in 2007, up $37,000 compared to 2006.  Investors Heritage Printing did not pay any dividends to Kentucky Investors.  Management of Investors Heritage Printing continues to focus on improving revenues from unaffiliated sources while providing printing services for Investors Heritage Life.  Revenues from At Need Funding were approximately $156,000 in 2007, down $117,000 compared to 2006, primarily due to a decreased volume of current year lending activity as a result of the acquisition of a key customer.  At Need Funding paid distributions of $40,000 to Kentucky Investors in 2007.  Revenues from all non-Investors Heritage Life sources constitute approximately 1% of total consolidated revenues in 2007 and management is working on the continued growth and profitability of each of the non-life subsidiaries.

INVESTMENTS, LIQUIDITY AND CAPITAL RESOURCES

Investments

Together with our independent investment advisor and portfolio manager, Conning Asset Management Company ("Conning"), we manage the fixed income investment portfolio to achieve management's investment goals, which include the diversification of credit risk, the maintenance of adequate portfolio liquidity, the management of interest rate risk and the maximization of investment returns.

Since inception, we have maintained a sound, conservative investment strategy.  As of December 31, 2007, 88.6% of our total invested assets are managed by Conning pursuant to specific investment guidelines approved by the Board of Directors.  The primary investment objectives are to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.

The fixed income portfolio is diversified among sectors.  The Standard & Poor's average quality rating of our fixed income portfolio holdings as of December 31, 2007 is AA.  At December 31, 2007 and 2006, the fixed income portfolio was allocated as follows:

	December 31
	2007	2006
Corporate:
Bank & Finance	20.3%	20.8%
Industrial & Miscellaneous	20.8%	19.9%
Utilities	6.4%	6.4%
Government	13.6%	12.6%
Mortgage-backed securities	20.5%	21.6%
Foreign	7.7%	8.2%
Asset-backed securities	4.6%	4.3%
States and Political Divisions	6.1%	6.2%

The fixed income portfolio includes approximately $59,300,000 (at fair value) of mortgage-backed securities ("MBS").  MBS have historically added value to the portfolio and Conning has provided the expertise to purchase MBS with confidence that the credit ratings have been properly analyzed and that the investment properly suits our asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions.  Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored.  Except for seven commercial-backed mortgages of approximately $6,918,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs.  Unlike most corporate or real estate debt, the primary concern with MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 23% of the total MBS portfolio.  In accordance with Emerging Issues Task Force Issue 99-20, "Recognition of Interest Income and Impairment of Purchased and Retained Beneficial Interests in Securitized Financial Assets" ("EITF 99-20"), when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows.  The overall impact of the CMO's variability in yields on the portfolio is not significant in relation to the yield and cash flows of the total invested assets.  More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO's, such as those structured to share in residual cash flows.  Except for three sequential pay CMO's of approximately $2,069,000, the CMO's held are either planned amortization class bonds or support class bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk.  Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO's under the provisions of EITF 99-20.

Pass-throughs comprise the remainder of MBS owned, representing approximately 77% of the total MBS portfolio.  Pass-throughs are GNMA, FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

We continuously monitor the investment risk within our portfolio, including the risk associated with subprime lending with our CMO investments.  As of December 31, 2007, we have only one CMO, with a value of approximately $77,000, which has any level of direct subprime exposure.  Based on our analysis, we believe this investment is of high quality and expect no losses as a result of the current subprime concerns.

We also engage in commercial and residential mortgage lending, with approximately 99.8% of these investments in commercial properties.  All mortgage loans are originated in-house and all loans are secured by first mortgages on the real estate.  Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required.  We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, reviewing larger mortgage loans on an annual basis and diversifying the portfolio by property type.  The average loan balance is $406,761 and the average loan to value is 40.0%.  The largest loan currently held is $938,733.  We have approximately $24,812,000 invested in mortgage loans, which represents 7.6% of total invested assets.  The portfolio is diversified across various property types as follows:

	December 31
	2007	2006
Office	23.4%	20.4%
Retail	60.7%	60.8%
Industrial	5.3%	5.7%
Medical	3.4%	3.5%
Apartments	5.5%	6.1%
Other	1.7%	3.5%

We are familiar with our mortgage loan markets and are not aware of any negative factors or trends that would have a material impact on the local economies where the mortgage loan properties are located.  We have been successful in adding value to the total investment portfolio through mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are from approximately 100 to 200 basis points higher than yields realized from fixed income investments.  Value has also been added because the mortgage loan portfolio has consistently performed well.  As of December 31, 2007 and 2006, we had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

Liquidity and Capital Resources

The quality of our investment portfolio and the current level of stockholders' equity continue to provide a sound financial base as we strive to expand our marketing system and to offer competitive, quality products.  Our investment portfolio continues to provide financial stability.  It is management's opinion that we have adequate cash flows both on a long-term and short-term basis as evidenced by the net cash flows provided by operating activities in the consolidated statements of cash flows presented in this Annual Review.  Such cash flows were primarily derived from insurance premiums and investment income.

The stability of our liquidity is found in our conservative approach to product development and in the strength and stability of our fixed income portfolio and mortgage loans.  For 2007, our fixed income investments were 100% investment grade as rated by Standard & Poor's. None of our fixed income assets are in default.  Liquidity is also managed by laddering maturities of our fixed income portfolio.  The average duration of our fixed income investments is 4.5 years with approximately $11,414,000 due within 12 months and approximately $92,069,000 due within the following four years.  Historically, management has anticipated that all such investments will be held until maturity.  However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management.  As explained in detail in Note A to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

Effective June 30, 2007, we renewed our $4,000,000 At Need Funding line of credit with interest paid monthly at a rate of 0.5% under the prime rate, renewable annually.  This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies.  At December 31, 2007, the outstanding principal balance on this line of credit was $568,002.

Effective June 30, 2007, we renewed our $150,000 Kentucky Investors line of credit with interest paid monthly at a rate of 1.2% under the prime rate, renewable annually.  At December 31, 2007, no amount was outstanding on this line of credit.

On June 1, 2005, we renewed our existing bank note in the amount of $1,434,257 with interest paid monthly at a rate of 1% under the prime rate.  In conjunction with this note, we purchased an interest rate cap to hedge exposure to interest rate risk.  The interest rate cap limits the interest rate that can be charged over the remaining term to maturity of the note to no greater than 6.5%.  At December 31, 2007, $808,757 remained outstanding on this note.

On February 3, 2005, Kentucky Investors borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000.  The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015.  The proceeds received by Investors Heritage Life were used to repay their surplus notes to Kentucky Investors.  Additionally, Kentucky Investors used the proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004.  This transaction was approved by the Kentucky Office of Insurance.  At December 31, 2007, $2,821,961 remained outstanding on this note.

On November 23, 2004, we issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008.  The note was issued in exchange for common stock from one of our board members.  At December 31, 2007, $59,819 remained outstanding on this note.

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement.  Management has assessed our position and as of December 31, 2007, we are in compliance with all debt covenant requirements.

Management is not aware of any other commitments or unusual events that could materially affect our capital resources.  We have the option to prepay certain notes payable at our discretion prior to their maturity dates.

Other than the items disclosed in Note G to the Consolidated Financial Statements and the increased federal and state regulatory reporting requirements which generally increase administrative expenses, management is not aware of any current recommendations by any regulatory authority which, if implemented, would have any material effect on our liquidity, capital resources or operations.

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

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life increased approximately $604,000 in 2007.  The increase in statutory capital and surplus in 2007 is primarily related to the current year net income offset by dividends paid.  Investors Heritage Life produced a statutory operating gain of approximately $1,028,000 and $1,082,000 in 2007 and 2006, respectively.  For additional discussion on statutory accounting practices refer to Note H to the Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements as of December 31, 2007.

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

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control over financial reporting is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the consolidated financial statements of the Company in accordance with U.S. generally accepted accounting principles. The Company's accounting policies and internal controls over financial reporting, established and maintained by management, are under the general oversight of the Company's Audit Committee.

The Company's internal control over financial reporting includes those policies and procedures that:

--          pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

--          provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of the Company's management and directors; and

--          provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate.

Management has assessed the Company's internal control over financial reporting as of December 31, 2007. The standard measures adopted by management in making its evaluation are the measures in the Internal-Control Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission.

Based upon its assessment, management has concluded that the Company's internal control over financial reporting is effective at December 31, 2007, and that there were no material weaknesses in the Company's internal control over financial reporting as of that date.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Kentucky Investors, Inc.

We have audited the accompanying consolidated balance sheets of Kentucky Investors, Inc. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky Investors, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, in connection with implementing a new accounting standard, the Company changed its method of accounting for certain employee benefit plans in 2006.

Cincinnati, Ohio

March 13, 2008

KENTUCKY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

ASSETS	2007	2006
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2007 - $283,670,281; 2006- $281,277,592)	$289,516,851	$284,005,322
Equity securities (cost: 2007 - $3,850,263; 2006 - $3,141,053)	4,335,063	3,790,179
Mortgage loans on real estate	24,812,445	24,629,380
Policy loans	6,968,157	7,283,917
Other long-term investments	878,036	1,438,921
Short-term investments	365,000	390,000
Total investments	$326,875,552	$321,537,719

Cash and cash equivalents	1,238,194	1,776,491
Accrued investment income	4,668,922	4,564,086
Due premiums	3,726,202	3,854,233
Deferred acquisition costs	20,379,631	21,494,408
Present value of future profits	116,385	207,969
Leased property under capital leases	372,928	350,093
Property and equipment	1,678,094	1,666,402
Collateral on securities loaned	2,186,372	-
Cash value of company-owned life insurance	6,845,039	6,117,814
Other assets	285,532	297,866
Amounts recoverable from reinsurers	51,375,027	53,415,921
	$419,747,878	$415,283,002

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$341,268,264	$341,173,043
Unearned premium reserves	12,990,293	13,525,803
Policy claims	1,476,669	1,567,922
Liability for deposit-type contracts	2,663,641	2,652,003
Reserves for dividends and endowments and other	547,262	601,815
Total policy liabilities	$358,946,129	$359,520,586
Deferred federal income tax liability	5,211,301	3,784,625
Obligations under capital leases	371,736	349,166
Notes payable	4,261,948	5,725,751
Obligations to return collateral under securities loan agreement	2,186,372	-
Accrued pension liability	2,159,914	2,847,193
Other liabilities	2,053,378	1,885,288
Total liabilities	$375,190,778	$374,112,609

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2007-1,117,851; 2006-1,113,104)	$1,117,851	$1,113,104
Paid-in surplus	8,650,907	8,603,902
Accumulated other comprehensive income (loss)	1,902,238	(114,520)
Retained earnings	32,886,104	31,567,907
Total stockholders' equity	$44,557,100	$41,170,393
	$419,747,878	$415,283,002

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
REVENUE
Premiums and other considerations	$44,918,530	$47,787,186
Premiums ceded	(13,303,976)	(12,817,430)
Net premiums earned	31,614,554	34,969,756

Investment income, net of expenses	18,051,636	18,083,536
Realized gains on investments, net	136,160	257,312
Other income	1,108,904	1,073,066
Total revenue	$50,911,254	$54,383,670

BENEFITS AND EXPENSES
Death and other benefits	$31,674,160	$31,501,960
Guaranteed annual endowments	559,174	584,007
Dividends to policyholders	538,936	558,204
Increase in benefit reserves and unearned premiums	3,392,497	6,780,867
Acquisition costs deferred	(4,776,602)	(5,005,274)
Amortization of deferred acquisition costs	5,667,548	6,177,347
Commissions	2,064,650	2,423,522
Other insurance expenses	9,610,382	9,863,970
Total benefits and expenses	$48,730,745	$52,884,603

INCOME BEFORE FEDERAL INCOME TAXES	$2,180,509	$1,499,067

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current	$275,128	$288,807
Deferred	242,421	(23,294)
	$517,549	$265,513

NET INCOME	$1,662,960	$1,233,554

BASIC AND DILUTED NET EARNINGS PER SHARE	$1.49	$1.11

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income (Loss)	Earnings	Equity

BALANCE, JANUARY 1, 2006	$1,104,773	$8,578,978	$3,954,841	$30,624,112	$44,262,704

Comprehensive income (loss):
Net income	-	-	-	1,233,554	1,233,554
Change in net unrealized appreciation
on available-for-sale securities	-	-	(2,947,301)	-	(2,947,301)
Change in additional minimum pension liability	-	-	(12,580)	-	(12,580)
Change in fair value of hedging instrument	-	-	1,011	-	1,011
Total comprehensive loss					(1,725,316)
Adjustment to adopt new accounting standard
for employee benefit plans	-	-	(1,110,491)	-	(1,110,491)
Cash dividends	-	-	-	(455,604)	(455,604)
Issuances of common stock, net	8,331	24,924	-	165,845	199,100
BALANCE, DECEMBER 31, 2006	$1,113,104	$8,603,902	$(114,520)	$31,567,907	$41,170,393

Comprehensive income (loss):
Net income	-	-	-	1,662,960	1,662,960
Change in net unrealized appreciation
on available-for-sale securities	-	-	1,709,790	-	1,709,790
Change in unrealized pension benefits	-	-	317,125	-	317,125
Change in fair value of hedging instrument	-	-	(10,157)	-	(10,157)
Total comprehensive income					3,679,718
Cash dividends	-	-	-	(423,062)	(423,062)
Issuances of common stock, net	4,747	47,005	-	78,299	130,051
BALANCE, DECEMBER 31, 2007	$1,117,851	$8,650,907	$1,902,238	$32,886,104	$44,557,100

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
OPERATING ACTIVITIES
Net income	$1,662,960	$1,233,554
Adjustments to reconcile net income
to net cash provided by operating activities:
Realized gains on investments, net	(136,160)	(257,312)
Provision (benefit) for deferred federal income taxes	242,421	(23,294)
Amortization of deferred acquisition costs	5,667,548	6,177,347
Acquisition costs deferred	(4,776,602)	(5,005,274)
Net adjustment for premium and discount on investments	390,810	374,038
Depreciation and other amortization	508,847	467,984
Changes in operating assets and liabilities:
Accrued investment income	(104,836)	90,676
Due premiums	128,031	235,394
Cash value of company-owned life insurance	(727,225)	60,322
Amounts recoverable from reinsurers	2,040,894	1,483,475
Benefit reserves	175,501	3,580,588
Policy claims	(91,253)	(128,508)
Liability for deposit-type contracts	11,638	38,499
Reserves for dividends and endowments and other	(54,553)	(28,054)
Other assets and other liabilities	(13,952)	(205,056)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,924,069	$8,094,379

INVESTING ACTIVITIES
Securities available-for-sale:
Purchases	$(17,865,881)	$(46,138,747)
Sales and maturities	14,509,329	40,247,574
Other investments:
Cost of acquisitions	(3,339,983)	(4,394,097)
Sales and maturities	4,058,563	3,827,689
Net additions to property and equipment	(451,790)	(416,673)

NET CASH USED IN INVESTING ACTIVITIES	$(3,089,762)	$(6,874,254)
FINANCING ACTIVITIES
Receipts from universal life policies credited to
policyholder account balances	$9,543,732	$10,351,773
Return of policyholder account balances on universal life policies	(10,159,522)	(10,043,276)
Payments on notes payable	(4,922,045)	(8,210,899)
Proceeds from notes payable	3,458,242	6,721,240
Issuances of common stock, net	130,051	199,100
Dividends	(423,062)	(455,604)

NET CASH USED IN FINANCING ACTIVITIES	$(2,372,604)	$(1,437,666)
DECREASE IN CASH AND CASH EQUIVALENTS	$(538,297)	$(217,541)
Cash and cash equivalents at beginning of year	1,776,491	1,994,032
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,238,194	$1,776,491

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - Nature of Operations and Accounting Policies

Kentucky Investors, Inc. ("Kentucky Investors") is the holding company of Investors Heritage Life Insurance Company; Investors Heritage Printing, Inc., a printing company; Investors Heritage Financial Services Group, Inc., an insurance marketing company; is the sole member of At Need Funding, LLC, a limited liability company that provides advance funding of funerals in exchange for the irrevocable assignment of life insurance policies from other nonaffiliated companies; and is the sole member of Heritage Funding, LLC, a limited liability company that invests in various business ventures.  These entities are collectively hereinafter referred to as the "Company".  Approximately 99% of Kentucky Investors consolidated revenue is generated by Investors Heritage Life.

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

Principles of Consolidation:  The consolidated financial statements include the accounts of the wholly-owned subsidiaries of Kentucky Investors, which are Investors Heritage Life and its subsidiary, Investors Underwriters, Inc., Investors Heritage Printing, Investors Heritage Financial, At Need Funding and Heritage Funding.  Intercompany transactions are eliminated in the Company's consolidated financial statements.

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

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate, as discussed in further detail in Note B to the consolidated financial statements.

Mortgage loans, policy loans and other long-term investments are carried primarily at aggregate principal balance.  Short-term investments represent securities with maturity dates within one year but exceeding three months.  These securities are carried at amortized cost, which approximates fair value.

Cash equivalents include money market funds on deposit at various financial institutions with contractual maturity dates within three months at the time of purchase.

Deferred Acquisition Costs:  Commissions and other acquisition costs, which vary with and are primarily related to the production of new business, are deferred and amortized over the life of the related policies (refer to Revenues and Expenses discussed later regarding amortization methods).  Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance.  If this current estimate is less than the existing balance, the difference is charged to expense.

Present Value of Future Profits:  Present value of future profits represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition of a block of policies.  The assigned value is amortized over the expected remaining life of the insurance in force (which approximates a weighted average of 8 years).  Accumulated amortization was $666,276 and $574,692 at December 31, 2007 and 2006, respectively.  Annual amortization for 2008, 2009 and 2010 will be approximately $86,100, $17,300 and $13,000, respectively.

Property and Equipment:  Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method.  Accumulated depreciation on property and equipment was $3,431,610 and $3,777,435 at December 31, 2007 and 2006, respectively.

Capital Leases: During 2007, the Company entered into five capital leases for office equipment. Total lease payments for 2007 and 2006 relating to new and previously existing capital leases were $273,717 and $242,858, respectively. Future minimum lease payments for 2008, 2009, 2010 and 2011 are $201,036, $147,232, $111,989, and $17,122, respectively.  The present value of net minimum lease payments at December 31, 2007 was $371,736, which is equal to the total future minimum lease payments of $477,379 less imputed interest of $105,643. Accumulated amortization on the leased property was $589,602 and $429,001 at December 31, 2007 and 2006, respectively.

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

The mortality assumptions for regular ordinary business are based on the 1955-60 Basic Table, Select and Ultimate, for plans issued prior to 1982; the 1965-70 Basic Table, Select and Ultimate, for plans issued in 1982 through 1984; the 1975-80 Basic Table, Select and Ultimate, for plans issued after 1984; and on the Company's experience for final expense and preneed plans.

Reinsurance:  The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth.  Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies.  At December 31, 2007 and 2006, amounts recoverable from reinsurers were $51,375,027 and $53,415,921, respectively.  These amounts included reserves ceded to reinsurers of $50,473,220 and $52,283,087 at December 31, 2007 and 2006, respectively, in accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

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

The average assumed investment yields used in determining expected gross profits ranged from 3.56% to 9.17% (for the current and all future years, an assumed investment yield of 5.40% was utilized).

Federal Income Taxes:  To account for income taxes, the Company utilizes the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes."  Under such method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates.

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

Stock Option and Stock Appreciation Rights Plan:  Effective January 1, 2006, we began accounting for stock-based incentive programs under SFAS No. 123(R), "Share-Based Payment." SFAS No. 123(R) requires all share-based payments to employees to be recognized as compensation expense in the consolidated income statement.  The Company adopted the provisions of SFAS No. 123(R) using the modified prospective method in which compensation expense is recognized based on the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," for all awards granted to employees prior to January 1, 2006. Under this method, the Company's stock-based compensation is reported in the balance sheets as a liability based on the intrinsic value of the compensation, and compensation expense is measured as the change in intrinsic value. Prior to the adoption of SFAS No. 123(R) on January 1, 2006, the Company also accounted for stock-based compensation in accordance with SFAS No. 123, under which compensation expense is recognized based on the intrinsic value of stock-based compensation. Implementation of this new standard did not have a material impact on the Company's financial condition or operations based on the current use of the liability method.

Common Stock and Earnings per Share:  The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year.  The weighted average number of shares outstanding during 2007 and 2006 were 1,113,412 and 1,107,768 shares, respectively.  Cash dividends per share were $.38 in 2007 and 2006.

Accumulated Other Comprehensive Income (Loss): SFAS No. 130, "Reporting Comprehensive Income," requires the inclusion of unrealized gains or losses on available-for-sale securities in other comprehensive income.  The reclassification amounts for the years ended December 31, 2007 and 2006 are summarized as follows:

	2007	2006

Net unrealized gain (loss) arising during period	$1,845,950	$(2,689,989)
Reclassification adjustment for net gains
included in net income	(136,160)	(257,312)
Net unrealized loss on available-for-sale securities	$1,709,790	$(2,947,301)

New Accounting Standards: On September 29, 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," which amends SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits," and applies to all plan sponsors who offer defined benefit pension and postretirement benefit plans. SFAS No. 158 requires an entity to recognize an asset for a plan's overfunded status or a liability for a plan's underfunded status measured as of the end of the entity's fiscal year effective for fiscal years ending after December 15, 2006 (December 31, 2006 for the Company).  The entity will recognize changes in the funded status in other comprehensive income (loss) in the year in which the changes occur.  The adoption of this Statement resulted in an additional charge, net of applicable deferred income taxes, to accumulated other comprehensive income (loss) at December 31, 2006 of $1,110,491, representing the difference between the projected benefit obligation measurement on which SFAS No. 158 reporting is based and the accumulated benefit obligation measurement on which reporting was based prior to the adoption of SFAS No. 158.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements."  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements.  It applies to other pronouncements that require or permit fair value but does not require any new fair value measurements.  The statement defines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date."  SFAS No. 157 establishes a fair value hierarchy to increase consistency and comparability in fair value measurements and disclosures.  The hierarchy is based on the inputs used in valuation and gives the highest priority to quoted prices in active markets.  The highest possible level should be used to measure fair value.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company).  In February 2008, the FASB issued FASB Staff Position FAS 157-2, "Effective Date of FASB Statement No. 157," which provides a one-year deferral of the application of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The Company will adopt SFAS No. 157 and FAS 157-2 effective January 1, 2008.  The adoption of these standards is not expected to have a material effect on the Company's results of operations, financial position or liquidity.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities."  SFAS No. 159 permits an entity to irrevocably elect fair value on a contract-by-contract basis as the initial and subsequent measurement attribute for many financial assets and liabilities and certain other items.  Entities electing the fair value option would be required to recognize changes in fair value in earnings and to expense up-front costs and fees associated with the item for which the fair value option is elected.  Entities electing the fair value option are required to distinguish on the face of the balance sheet the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute.  An entity can accomplish this by either reporting the fair value and non-fair value carrying amounts as separate line items or aggregating those amounts and disclosing parenthetically the amount of fair value included in the aggregate amount.

SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company).  Upon adoption, an entity is permitted to elect the fair value option irrevocably for any existing asset or liability within the scope of the standard.  The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption.  Retrospective application would not be permitted.  The Company did not elect the fair value option for assets and liabilities currently held upon its adoption of SFAS No. 159.  SFAS No. 159 is not expected to have an impact on the Company's results of operations, financial position or liquidity.

On September 15, 2005, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts."  AcSEC defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract.  An internal replacement that is determined to result in a replacement contract that is substantially unchanged from the replaced contract should be accounted for as a continuation of the replaced contract.  Contract modifications resulting in a replacement contract that is substantially changed from the replaced contract should be accounted for as an extinguishment of the replaced contract and any unamortized deferred policy acquisition costs, unearned revenue liabilities, and deferred sales inducement costs from the replaced contract should be written off and acquisition costs of the new contract capitalized as appropriate.  This SOP was effective for internal replacements occurring in fiscal years beginning after December 15, 2006 (January 1, 2007 for the Company).  The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

The FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"), in June 2006.  FIN 48 clarifies the accounting for uncertainty in income taxes by defining criteria that a tax position on an individual matter must meet before that position is recognized in the financial statements.  Additionally, FIN 48 provides guidance on measurement, derecognition, classification, interest and penalties, interim period accounting, disclosures and transition.  We adopted the provisions of FIN 48 on January 1, 2007.  The adoption of FIN 48 did not have a material impact on our financial condition or results of operations, and the Company does not have a recorded liability for uncertain tax benefits.

Reclassifications: Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B - Investments

The Company limits credit risk by investing primarily in investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans.  The Company manages its fixed income portfolio to diversify between and within industry sectors.  Mortgage loans, exclusive of insured or guaranteed mortgages, are issued at loan to value ratios not exceeding 80 percent.  Approximately $7,944,000 and $6,473,000 of the loans outstanding at December 31, 2007 were to borrowers located in Kentucky and Florida, respectively.  All loans are secured by a first mortgage on the property.

Investments in available-for-sale securities at December 31 are summarized as follows:

		Gross	Gross Unrealized Losses
2007	Amortized	Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$37,666,032	$1,805,262	$-	$585	$39,470,709
States and political subdivisions	17,316,719	536,998	80	64,159	17,789,478
Corporate	148,700,917	4,251,222	204,850	2,156,377	150,590,912
Foreign	20,811,896	1,727,190	89,780	36,345	22,412,961
Mortgage-backed securities	59,174,717	508,176	27,079	403,023	59,252,791
Total fixed maturity securities	$283,670,281	$8,828,848	$321,789	$2,660,489	$289,516,851
Equity securities	3,850,263	684,202	199,402	-	4,335,063
Total	$287,520,544	$9,513,050	$521,191	$2,660,489	$293,851,914

		Gross	Gross Unrealized Losses
2006	Amortized	Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$35,414,215	$567,834	$108,516	$143,681	$35,729,852
States and political subdivisions	17,357,360	400,379	26,248	178,699	17,552,792
Corporate	144,745,347	3,633,555	195,031	1,961,064	146,222,807
Foreign	21,884,041	1,436,789	-	134,868	23,185,962
Mortgage-backed securities	61,876,629	290,374	40,885	812,209	61,313,909
Total fixed maturity securities	$281,277,592	$6,328,931	$370,680	$3,230,521	$284,005,322
Equity securities	3,141,053	745,090	95,964	-	3,790,179
Total	$284,418,645	$7,074,021	$466,644	$3,230,521	$287,795,501

The following table summarizes, for all securities in an unrealized loss position at December 31, 2007 and 2006, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

	December 31, 2007			December 31, 2006
		Gross			Gross
	Estimated	Unrealized	Number Of	Estimated	Unrealized	Number Of
	Fair Value	Loss	Securities	Fair Value	Loss	Securities
Fixed Maturities:
Fewer Than 6 Months	$10,785,483	$120,084	10	$22,774,799	$208,481	15
7-12 Months	9,945,930	201,705	6	12,179,917	162,199	12
Greater Than 12 Months	70,596,887	2,660,489	102	88,841,641	3,230,521	117
Total Fixed Maturities	91,328,300	2,982,278	118	123,796,357	3,601,201	144

Equities:
Fewer Than 6 Months	1,604,658	199,402	2	1,547,975	95,964	2
7-12 Months	-	-	-	-	-	-
Greater Than 12 Months	-	-	-	-	-	-
Total Equities	1,604,658	199,402	2	1,547,975	95,964	2

Total	$92,932,958	$3,181,680	120	$125,344,332	$3,697,165	146

As of December 31, 2007, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 83% and the equity securities noted above had a fair value to cost ratio of over 88%.   As of December 31, 2006, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 91% and the equity securities noted above had a fair value to cost ratio of over 92%.

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

Based on an analysis of the criteria previously discussed, none of the securities, including securities with unrealized losses greater than 12 months in age, are believed to be other-than-temporarily impaired at December 31, 2007.  Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2007, and has the ability and intent to hold such securities until they recover or mature.  The temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.  No impairment losses were included in net realized investment gains in 2007 or 2006.

In accordance with SFAS No. 115, net unrealized gains for investments classified as available-for-sale are presented below, net of the effect on deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

	December 31
	2007	2006
Net unrealized appreciation on
available-for sale securities	$6,331,370	3,376,856
Adjustment to deferred acquisition costs	(488,471)	(264,635)
Deferred income taxes	(2,424,467)	(1,403,579)
Net unrealized appreciation on
available-for sale securities	$3,418,432	1,708,642

The amortized cost and fair value of debt securities at December 31, 2007, by contractual maturity, are presented below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$11,312,390	$11,413,852
Due after one year through five years	88,402,789	92,069,408
Due after five years through ten years	90,640,533	91,377,207
Due after ten years	34,139,852	35,403,593
Due at multiple maturity dates	59,174,717	59,252,791
Total	$283,670,281	$289,516,851

Proceeds during 2007 and 2006 from sales and maturities of investments in available-for-sale securities were $14,509,329 and $40,247,574, respectively.  Gross gains of $140,149 and $493,396 and gross losses of $3,989 and $217,000 were realized on those sales during 2007 and 2006, respectively.

Presented below is investment information, including the accumulated and annual change in net unrealized investment gains or losses.  Additionally, the table shows the annual change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) on debt and equity securities for the years ended December 31, 2007 and 2006.

	2007	2006
Change in unrealized investment gains (losses):
Available-for-sale:
Fixed maturities	$3,118,840	$(4,862,327)
Equity securities	(164,326)	128,671
Realized investment gains (losses):
Available-for-sale:
Fixed maturities	$16,894	$54,868
Equity securities	119,266	221,528

Major categories of net investment income are summarized as follows:

	2007	2006
Fixed maturities	$16,110,351	$16,027,253
Mortgage loans on real estate	1,830,213	1,682,625
Other	948,560	1,226,288
	$18,889,124	$18,936,166
Investment expenses	837,488	852,630
	$18,051,636	$18,083,536

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations.  At December 31, 2007 and 2006, these required deposits had a total amortized cost of $22,916,096 and $23,025,065, respectively.

The Company participates in a securities lending program with third parties, mostly large brokerage firms, primarily for investment yield enhancement purposes.  Securities loaned are treated as financing arrangements and the unrestricted collateral received is recorded as an asset, with an offsetting liability recorded for the Company's obligation to return the collateral.  The Company obtains collateral in an amount equal to 102% of the fair value of domestic securities loaned, monitors the market value of securities loaned on a daily basis and obtains additional collateral as necessary.  At December 31, 2007, there were securities on loan under this agreement with a market value of $2,124,160, with associated collateral held of $2,186,372.  At December 31, 2006, there were no securities on loan under this agreement.  Income earned relative to this program was $26,705 and $21,228 for the years ended December 31, 2007 and 2006, respectively.

During 2005, the Company purchased an interest rate cap for $22,000.  This cap is used to hedge the Company's exposure to interest rate risk on its floating rate bank note outstanding in the amount of $808,757.  The cap effectively limits the interest rate on the bank note to 6.5% and expires June 1, 2010, in conjunction with the final payment on the bank note.  The Company designed the terms of the cap to mirror the terms of the outstanding debt such that the cap would be a highly effective cash flow hedge.  The Company accounts for the cap in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.  SFAS No. 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the transaction affects earnings.  The remaining gain or loss on the derivative instrument, if any, relative to the ineffective portion of the hedge must be recognized currently in earnings.  At December 31, 2007 and 2006, the interest rate cap was highly effective at hedging increases in interest rates above the cap rate and therefore, the effective portion of the change in value was included within other comprehensive income (loss).  The value of the cap, which is reported in the consolidated balance sheet within other assets, was $1,603 and $16,476 at December 31, 2007 and 2006, respectively.  There was a charge to other comprehensive income of $10,157 for the year ended December 31, 2007 and a credit to other comprehensive loss of $1,011 for the year ended December 31, 2006, associated with the change in the market value of the interest rate cap.  Income earned relative to the cap totaled $5,671 and $5,990 during 2007 and 2006, respectively.

NOTE C - Fair Values of Financial Instruments

The following disclosure of the estimated fair values of financial instruments, as of December 31, 2007 and 2006, is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments."  The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment was required to interpret market data to develop these estimates.  Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange.  The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Fixed maturities	$289,516,851	$289,516,851	$284,005,322	$284,005,322
Equity securities	4,335,063	4,335,063	3,790,179	3,790,179
Mortgage loans on real estate:
Commercial	24,771,936	24,974,970	23,267,266	23,945,158
Residential	40,509	41,885	939,976	935,930
Farm	-	-	422,138	429,641
Policy loans	6,968,157	6,968,157	7,283,917	7,283,917
Other long-term investments	878,036	878,036	1,438,921	1,438,921
Short-term investments	365,000	365,000	390,000	390,000
Cash and cash equivalents	1,238,194	1,238,194	1,776,491	1,776,491
Accrued investment income	4,668,922	4,668,922	4,564,086	4,564,086
Collateral on securities loaned	2,186,372	2,186,372	-	-
Cash value of company-owned
life insurance	6,845,039	6,845,039	6,117,814	6,117,814

Liabilities:
Policyholder deposits
(Investment-type contracts)	$87,039,472	$83,936,326	$86,505,188	$83,299,331
Policy claims	1,476,669	1,476,669	1,567,922	1,567,922
Obligations under capital leases	371,736	371,736	349,166	349,166
Notes payable	4,261,948	4,161,631	5,725,751	5,544,831

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

NOTE D - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

	2007	2006
Deferred tax liabilities:
Policy acquisition costs	$4,698,453	$4,955,121
Net unrealized gain on available-for-sale securities	2,424,467	1,403,579
Due premiums	1,309,280	1,376,445
Other	1,225,426	1,177,374
Total deferred tax liabilities	$9,657,626	$8,912,519

Deferred tax assets:
Benefit reserves	$1,335,875	$1,574,579
Remaining 807(f) reserve adjustment	589,640	737,049
Other policyholder funds	300,162	332,582
AMT credit carry forwards	422,786	423,682
Accrued pension liability	734,371	968,046
Other	1,063,491	1,091,956
Total deferred tax assets	$4,446,325	$5,127,894
Net deferred tax liabilities	$5,211,301	$3,784,625

The Company periodically reviews its gross deferred tax assets for recoverability.  At December 31, 2007 and 2006, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2007	2006

Statutory federal income tax rate	34.0%	34.0%
Small life insurance company deduction	(4.2)%	(17.9)%
Dividends-received deduction	(2.0)%	(2.8)%
Defined contribution plan dividend	(1.7)%	(2.4)%
Nondeductible COLI expense	0.6%	6.9%
Other	(3.0)%	(0.1)%

Effective income tax rate	23.7%	17.7%

At January 1, 2006, $689,535 of the retained earnings of the Company represented earnings prior to 1984 that accumulated in an account known as policyholders' surplus, which was not subject to income taxation.  The American Jobs Creation Act of 2004 eliminated the tax associated with distributions from this policyholders' surplus account made during specified tax years.  Under the American Jobs Creation Act of 2004, any distributions to shareholders made during the 2005 and 2006 tax years are treated as being made first out of policyholders' surplus.  Accordingly, Investors Heritage Life paid a dividend in the amount of $728,768 to Kentucky Investors in 2006.  As a result of this dividend, the balance of this policyholders' surplus account has been eliminated.

We file U.S. federal income tax returns and income tax returns in various state jurisdictions. Our 2004, 2005 and 2006 U.S. federal tax years remain subject to income tax examination by tax authorities.  We have no known uncertain tax benefits within our provision for income taxes. In addition, we do not believe the Company will be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts.  However, it is our policy to classify any interest and penalties (if applicable) as income tax expense in the financial statements.

The Company made income tax payments of $331,693 and $332,113 in 2007 and 2006, respectively.

NOTE E - Notes Payable

Effective June 30, 2007, the Company renewed its At Need Funding line of credit and the Kentucky Investors line of credit.  The At Need Funding line of credit is in the amount of $4,000,000 with interest to be paid monthly at a rate of 0.5% under the prime rate, renewable annually.  The purpose of this line of credit is to provide advance funding for funerals in exchange for an irrevocable assignment of life insurance policies from other unaffiliated insurance companies.  The Kentucky Investors line of credit is in the amount of $150,000 with interest to be paid monthly at a rate of 1.2% under the prime rate, renewable annually.  This line of credit is for general corporate purposes.

On June 1, 2005, Kentucky Investors renewed its existing bank note in the amount of $1,434,257 with interest to be paid monthly at a rate of 1% under the prime rate.  In conjunction with this note, Kentucky Investors purchased an interest rate cap to hedge exposure to interest rate risk.  The interest rate cap limits the interest rate that can be charged over the remaining term to 6.5%.

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

Information relative to the Company's notes payable at December 31, 2007 and 2006 is as follows:

2007
	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Mortgage note	$2,821,961	5.05%	3/1/2015	$149,854	$151,177
At Need Funding line of credit	568,002	6.75%	6/30/2008	66,614	73,664
Bank note	808,757	6.25%	6/2/2010	68,667	71,331
Promissory note - related party	59,819	4.00%	12/31/2008	9,537	9,862
Auto loan	3,409	0.00%	6/12/2008	-	-

2006
	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Mortgage note	$3,136,422	5.05%	3/1/2015	$165,373	$166,631
At Need Funding line of credit	1,159,684	7.75%	6/30/2007	101,351	98,347
Bank note	1,132,757	7.25%	6/2/2010	90,134	90,771
Promissory note - related party	286,710	4.00%	12/31/2008	15,608	17,639
Auto loan	10,178	0.00%	6/12/2008	-	-

NOTE F - Employee Benefit Plans

The Company sponsors a noncontributory pension plan which covers substantially all employees.  Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service.  Benefits are funded based on actuarially-determined amounts.

The following table provides additional details for the Company on a consolidated basis as of December 31.

	2007	2006
Change in projected benefit obligation:
Benefit obligation at beginning of year	$12,944,476	$11,541,756
Service cost	364,197	310,753
Interest cost	741,905	695,789
Actuarial (gain) loss	(642,126)	655,153
Benefits paid	(348,676)	(258,975)
Benefit obligation at end of year	$13,059,776	$12,944,476

Change in plan assets:
Fair value of plan assets at beginning of year	$10,097,283	$8,610,320
Actual return on plan assets	498,335	1,093,018
Employer contribution	652,920	652,920
Benefits paid	(348,676)	(258,975)
Fair value of plan assets at end of year	$10,899,862	$10,097,283

Funded status	$(2,159,914)	$(2,847,193)
Unrecognized net actuarial loss	-	2,762,321
Additional minimum pension liability	-	(1,079,760)
Adjustment to adopt new accounting standard
for employee benefit plans	-	(1,682,561)
Accrued pension liability	$(2,159,914)	$(2,847,193)

Components of net periodic benefit cost:
Service cost	$364,197	$310,753
Interest cost	741,905	695,789
Expected return on plan assets	(863,037)	(728,793)
Recognized actuarial net loss	203,068	216,801
Net periodic benefit cost	$446,133	$494,550

Accumulated benefit obligation	$11,474,234	$11,261,915

The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2007 is $2,281,829, which has been recorded net of related tax of $775,822.  The portion of the accrued pension liability included in accumulated other comprehensive loss at December 31, 2006 is $2,762,321, which has been recorded net of related tax of $939,188.  These amounts are solely the result of unamortized actuarial net losses not yet amortized into income.

Amounts recognized in other comprehensive income for the year ended December 31 are as follows:

2007
Net gain	$277,424
Amortization of actuarial net loss	203,068
480,492
Deferred federal income tax	(163,367)
Total recognized in other comprehensive income	$317,125

The estimated net loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2008 is $122,594.

Weighted-average actuarial assumptions used at December 31, 2007 and 2006 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2007	2006
Discount Rate	6.25%	5.75%
Expected return on plan assets	8.30%	8.60%
Rate of compensation increases	4.00%	4.00%

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

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets held in common stock of the Company.  The Company uses an independent third party to administer its retirement plan.  At December 31, 2007, the assets of the plan consisted of the trust account that is invested in a diversified assortment of mutual fund investments having a combined fair market value of $10,039,612 (approximately 92% of total plan assets) and 31,000 shares of Company common stock with a fair value of $860,250 (approximately 8% of total plan assets).  At December 31, 2006, the assets of the plan consisted of mutual fund investments at a combined fair market value of $9,252,533 (approximately 92% of total plan assets) and 31,000 shares of Company common stock with a fair value of $844,750 (approximately 8% of total plan assets).  The Company's common stock is stated at fair value based upon quoted bid prices on the last day of the plan year.  Dividends paid in 2007 and 2006 to the plan on the Company common stock totaled $11,780.  The plan made no purchases or sales of Company common stock during 2007 or 2006.

The Company expects to contribute approximately $852,920 to its pension plan in 2008.

The following benefit payments, which reflect expected future service, are expected to be paid:

	2008	2009	2010	2011	2012	2013-2017

Pension Benefits	$598,066	$599,516	$630,772	$646,217	$760,386	$5,448,571

The Company also sponsors a 401(k) defined contribution plan, which was amended on November 27, 2002 to adopt the provisions of a 403(b) plan.  Employees have the option to invest in Company stock or select mutual funds.  The Company matches 100% of employee contributions invested in the Company's stock.  At December 31, 2007, the plan held Company stock of 293,798 shares with a fair value of $8,152,890 and various mutual funds with a total fair value of $165,294.  At December 31, 2006, the plan held Company stock of 287,884 shares with a fair value of $7,844,827 and various mutual funds with a total fair value of $59,805.  Matching contributions to the plan expensed for 2007 and 2006 were $233,379 and $213,158, respectively.  Dividends paid to the plan on Company stock were $109,779 and $105,014 in 2007 and 2006, respectively.

NOTE G - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life.  Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year.  For 2008, the maximum dividend that Investors Heritage Life can pay to Kentucky Investors without regulatory approval is $1,028,104.

The Company's 1999 stock option and stock appreciation rights plan became effective as of September 16, 1999. The 1999 plan authorizes the Company's Board to grant non-qualified stock options and stock appreciation rights to the Company's and its subsidiaries' key employees and non-employee directors. The Company authorized for issuance a total of 250,000 shares of common stock under the 1999 plan and granted options to purchase 75,000 shares of common stock at $23.00 per share, all of which vested on September 24, 2001.  None of the options have been exercised as of December 31, 2007 and 61,125 options remain available for exercise as of that date.  No options were forfeited during 2007 or 2006.  The Company recognized compensation expense of $30,563 and $229,218 in 2007 and 2006, respectively, relative to the outstanding options, based on changes in the market value of the Company's stock compared to the exercise price of the options.

NOTE H - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $19,083,067 and $18,479,108 at December 31, 2007 and 2006, respectively.  Statutory-basis net income was $1,134,635 and $1,300,773 for 2007 and 2006, respectively.

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

NOTE I - Segment Data

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires a "management approach" (how management internally evaluates the operating performance of its business units) in the presentation of business segments. The segment data that follows has been prepared in accordance with SFAS No. 131.

The Company operates in four segments as shown in the following table.  All segments include both individual and group insurance.  Identifiable revenues, expenses and assets are assigned directly to the applicable segment.  Net investment income and invested assets are generally allocated to the insurance and the corporate segments in proportion to policy liabilities and stockholders' equity, respectively.  Certain assets, such as property and equipment and leased property under capital leases, are assigned to the Corporate segment.  Results for the parent company, Investors Heritage Printing, Investors Heritage Financial, At Need Funding, and Heritage Funding, after elimination of intercompany amounts, are allocated to the Corporate segment.

During the current year, we determined that certain service fee income of Investors Heritage Financial that is derived from external parties relative to credit administrative services being provided should be included within the Credit Insurance Products and Administrative Services segment.  Historically, all Investors Heritage Financial revenue and income has been included in the Corporate and Other segment.  Accordingly, the prior year segment data has been reclassified for comparative purposes with the current year segment presentation.

	2007	2006

	(000's omitted)
Revenue:
Preneed and burial products	$37,441	$40,627
Traditional and universal life products	11,685	11,759
Credit insurance products and administrative services	435	507
Corporate and other	1,350	1,491
	$50,911	$54,384

Pre-tax income from operations:
Preneed and burial products	$388	$113
Traditional and universal life products	893	476
Credit insurance products and administrative services	298	389
Corporate and other	602	521
	$2,181	$1,499

Assets:
Preneed and burial products	$271,843	$268,486
Traditional and universal life products	71,752	74,918
Credit insurance products and administrative services	14,505	15,179
Corporate and other	61,648	56,700
	$419,748	$415,283

Amortization and depreciation expense:
Preneed and burial products	$4,416	$4,565
Traditional and universal life products	1,343	1,702
Credit insurance products and administrative services	-	2
Corporate and other	417	376
	$6,176	$6,645

NOTE J - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2007 and 2006 through coinsurance agreements with various companies.  The Company administers the ceded credit life and accident insurance for an agreed-upon fee.  During 2007 and 2006, the Company received $351,752 and $494,703, respectively, of fee income associated with these reinsurance arrangements, which is recognized in the credit insurance products and administrative services line of the preceding table in Note I.  Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2007 and 2006 were $13,434,280 and $14,404,596, respectively.  Additionally, unearned premium reserves were reduced by $12,982,282 and $13,503,847 at December 31, 2007 and 2006, respectively, for credit-related reinsurance transactions.  The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit, which is set at $25,000.

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity Life Insurance Company (Cayman) Ltd.  Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $29,253,000 and $30,670,000 at December 31, 2007 and 2006, respectively.  An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Reinsurance ceded and assumed amounts included in the consolidated statements of income are as follows:

	2007	2006

Premiums ceded	$13,303,976	$12,817,430
Premiums assumed	3,561,983	3,827,529
Commission and expense allowances	5,347,884	5,078,452
Benefit recoveries	7,444,652	7,700,316

The Company remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations.

NOTE K - Contingent Liabilities

The Company is named as a defendant in several legal actions arising primarily from claims made under insurance policies.  Management and its legal counsel are of the opinion that the settlement of those actions will not have a material adverse effect on the financial position or results of operations.

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

ANNUAL MEETING

The 2008 meeting of shareholders of Kentucky Investors is scheduled for 11:00 a.m. on May 8, 2008 at the company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K

A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.InvestorsHeritage.com or upon request to the Secretary.

TRANSFER AGENT

Investors Heritage Life Insurance Company

Stock Transfer Department

P.O. Box 717

Frankfort, Kentucky 40602-0717

(800) 422-2011, ext. 1009

(502) 209-1009