Form 10-K, Exhibit 13
period 2008-12-31
KENTUCKY INVESTORS INC
filed 2009-03-27
CIK 55362

Exhibit 13

2008	KENTUCKY INVESTORS, INC. ANNUAL REVIEW

2008	KENTUCKY INVESTORS, INC.
ANNUAL REVIEW

TABLE OF CONTENTS

2	LETTER TO OUR STOCKHOLDERS
4	MANAGEMENT'S DISCUSSION AND ANALYSIS
13	MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
14	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
15	CONSOLIDATED FINANCIAL STATEMENTS
19	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
36	BOARD OF DIRECTORS & CORPORATE OFFICERS
36	ANNUAL MEETING

LETTER TO OUR STOCKHOLDERS

To our stockholders,

In a business meeting, recently I was asked, "Where are you investing new company money?"  I replied, "We are considering a coffee can buried in the back yard."  Of course, that is not what we are doing but I believe it expresses the feeling many of us have about the economy and financial markets over the past several months.  Actually, we work very diligently with our investment advisors, Conning Asset Management Company (Conning), to invest as carefully as possible.

In my opinion, deregulation of the financial services industry in 1999, greed and unbridled growth of exotic investment vehicles, in which we did not invest, have brought near disaster to the U.S. economy.   In the fall of 2008, with the speed-of-light decline of the financial health of some of the most reliable names on Wall Street, we along with many other investing companies and individuals suffered losses and declines due to the failures of Lehman Brothers and others.

Our Company's investment portfolio is constantly monitored by our personnel and by Conning for evidence of "other-than-temporary-impairments" (OTTI).  Based on the OTTI accounting rules, during the third and fourth quarters we did recognize an OTTI on two Lehman Brothers holdings and two Fifth Third mutual funds.  While we expect these investments to recover to some extent prior to maturity or sale, we are required to write down the carrying value of these investments at this time.

The financial crisis also caused the mergers of several large financial institutions. During the fourth quarter of 2008, we declared that we no longer had the intent to hold a total of six other bonds related to Bank of America and J.P. Morgan, and we recognized the related OTTI.  As a result of mergers, these bonds now exceeded our investment guidelines relating to the amount held in any one investment.  We believe it was important to limit our exposure and bring these investments back within our guidelines.  These bonds are expected to be sold in 2009.

Before taking into account the realized losses on our investments, we actually improved our gain from operations compared to 2007, which is encouraging.  However, the realized losses on the investment side have caused a 2008 loss in the amount of $1,449,372.  As a result of this loss incurred during 2008, management and the Board of Directors believed it was in the best interest of building long-term value for the stockholders to forego the payment of a dividend to our stockholders this year.   I regret this because it has been our corporate philosophy to pay a dividend and we have done so since 1973.  We hope to be able to resume dividend payments in the near future.  That is certainly our goal.

On the positive side for our Company, even in the weak and uncertain economy, our outlook is bright and signs for this are evident.  Our preneed and traditional life insurance sales were steady during the past year and have been steady through the first two months of 2009.  Positive signs of possible improved sales and other income generating activity are visible.  We have seen increased recruiting of new agents, reactivation of dormant agents, increased activity in other operations and a positive attitude from our field managers during these trying times.  That says a great deal about our corporate philosophy and the way we operate our business.

Our new preneed product, Legacy Gold, introduced in the fourth quarter of 2007, was well received, has performed well this past year and we expect this to continue.  During the fourth quarter of 2008 we introduced three new life insurance products, a new final expense plan, Heritage Final Expense II, Heritage Protector IV for the bank market and HLW Choice Whole Life for the traditional life market.  These plans were developed according to the 2001 CSO table with the experience of our older plans to guide us and with flexibility for our customers in mind.  We think final expense sales will increase as will traditional whole and term life sales with these three new products.

Sales in our Financial Services Division is principally the sale of credit life and credit disability insurance and mortgage protection life insurance sold through financial institutions, primarily banks.  Sales in this market are very dependent upon the economy, loan demand and availability of credit.  Obviously in light of the troubled economy over the past 15 months or so, our sales in this segment of business have been below normal.  However, if past performance is any indication, production of life sales in this market should improve as the economy improves.

LETTER TO OUR STOCKHOLDERS

A growing element of importance within our organization is the service we provide as a Third Party Administrator (TPA).  As a TPA, Investors Heritage Life Insurance Company performs administrative work for non-affiliated insurance companies on a fee for service basis.  We market these services through our Corporate Development Department.  TPA work has been part of our business for several years but we began to place more emphasis on this in the second quarter of 2007.  We currently perform TPA work for five non-affiliated companies and are negotiating with several others.  Our corporate development personnel also work to find other life companies to purchase or blocks of life insurance business to buy from other companies.  In 2008 we presented offers to several companies resulting in the acquisition of one block of business.  We expect our TPA fee income to continue to grow.

One of our biggest accomplishments during 2008 is not income producing but should enhance our corporate operation in the future.  During the year we formalized what has always been an informal process for us, Enterprise Risk Management (ERM).  ERM is going to be a point of emphasis for regulators throughout the nation as well as rating agencies.   We believe the steps taken in 2008 put us in front of the curve on this process. To formalize our ERM process, a Steering Committee was established to identify major operational areas within Investors Heritage Life, our largest holding.  The Steering Committee then established subcommittees to identify, evaluate and address risk in each area.  Considerable time and personnel were dedicated to the formalized ERM process.  Now that the protocols are established, we expect the efforts to become a routine part of our approach to risk management.

In 2010 we will celebrate the 50th anniversary of the founding of Investors Heritage Life Insurance Company.  Kentucky Investors was founded three years later.  We will have an Anniversary Committee to develop and plan the events and acknowledgement of this milestone.   We have begun promoting this anniversary in several ways:  our new life product is named HLW Choice Whole Life in honor of our founder, Harry Lee Waterfield.  We are also reinstituting our Sales Leaders' Convention in 2010.  Our sales conventions have been successful over the years in increasing sales as well as solidifying sales relationships.

After several years of thought and discussion, management and the Board of Directors are recommending changing the name of Kentucky Investors, Inc. to Investors Heritage Capital Corporation.  The timing will coincide with the planning and celebration of the insurance company's 50th anniversary.  We ceased being a one-state company many years ago and the Investors Heritage name is recognized in many states.  The name change will recognize the holding company's main source of income and enable us to better market the TPA and other activities that involve both the parent and life company.

As bad as the economic situation is in America, and the world for that matter, I believe we have every reason to be positive in our outlook for the future of Kentucky Investors, Inc., Investors Heritage Life and other subsidiaries.  We have always tried to operate with an eye on the "big picture".   This philosophy focuses on long range growth and encompasses short-term development to build a strong, growing and lasting company one year at a time.

The expertise, support and loyalty of our sales associates, home office staff and Board of Directors are deeply appreciated.  The confidence and support our stockholders have given us over the years is also greatly appreciated and I pledge that we will continue to try to repay that confidence and support with reliable management of Kentucky Investors, Inc. and its subsidiaries.

Respectfully submitted,

Harry Lee Waterfield II

Chairman, Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Kentucky Investors, Inc. ("Kentucky Investors") and its subsidiaries (collectively referred to as "we", "us", "our" or the "Company") as of and for the year ended December 31, 2008, as compared with the year ended December 31, 2007.  This supplementary financial information should be read in conjunction with the Consolidated Financial Statements and related Notes, all of which are integral parts of the following analysis of our results of operations and financial position.

Kentucky Investors is the parent company of Investors Heritage Life Insurance Company ("Investors Heritage Life"), Investors Heritage Financial Services Group, Inc. ("Investors Heritage Financial"), Investors Heritage Printing, Inc., and is the sole member of At Need Funding, LLC and Heritage Funding, LLC.  Kentucky Investors and each subsidiary are domiciled in the Commonwealth of Kentucky.  Approximately 99% of Kentucky Investors' consolidated revenue is generated by Investors Heritage Life.

MAJOR MARKETS AND NEW AFFILIATIONS

We continue to focus the majority of our sales efforts in the preneed funeral market.  We have established a strong marketing base allowing us to maintain solid premium production in our core market while operating in the currently unfavorable economic and interest rate environment.

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

Investors Heritage Life provides third party administrative services to five unaffiliated companies, including one new agreement entered during 2008.  These agreements, for various levels of administrative services on behalf of each company, generate fee income for Investors Heritage Life.  The level of fee income is expected to increase as the more recently formed companies grow and enhance their operations.

Investors Heritage Life has a strategic agreement with the Kentucky Bankers Association ("KBA"), forming a partnership to jointly market credit insurance and related products to Kentucky financial institutions and to serve in an administrative capacity for KenBanc Reinsurance Company, Ltd., the KBA's wholly-owned captive insurance company.  This arrangement generates fee income for Investors Heritage Life and commission income for Investors Heritage Financial.

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

Investments in Fixed Maturities, Equity Securities and Mortgage Loans

We hold fixed maturities and equity interests in a variety of companies.  Additionally, we originate, underwrite and manage mortgage loans.  We continuously evaluate all of our investments based on current economic conditions, credit loss experience and other developments.  We evaluate the difference between the cost/amortized cost and estimated fair value of each of our investments to determine whether any decline in value is other-than-temporary in nature.  This determination involves a degree of uncertainty.  If a decline in the fair value of a security is

MANAGEMENT'S DISCUSSION AND ANALYSIS

determined to be temporary, the decline is recorded as an unrealized loss in stockholders' equity. If a decline in a security's fair value is considered to be other-than-temporary, the security is written down to the estimated fair value with a corresponding realized loss recognized in the consolidated statement of income.

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

If an other-than-temporary impairment occurs with respect to a bond, we amortize the reduced book value back to the security's expected recovery value over the remaining term of the bond.  We continue to review the security for further impairment that would prompt another write-down in the value.

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

Deferred acquisition costs related to annuities and universal life insurance products are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies. To the extent that realized gains and losses on securities result in adjustments to deferred acquisition costs related to annuities, such adjustments are reflected as a component of the amortization of deferred acquisition costs.

Deferred acquisition costs related to annuities are also adjusted, net of tax, for the change in amortization that would be recorded if the unrealized gains (losses) from securities had actually been realized. This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of "Accumulated Other Comprehensive Income (Loss)" in the stockholders' equity section of the balance sheet.

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

Accrued Pension Expense

We maintain a defined benefit retirement plan on behalf of our employees.  Measurement of the future benefit obligations associated with this plan involves significant judgment, particularly in regard to the expected long-term

MANAGEMENT'S DISCUSSION AND ANALYSIS

rate of return on plan assets, rate of compensation increases and the current discount rate used to calculate the present value of future obligations.  Changes in these assumptions can significantly impact the accrued pension liability and net periodic benefit expense recorded in the financial statements.  Additionally, the funding of defined benefit plans continues to be challenging under current funding rules.  In anticipation of future increases in required funding, we have voluntarily increased the projected contribution to our pension plan for 2009 by approximately $120,000 above our 2008 contribution.

BUSINESS SEGMENTS

Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of business units.  The discussion of segment operating results that follows is being provided based on segment data prepared in accordance with SFAS No. 131.  Our business segments are as follows:

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

--          Corporate and Other segment consists of corporate accounts primarily including stockholders' paid-in capital, earned surplus, property and equipment and other minor business lines which include group annuities and group and individual accident and health products.  This segment also includes fees generated from our third party administration arrangements.  Additionally, realized gains and losses, including realized losses as a result of other-than-temporary impairments, are allocated to this segment.

Please see Note I to the Consolidated Financial Statements for additional information regarding segment data.

OPERATING RESULTS

Consolidated Operations

Total consolidated revenues decreased approximately $4,328,000 and net income (loss) decreased approximately $3,112,000 in 2008 compared with 2007.  These decreases are primarily due to realized losses incurred relative to other-than-temporary impairments on certain bonds and mutual funds within our investment portfolio.  These impairments are further discussed in the Corporate and Other segment discussion.

Preneed & Burial Products

Revenues for the preneed and burial products business segment increased approximately $1,040,000 in 2008 compared to 2007.  This increase is due primarily to increased preneed sales from the Legacy Gold preneed product series.  Our pre-tax income (loss) decreased approximately $594,000 in 2008 compared to prior year.  This reduction in pre-tax income is due to continued spread compression and expense pressure in the current unfavorable economic environment, although the increase in sales is helping to reduce the effect.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production
First Year and Single
Year Ended December 31

	2008	2007
North Carolina	$7,754,552	$9,107,892
Kentucky	5,523,149	5,893,618
Tennessee	2,520,406	1,910,156
Georgia	1,382,253	1,336,172
Virginia	1,321,524	1,246,302
Indiana	968,970	737,529
Florida	534,065	228,904
South Carolina	494,028	518,504
Ohio	327,921	268,895
Michigan	268,391	198,533
All Other States	782,867	507,821
TOTAL	$21,878,126	$21,954,326

In late 2007, we introduced the Legacy Gold product series, a new generation of life insurance and annuity products marketed in conjunction with prearranged funerals.  As a part of the process, we performed detailed analysis of the preneed market and of the characteristics of our particular block of business.  We believe that the result of these efforts is a very marketable product that balances profitability with competitive commissions and death benefit growth to provide adequate proceeds to cover funeral expenses and personal needs.  Underwritten and guaranteed issue options are available.  This product series replaced the Legacy Protector and Legacy Preferred series of life insurance and annuity products during early 2008.

The Heritage Final Expense product is sold in the final expense markets.  Introduced in 2002, it is reinsured on an 80% quota share basis exclusively with Munich American Reassurance Company.  This reinsurance arrangement has helped to reduce first year statutory surplus strain associated with new sales and should provide a stable profit stream for the future.  During the fourth quarter of 2008, this product was replaced by the new Heritage Final Expense II product, which incorporates the 2001 CSO table while also improving the marketability and profitability of the product.

Traditional & Universal Life Products

Revenues for 2008 decreased approximately $1,185,000 while pre-tax income decreased approximately $347,000.  Revenues from this segment are primarily derived from bank sales of term insurance products, for which demand fluctuates with economic conditions.  New sales and income have suffered due to the tightening of consumer credit markets.

Investors Heritage Financial markets traditional insurance products through banks and other financial institutions.  Currently, Investors Heritage Financial services 280 financial institutions and other retail outlets contracted through Investors Heritage Life.  Investors Heritage Financial markets Investors Heritage Life products and continues to expand the portfolio of products available to our regular ordinary insurance agents by offering products of other unaffiliated companies.  For a number of years, we have provided outlets for our agents with substandard business that Investors Heritage Life will not accept.  Investors Heritage Financial has provided "second to die" policies, substandard life policies, larger term policies and health insurance products through other unaffiliated insurance companies.  Investors Heritage Financial receives a fee for providing those services and the outlook for increased fee income from this marketing arrangement is positive.

We utilize a combination of yearly renewable term reinsurance and coinsurance to cede life insurance coverage in excess of our $25,000 per life retention limit.  Most of our business is written in the smaller face amount markets and, in the past, claims on larger-case ordinary business caused income fluctuations.  This lower retention level has stabilized earnings fluctuations in this segment.  The lowered retention was achieved by maintaining the established reinsurance treaties and adding additional yearly renewable term treaties for amounts between $25,000 net amount at risk and the previous retention of $100,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS

In late 2008 we updated two of our products within this line to incorporate the 2001 CSO table while enhancing the marketability and profitability of these products.  The HLW Choice Whole Life replaced the Life Paid Up at 95 and the Heritage Protector IV replaced the Heritage Protector III.

Credit Insurance & Administrative Services

This segment includes the marketing and administration of credit life and credit accident and health insurance products. We reinsure 100% of the related underwriting risk currently produced within this segment.  Accordingly, revenue is generated primarily from marketing and initiation fees as well as servicing and administering the credit business for our reinsurers. Because the revenue is fee-based, segment performance is in direct relation to new premium production coupled with fees generated as premiums are earned. Premium production within this segment is also significantly affected by economic conditions within our credit markets, particularly Kentucky.  Revenues for this segment increased approximately $39,000 in 2008 while pre-tax income increased approximately $26,000.

Corporate & Other

Revenues from this segment in 2008 decreased approximately $4,221,000 and pre-tax income (loss) decreased $4,022,000.  The decrease in revenues and pre-tax income is primarily due to realized losses relative to other-than-temporary impairments within the investment portfolio.  The other-than-temporary impairment charges taken during 2008 are as follows:

--          During the third quarter of 2008, Investors Heritage Life recognized other-than-temporary impairments for two Lehman Brothers Holdings bonds given their sudden bankruptcy filing.  This impairment generated a pre-tax realized loss of $3,558,156.  We continue to hold these two bonds with the expectation of receiving more than current market value through the liquidation process.

--          During the fourth quarter of 2008, Investors Heritage Life recognized other-than-temporary impairments on six other bonds related to Bank of America and JP Morgan.  These six bonds were impaired on the basis that we do not intend to hold the bonds to recovery in value or to maturity.  Rather, these bonds are expected to be liquidated in 2009 in order to limit our exposure to those positions in light of recent mergers that have expanded our exposures beyond our internal investment guidelines.  These six bond impairments generated a pre-tax realized loss of $409,483.

--          Finally, due to the severity and length of decline, Investors Heritage Life recognized other-than-temporary impairments on two Fifth Third mutual fund holdings during the fourth quarter of 2008, with a total pre-tax impairment charge of $917,650.  We expect to continue to hold these mutual funds, however, no support can be documented to evidence that they will completely recover in value in the near term as current accounting rules require.

During 2008, Investors Heritage Financial's revenues were approximately $329,000, down $193,000 compared to 2007, and dividends in the aggregate amount of $187,000 were paid to Kentucky Investors.  Revenues from Investors Heritage Printing were approximately $366,000 in 2008, down $111,000 compared to 2007.  Investors Heritage Printing did not pay any dividends to Kentucky Investors.  Management of Investors Heritage Printing continues to focus on improving revenues from unaffiliated sources while providing printing services for Investors Heritage Life.  Revenues from At Need Funding were approximately $106,000 in 2008, down $50,000 compared to 2007.  At Need Funding paid distributions of $47,500 to Kentucky Investors in 2008.  Revenues from all non-Investors Heritage Life sources constitute approximately 1% of total consolidated revenues in 2008 and management is working on the continued growth and profitability of each of the non-life subsidiaries.

INVESTMENTS, LIQUIDITY AND CAPITAL RESOURCES

Investments

Together with our outside investment advisor and portfolio manager, we manage the fixed income investment portfolio to achieve the Company's investment goals, which include the diversification of credit risk, the maintenance of adequate portfolio liquidity, the management of interest rate risk and the maximization of investment returns.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Since inception, we have maintained a sound, conservative investment strategy.  As of December 31, 2008, 89.2% of our total invested assets consisted of fixed income securities, compared to 88.7% at December 31, 2007.  The primary investment objectives are to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.

The fixed income portfolio is diversified among sectors.  The Standard & Poor's average quality rating of our fixed income portfolio holdings as of December 31, 2008 is AA-.  At December 31, 2008 and 2007, the fixed income portfolio was allocated as follows:

	December 31
	2008	2007
Corporate:
Bank and finance	16.5%	20.3%
Industrial and miscellaneous	25.0%	20.8%
Utilities	6.8%	6.4%
Government	8.8%	13.6%
Mortgage-backed securities	23.0%	20.5%
Foreign	7.9%	7.7%
Asset-backed securities	4.0%	4.6%
States and political subdivisions	8.0%	6.1%

The fixed maturities and equity securities within our portfolio are in a net unrealized gain position of approximately $2,993,000 at December 31, 2008.  The fair values of these investments are valued in accordance with the provisions of SFAS No. 157, "Fair Value Measurements."  Please see Note C to the Consolidated Financial Statements for additional information regarding these valuations.

The fixed income portfolio includes approximately $65,742,000 (at fair value) of mortgage-backed securities ("MBS").  MBS have historically added value to the portfolio and our outside investment advisor has provided the expertise to purchase MBS with confidence that the credit ratings have been properly analyzed and that the investment properly suits our asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions.  Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored.  Except for seven commercial-backed mortgages of approximately $5,966,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs.  Unlike most corporate or real estate debt, the primary concern with MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 22% of the total MBS portfolio.  In accordance with relevant accounting guidance, when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows.  The overall impact of the CMO's variability in yields on the portfolio has not been significant in relation to the yield and cash flows of the total invested assets.  More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO's, such as those structured to share in residual cash flows.  Except for two sequential pay CMO's of approximately $77,000, the CMO's held are either planned amortization class bonds or support class bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk.  Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO's.

Pass-throughs comprise the remainder of MBS owned, representing approximately 78% of the total MBS portfolio.  Pass-throughs are GNMA, FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

We continuously monitor the investment risk within our portfolio, including the risk associated with subprime lending with our CMO investments.  As of December 31, 2008, we have only one CMO, with a fair value of approximately $48,000, which has any level of direct subprime exposure.  Based on our analysis, we believe this investment is of high quality and expect no losses as a result of the current subprime concerns.  Additionally, we have no Alt-A bond exposure within our current holdings.

MANAGEMENT'S DISCUSSION AND ANALYSIS

We also engage in commercial and residential mortgage lending, with approximately 99.9% of these investments in commercial properties.  All mortgage loans are either originated in-house or through two mortgage brokers, and all loans are secured by first mortgages on the real estate.  Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required.  We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, reviewing larger mortgage loans on an annual basis and diversifying the portfolio by property type.  The average loan balance is $416,897 and the average loan to value is 40%.  The largest loan currently held is $913,843.  We have approximately $22,512,000 invested in mortgage loans, which represents 7.0% of total invested assets.  The portfolio is diversified across various property types as follows:

	December 31
	2008	2007
Office	27.0%	23.4%
Retail	57.8%	60.7%
Industrial	4.4%	5.3%
Medical	3.6%	3.4%
Apartments	5.5%	5.5%
Other	1.7%	1.7%

We are familiar with our mortgage loan markets and given our low loan-to-value ratios, we do not believe that the current economic crisis will have a material negative impact on our mortgage loan portfolio.  We have been successful in adding value to the total investment portfolio through mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are from approximately 100 to 300 basis points higher than yields realized from fixed income investments.  Value has also been added because the mortgage loan portfolio has consistently performed well.  As of December 31, 2008 and 2007, we had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

We have participated in a securities lending program with third parties, mostly large brokerage firms, primarily for investment yield enhancement purposes.  Securities loaned are treated as financing arrangements and the unrestricted collateral received is recorded as an asset, with an offsetting liability recorded for our obligation to return the collateral.  We obtain collateral in an amount equal to 102% of the fair value of domestic securities loaned, monitor the market value of securities loaned on a daily basis and obtain additional collateral as necessary.  The collateral associated with loaned securities is generally invested in overnight repurchase agreements.  During the fourth quarter of 2008, we suspended participation in this program given the uncertainty in the current market.  Accordingly, there were no securities on loan under this agreement at December 31, 2008.  At December 31, 2007, there were securities on loan under this agreement with a market value of $2,124,160, with associated collateral held of $2,186,372.  We do not currently expect to restart this program until the current market issues subside.

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

The stability of our liquidity is found in our conservative approach to product development and in the strength and stability of our fixed income portfolio and mortgage loans.  At December 31, 2008, our fixed income investments

MANAGEMENT'S DISCUSSION AND ANALYSIS

 were 99.9% investment grade as rated by Standard & Poor's. Other than the previously discussed Lehman Brothers bonds, none of our investments are in default.  Liquidity is also managed by laddering maturities of our fixed income portfolio.  The average duration of our fixed income investments is 3.7 years with approximately $11,394,000 due within twelve months and approximately $101,194,000 due within the following four years.  Historically, management has anticipated that all such investments will be held until maturity.  However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management.  As explained in detail in Note A to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

Effective June 30, 2008, we renewed our $2,000,000 At Need Funding line of credit with interest paid monthly at the prime rate, renewable annually.  This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies.  At December 31, 2008, the outstanding principal balance on this line of credit was $589,903.

Effective June 30, 2008, we renewed our $150,000 Kentucky Investors line of credit with interest paid monthly at the prime rate, renewable annually.  At December 31, 2008, no amount was outstanding on this line of credit.

On June 1, 2005, we renewed our existing bank note in the amount of $1,434,257 with interest paid monthly at a rate of 1% under the prime rate.  In conjunction with this note, we purchased an interest rate cap to hedge exposure to interest rate risk.  The interest rate cap limits the interest rate that can be charged over the remaining term to maturity of the note to no greater than 6.5%.  At December 31, 2008, $484,757 remained outstanding on this note.

On February 3, 2005, Kentucky Investors borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000.  The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015.  The proceeds received by Investors Heritage Life were used to repay their surplus notes to Kentucky Investors.  Additionally, Kentucky Investors used the proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004.  This transaction was approved by the Kentucky Department of Insurance.  At December 31, 2008, $2,491,246 remained outstanding on this note.

On November 23, 2004, we issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008.  The note was issued in exchange for common stock from one of our board members.  This note was fully paid during 2008.

On February 4, 2008, we issued a promissory note in the amount of $135,600 with an interest rate of 4%, due February 4, 2012.  This note was issued in exchange for a block of common stock from one of our stockholders under our right of first refusal.

We are a member of the Federal Home Loan Bank of Cincinnati, Ohio by way of our investment in shares of their common stock.  As a member, we have access to both short-term and long-term borrowings at below market rates.  Borrowings under this program are collateralized by securities within our investment portfolio.  To this point, we have not needed to access this borrowing capacity.

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement.  Management has assessed our position as of December 31, 2008, and we are in compliance with all debt covenant requirements.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life decreased approximately $2,495,000 in 2008.  The decrease in statutory capital and surplus in 2008 is primarily related to the realized losses for other-than-temporary impairments as previously discussed.  Investors Heritage Life produced a statutory operating gain of approximately $1,170,000 and $1,028,000 in 2008 and 2007, respectively, before the effect of the realized gains (losses).  For additional discussion on statutory accounting practices refer to Note H to the Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements as of December 31, 2008.

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

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

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

Management has assessed the Company's internal control over financial reporting as of December 31, 2008. The standard measures adopted by management in making its evaluation are the measures in the Internal-Control Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission.

Based upon its assessment, management has concluded that the Company's internal control over financial reporting is effective at December 31, 2008, and that there were no material weaknesses in the Company's internal control over financial reporting as of that date.

This annual report does not include an attestation report of the Company's registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management's report in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Kentucky Investors, Inc.

We have audited the accompanying consolidated balance sheets of Kentucky Investors, Inc. (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky Investors, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Cincinnati, Ohio

March 12, 2009

KENTUCKY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

ASSETS	2008	2007
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2008 - $282,335,626; 2007- $284,010,281)	$285,430,376	$289,856,851
Equity securities (cost: 2008 - $4,040,062; 2007 - $3,850,263)	3,938,177	4,335,063
Mortgage loans on real estate	22,512,438	24,812,445
Policy loans	6,971,949	6,968,157
Other long-term investments	1,021,741	878,036
Short-term investments	25,000	25,000
Total investments	$319,899,681	$326,875,552

Cash and cash equivalents	2,819,257	1,238,194
Accrued investment income	4,338,974	4,668,922
Due premiums	3,618,390	3,726,202
Deferred acquisition costs	19,882,671	20,379,631
Present value of future profits	30,260	116,385
Leased property under capital leases	283,695	372,928
Property and equipment	1,702,331	1,678,094
Collateral on securities loaned	-	2,186,372
Cash value of company-owned life insurance	7,764,223	6,845,039
Other assets	338,182	285,532
Amounts recoverable from reinsurers	49,523,594	51,375,027
	$410,201,258	$419,747,878

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$342,065,366	$341,268,264
Unearned premium reserves	12,154,938	12,990,293
Policy claims	1,504,744	1,476,669
Liability for deposit-type contracts	2,733,214	2,663,641
Reserves for dividends and endowments and other	524,797	547,262
Total policy liabilities	$358,983,059	$358,946,129
Deferred federal income tax liability	1,292,352	5,211,301
Obligations under capital leases	284,307	371,736
Notes payable	3,701,506	4,261,948
Obligations to return collateral under securities loan agreement	-	2,186,372
Accrued pension liability	5,641,941	2,159,914
Other liabilities	1,990,538	2,053,378
Total liabilities	$371,893,703	$375,190,778

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2008-1,120,686; 2007-1,117,851)	$1,120,686	$1,117,851
Paid-in surplus	8,705,492	8,650,907
Accumulated other comprehensive income (loss)	(2,542,413)	1,902,238
Retained earnings	31,023,790	32,886,104
Total stockholders' equity	$38,307,555	$44,557,100
	$410,201,258	$419,747,878

See Notes to Consolidated Financial Statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
REVENUE
Premiums and other considerations	$44,114,715	$44,918,530
Premiums ceded	(12,323,567)	(13,303,976)
Net premiums earned	31,791,148	31,614,554

Investment income, net of expenses	17,747,806	18,051,636
Realized gains (losses) on investments, net	(4,132,029)	136,160
Other income	1,176,619	1,108,904
Total revenue	$46,583,544	$50,911,254

BENEFITS AND EXPENSES
Death and other benefits	$30,649,424	$31,674,160
Guaranteed annual endowments	534,238	559,174
Dividends to policyholders	524,362	538,936
Increase in benefit reserves and unearned premiums	4,984,312	3,392,497
Acquisition costs deferred	(4,853,258)	(4,776,602)
Amortization of deferred acquisition costs	5,683,710	5,667,548
Commissions	2,137,825	2,064,650
Other insurance expenses	9,679,286	9,610,382
Total benefits and expenses	$49,339,899	$48,730,745

INCOME (LOSS) BEFORE FEDERAL INCOME TAXES	$(2,756,355)	$2,180,509

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current	$291,846	$275,128
Deferred	(1,598,829)	242,421
	$(1,306,983)	$517,549

NET INCOME (LOSS)	$(1,449,372)	$1,662,960

BASIC AND DILUTED NET EARNINGS (LOSS) PER SHARE	$(1.30)	$1.49

See Notes to Consolidated Financial Statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income (Loss)	Earnings	Equity

BALANCE, JANUARY 1, 2007	$1,113,104	$8,603,902	$(114,520)	$31,567,907	$41,170,393

Comprehensive income (loss):
Net income	-	-	-	1,662,960	1,662,960
Change in net unrealized appreciation
on available-for-sale securities	-	-	1,709,790	-	1,709,790
Change in unrealized pension benefits	-	-	317,125	-	317,125
Change in fair value of hedging instrument	-	-	(10,157)	-	(10,157)
Total comprehensive income					3,679,718
Cash dividends	-	-	-	(423,062)	(423,062)
Issuances of common stock, net	4,747	47,005	-	78,299	130,051
BALANCE, DECEMBER 31, 2007	$1,117,851	$8,650,907	$1,902,238	$32,886,104	$44,557,100

Comprehensive income (loss):
Net loss	-	-	-	(1,449,372)	(1,449,372)
Change in net unrealized appreciation
on available-for-sale securities	-	-	(1,964,271)	-	(1,964,271)
Change in unrealized pension benefits	-	-	(2,483,493)	-	(2,483,493)
Change in fair value of hedging instrument	-	-	3,113	-	3,113
Total comprehensive loss					(5,894,023)
Cash dividends	-	-	-	(422,959)	(422,959)
Issuances of common stock, net	2,835	54,585	-	10,017	67,437
BALANCE, DECEMBER 31, 2008	$1,120,686	$8,705,492	$(2,542,413)	$31,023,790	$38,307,555

See Notes to Consolidated Financial Statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(1,449,372)	$1,662,960
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
Realized losses (gains) on investments, net	4,132,029	(136,160)
Provision (benefit) for deferred federal income taxes	(1,598,829)	242,421
Amortization of deferred acquisition costs	5,683,710	5,667,548
Acquisition costs deferred	(4,853,258)	(4,776,602)
Net adjustment for premium and discount on investments	319,408	390,810
Depreciation and other amortization	464,113	508,847
Changes in operating assets and liabilities:
Accrued investment income	329,948	(104,836)
Due premiums	107,812	128,031
Cash value of company-owned life insurance	(919,184)	(727,225)
Amounts recoverable from reinsurers	1,851,433	2,040,894
Benefit reserves	1,602,178	175,501
Policy claims	28,075	(91,253)
Liability for deposit-type contracts	69,573	11,638
Reserves for dividends and endowments and other	(22,465)	(54,553)
Other assets and other liabilities	(480,648)	(13,952)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$5,264,523	$4,924,069

INVESTING ACTIVITIES
Securities available-for-sale:
Purchases	$(38,679,369)	$(17,865,881)
Sales and maturities	35,712,786	14,509,329
Other investments:
Cost of acquisitions	(1,522,612)	(3,339,983)
Sales and maturities	3,675,122	4,058,563
Net additions to property and equipment	(312,992)	(451,790)

NET CASH USED IN INVESTING ACTIVITIES	$(1,127,065)	$(3,089,762)
FINANCING ACTIVITIES
Receipts from universal life policies credited to
policyholder account balances	$7,670,504	$9,543,732
Return of policyholder account balances on universal life policies	(9,310,935)	(10,159,522)
Payments on notes payable	(3,365,988)	(4,922,045)
Proceeds from notes payable	2,805,546	3,458,242
Issuances of common stock, net	67,437	130,051
Dividends	(422,959)	(423,062)

NET CASH USED IN FINANCING ACTIVITIES	$(2,556,395)	$(2,372,604)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,581,063	$(538,297)
Cash and cash equivalents at beginning of year	1,238,194	1,776,491
CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,819,257	$1,238,194

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

If an other-than-temporary impairment occurs with respect to a bond, the reduced book value is amortized back to the security's expected recovery value over the remaining term of the bond.  The Company continues to review the security for further impairment that would prompt another write-down in the value.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance.  If this current estimate is less than the existing balance, the difference is charged to expense.

Deferred acquisition costs related to annuities and universal life insurance products are deferred to the extent deemed recoverable and amortized in relation to the present value of actual and expected gross profits on the policies. To the extent that realized gains and losses on fixed income securities result in adjustments to deferred acquisition costs related to annuities, such adjustments are reflected as a component of the amortization of deferred acquisition costs.

Deferred acquisition costs related to annuities are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains (losses) from securities had actually been realized. This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of "Accumulated Other Comprehensive Income (Loss)" in the stockholders' equity section of the balance sheet.

Present Value of Future Profits:  Present value of future profits represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition of a block of policies.  The assigned value is amortized over the expected remaining life of the insurance in force (which approximates a weighted average of 8 years).  Accumulated amortization was $752,401 and $666,276 at December 31, 2008 and 2007, respectively.  Annual amortization for 2009 and 2010 will be approximately $17,300 and $13,000, respectively.

Property and Equipment:  Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method.  Accumulated depreciation on property and equipment was $3,593,227 and $3,431,610 at December 31, 2008 and 2007, respectively.

Capital Leases: During 2008, the Company entered into three capital leases for office equipment. Total lease payments for 2008 and 2007 relating to new and previously existing capital leases were $238,405 and $273,717, respectively. Future minimum lease payments for 2009, 2010 and 2011 are $180,034, $147,233, and $27,904, respectively.  The present value of net minimum lease payments at December 31, 2008 was $284,307, which is equal to the total future minimum lease payments of $355,171 less imputed interest of $70,864. Accumulated amortization on the leased property was $684,084 and $589,602 at December 31, 2008 and 2007, respectively.

Collateral on Securities Loaned:  For securities on loan, the Company holds cash collateral of 102% of the market value of domestic securities on loan under its securities lending arrangement, adjusted daily.  The cash collateral held is reported an asset with a corresponding liability reported for the obligation to return such collateral upon the return of the securities being loaned.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reinsurance:  The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth.  Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies.  At December 31, 2008 and 2007, amounts recoverable from reinsurers were $49,523,594 and $51,375,027, respectively.  These amounts included reserves ceded to reinsurers of $48,612,829 and $50,473,220 at December 31, 2008 and 2007, respectively, in accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

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

The average assumed investment yields used in determining expected gross profits ranged from 3.56% to 9.17% (for the current and all future years, an assumed investment yield of 5% was utilized).

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

Other income consists principally of servicing and administration fees relative to credit insurance administered for our reinsurers.  Third party administrative fees are also included within other income.

Stock Option and Stock Appreciation Rights Plan:  We account for our stock-based incentive programs under SFAS No. 123(R), "Share-Based Payment." SFAS No. 123(R) requires all share-based payments to employees to be recognized as compensation expense in the consolidated income statement.  The Company adopted the provisions of SFAS No. 123(R) using the modified prospective method in which compensation expense is recognized based on the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," for all awards granted to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

employees prior to January 1, 2006. Under this method, the Company's stock-based compensation is reported in the balance sheets as a liability based on the intrinsic value of the compensation, and compensation expense is measured as the change in intrinsic value.

Common Stock and Earnings per Share:  The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year.  The weighted average number of shares outstanding during 2008 and 2007 were 1,116,882 and 1,113,412 shares, respectively.  Cash dividends per share were $.38 in 2008 and 2007.

Accumulated Other Comprehensive Income (Loss): SFAS No. 130, "Reporting Comprehensive Income," requires the inclusion of unrealized gains or losses on available-for-sale securities in other comprehensive income.  The reclassification amounts for the years ended December 31, 2008 and 2007 are summarized as follows:

	2008	2007

Net unrealized gain (loss) arising during period	$(6,096,300)	$1,845,950
Reclassification adjustment for net losses (gains)
included in net income	4,132,029	(136,160)
Net unrealized gain (loss) on available-for-sale securities	$(1,964,271)	$1,709,790

New Accounting Standards: In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements."  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements.  It applies to other pronouncements that require or permit fair value but does not require any new fair value measurements.  The statement defines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date."  SFAS No. 157 establishes a fair value hierarchy to increase consistency and comparability in fair value measurements and disclosures.  The hierarchy is based on the inputs used in valuation and gives the highest priority to quoted prices in active markets.  The highest possible level should be used to measure fair value.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company).  In February 2008, the FASB issued FASB Staff Position FAS 157-2, "Effective Date of FASB Statement No. 157," which provides a one-year deferral of the application of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  The Company adopted SFAS No. 157 and FAS 157-2 effective January 1, 2008.  The adoption of these standards did not have a material effect on the Company's results of operations, financial position or liquidity.

In October 2008, the FASB issued FASB Staff Position FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active."  FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active and amends SFAS No. 157 by adding an illustrative example of key considerations used in determining the fair value of a financial asset when the market for that financial asset is not active.  FAS 157-3 was effective upon issuance and did not have a material impact on our financial position or results of operations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company).  Upon adoption, an entity was permitted to elect the fair value option irrevocably for any existing asset or liability within the scope of the standard.  The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption.  Retrospective application would not be permitted.  The Company did not elect the fair value option for assets and liabilities currently held upon its adoption of SFAS No. 159.  SFAS No. 159 did not have an impact on the Company's results of operations, financial position or liquidity.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), "Business Combination," or SFAS No. 141R. SFAS No. 141R significantly changes the accounting for business combinations. Under SFAS No. 141R, an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141R changes the accounting treatment for certain specific items including expensing transaction and restructuring costs and adjusting earnings in periods subsequent to the acquisition for changes in deferred tax asset valuation allowances and income tax uncertainties as well as changes in the fair value of acquired contingent liabilities. SFAS No. 141R also includes a substantial number of new disclosure requirements. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009 with early adoption prohibited. Accordingly, we are required to record and disclose business combinations in accordance with existing GAAP until January 1, 2009. The effect of these new requirements on our financial position and results of operations will depend on the volume and terms of acquisitions in 2009 and beyond, but will likely increase the amount and change the timing of recognizing expenses related to acquisition activities.

In January 2009, the FASB issued FASB Staff Position EITF 99-20-1, "Amendments to the Impairment Guidance of EITF Issue No. 99-20."  EITF 99-20-1 affects all entities with certain beneficial interests in securitized financial assets within the scope of EITF Issue No. 99-20. In determining other-than-temporary-impairment, Issue 99-20 requires reliance on market participant assumptions about future cash flows. While SFAS No. 115 uses these same assumptions, it permits the use of reasonable management judgment on the probability that the holder will be unable to collect all amounts due. EITF 99-20-1 brings the impairment model on beneficial interest held by a transferor in securitized financial assets to be similar to the impairment model of SFAS No. 115.  EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008. The adoption of this standard did not have a material impact on our financial position or results of operations.

In December 2008, the FASB issued SFAS 132(R)-1, "Employer's Disclosures about Postretirement Benefit Plan Assets." This statement amends SFAS No. 132(R), "Employers' Disclosures about Pensions and Other Postretirement Benefits -- An Amendment of FASB Statements No. 87, 88, and 106" to require more detailed disclosures about plan assets of a defined benefit pension or other postretirement plan, including investment strategies; major categories of plan assets; concentrations of risk within plan assets; inputs and valuation techniques used to measure the fair value of plan assets; and the effect of fair-value measurements using significant unobservable inputs on changes in plan assets for the period. SFAS 132(R)-1 is effective for fiscal years ending after December 15, 2009, with earlier application permitted. We do not expect the adoption of this standard to have an effect on our financial position or results of operations.

Reclassifications: Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B - Investments

The Company limits credit risk by investing primarily in investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans.  The Company manages its fixed income portfolio to diversify between and within industry sectors.  Mortgage loans, exclusive of insured or guaranteed mortgages, are issued at loan to value ratios not exceeding 80 percent.  Approximately $7,478,000 and $6,148,000 of the loans outstanding at December 31, 2008 were to borrowers located in Kentucky and Florida, respectively.  All loans are secured by a first mortgage on the property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in available-for-sale securities at December 31 are summarized as follows:

		Gross	Gross Unrealized Losses
2008	Amortized	Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$22,387,095	$2,763,378	$-	$-	$25,150,473
States and political subdivisions	22,443,720	521,626	102,320	109,990	22,753,036
Corporate	152,048,424	3,409,174	1,969,824	4,313,774	149,174,000
Foreign	20,735,082	2,403,250	207,574	319,957	22,610,801
Mortgage-backed securities	64,721,305	2,028,284	181,872	825,651	65,742,066
Total fixed maturity securities	$282,335,626	$11,125,712	$2,461,590	$5,569,372	$285,430,376
Equity securities	4,040,062	436,404	538,289	-	3,938,177
Total	$286,375,688	$11,562,116	$2,999,879	$5,569,372	$289,368,553

		Gross	Gross Unrealized Losses
2007	Amortized	Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$37,666,032	$1,805,262	$-	$585	$39,470,709
States and political subdivisions	17,316,719	536,998	80	64,159	17,789,478
Corporate	149,040,917	4,251,222	204,850	2,156,377	150,930,912
Foreign	20,811,896	1,727,190	89,780	36,345	22,412,961
Mortgage-backed securities	59,174,717	508,176	27,079	403,023	59,252,791
Total fixed maturity securities	$284,010,281	$8,828,848	$321,789	$2,660,489	$289,856,851
Equity securities	3,850,263	684,202	199,402	-	4,335,063
Total	$287,860,544	$9,513,050	$521,191	$2,660,489	$294,191,914

The following table summarizes, for all securities in an unrealized loss position at December 31, 2008 and 2007, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

	December 31, 2008			December 31, 2007
		Gross			Gross
	Estimated	Unrealized	Number of	Estimated	Unrealized	Number of
	Fair Value	Loss	Securities	Fair Value	Loss	Securities
Fixed Maturities:
Fewer than 6 months	$29,639,437	$1,137,770	29	$10,785,483	$120,084	10
7-12 months	23,011,682	1,323,820	22	9,945,930	201,705	6
Greater than 12 months	33,855,448	5,569,372	47	70,596,887	2,660,489	102
Total fixed maturities	86,506,567	8,030,962	98	91,328,300	2,982,278	118

Equities:
Fewer than 6 months	1,520,803	538,289	3	1,604,658	199,402	2
7-12 months	-	-	-	-	-	-
Greater than 12 months	-	-	-	-	-	-
Total equities	1,520,803	538,289	3	1,604,658	199,402	2

Total	$88,027,370	$8,569,251	101	$92,932,958	$3,181,680	120

As of December 31, 2008, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 61% and the equity securities noted above had a fair value to cost ratio of over 65%.   As of December 31, 2007, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 83% and the equity securities noted above had a fair value to cost ratio of over 88%.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 impaired, the security is adjusted to fair value and the resulting losses are recognized in realized gains/losses in the consolidated statements of income.

During 2008, the Company realized the following other-than-temporary impairments ("OTTI"):

--          During the third quarter, the Company recognized OTTI for two Lehman Brothers Holdings bonds given their sudden bankruptcy filing.  This impairment generated a pre-tax realized loss of $3,558,156.  The Company is amortizing these bonds up to an expected recovery amount of 50% of their par value based on our analysis of the liquidation process.  The Company will continue to monitor this process for changes in this estimate that would necessitate a change in the amortization process.

--          During the fourth quarter, the Company recognized OTTI for six bonds related to Bank of America and JP Morgan.  These six bonds were impaired on the basis that we do not intend to hold the bonds to recovery in value or to maturity.  Rather, these bonds are expected to be liquidated in 2009 in order to limit our exposure to those positions in light of recent mergers that have expanded our exposures beyond our internal investment guidelines.  These six bond impairments generated a pre-tax realized loss of $409,483.

--          Finally, during the fourth quarter, the Company recognized OTTI for two Fifth Third mutual fund holdings due to the severity and length of the decline in their market values.  This impairment generated a total pre-tax impairment charge of $917,650.  We expect to continue to hold these mutual funds, however, no support can be documented to evidence that they will completely recover in value in the near term.

Based on an analysis of the criteria previously discussed, none of the securities, other than those previously impaired, including securities with unrealized losses greater than 12 months in age, are believed to be other-than-temporarily impaired at December 31, 2008.  Management believes that the Company will fully recover its cost basis in these securities held at December 31, 2008, and has the ability and intent to hold such securities until they recover or mature.  The remaining temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.  No impairment losses were included in net realized investment gains in 2007.

In accordance with SFAS No. 115, net unrealized gains for investments classified as available-for-sale are presented below, net of the effect on deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

	December 31
	2008	2007
Net unrealized appreciation on
available-for sale securities	$2,992,865	$6,331,370
Adjustment to deferred acquisition costs	(154,982)	(488,471)
Deferred income taxes	(1,383,722)	(2,424,467)
Net unrealized appreciation on
available-for sale securities	$1,454,161	$3,418,432

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and fair value of debt securities at December 31, 2008, by contractual maturity, are presented below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$11,288,360	$11,393,525
Due after one year through five years	99,689,261	101,194,272
Due after five years through ten years	83,670,037	81,769,498
Due after ten years	22,966,663	25,331,015
Due at multiple maturity dates	64,721,305	65,742,066
Total	$282,335,626	$285,430,376

Proceeds during 2008 and 2007 from sales and maturities of investments in available-for-sale securities were $35,712,786 and $14,509,329, respectively.  Gross gains of $756,985 and $140,149 and gross losses of $3,725 and $3,989 were realized on those sales during 2008 and 2007, respectively.

Presented below is investment information, including the accumulated and annual change in net unrealized investment gains or losses.  Additionally, the table shows the annual change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) on debt and equity securities for the years ended December 31, 2008 and 2007.

	2008	2007
Change in unrealized investment gains (losses):
Available-for-sale:
Fixed maturities	$(2,751,823)	$3,118,840
Equity securities	(586,685)	(164,326)
Realized investment gains (losses):
Available-for-sale:
Fixed maturities	$(3,280,884)	$16,894
Equity securities	(851,145)	119,266

Major categories of net investment income are summarized as follows:

	2008	2007
Fixed maturities	$15,920,177	$16,110,351
Mortgage loans on real estate	1,745,876	1,830,213
Other	945,136	948,560
	$18,611,189	$18,889,124
Investment expenses	863,383	837,488
	$17,747,806	$18,051,636

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations.  At December 31, 2008 and 2007, these required deposits had a total amortized cost of $22,824,241 and $22,916,096, respectively.

The Company participates in a securities lending program with third parties, mostly large brokerage firms, primarily for investment yield enhancement purposes.  Securities loaned are treated as financing arrangements and the unrestricted collateral received is recorded as an asset, with an offsetting liability recorded for the Company's obligation to return the collateral.  The Company obtains collateral in an amount equal to 102% of the fair value of domestic securities loaned, monitors the market value of securities loaned on a daily basis and obtains additional collateral as necessary.  The collateral associated with loaned securities is generally invested in overnight repurchase agreements.  During the fourth quarter of 2008, the Company suspended participation in this program given the uncertainty in the current market.  Accordingly, there were no securities on loan under this agreement at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008.  At December 31, 2007, there were securities on loan under this agreement with a market value of $2,124,160, with associated collateral held of $2,186,372.  Income earned relative to this program was $22,690 and $26,705 for the years ended December 31, 2008 and 2007, respectively.

During 2005, the Company purchased an interest rate cap for $22,000.  This cap is used to hedge the Company's exposure to interest rate risk on its floating rate bank note outstanding in the amount of $484,757.  The cap effectively limits the interest rate on the bank note to 6.5% and expires June 1, 2010, in conjunction with the final payment on the bank note.  The Company designed the terms of the cap to mirror the terms of the outstanding debt such that the cap would be a highly effective cash flow hedge.  The Company accounts for the cap in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.  SFAS No. 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period or periods during which the transaction affects earnings.  The remaining gain or loss on the derivative instrument, if any, relative to the ineffective portion of the hedge must be recognized currently in earnings.  At December 31, 2008 and 2007, the interest rate cap was highly effective at hedging increases in interest rates above the cap rate and therefore, the effective portion of the change in value was included within other comprehensive income (loss).  The value of the cap, which is reported in the consolidated balance sheet within other assets, was $0 and $1,603 at December 31, 2008 and 2007, respectively.  There was a credit to other comprehensive income of $3,113 for 2008 and a charge to other comprehensive income of $10,157 for 2007 associated with the change in the market value of the interest rate cap.  Income earned relative to the cap totaled $0 and $5,671 during 2008 and 2007, respectively.

NOTE C - Fair Values of Financial Instruments

Effective January 1, 2008, the Company adopted SFAS No. 157.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.  Fair value is defined under SFAS No. 157 as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  The Company experienced no material financial impact as a result of the adoption of SFAS No. 157.

The Company holds fixed maturities and equity securities that are measured and reported at fair market value on the balance sheet.  The Company determines the fair market values of its financial instruments based on the fair value hierarchy established in SFAS No. 157 that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities. The Company's Level 1 assets and liabilities include debt and equity securities that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company's Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes U.S. Government and agency mortgage-backed debt securities and corporate debt securities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company's Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments and asset-backed securities where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In accordance with SFAS No. 157, the Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy.  If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.  A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the quarter in which the reclassifications occur.

The following table presents the Company's fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of December 31, 2008.

	Level 1	Level 2	Level 3	Total
Assets:
Fixed maturities	$-	$277,204,295	$8,226,081	$285,430,376
Equity securities	3,595,777	-	342,400	3,938,177

Level 3 financial instruments consist of four corporate bonds, one mortgage-backed bond, and two asset-backed bonds as well as one preferred stock and one common stock, where trading has been limited.  The fair values for these securities were primarily determined through the use of non-binding broker quotes and internal models using unobservable assumptions about market participants.  The following table provides a summary of changes in fair value of our Level 3 financial instruments for the year ended December 31, 2008.

	January 1,	Realized	Unrealized			December 31,
	2008	Gains	Gains	Purchases	Transfers	2008
	Balance	(Losses)	(Losses)	(Sales)	In (Out)	Balance
Assets:
Fixed maturities	$6,940,640	$-	$(83,975)	$774,945	$594,471	$8,226,081
Equity securities	320,000	-	22,400	-	-	342,400

The unrealized gains (losses) on level 3 investments are recorded as a component of accumulated other comprehensive income (loss), net of tax, in accordance with required accounting for our available-for-sale portfolio.

The following disclosure of the estimated fair values of financial instruments, as of December 31, 2008 and 2007, is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments."  The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment was required to interpret market data to develop these estimates.  Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange.  The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Fixed maturities	$285,430,376	$285,430,376	$289,856,851	$289,856,851
Equity securities	3,938,177	3,938,177	4,335,063	4,335,063
Mortgage loans on real estate:
Commercial	22,480,039	23,517,378	24,771,936	24,974,970
Residential	32,399	35,509	40,509	41,885
Policy loans	6,971,949	6,971,949	6,968,157	6,968,157
Other long-term investments	1,021,741	1,021,741	878,036	878,036
Short-term investments	25,000	25,000	25,000	25,000
Cash and cash equivalents	2,819,257	2,819,257	1,238,194	1,238,194
Accrued investment income	4,338,974	4,338,974	4,668,922	4,668,922
Collateral on securities loaned	-	-	2,186,372	2,186,372
Cash value of company-owned
life insurance	7,764,223	7,764,223	6,845,039	6,845,039

Liabilities:
Policyholder deposits
(Investment-type contracts)	$51,491,954	$48,926,107	$51,326,124	$49,822,103
Policy claims	1,504,744	1,504,744	1,476,669	1,476,669
Obligations under capital leases	284,307	284,307	371,736	371,736
Notes payable	3,701,506	3,485,607	4,261,948	4,161,631

The following methods and assumptions were used in estimating the "fair value" disclosures for financial instruments in the accompanying Financial Statements and Notes thereto:

Fixed maturities and equity securities:  The fair values for fixed maturities and equity securities (including redeemable preferred stocks) are based on the principles required by SFAS No. 157, as previously discussed.

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

Investment-type contracts:  For 2008, in accordance with SFAS No. 157, the fair value for liabilities under investment-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach.  Cash flows were projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and the nonperformance risk of the liabilities.  In 2007 and prior years, the fair value was calculated as the surrender value.

Policy claims and obligations under capital leases:  The carrying amounts reported for these liabilities approximate their fair value.

Notes payable:  The fair values for notes payable on commercial loans with fixed interest rates are estimated using discounted cash flow analyses, assuming current interest rate assumptions for similar borrowings based on information gathered from market loan brokers.  The fair value for notes payable with floating interest rates and promissory notes approximate the unpaid principal balances on such notes.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

	2008	2007
Deferred tax liabilities:
Policy acquisition costs	$4,568,305	$4,698,453
Net unrealized gain on available-for-sale securities	1,383,722	2,424,467
Due premiums	1,257,239	1,309,280
Other	1,011,562	1,225,426
Total deferred tax liabilities	$8,220,828	$9,657,626

Deferred tax assets:
Benefit reserves	$1,234,798	$1,335,875
Remaining 807(f) reserve adjustment	442,230	589,640
Other policyholder funds	328,934	300,162
AMT credit carry forwards	395,541	422,786
Accrued pension liability	1,918,260	734,371
Other-than-temporary impairments	1,627,460	-
Other	981,253	1,063,491
Total deferred tax assets	$6,928,476	$4,446,325
Net deferred tax liabilities	$1,292,352	$5,211,301

The Company periodically reviews its gross deferred tax assets for recoverability.  At December 31, 2008 and 2007, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2008	2007

Statutory federal income tax rate	34.0%	34.0%
Small life insurance company deduction	10.6%	(4.2)%
Dividends-received deduction	1.6%	(2.0)%
Defined contribution plan dividend	1.4%	(1.7)%
Nondeductible COLI expense	2.4%	0.6%
Other	(2.6)%	(3.0)%

Effective income tax rate	47.4%	23.7%

We file U.S. federal income tax returns and income tax returns in various state jurisdictions. Our 2005, 2006 and 2007 U.S. federal tax years remain subject to income tax examination by tax authorities.  We have no known uncertain tax benefits within our provision for income taxes. In addition, we do not believe the Company will be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts.  However, it is our policy to classify any interest and penalties (if applicable) as income tax expense in the financial statements.

The Company made income tax payments of $365,000 and $220,873 relative to the 2008 and 2007 tax years, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - Notes Payable

Effective June 30, 2008, the Company renewed its At Need Funding line of credit and the Kentucky Investors line of credit.  The At Need Funding line of credit is in the amount of $2,000,000 with interest to be paid monthly at the prime rate, renewable annually.  The purpose of this line of credit is to provide advance funding for funerals in exchange for an irrevocable assignment of life insurance policies from other unaffiliated insurance companies.  The Kentucky Investors line of credit is in the amount of $150,000 with interest to be paid monthly at the prime rate, renewable annually.  This line of credit is for general corporate purposes.

On June 1, 2005, Kentucky Investors renewed its existing bank note in the amount of $1,434,257 with interest to be paid monthly at a rate of 1% under the prime rate.  In conjunction with this note, Kentucky Investors purchased an interest rate cap to hedge exposure to interest rate risk.  The interest rate cap limits the interest rate that can be charged over the remaining term to 6.5%.

On February 3, 2005, Kentucky Investors borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000.  The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015.  The proceeds received by Investors Heritage Life were used to repay their surplus notes to Kentucky Investors.  Additionally, Kentucky Investors used such proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004.  This transaction was approved by the Kentucky Department of Insurance.

On November 23, 2004, the Company issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008.  The note was issued in exchange for common stock from one of its board members.  This note was fully paid during 2008.  Interest expense on this note in 2008 was $1,077.

On February 4, 2008, the Company issued a promissory note in the amount of $135,600 with an interest rate of 4%, due February 4, 2012.  This note was issued in exchange for a block of common stock from one of its stockholder's under the right of first refusal.

Information relative to the Company's notes payable at December 31, 2008 and 2007 is as follows:

2008
	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Mortgage note	$2,491,246	5.05%	3/1/2015	$133,532	$134,924
At Need Funding line of credit	589,903	3.25%	6/30/2009	32,503	32,737
Bank note	484,757	2.25%	6/2/2010	27,111	30,429
Promissory note	135,600	4.00%	2/4/2012	4,912	-

2007
	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Mortgage note	$2,821,961	5.05%	3/1/2015	$149,854	$151,177
At Need Funding line of credit	568,002	6.75%	6/30/2008	66,614	73,664
Bank note	808,757	6.25%	6/2/2010	68,667	71,331
Promissory note - related party	59,819	4.00%	12/31/2008	9,537	9,862
Auto loan	3,409	0.00%	6/12/2008	-	-

NOTE F - Employee Benefit Plans

The Company sponsors a noncontributory pension plan which covers substantially all employees.  Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service.  Benefits are funded based on actuarially-determined amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides additional details for the Company on a consolidated basis as of December 31.

	2008	2007
Change in projected benefit obligation:
Benefit obligation at beginning of year	$13,059,776	$12,944,476
Service cost	370,911	364,197
Interest cost	872,215	741,905
Actuarial (gain) loss	734,352	(642,126)
Benefits paid	(276,283)	(348,676)
Benefit obligation at end of year	$14,760,971	$13,059,776

Change in plan assets:
Fair value of plan assets at beginning of year	$10,899,862	$10,097,283
Actual return on plan assets	(2,357,449)	498,335
Employer contribution	852,900	652,920
Benefits paid	(276,283)	(348,676)
Fair value of plan assets at end of year	$9,119,030	$10,899,862

Funded status	$(5,641,941)	$(2,159,914)
Unrecognized net actuarial loss	-	-
Accrued pension liability	$(5,641,941)	$(2,159,914)

Components of net periodic benefit cost:
Service cost	$370,911	$364,197
Interest cost	872,215	741,905
Expected return on plan assets	(917,871)	(863,037)
Recognized actuarial net loss	246,804	203,068
Net periodic benefit cost	$572,059	$446,133

Accumulated benefit obligation	$12,925,916	$11,474,234

The portion of the accrued pension liability included in accumulated other comprehensive loss at December 31, 2008 is $6,044,697, which has been recorded net of related tax of $2,055,197.  The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2007 is $2,281,829, which has been recorded net of related tax of $775,822.  These amounts are solely the result of unamortized actuarial net losses not yet amortized into income.

Amounts recognized in other comprehensive income (loss) for the year ended December 31 are as follows:

	2008	2007
Net gain (loss)	$(4,009,672)	$277,424
Amortization of actuarial net loss	246,804	203,068
	(3,762,868)	480,492
Deferred federal income tax	1,279,375	(163,367)
Total recognized in other comprehensive income	$(2,483,493)	$317,125

The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2009 is $559,192.

Weighted-average actuarial assumptions used at December 31, 2008 and 2007 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2008	2007
Discount rate	6.50%	6.25%
Expected return on plan assets	8.30%	8.60%
Rate of compensation increases	4.00%	4.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets held in common stock of the Company.  The Company uses an independent third party to administer its retirement plan.  At December 31, 2008, the assets of the plan consisted of the trust account that is invested in a diversified assortment of mutual fund investments having a combined fair market value of $8,297,530 (approximately 91% of total plan assets) and 31,000 shares of Company common stock with a fair value of $821,500 (approximately 9% of total plan assets).  At December 31, 2007, the assets of the plan consisted of mutual fund investments at a combined fair market value of $10,039,612 (approximately 92% of total plan assets) and 31,000 shares of Company common stock with a fair value of $860,250 (approximately 8% of total plan assets).  The Company's common stock is stated at fair value based upon quoted bid prices on the last day of the plan year.  Dividends paid in 2008 and 2007 to the plan on the Company common stock totaled $11,780.  The plan made no purchases or sales of Company common stock during 2008 or 2007.

The Company expects to contribute approximately $972,000 to its pension plan in 2009.

The following benefit payments, which reflect expected future service, are expected to be paid:

	2009	2010	2011	2012	2013	2014-2018

Pension benefits	$588,097	$620,819	$636,773	$766,378	$791,271	$6,276,843

The Company also sponsors a 401(k) defined contribution plan, which was amended on November 27, 2002 to adopt the provisions of a 403(b) plan.  Employees have the option to invest in Company stock or select mutual funds.  The Company matches 100% of employee contributions invested in the Company's stock.  At December 31, 2008, the plan held Company stock of 303,492 shares with a fair value of $8,042,542 and various mutual funds with a total fair value of $177,403.  At December 31, 2007, the plan held Company stock of 293,798 shares with a fair value of $8,152,890 and various mutual funds with a total fair value of $165,294.  Matching contributions to the plan expensed for 2008 and 2007 were $264,768 and $233,379, respectively.  Dividends paid to the plan on Company stock were $112,289 and $109,779 in 2008 and 2007, respectively.

NOTE G - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life.  Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year.  For 2009, the maximum dividend that Investors Heritage Life can pay to Kentucky Investors without regulatory approval is $1,170,208.

The Company's 1999 stock option and stock appreciation rights plan became effective as of September 16, 1999. The 1999 plan authorizes the Company's Board to grant non-qualified stock options and stock appreciation rights to the Company's and its subsidiaries' key employees and non-employee directors. The Company authorized for issuance a total of 250,000 shares of common stock under the 1999 plan and granted options to purchase 75,000 shares of common stock at $23.00 per share, all of which vested on September 24, 2001.  None of the options have been exercised as of December 31, 2008 and 61,125 options remain available for exercise as of that date.  No options were forfeited during 2008 or 2007.  The Company reduced compensation expense by $76,406 in 2008 and recognized compensation expense of $30,563 in 2007 relative to the outstanding options, based on changes in the market value of the Company's stock compared to the exercise price of the options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $16,588,245 and $19,083,067 at December 31, 2008 and 2007, respectively.  Statutory-basis net income (loss) was ($3,521,536) and $1,134,635 for 2008 and 2007, respectively.

11229:

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

The Company operates in four segments as shown in the following table.  All segments include both individual and group insurance.  Identifiable revenues, expenses and assets are assigned directly to the applicable segment.  Net investment income and invested assets are generally allocated to the insurance and the corporate segments in proportion to policy liabilities and stockholders' equity, respectively.  Certain assets, such as property and equipment and leased property under capital leases, are assigned to the Corporate and other segment.  Realized gains and losses, including realized losses as a result of other-than-temporary impairments, are allocated to the Corporate and other segment.  Investors Heritage Financial revenue and income associated with credit administrative services is assigned to that segment, with any remaining revenue and income assigned to the Corporate and other segment.  Results for the parent company, Investors Heritage Printing, At Need Funding and Heritage Funding, after elimination of intercompany amounts, are allocated to the Corporate and other segment.

	2008	2007

	(000's omitted)
Revenue:
Preneed and burial products	$38,481	$37,441
Traditional and universal life products	10,500	11,685
Credit insurance products and administrative services	474	435
Corporate and other	(2,871)	1,350
	$46,584	$50,911

Pre-tax income (loss) from operations:
Preneed and burial products	$(206)	$388
Traditional and universal life products	546	893
Credit insurance products and administrative services	324	298
Corporate and other	(3,420)	602
	$(2,756)	$2,181

Assets:
Preneed and burial products	$273,114	$271,843
Traditional and universal life products	71,473	71,752
Credit insurance products and administrative services	13,588	14,505
Corporate and other	52,026	61,648
	$410,201	$419,748

Amortization and depreciation expense:
Preneed and burial products	$4,851	$4,416
Traditional and universal life products	919	1,343
Credit insurance products and administrative services	-	-
Corporate and other	378	417
	$6,148	$6,176

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2008 and 2007 through coinsurance agreements with various companies.  The Company administers the ceded credit life and accident insurance for an agreed-upon fee.  During 2008 and 2007, the Company received $477,278 and $351,752, respectively, of fee income associated with these reinsurance arrangements, which is recognized in the credit insurance products and administrative services line of the preceding table in Note I.  Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2008 and 2007 were $12,861,295 and $13,434,280, respectively.  Additionally, unearned premium reserves were reduced by $12,147,435 and $12,982,282 at December 31, 2008 and 2007, respectively, for credit-related reinsurance transactions.  The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit, which is set at $25,000.

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity and Life Insurance Company (Cayman) Ltd.  Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $27,598,000 and $29,253,000 at December 31, 2008 and 2007, respectively. An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Reinsurance ceded and assumed amounts included in the consolidated statements of income are as follows:

	2008	2007

Premiums ceded	$12,323,567	$13,303,976
Premiums assumed	3,078,834	3,561,983
Commission and expense allowances	4,819,632	5,347,884
Benefit recoveries	8,850,357	7,444,652

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

HARRY LEE WATERFIELD II	Chairman of the Board President Chief Executive Officer	Executive Committee Finance Committee Nominating Committee Frankfort, Kentucky

BOARD OF DIRECTORS

HAROLD G. DORAN, JR.	Audit Committee Executive Committee Finance Committee Murray, Kentucky	ROBERT M. HARDY, JR.	Vice President, General Counsel Executive Committee Finance Committee Frankfort, Kentucky

GORDON C. DUKE	Audit Committee Finance Committee Frankfort, Kentucky	DR. JERRY F. HOWELL, JR.	Audit Committee Executive Committee Morehead, Kentucky

MICHAEL F. DUDGEON, JR.	Vice President, Financial Services Frankfort, Kentucky	DAVID W. REED	Audit Committee Nominating Committee Gilbertsville, Kentucky

HOWARD L. GRAHAM	Retired Vice President, Corporate Services Finance Committee Nominating Committee Frankfort, Kentucky	HELEN S. WAGNER	Executive Committee Nominating Committee Owensboro, Kentucky

CORPORATE OFFICERS

RAYMOND L. CARR	Vice President, Chief Financial Officer Frankfort, Kentucky	JANE S. JACKSON	Corporate Secretary Frankfort, Kentucky

JIMMY R. McIVER	Treasurer Frankfort, Kentucky	ERNST & YOUNG LLP	Independent Registered Public Accounting Firm Cincinnati, Ohio

ANNUAL MEETING	The 2009 meeting of shareholders of Kentucky Investors is scheduled for 11:00 a.m. on May 14, 2009 at the Company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K	A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.InvestorsHeritage.com or upon request to the Secretary.

TRANSFER AGENT	Investors Heritage Life Insurance Company Stock Transfer Department P.O. Box 717 Frankfort, KY 40602-0717 Phone: 800.422.2011 502.209.1009

2008	KENTUCKY INVESTORS, INC. 200 CAPITAL AVENUE POST OFFICE BOX 717 FRANKFORT, KENTUCKY 40602