Form 10-K/A, Exhibit 13
period 2008-12-31
Investors Heritage Capital Corp
filed 2009-12-31
CIK 55362

Exhibit 13

2008	INVESTORS HERITAGE CAPITAL CORPORATION ANNUAL REVIEW

2008	INVESTORS HERITAGE CAPITAL CORPORATION
ANNUAL REVIEW

TABLE OF CONTENTS

2	LETTER TO OUR STOCKHOLDERS
4	MANAGEMENT'S DISCUSSION AND ANALYSIS
13	MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
14	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
15	CONSOLIDATED FINANCIAL STATEMENTS
19	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
36	BOARD OF DIRECTORS & CORPORATE OFFICERS
36	ANNUAL MEETING

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

Before taking into account the realized losses on our investments, we actually improved our gain from operations compared to 2007, which is encouraging.  However, the realized losses on the investment side have caused a 2008 loss in the amount of $1,554,506.  As a result of this loss incurred during 2008, management and the Board of Directors believed it was in the best interest of building long-term value for the stockholders to forego the payment of a dividend to our stockholders this year.   I regret this because it has been our corporate philosophy to pay a dividend and we have done so since 1973.  We hope to be able to resume dividend payments in the near future.  That is certainly our goal.

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

In 2010 we will celebrate the 50th anniversary of the founding of Investors Heritage Life Insurance Company.  Kentucky Investors, Inc. was founded three years later.  We will have an Anniversary Committee to develop and plan the events and acknowledgement of this milestone.   We have begun promoting this anniversary in several ways:  our new life product is named HLW Choice Whole Life in honor of our founder, Harry Lee Waterfield.  We are also reinstituting our Sales Leaders' Convention in 2010.  Our sales conventions have been successful over the years in increasing sales as well as solidifying sales relationships.

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

As bad as the economic situation is in America, and the world for that matter, I believe we have every reason to be positive in our outlook for the future of Investors Heritage Capital Corporation, Investors Heritage Life and other subsidiaries.  We have always tried to operate with an eye on the "big picture".   This philosophy focuses on long range growth and encompasses short-term development to build a strong, growing and lasting company one year at a time.

The expertise, support and loyalty of our sales associates, home office staff and Board of Directors are deeply appreciated.  The confidence and support our stockholders have given us over the years is also greatly appreciated and I pledge that we will continue to try to repay that confidence and support with reliable management of Investors Heritage Capital Corporation and its subsidiaries.

Respectfully submitted,

/s/ Harry Lee Waterfield II

Harry Lee Waterfield II

Chairman, Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESTATEMENT OF FINANCIAL STATEMENTS

We have restated our previously filed consolidated financial statements for the year ended December 31, 2008 (and comparative prior year) to account for the impact of a clerical error in the calculation of insurance reserves on certain types of life policies, principally certain reduced paid-up policies, extended term policies and policy riders.  This clerical error, which originated in 1998, has resulted in understatements of Benefit reserves and related Amounts recoverable from reinsurers, along with Deferred federal income tax assets.  We have restated retained earnings effective January 1, 2007, to reflect the recognition of the prior period cumulative effect of the error, net of associated reinsurance recoverables and the related deferred income tax assets, reducing retained earnings by $626,847.  Additionally, we have recorded changes in the additional insurance reserve, associated reinsurance amounts and deferred income tax assets in the consolidated financial statements for the periods presented herein.  These changes resulted in an increase in net loss for 2008 of $105,134 and a reduction in net income for 2007 of $122,614.  The cumulative changes resulted in a reduction in stockholders' equity at December 31, 2008 and 2007 of $854,595 and $749,461, respectively.

These changes have an effect on previously disclosed data relative to reinsurance, income taxes and segment information.  Accordingly, we have revised Notes A, D and I to reflect the restatement.  Additionally, we have adjusted various comparison data within management's discussion and analysis to account for these changes.  Please refer to Note L for detailed information on the effects of these changes on individual financial statement line items.

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Investors Heritage Capital Corporation ("Investors Heritage Capital") (formerly Kentucky Investors, Inc.) and its subsidiaries (collectively referred to as "we", "us", "our" or the "Company") as of and for the year ended December 31, 2008, as compared with the year ended December 31, 2007.  This supplementary financial information should be read in conjunction with the Consolidated Financial Statements and related Notes, all of which are integral parts of the following analysis of our results of operations and financial position.

Investors Heritage Capital is the parent company of Investors Heritage Life Insurance Company ("Investors Heritage Life"), Investors Heritage Financial Services Group, Inc. ("Investors Heritage Financial"), Investors Heritage Printing, Inc., and is the sole member of At Need Funding, LLC and Heritage Funding, LLC.  Investors Heritage Capital and each subsidiary are domiciled in the Commonwealth of Kentucky.  Approximately 99% of Investors Heritage Capital's consolidated revenue is generated by Investors Heritage Life.

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

OPERATING RESULTS

Consolidated Operations

Total consolidated revenues decreased approximately $4,328,000 and net income (loss) decreased approximately $3,095,000 in 2008 compared with 2007.  These decreases are primarily due to realized losses incurred relative to other-than-temporary impairments on certain bonds and mutual funds within our investment portfolio.  These impairments are further discussed in the Corporate and Other segment discussion.

Preneed & Burial Products

Revenues for the preneed and burial products business segment increased approximately $1,040,000 in 2008 compared to 2007.  This increase is due primarily to increased preneed sales from the Legacy Gold preneed product series.  Our pre-tax income (loss) decreased approximately $568,000 in 2008 compared to prior year.  This reduction in pre-tax income is due to continued spread compression and expense pressure in the current unfavorable economic environment, although the increase in sales is helping to reduce the effect.

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

During 2008, Investors Heritage Financial's revenues were approximately $329,000, down $193,000 compared to 2007, and dividends in the aggregate amount of $187,000 were paid to Investors Heritage Capital.  Revenues from Investors Heritage Printing were approximately $366,000 in 2008, down $111,000 compared to 2007.  Investors Heritage Printing did not pay any dividends to Investors Heritage Capital.  Management of Investors Heritage Printing continues to focus on improving revenues from unaffiliated sources while providing printing services for Investors Heritage Life.  Revenues from At Need Funding were approximately $106,000 in 2008, down $50,000 compared to 2007.  At Need Funding paid distributions of $47,500 to Investors Heritage Capital in 2008.  Revenues from all non-Investors Heritage Life sources constitute approximately 1% of total consolidated revenues in 2008 and management is working on the continued growth and profitability of each of the non-life subsidiaries.

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

Effective June 30, 2008, we renewed our $150,000 Investors Heritage Capital line of credit with interest paid monthly at the prime rate, renewable annually.  At December 31, 2008, no amount was outstanding on this line of credit.

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

On February 3, 2005, Investors Heritage Capital borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000.  The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015.  The proceeds received by Investors Heritage Life were used to repay their surplus notes to Investors Heritage Capital.  Additionally, Investors Heritage Capital used the proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004.  This transaction was approved by the Kentucky Department of Insurance.  At December 31, 2008, $2,491,246 remained outstanding on this note.

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

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING (AS RESTATED)

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

A material weakness is a control deficiency, or combination of control deficiencies, that result in more than a remote likelihood that a material misstatement of annual or interim financial statements will not be prevented or detected.  Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate.

Management has assessed the Company's internal control over financial reporting as of December 31, 2008. The standard measures adopted by management in making its evaluation are the measures in the Internal-Control Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission.

Based upon its assessment, management had concluded in its original Annual Report on Form 10-K for the year ended December 31, 2008, that the Company's internal control over financial reporting was effective at December 31, 2008.  However, as a result of the financial statement restatement described in Note L to the 2008 consolidated financial statements and the amended filing of its annual report on Form 10-K/A as of the year ended December 31, 2008, management has re-evaluated the effectiveness of internal control over financial reporting as of the end of the period covered by this report.  In connection with this re-evaluation management considered the control failure that resulted in a clerical coding error in the reserve system that resulted in an incorrect calculation of insurance reserves for a limited block of our life policies, principally certain reduced paid-up policies, extended term policies and policy riders.  Management has concluded that this error was the result of a material weakness in our internal control over financial reporting.  The material weakness in the design of the Company's internal controls over financial reporting was the lack of a formal review process to ensure that we correctly coded the system field for all plan types.  Management has concluded based on the re-evaluation that our internal controls over financial reporting were not effective as of December 31, 2008 because of the material weakness.  Subsequent to December 31, 2008, the Company implemented a new procedure that includes the formal review of the GAAP reserve system report for evidence of proper reserve coding on all plan types.

This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management's report in this annual report.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Investors Heritage Capital Corporation

We have audited the accompanying consolidated balance sheets of Investors Heritage Capital Corporation (the Company, formerly Kentucky Investors, Inc.) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Heritage Capital Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note L to the consolidated financial statements, the Company has identified an error in the calculation of certain benefit reserves for a block of insurance policies impacting amounts previously reported for current and prior periods.  The Company has retroactively restated its 2008 and 2007 consolidated financial statements to correct this error as of January 1, 2007.

/s/ Ernst & Young LLP

Cincinnati, Ohio

March 12, 2009, except for the impact of the matters described in Note L,

    as to which the date is December 31, 2009

INVESTORS HERITAGE CAPITAL CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

	As Restated - Note L

ASSETS	2008	2007
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2008 - $282,335,626; 2007- $284,010,281)	$285,430,376	$289,856,851
Equity securities (cost: 2008 - $4,040,062; 2007 - $3,850,263)	3,938,177	4,335,063
Mortgage loans on real estate	22,512,438	24,812,445
Policy loans	6,971,949	6,968,157
Other long-term investments	1,021,741	878,036
Short-term investments	25,000	25,000
Total investments	$319,899,681	$326,875,552

Cash and cash equivalents	2,819,257	1,238,194
Accrued investment income	4,338,974	4,668,922
Due premiums	3,618,390	3,726,202
Deferred acquisition costs	19,882,671	20,379,631
Present value of future profits	30,260	116,385
Leased property under capital leases	283,695	372,928
Property and equipment	1,702,331	1,678,094
Collateral on securities loaned	-	2,186,372
Cash value of company-owned life insurance	7,764,223	6,845,039
Other assets	338,182	285,532
Amounts recoverable from reinsurers	49,899,675	51,678,214
	$410,577,339	$420,051,065

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$343,736,288	$342,706,998
Unearned premium reserves	12,154,938	12,990,293
Policy claims	1,504,744	1,476,669
Liability for deposit-type contracts	2,733,214	2,663,641
Reserves for dividends and endowments and other	524,797	547,262
Total policy liabilities	$360,653,981	$360,384,863
Deferred federal income tax liability	852,106	4,825,215
Obligations under capital leases	284,307	371,736
Notes payable	3,701,506	4,261,948
Obligations to return collateral under securities loan agreement	-	2,186,372
Accrued pension liability	5,641,941	2,159,914
Other liabilities	1,990,538	2,053,378
Total liabilities	$373,124,379	$376,243,426

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2008-1,120,686; 2007-1,117,851)	$1,120,686	$1,117,851
Paid-in surplus	8,705,492	8,650,907
Accumulated other comprehensive income (loss)	(2,542,413)	1,902,238
Retained earnings	30,169,195	32,136,643
Total stockholders' equity	$37,452,960	$43,807,639
	$410,577,339	$420,051,065

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	As Restated - Note L

	2008	2007
REVENUE
Premiums and other considerations	$44,114,715	$44,918,530
Premiums ceded	(12,323,567)	(13,303,976)
Net premiums earned	31,791,148	31,614,554

Investment income, net of expenses	17,747,806	18,051,636
Realized gains (losses) on investments, net	(4,132,029)	136,160
Other income	1,176,619	1,108,904
Total revenue	$46,583,544	$50,911,254

BENEFITS AND EXPENSES
Death and other benefits	$30,649,424	$31,674,160
Guaranteed annual endowments	534,238	559,174
Dividends to policyholders	524,362	538,936
Increase in benefit reserves and unearned premiums	5,143,606	3,578,276
Acquisition costs deferred	(4,853,258)	(4,776,602)
Amortization of deferred acquisition costs	5,683,710	5,667,548
Commissions	2,137,825	2,064,650
Other insurance expenses	9,679,286	9,610,382
Total benefits and expenses	$49,499,193	$48,916,524

INCOME (LOSS) BEFORE FEDERAL INCOME TAXES	$(2,915,649)	$1,994,730

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current	$291,846	$275,128
Deferred	(1,652,989)	179,256
	$(1,361,143)	$454,384

NET INCOME (LOSS)	$(1,554,506)	$1,540,346

BASIC AND DILUTED NET EARNINGS (LOSS) PER SHARE	$(1.39)	$1.38

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	As Restated - Note L

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income (Loss)	Earnings	Equity

BALANCE, JANUARY 1, 2007
As originally presented	$1,113,104	$8,603,902	$(114,520)	$31,567,907	$41,170,393
Correction of reserve error (Note L)	-	-	-	(626,847)	(626,847)
As restated	1,113,104	8,603,902	(114,520)	30,941,060	40,543,546

Comprehensive income (loss):
Net income	-	-	-	1,540,346	1,540,346
Change in net unrealized appreciation
on available-for-sale securities	-	-	1,709,790	-	1,709,790
Change in unrealized pension benefits	-	-	317,125	-	317,125
Change in fair value of hedging instrument	-	-	(10,157)	-	(10,157)
Total comprehensive income					3,557,104
Cash dividends	-	-	-	(423,062)	(423,062)
Issuances of common stock, net	4,747	47,005	-	78,299	130,051
BALANCE, DECEMBER 31, 2007	$1,117,851	$8,650,907	$1,902,238	$32,136,643	$43,807,639

Comprehensive income (loss):
Net loss	-	-	-	(1,554,506)	(1,554,506)
Change in net unrealized appreciation
on available-for-sale securities	-	-	(1,964,271)	-	(1,964,271)
Change in unrealized pension benefits	-	-	(2,483,493)	-	(2,483,493)
Change in fair value of hedging instrument	-	-	3,113	-	3,113
Total comprehensive loss					(5,999,157)
Cash dividends	-	-	-	(422,959)	(422,959)
Issuances of common stock, net	2,835	54,585	-	10,017	67,437
BALANCE, DECEMBER 31, 2008	$1,120,686	$8,705,492	$(2,542,413)	$30,169,195	$37,452,960

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	As Restated - Note L

	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(1,554,506)	$1,540,346
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
Realized losses (gains) on investments, net	4,132,029	(136,160)
Provision (benefit) for deferred federal income taxes	(1,652,989)	179,256
Amortization of deferred acquisition costs	5,683,710	5,667,548
Acquisition costs deferred	(4,853,258)	(4,776,602)
Net adjustment for premium and discount on investments	319,408	390,810
Depreciation and other amortization	464,113	508,847
Changes in operating assets and liabilities:
Accrued investment income	329,948	(104,836)
Due premiums	107,812	128,031
Cash value of company-owned life insurance	(919,184)	(727,225)
Amounts recoverable from reinsurers	1,778,539	1,967,577
Benefit reserves	1,834,366	434,597
Policy claims	28,075	(91,253)
Liability for deposit-type contracts	69,573	11,638
Reserves for dividends and endowments and other	(22,465)	(54,553)
Other assets and other liabilities	(480,648)	(13,952)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$5,264,523	$4,924,069

INVESTING ACTIVITIES
Securities available-for-sale:
Purchases	$(38,679,369)	$(17,865,881)
Sales and maturities	35,712,786	14,509,329
Other investments:
Cost of acquisitions	(1,522,612)	(3,339,983)
Sales and maturities	3,675,122	4,058,563
Net additions to property and equipment	(312,992)	(451,790)

NET CASH USED IN INVESTING ACTIVITIES	$(1,127,065)	$(3,089,762)
FINANCING ACTIVITIES
Receipts from universal life policies credited to
policyholder account balances	$7,670,504	$9,543,732
Return of policyholder account balances on universal life policies	(9,310,935)	(10,159,522)
Payments on notes payable	(3,365,988)	(4,922,045)
Proceeds from notes payable	2,805,546	3,458,242
Issuances of common stock, net	67,437	130,051
Dividends	(422,959)	(423,062)

NET CASH USED IN FINANCING ACTIVITIES	$(2,556,395)	$(2,372,604)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,581,063	$(538,297)
Cash and cash equivalents at beginning of year	1,238,194	1,776,491
CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,819,257	$1,238,194

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - Nature of Operations and Accounting Policies

Investors Heritage Capital Corporation ("Investors Heritage Capital") (formerly Kentucky Investors, Inc.) is the holding company of Investors Heritage Life Insurance Company; Investors Heritage Printing, Inc., a printing company; Investors Heritage Financial Services Group, Inc., an insurance marketing company; is the sole member of At Need Funding, LLC, a limited liability company that provides advance funding of funerals in exchange for the irrevocable assignment of life insurance policies from other nonaffiliated companies; and is the sole member of Heritage Funding, LLC, a limited liability company that invests in various business ventures.  These entities are collectively hereinafter referred to as the "Company".  Approximately 99% of Investors Heritage Capital consolidated revenue is generated by Investors Heritage Life.

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

Basis of Presentation:  On December 22, 2009, the Company announced that it would restate its consolidated financial statement.  The accompanying consolidated financial statements have been restated for all periods presented.  The nature of the restatement and the effect on the financial statement line items are discussed in Note L.  In addition, certain disclosures in the following notes have been restated consistent with the consolidated financial statements.  The accompanying Consolidated Financial Statements of Investors Heritage Capital have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Principles of Consolidation:  The Consolidated Financial Statements include the accounts of the wholly-owned subsidiaries of Investors Heritage Capital, which are Investors Heritage Life and its subsidiary, Investors Underwriters, Inc., Investors Heritage Printing, Investors Heritage Financial, At Need Funding and Heritage Funding.  Intercompany transactions are eliminated in the Company's Consolidated Financial Statements.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reinsurance:  The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth.  Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies.  At December 31, 2008 and 2007, amounts recoverable from reinsurers were $49,899,675 and $51,678,214, respectively.  These amounts included reserves ceded to reinsurers of $48,988,910 and $50,776,407 at December 31, 2008 and 2007, respectively, in accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

	2008	2007
Deferred tax liabilities:
Policy acquisition costs	$4,568,305	$4,698,453
Net unrealized gain on available-for-sale securities	1,383,722	2,424,467
Due premiums	1,257,239	1,309,280
Other	1,011,562	1,225,426
Total deferred tax liabilities	$8,220,828	$9,657,626

Deferred tax assets:
Benefit reserves	$1,675,044	$1,721,961
Remaining 807(f) reserve adjustment	442,230	589,640
Other policyholder funds	328,934	300,162
AMT credit carry forwards	395,541	422,786
Accrued pension liability	1,918,260	734,371
Other-than-temporary impairments	1,627,460	-
Other	981,253	1,063,491
Total deferred tax assets	$7,368,722	$4,832,411
Net deferred tax liability	$852,106	$4,825,215

The Company periodically reviews its gross deferred tax assets for recoverability.  At December 31, 2008 and 2007, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2008	2007

Statutory federal income tax rate	34.0%	34.0%
Small life insurance company deduction	10.6%	(4.2)%
Dividends-received deduction	1.6%	(2.0)%
Defined contribution plan dividend	1.4%	(1.7)%
Nondeductible COLI expense	2.4%	0.6%
Other	(3.3)%	(3.9)%

Effective income tax rate	46.7%	22.8%

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - Notes Payable

Effective June 30, 2008, the Company renewed its At Need Funding line of credit and the Investors Heritage Capital line of credit.  The At Need Funding line of credit is in the amount of $2,000,000 with interest to be paid monthly at the prime rate, renewable annually.  The purpose of this line of credit is to provide advance funding for funerals in exchange for an irrevocable assignment of life insurance policies from other unaffiliated insurance companies.  The Investors Heritage Capital line of credit is in the amount of $150,000 with interest to be paid monthly at the prime rate, renewable annually.  This line of credit is for general corporate purposes.

On June 1, 2005, Investors Heritage Capital renewed its existing bank note in the amount of $1,434,257 with interest to be paid monthly at a rate of 1% under the prime rate.  In conjunction with this note, Investors Heritage Capital purchased an interest rate cap to hedge exposure to interest rate risk.  The interest rate cap limits the interest rate that can be charged over the remaining term to 6.5%.

On February 3, 2005, Investors Heritage Capital borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000.  The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015.  The proceeds received by Investors Heritage Life were used to repay their surplus notes to Investors Heritage Capital.  Additionally, Investors Heritage Capital used such proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004.  This transaction was approved by the Kentucky Department of Insurance.

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

NOTE G - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life.  Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year.  For 2009, the maximum dividend that Investors Heritage Life can pay to Investors Heritage Capital without regulatory approval is $1,170,208.

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

	2008	2007

	(000's omitted)
Revenue:
Preneed and burial products	$38,481	$37,441
Traditional and universal life products	10,500	11,685
Credit insurance products and administrative services	474	435
Corporate and other	(2,871)	1,350
	$46,584	$50,911

Pre-tax income (loss) from operations:
Preneed and burial products	$(366)	$202
Traditional and universal life products	546	893
Credit insurance products and administrative services	324	298
Corporate and other	(3,420)	602
	$(2,916)	$1,995

Assets:
Preneed and burial products	$275,161	$273,585
Traditional and universal life products	71,097	71,449
Credit insurance products and administrative services	13,588	14,505
Corporate and other	50,731	60,512
	$410,577	$420,051

Amortization and depreciation expense:
Preneed and burial products	$4,851	$4,416
Traditional and universal life products	919	1,343
Credit insurance products and administrative services	-	-
Corporate and other	378	417
	$6,148	$6,176

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

NOTE L - Restatement of Financial Statements

We have restated our previously issued consolidated financial statements as of and for the year ended December 31, 2008 (and comparative prior year) to account for the impact of a clerical error in the calculation of insurance reserves on certain types of life policies, principally certain reduced paid-up policies, extended term policies and policy riders.  This error, which originated in 1998, has resulted in understatements of Benefit reserves and related Amounts recoverable from reinsurers along with Deferred federal income tax assets.  The Company has restated retained earnings effective January 1, 2007, to reflect the recognition of the prior period cumulative effect of the error, net of deferred income tax and adjustments to reinsurance recoverable, reducing retained earnings by $626,847.  The Company has recorded the effects of these changes in the 2008 and 2007 consolidated financial statements presented herein.  The Company has also revised Notes A (reinsurance amounts), D (income taxes) and I (segment data) to reflect these changes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effects of this change on the 2008 and 2007 consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows is as follows:

	December 31, 2008

	As Previously		As
	Reported	Adjustments	Restated
Selected balance sheet data:
Amounts recoverable from reinsurers	$ 49,523,594	$ 376,081	$ 49,899,675
Benefit reserves	342,065,366	1,670,922	343,736,288
Deferred federal income tax liability	1,292,352	(440,246)	852,106
Retained earnings	31,023,790	(854,595)	30,169,195

	For the year ended December 31, 2008

	As Previously		As
	Reported	Adjustments	Restated
Selected statement of income data:
Increase in benefit reserves
and unearned premiums	$ 4,984,312	$ 159,294	$ 5,143,606
Deferred federal income taxes (benefit)	(1,598,829)	(54,160)	(1,652,989)
Net loss	(1,449,372)	(105,134)	(1,554,506)
Basic and diluted net
loss per share	(1.30)	(0.09)	(1.39)

Selected cash flow data:
Net loss	$ (1,449,372)	$ (105,134)	$ (1,554,506)
Provision (benefit) for deferred federal income taxes	(1,598,829)	(54,160)	(1,652,989)
Amounts recoverable from reinsurers	1,851,433	(72,894)	1,778,539
Benefit reserves	1,602,178	232,188	1,834,366

	December 31, 2007

	As Previously		As
	Reported	Adjustments	Restated
Selected balance sheet data:
Amounts recoverable from reinsurers	$ 51,375,027	$ 303,187	$ 51,678,214
Benefit reserves	341,268,264	1,438,734	342,706,998
Deferred federal income tax liability	5,211,301	(386,086)	4,825,215
Retained earnings	32,886,104	(749,461)	32,136,643

	For the year ended December 31, 2007

	As Previously		As
	Reported	Adjustments	Restated
Selected statement of income data:
Increase in benefit reserves
and unearned premiums	$ 3,392,497	$ 185,779	$ 3,578,276
Deferred federal income taxes	242,421	(63,165)	179,256
Net income	1,662,960	(122,614)	1,540,346
Basic and diluted net earnings
per share	1.49	(0.11)	1.38

Selected cash flow data:
Net income	$ 1,662,960	$ (122,614)	$ 1,540,346
Provision (benefit) for deferred federal income taxes	242,421	(63,165)	179,256
Amounts recoverable from reinsurers	2,040,894	(73,317)	1,967,577
Benefit reserves	175,501	259,096	434,597

HARRY LEE WATERFIELD II	Chairman of the Board President Chief Executive Officer	Executive Committee Finance Committee Nominating Committee Frankfort, Kentucky

BOARD OF DIRECTORS

HAROLD G. DORAN, JR.	Audit Committee Executive Committee Finance Committee Murray, Kentucky	ROBERT M. HARDY, JR.	Vice President, General Counsel Executive Committee Finance Committee Frankfort, Kentucky

GORDON C. DUKE	Audit Committee Finance Committee Frankfort, Kentucky	DR. JERRY F. HOWELL, JR.	Audit Committee Executive Committee Morehead, Kentucky

MICHAEL F. DUDGEON, JR.	Vice President, Financial Services Frankfort, Kentucky	DAVID W. REED	Audit Committee Nominating Committee Gilbertsville, Kentucky

HOWARD L. GRAHAM	Retired Vice President, Corporate Services Finance Committee Nominating Committee Frankfort, Kentucky	HELEN S. WAGNER	Executive Committee Nominating Committee Owensboro, Kentucky

CORPORATE OFFICERS

RAYMOND L. CARR	Vice President, Chief Financial Officer Frankfort, Kentucky	JANE S. JACKSON	Corporate Secretary Frankfort, Kentucky

JIMMY R. McIVER	Treasurer Frankfort, Kentucky	ERNST & YOUNG LLP	Independent Registered Public Accounting Firm Cincinnati, Ohio

ANNUAL MEETING	The 2009 meeting of shareholders of Investors Heritage Capital Corporation is scheduled for 11:00 a.m. on May 14, 2009 at the Company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K	A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.InvestorsHeritage.com or upon request to the Secretary.

TRANSFER AGENT	Investors Heritage Life Insurance Company Stock Transfer Department P.O. Box 717 Frankfort, KY 40602-0717 Phone: 800.422.2011 502.209.1009

2008	INVESTORS HERITAGE CAPITAL CORPORATION 200 CAPITAL AVENUE POST OFFICE BOX 717 FRANKFORT, KENTUCKY 40602