Form 10-K, Exhibit 13
period 2009-12-31
Investors Heritage Capital Corp
filed 2010-03-19
CIK 55362

INVESTORS HERITAGE
Capital Corporation
2009

INVESTORS HERITAGE
Capital Corporation
2009 Annual Review

TABLE OF CONTENTS

2	LETTER TO OUR STOCKHOLDERS
4	IN MEMORIAM
5	MANAGEMENT'S DISCUSSION AND ANALYSIS
15	MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
16	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
17	CONSOLIDATED FINANCIAL STATEMENTS
21	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
40	BOARD OF DIRECTORS & CORPORATE OFFICERS
40	NOTICE OF ANNUAL MEETING

LETTER TO OUR STOCKHOLDERS

To our stockholders,

NAME CHANGE

In May 2009, our stockholders approved changing the name of Kentucky Investors, Inc. to Investors Heritage Capital Corporation (ticker symbol "IHRC").  The name change enables us to better utilize the recognized name of our major holding, Investors Heritage Life Insurance Company and enables us to better market our third party administrative ("TPA") service and other activities that involve both the parent company and the life insurance company.

MANAGEMENT CHANGES

Investors Heritage Life will see several management changes in 2010.  We have been very fortunate to have long time, loyal and dedicated employees.  Two of these employees are retiring this year.  They epitomize the family atmosphere we have created here.  Both are not only long time employees, but have also brought their own family members on-board over the years.

Jane Wise, Vice President of Policyowner Service for Investors Heritage Life, retired at the end of February 2010.  Jane completed a career of 45 years and three months with us.  Her entire career was devoted to the Policyowner Service Department.  She joined the company in November 1964 and was promoted to Assistant Director in 1975, Director in 1978, Assistant Vice President in 1985 and Vice President in 1988.  Jane's policy knowledge and skill with customers have led Investors Heritage Life to be recognized as a company that provides excellent service to policyowners and sales associates alike.  She has developed a skilled and well-trained department to be left in very capable hands.  Kate Andry, a five year employee of the department, has assumed leadership of the department as Director.  We extend our great thanks to Jane for her outstanding and devoted service to our companies.

In January, Don Philpot, Agency Vice President announced he would retire at the end of July 2010 after 30 years and ten months of service to Investors Heritage Life.  Don and I have had brief discussions about possible retirement over the past several years and he has decided the time is right for this change.  After retirement Don will still be active with us on a part-time basis managing a life sales brokerage agency.  Don has spent his Investors Heritage Life career building long lasting relationships with our sales force.

Michael Dudgeon, currently Vice President of Financial Services, will assume Don's position in August.  Michael has led the Financial Division since 1997.  Prior to 1997, he worked in our Agency Department as a Preneed Manager.

The timing of this change works well because we have entered into a letter of intent with the Kentucky Bankers Association's insurance agency, KenBanc Insurance Services, Inc., whereby KenBanc will assume the marketing and sales management of our credit related life insurance products in Kentucky financial institutions.  Investors Heritage Life will continue underwriting, claims management and overall administration of the block of business.  This realignment of service allows Michael to assume his new position in August and allows the three other Financial Services employees to perform other important services for Investors Heritage Life.  We anticipate that this restructuring will reduce expenses related to this segment of our business by approximately 50%.

Kenya Eastman, a 26 year Investors Heritage Life employee, has moved from her position as Financial Services Administrative Assistant to Director of Agency and Credit Life Accounting.  This position was previously held by our dear friend and 30 year employee, Jennifer McClain.  Jennifer passed away in February 2010.  Please see page 3 for our memoriam to four great friends lost in 2009 and 2010.

FINANCIAL RESULTS

Investors Heritage Capital Corporation experienced a much improved year financially during 2009 compared to 2008.  The other-than-temporary-impairments (OTTI) in 2009, resulting from the economic meltdown that began in our country in the fall of 2008, occurred during the first half of the year and were considerably less in 2009 compared to 2008.  Please refer to page 10 of the Management's Discussion and Analysis for an explanation of the OTTI for both years.   We do not currently anticipate any additional OTTI during 2010. The economic crisis has calmed and hopefully the worst has passed.  Although the economy is not fully recovered yet, it does appear to be on the mend and many companies seem to have taken steps to confront the crisis and exist in this economic situation.  We anticipate positive financial results for Investors Heritage Capital in 2010.

LETTER TO OUR STOCKHOLDERS

SALES AND OTHER INCOME

Although the economy has clearly had an effect on sales, I am very pleased to report that we experienced an increase in preneed sales in our funeral home market.  However credit related life insurance sales in our bank market were depressed as a result of tightened credit and lending.  The credit related insurance sales are up and down with the economy, lending practices and loan demand.  We expect sales in this market to improve as the economy recovers.

We have entered into a letter of intent and hope to sign definitive agreements in late spring 2010 with a very strong sales organization that we anticipate will produce a considerable amount of new premium over the next several years.  They will be marketing a more traditional life insurance product to their client base, expanding our market, and in time marketing to our existing client base and other sources.

A growing segment of our operation is the service we provide as a TPA.  Investors Heritage Life performs administrative work for non-affiliated companies on a fee for service basis.  We market these services through our Corporate Development Department, and we currently provide TPA services for eight non-affiliated companies.  Our Corporate Development Department also works to find life companies to purchase or blocks of life insurance business to acquire.  Even though we did not make an acquisition in 2009, we reviewed several opportunities and decided not to pursue them.

DIVIDEND

Investors Heritage Life and IHCC returned to profitability during 2009 although the OTTI resulted in lower profits than anticipated.  Investors Heritage Capital Corporation is paying a modest dividend to stockholders of $.13 per share.  Last year was the first time in 33 years a dividend was not paid.  We are proud to be able to do this during this challenging economy and hope financial results in the future will enable us to continue paying a dividend at some level in the years ahead.

APPRECIATION

I appreciate the understanding of our stockholders during these unprecedented economic times.  I am fortunate to work with a great team comprised of our Board of Directors, administrative and sales management personnel, home office employees and sales associates.  Our operations have been tested by this economy and we are performing well.  The strength of our management and Board allows us to adapt and change when necessary while maintaining our core competencies.  To that end, we continue to stress premium production in our primary lines of business, preneed, final expense and credit insurance, as well as attempting to expand into new areas of more traditional life insurance sales.  In addition, we are utilizing our existing administrative service expertise to increase revenues from TPA services with very little added expense.  We believe this diversification best prepares us for changes in the world today and tomorrow, keeps us looking forward for various opportunities and best utilizes the skills and strengths of our team.

Respectfully submitted,

/s/ Harry Lee Waterfield II

Harry Lee Waterfield II

Chairman, Chief Executive Officer

IN MEMORIAM

DR. JERRY FONCE HOWELL, JR.

Dr. Howell was a board member of Investors Heritage Capital Corporation since May 12, 1983 and of Investors Heritage Life Insurance Company since January 15, 1987.  He was a distinguished educator, environmentalist, civic leader and philanthropist.  Dr. Howell was on the staff of Morehead State University, Morehead, Kentucky, from 1972 until his retirement in 1997.  He was director of the Environmental Education Center.  During his career he chaired the Department of Biological and Environmental Sciences, started the MSU Water Testing Laboratory, and helped introduce environmental education into the statewide public school curriculum in Kentucky.  Dr. Howell and his father co-founded a scholarship endowment to help students in Appalachia attend college.  That endowment is now managed by the Christian Appalachian Project.  Dr. Howell is survived by his wife, Lois Taylor Howell, who is also a retired MSU faculty member.

STEVE LAKEY

Steve was associated with Investors Heritage Life Insurance Company for 18 years.  He managed preneed and final expense sales in parts of western North Carolina and northeast Tennessee.  Prior to joining us in January 1991, Steve had a very successful 22 year career in the life insurance industry.  Steve was a real ambassador for our company and always willing to go the extra mile in working with his funeral home accounts, agents and other company personnel.

FRANK WANNER WAGNER, JR.

Frank was the husband of board member Helen Wagner.  He was a great friend, stockholder in our organization and he drove Helen to every monthly board meeting since she joined the board in 1986.  Frank was a talented jazz pianist, a retired home builder, real estate developer and a member of the Owensboro Rotary Club with 36 years perfect attendance.  In addition to Helen, he is survived by Dr. Elizabeth Wagner Bozeman, Frank Wanner Wagner III and four grandchildren.

JENNIFER STIVERS McCLAIN

Jennifer was our Director of Agency and Credit Life Accounting.  She joined the IHLIC family in August 1980 and worked in that department since her hire.  Her knowledge of our commission systems as well as other aspects of the company was vast.  Jennifer battled breast cancer courageously since she was diagnosed in the fall of 2007.  While receiving cancer treatments, she remained dedicated to her work.  She worked remotely from the hospital during chemotherapy treatments and from home when unable to come to Frankfort.  Jennifer had a love of music and theatre.  She participated in several theatre groups and directed the hand bell choir and children's choir at her church.  Jennifer is survived by her husband of 29 years, Mitch McClain, their daughters, Carissa (Randy) Sanford; Jordan (Andrew) Lardner; granddaughter, Jillian Sanford; parents, Lonnie and Louellen Stivers and grandmother, Janette Stivers.

MANAGEMENT'S DISCUSSION AND ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Investors Heritage Capital Corporation ("Investors Heritage Capital"), formerly known as Kentucky Investors, Inc. prior to name change effective June 1, 2009, and its subsidiaries (collectively referred to as "we", "us", "our" or the "Company") as of and for the year ended December 31, 2009, as compared with the year ended December 31, 2008.  This supplementary financial information should be read in conjunction with the Consolidated Financial Statements and related Notes, all of which are integral parts of the following analysis of our results of operations and financial position.

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

Investors Heritage Life provides third party administrative services to eight unaffiliated companies, including two new agreements entered during 2009.  These agreements, for various levels of administrative services on behalf of each company, generate fee income for Investors Heritage Life.  The level of fee income is expected to increase as the more recently formed companies grow and enhance their operations.

Investors Heritage Life has a strategic agreement with the Kentucky Bankers Association ("KBA"), forming a partnership to jointly market credit insurance and related products to Kentucky financial institutions and to serve in an administrative capacity for KenBanc Reinsurance Company, Ltd., the KBA's wholly-owned captive insurance company.  This arrangement generates fee income for Investors Heritage Life and commission income for Investors Heritage Financial.  We have executed a letter of intent with the KBA and its insurance agency subsidiary whereby KenBanc Reinsurance Company would assume all marketing responsibilities for credit insurance products written through financial institutions in the Commonwealth of Kentucky.  Investors Heritage Life will continue to provide insurance products to be marketed as well as all back office administrative services related to the credit insurance operations.  We anticipate that the definitive agreements will be executed on or before the end of the second quarter in 2010.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

Investments in Fixed Maturities, Equity Securities and Mortgage Loans

We hold fixed maturities and equity interests in a variety of companies.  Additionally, we originate, underwrite and manage mortgage loans.  We continuously evaluate all of our investments based on current economic conditions, credit loss experience and other developments.  We evaluate the difference between the cost/amortized cost and estimated fair value of our investments to determine whether any decline in fair value is other-than-temporary in nature.  This determination involves a degree of uncertainty.  If a decline in the fair value of a security is determined to be temporary, the decline is recognized in other comprehensive income (loss) within stockholders' equity. If a decline in a security's fair value is considered to be other-than-temporary, we then determine the proper treatment for the other-than-temporary impairment.  For fixed maturities, the amount of any other-than-temporary impairment related to a credit loss is recognized in earnings and reflected as a reduction in the cost basis of the security; and the amount of any other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss) with no change to the cost basis of the security.  For equity securities, the amount of any other-than-temporary impairment is recognized in earnings and reflected as a reduction in the cost basis of the security.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management's judgment as to the financial position and future prospects of the entity issuing the security. It is not possible to accurately predict when it may be determined that a specific security will become impaired.  Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future.  Likewise, if a change occurs in our intent to sell temporarily impaired securities prior to maturity or recovery in value, or if it becomes more likely than not that we will be required to sell such securities prior to recovery in value or maturity, a future impairment charge could result.

If an other-than-temporary impairment related to a credit loss occurs with respect to a bond, we amortize the reduced book value back to the security's expected recovery value over the remaining term of the bond.  We continue to review the security for further impairment that would prompt another write-down in the book value.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

The Pension Protection Act of 2006 was passed by Congress and signed by the President on August 17, 2006 to address the funding mechanisms of pension plans. The Act alters the traditional formula under which plan liabilities must be funded, and it may result in significantly increased future funding costs depending on investment returns.

New Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board ("FASB") issued new guidance regarding the recognition and presentation of other-than-temporary impairments.  The new guidance requires entities to separate an other-than-temporary impairment of a fixed maturity security into two components when there are credit related and non-credit related losses associated with the impaired fixed maturity security for which management asserts that it does not have the intent to sell the security, and it is not more likely than not that it will be required to sell the security before recovery of its cost basis.  The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).  We elected to early adopt this guidance effective January 1, 2009.  As a result of the adoption of this guidance, we recognized a cumulative effect adjustment of $272,157 (net of deferred income tax of $137,326) to move non-credit related other-than-temporary impairments previously recognized in earnings for the year ended December 31, 2008 from retained earnings to accumulated other comprehensive income (loss) for fixed maturity securities held at the date of adoption.

In April 2009, the FASB issued new guidance to clarify fair valuation in inactive markets and includes all assets and liabilities subject to fair value measurements.  Under this guidance, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value.   In addition, if there is evidence that the transaction for the asset or liability is not orderly, the entity shall place little, if any weight on that transaction price as an indicator of fair value.   We elected to early adopt this guidance effective January 1, 2009, and its adoption did not have a material impact on our consolidated financial condition or results of operations.

In April 2009, the FASB issued new guidance to expand the fair value disclosures required for financial instruments for interim periods.  The guidance also requires entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim and annual basis and to highlight any changes from prior periods.  This guidance was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.   We adopted this guidance effective for the second quarter of 2009.

Refer to Notes B and C to our consolidated financial statements for more explanation of the above-mentioned new pronouncements as well as for the required disclosures.

MANAGEMENT'S DISCUSSION AND ANALYSIS

In May 2009, the FASB issued new guidance that established general accounting standards and disclosure for events occurring subsequent to the balance sheet date but before the financial statements are issued.  This guidance became effective for interim and annual accounting periods ending after June 15, 2009.  The Company adopted this guidance upon issuance, with no material impact to the consolidated financial statements.

In June 2009, the FASB issued guidance to reorganize existing U.S. accounting and reporting standards issued by the FASB and other private sector standard setters into a single source of authoritative accounting principles arranged by topic (the "Codification"). The Codification replaced previous guidance related to the same issue and became effective for interim and annual reporting periods ending after September 15, 2009.  The Company adopted it upon issuance, with no material impact to the consolidated financial statements.

BUSINESS SEGMENTS

FASB guidance requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of business units.  The discussion of segment operating results that follows is being provided based on segment data prepared using this methodology.  Our business segments are as follows:

--       Preneed and Burial Products segment includes both life and annuity products sold by funeral directors or affiliated agents to fund prearranged funerals or to provide for the insured's final expenses.

--       Traditional and Universal Life Products segment includes traditional life, group life, annuities and universal life products.

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

OPERATING RESULTS

Consolidated Operations

Total consolidated revenues increased approximately $4,771,000 and net income (loss) increased approximately $1,989,000 in 2009 compared with 2008.  These increases primarily reflect the other-than-temporary impairment charge taken on Lehman Brothers bonds during the third quarter of 2008.  Our impairments are further discussed in the Corporate and Other segment discussion.

Preneed & Burial Products

Revenues for the preneed and burial products business segment increased approximately $778,000 in 2009 compared to 2008.  This increase is due to increased preneed sales from the Legacy Gold preneed product series.  Our pre-tax income (loss) increased approximately $186,000 in 2009 compared to prior year.  This improvement was driven by the corresponding increase in sales revenue, favorable claims history compared to prior periods and the allowable reduction of certain death benefit crediting rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production
First Year and Single
Year Ended December 31

	2009	2008
North Carolina	$6,602,233	$7,754,552
Kentucky	5,852,321	5,523,149
Tennessee	2,799,008	2,520,406
Georgia	1,692,715	1,382,253
Indiana	1,464,507	968,970
Virginia	1,377,530	1,321,524
South Carolina	653,453	494,028
Michigan	492,032	268,391
Ohio	347,316	327,921
Illinois	272,277	261,377
All Other States	462,677	1,055,555
TOTAL	$22,016,069	$21,878,126

In late 2007, we introduced the Legacy Gold product series, a generation of life insurance and annuity products marketed in conjunction with prearranged funerals.  As a part of the process, we performed detailed analysis of the preneed market and of the characteristics of our particular block of business.  We believe that the result of these efforts is a very marketable product that balances profitability with competitive commissions and death benefit growth to provide adequate proceeds to cover funeral expenses and personal needs.  Underwritten and guaranteed issue options are available.  This product series replaced the Legacy Protector and Legacy Preferred series of life insurance and annuity products during early 2008.

During the fourth quarter of 2008, we introduced the Heritage Final Expense II product as a replacement for our original Heritage Final Expense product sold in the final expense markets.  The new product incorporates the 2001 CSO table while also improving the marketability and profitability of the product.

Traditional & Universal Life Products

Revenues for 2009 decreased approximately $7,000 while pre-tax income decreased approximately $507,000.  Revenues from this segment are primarily derived from the sale of term insurance products through banks, for which demand fluctuates along with economic conditions.  New sales and income have suffered due to the tightening of consumer credit markets.  The change in pre-tax income is primarily attributable to these lower sales coupled with fluctuations in death claims between periods.

Investors Heritage Financial markets traditional insurance products through banks and other financial institutions.  Currently, Investors Heritage Financial services 257 financial institutions and other retail outlets contracted through Investors Heritage Life.  Investors Heritage Financial markets Investors Heritage Life products and continues to expand the portfolio of products available to our regular ordinary insurance agents by offering products of other unaffiliated companies.  For a number of years, we have provided outlets for our agents with substandard business that Investors Heritage Life will not accept.  Investors Heritage Financial has provided "second to die" policies, substandard life policies, larger term policies and health insurance products through other unaffiliated insurance companies.  Investors Heritage Financial receives a fee for providing those services and the outlook for increased fee income from this marketing arrangement is positive.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS

In late 2008, we updated two of our products within this line to incorporate the 2001 CSO table while enhancing the marketability and profitability of these products.  The HLW Choice Whole Life replaced the Life Paid Up at 95 and the Heritage Protector IV replaced the Heritage Protector III.

Credit Insurance & Administrative Services

This segment includes the marketing and administration of credit life and credit accident and health insurance products. We reinsure 100% of the related underwriting risk currently produced within this segment.  Accordingly, revenue is generated primarily from marketing and initiation fees as well as servicing and administering the credit business for our reinsurers. Because the revenue is fee-based, segment performance is in direct relation to new premium production coupled with fees generated as premiums are earned. Premium production within this segment is also significantly affected by economic conditions within our credit markets, particularly Kentucky.  Revenues for this segment decreased approximately $159,000 in 2009 while pre-tax income decreased approximately $119,000.  These decreases in revenue and pre-tax income are directly related to lower premium production within this segment of the business due to current economic and lending conditions.

Corporate & Other

Corporate & Other consists of corporate accounts measured primarily by stockholders' paid-in capital, contributed surplus, earned surplus, property and equipment, and other minor business lines which include group annuities and group and individual accident and health products. This segment also includes fees generated from our third party administrative arrangements as well as the impact of realized investment gains and losses.  Revenues from this segment in 2009 increased approximately $4,159,000 and pre-tax income (loss) increased $3,823,000.  The increase in revenues and pre-tax income is primarily due to other-than-temporary impairment losses taken during 2008 relative to our Lehman Brothers bonds and two Fifth Third mutual funds.

During 2009, we recognized two other-than-temporary impairment charges, although significantly smaller in total than those recognized during 2008.  The Company impaired its $2,000,000 par value CIT Group Holdings bond as a result of negative information relative to the lack of a government bailout during the second quarter of 2009.  This impairment was considered fully credit-related, resulting in a charge to the income statement before tax of $954,877 as of June 30, 2009.  This charge represented the difference between the amortized cost basis of the security and its fair value as of that date as management could not assert that it did not have the intent to sell the security.  We also impaired an ALCOA bond as of June 30, 2009, based on our intent to sell the security before recovery, generating a pre-tax credit-related loss of $22,953.  We sold these bonds during the third quarter of 2009 at a total additional realized loss of $267,299.  We experienced no additional other-than-temporary impairments during 2009.

During 2009, Investors Heritage Financial's revenues were approximately $237,000, down $92,000 compared to 2008, and dividends in the aggregate amount of $138,000 were paid to Investors Heritage Capital.  Revenues from Investors Heritage Printing were approximately $363,000 in 2009, down $3,000 compared to 2008.  Investors Heritage Printing did not pay any dividends to Investors Heritage Capital.  Management of Investors Heritage Printing continues to focus on improving revenues from unaffiliated sources while providing printing services for Investors Heritage Life.  Revenues from At Need Funding were approximately $91,000 in 2009, down $15,000 compared to 2008.  At Need Funding paid distributions of $48,000 to Investors Heritage Capital in 2009.  Revenues from all non-Investors Heritage Life sources constitute less than 1% of total consolidated revenues in 2009 and management is working on the continued growth and profitability of each of the non-life subsidiaries.

INVESTMENTS, LIQUIDITY AND CAPITAL RESOURCES

Investments

Together with our outside investment advisor and portfolio manager, we manage the fixed income investment portfolio to achieve the Company's investment goals, which include the diversification of credit risk, the maintenance of adequate portfolio liquidity, the management of interest rate risk and the maximization of investment returns.

Since inception, we have maintained a sound, conservative investment strategy.  As of December 31, 2009, 90.0% of our total invested assets consisted of fixed income securities, compared to 89.2% at December 31, 2008.  The primary investment objectives are to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The fixed income portfolio is diversified among sectors.  The Standard & Poor's average quality rating of our fixed income portfolio holdings as of December 31, 2009 is AA-.  At December 31, 2009 and 2008, the fixed income portfolio was allocated as follows:

	December 31
	2009	2008
Corporate:
Bank and finance	9.2%	16.5%
Industrial and miscellaneous	38.4%	31.8%
Government	14.4%	8.8%
Mortgage-backed securities	18.5%	23.0%
Foreign	7.4%	7.9%
Asset-backed securities	2.2%	4.0%
States and political subdivisions	9.9%	8.0%

The fixed maturities and equity securities within our portfolio are in a net unrealized gain position of approximately $12,538,000 at December 31, 2009.  Please see Note C to the Consolidated Financial Statements for additional information regarding these fair values.

The fixed income portfolio includes approximately $54,651,000 (at fair value) of mortgage-backed securities ("MBS").  MBS have historically added value to the portfolio and our outside investment advisor has provided the expertise to purchase MBS with confidence that the credit ratings have been properly analyzed and that the investment properly suits our asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions.  Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored.  Except for seven commercial-backed mortgages of approximately $6,965,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs.  Unlike most corporate or real estate debt, the primary concern with MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 22% of the total MBS portfolio.  In accordance with relevant accounting guidance, when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows.  The overall impact of the CMO's variability in yields on the portfolio has not been significant in relation to the yield and cash flows of the total invested assets.  More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO's, such as those structured to share in residual cash flows.  Except for one sequential pay CMO of approximately $51,000, the CMO's held are either planned amortization class bonds or support class bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk.  Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO's.

Pass-throughs comprise the remainder of MBS owned, representing approximately 78% of the total MBS portfolio.  Pass-throughs are FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

We continuously monitor the investment risk within our portfolio, including the risk associated with subprime lending with our CMO investments.  As of December 31, 2009, we have only one CMO, with a fair value of approximately $56,000, which has any level of direct subprime exposure.  Based on our analysis, we believe this

MANAGEMENT'S DISCUSSION AND ANALYSIS

investment is of high quality and expect no losses as a result of the current subprime concerns.  Additionally, we have no Alt-A bond exposure within our current holdings.

We also engage in commercial and residential mortgage lending, with approximately 99.9% of these investments in commercial properties.  All mortgage loans are either originated in-house or through two mortgage brokers, and all loans are secured by first mortgages on the real estate.  Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required.  We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, reviewing larger mortgage loans on an annual basis and diversifying the portfolio by property type.  The average loan balance is $390,431 and the average loan to value is 36%.  The largest loan currently held is $887,138.  We have approximately $20,693,000 invested in mortgage loans, which represents 6.3% of total invested assets.  The portfolio is diversified across various property types as follows:

	December 31
	2009	2008
Office	26.7%	27.0%
Retail	57.9%	57.8%
Industrial	4.4%	4.4%
Medical	3.7%	3.6%
Apartments	5.5%	5.5%
Other	1.8%	1.7%

We are familiar with our mortgage loan markets and given our low loan-to-value ratios, we do not believe that the current economic crisis will have a material negative impact on our mortgage loan portfolio.  We have been successful in adding value to the total investment portfolio through mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are generally 100 to 300 basis points higher than yields realized from fixed income investments.  Value has also been added because the mortgage loan portfolio has consistently performed well.  As of December 31, 2009 and 2008, we had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

Liquidity and Capital Resources

The quality of our investment portfolio and the current level of stockholders' equity continue to provide a sound financial base as we strive to expand our marketing system and to offer competitive, quality products.  Our investment portfolio continues to provide financial stability.  It is management's opinion that we have adequate cash flows both on a long-term and short-term basis as evidenced by the net cash flows provided by operating activities in the consolidated statements of cash flows presented in this Annual Review.  Such cash flows were primarily derived from insurance premiums, investment income and administrative service fees.

The stability of our liquidity is found in our conservative approach to product development and in the strength and stability of our fixed income portfolio and mortgage loans.  At December 31, 2009, our fixed income investments were 97.7% investment grade as rated by Standard & Poor's. Other than our two Lehman Brothers bonds impaired during 2008, none of our investments are in default.  Liquidity is also managed by laddering maturities of our fixed income portfolio. The average duration of our fixed income investments is 4.6 years with approximately $8,563,000 due within twelve months and approximately $88,864,000 due within the following four years.  Historically, management has anticipated that all such investments will be held until maturity.  However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management.  As explained in detail in Note A to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

Effective September 29, 2009, we entered into a $2,000,000 line of credit for At Need Funding, maturing on September 29, 2010.  This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies.  On September 16, 2009, we also entered into a $150,000 operating line of credit, maturing on September 16, 2010.  Both of these lines of credit were with a new provider as replacements for previously existing lines of credit that were not renewed at June 30, 2009.  These

MANAGEMENT'S DISCUSSION AND ANALYSIS

lines of credit require interest to be paid monthly at the prime rate, with a floor of 3.25%.  At December 31, 2009, the outstanding principal balance on the At Need Funding line of credit was $662,720.  At December 31, 2009, there was no amount outstanding on the operating line of credit.

On June 1, 2005, we renewed our existing bank note in the amount of $1,434,257 with interest paid monthly at a rate of 1% under the prime rate.  In conjunction with this note, we purchased an interest rate cap to hedge exposure to interest rate risk.  The interest rate cap limits the interest rate that can be charged over the remaining term to maturity of the note to no greater than 6.5%.  At December 31, 2009, $160,757 remained outstanding on this note.

On February 3, 2005, Investors Heritage Capital borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000.  The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015.  The proceeds received by Investors Heritage Life were used to repay their surplus notes to Investors Heritage Capital.  Additionally, Investors Heritage Capital used the proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004.  This transaction was approved by the Kentucky Department of Insurance.  At December 31, 2009, $2,143,439 remained outstanding on this note.

On November 23, 2004, we issued a promissory note in the amount of $643,200 with an interest rate of 4%, due December 31, 2008.  The note was issued in exchange for common stock from one of our board members.  This note was fully paid during 2008.

On February 4, 2008, we issued a promissory note in the amount of $135,600 with an interest rate of 4%, due February 4, 2012.  This note was issued in exchange for a block of common stock from one of our stockholders under our right of first refusal.  At December 31, 2009, $103,668 remained outstanding on this note.

We are a member of the Federal Home Loan Bank of Cincinnati, Ohio by way of our investment in shares of their common stock.  As a member, we have access to both short-term and long-term borrowings at below market rates.  Borrowings under this program are collateralized by securities within our investment portfolio.  To this point, we have not needed to access this borrowing capacity.

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement.  Management has assessed our position as of December 31, 2009, and we are in compliance with all debt covenant requirements.

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

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life increased approximately $1,323,000 in 2009.  The increase in statutory capital and surplus in 2009 is primarily related to 2009 net income coupled with additional admissible deferred tax assets under new temporary statutory accounting guidance for 2009 and 2010.  Investors Heritage Life produced a statutory operating gain of approximately $1,329,000 and $1,170,000 in 2009 and 2008, respectively, before the effect of the realized gains (losses).  For additional discussion on statutory accounting practices refer to Note H to the Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements as of December 31, 2009.

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

Management has assessed the Company's internal control over financial reporting as of December 31, 2009. The standard measures adopted by management in making its evaluation are the measures in the Internal-Control Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission.

Based upon its assessment, management has concluded that the Company's internal control over financial reporting is effective at December 31, 2009, and that there were no material weaknesses in the Company's internal control over financial reporting as of that date.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Investors Heritage Capital Corporation

We have audited the accompanying consolidated balance sheets of Investors Heritage Capital Corporation (the Company), formerly Kentucky Investors, Inc., as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended.   These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Heritage Capital Corporation at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, in connection with implementing new accounting standards, the Company changed its method of accounting for other-than-temporary impairments of investments in fixed maturity securities in 2009.

                                                                                                                                            /s/ Ernst & Young LLP

Cincinnati, Ohio

March 19, 2010

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

ASSETS	2009	2008
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2009 - $282,864,572; 2008- $282,335,626)	$295,242,583	$285,430,376
Equity securities (cost: 2009 - $4,063,905; 2008 - $4,040,062)	4,223,604	3,938,177
Mortgage loans on real estate	20,692,866	22,512,438
Policy loans	6,923,418	6,971,949
Other long-term investments	1,026,604	1,021,741
Short-term investments	-	25,000
Total investments	$328,109,075	$319,899,681

Cash and cash equivalents	5,730,782	2,819,257
Accrued investment income	4,013,402	4,338,974
Due premiums	3,613,278	3,618,390
Deferred acquisition costs	18,703,379	19,882,671
Present value of future profits	12,968	30,260
Leased property under capital leases	143,653	283,695
Property and equipment	1,746,849	1,702,331
Cash value of company-owned life insurance	8,671,833	7,764,223
Other assets	312,852	338,182
Amounts recoverable from reinsurers	47,521,019	49,899,675
	$418,579,090	$410,577,339

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$343,935,852	$343,736,288
Unearned premium reserves	10,543,520	12,154,938
Policy claims	1,582,684	1,504,744
Liability for deposit-type contracts	2,742,986	2,733,214
Reserves for dividends and endowments and other	425,419	524,797
Total policy liabilities	$359,230,461	$360,653,981
Deferred federal income tax liability	4,285,842	852,106
Obligations under capital leases	147,644	284,307
Notes payable	3,070,584	3,701,506
Accrued pension liability	4,304,257	5,641,941
Other liabilities	1,865,423	1,990,538
Total liabilities	$372,904,211	$373,124,379

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2009-1,141,767; 2008-1,120,686)	$1,141,767	$1,120,686
Paid-in surplus	8,716,135	8,705,492
Accumulated other comprehensive income (loss)	4,495,103	(2,542,413)
Retained earnings	31,321,874	30,169,195
Total stockholders' equity	$45,674,879	$37,452,960
	$418,579,090	$410,577,339

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
REVENUE
Premiums and other considerations	$43,002,904	$44,114,715
Premiums ceded	(10,074,796)	(12,323,567)
Net premiums earned	32,928,108	31,791,148

Investment income, net of expenses	17,401,340	17,747,806
Net realized gains (losses) on investments:
Total other-than-temporary impairment losses	(977,830)	(4,885,289)
Portion of loss recognized in other comprehensive income	-	-
Other net realized investment gains	834,724	753,260
Total net realized losses on investments	(143,106)	(4,132,029)
Other income	1,168,228	1,176,619
Total revenue	$51,354,570	$46,583,544

BENEFITS AND EXPENSES
Death and other benefits	$30,541,741	$30,649,424
Guaranteed annual endowments	499,584	534,238
Dividends to policyholders	378,841	524,362
Increase in benefit reserves and unearned premiums	6,011,688	5,143,606
Acquisition costs deferred	(4,822,433)	(4,853,258)
Amortization of deferred acquisition costs	5,617,214	5,683,710
Commissions	2,430,795	2,137,825
Other insurance expenses	10,229,890	9,679,286
Total benefits and expenses	$50,887,320	$49,499,193

INCOME (LOSS) BEFORE FEDERAL INCOME TAXES	$467,250	$(2,915,649)

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current	$263,332	$291,846
Deferred	(230,306)	(1,652,989)
	$33,026	$(1,361,143)

NET INCOME (LOSS)	$434,224	$(1,554,506)

BASIC AND DILUTED NET EARNINGS (LOSS) PER SHARE	$0.38	$(1.39)

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income (Loss)	Earnings	Equity

BALANCE, JANUARY 1, 2008	$1,117,851	$8,650,907	$1,902,238	$32,136,643	$43,807,639

Comprehensive loss:
Net loss	-	-	-	(1,554,506)	(1,554,506)
Change in net unrealized appreciation
on available-for-sale securities	-	-	(1,964,271)	-	(1,964,271)
Change in unrealized pension benefits	-	-	(2,483,493)	-	(2,483,493)
Change in fair value of hedging instrument	-	-	3,113	-	3,113
Total comprehensive loss					(5,999,157)
Cash dividends	-	-	-	(422,959)	(422,959)
Issuances of common stock, net	2,835	54,585	-	10,017	67,437
BALANCE, DECEMBER 31, 2008	$1,120,686	$8,705,492	$(2,542,413)	$30,169,195	$37,452,960

Cumulative effect of a change in
accounting principle	-	-	(272,157)	272,157	-
Comprehensive income:
Net income	-	-	-	434,224	434,224
Change in net unrealized appreciation
on available-for-sale securities	-	-	6,381,496	-	6,381,496
Change in unrealized pension benefits	-	-	923,461	-	923,461
Change in fair value of hedging instrument	-	-	4,716	-	4,716
Total comprehensive income					7,743,897
Issuances of common stock, net	21,081	10,643	-	446,298	478,022
BALANCE, DECEMBER 31, 2009	$1,141,767	$8,716,135	$4,495,103	$31,321,874	$45,674,879

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
OPERATING ACTIVITIES
Net income (loss)	$434,224	$(1,554,506)
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
Net realized losses on investments	143,106	4,132,029
Benefit for deferred federal income taxes	(230,306)	(1,652,989)
Amortization of deferred acquisition costs	5,617,214	5,683,710
Acquisition costs deferred	(4,822,433)	(4,853,258)
Net adjustment for premium and discount on investments	190,708	319,408
Depreciation and other amortization	366,211	464,113
Changes in operating assets and liabilities:
Accrued investment income	325,572	329,948
Due premiums	5,112
Cash value of company-owned life insurance	(907,610)	(919,184)
Amounts recoverable from reinsurers	2,378,656	1,778,539
Benefit reserves	3,362,906	1,834,366
Policy claims	77,940	28,075
Liability for deposit-type contracts	9,772	69,573
Reserves for dividends and endowments and other	(99,378)	(22,465)
Other assets and other liabilities	(170,234)	(480,648)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$6,681,460	$5,264,523

INVESTING ACTIVITIES
Securities available-for-sale:
Purchases	$(63,254,233)	$(38,679,369)
Sales and maturities	62,777,113	35,712,786
Other investments:
Cost of acquisitions	(686,400)	(1,522,612)
Sales and maturities	2,574,640	3,675,122
Net additions to property and equipment	(253,395)	(312,992)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	$1,157,725	$(1,127,065)
FINANCING ACTIVITIES
Receipts from universal life policies credited to
policyholder account balances	$5,364,217	$7,670,504
Return of policyholder account balances on universal life policies	(10,138,977)	(9,310,935)
Payments on notes payable	(3,404,597)	(3,365,988)
Proceeds from notes payable	2,773,675	2,805,546
Issuances of common stock, net	478,022	67,437
Dividends	-	(422,959)

NET CASH USED IN FINANCING ACTIVITIES	$(4,927,660)	$(2,556,395)
INCREASE IN CASH AND CASH EQUIVALENTS	$2,911,525	$1,581,063
Cash and cash equivalents at beginning of year	2,819,257	1,238,194
CASH AND CASH EQUIVALENTS AT END OF YEAR	$5,730,782	$2,819,257

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - Nature of Operations and Accounting Policies

Investors Heritage Capital Corporation, formerly known as Kentucky Investors, Inc. prior to name change effective June 1, 2009, is the holding company of Investors Heritage Life Insurance Company; Investors Heritage Printing, Inc., a printing company; Investors Heritage Financial Services Group, Inc., an insurance marketing company; is the sole member of At Need Funding, LLC, a limited liability company that provides advance funding of funerals in exchange for the irrevocable assignment of life insurance policies from other nonaffiliated companies; and is the sole member of Heritage Funding, LLC, a limited liability company that invests in various business ventures.  These entities are collectively hereinafter referred to as the "Company".  Approximately 99% of Investors Heritage Capital's consolidated revenue is generated by Investors Heritage Life.

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

Basis of Presentation:  The accompanying Consolidated Financial Statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

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

Present Value of Future Profits:  Present value of future profits represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition of a block of policies.  The assigned value is amortized over the expected remaining life of the insurance in force (which approximates a weighted average of 8 years).  Accumulated amortization was $125,367 and $752,401 at December 31, 2009 and 2008, respectively.  Annual amortization for 2010 will be approximately $13,000.

Property and Equipment:  Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method.  Accumulated depreciation on property and equipment was $3,677,011 and $3,593,227 at December 31, 2009 and 2008, respectively.

Capital Leases: During 2009, the Company entered into one capital lease for office equipment. Total lease payments for 2009 and 2008 relating to new and previously existing capital leases were $173,153 and $238,405, respectively. Future minimum lease payments for 2010, 2011 and 2012 are $147,969, $30,605, and $2,149, respectively.  The present value of net minimum lease payments at December 31, 2009 was $147,644, which is equal to the total future minimum lease payments of $180,723 less imputed interest of $33,079. Accumulated amortization on the leased property was $404,392 and $684,084 at December 31, 2009 and 2008, respectively.

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

The mortality assumptions for regular ordinary business are based on the 1955-60 Basic Table, Select and Ultimate, for plans issued prior to 1982; the 1965-70 Basic Table, Select and Ultimate, for plans issued in 1982 through 1984; the 1975-80 Basic Table, Select and Ultimate, for plans issued after 1984; the 2001 Valuation Basic Table, Select and Ultimate, for plans issued after 2008; and on the Company's experience for final expense and preneed plans.

Reinsurance:  The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth.  Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies.  At December 31, 2009 and 2008,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

amounts recoverable from reinsurers were $47,521,019 and $49,899,675, respectively.  These amounts included reserves ceded to reinsurers of $46,358,112 and $48,988,910 at December 31, 2009 and 2008, respectively.

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

Participating Policies:  Participating business approximates 7% of ordinary life insurance in force at December 31, 2009.  Participating dividends are accrued as declared by the Board of Directors of Investors Heritage Life.  The liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest, and the 1941 CSO Mortality and 1958 CSO Mortality tables.  All guaranteed benefits were considered in calculating these reserves.  Deferred acquisition costs are amortized in proportion to expected gross profits.

The average assumed investment yields used in determining expected gross profits ranged from 3.56% to 9.17% (for the current and all future years, an assumed investment yield of 5% was utilized).

Federal Income Taxes:  The Company utilizes the liability method to account for income taxes.  Under such method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates.

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

Stock Option and Stock Appreciation Rights Plan:  We account for our stock-based incentive programs under Financial Accounting Standards Board ("FASB") guidance that requires all share-based payments to employees to be recognized as compensation expense in the consolidated income statement.  Under this method, the Company's stock-based compensation is reported in the balance sheets as a liability based on the intrinsic value of the compensation, and compensation expense is measured as the change in intrinsic value.  Our previously issued stock options expired and the plan terminated on September 24, 2009.  No options were exercised under this plan.

Common Stock and Earnings per Share:  The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year.  The weighted average number of shares outstanding during 2009 and 2008 were 1,128,630 and 1,116,882 shares, respectively.  The Company paid no dividends during 2009.  Cash dividends per share were $.38 in 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated Other Comprehensive Income (Loss): FASB guidance requires that unrealized gains or losses on available-for-sale securities be included as a component of other comprehensive income.  The reclassification amounts for the years ended December 31, 2009 and 2008 are summarized as follows:

	2009	2008

Net unrealized gain (loss) arising during period	$6,238,390	$(6,096,300)
Reclassification adjustment for net losses (gains)
included in net income	143,106	4,132,029
Net unrealized gain (loss) on available-for-sale securities	$6,381,496	$(1,964,271)

Subsequent Events: Management has evaluated all events subsequent to December 31, 2009 through the date that these financial statements have been issued.

New Accounting Standards: In April 2009, the FASB issued new guidance regarding the recognition and presentation of other-than-temporary impairments.  The new guidance requires entities to separate an other-than-temporary impairment of a fixed maturity security into two components when there are credit related and non-credit related losses associated with the impaired fixed maturity security for which management asserts that it does not have the intent to sell the security, and it is not more likely than not that it will be required to sell the security before recovery of its cost basis.  The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).  We elected to early adopt this guidance effective January 1, 2009.  As a result of the adoption of this guidance, we recognized a cumulative effect adjustment of $272,157 (net of deferred income tax of $137,326) to move non-credit related other-than-temporary impairments previously recognized in earnings for the year ended December 31, 2008 from retained earnings to accumulated other comprehensive income (loss) for fixed maturity securities held at the date of adoption.

In April 2009, the FASB issued new guidance to clarify fair valuation in inactive markets and includes all assets and liabilities subject to fair value measurements.  Under this guidance, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value.   In addition, if there is evidence that the transaction for the asset or liability is not orderly, the entity shall place little, if any weight on that transaction price as an indicator of fair value.   We elected to early adopt this guidance effective January 1, 2009, and its adoption did not have a material impact on our consolidated financial condition or results of operations.

In April 2009, the FASB issued new guidance to expand the fair value disclosures required for financial instruments for interim periods.  The guidance also requires entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in financial statements on an interim and annual basis and to highlight any changes from prior periods.  This guidance was effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.   We adopted this guidance effective for the second quarter of 2009.

In May 2009, the FASB issued new guidance that established general accounting standards and disclosure for events occurring subsequent to the balance sheet date but before the financial statements are issued.  This guidance became effective for interim and annual accounting periods ending after June 15, 2009.  The Company adopted this guidance upon issuance, with no material impact to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2009, the FASB issued guidance to reorganize existing U.S. accounting and reporting standards issued by the FASB and other private sector standard setters into a single source of authoritative accounting principles arranged by topic (the "Codification"). The Codification replaced previous guidance related to the same issue and became effective for interim and annual reporting periods ending after September 15, 2009.  The Company adopted it upon issuance, with no material impact to the consolidated financial statements.

NOTE B - Investments

The Company limits credit risk by investing primarily in investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans.  The Company manages its fixed income portfolio to diversify between and within industry sectors.  Mortgage loans, exclusive of insured or guaranteed mortgages, are issued at loan to value ratios not exceeding 80 percent.  Approximately $6,962,000 and $4,846,000 of the loans outstanding at December 31, 2009 were to borrowers located in Kentucky and Florida, respectively.  All loans are secured by a first mortgage on the property.

Investments in available-for-sale securities at December 31 are summarized as follows:

			Gross Unrealized Losses
2009	Amortized	Gross Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$41,307,066	$1,462,195	$162,272	$-	$42,606,989
States and political subdivisions	28,801,843	648,736	197,072	51,540	29,201,967
Corporate	133,614,471	7,542,864	123,638	546,712	140,486,985
Foreign	20,423,453	1,678,736	-	308,899	21,793,290
Asset-backed securities	6,243,205	370,862	-	112,098	6,501,969
Mortgage-backed securities (MBS):
Commercial MBS	7,032,973	49,376	27,495	89,373	6,965,481
Residential MBS	45,441,561	2,255,003	10,662	-	47,685,902
Total fixed maturity securities	$282,864,572	$14,007,772	$521,139	$1,108,622	$295,242,583
Equity securities:
U.S. agencies	552,800	-	-	-	552,800
Mutual funds	2,066,879	249,598	-	57,202	2,259,275
Nonredeemable corporate preferred	990,000	-	-	150,310	839,690
Corporate common stock	454,226	224,933	107,320	-	571,839
Total equity securities	4,063,905	474,531	107,320	207,512	4,223,604
Total	$286,928,477	$14,482,303	$628,459	$1,316,134	$299,466,187

			Gross Unrealized Losses
2008	Amortized	Gross Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$22,387,095	$2,763,378	$-	$-	$25,150,473
States and political subdivisions	22,443,720	521,626	102,320	109,990	22,753,036
Corporate	152,048,424	3,409,174	1,969,824	4,313,774	149,174,000
Foreign	20,735,082	2,403,250	207,574	319,957	22,610,801
Mortgage-backed securities	64,721,305	2,028,284	181,872	825,651	65,742,066
Total fixed maturity securities	$282,335,626	$11,125,712	$2,461,590	$5,569,372	$285,430,376
Equity securities	4,040,062	436,404	538,289	-	3,938,177
Total	$286,375,688	$11,562,116	$2,999,879	$5,569,372	$289,368,553

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes, for all securities in an unrealized loss position at December 31, 2009 and 2008, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

		Gross
December 31, 2009	Estimated	Unrealized	Number of
	Fair Value	Loss	Securities
Fixed Maturities:
Fewer than 6 months:
U.S. government obligations	$7,776,228	$102,868	4
States and political subdivisions	8,770,601	197,072	10
Corporate	9,157,525	123,638	9
Commercial MBS	975,464	27,495	1
Residential MBS	998,540	10,662	1
7-12 months:
U.S. government obligations	920,630	59,404	1
Greater than 12 months:
States and political subdivisions	948,460	51,540	1
Corporate	8,683,320	546,712	10
Foreign	1,662,130	308,899	2
Asset-backed securities	493,212	112,098	2
Commercial MBS	2,939,812	89,373	3
Total fixed maturities	43,325,922	1,629,761	44

Equities:
Fewer than 6 months:
Corporate common stock	229,439	107,320	1
Greater than 12 months:
Nonredeemable corporate preferred	839,690	150,310	1
Mutual funds	1,022,159	57,202	2
Total equities	2,091,288	314,832	4

Total	$45,417,210	$1,944,593	48

		Gross
December 31, 2008	Estimated	Unrealized	Number of
	Fair Value	Loss	Securities
Fixed Maturities:
Fewer than 6 months	$29,639,437	$1,137,770	29
7-12 months	23,011,682	1,323,820	22
Greater than 12 months	33,855,448	5,569,372	47
Total fixed maturities	86,506,567	8,030,962	98

Equities:
Fewer than 6 months	1,520,803	538,289	3
Total equities	1,520,803	538,289	3

Total	$88,027,370	$8,569,251	101

As of December 31, 2009, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 80% and the equity securities noted above had a fair value to cost ratio of over 68%.   As of December 31, 2008, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 61% and the equity securities noted above had a fair value to cost ratio of over 65%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's decision to record an impairment loss is primarily based on whether the security's fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security's fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer.  The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value.  For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors. The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings. The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss). Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains/losses in the consolidated statements of income.  Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of income in the periods incurred as the difference between fair value and cost.

Based on our review, the Company recorded two other-than-temporary impairments during the second quarter of 2009.  The Company impaired its $2,000,000 par value CIT Group Holdings bond as a result of negative information relative to the lack of a government bailout.  This impairment was considered fully credit-related, resulting in a charge to the income statement before tax of $954,877 as of June 30, 2009.  This charge represented the difference between the amortized cost basis of the security and its fair value at that time as management could not assert that it did not have the intent to sell the security.  The Company also impaired an ALCOA bond as of June 30, 2009, based on its intent to sell the security before recovery, generating a pre-tax credit-related loss of $22,953.  The Company sold these bonds during the third quarter of 2009 at a total additional realized loss of $267,299.  The Company experienced no additional other-than temporary impairments during 2009, including for securities with unrealized losses greater than 12 months in age.  Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2009, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature.  The remaining temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

The Company recognized certain other-than-temporary impairments relative to Bank of America and JP Morgan bonds during the fourth quarter of 2008.  Upon adoption of new FASB guidance effective January 1, 2009 as discussed in Note A, a cumulative effect adjustment was made to reflect the fact that the other-than-temporary impairments on the Bank of America and JP Morgan bonds were not credit-related but rather were related to other factors in the marketplace as management asserted that it did not have the intent to sell, and it was not more likely than not that it would be required to sell the securities before recovery of their cost basis.  Since March 31, 2009, the cost basis in the JP Morgan securities had substantially recovered.  As such, the JP Morgan securities were sold during the second quarter at a net gain.  The Company continues to assert that it does not have the intent to sell, and it is not more likely than not that it will be required to sell the Bank of America securities before recovery of their cost basis.

During 2008, the Company realized other-than-temporary impairments relative to two Lehman Brothers Holdings bonds as well as two Fifth Third mutual fund holdings.  While we have written down the Lehman Brothers bonds in default to fair value, we continue to work with our investment advisor to estimate a recovery value on the bonds.  Our current estimates are that we will ultimately recover anywhere from approximately 21%-60% of the par value on the bonds.  We are amortizing the bond values up to the low end of this range, and we do not intend to sell these securities nor is it more likely than not that we will be required to sell these securities in expectation of future recoveries.  The Company continues to hold the Fifth Third mutual funds; however, no further impairment charges have been realized with respect to these securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net unrealized gains for investments classified as available-for-sale are presented below, net of the effect on deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

	December 31
	2009	2008
Net unrealized appreciation on
available-for sale securities	$12,537,710	$2,992,865
Adjustment to deferred acquisition costs	(539,494)	(154,982)
Deferred income taxes	(4,434,716)	(1,383,722)
Net unrealized appreciation on
available-for sale securities	$7,563,500	$1,454,161

The amortized cost and fair value of debt securities at December 31, 2009, by contractual maturity, are presented below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$8,373,262	$8,563,378
Due after one year through five years	83,548,091	88,864,360
Due after five years through ten years	87,174,645	89,965,295
Due after ten years	51,294,040	53,198,167
Due at multiple maturity dates	52,474,534	54,651,383
Total	$282,864,572	$295,242,583

Proceeds during 2009 and 2008 from sales and maturities of investments in available-for-sale securities were $62,777,113 and $35,712,786, respectively.  Gross gains of $1,119,089 and $756,985 and gross losses of $1,262,195 and $3,725 were realized on those sales during 2009 and 2008, respectively.

Presented below is investment information, including the accumulated and annual change in net unrealized investment gains or losses.  Additionally, the table shows the annual change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) on debt and equity securities for the years ended December 31, 2009 and 2008.

	2009	2008
Change in unrealized investment gains (losses):
Available-for-sale:
Fixed maturities	$9,283,261	$(2,751,823)
Equity securities	261,584	(586,685)
Realized investment gains (losses):
Available-for-sale:
Fixed maturities	$(143,106)	$(3,280,884)
Equity securities	-	(851,145)

Major categories of net investment income are summarized as follows:

	2009	2008
Fixed maturities	$15,965,587	$15,920,177
Mortgage loans on real estate	1,536,509	1,745,876
Other	789,469	945,136
	$18,291,565	$18,611,189
Investment expenses	890,225	863,383
	$17,401,340	$17,747,806

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations.  At December 31, 2009 and 2008, these required deposits had a total amortized cost of $22,773,554 and $22,824,241, respectively.

During 2005, the Company purchased an interest rate cap for $22,000.  This cap is used to hedge the Company's exposure to interest rate risk on its floating rate bank note outstanding in the amount of $160,757 at December 31, 2009.  The cap effectively limits the interest rate on the bank note to 6.5% and expires June 1, 2010, in conjunction with the final payment on the bank note.  The Company designed the terms of the cap to mirror the terms of the outstanding debt such that the cap would be a highly effective cash flow hedge.  The Company accounts for the cap in accordance with FASB guidance requiring that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income (loss) and be reclassified into earnings in the same period or periods during which the transaction affects earnings.  The remaining gain or loss on the derivative instrument, if any, relative to the ineffective portion of the hedge must be recognized currently in earnings.  At December 31, 2009 and 2008, the interest rate cap was highly effective at hedging increases in interest rates above the cap rate and therefore, the effective portion of the change in value was included within other comprehensive income (loss).  The value of the cap, which is reported in the consolidated balance sheet within other assets, was $0 at December 31, 2009 and 2008, respectively.  There was a credit to other comprehensive income of $4,716 and $3,113 for 2009 and 2008, respectively, associated with the change in the market value of the interest rate cap.  The Company earned no income relative to the cap during 2009 and 2008, respectively.

NOTE C - Fair Values of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  We also consider the impact on fair value of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity.

The Company holds fixed maturities and equity securities that are measured and reported at fair market value on the balance sheet.  The Company determines the fair market values of its financial instruments based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities. The Company's Level 1 assets and liabilities include fixed maturities and equity securities that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company's Level 2 assets and liabilities include fixed maturities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes U.S. Government and agency mortgage-backed fixed maturities and corporate fixed maturities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company's Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments and asset-backed securities where independent pricing inputs were not able to be obtained for a significant portion of the underlying assets.

The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy.  If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.  A review of fair value hierarchy classifications is conducted on a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

quarterly basis. Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the period in which the reclassifications occur.

The following table presents the Company's fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of December 31, 2009 and 2008.

	December 31, 2009
	Level 1	Level 2	Level 3	Total
Fixed maturities:
U.S. government obligations	$ -	$ 41,831,989	$ 775,000	$ 42,606,989
States and political subdivisions	-	29,201,967	-	29,201,967
Corporate	-	135,913,379	4,573,606	140,486,985
Foreign	-	21,793,290	-	21,793,290
Asset-backed securities	-	6,065,114	436,855	6,501,969
Mortgage-backed securities:
Commercial MBS	-	6,965,481	-	6,965,481
Residential MBS	-	47,685,902	-	47,685,902
Total fixed maturities	$ -	$ 289,457,122	$ 5,785,461	$ 295,242,583

Equity securities:
U.S. agencies	$ 552,800	$ -	$ -	$ 552,800
Mutual funds	2,259,275	-	-	2,259,275
Nonredeemable corporate preferred	839,690	-	-	839,690
Corporate common stock	229,439	-	342,400	571,839
Total equity securities	$ 3,881,204	$ -	$ 342,400	$ 4,223,604

	December 31, 2008
	Level 1	Level 2	Level 3	Total

Fixed maturities	$ -	$ 277,204,295	$ 8,226,081	$ 285,430,376
Equity securities	3,595,777	-	342,400	3,938,177

At December 31, 2009, Level 3 financial instruments consisted of four corporate fixed maturities, one U.S. government obligation, one asset-backed security, one corporate redeemable preferred stock and one common stock, where trading has been limited.  At December 31, 2008, Level 3 financial instruments consisted of four corporate fixed maturities, one U.S. government obligation, two asset-backed securities, one corporate redeemable preferred stock and one common stock, where trading has been limited.  The fair values for these securities were primarily determined through the use of non-binding broker quotes and internal models using unobservable assumptions about market participants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides a summary of changes in fair value of our Level 3 financial instruments for the years ended December 31, 2009 and 2008.

	Year Ended December 31, 2009
	January 1,	Realized	Unrealized
	2009	Gains	Gains	Purchases	Transfers	Ending
	Balance	(Losses)	(Losses)	(Sales)	In (Out)	Balance

Fixed maturities:
U.S. Government obligations	$ 2,037,998	$ -	$ (51,834)	$ (67,052)	$(1,144,112)	$ 775,000
Corporate	4,588,512	-	152,616	(167,522)	-	4,573,606
Asset-backed securities	1,599,571	-	63,235	(142,712)	(1,083,239)	436,855
Total fixed maturities	$ 8,226,081	$ -	$ 164,017	$ (377,286)	$(2,227,351)	$ 5,785,461
Equity securities:
Corporate common stock	$ 342,400	$ -	$ -	$ -	$ -	$ 342,400
Total equity securities	$ 342,400	$ -	$ -	$ -	$ -	$ 342,400

	Year Ended December 31, 2008
	January 1,	Realized	Unrealized
	2008	Gains	Gains	Purchases	Transfers	Ending
	Balance	(Losses)	(Losses)	(Sales)	In (Out)	Balance

Fixed maturities	$ 6,940,640	$ -	$ (83,975)	$ 774,945	$ 594,471	$ 8,226,081
Equity securities	320,000	-	22,400	-	-	342,400

The unrealized gains (losses) on level 3 investments are recorded as a component of accumulated other comprehensive income (loss), net of tax, in accordance with required accounting for our available-for-sale portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following disclosure contains the estimated fair values of financial instruments, as of December 31, 2009 and 2008.  The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment was required to interpret market data to develop these estimates.  Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange.  The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Fixed maturities	$295,242,583	$295,242,583	$285,430,376	$285,430,376
Equity securities	4,223,604	4,223,604	3,938,177	3,938,177
Mortgage loans on real estate:
Commercial	20,663,961	20,630,855	22,480,039	23,517,378
Residential	28,905	30,590	32,399	35,509
Policy loans	6,923,418	6,923,418	6,971,949	6,971,949
Other long-term investments	1,026,604	1,026,604	1,021,741	1,021,741
Short-term investments	-	-	25,000	25,000
Cash and cash equivalents	5,730,782	5,730,782	2,819,257	2,819,257
Accrued investment income	4,013,402	4,013,402	4,338,974	4,338,974
Cash value of company-owned
life insurance	8,671,833	8,671,833	7,764,223	7,764,223

Liabilities:
Policyholder deposits
(Investment-type contracts)	$51,172,871	$48,680,467	$51,491,954	$48,926,107
Policy claims	1,582,684	1,582,684	1,504,744	1,504,744
Obligations under capital leases	147,644	147,644	284,307	284,307
Notes payable	3,070,584	2,962,395	3,701,506	3,485,607

The following methods and assumptions were used in estimating the "fair value" disclosures for financial instruments in the accompanying Financial Statements and Notes thereto:

Fixed maturities and equity securities:  The fair values for fixed maturities and equity securities (including redeemable preferred stocks) are based on the principles previously discussed.

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

Investment-type contracts:  The fair value for liabilities under investment-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach.  Cash flows are projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and the nonperformance risk of the liabilities.

The fair values for insurance contracts other than investment-type contracts are not required to be disclosed.

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

NOTE D - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

	2009	2008
Deferred tax liabilities:
Policy acquisition costs	$4,144,283	$4,568,305
Net unrealized gain on available-for-sale securities	4,434,716	1,383,722
Due premiums	1,246,548	1,257,239
Other	1,072,916	1,011,562
Total deferred tax liabilities	$10,898,463	$8,220,828

Deferred tax assets:
Benefit reserves	$1,732,216	$1,675,044
Remaining 807(f) reserve adjustment	294,820	442,230
Other policyholder funds	299,043	328,934
AMT credit carry forwards	397,191	395,541
Accrued pension liability	1,463,447	1,918,260
Other-than-temporary impairments	1,490,135	1,627,460
Other	935,769	981,253
Total deferred tax assets	$6,612,621	$7,368,722
Net deferred tax liabilities	$4,285,842	$852,106

The Company periodically reviews its gross deferred tax assets for recoverability.  At December 31, 2009 and 2008, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2009	2008

Statutory federal income tax rate	34.0%	34.0%
Small life insurance company deduction	(29.5)%	10.0%
Dividends-received deduction	(2.2)%	1.5%
Defined contribution plan dividend	-%	1.3%
Book vs tax basis bond difference	15.8%	0.7%
Nondeductible COLI expense	(13.9)%	2.3%
Other	2.9%	(3.1)%

Effective income tax rate	7.1%	46.7%

We file U.S. federal income tax returns and income tax returns in various state jurisdictions. Our 2006 through 2009 U.S. federal tax years remain subject to income tax examination by tax authorities.  We have no known uncertain tax benefits within our provision for income taxes. In addition, we do not believe the Company will be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts.  However, should such a circumstance arise, it is our policy to classify any interest and penalties (if applicable) as income tax expense in the financial statements.

The Company made income tax payments of $275,350 and $355,650 relative to the 2009 and 2008 tax years, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - Notes Payable

Effective September 29, 2009, the Company entered into a $2,000,000 line of credit for At Need Funding, maturing on September 29, 2010.  This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies.  On September 16, 2009, the Company also entered into a $150,000 operating line of credit, maturing on September 16, 2010.  Both of these lines of credit were with a new provider as replacements for previously existing lines of credit that were not renewed at June 30, 2009.  These lines of credit require interest to be paid monthly at the prime rate, with a floor of 3.25%.

On June 1, 2005, the Company renewed its existing bank note in the amount of $1,434,257 with interest to be paid monthly at a rate of 1% under the prime rate.  In conjunction with this note, the Company purchased an interest rate cap to hedge exposure to interest rate risk.  The interest rate cap limits the interest rate that can be charged over the remaining term to 6.5%.

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

On February 4, 2008, the Company issued a promissory note in the amount of $135,600 with an interest rate of 4%, due February 4, 2012.  This note was issued in exchange for a block of common stock from one of its stockholders under the right of first refusal.

Information relative to the Company's notes payable at December 31, 2009 and 2008 is as follows:

2009
	Outstanding Principal	Current Interest Rate	Maturity Date	Interest Expense	Interest Paid
Mortgage note	$2,143,439	5.05%	3/1/2015	$116,367	$117,831
At Need Funding line of credit	662,720	3.25%	9/29/2010	15,268	15,195
Bank note	160,757	2.25%	6/2/2010	7,049	7,838
Promissory note	103,668	4.00%	2/4/2012	4,267	5,424

2008
	Outstanding Principal	Current Interest Rate	Maturity Date	Interest Expense	Interest Paid
Mortgage note	$2,491,246	5.05%	3/1/2015	$133,532	$134,924
At Need Funding line of credit	589,903	3.25%	6/30/2009	32,503	32,737
Bank note	484,757	2.25%	6/2/2010	27,111	30,429
Promissory note	135,600	4.00%	2/4/2012	4,912	-

NOTE F - Employee Benefit Plans

The Company sponsors a noncontributory pension plan which covers substantially all employees.  Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service.  Benefits are funded based on actuarially-determined amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides additional details for the Company on a consolidated basis as of December 31.

	2009	2008
Change in projected benefit obligation:
Benefit obligation at beginning of year	$14,760,971	$13,059,776
Service cost	368,108	370,911
Interest cost	849,141	872,215
Actuarial (gain) loss	(95,173)	734,352
Benefits paid	(311,717)	(276,283)
Benefit obligation at end of year	$15,571,330	$14,760,971

Change in plan assets:
Fair value of plan assets at beginning of year	$9,119,030	$10,899,862
Actual return on plan assets	1,487,760	(2,357,449)
Employer contribution	972,000	852,900
Benefits paid	(311,717)	(276,283)
Fair value of plan assets at end of year	$11,267,073	$9,119,030

Funded status	$(4,304,257)	$(5,641,941)
Unrecognized net actuarial loss
Accrued pension liability	$(4,304,257)	$(5,641,941)

Components of net periodic benefit cost:
Service cost	$368,108	$370,911
Interest cost	849,141	872,215
Expected return on plan assets	(710,659)	(917,871)
Recognized actuarial net loss	526,910	246,804
Net periodic benefit cost	$1,033,500	$572,059

Accumulated benefit obligation	$14,086,733	$12,925,916

The portion of the accrued pension liability included in accumulated other comprehensive loss at December 31, 2009 is $4,645,513, which has been recorded net of related tax of $1,579,474.  The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2008 is $6,044,697, which has been recorded net of related tax of $2,055,197.  These amounts are solely the result of unamortized actuarial net losses not yet amortized into income.

Amounts recognized in other comprehensive income (loss) for the year ended December 31 are as follows:

	2009	2008
Net gain (loss)	$872,274	$(4,009,672)
Amortization of actuarial net loss	526,910	246,804
	1,399,184	(3,762,868)
Deferred federal income tax	(475,723)	1,279,375
Total recognized in other comprehensive income	$923,461	$(2,483,493)

The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2010 is $391,430.

Weighted-average actuarial assumptions used at December 31, 2009 and 2008 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2009	2008
Discount rate	6.25%	6.50%
Expected return on plan assets	8.50%	8.30%
Rate of compensation increases	3.00%	4.00%

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

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets held in common stock of the Company.  The Company uses an independent third party to administer its retirement plan.  At December 31, 2009, the assets of the plan consisted of the trust account that is invested in a diversified assortment of mutual fund investments having a combined fair market value of $10,724,573 (approximately 95% of total plan assets) and 31,000 shares of Company common stock with a fair value of $542,500 (approximately 5% of total plan assets).  At December 31, 2008, the assets of the plan consisted of mutual fund investments at a combined fair market value of $8,297,530 (approximately 91% of total plan assets) and 31,000 shares of Company common stock with a fair value of $821,500 (approximately 9% of total plan assets).  Mutual fund investments held by the plan at December 31, 2009 and 2008 are considered Level 1 assets and are valued based on quoted market prices in an active market.  Shares of Company common stock held by the plan at December 31, 2009 and 2008 are considered Level 2 assets and are valued based on observable inputs, such as quoted prices in markets with limited activity.  No dividends were paid in 2009 to the plan on the Company common stock.  Dividends paid in 2008 to the plan on the Company common stock totaled $11,780.  The plan made no purchases or sales of Company common stock during 2009 or 2008.

The Company expects to contribute approximately $972,000 to its pension plan in 2010.

The following benefit payments, which reflect expected future service, are expected to be paid:

	2010	2011	2012	2013	2014	2015-2019

Pension benefits	$727,988	$611,067	$1,224,063	$626,690	$2,024,452	$5,067,521

The Company also sponsors a 401(k) defined contribution plan, which was amended on November 27, 2002 to adopt the provisions of a 403(b) plan.  Employees have the option to invest in Company stock or select mutual funds.  The Company matches 100% of employee contributions invested in the Company's stock.  At December 31, 2009, the plan held Company stock of 323,787 shares with a fair value of $5,666,271 and various mutual funds with a total fair value of $288,301.  At December 31, 2008, the plan held Company stock of 303,492 shares with a fair value of $8,042,542 and various mutual funds with a total fair value of $177,403.  Matching contributions to the plan expensed for 2009 and 2008 were $283,232 and $264,768, respectively.  No dividends were paid in 2009 to the plan on the Company common stock.  Dividends paid to the plan on Company stock were $112,289 in 2008.

In addition, the Company sponsors a deferred compensation plan for selected executive officers.  The Company matches officer contributions to the plan.  Executive officers may participate in the deferred compensation plan and/or the 401(k) plan.  At December 31, 2009, plan assets consisted of 16,798 shares of the Company's common stock with a fair market value of $293,970.  At December 31, 2008, plan assets consisted of 15,017 shares of the Company's common stock with a fair market value of $424,243.  Matching contributions to the plan expensed for 2009 and 2008 were $16,942 and $16,425, respectively.  No dividends were paid in 2009 to the plan on the Company common stock.  Dividends paid to the plan on Company stock were $5,569 in 2008.

NOTE G - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life.  Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year.  For 2010, the maximum dividend that Investors Heritage Life can pay to Investors Heritage Capital without regulatory approval is $1,328,797.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's 1999 stock option and stock appreciation rights plan became effective as of September 16, 1999. The 1999 plan authorizes the Company's Board to grant non-qualified stock options and stock appreciation rights to the Company's and its subsidiaries' key employees and non-employee directors. The Company authorized for issuance a total of 250,000 shares of common stock under the 1999 plan and granted options to purchase 75,000 shares of common stock at $23.00 per share, all of which vested on September 24, 2001.  As of September 24, 2009, the previously issued and outstanding 61,125 options expired and were not exercised.  Additionally, the plan terminated as of this date.  The Company recognized a decrease in compensation expense relative to the outstanding options of $213,938 and $76,406 in 2009 and 2008, respectively, based on changes in the market value of the Company's stock compared to the exercise price of the options as of those dates.

NOTE H - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $17,911,239 and $16,588,245 at December 31, 2009 and 2008, respectively.  Statutory-basis net income (loss) was $587,319 and ($3,521,537) for 2009 and 2008, respectively.

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

NOTE I - Segment Data

The Company operates in four segments as shown in the following table.  All segments include both individual and group insurance.  Identifiable revenues, expenses and assets are assigned directly to the applicable segment.  Net investment income and invested assets are generally allocated to the insurance and the corporate segments in proportion to policy liabilities and stockholders' equity, respectively.  Certain assets, such as property and equipment and leased property under capital leases, are assigned to the Corporate and other segment.  Realized gains and losses, including realized losses as a result of other-than-temporary impairments, are allocated to the Corporate and other segment.  Investors Heritage Financial revenue and income associated with credit administrative services is assigned to that segment, with any remaining revenue and income assigned to the Corporate and other segment.  Fees relative to third party administrative services are also allocated to the Corporate and other segment.  Results for the parent company, Investors Heritage Printing, At Need Funding and Heritage Funding, after elimination of intercompany amounts, are allocated to the Corporate and other segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2009	2008

	(000's omitted)
Revenue:
Preneed and burial products	$39,259	$38,481
Traditional and universal life products	10,493	10,500
Credit insurance products and administrative services	315	474
Corporate and other	1,288	(2,871)
	$51,355	$46,584

Pre-tax income (loss) from operations:
Preneed and burial products	$(180)	$(366)
Traditional and universal life products	39	546
Credit insurance products and administrative services	205	324
Corporate and other	403	(3,420)
	$467	$(2,916)

Assets:
Preneed and burial products	$276,889	$275,161
Traditional and universal life products	69,642	71,097
Credit insurance products and administrative services	11,834	13,588
Corporate and other	60,214	50,731
	$418,579	$410,577

Amortization and depreciation expense:
Preneed and burial products	$4,530	$4,851
Traditional and universal life products	1,105	919
Credit insurance products and administrative services	-	-
Corporate and other	349	378
	$5,984	$6,148

NOTE J - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2009 and 2008 through coinsurance agreements with various companies.  The Company administers the ceded credit life and accident insurance for an agreed-upon fee.  During 2009 and 2008, the Company received $318,125 and $477,278, respectively, of fee income associated with these reinsurance arrangements, which is recognized in the credit insurance products and administrative services line of the preceding table in Note I.  Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2009 and 2008 were $10,750,873 and $12,861,295, respectively.  Additionally, unearned premium reserves were reduced by $10,537,557 and $12,147,435 at December 31, 2009 and 2008, respectively, for credit-related reinsurance transactions.  The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit, which is set at $25,000.

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity and Life Insurance Company (Cayman) Ltd.  Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $26,456,000 and $27,598,000 at December 31, 2009 and 2008, respectively. An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Reinsurance ceded and assumed amounts included in the consolidated statements of income are as follows:

	2009	2008

Premiums ceded	$10,074,796	$12,323,567
Premiums assumed	3,523,018	3,078,834
Commission and expense allowances	3,407,486	4,819,632
Benefit recoveries	9,547,327	8,850,357

The Company remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

HARRY LEE WATERFIELD II	Chairman of the Board President Chief Executive Officer	Executive Committee Finance Committee Nominating Committee Frankfort, Kentucky

BOARD OF DIRECTORS

HAROLD G. DORAN, JR.	Audit Committee Executive Committee Finance Committee Murray, Kentucky	ROBERT M. HARDY, JR.	Vice President, General Counsel Executive Committee Finance Committee Frankfort, Kentucky

GORDON C. DUKE	Audit Committee Finance Committee Frankfort, Kentucky	DAVID W. REED	Audit Committee Nominating Committee Gilbertsville, Kentucky

MICHAEL F. DUDGEON, JR.	Vice President, Financial Services Frankfort, Kentucky	HELEN S. WAGNER	Executive Committee Nominating Committee Owensboro, Kentucky

HOWARD L. GRAHAM	Retired Vice President, Corporate Services Finance Committee Nominating Committee Frankfort, Kentucky

CORPORATE OFFICERS

RAYMOND L. CARR	Vice President, Chief Financial Officer Frankfort, Kentucky	JANE S. JACKSON	Corporate Secretary Frankfort, Kentucky

JIMMY R. McIVER	Treasurer Frankfort, Kentucky

ERNST & YOUNG LLP	Independent Registered Public Accounting Firm Cincinnati, Ohio

ANNUAL MEETING	The 2010 meeting of shareholders of Investors Heritage Capital Corporation is scheduled for 11:00 a.m. on May 13, 2010 at the Company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K	A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.InvestorsHeritage.com or upon request to the Secretary.

TRANSFER AGENT	Investors Heritage Life Insurance Company Stock Transfer Department P.O. Box 717 Frankfort, KY 40602-0717 Phone: 800.422.2011 502.209.1009

INVESTORS HERITAGE
Capital Corporation
2009 Annual Review

200 CAPITAL AVENUE POST OFFICE BOX 717  FRANKFORT, KENTUCKY  40602-0717