Form 10-K, Exhibit 13
period 2011-12-31
Investors Heritage Capital Corp
filed 2012-03-22
CIK 55362

Exhibit 13
investors Heritage
Capital Corporation

2011 annual review

table of contents

3	letter to our stockholders

5	management's discussion and analysis

20	management's report on internal control over financial reporting

21	report of independent registered public accounting firm

22	consolidated financial statements

26	notes to consolidated financial statements

48	corporate information

LETTER
TO OUR STOCKHOLDERS

To our stockholders,

This past year was one of the most significant years in the history of Investors Heritage Capital Corporation (IHCC) and our wholly-owned subsidiary, Investors Heritage Life Insurance Company.  We successfully completed the largest financial transaction in company history; began a partnership with an unaffiliated, national marketing company to sell a new wealth management product in the senior market; and began a marketing partnership with a national organization for final expense sales.

In July 2011 we completed the assumption of the covered obligations of the Texas Life, Accident, Health and Hospital Service Insurance Guaranty Association (“Texas Guaranty Association”) related to insurance policies originally issued by Memorial Service Life Insurance Company. This assumption included approximately 50,000 policies and $94,000,000 in assets and accompanying liabilities.  We spent several months in early 2011 preparing for this assumption.  This involved a great deal of work by our Information Services Department and hiring new personnel in our Policyowner Services and Benefit Payments Department.  I am very proud of our home office staff for the outstanding work they have done to make this assumption a smooth transition.  The policyholders and funeral homes that had sold this business in Texas had several years of uncertainty and delayed claim payment.  We have had many appreciative remarks for the timely and helpful work that our staff has done.  This assumption increased our assets to over the half billion dollar mark, reduced our per policy administrative cost and is anticipated to enhance profits over the years.

We developed two new products with Puritan Financial, specifically for the senior market to assist in wealth management and preservation; a single premium whole life insurance policy and a 10 pay whole life, single premium immediate annuity combination product.  Puritan Financial is also affiliated with a life insurance company and we have entered into a co-insurance agreement with them for these products.  From April 2011 through December 31, 2012 the Puritan partnership produced approximately $9,400,000 of new, written premium.  We are currently offering these products and joint services through our partnership with Puritan Financial to our existing insurance clients in several states as well as to independent leads and we’ll also be introducing it to our stockholders.

During 2010 we also entered into a partnership with a national sales organization, and developed a new final expense product to be marketed by their organization.  Sales from this partnership began in the second quarter of 2011.  In order to control surplus strain associated with selling this line of business, we are limiting the amount of sales in this line.  We are pleased with the results to date.

Preneed sales for Investors Heritage Life showed a modest increase in premium production in 2011, up 7.1% as compared to the previous year.  Based on the first two months of 2012, this year is anticipated to improve over 2011.

LETTER
TO OUR STOCKHOLDERS

Our more traditional sales organization selling whole life, term, and final expense, as well as the sale of credit insurance through financial institutions, had steady production.  We anticipate strong overall growth including increased preneed sales, and continued production from our new sales partners in 2012.

As we have reported for the past several years our Third Party Administrative work for unaffiliated companies has been very successful and produces valuable service fee income.  Revenue from this business unit was approximately $1,536,000 for the year compared to $1,222,000 a year ago.  We have received notice of termination from two current clients, but do not expect this to have a significant impact on fee income because of increased business from other existing clients as well as the potential addition of new clients.

Our investment portfolio continues to be a major source of strength of our companies.  The assumption of the large block of business from the Texas Guaranty Association last July could not have occurred at a more financially inopportune time with very low rates of return available in July and late summer of 2011.  However, working closely with our investment advisors, Conning and Company, we obtained the best rates available for the time without sacrifice in quality of investments.  Due to the challenges of investing this large amount of cash in the current investment market, we experienced a short-term negative effect on net income.  Once this cash was fully invested, it had a positive effect on our operating performance.

I do not recall a time of more positive activity than last year and continuing into this year.  I am pleased that we were able to increase the 2012 dividend to stockholders to $.23 per share, up $.05 from a year ago.  Exciting ventures are underway and the prospects for the future, in my opinion, are very bright.  I appreciate the support of our stockholders, the good advice and oversight of our board of directors and the dedicated work of our home office staff and sales personnel in the field all of which is so important to our business success.

Respectfully submitted,

Harry Lee Waterfield II
Chairman, Chief Executive Officer

MANAGEMENT’S
DISCUSSION & ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Investors Heritage Capital Corporation (“Investors Heritage Capital”) and its subsidiaries (collectively referred to as “we”, “us”, “our” or the “Company”) as of and for the year ended December 31, 2011, as compared with the year ended December 31, 2010.  This supplementary financial information should be read in conjunction with the Consolidated Financial Statements and related Notes, all of which are integral parts of the following analysis of our results of operations and financial position.

Investors Heritage Capital is the parent company of Investors Heritage Life Insurance Company (“Investors Heritage Life”), Investors Heritage Financial Services Group, Inc. (“Investors Heritage Financial”), Investors Heritage Printing, Inc., and is the sole member of At Need Funding, LLC and Heritage Funding, LLC.  Investors Heritage Capital and each subsidiary are domiciled in the Commonwealth of Kentucky.  Approximately 99% of Investors Heritage Capital’s consolidated revenue is generated by Investors Heritage Life.

MAJOR MARKETS AND NEW AFFILIATIONS

We continue to focus a significant amount of our sales efforts in the preneed funeral market.  We have established a strong marketing base allowing us to maintain solid premium production in our core market while operating in the currently unfavorable economic and interest rate environment.

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

Investors Heritage Life continues to market its third party administrative (“TPA”) services as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for Investors Heritage Life. We currently have seven TPA clients for which we provide tailored services to meet each client’s individual business needs. We have been given notice of termination relative to two TPA clients effective July 1, 2012. We have been able to perform our TPA services using our existing in-house resources.

During the second quarter of 2011, after over a year of development effort, we began marketing policies in partnership with Puritan Financial Group. These products – the Heritage Solution, a single premium life policy, and the Heritage Provider, a ten pay whole life and single premium immediate annuity combination – are geared toward wealth preservation in the senior market. The products are being underwritten and issued using a third party underwriter with significant experience in that market. Our agreement with Puritan Financial Group calls for this product to be written through us for a period of no less than five to ten years. Premiums generated during the year ended December 31, 2011 from this partnership totaled approximately $4,749,000. We have also entered into a coinsurance arrangement relative to this business whereby we cede 50% of the premiums and associated benefit and expense items to an affiliated life insurance company of Puritan Financial Group. The statutory reserves ceded under this agreement are secured by a trust account located within the Commonwealth of Kentucky.

MANAGEMENT’S
DISCUSSION & ANALYSIS

During the third quarter of 2011, we assumed the covered obligations of the Texas Life, Accident, Health, and Hospital Service Insurance Guaranty Association related to a block of preneed policies originally issued by Memorial Service Life Insurance Company. We received cash in exchange for assuming the covered obligations. We assumed estimated net policy liabilities totaling approximately $93,904,000 in exchange for cash totaling approximately $93,909,000. Given that the liabilities assumed approximated the consideration received, we did not establish an asset for value of business acquired. We expect this acquisition to benefit us by lowering per policy fixed expenses as well as providing long-term profitability within the block of business. However, we encountered a short-term negative effect on net income during the third quarter of 2011 due to the challenges of investing this large amount of cash in the current investment market. As of year end, the majority of the cash has been invested and we anticipate more favorable results on this block during the next year.

During the third quarter of 2010, we assumed the covered obligations of the Texas Life, Accident, Health, and Hospital Service Insurance Guaranty Association related to a block of preneed policies originally issued by Texas Memorial Life Insurance Company. We received cash in exchange for assuming the covered obligations. We received cash of approximately $2,889,000 and assumed liabilities totaling approximately $3,810,000, with an asset recognized for value of business acquired of $921,356. The value of business acquired is being amortized in proportion with the anticipated profit generated on the underlying life insurance policies. We have amortized approximately $193,000 and $53,000 of this value of business acquired during 2011 and 2010, respectively.

During 2011, we also entered into a sales agreement with a third party national master general agent to write a new final expense policy designed specifically for their sales organization. The master general agent has an established record and extensive experience in this market. The product is being issued using simplified tele-underwriting techniques through an experienced third party underwriting firm. Premiums generated on this product during 2011 were approximately $239,000.

For several years, Investors Heritage Life has had a strategic partnership with the Kentucky Bankers Association (“KBA”) to jointly market credit insurance and related products to Kentucky financial institutions and to serve in an administrative capacity for KenBanc Reinsurance Company, Ltd., the KBA’s wholly-owned captive insurance company.  During 2010, we entered into an exclusive marketing agreement with the KBA and its marketing affiliate KenBanc Insurance Services, Inc.  Under the terms of this agreement, the KBA marketing arm has taken over all marketing and sales management responsibility for credit life and A&H and other credit insurance related products sold through financial institutions in Kentucky.  Investors Heritage Life continues to underwrite the products, maintain the necessary reinsurance agreements, pay commissions and claims, service policyholders and provide all of the back office policy administration for all of the business sold through this venture.  While sales continue to lag because of the sluggish economy, we anticipate that this alliance will continue to generate new sales and fees to Investors Heritage Life because our relationship with the banking community remains strong and the membership of the KBA supports their insurance program.  Moreover, as the economy improves, we expect this segment to improve.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations is based on our Consolidated Financial Statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  Preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.  We evaluate our estimates continually, including those related to investments, deferred acquisition costs, value of business acquired, policy liabilities, income taxes, accrued pension expense, regulatory requirements, contingencies and litigation.  We base such estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following accounting policies, judgments and estimates are the most critical to the preparation of our Consolidated Financial Statements.

MANAGEMENT’S
DISCUSSION & ANALYSIS

Investments in Fixed Maturities, Equity Securities, Mortgage Loans and State-Guaranteed Receivables
We hold fixed maturities and equity interests in a variety of companies.  Additionally, we originate, underwrite and manage mortgage loans.  During 2011, we also began purchasing investments in state-guaranteed receivables consisting of the future cash flow rights from lottery prize winners. We continuously evaluate all of our investments based on current economic conditions, credit loss experience and other developments.  We evaluate the difference between the cost/amortized cost and estimated fair value of our investments to determine whether any decline in fair value is other-than-temporary in nature.  This determination involves a degree of uncertainty.  If a decline in the fair value of a security is determined to be temporary, the decline is recognized in other comprehensive income (loss) within stockholders’ equity. If a decline in a security’s fair value is considered to be other-than-temporary, we then determine the proper treatment for the other-than-temporary impairment.  For fixed maturities, the amount of any other-than-temporary impairment related to a credit loss is recognized in earnings and reflected as a reduction in the cost basis of the security; and the amount of any other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss) with no change to the cost basis of the security.  For equity securities, the amount of any other-than-temporary impairment is recognized in earnings and reflected as a reduction in the cost basis of the security.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management’s judgment as to the financial position and future prospects of the entity issuing the security. It is not possible to accurately predict when it may be determined that a specific security will become impaired.  Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future.  Likewise, if a change occurs in our intent to sell temporarily impaired securities prior to maturity or recovery in value, or if it becomes more likely than not that we will be required to sell such securities prior to recovery in value or maturity, a future impairment charge could result.

If an other-than-temporary impairment related to a credit loss occurs with respect to a bond, we amortize the reduced book value back to the security’s expected recovery value over the remaining term of the bond.  We continue to review the security for further impairment that would prompt another write-down in the book value.

We classify our fixed maturities and equity securities as available-for-sale and carry them at fair value on the balance sheet, with unrealized appreciation (depreciation) relating to temporary market value changes recorded as an adjustment to other comprehensive income (loss), net of deferred acquisition costs and federal income taxes. Fair value for these investments is determined using Financial Accounting Standards Board (“FASB”) principles covering Level 1, Level 2 and Level 3 instruments as further discussed in Note C to the Consolidated Financial Statements.

MANAGEMENT’S
DISCUSSION & ANALYSIS

The majority of our fixed maturities are Level 2 instruments, for which the fair value is derived from readily available pricing services utilizing recent trades and broker information. Certain liquid equity securities are considered Level 1 instruments and are valued based on publicly available market quotes in an active market. We hold approximately $3,238,000 in Level 3 financial instruments, comprising 0.8% of our total investments carried at fair value. Fair value for these instruments is derived from unobservable inputs such as non-binding broker quotes and internal models using unobservable assumptions about market participants.

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

Policy Liabilities
Estimating liabilities for our long-duration insurance contracts requires management to make various assumptions, including policyholder persistency, mortality rates, investment yields, discretionary benefit increases, new business pricing, and operating expense levels.  We evaluate historical experience for these factors when assessing the need for changing current assumptions.  However, since many of these factors are interdependent and subject to short-term volatility during the long-duration contract period, substantial judgment is required.  Actual experience may emerge differently from that originally estimated.  Any such difference would be recognized in the current year’s consolidated statement of income. We utilize in-house actuaries in developing our actuarial assumptions and estimates and in monitoring such assumptions and estimates against actual experience.

Income Taxes
We evaluate our deferred income tax assets, which partially offset our deferred tax liabilities, for any necessary valuation allowances.  In doing so, we consider our ability and potential for recovering income taxes associated with such assets, which involve significant judgment.  Revisions to the assumptions associated with any necessary valuation allowances would be recognized in the Consolidated Financial Statements in the period in which such revisions are made.

MANAGEMENT’S
DISCUSSION & ANALYSIS

Accrued Pension Expense
We maintain a defined benefit retirement plan on behalf of our employees. Measurement of the future benefit obligations associated with this plan involves significant judgment, particularly in regard to the expected long-term rate of return on plan assets, rate of compensation increases and the current discount rate used to calculate the present value of future obligations. The long-term rate of return for plan assets is determined based on an analysis of historical returns on invested assets, anticipated future fixed income, equity investment markets, and diversification needs.  Long term trends are evaluated relative to current market factors such as inflation, interest rates and investment strategies, including risk management, in order to assess the assumptions as applied to the plan. The discount rate utilized is determined based on reviews of market indices commonly used to measure such liabilities in the industry. Changes in our assumptions can significantly impact the accrued pension liability and net periodic benefit expense recorded in the Consolidated Financial Statements.  Additionally, funding of plan liabilities is sensitive to changes in investment returns as well as regulatory changes, which can significantly impact our Consolidated Financial Statements.

At December 31, 2011, our unfunded status with respect to our defined benefit pension plan was $9,547,038. The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2012 is $993,441. We expect to contribute $1,440,000 to our plan during 2012. We continually monitor the performance of plan assets and growth in liabilities and funding necessities, utilizing independent and experienced consultants to assist in plan management. Given current market conditions along with plan experience and industry trends, we continue to evaluate the need for changes in our employee benefit plans.

New Accounting Pronouncements
In October 2010, the FASB issued authoritative guidance to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. Under the new guidance, acquisition costs are to include only those costs that are directly related to the acquisition or renewal of insurance contracts by applying a model similar to the accounting for loan origination costs. An entity may defer incremental direct costs of contract acquisition that are incurred in transactions with independent third parties or employees as well as the portion of employee compensation and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts. Additionally, an entity may capitalize as a deferred acquisition cost only those advertising costs meeting the capitalization criteria for direct-response advertising. This change is effective for fiscal years beginning after December 15, 2011 and interim periods within those years. Early adoption as of the beginning of a fiscal year is permitted. The guidance is to be applied prospectively upon the date of adoption, with retrospective application permitted, but not required. We plan to adopt this guidance effective January 1, 2012. We do not expect to experience a significant impact as a result of this new guidance.

In May 2011, the FASB issued new guidance concerning fair value measurements and disclosure. The new guidance is the result of joint efforts by the FASB and the International Accounting Standards Board to develop a single, converged fair value framework on how to measure fair value and the necessary disclosures concerning fair value measurements. The guidance is effective for interim and annual periods beginning after December 15, 2011 and no early adoption is permitted. We do not expect to experience a significant impact as a result of this new guidance.

MANAGEMENT’S
DISCUSSION & ANALYSIS

In June 2011, the FASB issued updated guidance to increase the prominence of items reported in other comprehensive income by eliminating the option of presenting components of comprehensive income as part of the statement of changes in stockholders’ equity. The updated guidance requires that all non-owner changes in stockholders’ equity be presented either as a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued additional guidance to indefinitely defer the requirement to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented. The updated guidance is to be applied retrospectively and is effective for the quarter ending March 31, 2012. Early adoption is permitted.  We plan to adopt this guidance for the first quarter of 2012. The updated guidance will result in a change in the presentation of our Consolidated Financial Statements but will not have any impact on our results of operations, financial position or liquidity. We have not yet determined what method of presentation will be used in complying with this guidance.

BUSINESS SEGMENTS
FASB guidance requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of business units. Beginning in 2011, we revised our reporting segments slightly to reclass certain intercompany eliminations against various segments rather than allocating all eliminations to the Corporate and Other segment. Accordingly, the 2010 amounts presented and discussed herein have been revised to correlate with the 2011 segment methodology. Accordingly, our business segments are as follows:

▪	Preneed and Burial Products segment includes both life and annuity products sold by funeral directors or affiliated agents to fund prearranged funerals or to provide for the insured’s final expenses.

▪	Traditional and Universal Life Products segment includes traditional life, group life, annuities and universal life products.

▪	Administrative and Financial Services segment includes the administration of credit life and credit accident and health insurance products as well as the fees generated from our third party administration arrangements.

▪	Corporate and Other segment consists of corporate accounts primarily including stockholders' paid-in capital, earned surplus, property and equipment, company-owned life insurance and other minor business lines which include group annuities and group and individual accident and health products.

▪	Please see Note I to the Consolidated Financial Statements for additional information regarding segment data.

OPERATING RESULTS
Consolidated Operations
Total consolidated revenues increased approximately $98,295,000. Excluding the effects of consideration on reinsurance assumed, consolidated revenues increased approximately $8,163,000.

The primary driver of our revenue increase in 2011 was an increase in earned premiums. We experienced an increase in net earned premiums of approximately $9,326,000, or 26.9%, during 2011. This increase was driven by increased sales of our current product offerings, including the new Puritan product offering introduced during the second quarter of 2011, in addition to premiums received on the recently acquired Texas blocks of business and through the sale of our new final expense policy. Our current product offerings are performing well, although current economic conditions continue to limit disposable income typically used as a source for new sales in many of our markets.

MANAGEMENT’S
DISCUSSION & ANALYSIS

Net investment income increased $1,089,000, or 6.4%, during 2011 due primarily to our larger invested asset base as a result of the recent acquisition of the Memorial Service block of life insurance policies.  Due to the present investment climate, the cash received in this transaction was not fully invested until late in the third quarter of 2011, which contributed to slower growth in our investment income. The current economic environment continues to put pressure on new investment yields.

Net realized gains decreased approximately $1,593,000 during 2011. During the second quarter of 2010, we sold our previously impaired $4,000,000 investment in Lehman Brothers bond holdings, recognizing a gain of $171,105.  This transaction generated a substantial realized tax loss of approximately $3,096,000.  We recognized other capital gains in our bond portfolio during 2010 in order to utilize this tax loss.  This strategy in conjunction with carryback provisions facilitated the use of the entire tax loss. Additionally, at September 30, 2010, we recognized an other-than-temporary impairment for our Farmers Capital Bank Corporation common stock holding due to the severity and length of the decline in market value.  While the issuer had positive earnings during 2010 and has shown financial progress, the stock continued to show no improvement in value, and had been in an unrealized loss position in excess of 12 months.  We expect to continue to hold this stock; however, no information could be documented to support the recovery in value of the stock in the near term.  This impairment generated a total pre-tax impairment charge of $225,632.  We experienced no other-than-temporary impairments during the year ended December 31, 2011 and experienced no other-than-temporary impairments beyond the Farmers Capital Bank impairment during the year ended December 31, 2010.

Consideration on reinsurance assumed totaled $93,942,509 and $3,810,018 for the years ended December 31, 2011 and 2010, respectively. The 2011 amount primarily represents the payments from the Texas Life, Accident, Health, and Hospital Service Insurance Guaranty Association in settlement of assumed policy liabilities on policies previously issued by Memorial Service Life Insurance Company.  The 2010 amount represented the payments from the Texas Life, Accident, Health and Hospital Service Insurance Guaranty Association in settlement of the assumed policy liabilities on policies previously issued by Texas Memorial Life Insurance Company.

Other income decreased approximately $658,000 during 2011. The primary reason for this decrease related to the proceeds received during the second quarter of 2010 under one of our company-owned life insurance policies. We recognized a reduction in our asset for the return of the cash value of approximately $535,000 and an additional non-taxable death benefit above the cash value of approximately $903,000. This decrease was partially offset by increases in revenues received from our TPA arrangements due to both new relationships and expanded work within existing relationships.

Total benefits and expenses increased approximately $101,329,000 during 2011. This increase is primarily driven by the increase in reserves relative to our assumption of the Memorial Service block of life insurance policies during the third quarter of 2011.  Additionally, we have experienced increasing reserves, increased claims and increased commissions associated with our higher sales volume and the larger policy count derived from our assumptions of both the Memorial Service and Texas Memorial blocks of life insurance policies.  Finally, general and administrative expenses have increased due to increased benefit and employee salary expenses, some of which have been driven by new employees added due to our recent acquisitions, as well as amortization expense of the value of business acquired on the acquisition of the Texas Memorial block of life insurance policies.

After providing for federal income taxes, our net income was $552,129 with net income per share of $0.48 for 2011 as compared to net income of $2,439,417 and net income per share of $2.13 for 2010.

We declared a dividend of $0.18 per share on February 10, 2011 to shareholders of record on March 18, 2011. This dividend was paid on April 7, 2011.

MANAGEMENT’S
DISCUSSION & ANALYSIS

Preneed & Burial Products
Revenues for the preneed and burial products business segment increased approximately $93,549,000 in 2011 compared to 2010. This increase is predominantly due to the acquisition of the Memorial Service block of life insurance policies during the third quarter of 2011 as previously discussed. Excluding the effects of consideration on reinsurance assumed associated with the two blocks of business assumed from the Texas Life, Accident, Health, and Hospital Service Insurance Guaranty Association during 2011 and 2010, revenues increased approximately 8.2% during 2011. This increase is predominantly due to the previously mentioned stronger sales of our existing products and ongoing premium income generated as a result of the recent acquisitions, which were somewhat offset by lower investment yields. Our pre-tax income (loss) decreased approximately $2,414,000 in 2011 compared to prior year. The current year pre-tax loss was driven by reserve increases and higher claims in this segment as well as crediting rate spread pressure due to lower investment income yields. In particular, the reserve increases on the acquisition of the Memorial Service block of life insurance policies were significantly larger than the associated earned investment income on that block during the third quarter of 2011 due to the delay in investing the cash received in the acquisition. As most of these funds were invested by the end of the third quarter of 2011, we have experienced improved performance on this block since that point. Additionally, pre-tax income in 2010 was assisted by realized gains allocated to this segment that were recognized primarily during the third quarter of 2010 to offset the tax loss recognized on the sale of our Lehman Brothers holdings.

The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production First Year and Single Year Ended December 31

	2011	2010
North Carolina	$6,828,999	$7,006,076
Kentucky	5,856,283	5,583,158
Tennessee	3,500,699	3,184,153
Georgia	1,927,586	1,845,210
Virginia	1,541,029	1,326,541
Indiana	1,276,093	1,136,701
Ohio	998,725	740,541
South Carolina	558,788	549,427
Illinois	468,953	246,204
Michigan	357,879	528,532
All Other States	869,908	787,750
TOTAL	$24,184,942	$22,934,293

In late 2007, we introduced the Legacy Gold product series, a generation of life insurance and annuity products marketed in conjunction with prearranged funerals.  As a part of the process, we performed detailed analysis of the preneed market and of the characteristics of our particular block of business.  We believe that the result of these efforts is a very marketable product that balances profitability with competitive commissions and death benefit growth to provide adequate proceeds to cover funeral expenses and personal needs.  Underwritten and guaranteed issue options are available.  This product series was modified slightly at the end of 2011, which we believe will enable us to maintain sales and premium volume in this competitive market.

MANAGEMENT’S
DISCUSSION & ANALYSIS

During the fourth quarter of 2008, we introduced the Heritage Final Expense II product as a replacement for our original Heritage Final Expense product sold in the final expense markets.  The new product incorporates the 2001 CSO table while also improving the marketability and profitability of the product.

As noted above, we also launched a new final expense product during 2011 for use through a national master general agent distribution system.

Traditional & Universal Life Products
Revenues for 2011 increased approximately $5,401,000 while pre-tax income increased approximately $68,000.  Revenues for this segment are primarily derived from the sale of term insurance products through banks, for which demand fluctuates along with economic conditions. While consumer credit markets remain tight, our recent products have performed well. Additionally, our new Puritan product offering introduced during the second quarter of 2011 has contributed significantly to our sales growth.  The increase in pre-tax income is primarily attributable to improved claims within this segment along with the increase in sales, which was partially offset by the change in realized gains allocated to this segment given those recognized primarily during the third quarter of 2010 to offset the capital loss recognized on the sale of our Lehman Brothers holdings.

During the second quarter of 2011, we introduced two products geared toward wealth preservation in the senior market – the Heritage Solution, a single premium life policy, and the Heritage Provider, a ten pay whole life and single premium immediate annuity combination. These products are currently being sold exclusively through our partnership with Puritan Financial Group and are being underwritten and issued using a third party underwriter with significant experience in that market. This business is being reinsured under a 50% coinsurance arrangement with an affiliated life insurance company of Puritan Financial Group.

In late 2008, we updated two of our products within this line to incorporate the 2001 CSO table while enhancing the marketability and profitability of these products.  The HLW Choice Whole Life replaced the Life Paid Up at 95 and the Heritage Protector IV replaced the Heritage Protector III.

Investors Heritage Financial markets traditional insurance products through banks and other financial institutions.  Currently, Investors Heritage Financial services 262 financial institutions and other retail outlets contracted through Investors Heritage Life.  Investors Heritage Financial markets Investors Heritage Life products and continues to expand the portfolio of products available to our regular ordinary insurance agents by offering products of other unaffiliated companies.  For a number of years, we have provided outlets for our agents with substandard business that Investors Heritage Life will not accept.  Investors Heritage Financial has provided “second to die” policies, substandard life policies, larger term policies and health insurance products through other unaffiliated insurance companies.  Investors Heritage Financial receives a fee for providing those services and the outlook for increased fee income from this marketing arrangement is positive.

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

MANAGEMENT’S
DISCUSSION & ANALYSIS

Administrative & Financial Services
This segment includes the administration of credit life and credit accident and health insurance products.  We reinsure 100% of the related underwriting risk on credit products currently produced within this segment.  Accordingly, credit product revenue is generated primarily from initiation fees as well as servicing and administering the credit business for our reinsurers. Because the credit product revenue is fee-based, performance is in direct relation to new premium production coupled with fees generated as premiums are earned.  Premium production within this segment is also significantly affected by economic conditions within our credit markets, particularly Kentucky.

In addition to credit administration, this segment includes fees generated relative to our third party administrative relationships.  We currently provide tailored administrative services for seven unaffiliated companies, comprised of four life insurance companies and three holding companies.  Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting, actuarial services and policy administration. We have been given notice of termination relative to two third party administration clients effective July 1, 2012.

Revenues for this segment increased approximately $314,000 in 2011 while pre-tax income increased approximately $30,000.  These increases in revenue and pre-tax income are primarily related to the amount of service fees generated from our third party administrative relationships.

Corporate & Other
Corporate & Other consists of corporate accounts measured primarily by stockholders’ paid-in capital, contributed surplus, earned surplus, property and equipment, corporate-owned life insurance and other minor business lines which include group annuities and group and individual accident and health products.  Revenues from this segment in 2011 decreased approximately $969,000 and pre-tax income decreased $717,000.  The decrease in revenues and pre-tax income are primarily due to the company-owned life insurance death benefit proceeds received during 2010 of approximately $903,000.

During 2011, Investors Heritage Financial's revenues were approximately $170,000, down $16,000 compared to 2010, and no dividends were paid to Investors Heritage Capital.  Revenues from Investors Heritage Printing were approximately $203,000 in 2011, down $141,000 compared to 2010.  Investors Heritage Printing did not pay any dividends to Investors Heritage Capital.  Revenues from At Need Funding were approximately $105,000 in 2011, up $9,000 compared to 2010.  At Need Funding paid no distributions to Investors Heritage Capital in 2011.  Revenues from all non-Investors Heritage Life sources constitute less than 1% of total consolidated revenues in 2011 and management is working on the continued growth and profitability of each of the non-life subsidiaries.

INVESTMENTS, LIQUIDITY AND CAPITAL RESOURCES

Investments
Together with our outside investment advisor and portfolio manager, we manage the fixed income investment portfolio to achieve the Company’s investment goals, which include the diversification of credit risk, the maintenance of adequate portfolio liquidity, the management of interest rate risk and the maximization of investment returns.

Since inception, we have maintained a sound, conservative investment strategy.  As of December 31, 2011, 92.0% of our total invested assets consisted of fixed income securities, compared to 90.4% at December 31, 2010. The primary investment objectives are to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.

MANAGEMENT’S
DISCUSSION & ANALYSIS

The fixed income portfolio is diversified among sectors. The Standard & Poor's average quality rating of our fixed income portfolio holdings as of December 31, 2011 is A+. At December 31, 2011 and 2010, the fixed income portfolio was allocated as follows:

	December 31
	2011	2010
Corporate:
Bank and finance	15.5%	11.9%
Industrial and miscellaneous	37.6%	36.2%
Government	13.3%	12.2%
Mortgage-backed securities	12.8%	15.5%
Foreign	6.9%	7.2%
Asset-backed securities	1.3%	2.0%
States and political subdivisions	12.6%	15.0%

The fixed maturities and equity securities within our portfolio are in a net unrealized gain position of approximately $32,127,000 at December 31, 2011.  Please see Note C to the Consolidated Financial Statements for additional information regarding these fair values.

The fixed income portfolio includes approximately $54,062,000 (at fair value) of mortgage-backed securities ("MBS").  MBS have historically added value to the portfolio and our outside investment advisor has provided the expertise to purchase MBS with confidence that the credit ratings have been properly analyzed and that the investment properly suits our asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions.  Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored.  Except for nine commercial-backed mortgages of approximately $8,307,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs.  Unlike most corporate or real estate debt, the primary concern with MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 34% of the total MBS portfolio.  In accordance with relevant accounting guidance, when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows.  The overall impact of the CMO’s variability in yields on the portfolio has not been significant in relation to the yield and cash flows of the total invested assets.  More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO’s, such as those structured to share in residual cash flows.  Except for three sequential pay CMO’s totaling approximately $5,300,000, the CMO’s held are either planned amortization class bonds or support class bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk.  Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO’s.

MANAGEMENT’S
DISCUSSION & ANALYSIS

Pass-throughs comprise the remainder of MBS owned, representing approximately 66% of the total MBS portfolio.  Pass-throughs are FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

We continuously monitor the investment risk within our portfolio, including the risk associated with subprime lending with our CMO investments.  As of December 31, 2011, we have only one CMO, with a fair value of approximately $59,000, which has any level of direct subprime exposure.  Based on our analysis, we believe this investment is of high quality and expect no losses as a result of the current subprime concerns.  Additionally, we have no Alt-A bond exposure within our current holdings.We also engage in commercial and residential mortgage lending, with approximately 99.9% of these investments in commercial properties.  All mortgage loans are either originated in-house or through two mortgage brokers, are secured by first mortgages on the real estate and generally carry personal guarantees by the borrowers.  Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required.  We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, and reviewing larger mortgage loans on an annual basis. The average loan balance is $386,649 and the average loan to value is 37%.  The largest loan currently held is $827,375. Our mortgage loans are spread across properties located in eleven states primarily in the southeastern United States, with approximately 75.6% of our loans located in the states of Kentucky, Florida, Texas and Georgia. We have approximately $19,332,000 invested in mortgage loans, which represents 4.2% of total invested assets.

The portfolio is diversified across various property types as follows:

	December 31
	2011	2010
Office	19.0%	24.6%
Retail	67.7%	58.7%
Industrial	3.6%	3.9%
Medical	3.4%	6.0%
Apartments	4.6%	5.1%
Other	1.7%	1.7%

We are familiar with our mortgage loan markets and given our low loan-to-value ratios, we do not believe that current economic conditions will have a material negative impact on our mortgage loan portfolio.  We have been successful in adding value to the total investment portfolio through mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are generally 100 to 425 basis points higher than yields realized from fixed income investments.  Value has also been added because the mortgage loan portfolio has consistently performed well.  As of December 31, 2011 and 2010, we had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

We had one default during 2010, and we accepted a deed to the real estate in lieu of foreclosure. The outstanding balance on the loan together with accrued interest and legal expenses was $405,114. The property appraised in December 2010 at a fair market value of $450,000. We plan to continue to administer the property with the long-term expectation of marketing the property for sale.

MANAGEMENT’S
DISCUSSION & ANALYSIS

During the third quarter of 2011, we began purchasing investments in state-guaranteed receivables. These investments represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. As these payment streams are secured by the states themselves, a key function of our due diligence is the assessment of the states’ ability to meet these obligations. Additionally, each state generally withholds income tax from each payment for which we must file for reimbursement of such tax annually. We carry the state-guaranteed receivables at their amortized cost basis on the balance sheet. As of December 31, 2011, we hold approximately $6,469,000 in state-guaranteed receivables, which represents 1.4% of total invested assets. These investments are spread across six states, with the largest concentrations being approximately $4,247,000 in the state of New York and $1,612,000 in the state of Massachusetts.

During the third quarter of 2011, we also purchased a $3,000,000 position in a Morgan Stanley market-indexed note. The note pays 1% interest annually and matures in six years. In exchange for the reduced interest rate, the investment provides a protected level of equity market exposure. At the maturity date, we participate at 110% of any increase in the Dow Jones Industrial Average as compared to the purchase date, but our principal is guaranteed against market-related downside risk. We remain subject to counterparty credit risk associated with the issuer, Morgan Stanley, just as we would with any other fixed maturity or equity security within our portfolio. The equity-linked portion of the investment is classified as a derivative and bifurcated for reporting purposes. The derivative portion is reported as an investment in derivative on the balance sheet. This derivative is required to be marked-to-market through the income statement, with the change in value reported as a component of investment income on the income statement. As of December 31, 2011, the derivative investment is valued at $752,700 with a corresponding gain recognized on the mark-to-market adjustment of $107,700.

Liquidity and Capital Resources
The quality of our investment portfolio and the current level of stockholders' equity continue to provide a sound financial base as we strive to expand our marketing system and to offer competitive, quality products.  Our investment portfolio continues to provide financial stability.  It is management's opinion that we have adequate cash flows both on a long-term and short-term basis as evidenced by the net cash flows provided by operating activities in the consolidated statements of cash flows presented in this Annual Review.  Such cash flows were primarily derived from insurance premiums, investment income, administrative service fees, and cash received on the assumptions of blocks of business.

The stability of our liquidity is found in our conservative approach to product development and in the strength and stability of our fixed income portfolio and mortgage loans.  At December 31, 2011, our fixed income investments were 96.8% investment grade as rated by Standard & Poor's, with none of our investments in default.  Liquidity is also managed by laddering maturities of our fixed income portfolio. The average duration of our fixed income investments is 5.3 years with approximately $12,531,000 due within twelve months and approximately $77,333,000 due within the following four years.  Historically, management has anticipated that all such investments will be held until maturity.  However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management.  As explained in detail in Note A to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

MANAGEMENT’S
DISCUSSION & ANALYSIS

Effective September 29, 2011, we renewed for two years our line of credit for At Need Funding, which is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies. This line of credit was reduced from $2,000,000 to $1,000,000. Effective September 27, 2011, we also renewed for two years our $150,000 operating line of credit. These lines of credit require interest to be paid monthly at the prime rate, with a floor of 3.25%. At December 31, 2011, the outstanding principal balance on the At Need Funding line of credit was $388,371. At December 31, 2011, there was no amount outstanding on the operating line of credit.

On June 1, 2005, we renewed our existing bank note in the amount of $1,434,257 with interest paid monthly at a rate of 1% under the prime rate.  In conjunction with this note, we purchased an interest rate cap to hedge exposure to interest rate risk.  The interest rate cap limited the interest rate that could be charged over the remaining term to maturity of the note to no greater than 6.5%.  During the second quarter of 2010, we made our final payment on this note.

On February 3, 2005, Investors Heritage Capital borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000. The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015. The proceeds received by Investors Heritage Life were used to repay their surplus notes to Investors Heritage Capital. Additionally, Investors Heritage Capital used the proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004. This transaction was approved by the Kentucky Department of Insurance. At December 31, 2011, $1,392,966 remained outstanding on this note.

On February 4, 2008, we issued a promissory note in the amount of $135,600 with an interest rate of 4%, due February 4, 2012. This note was issued in exchange for a block of common stock from one of our stockholders under our right of first refusal. The balance on this note was paid off in early 2011 as allowed under the note.

We are a member of the Federal Home Loan Bank of Cincinnati, Ohio by way of our investment in shares of their common stock.  As a member, we have access to both short-term and long-term borrowings at below market rates.  Borrowings under this program are collateralized by securities within our investment portfolio.  To this point, we have not needed to access this borrowing capacity.

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement.  Management has assessed our position as of December 31, 2011, and we are in compliance with all debt covenant requirements.

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

MANAGEMENT’S
DISCUSSION & ANALYSIS

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life increased approximately $145,000 in 2011. The increase in statutory capital and surplus in 2011 is primarily related to 2011 net income, offset somewhat by dividends paid, an increase in the asset valuation reserve, and reductions in unrealized gains on equities and admissible deferred tax assets. Investors Heritage Life produced a statutory operating gain of approximately $1,103,000 and $1,390,000 in 2011 and 2010, respectively, before the effect of the realized gains (losses).  For additional discussion on statutory accounting practices refer to Note H to the Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements as of December 31, 2011.

FORWARD LOOKING INFORMATION

We caution readers regarding certain forward-looking statements contained in this report and in any other statements made by us, or on our behalf, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Statements using verbs such as "expect", "anticipate", "believe" or words of similar import generally involve forward-looking statements.  Without limiting the foregoing, forward-looking statements include statements which represent our beliefs concerning future levels of sales and redemptions of our products, investment spreads and yields or the earnings and profitability of our activities.

Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which are subject to change.  These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf.  Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable factors and developments.  Some of these may be national in scope, such as general economic conditions, changes in tax laws and changes in interest rates.  Some may be related to the insurance industry generally, such as pricing competition, regulatory developments, industry consolidation and the effects of competition in the insurance business from other insurance companies and other financial institutions operating in our market area and elsewhere.  Others may relate to us specifically, such as credit, volatility and other risks associated with our investment portfolio.  We caution that such factors are not exclusive.  We disclaim any obligation to update forward-looking information.

MANAGEMENT’S REPORT ON INTERNAL
CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of our Consolidated Financial Statements in accordance with U.S. generally accepted accounting principles. Our accounting policies and internal controls over financial reporting, established and maintained by management, are under the general oversight of our Audit Committee.

Our internal control over financial reporting includes those policies and procedures that:

▪	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

▪	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

▪	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed our internal control over financial reporting as of December 31, 2011. The standard measures adopted by management in making its evaluation are the measures in the Internal Control Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission.

Based upon its assessment, management has concluded that our internal control over financial reporting is effective at December 31, 2011, and that there were no material weaknesses in our internal control over financial reporting as of that date.

This annual report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Investors Heritage Capital Corporation

We have audited the accompanying consolidated balance sheets of Investors Heritage Capital Corporation (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Heritage Capital Corporation as of December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Mountjoy Chilton Medley LLP
Louisville, Kentucky
March 22, 2012

INVESTORS HERITAGE CAPITAL CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2011 - $389,789,791; 2010- $295,589,089)	$421,640,668	$313,456,262
Equity securities (cost: 2011 - $1,099,678; 2010 - $3,877,775)	1,376,140	4,524,771
Mortgage loans on real estate	19,332,470	19,817,478
Policy loans	7,050,892	6,949,374
State-guaranteed receivables	6,468,912	-
Investment in derivative	752,700	-
Other invested assets	1,736,766	1,454,232
Short-term investments	-	491,041
Total investments	$458,358,548	$346,693,158

Cash and cash equivalents	6,534,616	2,647,798
Accrued investment income	4,978,676	3,926,591
Due premiums	3,697,869	3,772,069
Deferred acquisition costs	16,619,021	17,450,827
Value of business acquired	674,762	867,881
Leased property under capital leases	505,541	72,461
Property and equipment	1,751,706	1,582,958
Cash value of company-owned life insurance	9,899,557	9,021,432
Other assets	1,242,250	444,340
Amounts recoverable from reinsurers	47,582,367	44,109,932
Total assets	$551,844,913	$430,589,447

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$451,421,904	$348,745,910
Unearned premium reserves	9,568,125	8,726,074
Policy claims	2,098,959	1,887,136
Liability for deposit-type contracts	3,007,905	2,791,261
Reserves for dividends and endowments and other	526,480	535,918
Total policy liabilities	$466,623,373	$362,686,299
Deferred federal income tax liability	9,325,937	6,598,944
Obligations under capital leases	496,958	57,808
Notes payable	1,781,337	2,533,955
Accrued pension liability	9,547,038	5,606,631
Other liabilities	6,406,549	1,933,347
Total liabilities	$494,181,192	$379,416,984

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2011-1,152,737; 2010-1,151,817)	$1,152,737	$1,151,817
Paid-in surplus	8,832,222	8,801,514
Accumulated other comprehensive income	13,605,484	7,482,092
Retained earnings	34,073,278	33,737,040
Total stockholders' equity	$57,663,721	$51,172,463
Total liabilities and stockholders' equity	$551,844,913	$430,589,447

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
REVENUE
Premiums and other considerations	$59,877,767	$43,368,730
Premiums ceded	(15,855,869)	(8,672,353)
Net premiums earned	44,021,898	34,696,377

Investment income, net of expenses	18,206,256	17,117,549
Net realized gains (losses) on investments:
Total other-than-temporary impairment losses	-	(225,632)
Portion of loss recognized in other comprehensive income	-	-
Other net realized investment gains	559,001	2,377,901
Total net realized gains on investments	559,001	2,152,269
Consideration on reinsurance assumed	93,942,509	3,810,018
Other income	1,714,352	2,372,454
Total revenue	$158,444,016	$60,148,667

BENEFITS AND EXPENSES
Death and other benefits	$37,768,774	$31,959,864
Guaranteed annual endowments	463,817	481,551
Dividends to policyholders	438,787	458,280
Increase in benefit reserves and unearned premiums	103,679,054	9,698,671
Acquisition costs deferred	(6,267,513)	(4,616,065)
Amortization of deferred acquisition costs	6,874,879	5,644,889
Commissions	3,130,715	2,452,991
Other general and administrative expenses	11,872,254	10,552,021
Total benefits and expenses	$157,960,767	$56,632,202

INCOME BEFORE FEDERAL INCOME TAXES	$483,249	$3,516,465

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current	$318,687	$132,729
Deferred	(387,567)	944,319
Total federal income taxes	$(68,880)	$1,077,048

NET INCOME	$552,129	$2,439,417

BASIC AND DILUTED NET EARNINGS PER SHARE	$0.48	$2.13

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income (Loss)	Earnings	Equity

BALANCE, JANUARY 1, 2010	$1,141,767	$8,716,135	$4,495,103	$31,321,874	$45,674,879

Comprehensive income:
Net income	-	-	-	2,439,417	2,439,417
Change in net unrealized appreciation on available-for-sale securities	-	-	3,908,180	-	3,908,180
Change in unrealized pension benefits	-	-	(923,549)	-	(923,549)
Change in fair value of hedging instrument	-	-	2,358	-	2,358
Total comprehensive income					5,426,406
Cash dividends	-	-	-	(149,364)	(149,364)
Issuances of common stock, net	10,050	85,379	-	125,113	220,542
BALANCE, DECEMBER 31, 2010	$1,151,817	$8,801,514	$7,482,092	$33,737,040	$51,172,463

Comprehensive income:
Net income	-	-	-	552,129	552,129
Change in net unrealized appreciation on available-for-sale securities	-	-	8,862,905	-	8,862,905
Change in unrealized pension benefits	-	-	(2,739,513)	-	(2,739,513)
Total comprehensive income					6,675,521
Cash dividends	-	-	-	(207,327)	(207,327)
Issuances of common stock, net	920	30,708	-	(8,564)	23,064
BALANCE, DECEMBER 31, 2011	$1,152,737	$8,832,222	$13,605,484	$34,073,278	$57,663,721

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
OPERATING ACTIVITIES
Net income	$552,129	$2,439,417
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(559,001)	(2,152,269)
Provision (benefit) for deferred federal income taxes	(387,567)	944,319
Amortization of deferred acquisition costs	6,874,879	5,644,889
Acquisition costs deferred	(6,267,513)	(4,616,065)
Net adjustment for premium and discount on investments	549,625	407,998
Depreciation and other amortization	488,727	416,966
Change in value of derivative investment	(107,700)	-
Changes in operating assets and liabilities:
Accrued investment income	(1,052,085)	86,811
Due premiums	74,200	(158,791)
Value of business acquired	-	(921,356)
Cash value of company-owned life insurance	(878,125)	(349,599)
Amounts recoverable from reinsurers	(3,472,435)	3,411,087
Benefit reserves	107,194,649	6,382,573
Policy claims	211,823	304,452
Liability for deposit-type contracts	216,644	48,275
Reserves for dividends and endowments and other	(9,438)	110,499
Other assets and other liabilities	3,904,070	(247,984)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$107,332,882	$11,751,222
INVESTING ACTIVITIES
Purchases of available-for-sale securities	$(129,959,966)	$(61,350,435)
Sales of available-for-sale securities	5,328,369	26,555,272
Maturities of available-for-sale securities	33,132,620	24,009,472
Acquisitions of mortgage loans on real estate	(3,227,500)	(3,312,630)
Payments on mortgage loans on real estate	3,705,607	4,179,592
Purchases of state-guaranteed receivables	(6,463,522)	-
Payments on state-guaranteed receivables	87,260	-
Purchase of derivative investment	(645,000)	-
Acquisitions of short-term investments	(24,028,034)	(491,041)
Sales and maturities of short-term investments	24,519,075	-
Net acquisitions of other investments	(384,052)	(453,584)
Net additions to property and equipment	(897,436)	(115,440)
NET CASH USED IN INVESTING ACTIVITIES	$(98,832,579)	$(10,978,794)
FINANCING ACTIVITIES
Receipts from universal life policies credited to policyholder account balances	$5,508,652	$5,965,415
Return of policyholder account balances on universal life policies	(9,185,256)	(9,355,376)
Payments on notes payable	(4,486,270)	(3,339,862)
Proceeds from notes payable	3,733,652	2,803,233
Issuances of common stock, net	23,064	220,542
Dividends	(207,327)	(149,364)
NET CASH USED IN FINANCING ACTIVITIES	$(4,613,485)	$(3,855,412)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$3,886,818	$(3,082,984)
Cash and cash equivalents at beginning of year	2,647,798	5,730,782
CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,534,616	$2,647,798

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE A - Nature of Operations and Accounting Policies

Investors Heritage Capital Corporation is the holding company of Investors Heritage Life Insurance Company; Investors Heritage Printing, Inc., a printing company; Investors Heritage Financial Services Group, Inc., an insurance marketing company; is the sole member of At Need Funding, LLC, a limited liability company that provides advance funding of funerals in exchange for the irrevocable assignment of life insurance policies from other nonaffiliated companies; and is the sole member of Heritage Funding, LLC, a limited liability company that invests in various business ventures.  These entities are collectively hereinafter referred to as the "Company".  Approximately 99% of Investors Heritage Capital’s consolidated revenue is generated by Investors Heritage Life.

The Company's operations involve the sale and administration of various insurance and annuity products, including, but not limited to, participating and non-participating whole life, limited pay life, universal life, annuity contracts, credit life, credit accident and health and group insurance policies.  The principal markets for the Company's products are in Kentucky, North Carolina, Georgia, Indiana, Michigan, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia.

Basis of Presentation:  The accompanying Consolidated Financial Statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

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

Use of Estimates:  The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes.  Actual results could differ from those estimates.

Reclassifications:  Certain reclassifications have been made in the prior year Consolidated Financial Statements to conform to current year presentation. These reclassifications had no impact on previously reported net income or stockholders’ equity.

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

If an other-than-temporary impairment occurs with respect to a bond, the reduced book value is amortized back to the security’s expected recovery value over the remaining term of the bond.  The Company continues to review the security for further impairment that would prompt another write-down in the value.

Mortgage loans and policy loans are carried primarily at aggregate principal balance.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

State-guaranteed receivables represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. The state-guaranteed receivables are carried at their amortized cost basis.

Investment in derivative represents the derivative portion of the Company’s investment in a market-indexed note.  The derivative portion of this investment is bifurcated and carried at fair value, with changes in the fair value of the derivative included within investment income in the consolidated statements of income.

Other invested assets include real estate investments and notes receivable.  Real estate investments are carried at cost less accumulated depreciation.  Notes receivable are carried at their aggregate principal balance.

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

Value of Business Acquired:  Value of business acquired represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition of a block of policies. Refer to Note L for details on recent acquisitions and their associated value of business acquired. Amortization of value of business acquired recognized in 2011 totaled $193,119. Amortization recognized in 2010 totaled $66,443. Accumulated amortization was $246,594 and $191,810 at December 31, 2011 and 2010, respectively.  Estimated annual amortization will be approximately $161,000, $128,000, $85,000, $76,000, and $70,000 in 2012 through 2016, respectively.

Property and Equipment:  Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method.  Accumulated depreciation on property and equipment was $4,004,116 and $3,839,748 at December 31, 2011 and 2010, respectively.

Capital Leases: During 2011, the Company entered into four new capital leases. Total lease payments for 2011 and 2010 relating to previously existing capital leases were $54,693 and $168,024, respectively. Future minimum lease payments for 2012 through 2016 are $241,092; $217,225; $84,583; $9,112; and $3,653, respectively. The present value of net minimum lease payments at December 31, 2011 was $496,958, which is equal to the total future minimum lease payments of $555,665 less imputed interest of $58,707. Accumulated amortization on the leased property was $394,166 and $364,021 at December 31, 2011 and 2010, respectively.

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

Reinsurance:  The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth.  Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies.  At December 31, 2011 and 2010, amounts recoverable from reinsurers were $47,582,367 and $44,109,932, respectively.  These amounts included reserves ceded to reinsurers of $46,766,298 and $43,269,728 at December 31, 2011 and 2010, respectively.

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

Participating Policies:  Participating business approximates 18% and 8% of ordinary life insurance in force at December 31, 2011 and 2010, respectively. Participating dividends are accrued as declared by the Board of Directors of Investors Heritage Life.  The liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest, and the 1941 CSO Mortality and 1958 CSO Mortality tables.  All guaranteed benefits were considered in calculating these reserves.  Deferred acquisition costs are amortized in proportion to expected gross profits.

The increase in participating business during 2011 is due to the acquisition of the Memorial Service block of business (as discussed further in Note L), which included a significant amount of participating business. While these policies are participating, no future dividends are anticipated on this block of policies.

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

Common Stock and Earnings per Share:  The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year.  The weighted average number of shares outstanding during 2011 and 2010 were 1,152,335 and 1,147,910 shares, respectively.  The Company paid cash dividends per share of $0.18 and $0.13 in 2011 and 2010, respectively.

Accumulated Other Comprehensive Income (Loss): Financial Accounting Standards Board (“FASB”) guidance requires that unrealized gains or losses on available-for-sale securities be included as a component of other comprehensive income. The reclassification amounts for the years ended December 31, 2011 and 2010 are summarized as follows:

	2011	2010

Net unrealized gain arising during period	$9,421,906	$6,060,449
Reclassification adjustment for net gains included in net income	(559,001)	(2,152,269)
Net unrealized gain on available-for-sale securities	$8,862,905	$3,908,180

Subsequent Events: Management has evaluated all events subsequent to December 31, 2011 through the date that these Consolidated Financial Statements were available to be issued.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

New Accounting Standards: In October 2010, the FASB issued authoritative guidance to address diversity in practice regarding the interpretation of which costs relating to the acquisition of new or renewal insurance contracts qualify for deferral. Under the new guidance, acquisition costs are to include only those costs that are directly related to the acquisition or renewal of insurance contracts by applying a model similar to the accounting for loan origination costs. An entity may defer incremental direct costs of contract acquisition that are incurred in transactions with independent third parties or employees as well as the portion of employee compensation and other costs directly related to underwriting, policy issuance and processing, medical inspection, and contract selling for successfully negotiated contracts. Additionally, an entity may capitalize as a deferred acquisition cost only those advertising costs meeting the capitalization criteria for direct-response advertising. This change is effective for fiscal years beginning after December 15, 2011 and interim periods within those years. Early adoption as of the beginning of a fiscal year is permitted. The guidance is to be applied prospectively upon the date of adoption, with retrospective application permitted, but not required. We plan to adopt this guidance effective January 1, 2012. We do not expect to experience a significant impact as a result of this new guidance.

In May 2011, the FASB issued new guidance concerning fair value measurements and disclosure. The new guidance is the result of joint efforts by the FASB and the International Accounting Standards Board to develop a single, converged fair value framework on how to measure fair value and the necessary disclosures concerning fair value measurements. The guidance is effective for interim and annual periods beginning after December 15, 2011 and no early adoption is permitted. We do not expect to experience a significant impact as a result of this new guidance.

In June 2011, the FASB issued updated guidance to increase the prominence of items reported in other comprehensive income by eliminating the option of presenting components of comprehensive income as part of the statement of changes in stockholders’ equity. The updated guidance requires that all non-owner changes in stockholders’ equity be presented either as a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB issued additional guidance to indefinitely defer the requirement to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented. The updated guidance is to be applied retrospectively and is effective for the quarter ending March 31, 2012. Early adoption is permitted.  We plan to adopt this guidance for the first quarter of 2012. The updated guidance will result in a change in the presentation of our Consolidated Financial Statements but will not have any impact on our results of operations, financial position or liquidity. We have not yet determined what method of presentation will be used in complying with this guidance.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE B - Investments

The Company limits credit risk by investing primarily in investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans. The Company manages its fixed income portfolio to diversify between and within industry sectors. Investments in available-for-sale securities at December 31 are summarized as follows:

2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. government obligations	$52,208,593	$4,134,415	$-	$56,343,008
States and political subdivisions	47,104,054	6,067,945	-	53,171,999
Corporate	208,379,560	15,791,790	603,218	223,568,132
Foreign	26,931,549	2,531,890	447,179	29,016,260
Asset-backed securities	5,041,278	438,652	735	5,479,195
Mortgage-backed securities (MBS):
Commercial MBS	7,893,233	414,233	-	8,307,466
Residential MBS	42,231,524	3,523,084	-	45,754,608
Total fixed maturity securities	$389,789,791	$32,902,009	$1,051,132	$421,640,668
Equity securities:
U.S. agencies	552,800	-	-	552,800
Mutual funds	318,283	52,253	-	370,536
Nonredeemable corporate preferred	-	-	-	-
Corporate common stock	228,595	234,535	10,326	452,804
Total equity securities	1,099,678	286,788	10,326	1,376,140
Total	$390,889,469	$33,188,797	$1,061,458	$423,016,808

2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. government obligations	$36,241,751	$2,039,206	$459	$38,280,498
States and political subdivisions	46,017,006	1,586,463	560,751	47,042,718
Corporate	141,595,890	9,591,286	513,357	150,673,819
Foreign	20,326,137	2,331,581	128,818	22,528,900
Asset-backed securities	5,719,748	477,989	1,533	6,196,204
Mortgage-backed securities (MBS):
Commercial MBS	8,061,043	363,836	-	8,424,879
Residential MBS	37,627,514	2,731,312	49,582	40,309,244
Total fixed maturity securities	$295,589,089	$19,121,673	$1,254,500	$313,456,262
Equity securities:
U.S. agencies	552,800	-	-	552,800
Mutual funds	2,106,380	472,991	8,146	2,571,225
Nonredeemable corporate preferred	990,000	-	42,810	947,190
Corporate common stock	228,595	226,533	1,572	453,556
Total equity securities	3,877,775	699,524	52,528	4,524,771
Total	$299,466,864	$19,821,197	$1,307,028	$317,981,033

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The following table summarizes, for all securities in an unrealized loss position at December 31, 2011 and 2010, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

	December 31, 2011			December 31, 2010
	Estimated Fair Value	Gross Unrealized Loss	Number of Securities	Estimated Fair Value	Gross Unrealized Loss	Number of Securities
Fixed Maturities:
Less than 12 months:
U.S. government obligations	$-	$-	-	$155,391	$459	2
States and political subdivisions	-	-	-	15,633,403	560,751	21
Corporate	20,516,939	603,218	20	14,585,855	438,252	11
Foreign	1,875,940	122,315	1	-	-	-
Asset-backed securities	58,892	735	1	446,468	1,533	2
Residential MBS	-	-	-	2,784,372	49,582	2
Greater than 12 months:
Corporate	-	-	-	1,926,720	75,105	2
Foreign	653,350	324,864	1	846,630	128,818	1
Total fixed maturities	23,105,121	1,051,132	23	36,378,839	1,254,500	41

Equities:
Less than 12 months:
Mutual funds	-	-	-	310,138	8,146	1
Nonredeemable corporate preferred	-	-	-	947,190	42,810	1
Corporate common stock	100,804	10,326	1	109,556	1,572	1
Total equities	100,804	10,326	1	1,366,884	52,528	3

Total	$23,205,925	$1,061,458	24	$37,745,723	$1,307,028	44

As of December 31, 2011, except for one fixed maturity security with a fair value to cost ratio of 67%, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 89% and the equity securities noted above had a fair value to cost ratio of over 90%.  As of December 31, 2010, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 86% and the equity securities noted above had a fair value to cost ratio of over 95%.

The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer.  The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value.  For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors. The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings. The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss). Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains/losses in the consolidated statements of income.  Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of income in the periods incurred as the difference between fair value and cost.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Based on our review, the Company recognized no other-than-temporary impairments during the year ended December 31, 2011.  During the third quarter of 2010, the Company recognized an other-than-temporary impairment for its Farmers Capital Bank Corporation common stock holding due to the severity and length of the decline in market value.  This impairment generated a total pre-tax impairment charge of $225,632.  The Company expects to continue to hold this stock; however, no information could be documented to support the recovery in value of the stock in the near term.  The Company experienced no other-than-temporary impairments beyond the Farmers Capital Bank impairment during the year ended December 31, 2010.

During the fourth quarter of 2011, the Company liquidated its equity positions in three Fifth Third mutual funds, including two for which the Company had previously recognized other-than-temporary impairment losses during 2008. These sales generated a pre-tax gain of $495,272. During the second quarter of 2010, the Company sold its $4,000,000 par value Lehman Holdings bonds that were previously impaired in 2008.  This sale generated a pre-tax gain of $171,105.

Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2011, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature.  The remaining temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

Net unrealized gains for investments classified as available-for-sale are presented below, net of the effect on deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

	December 31
	2011	2010

Net unrealized appreciation on available-for sale securities	$32,127,339	$18,514,169
Adjustment to deferred acquisition costs	(987,662)	(763,222)
Deferred income taxes	(10,805,092)	(6,279,267)
Net unrealized appreciation on available-for sale securities	$20,334,585	$11,471,680

The amortized cost and fair value of debt securities at December 31, 2011, by contractual maturity, are presented below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$12,531,220	$12,820,929
Due after one year through five years	77,332,708	82,272,189
Due after five years through ten years	161,404,821	174,354,003
Due after ten years	88,396,285	98,131,473
Due at multiple maturity dates	50,124,757	54,062,074
Total	$389,789,791	$421,640,668

Proceeds during 2011 and 2010 from sales and maturities of investments in available-for-sale securities were $38,460,989 and $50,564,744, respectively.  Gross gains of $567,280 and $2,394,178 and gross losses of $8,279 and $16,277 were realized on those sales during 2011 and 2010, respectively.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Presented below is investment information, including the accumulated and annual change in net unrealized investment gains or losses.  Additionally, the table shows the annual change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) on debt and equity securities for the years ended December 31, 2011 and 2010.

	2011	2010
Change in unrealized investment gains (losses):
Available-for-sale:
Fixed maturities	$13,983,704	$5,489,162
Equity securities	(370,534)	487,297
Realized investment gains (losses):
Available-for-sale:
Fixed maturities	$53,730	$2,355,797
Equity securities	505,271	(203,528)

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations.  At December 31, 2011 and 2010, these required deposits had a total amortized cost of $22,821,430 and $22,674,345, respectively.

Approximately 99.9% of the Company’s mortgage loans involve commercial properties. Mortgage loans are generally issued at loan to value ratios not exceeding 80 percent and are generally secured by personal guarantees. All loans are secured by a first mortgage on the property.  Although approximately 75.6% of the loans outstanding at December 31, 2011 were located in four states (Kentucky, Florida, Texas, and Georgia), the Company believes the risk of loss due to concentrations is low as a result of the remaining loans being dispersed across the southeastern United States, our stringent underwriting requirements, maintaining small average loan balances, and consistent positive performance of the portfolio as a whole.  This is evidenced by the fact that as of December 31, 2011 and 2010, there were no non-performing loans, loans on nonaccrual status, loans 90 days past due or more, loans in process of foreclosure, or restructured loans.

At December 31, 2011, the Company held various real estate investments for the production of income totaling $670,317, net of accumulated depreciation of $467,485. At December 31, 2010, the Company’s real estate investments totaled $682,996, net of accumulated depreciation of $434,196. We had one mortgage loan default during 2010, and we accepted a deed to the real estate in lieu of foreclosure. The property is an office condominium and is located in the Jacksonville, Florida area. The outstanding balance on the loan together with accrued interest and legal expenses was $405,114. The property appraised in December 2010 at a fair market value of $450,000. The Company experienced no mortgage loan defaults during 2011.

During the third quarter of 2011, the Company began purchasing investments in state-guaranteed receivables. These investments represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. At December 31, 2011, the amortized cost and estimated fair value of state-guaranteed receivables, by contractual maturity, are summarized as follows:

	State-Guaranteed Receivables
	Amortized	Fair
	Cost	Value
Due in one year or less	$469,961	$474,709
Due after one year through five years	1,806,536	1,939,823
Due after five years through ten years	2,004,344	2,429,037
Due after ten years	2,188,071	3,080,784
Total	$6,468,912	$7,924,353

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The outstanding balance of state-guaranteed receivables, by state, as of December 31, 2011 is summarized as follows:

Amortized
Cost
New York	$4,247,490
Massachusetts	1,611,607
California	209,073
Texas	185,021
Ohio	109,304
Pennsylvania	106,417
Total	$6,468,912

During the third quarter of 2011, the Company purchased a $3,000,000 position in a Morgan Stanley market-indexed note. The note pays 1% interest annually and matures in six years. At maturity, the Company participates at 110% of any increase in the Dow Jones Industrial Average since the purchase date, but is guaranteed against market-related downside risk. Accordingly, a portion of the investment is classified as a derivative and bifurcated for reporting purposes. The derivative portion, having a cost basis of $645,000 calculated at 21.5% of the total value of the purchase price of the note, is reported as an investment in derivative on the balance sheet. The remaining non-derivative portion of the note is reported within fixed maturities on the balance sheet. This derivative is marked-to-market through the income statement, with the change in value reported as a component of investment income on the income statement. As of December 31, 2011, the derivative investment is valued at $752,700 with a corresponding gain recognized on the mark-to-market adjustment of $107,700.

Major categories of net investment income are summarized as follows:

	2011	2010
Fixed maturities	$16,890,435	$15,755,605
Equity securities	141,660	184,563
Mortgage loans on real estate	1,317,523	1,494,469
Policy loans	489,876	479,367
State-guaranteed receivables	92,652	-
Gain on investment in derivative	107,700	-
Other	169,925	108,145
	$19,209,771	$18,022,149
Investment expenses	1,003,515	904,600
	$18,206,256	$17,117,549

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

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

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

Level 1 - Quoted prices in active markets for identical assets or liabilities. The Company’s Level 1 assets and liabilities include fixed maturities and equity securities that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The Company’s Level 2 assets and liabilities include fixed maturities with quoted prices that are traded less frequently than exchange-traded instruments or assets and liabilities whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes U.S. Government and agency mortgage-backed fixed maturities and corporate fixed maturities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company’s Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments and corporate and asset-backed securities where independent pricing inputs were not able to be obtained for a significant portion of the securities.

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

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The following table presents the Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of December 31, 2011 and 2010.

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Fixed maturities:
U.S. government obligations	$-	$56,343,008	$-	$56,343,008
States and political subdivisions	-	53,171,999	-	53,171,999
Corporate	-	221,435,053	2,133,079	223,568,132
Foreign	-	29,016,260	-	29,016,260
Asset-backed securities	-	5,479,195	-	5,479,195
Mortgage-backed securities:
Commercial MBS	-	8,307,466	-	8,307,466
Residential MBS	-	45,754,608	-	45,754,608
Total fixed maturities	$-	$419,507,589	$2,133,079	$421,640,668

Equity securities:
U.S. agencies	$552,800	$-	$-	$552,800
Mutual funds	370,536	-	-	370,536
Corporate common stock	100,804	-	352,000	452,804
Total equity securities	$1,024,140	$-	$352,000	$1,376,140

Investment in derivative	$-	$-	$752,700	$752,700

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Fixed maturities:
U.S. government obligations	$-	$38,280,498	$-	$38,280,498
States and political subdivisions	-	47,042,718	-	47,042,718
Corporate	-	150,673,819	-	150,673,819
Foreign	-	22,528,900	-	22,528,900
Asset-backed securities	-	5,808,341	387,863	6,196,204
Mortgage-backed securities:
Commercial MBS	-	8,424,879	-	8,424,879
Residential MBS	-	40,309,244	-	40,309,244
Total fixed maturities	$-	$313,068,399	$387,863	$313,456,262

Equity securities:
U.S. agencies	$552,800	$-	$-	$552,800
Mutual funds	2,571,225	-	-	2,571,225
Nonredeemable corporate preferred	-	947,190	-	947,190
Corporate common stock	109,556	-	344,000	453,556
Total equity securities	$3,233,581	$947,190	$344,000	$4,524,771

At December 31, 2011, Level 3 financial instruments consisted of three corporate fixed maturities and one common stock, where trading has been limited.  At December 31, 2010, Level 3 financial instruments consisted of one asset-backed security and one common stock, where trading has been limited.  The fair values for these securities were primarily determined through the use of non-binding broker quotes and internal models using unobservable assumptions about market participants. At December 31, 2011, the Company also held an investment in a derivative relative to the bifurcated equity-indexed portion of a market-indexed note. The value of the derivative portion of this investment was derived from an option pricing model derived utilizing the Dow Jones Industrial Average as of year end compared to the strike price in the note, along with various other market assumptions including those regarding volatility and dividend yields.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The following table provides a summary of changes in fair value of our Level 3 financial instruments for the years ended December 31, 2011 and 2010.

	Year Ended December 31, 2011
	U.S.		Asset-	Corporate	Investment
	Government		Backed	Common	in
	Obligations	Corporate	Securities	Stock	Derivative	Total
Beginning balance	$-	$-	$387,863	$344,000	$-	$731,863
Transfers into Level 3	-	1,701,785	-	-	-	1,701,785
Transfers out of Level 3	-	-	(387,863)	-	-	(387,863)
Purchases	-	400,000	-	-	645,000	1,045,000
Sales	-	(74,051)	-	-	-	(74,051)
Total gains or losses:						-
Included in earnings	-	-	-	-	107,700	107,700
Included in other comprehensive income	-	105,345	-	8,000	-	113,345
Ending balance	$-	$2,133,079	$-	$352,000	$752,700	$3,237,779

	Year Ended December 31, 2010
	U.S.		Asset-	Corporate	Investment
	Government		Backed	Common	in
	Obligations	Corporate	Securities	Stock	Derivative	Total
Beginning balance	$775,000	$4,573,606	$436,855	$342,400	$-	$6,127,861
Transfers into Level 3	-	-	-	-	-	-
Transfers out of Level 3	(775,000)	(4,558,956)	-	-	-	(5,333,956)
Net purchases (sales)	-	(20,400)	(154,059)	-	-	(174,459)
Total gains or losses:						-
Included in earnings	-	9,056	-	-	-	9,056
Included in other comprehensive income	-	(3,306)	105,067	1,600	-	103,361
Ending balance	$-	$-	$387,863	$344,000	$-	$731,863

Transfers out of Level 3 into other levels were due to recently occurring trades of similar assets, which allowed for observable inputs to be considered in pricing such securities.  The unrealized gains (losses) on Level 3 investments, other than the investment in derivative, are recorded as a component of accumulated other comprehensive income (loss), net of tax, in accordance with required accounting for our available-for-sale portfolio. The unrealized gains (losses) on the investment in derivative are reported in earnings as a component of investment income.

The Company experienced no significant transfers between Level 1 and Level 2 financial instruments during the year ended December 31, 2011.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The following disclosure contains the estimated fair values of financial instruments, as of December 31, 2011 and 2010.  The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.  However, considerable judgment was required to interpret market data to develop these estimates.  Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange.  The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	2011		2010
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Assets:
Fixed maturities	$421,640,668	$421,640,668	$313,456,262	$313,456,262
Equity securities	1,376,140	1,376,140	4,524,771	4,524,771
Mortgage loans on real estate:
Commercial	19,311,670	20,050,148	19,792,428	20,524,312
Residential	20,800	23,593	25,050	26,498
Policy loans	7,050,892	7,050,892	6,949,374	6,949,374
State-guaranteed receivables	6,468,912	7,924,353	-	-
Investment in derivative	752,700	752,700	-	-
Other invested assets	1,736,766	1,736,766	1,454,232	1,454,232
Short-term investments	-	-	491,041	491,041
Cash and cash equivalents	6,534,616	6,534,616	2,647,798	2,647,798
Accrued investment income	4,978,676	4,978,676	3,926,591	3,926,591
Cash value of company-owned life insurance	9,899,557	9,899,557	9,021,432	9,021,432

Liabilities:
Policyholder deposits (Investment-type contracts)	$54,545,769	$57,795,323	$54,276,322	$52,169,944
Policy claims	2,098,959	2,098,959	1,887,136	1,887,136
Obligations under capital leases	496,958	496,958	57,808	57,808
Notes payable	1,781,337	1,782,661	2,533,955	2,489,222

The following methods and assumptions were used in estimating the “fair value” disclosures for financial instruments in the accompanying Consolidated Financial Statements and Notes thereto:

Fixed maturities and equity securities: The fair values for fixed maturities and equity securities (including redeemable preferred stocks) are based on the principles previously discussed.

Mortgage loans on real estate: The fair values for mortgage loans are estimated using discounted cash flow analyses, using the actual spot rate yield curve in effect at December 31.

State-guaranteed receivables: The fair values for state-guaranteed receivables are estimated using discounted cash flow analyses, using the average Citigroup Pension Liability Index in effect at the end of each period.

Investment in derivative:  The fair value of the investment in derivative was derived from an option pricing model utilizing the principles previously discussed.

Cash and cash equivalents, short-term investments, policy loans, accrued investment income and other invested assets:  The carrying amounts reported for these financial instruments approximate their fair values.

Cash value of company-owned life insurance:  The carrying values and fair values for these policies are based on the current cash surrender values of the policies.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

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

NOTE D - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of December 31 are as follows:

	2011	2010
Deferred tax liabilities:
Policy acquisition costs	$3,303,307	$3,743,204
Net unrealized gain on available-for-sale securities	10,805,092	6,279,267
Due premiums	1,288,335	1,313,126
Other	865,299	772,769
Total deferred tax liabilities	$16,262,033	$12,108,366

Deferred tax assets:
Benefit reserves	$2,507,315	$2,081,189
Remaining 807(f) reserve adjustment	-	147,410
Other policyholder funds	362,143	373,270
AMT credit carryforwards	494,094	433,527
Accrued pension liability	3,245,993	1,906,255
Other-than-temporary impairments	36,153	342,830
Other	290,398	224,941
Total deferred tax assets	$6,936,096	$5,509,422
Net deferred tax liabilities	$9,325,937	$6,598,944

The Company periodically reviews its gross deferred tax assets for recoverability.  At December 31, 2011 and 2010, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2011		2010

Statutory federal income tax rate	34.0%		34.0%
Small life insurance company deduction	(50.8)		-
Dividends-received deduction	(4.5)		(0.6)
Defined contribution plan dividend	(4.3)		(0.4)
Book vs tax basis bond difference	(13.0)		(3.2)
Nondeductible COLI expense	(15.6)		(1.9)
Life insurance proceeds	-		(8.7)
Rate differential on realized loss	16.6		6.1
Nondeductible travel & meals expense	3.1		0.4
Implied interest on structured note	2.9		-
NOL utilized in carryback return	15.0		-
Other	2.3		4.9

Effective income tax rate	(14.3	) %	30.6%

We file U.S. federal income tax returns and income tax returns in various state jurisdictions. Our 2008 through 2011 U.S. federal tax years remain subject to income tax examination by tax authorities.  We have no known uncertain tax benefits within our provision for income taxes. In addition, we do not believe the Company will be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts.  However, should such a circumstance arise, it is our policy to classify any interest and penalties (if applicable) as income tax expense in the Consolidated Financial Statements.

The Company made income tax payments of $268,325 and $260,486 relative to the 2011 and 2010 tax years, respectively.

NOTE E - Notes Payable

Effective September 29, 2011, the Company renewed its line of credit for At Need Funding, maturing on September 29, 2013. The line of credit was reduced from $2,000,000 to $1,000,000 under the renewal. This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies. Effective September 27, 2011, the Company renewed its $150,000 operating line of credit, maturing on September 27, 2013. These lines of credit require interest to be paid monthly at the prime rate, with a floor of 3.25%.

On June 1, 2005, the Company renewed its existing bank note in the amount of $1,434,257 with interest to be paid monthly at a rate of 1% under the prime rate. In conjunction with this note, the Company purchased an interest rate cap to hedge exposure to interest rate risk. The interest rate cap limited the interest rate that could be charged over the remaining term to 6.5%. During the second quarter of 2010, we made our final payment on this bank note. Interest expense and interest paid on this note during 2010 were $701 and $1,013, respectively.

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

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

On February 4, 2008, the Company issued a promissory note in the amount of $135,600 with an interest rate of 4%, due February 4, 2012. This note was issued in exchange for a block of common stock from one of its stockholders under the right of first refusal. The Company paid off the balance on this note in early 2011 as allowed under the note. Interest expense and interest paid on this note during 2011 were $266 and $2,818, respectively.

Information relative to the Company’s notes payable at December 31, 2011 and 2010 is as follows:

2011	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Mortgage note	$1,392,966	5.05%	3/1/2015	$79,330	$80,949
At Need Funding line of credit	388,371	3.25%	9/29/2013	7,647	7,645

2010	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Mortgage note	$1,777,655	5.05%	3/1/2015	$98,315	$99,854
At Need Funding line of credit	685,842	3.25%	9/29/2011	20,655	20,687
Promissory note	70,458	4.00%	2/4/2012	2,944	4,147

NOTE F - Employee Benefit Plans

The Company sponsors a noncontributory pension plan which covers substantially all employees.  Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service.  Benefits are funded based on actuarially-determined amounts.

The following table provides additional details for the Company on a consolidated basis as of December 31.

	2011	2010
Change in projected benefit obligation:
Benefit obligation at beginning of year	$18,811,475	$15,571,330
Service cost	498,989	431,993
Interest cost	1,123,196	1,003,940
Actuarial (gain) loss	4,209,766	2,348,817
Benefits paid	(545,018)	(544,605)
Benefit obligation at end of year	$24,098,408	$18,811,475

Change in plan assets:
Fair value of plan assets at beginning of year	$13,204,844	$11,267,073
Actual return on plan assets	451,544	1,432,376
Employer contributions	1,440,000	1,050,000
Benefits paid	(545,018)	(544,605)
Fair value of plan assets at end of year	$14,551,370	$13,204,844

Funded status	$(9,547,038)	$(5,606,631)
Unrecognized net actuarial loss	-	-
Accrued pension liability	$(9,547,038)	$(5,606,631)

Components of net periodic benefit cost:
Service cost	$498,989	$431,993
Interest cost	1,123,196	1,003,940
Expected return on plan assets	(1,098,269)	(969,003)
Recognized actuarial net loss	705,713	486,127
Net periodic benefit cost	$1,229,629	$953,057

Accumulated benefit obligation	$22,090,615	$17,066,852

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The portion of the accrued pension liability included in accumulated other comprehensive loss at December 31, 2011 is $10,195,608, which has been recorded net of related tax of $3,466,507. The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2010 is $6,044,830, which has been recorded net of related tax of $2,055,242. These amounts are solely the result of unamortized actuarial net losses not yet amortized into income.

Amounts recognized in other comprehensive income (loss) for the year ended December 31 are as follows:

	2011	2010
Net gain (loss)	$(4,856,491)	$(1,885,444)
Amortization of actuarial net loss	705,713	486,127
	(4,150,778)	(1,399,317)
Deferred federal income tax	1,411,265	475,768
Total recognized in other comprehensive income	$(2,739,513)	$(923,549)

The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2012 is $993,441.

Weighted-average actuarial assumptions used at December 31, 2011 and 2010 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2011	2010
Discount rate	4.50%	5.50%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increases	3.00%	3.00%

The long-term rate of return for plan assets is determined based on an analysis of historical returns on invested assets, anticipated future fixed income, equity investment markets, and diversification needs.  Long term trends are evaluated relative to current market factors such as inflation, interest rates and investment strategies, including risk management, in order to assess the assumptions as applied to the plan.

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets held in common stock of the Company. The Company uses an independent third party to administer its retirement plan. At December 31, 2011, the assets of the plan consisted of the trust account that is invested in a diversified assortment of mutual fund investments having a combined fair market value of $14,055,370 and 31,000 shares of Company common stock with a fair value of $496,000. At December 31, 2010, the assets of the plan consisted of mutual fund investments at a combined fair market value of $12,631,344 and 31,000 shares of Company common stock with a fair value of $573,500. Mutual fund investments held by the plan at December 31, 2011 and 2010 are considered Level 1 assets and are valued based on quoted market prices in an active market. Shares of Company common stock held by the plan at December 31, 2011 and 2010 are considered Level 2 assets and are valued based on observable inputs, such as quoted prices in markets with limited activity. Dividends of $5,580 and $4,030 were paid to the plan in 2011 and 2010, respectively, on the Company common stock. The plan made no purchases or sales of Company common stock during 2011 or 2010.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

A summary of the allocation of plan assets by investment type as of December 31, 2011 and 2010 is as follows:

	December 31
	2011	2010
Equity mutual fund securities	44%	33%
Debt mutual fund securities	53%	63%
Company common stock	3%	4%

The Company expects to contribute approximately $1,440,000 to its pension plan in 2012.

The following benefit payments, which reflect expected future service, are expected to be paid:

	2012	2013	2014	2015	2016	2017-2021

Pension benefits	$1,317,000	$851,000	$1,350,000	$2,105,000	$1,337,000	$7,043,000

The Company also sponsors a 401(k) defined contribution plan, which was amended on November 27, 2002 to adopt the provisions of a 403(b) plan. Employees have the option to invest in Company stock or select mutual funds. The Company matches 100% of employee contributions invested in the Company’s stock. At December 31, 2011, the plan held Company stock of 343,370 shares with a fair value of $5,493,923 and various mutual funds with a total fair value of $586,379. At December 31, 2010, the plan held Company stock of 334,875 shares with a fair value of $6,195,191 and various mutual funds with a total fair value of $377,366. Matching contributions to the plan expensed for 2011 and 2010 were $279,348 and $265,806, respectively. Dividends paid to the plan on Company stock in 2011 and 2010 were $60,514 and $42,215, respectively.

In addition, the Company sponsors a deferred compensation plan for selected executive officers.  The Company matches officer contributions to the plan. Executive officers may participate in the deferred compensation plan and/or the 401(k) plan. At December 31, 2011, plan assets consisted of 19,585 shares of the Company’s common stock with a fair market value of $313,360 and cash equivalents totaling $7,736. At December 31, 2010, plan assets consisted of 18,185 shares of the Company’s common stock with a fair market value of $336,424 and cash equivalents totaling $1,464. Matching contributions to the plan expensed for 2011 and 2010 were $17,750 and $17,317, respectively. Dividends paid to the plan on Company stock in 2011 and 2010 were $3,309 and $2,208, respectively.

NOTE G - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life.  Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year.  For 2012, the maximum dividend that Investors Heritage Life can pay to Investors Heritage Capital without regulatory approval is $1,103,165.

NOTE H - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $19,538,234 and $19,392,760 at December 31, 2011 and 2010, respectively.  Statutory-basis net income was $1,690,216 and $2,446,651 for 2011 and 2010, respectively.

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

NOTE I - Segment Data

Beginning in 2011, the Company has revised its reporting segments slightly to reclass certain intercompany eliminations against various segments rather than allocating all eliminations to the Corporate and other segment. Accordingly, the 2010 amounts presented within this footnote have been revised to correlate with the 2011 segment methodology.

The Company operates in four segments as shown in the following table.  All segments include both individual and group insurance.  Identifiable revenues, expenses and assets are assigned directly to the applicable segment.  Net investment income, realized gains and losses, and invested assets are generally allocated to the insurance and the corporate segments in proportion to policy liabilities and stockholders' equity, respectively.  Certain assets, such as property and equipment and leased property under capital leases, are allocated between the Administrative and financial services segment and the Corporate and other segment.  Investors Heritage Financial revenue and income associated with credit administrative services is assigned to the Administrative and financial services segment, along with fees relative to third party administrative services.  Any remaining revenue and income is assigned to the Corporate and other segment.  Results for the parent company, Investors Heritage Printing, At Need Funding and Heritage Funding are allocated to the Corporate and other segment.

	2011	2010
	(000's omitted)
Revenue:
Preneed and burial products	$139,261	$45,712
Traditional and universal life products	16,854	11,453
Administrative and financial services	1,536	1,222
Corporate and other	793	1,762
	$158,444	$60,149

Pre-tax income (loss) from operations:
Preneed and burial products	$(741)	$1,673
Traditional and universal life products	857	789
Administrative and financial services	329	299
Corporate and other	38	755
	$483	$3,516

Assets:
Preneed and burial products	$378,882	$282,762
Traditional and universal life products	79,704	69,029
Administrative and financial services	10,771	9,959
Corporate and other	82,488	68,839
	$551,845	$430,589

Amortization and depreciation expense:
Preneed and burial products	$5,023	$4,877
Traditional and universal life products	2,045	834
Administrative and financial services	100	169
Corporate and other	199	182
	$7,367	$6,062

Included in Corporate and other revenue and pre-tax income above and as a component of other income in the consolidated income statement for 2010 is $902,676 of net life insurance proceeds received under a company-owned life insurance policy upon the death of a former member of management.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE J - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2011 and 2010 through coinsurance agreements with various companies. The Company administers the ceded credit life and accident insurance for an agreed-upon fee. During 2011 and 2010, the Company received $280,406 and $276,222, respectively, of fee income associated with these reinsurance arrangements, which is recognized in the administrative and financial services segment in the preceding table in Note I. Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2011 and 2010 were $9,707,159 and $8,950,353, respectively. Additionally, unearned premium reserves were reduced by $9,563,857 and $8,720,398 at December 31, 2011 and 2010, respectively, for credit-related reinsurance transactions. The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit, which is set at $25,000.

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity and Life Insurance Company (Cayman) Ltd. Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $23,783,000 and $24,876,000 at December 31, 2011 and 2010, respectively. An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

At December 31, 2011, the Company held $3,630,175 as a payable to Puritan Life Insurance Company (“Puritan”) under a new coinsurance agreement executed during 2011. The Company held these funds at year end until Puritan established a trust account in Kentucky to secure the reserves ceded under this agreement. These funds have been dispersed into the trust account subsequent to year end. This liability was included within other liabilities on the balance sheet at December 31, 2011.

Reinsurance ceded and assumed amounts included in the consolidated statements of income are as follows:

	2011	2010

Premiums ceded	$15,855,869	$8,672,353
Premiums assumed	5,869,332	4,532,173
Commission and expense allowances	4,138,849	2,996,441
Benefit recoveries	6,495,183	7,657,835

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

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE L - Acquisitions

During the third quarter of 2011, we assumed the covered obligations of the Texas Life, Accident, Health, and Hospital Service Insurance Guaranty Association related to a block of preneed policies originally issued by Memorial Service Life Insurance Company. We received cash in exchange for assuming the covered obligations.  We assumed estimated net policy liabilities totaling approximately $93,904,000 in exchange for cash totaling approximately $93,909,000. Given that the liabilities assumed approximated the consideration received, we did not establish an asset for value of business acquired. The total consideration received from this assumption is shown on the income statement as “Consideration on reinsurance assumed” while the associated policy liabilities are included within “Increase in benefit reserves and unearned premiums.”

During the third quarter of 2010, we assumed the covered obligations of the Texas Life, Accident, Health, and Hospital Service Insurance Guaranty Association related to a block of preneed policies originally issued by Texas Memorial Life Insurance Company. We received cash in exchange for assuming the covered obligations. We received cash of $2,888,662 and assumed liabilities totaling $3,810,018, with an asset recognized for value of business acquired of $921,356. The total consideration received from this assumption is shown on the income statement as “Consideration on reinsurance assumed” while the associated policy liabilities are included within “Increase in benefit reserves and unearned premiums.” The value of business acquired is being amortized in proportion with the expected profit generated on the underlying life insurance policies (which approximates a weighted average of 3.4 years).

CORPORATE
INFORMATION

BOARD OF DIRECTORS

HARRY LEE WATERFIELD II	Chairman of the Board President Chief Executive Officer	Executive Committee Finance Committee Nominating Committee Frankfort, Kentucky

HAROLD G. DORAN, JR.	Audit Committee Executive Committee Finance Committee Murray, Kentucky	ROBERT M. HARDY, JR.	Vice President, General Counsel Executive Committee Finance Committee Frankfort, Kentucky

GORDON C. DUKE	Audit Committee Finance Committee Frankfort, Kentucky	DAVID W. REED	Audit Committee Nominating Committee Gilbertsville, Kentucky

MICHAEL F. DUDGEON, JR.	Vice President, Agency Investors Heritage Life Insurance Company Frankfort, Kentucky	HELEN S. WAGNER	Executive Committee Nominating Committee Owensboro, Kentucky

HOWARD L. GRAHAM	Retired Vice President, Corporate Services Finance Committee Nominating Committee Frankfort, Kentucky

CORPORATE OFFICERS

RAYMOND L. CARR	Vice President, Chief Financial Officer Frankfort, Kentucky	JANE S. JACKSON	Corporate Secretary Frankfort, Kentucky

JIMMY R. McIVER	Treasurer Frankfort, Kentucky

MOUNTJOY CHILTON MEDLEY LLP	Independent Registered Public Accounting Firm Louisville, Kentucky

ANNUAL MEETING	The 2012 annual meeting of shareholders of Investors Heritage Capital Corporation is scheduled for 11:00 a.m. on May 10, 2012 at the Company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K	A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.investorsheritage.com or upon request to the Secretary.

TRANSFER AGENT	Investors Heritage Life Insurance Company Stock Transfer Department P.O. Box 717 Frankfort, KY 40602-0717 Phone: 800.422.2011 502.209.1009