Form 10-K, Exhibit 13
period 2013-12-31
Investors Heritage Capital Corp
filed 2014-03-21
CIK 55362

Exhibit 13

investors Heritage
Capital Corporation

2013 annual review

table of contents

3	LETTER TO OUR STOCKHOLDERS

5	MANAGEMENT'S DISCUSSION AND ANALYSIS

22	MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

23	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

24	CONDOLIDATED FINANCIAL STATEMENTS

29	NOTES TO OCNSOLIDATED FINANCIAL STATEMENTS

57	CORPORATE INFORMATION

LETTER

TO OUR STOCKHOLDERS

2013 was a significant year for Investors Heritage Capital Corporation (IHCC) and its major subsidiary, Investors Heritage Life Insurance Company in terms of reasonable growth and profits and many positive actions taken throughout the year. We took several steps to increase new life insurance sales by entering new life markets and engaging new sales associates. Actions were also taken to enhance future marketing and sales activity as well as upgrading and adding to today’s important media capabilities.

Your Board of Directors declared a 2014 dividend of $.20 per share. While it is a reduction from $.25 per share last year, both management and the Board believed it was prudent given the decrease in net income available for dividend from Investors Heritage Life compared to the prior year and the need to minimize surplus strain on Investors Heritage Life on a statutory accounting basis.

We are pleased that consolidated revenues increased approximately $9,691,000 in 2013 driven by increased premium sales and net realized investment gains. As part of that increase, Preneed and Final Expense new premium sales totaled $27,399,973, up $1,641,475 or 6.4% over 2012 results.

Our partnership with Puritan Financial Group, Inc. continues to thrive. Puritan primarily sells two wealth preservation products in the senior market. Revenues from our traditional and universal life segment increased approximately $9,314,000 in 2013 compared to the previous year.

Our entire office staff was extremely busy during the past year and they provide outstanding service to our policyholders, life insurance agents, funeral home preneed accounts and bank credit life accounts. In addition to our day-to-day operations the Actuarial, Agency and Information Services Departments were also busy developing new products for our sales organization. They, with input from other departments, developed three new products in 2013. Sales of our new group term policy for the Association Group market began immediately after development and we anticipate more sales in the future. We also developed two new products designed for the modern, fast-paced marketplace. Both of these products utilize telephone underwriting at the point of sale for prompt issue. Our new term life product, Express Term, was introduced to agents in December. Heritage FX, our new final expense product, was introduced in the last quarter of 2013. We are currently completing work started late last year to update and re-price our HLW Choice policy for a more competitive whole life product.

Additionally, we collaborated with an outside vendor to design a new website, agent portal and electronic life insurance applications. Our new public website (www.ihlic.com or  www.investorsheritage.com) was unveiled during 2013. The agent portal will give our sales associates access to their clients’ policy information, commission information, electronic applications, product quotes, communication from the home office and more. The new portal and electronic applications are still in development and will be released later this year. We also launched a corporate Facebook page in 2013.

Our Third Party Administration work for non-affiliated companies continues to be an important segment of our operation. We anticipate positive growth from our existing clients and the addition of new clients in this area in the future.

This is the second year we have taken advantage of the Securities and Exchange Commission rules that allow us to furnish our proxy materials and annual review on the Internet. The Notice of Internet Availability of Proxy Materials, with instructions on how to access our Proxy materials and Annual Review, as well as instructions to receive a paper copy of the documents, was mailed to you earlier. We are pleased to be able to offer these documents electronically as it has substantially reduced the costs associated with printing and distributing paper Proxy materials. We hope you will take advantage of this process and encourage each of our shareholders to vote.

LETTER

TO OUR STOCKHOLDERS

Longtime employee and Company officer, Jimmy McIver retired on December 31, 2013. Jimmy joined us on August 1, 1972 after graduating from Eastern Kentucky University. During those 41 years and 4 months, Jimmy served in various capacities in our Accounting Department. From 1988 until his retirement, he served as Treasurer of IHCC, Investors Heritage Life and our other subsidiaries. Jimmy met his wife, Nancy, 30 years ago when she was also working for our Company. Jimmy has been an outstanding employee and officer and we wish him and Nancy the very best in the future.

Jimmy has been succeeded as Treasurer by Shane Mitchell, CPA. Shane is a graduate of the University of Kentucky. He joined our Accounting Department in February 2009. Shane has worked alongside Jimmy for the past several months to ensure a seamless transition.

On January 1, 2013, George R. Burgess, Jr. was elected by the Board of Directors of both IHCC and Investors Heritage Life to fill the vacancy left by the death of Director Jerry Howell, Jr. Mr. Burgess has recently retired from his employment with the Commonwealth of Kentucky, Economic Development Cabinet and is now an independent businessman.

Howard Lee Graham retired from the Board of Directors in 2013.  Mr. Graham was elected to the Board in 2002 after retiring from his position as Vice President of Corporate Services and almost 37 years of service with Investors Heritage Life and Investors Heritage Capital Corporation.  Mr. Graham’s knowledge of our Company and his accounting expertise have been of great value to our Boards.  We will miss his attendance at our Board meetings and we greatly appreciate his 48 years of service, support, advice and counsel to all of those associated with the Company.  We wish Howard and his wife, Libby, well as they enjoy their retirement.

We have done important work in the past year and our accomplishments and our on-going work continue to move us forward. We are excited about our future. I encourage you to read Management’s Discussion and Analysis beginning on page 5 and the Consolidated Financial Statements beginning on page 24 for detailed information and explanation of our activity and results in 2013.

I want to thank our home office staff and the many and varied sales associates for their successful hard work this past year and thank our Board of Directors for their insightful counsel and advice throughout the year. Together we continue to build a successful, service oriented company. I look forward to another year of growth and success.

Respectfully submitted,

Harry Lee Waterfield II
Chairman, Chief Executive Officer

MANAGEMENT’S

DISCUSSION & ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Investors Heritage Capital Corporation (“Investors Heritage Capital”) and its subsidiaries (collectively referred to as “we”, “us”, “our” or the “Company”) as of and for the year ended December 31, 2013, as compared with the year ended December 31, 2012. This supplementary financial information should be read in conjunction with the Consolidated Financial Statements and related Notes, all of which are integral parts of the following analysis of our results of operations and financial position.

Investors Heritage Capital is the parent company of Investors Heritage Life Insurance Company (“Investors Heritage Life”), Investors Heritage Financial Services Group, Inc. (“Investors Heritage Financial”), Investors Heritage Printing, Inc., and is the sole member of At Need Funding, LLC and Heritage Funding, LLC. Investors Heritage Capital and each subsidiary are domiciled in the Commonwealth of Kentucky. In excess of 99% of Investors Heritage Capital’s consolidated revenue is generated by Investors Heritage Life.

MAJOR MARKETS AND NEW AFFILIATIONS

Investors Heritage Life offers a full line of life insurance products including, but not limited to, whole life, term life, single premium life, multi-pay life and annuities. Investors Heritage Life’s primary lines of business are insurance policies and annuities utilized to fund preneed funeral contracts, policies sold in the senior wealth transfer market, final expense insurance, credit life and credit disability insurance, and term life and reducing term life sold through financial institutions.

We continue to focus significant sales efforts in the preneed funeral market. We have established a strong marketing base allowing us to maintain solid premium production in our core market.

We currently market two products geared toward wealth preservation in the senior market – the Heritage Solution, a single premium life policy, and the Heritage Provider, a ten pay whole life and single premium immediate annuity combination. These products are currently being sold exclusively through our partnership with Puritan Financial Group and are being underwritten and issued using a third party underwriter with significant experience in that market. Prior to January 1, 2013, this business was being reinsured under a 50% coinsurance arrangement with a life insurance company affiliated with Puritan Financial Group. Effective January 1, 2013, this coinsurance agreement was amended to reinsure 25% of new business with that life insurance company. Additionally, these products were re-priced effective January 1, 2013 to account for lower required valuation rates and the current economic environment. The statutory reserves ceded under this agreement are secured by a trust account located within the Commonwealth of Kentucky. Premiums generated during the years ended December 31, 2013 and 2012 from this partnership totaled approximately $10,591,000 and $9,448,000, respectively.

During 2013, Investors Heritage Life began assuming 75% of the risks on policies sold by affiliated life insurance companies of Puritan Financial Group. The products being assumed are identical to the Heritage Solution and Heritage Provider products currently being written by Investors Heritage Life. However, these reinsurance arrangements allow us to participate in the profitability of these products in certain states where we are not currently marketing. Premiums assumed under these agreements totaled approximately $10,033,000 for the year ended December 31, 2013.

On November 5, 2012, the Company entered into a new loan agreement to borrow $2,000,000. The loan calls for interest to be paid quarterly at a rate of 0.25% under the prime rate and has a maturity date of November 5, 2017. The note requires quarterly principal payments of $45,000 beginning July 5, 2015 with a balloon payment upon maturity. There is no penalty for prepayment. This note is collateralized with 55,000 shares of Investors Heritage Life Insurance Company common stock.

MANAGEMENT’S

DISCUSSION & ANALYSIS

The borrowed funds were utilized to fund a credit agreement to Puritan Financial Companies, Inc. for $2,000,000, with interest at a rate of 1.75% above the prime rate. The maturity date on this loan is April 1, 2016. This note requires quarterly payments of interest only beginning on January 5, 2013. The unpaid principal balance together with all accrued interest shall be due and payable with a balloon payment upon maturity. Under this credit agreement, Puritan Financial Companies, Inc. and its wholly-owned subsidiary Puritan Financial Group have committed to an increased level of new business production on behalf of the Company. Additionally, Puritan Financial Companies, Inc. has issued warrants for 2,000,000 shares of common stock to the Company in exchange for this funding. This note is further collateralized by all the stock and other assets of Puritan Financial Companies, Inc. and each of its affiliated companies. Puritan Financial Companies, Inc. has another credit facility with a senior lender and the Company has a subordinate interest to the senior lender in all of the collateral which is security for this loan.

We have also marketed our Heritage Advantage final expense product through a third party national master general agent distribution system with an established record and extensive experience in this market. The product was being issued using simplified tele-underwriting techniques through an experienced third party underwriting firm. Premiums generated on this product during 2013 and 2012 were approximately $1,797,000 and $1,271,000, respectively. In late-2013, we ceased marketing this product in order to limit the production volume to effectively manage the initial surplus strain associated with the product.

We continue to develop new products and diversify distribution systems to broaden our marketing base. One new product that we introduced during the second half of 2013 is an association group term product. This product provides a monthly renewable term benefit and is being marketed to various association groups. We anticipate adding several new associations during 2014.

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

Investors Heritage Life continues to market its third party administrative (“TPA”) services as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for Investors Heritage Life. We currently have five TPA clients for which we provide tailored services to meet each client’s individual business needs. We have been able to perform our TPA services using our existing in-house resources.

MANAGEMENT’S

DISCUSSION & ANALYSIS

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations is based on our Consolidated Financial Statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We evaluate our estimates continually, including those related to investments, deferred acquisition costs, value of business acquired, policy liabilities, income taxes, employee benefit plans, regulatory requirements, contingencies and litigation. We base such estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following accounting policies, judgments and estimates are the most critical to the preparation of our Consolidated Financial Statements.

Investments in Fixed Maturities, Equity Securities, Mortgage Loans and State-Guaranteed Receivables

We hold fixed maturities and equity interests in a variety of companies. Additionally, we originate, underwrite and manage commercial mortgage loans, and we purchase residential mortgage loans through the secondary market. We also own certain investments in state-guaranteed receivables consisting of the future cash flow rights from lottery prize winners. We continuously evaluate all of our investments based on current economic conditions, credit loss experience and other developments. We evaluate the difference between the cost/amortized cost and estimated fair value of our investments to determine whether any decline in fair value is other-than-temporary in nature. This determination involves a degree of uncertainty.

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

We classify our fixed maturities and equity securities as available-for-sale and carry them at fair value on the balance sheet, with unrealized appreciation (depreciation) relating to temporary market value changes recorded as an adjustment to other comprehensive income (loss), net of adjustments to deferred acquisition costs and federal income taxes. Fair value for these investments is determined using Accounting Standards Codification principles covering Level 1, Level 2 and Level 3 instruments as further discussed in Note 3 to the Consolidated Financial Statements.

MANAGEMENT’S

DISCUSSION & ANALYSIS

The majority of our fixed maturities are Level 2 instruments, for which the fair value is derived from readily available pricing services utilizing recent trades and broker information. Certain liquid equity securities are considered Level 1 instruments and are valued based on publicly available market quotes in an active market. We hold approximately $384,000 in Level 3 financial instruments, comprising 0.1% of our total investments carried at fair value. Fair value for these instruments is derived from unobservable inputs such as non-binding broker quotes and internal models using unobservable assumptions about market participants.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

Employee Benefit Plans

We maintain a defined benefit retirement plan on behalf of our employees. Measurement of the future benefit obligations associated with this plan involves significant judgment, particularly in regard to the expected long-term rate of return on plan assets and the current discount rate used to calculate the present value of future obligations. The long-term rate of return for plan assets is determined based on an analysis of historical returns on invested assets, anticipated future fixed income, equity investment markets, and diversification needs. Long term trends are evaluated relative to current market factors such as inflation, interest rates and investment strategies, including risk management, in order to assess the assumptions as applied to the plan. The discount rate utilized is determined based on reviews of market indices commonly used to measure such liabilities in the industry. Changes in our assumptions can significantly impact the accrued pension liability and net periodic benefit cost recorded in the Consolidated Financial Statements. Additionally, funding of plan liabilities is sensitive to changes in investment returns as well as regulatory changes, which can significantly impact our Consolidated Financial Statements.

During 2012, the Company restructured its employee benefit plans. Effective June 30, 2012, the Company ceased all future benefit accruals and compensation increases under the IHCC Employee Retirement Plan, although participants can continue to earn vesting credit towards their plan benefit subsequent to June 30, 2012. This plan curtailment resulted in a reduction in our accrued pension liability of $1,760,623, net of deferred taxes of $598,612.

At December 31, 2013, our unfunded status with respect to our defined benefit pension plan was $2,887,843, compared to an unfunded status of $7,211,519 at December 31, 2012. This improvement in funded status is due to current year contributions to the plan of $960,000, current year earnings on plan assets, and an increase in the discount rate used to measure plan liabilities from 4% to 5%. The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2014 is approximately $390,000. We currently expect to contribute $900,000 to our plan during 2014, although this contribution is subject to change based on the results of current year funding analyses to be performed by plan actuaries. We continually monitor the performance of plan assets and growth in liabilities and funding necessities, utilizing independent and experienced consultants to assist in plan management.

The Company also amended the IHCC Retirement Savings Plan and Trust (the “Old 401(k) Plan”), under which, effective June 30, 2012, participants in the Old 401(k) Plan are no longer eligible to elect to defer and contribute compensation earned to the Old 401(k) Plan; the Company will not make any matching contributions to the Old 401(k) Plan; and the Old 401(k) Plan will not accept rollover contributions.

The Company adopted a new traditional 401(k) retirement plan, the IHCC 401(k) Retirement Plan (the “Retirement Plan”). Employees are eligible to participate in the Retirement Plan on the first day of employment. Under the Retirement Plan, the Company matches employee contributions dollar for dollar up to 4% of employee compensation deferrals. Employees who have met certain employment criteria may also be eligible to receive an additional allocation after the end of each plan year. The Retirement Plan became effective January 1, 2012.

We expect these changes in our employee benefit plans to mitigate future uncertainty with respect to defined benefit pension plans while also maintaining a competitive benefit package for our employees.

MANAGEMENT’S

DISCUSSION & ANALYSIS

New Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued guidance regarding the reporting of reclassifications out of accumulated other comprehensive income. The guidance requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. Significant amounts reclassified out of accumulated other comprehensive income that are required under U.S. generally accepted accounting principles to be reclassified to net income in their entirety in the same reporting period must be presented either on the face of the statement, where net income is presented, or in the footnotes. For amounts that are not required under U.S. generally accepted accounting principles to be reclassified in their entirety to net income, entities are required to cross-reference to other disclosures that are required by U.S. generally accepted accounting principles that provide additional detail about those amounts. This guidance is effective prospectively for reporting periods beginning after December 15, 2012. The Company adopted this new guidance as of January 1, 2013 with no material impact to the consolidated financial statements.

All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent to the Company at this time.

BUSINESS SEGMENTS

FASB guidance requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of business units. Accordingly, our business segments are as follows:

■	Preneed and Burial Products segment includes both life and annuity products sold by funeral directors or affiliated agents to fund prearranged funerals or to provide for the insured’s final expenses.

■	Traditional and Universal Life Products segment includes senior wealth transfer products, traditional life, group life, certain annuities and universal life products.

■

Administrative and Financial Services segment includes the administration of credit life and credit accident and health insurance products as well as the fees generated from our third party administration arrangements.

■

Corporate and Other segment consists of corporate accounts primarily including stockholders' paid-in capital, earned surplus, property and equipment, company-owned life insurance and other minor business lines which include group annuities and group and individual accident and health products.

■	Please see Note 9 to the Consolidated Financial Statements for additional information regarding segment data.

OPERATING RESULTS

Consolidated Operations

Consolidated revenues increased approximately $9,691,000 during 2013. This increase was primarily driven by increases in premiums and net realized investment gains.

We experienced an increase in net premiums of approximately $8,053,000, or 17.0%, during 2013. This increase was predominantly due to increased sales of our current product offerings, including our preneed and final expense products as well as direct sales and assumed premiums relative to our Puritan product offering.

MANAGEMENT’S

DISCUSSION & ANALYSIS

Net investment income decreased approximately $65,000, or 0.3%, during 2013 due primarily to gains taken on certain higher-yielding bonds coupled with lower reinvestment yields. The current economic environment continues to put pressure on investment yields. We continue to seek high quality investments while considering alternative investments that can be used to enhance future investment income.

Net realized gains were $2,485,505 and $484,813 during 2013 and 2012, respectively. The realized gains taken during 2013 include significant gains taken as part of our strategic initiative to take certain unrealized gains into operations. We also recognized a realized loss of $14,006 relative to the demolition of a Company-owned building. The activity during 2012 was in the normal course of business. We experienced no other-than-temporary impairments during these periods.

Other income decreased approximately $281,000, or 16.5%, during 2013. This decrease is due to the loss of certain TPA clients during the year as well as special conversion work for one client performed in 2012. We currently have agreements with five TPA clients and anticipate adding new clients during future periods.

Total benefits and expenses increased approximately $9,660,000 during 2013. This increase is primarily driven by increased reserves, claims and commissions associated with our higher direct and assumed premium volume, as well as an increase in our policy claims liability.

At December 31, 2013, death and other benefits includes an additional amount totaling $2,380,617 relative to a comparison of our life insurance policies against the Social Security Death Master File. This comparison was performed in compliance with a recently enacted Kentucky state law which follows a model law adopted by the National Conference of Insurance Legislators. This amount primarily affects the traditional and universal life segment, along with a much smaller impact on the final expense portion of the preneed and burial segment. We are in the process of researching the potential matches to determine that a valid claim exists, to locate beneficiaries and to pay benefits accordingly.

After providing for federal income taxes, our net income was $1,795,686 with net income per share of $1.58 for 2013 as compared to net income of $2,098,762 and net income per share of $1.82 for 2012.

We declared a dividend of $0.25 per share on February 14, 2013 to shareholders of record on March 15, 2013. This dividend was paid on April 7, 2013. We declared a dividend of $0.23 per share on February 16, 2012 to shareholders of record on March 16, 2012. This dividend was paid on April 7, 2012.

Preneed & Burial Products

Revenues for the preneed and burial products business segment increased approximately $594,000, or 1.2%, in 2013 compared to 2012. This increase is primarily due to previously mentioned stronger sales of our existing preneed and final expense products, which were partially offset by lower investment income. We also experienced increased net realized investment gains due to our strategic sales effort of certain fixed maturities during 2013. Our pre-tax income decreased approximately $177,000 in 2013 compared to prior year. This decrease is due to the increased reserves, claims and commissions associated with the increased sales, our lower investment income due to yield pressures and the increase in our claims liability as previously discussed.

The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production

First Year and Single

Year Ended December 31

	2013	2012
North Carolina	$7,128,956	$7,344,795
Kentucky	6,095,194	5,503,080
Tennessee	4,124,860	3,786,330
Georgia	2,423,090	2,502,680
Ohio	1,896,344	1,004,634
Virginia	1,731,368	1,494,955
Indiana	1,384,911	1,659,096
South Carolina	513,940	487,353
Michigan	400,329	480,699
Alabama	298,797	281,145
All Other States	1,402,184	1,213,731
TOTAL	$27,399,973	$25,758,498

We currently market the Legacy Gold and Heritage FX products within this segment. The Legacy Gold life insurance and annuity product series is sold in the preneed market in conjunction with prearranged funerals. The Legacy Gold series includes both single premium and multi-pay policies, and both underwritten and guaranteed issue options are available. The Heritage FX Final Expense product was introduced during the third quarter of 2013 as a replacement for the Heritage Final Expense II product. The Heritage FX product is a non-participating whole life insurance product with simplified underwriting, sold in the final expense market. The Heritage FX product is structured to allow increased production while mitigating surplus strain through the use of reinsurance.

As previously noted, we also marketed our Heritage Advantage final expense product through a third party national master general agent distribution system with an established record and extensive experience in this market. However, in late-2013, we ceased marketing this product in order to limit the production volume to effectively manage the initial surplus strain associated with the product.

Traditional & Universal Life Products

Revenues for 2013 increased approximately $9,314,000, or 48.2%, while pre-tax income increased approximately $47,000. The increase in revenue and pre-tax income is primarily due to strong sales, including direct sales and assumed premiums from the Puritan product offering. We also experienced increased realized investment gains due to our strategic sales effort of certain fixed maturities during 2013. These increases were partially offset by the increased reserves, claims and commissions associated with the increased sales, lower investment income and the increase in our claims liability as previously discussed.

Within this segment, we currently market two products geared toward wealth preservation in the senior market – the Heritage Solution, a single premium life policy, and the Heritage Provider, a ten pay whole life and single premium immediate annuity combination. These products are currently being sold exclusively through our partnership with Puritan Financial Group and are being underwritten and issued using a third party underwriter with significant experience in that market. Prior to January 1, 2013, this business was being reinsured under a 50% coinsurance arrangement with a life insurance company affiliated with Puritan Financial Group. Effective January 1, 2013, this coinsurance agreement was amended to reinsure 25% of new business with that life insurance company. Additionally, these products were re-priced effective January 1, 2013 to account for lower required valuation rates and the current economic environment.

MANAGEMENT’S

DISCUSSION & ANALYSIS

During 2013, Investors Heritage Life began assuming 75% of the risks on policies sold by affiliated life insurance companies of Puritan Financial Group. The products being assumed are identical to the Heritage Solution and Heritage Provider products currently being written by Investors Heritage Life. However, these reinsurance arrangements allow us to participate in the profitability of these products in certain states where we are not currently marketing.

Our traditional and universal life products also include the HLW Choice Whole Life product and the Heritage Protector IV product. The HLW Choice Whole Life product is designed with numerous options and with flexibility to achieve our customers’ goals. The Heritage Protector IV product is a term product marketed primarily by banks and other financial institutions in conjunction with consumer credit.

We introduced an association group term product during the second half of 2013. This product provides a monthly renewable term benefit and is being marketed to various association groups.

We also market the Heritage Youth Protector, which is a combination term/whole life plan marketed to parents and grandparents, with issue ages of 0-22. The policy is a term policy until age 25 at which time it automatically converts to a whole life policy with increased premium. Waiver of premium and guaranteed insurability options riders are also available. Initial coverage may be purchased in $5,000 increments from $5,000 to $20,000 per child, with single or annual payment options to age 25. At age 25, the policy becomes an annual pay plan.

Investors Heritage Financial markets traditional insurance products through banks and other financial institutions. Investors Heritage Financial markets Investors Heritage Life products and continues to expand the portfolio of products available to our regular ordinary insurance agents by offering products of other unaffiliated companies. For a number of years, we have provided outlets for our agents with substandard business that Investors Heritage Life will not accept. Investors Heritage Financial has provided “second to die” policies, substandard life policies, larger term policies and health insurance products through other unaffiliated insurance companies. Investors Heritage Financial receives a fee for providing those services.

We utilize a combination of yearly renewable term reinsurance and coinsurance to cede life insurance coverage in excess of our desired retention limits, which in most cases is $25,000 per life. Most of our business is written in the smaller face amount markets and, in the past, claims on larger-case ordinary business caused income fluctuations. This lower retention level has stabilized earnings fluctuations. The lowered retention was achieved by maintaining the established reinsurance treaties and adding additional yearly renewable term treaties for amounts between our desired net amount at risk and the previous retention of $100,000.

During 2012, Investors Heritage Life terminated its participation in the Federal Employees’ Group Life Insurance (“FEGLI”) and Servicemen’s Group Life Insurance (“SGLI”) programs. The termination of our participation in FEGLI was effective September 30, 2012 while the termination of our participation in SGLI was effective July 1, 2012. These terminations did not have a significant impact on the results of our operations. However, the terminations did affect certain items within the balance sheet, including the policy claims liability and due premiums for reinsurance assumed.

MANAGEMENT’S

DISCUSSION & ANALYSIS

Administrative & Financial Services

This segment includes the administration of credit life and credit accident and health insurance products. We reinsure 100% of the related underwriting risk on credit products currently produced within this segment. Accordingly, credit product revenue is generated primarily from initiation fees as well as fees for servicing and administering the credit business for our reinsurers. Because the credit product revenue is fee-based, performance is in direct relation to new premium production coupled with fees generated as premiums are earned. Premium production within this segment is also significantly affected by economic conditions within our credit markets, particularly Kentucky.

In addition to credit administration, this segment includes fees generated relative to our third party administrative relationships. We currently provide tailored administrative services for five unaffiliated companies, comprised of four life insurance companies and one holding company. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting, actuarial services and policy administration.

Revenues for this segment decreased approximately $276,000, or 18.5%, in 2013 while pre-tax income decreased approximately $60,000. The decrease in revenues and pre-tax income is due to the loss of certain TPA clients as well as revenue earned in 2012 relative to a conversion project for one of our existing TPA clients.

Corporate & Other

Corporate & other consists of corporate accounts measured primarily by stockholders’ paid-in capital, contributed surplus, earned surplus, property and equipment, corporate-owned life insurance and other minor business lines which include group annuities and group and individual accident and health products. Revenues from this segment increased approximately $58,000, or 7.8%, in 2013, while pre-tax income increased $222,000. The increases in revenues and pre-tax income are primarily driven by increased income within the non-life insurance companies, including additional interest income earned from the Puritan loan, along with the effect of the mark-to-market adjustment on our investment in derivative. This adjustment was completely reversed during the third quarter of 2013 in conjunction with the sale of the market-linked note as part of our strategic sales effort.

During 2013, Investors Heritage Financial's revenues were approximately $166,000, down $51,000 compared to 2012. Investors Heritage Financial paid dividends to Investors Heritage Capital totaling $295,000 during 2013. Revenues from Investors Heritage Printing were approximately $175,000 in 2013, up $11,000 compared to 2012. Investors Heritage Printing paid dividends to Investors Heritage Capital totaling $135,000 during 2013. Revenues from At Need Funding were approximately $96,000 in 2013, up $18,000 compared to 2012. At Need Funding paid distributions to Investors Heritage Capital totaling $195,000 during 2013. Revenues from all non-Investors Heritage Life sources constitute less than 1% of total consolidated revenues in 2013, and management is working on the continued growth and profitability of each of the non-life subsidiaries.

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

We maintain a sound, conservative investment strategy. As of December 31, 2013, 90.8% of our total invested assets consisted of fixed income securities, compared to 92.2% at December 31, 2012. At December 31, 2013 and 2012, our fixed income investments were 96.0% and 95.8% investment grade, respectively, as rated by Standard & Poor's. The Standard & Poor's average quality rating of our fixed income portfolio holdings as of December 31, 2013 was A. None of our investments are in default.

The fixed income portfolio is diversified among sectors. At December 31, 2013 and 2012, the fixed income portfolio was allocated as follows:

	December 31
	2013	2012
Corporate:
Bank and finance	13.7%	15.8%
Industrial and miscellaneous	40.8%	37.0%
Government	8.3%	11.8%
Mortgage-backed securities	12.4%	9.5%
Foreign	13.8%	12.5%
Asset-backed securities	0.7%	1.1%
States and political subdivisions	10.3%	12.3%

The fixed maturities and equity securities within our portfolio are in a net unrealized gain position of approximately $15,443,000 at December 31, 2013. Please see Note 3 to the Consolidated Financial Statements for additional information regarding these fair values.

The fixed income portfolio includes approximately $51,962,000 (at fair value) of non-U.S. Government mortgage-backed securities ("MBS"). MBS have historically added value to the portfolio and our outside investment advisor has provided the expertise to purchase MBS with confidence that the credit ratings have been properly analyzed and that the investment properly suits our asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions. Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored. Except for six commercial-backed mortgages of approximately $4,414,000 and one residential mortgage-backed security of approximately $40,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs. Unlike most corporate or real estate debt, the primary concern with MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

MANAGEMENT’S

DISCUSSION & ANALYSIS

CMO holdings represent approximately 22% of the total MBS portfolio. In accordance with relevant accounting guidance, when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows. The overall impact of the CMO’s variability in yields on the portfolio has not been significant in relation to the yield and cash flows of the total invested assets. More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO’s, such as those structured to share in residual cash flows. Except for three sequential pay CMO’s totaling approximately $4,978,000, the CMO’s held are either planned amortization class bonds or support class bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk. Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO’s.

Pass-throughs comprise the remainder of MBS owned, representing approximately 78% of the total MBS portfolio. Pass-throughs are FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

We continuously monitor the investment risk within our portfolio, including the risk associated with subprime lending with our CMO investments. As of December 31, 2013, we have only one CMO, with a fair value of approximately $40,000, which has any level of direct subprime exposure. Based on our analysis, we believe this investment is of high quality and expect no losses as a result of subprime concerns. Additionally, we have no Alt-A bond exposure within our current holdings.

During the second quarter of 2013, we entered into an investment advisory agreement to purchase common and preferred stocks in stable areas with a history of strong performance within the real estate sector. The investment advisor has a history of strong performance within these markets. We have limited our participation to an initial investment of approximately $5,000,000. The majority of these funds have been invested in a diversified assortment of regularly traded, exchange listed common stocks along with a limited number of redeemable and nonredeemable preferred stocks. As of December 31, 2013, the largest individual stock position had a fair value of approximately $228,000. As of December 31, 2013, many of these securities were in an unrealized loss position due to changes in the market subsequent to our investment date. However, we believe these unrealized losses are temporary in nature given the credit quality of the issuers. We believe that this investment will generate positive future results by providing a slightly increased and fully managed exposure to equity markets.

Prior to the third quarter of 2013, we owned a $3,000,000 position in a Morgan Stanley market-indexed note, which paid 1% interest annually and matured in six years from the issue date. In exchange for the reduced interest rate, the investment provided a protected level of equity market exposure. At the maturity date, we would have participated at 110% of any increase in the Dow Jones Industrial Average as compared to the purchase date, but our principal was guaranteed against market-related downside risk. We remained subject to counterparty credit risk associated with the issuer, Morgan Stanley, just as we would with any other fixed maturity or equity security within our portfolio. The equity-linked portion of the investment was classified as a derivative and bifurcated for reporting purposes. The derivative portion was reported as an investment in derivative on the balance sheet. This derivative was required to be marked-to-market through the income statement, with the change in value reported as a component of investment income on the income statement. As of December 31, 2012, the derivative investment was valued at $642,600. We recognized a decrease in investment income of $110,100 during 2012 relative to the mark-to-market adjustment on this investment.

MANAGEMENT’S

DISCUSSION & ANALYSIS

During the third quarter of 2013, we initiated a program to strategically sell certain fixed maturities to generate realized gains within the investment portfolio. We generated total gross realized gains on fixed maturity sales, including the effects of the strategic sales, of approximately $2,513,000 on fixed maturity sales and maturity proceeds totaling approximately $93,161,000. Included within these amounts is the sale of our $3,000,000 Morgan Stanley market-indexed note for $3,918,083, generating a realized gain of $918,083. This realized gain was partially offset by the reduction in investment income previously recognized that was associated with the removal of the mark-to-market adjustment.

During 2012, we sold our investment in Farmers Bank Capital Corporation common stock. An other-than-temporary impairment had previously been recorded on this holding. The gain associated with this sale totaled $121,976. We have no remaining assets for which other-than-temporary impairments have been recorded.

Additionally, Investors Heritage Life engages in commercial and residential mortgage lending. As of December 31, 2013 and 2012, 83.2% and 99.9%, respectively, of these investments were in commercial properties. Our commercial mortgage loans and certain residential mortgage loans are either originated in-house or through two mortgage brokers, are secured by first mortgages on the real estate and generally carry personal guarantees by the borrowers. Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required. We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, and reviewing larger mortgage loans on an annual basis.

During the third quarter of 2013, we began evaluating and purchasing residential mortgage loans through the secondary market. We review each mortgage loan opportunity individually, considering both the value of the underlying property and the credit worthiness of the borrower. These loans are typically purchased at a discount to their unpaid principal balance. We purchased residential mortgages through the secondary market totaling approximately $2,116,000 during 2013. We are utilizing a third party servicer to administer these loans. We currently anticipate evaluating and making additional residential mortgage loan investments assuming they meet our investment goals and criteria.

As of December 31, 2013, our average loan balance is $350,976 and the average loan to value is 48%. The largest loan currently held is $1,000,000. Our mortgage loans are spread across properties located in 18 states, with approximately 74.9% of our loans located in the states of Florida, Kentucky, Georgia, Texas, Ohio and Tennessee. At December 31, 2013 and 2012, 4.0% and 3.5% of invested assets consisted of mortgage loans, respectively.

MANAGEMENT’S

DISCUSSION & ANALYSIS

The portfolio consists of the following property types:

	December 31
	2013	2012
Office	4.0%	7.1%
Retail	68.1%	79.0%
Industrial	2.8%	3.7%
Medical	3.2%	3.7%
Apartments	9.0%	4.6%
Residential	11.4%	0.1%
Other	1.5%	1.8%

We are familiar with our mortgage loan markets and given our low loan-to-value ratios, we do not believe that there is a significant risk of loss on our mortgage loan portfolio. We have been successful in adding value to the total investment portfolio through mortgage loan originations and secondary market purchases due to the fact that yields realized from the mortgage loan portfolio are generally higher than yields realized from fixed income investments. Value has also been added because the mortgage loan portfolio has consistently performed well. As of December 31, 2013 and 2012, we had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

We own certain investments in state-guaranteed receivables. These investments represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. As these payment streams are secured by the states themselves, a key function of our due diligence is the assessment of the states’ ability to meet these obligations. Additionally, each state generally withholds income tax from each payment for which we must file for reimbursement of such tax annually. We carry the state-guaranteed receivables at their amortized cost basis on the balance sheet. As of December 31, 2013, we held approximately $8,085,000 in state-guaranteed receivables, with the largest concentrations in the states of New York, Massachusetts and Georgia totaling approximately $3,880,000, $1,927,000 and $1,501,000, respectively. At December 31, 2013 and 2012, 1.8% and 1.7%, respectively, of invested assets consisted of state-guaranteed receivables.

Liquidity and Capital Resources

The quality of our investment portfolio and the current level of stockholders' equity continue to provide a sound financial base as we strive to expand our marketing system and to offer competitive, quality products. Our investment portfolio continues to provide financial stability. It is management's opinion that we have adequate cash flows both on a long-term and short-term basis as evidenced by the net cash flows provided by operating activities in the consolidated statements of cash flows presented in this Annual Review. Investors Heritage Life’s primary sources of cash flows used to meet short-term and long-term cash requirements are insurance premiums, which include mortality and expense charges, investment income, and administrative service fees.

Investors Heritage Life’s short-term obligations consist primarily of policyholder benefits and operating expenses. Investors Heritage Life has historically been able to meet these obligations out of operating cash, premiums and investment income.

MANAGEMENT’S

DISCUSSION & ANALYSIS

Investors Heritage Life’s principal long-term obligations are fixed contractual obligations incurred in the sale of its life insurance products. The premiums charged for these products are based on conservative and actuarially sound assumptions as to mortality, persistency and interest. We believe these assumptions will produce revenues sufficient to meet our future contractual benefit obligations and operating expenses, and provide an adequate profit margin.

Investors Heritage Capital’s principal sources of cash flow are rental income and dividends from its subsidiaries. Investors Heritage Capital’s principal long-term obligations are payments on long-term debt.

The stability of our liquidity is found in our conservative approach to product development and in the strength and stability of our fixed income portfolio and mortgage loans. Liquidity is also managed by laddering maturities of our fixed income portfolio. The average duration of our fixed income investments is 5.8 years with approximately $2,819,000 due within twelve months and approximately $68,577,000 due within the following four years. Historically, management has anticipated that all such investments will be held until maturity. However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management. As explained in detail in Note 1 to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

On November 5, 2012, the Company entered into a new loan agreement to borrow $2,000,000. The loan calls for interest to be paid quarterly at a rate of 0.25% under the prime rate and has a maturity date of November 5, 2017. The note requires quarterly principal payments of $45,000 beginning July 5, 2015 with a balloon payment upon maturity. There is no penalty for prepayment. This note is collateralized with 55,000 shares of Investors Heritage Life Insurance Company common stock. At December 31, 2013, the outstanding principal balance on the bank note was $1,962,792.

The borrowed funds were utilized to fund a credit agreement to Puritan Financial Companies, Inc. for $2,000,000, with interest at a rate of 1.75% above the prime rate. The maturity date on this loan is April 1, 2016. This note requires quarterly payments of interest only beginning on January 5, 2013. The unpaid principal balance together with all accrued interest shall be due and payable with a balloon payment upon maturity. Under this credit agreement, Puritan Financial Companies, Inc. and its wholly-owned subsidiary Puritan Financial Group have committed to an increased level of new business production on behalf of the Company. Additionally, Puritan Financial Companies, Inc. has issued warrants for 2,000,000 shares of common stock to the Company in exchange for this funding. This note is further collateralized by all the stock and other assets of Puritan Financial Companies, Inc. and each of its affiliated companies. Puritan Financial Companies, Inc. has another credit facility with a senior lender and the Company has a subordinate interest to the senior lender in all of the collateral which is security for this loan. This $2,000,000 note receivable is included within other invested assets on the balance sheet.

Effective September 27, 2013, we renewed for two years our $1,000,000 line of credit for At Need Funding, which is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies. Effective September 27, 2013, we also renewed for two years our $150,000 operating line of credit. These lines of credit require interest to be paid monthly at the prime rate, with a floor of 3.25%. At December 31, 2013, the outstanding principal balance on the At Need Funding line of credit was $506,240. At December 31, 2013, there was no amount outstanding on the operating line of credit.

MANAGEMENT’S

DISCUSSION & ANALYSIS

On February 3, 2005, Investors Heritage Capital borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000. The note is an amortizing loan with a fixed interest rate of 5.05% and with a maturity date of March 1, 2015. The proceeds received by Investors Heritage Life were used to repay their surplus notes to Investors Heritage Capital. Additionally, Investors Heritage Capital used the proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004. This transaction was approved by the Kentucky Department of Insurance. At December 31, 2013, $562,910 remained outstanding on this note.

We are a member of the Federal Home Loan Bank of Cincinnati, Ohio by way of our investment in shares of their common stock. As a member, we have access to both short-term and long-term borrowings at below market rates. Borrowings under this program are collateralized by securities within our investment portfolio. To this point, we have not needed to access this borrowing capacity.

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement. Management has assessed our position as of December 31, 2013, and we are in compliance with all debt covenant requirements.

Management is not aware of any other commitments or unusual events that could materially affect our capital resources. We have the option to prepay certain notes payable at our discretion prior to their maturity dates.

Other than the items disclosed in Note 7 to the Consolidated Financial Statements and increased federal and state regulatory reporting requirements which generally increase administrative expenses, management is not aware of any current recommendations by any regulatory authority which, if implemented, would have any material effect on our liquidity, capital resources or operations.

We will continue to explore various opportunities, including mergers and acquisitions and purchasing blocks of business from other companies, which may dictate a need for either long-term or short-term debt. There are no restrictions as to use of funds except the restriction on Investors Heritage Life as to the payment of cash dividends to shareholders that is discussed in more detail in Note 7 to the Consolidated Financial Statements.

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life decreased approximately $367,000 in 2013. The decrease in statutory capital and surplus in 2013 is due to the increase in our policy claims liability due to the newly enacted Kentucky state law requiring the use of the Social Security Death Master File, as previously discussed. Excluding the one-time impact from this change in law, statutory capital and surplus would have increased approximately $1,859,000. Investors Heritage Life produced a statutory operating gain of approximately $671,000 and $1,677,000 in 2013 and 2012, respectively, before the effect of the realized gains (losses). For additional discussion on statutory accounting practices refer to Note 8 to the Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements as of December 31, 2013.

MANAGEMENT’S

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

Our internal control over financial reporting includes those policies and procedures that:

■	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

■

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

■	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed our internal control over financial reporting as of December 31, 2013. The standard measures adopted by management in making its evaluation are the measures in the Internal Control Integrated Framework published by the Committee of Sponsoring Organizations of the Treadway Commission.

Based upon its assessment, management has concluded that our internal control over financial reporting is effective at December 31, 2013, and that there were no material weaknesses in our internal control over financial reporting as of that date.

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

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Investors Heritage Capital Corporation

We have audited the accompanying consolidated balance sheets of Investors Heritage Capital Corporation (“the Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Heritage Capital Corporation as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Louisville, Kentucky

March 21, 2014

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

ASSETS	2013	2012
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2013 - $402,396,191; 2012- $394,370,377)	$417,909,105	$438,323,413
Equity securities (cost: 2013 - $5,888,361; 2012 - $1,117,051)	5,818,333	1,386,637
Mortgage loans on real estate	18,601,722	16,620,290
Policy loans	6,674,887	6,781,751
State-guaranteed receivables	8,085,107	8,111,669
Investment in derivative	-	642,600
Other invested assets	3,181,182	3,420,189
Total investments	$460,270,336	$475,286,549

Cash and cash equivalents	4,143,291	6,009,905
Accrued investment income	5,191,253	5,163,783
Due premiums	3,368,008	3,422,629
Deferred acquisition costs	18,822,481	16,654,246
Value of business acquired	386,056	513,667
Leased property under capital leases	1,005,523	577,839
Property and equipment	1,042,748	1,900,068
Cash value of company-owned life insurance	11,808,248	10,844,489
Other assets	1,901,946	1,835,666
Amounts recoverable from reinsurers	55,669,088	53,797,125
Total assets	$563,608,978	$576,005,966

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$480,151,818	$464,449,101
Unearned premium reserves	8,189,640	9,111,514
Policy claims	3,672,474	1,894,727
Liability for deposit-type contracts	3,283,960	3,147,458
Reserves for dividends and endowments and other	408,555	446,016
Total policy liabilities	$495,706,447	$479,048,816
Deferred federal income tax liability	4,604,891	13,189,478
Obligations under capital leases	943,488	568,214
Notes payable	3,031,942	3,478,613
Accrued pension liability	2,887,843	7,211,519
Other liabilities	2,787,099	4,276,542
Total liabilities	$509,961,710	$507,773,182

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2013-1,128,583; 2012-1,141,886)	$1,128,583	$1,141,886
Paid-in surplus	8,908,243	8,908,243
Accumulated other comprehensive income	6,751,991	22,539,724
Retained earnings	36,858,451	35,642,931
Total stockholders' equity	$53,647,268	$68,232,784
Total liabilities and stockholders' equity	$563,608,978	$576,005,966

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
REVENUE
Premiums and other considerations	$69,653,412	$67,491,855
Premiums ceded	(14,105,855)	(19,997,026)
Net premiums	55,547,557	47,494,829

Investment income, net of expenses	20,661,142	20,726,267
Net realized gains on investments:
Total other-than-temporary impairment losses	-	-
Portion of loss recognized in other comprehensive income	-	-
Other net realized investment gains	2,485,505	484,813
Total net realized gains on investments	2,485,505	484,813
Consideration on reinsurance assumed	-	16,225
Other income	1,426,170	1,707,589
Total revenue	$80,120,374	$70,429,723

BENEFITS AND EXPENSES
Death and other benefits	$42,913,542	$41,866,578
Guaranteed annual endowments	426,582	446,190
Dividends to policyholders	399,017	418,273
Increase in benefit reserves and unearned premiums	17,919,752	9,777,951
Acquisition costs deferred	(8,738,111)	(8,849,807)
Amortization of deferred acquisition costs	7,464,380	8,489,322
Commissions	7,008,578	4,970,710
Other general and administrative expenses	10,600,064	11,215,041
Total benefits and expenses	$77,993,804	$68,334,258

INCOME BEFORE FEDERAL INCOME TAXES	$2,126,570	$2,095,465

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current	$430,429	$757,918
Deferred	(99,545)	(761,215)
Total federal income taxes	$330,884	$(3,297)

NET INCOME	$1,795,686	$2,098,762

BASIC AND DILUTED NET EARNINGS PER SHARE	$1.58	$1.82

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

NET INCOME	$1,795,686	$2,098,762

OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during period	(26,280,225)	12,580,096
Reclassification adjustment for gains included in income	(2,499,511)	(484,813)
Adjustment for effects of deferred acquisition costs	894,503	(325,260)
Net unrealized gains (losses) on investments	(27,885,233)	11,770,023
Change in defined benefit pension plan:
Actuarial net gain (loss) on pension plan	2,839,812	(885,028)
Amortization of actuarial net loss in net periodic pension cost	772,646	913,378
Curtailment of defined benefit pension plan	-	1,760,623
Net change in defined benefit pension plan	3,612,458	1,788,973

Other comprehensive income (loss) before income taxes	(24,272,775)	13,558,996

Income tax expense (benefit)	(8,485,042)	4,624,756

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES	(15,787,733)	8,934,240

COMPREHENSIVE INCOME (LOSS)	$(13,992,047)	$11,033,002

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income	Earnings	Equity

BALANCE, JANUARY 1, 2012	$1,152,737	$8,832,222	$13,605,484	$34,073,278	$57,663,721

Net income	-	-	-	2,098,762	2,098,762
Other comprehensive income, net	-	-	8,934,240	-	8,934,240
Cash dividends	-	-	-	(265,129)	(265,129)
Repurchases of common stock, net	(10,851)	76,021	-	(263,980)	(198,810)
BALANCE, DECEMBER 31, 2012	$1,141,886	$8,908,243	$22,539,724	$35,642,931	$68,232,784

Net income	-	-	-	1,795,686	1,795,686
Other comprehensive loss, net	-	-	(15,787,733)	-	(15,787,733)
Cash dividends	-	-	-	(285,471)	(285,471)
Repurchases of common stock, net	(13,303)	-	-	(294,695)	(307,998)
BALANCE, DECEMBER 31, 2013	$1,128,583	$8,908,243	$6,751,991	$36,858,451	$53,647,268

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
OPERATING ACTIVITIES
Net income	$1,795,686	$2,098,762
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(2,485,505)	(484,813)
Benefit for deferred federal income taxes	(99,545)	(761,215)
Amortization of deferred acquisition costs	7,464,380	8,489,322
Acquisition costs deferred	(8,738,111)	(8,849,807)
Net adjustment for premium and discount on investments	(39,768)	269,479
Depreciation and other amortization	752,103	687,059
Change in value of derivative investment	(2,400)	110,100
Changes in operating assets and liabilities:
Accrued investment income	(27,470)	(185,107)
Due premiums	54,621	275,240
Cash value of company-owned life insurance	(963,759)	(944,932)
Amounts recoverable from reinsurers	(1,871,963)	(6,214,758)
Benefit reserves	18,848,611	15,919,314
Policy claims	1,777,747	(204,232)
Liability for deposit-type contracts	136,502	139,553
Reserves for dividends and endowments and other	(37,461)	(80,464)
Other assets and other liabilities	(1,891,668)	(3,198,716)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$14,672,000	$7,064,785
INVESTING ACTIVITIES
Purchases of available-for-sale securities	$(105,730,100)	$(39,049,112)
Sales of available-for-sale securities	36,136,804	5,948,093
Maturities of available-for-sale securities	58,762,403	28,238,140
Acquisitions of mortgage loans on real estate	(3,637,086)	(2,165,000)
Payments of mortgage loans on real estate	1,659,724	4,870,367
Purchases of state-guaranteed receivables	-	(1,750,727)
Payments of state-guaranteed receivables	595,540	595,040
Sale of investment in derivative	645,000	-
Acquisitions of short-term investments	-	(34,188)
Sales and maturities of short-term investments	-	34,188
Net reductions (additions) in other investments	331,865	(1,414,282)
Net additions to property and equipment	(194,856)	(746,624)
NET CASH USED IN INVESTING ACTIVITIES	$(11,430,706)	$(5,474,105)
FINANCING ACTIVITIES
Receipts from universal life policies credited to policyholder account balances	$5,142,181	$5,335,141
Return of policyholder account balances on universal life policies	(9,209,949)	(8,683,869)
Payments on notes payable	(3,864,471)	(4,112,642)
Proceeds from notes payable	3,417,800	5,809,918
Repurchases of common stock, net	(307,998)	(198,810)
Dividends paid	(285,471)	(265,129)
NET CASH USED IN FINANCING ACTIVITIES	$(5,107,908)	$(2,115,391)
DECREASE IN CASH AND CASH EQUIVALENTS	$(1,866,614)	$(524,711)
Cash and cash equivalents at beginning of year	6,009,905	6,534,616
CASH AND CASH EQUIVALENTS AT END OF YEAR	$4,143,291	$6,009,905

SUPPLEMENTAL INFORMATION
Cash paid during year for federal income taxes	$722,770	$865,182

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 1 - Nature of Operations and Accounting Policies

Investors Heritage Capital Corporation is the holding company of Investors Heritage Life Insurance Company; Investors Heritage Printing, Inc., a printing company; Investors Heritage Financial Services Group, Inc., an insurance marketing company; is the sole member of At Need Funding, LLC, a limited liability company that provides advance funding of funerals in exchange for the irrevocable assignment of life insurance policies from other nonaffiliated companies; and is the sole member of Heritage Funding, LLC, a limited liability company that invests in various business ventures. These entities are collectively hereinafter referred to as the "Company". In excess of 99% of Investors Heritage Capital’s consolidated revenue is generated by Investors Heritage Life.

The Company's operations involve the sale and administration of various insurance and annuity products, including, but not limited to, participating and non-participating whole life, limited pay life, universal life, annuity contracts, credit life, credit accident and health and group insurance policies. The principal markets for the Company's products are in Kentucky, North Carolina, Georgia, Indiana, Michigan, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.

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

Investments: The Company classifies all fixed maturities and equity securities as available-for-sale. Securities classified as available-for-sale are carried at fair value with unrealized appreciation (depreciation) relating to temporary market value changes recorded as an adjustment to other comprehensive income (loss), net of adjustments to deferred acquisition costs and federal income taxes.

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

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate, as discussed in further detail in Note 2 to the Consolidated Financial Statements.

If an other-than-temporary impairment occurs with respect to a bond, the reduced book value is amortized back to the security’s expected recovery value over the remaining term of the bond. The Company continues to review the security for further impairment that would prompt another write-down in the value.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Mortgage loans are carried at amortized cost.

Policy loans are carried at their aggregate principal balance.

State-guaranteed receivables represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. The state-guaranteed receivables are carried at their amortized cost basis.

Investment in derivative represents the derivative portion of the Company’s investment in a market-indexed note. The derivative portion of this investment is bifurcated and carried at fair value, with changes in the fair value of the derivative included within investment income in the consolidated statements of income. This investment was sold during 2013, as further discussed in Note 2 to the Consolidated Financial Statements.

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

Deferred acquisition costs related to annuities and universal life insurance products are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains (losses) from securities had actually been realized. This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of "Accumulated Other Comprehensive Income (Loss)" in the stockholders' equity section of the balance sheet.

Value of Business Acquired: Value of business acquired represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition of a block of policies. Amortization of value of business acquired recognized in 2013 and 2012 totaled $127,611 and $161,095, respectively. Accumulated amortization was $535,300 and $407,689 at December 31, 2013 and 2012, respectively. Estimated annual amortization will be approximately $85,000, $76,000, $70,000, $63,000, and $44,000 in 2014 through 2018, respectively.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Property and Equipment: Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method. Accumulated depreciation on property and equipment was $3,728,657 and $4,141,343 at December 31, 2013 and 2012, respectively.

Capital Leases: During 2013, the Company entered into four new capital leases totaling $752,861 at inception. One of these leases included a sale-leaseback transaction with a non-affiliated third party whereby the Company sold certain leasehold improvement assets with a depreciated book value totaling $670,048. The Company then leased these assets back from the third party over three years under a dollar buyout lease. The total monthly payment on this lease is $21,863.

Total lease payments for 2013 and 2012 relating to previously existing capital leases were $352,775 and $256,579, respectively. Future minimum lease payments for 2014 through 2018 are $479,109; $327,599; $252,845; $2,728; and $0, respectively. The present value of net minimum lease payments at December 31, 2013 was $943,488, which is equal to the total future minimum lease payments of $1,062,281 less imputed interest of $118,793. Accumulated amortization on the leased property was $586,237 and $280,367 at December 31, 2013 and 2012, respectively.

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

Reinsurance: The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth. Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies. At December 31, 2013 and 2012, amounts recoverable from reinsurers were $55,669,088 and $53,797,125, respectively. These amounts included reserves ceded to reinsurers of $54,256,096 and $52,944,370 at December 31, 2013 and 2012, respectively.

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

At December 31, 2013, the Company’s policy claims liability includes an estimate of $1,679,764 for outstanding claims relative to a comparison of our life insurance policies against the Social Security Death Master File. This comparison was performed in compliance with a recently enacted Kentucky state law which follows a model law adopted by the National Conference of Insurance Legislators. This amount primarily affects the traditional and universal life segment, along with a much smaller impact on the final expense portion of the preneed and burial segment. The Company is in the process of researching the potential matches to determine that a valid claim exists, to locate beneficiaries and to pay benefits accordingly.

Liability for Deposit-Type Contracts: Liability for deposit-type contracts consists of supplemental contracts without life contingencies, premium deposit funds and dividends and endowments left on deposit at interest.

Participating Policies: Participating business approximates 17% of ordinary life insurance in force at December 31, 2013 and 2012, respectively. Premiums relative to participating business comprised approximately 3% and 4% of net premiums for the years ended December 31, 2013 and 2012, respectively. Participating dividends are accrued as declared by the Board of Directors of Investors Heritage Life. For participating policies that are not a part of the Texas Memorial Life or Memorial Service Life policy acquisitions, the liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest, and the 1941 CSO Mortality and 1958 CSO Mortality tables. All guaranteed benefits were considered in calculating these reserves. Deferred acquisition costs are amortized in proportion to expected gross profits.

The liability for future policy benefits of the Texas Memorial Life and Memorial Service Life blocks of participating business was determined based on the 2001 CSO and 1980 CSO Mortality tables, respectively. While these policies are participating, no future dividends are anticipated on this block of policies.

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Other income consists principally of third party administrative service fees along with servicing and administration fees relative to credit insurance administered for our reinsurers.

Common Stock and Earnings per Share: The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year. The weighted average number of shares outstanding during 2013 and 2012 were 1,137,156 and 1,152,438 shares, respectively. The Company paid cash dividends per share of $0.25 and $0.23 in 2013 and 2012, respectively.

Subsequent Events: Management has evaluated all events subsequent to December 31, 2013 through the date that these Consolidated Financial Statements were available to be issued.

New Accounting Standards: In February 2013, the Financial Accounting Standards Board (“FASB”) issued guidance regarding the reporting of reclassifications out of accumulated other comprehensive income. The guidance requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income by component. Significant amounts reclassified out of accumulated other comprehensive income that are required under U.S. generally accepted accounting principles to be reclassified to net income in their entirety in the same reporting period must be presented either on the face of the statement, where net income is presented, or in the footnotes. For amounts that are not required under U.S. generally accepted accounting principles to be reclassified in their entirety to net income, entities are required to cross-reference to other disclosures that are required by U.S. generally accepted accounting principles that provide additional detail about those amounts. This guidance is effective prospectively for reporting periods beginning after December 15, 2012. The Company adopted this new guidance as of January 1, 2013 with no material impact to the consolidated financial statements.

All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent to the Company at this time.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 2 - Investments

The Company limits credit risk by investing primarily in investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans. The Company manages its fixed income portfolio to diversify between and within industry sectors. Investments in available-for-sale securities at December 31 are summarized as follows:

2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:

U.S. government obligations	$34,485,660	$793,701	$703,570	$34,575,791
States and political subdivisions	39,910,030	3,145,632	60,898	42,994,764
Corporate	217,659,449	12,535,411	2,251,886	227,942,974
Foreign	56,960,366	2,081,436	1,395,450	57,646,352
Asset-backed securities	2,677,953	109,417	-	2,787,370
Mortgage-backed securities (MBS):
Commercial MBS	4,252,765	160,955	-	4,413,720
Residential MBS	46,449,968	1,443,228	345,062	47,548,134
Total fixed maturity securities	$402,396,191	$20,269,780	$4,756,866	$417,909,105
Equity securities:
U.S. agencies	687,000	-	-	687,000
Mutual funds	318,283	1,356	-	319,639
Corporate common stock	4,883,078	422,880	494,264	4,811,694
Total equity securities	5,888,361	424,236	494,264	5,818,333

Total	$408,284,552	$20,694,016	$5,251,130	$423,727,438

2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:

U.S. government obligations	$47,634,952	$4,263,920	$-	$51,898,872
States and political subdivisions	46,323,487	7,522,997	-	53,846,484
Corporate	207,553,209	23,818,640	93,765	231,278,084
Foreign	50,000,420	4,748,130	11,680	54,736,870
Asset-backed securities	4,460,090	289,373	529	4,748,934
Mortgage-backed securities (MBS):
Commercial MBS	6,429,641	407,386	-	6,837,027
Residential MBS	31,968,578	3,008,564	-	34,977,142
Total fixed maturity securities	$394,370,377	$44,059,010	$105,974	$438,323,413
Equity securities:
U.S. agencies	681,300	-	-	681,300
Mutual funds	318,283	3,054	-	321,337
Corporate common stock	117,468	266,532	-	384,000
Total equity securities	1,117,051	269,586	-	1,386,637

Total	$395,487,428	$44,328,596	$105,974	$439,710,050

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following table summarizes, for all securities in an unrealized loss position at December 31, 2013 and 2012, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

	December 31, 2013			December 31, 2012
		Gross	Number		Gross	Number
	Estimated	Unrealized	of	Estimated	Unrealized	of
	Fair Value	Loss	Securities	Fair Value	Loss	Securities
Fixed Maturities:
Less than 12 months:
U.S. government obligations	$17,401,555	$703,570	3	$-	$-	-
States and political subdivisions	1,239,103	60,898	2	-	-	-
Corporate	56,249,758	2,076,123	37	4,648,363	88,805	5
Foreign	26,858,417	1,395,450	15	988,320	11,680	1
Residential MBS	18,187,588	345,062	4	-	-	-
Greater than 12 months:
Corporate	1,072,341	175,763	1	243,040	4,960	1
Asset-backed securities	-	-	-	59,097	529	1
Total fixed maturities	121,008,762	4,756,866	62	5,938,820	105,974	8

Equities:
Less than 12 months:
Corporate common stock	2,806,072	494,264	24	-	-	-
Total equities	2,806,072	494,264	24	-	-	-

Total	$123,814,834	$5,251,130	86	$5,938,820	$105,974	8

As of December 31, 2013, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 84% and the equity securities noted above had a fair value to cost ratio of over 70%. As of December 31, 2012, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 96% and all of our equity securities had a fair value to cost ratio equal to or greater than 100%.

The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value. For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors. The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings. The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss). Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains/losses in the consolidated statements of income. Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of income in the periods incurred as the difference between fair value and cost. Based on our review, the Company experienced no other-than-temporary impairments during the years ended December 31, 2013 or 2012.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2013, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature. The temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

During 2012, the Company sold its investment in Farmers Bank Capital Corporation common stock. An other-than-temporary impairment had previously been recorded on this holding. The pre-tax gain associated with this sale totaled $121,976. We have no remaining assets for which other-than-temporary impairments have been recorded.

Net unrealized gains for investments classified as available-for-sale are presented below, net of the effect on deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

	December 31
	2013	2012
Net unrealized appreciation on available-for sale securities	$15,442,886	$44,222,622
Adjustment to deferred acquisition costs	(418,419)	(1,312,922)
Deferred income taxes	(5,108,319)	(14,821,597)
Net unrealized appreciation on available-for sale securities	$9,916,148	$28,088,103

The amortized cost and fair value of debt securities at December 31, 2013, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$2,819,416	$2,843,138
Due after one year through five years	68,576,706	75,405,769
Due after five years through ten years	192,354,594	197,155,814
Due after ten years	54,607,179	57,256,557
Due at multiple maturity dates	84,038,296	85,247,827
Total	$402,396,191	$417,909,105

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Proceeds for the years ended December 31, 2013 and 2012 from sales and maturities of investments in available-for-sale securities, as well as gross gains and gross losses realized, are presented below.

	2013	2012
Proceeds from sales and maturities	$94,899,207	$34,186,233
Gross realized gains	2,613,961	513,989
Gross realized losses	(114,450)	(29,176)

Presented below is investment information, including the accumulated and annual change in net unrealized investment gains or losses. Additionally, the table shows the annual change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) on debt and equity securities for the years ended December 31, 2013 and 2012.

	2013	2012
Change in unrealized investment gains (losses):
Available-for-sale:
Fixed maturities	$(28,440,122)	$12,102,159
Equity securities	(339,614)	(6,876)
Realized investment gains (losses):
Available-for-sale:
Fixed maturities	$2,505,340	$362,837
Equity securities	(5,829)	121,976

In addition to the realized investment gains and losses above, the Company also experienced a realized loss of $14,006 during the year ended December 31, 2013 relative to the demolition of a building owned by the Company.

During the third quarter of 2013, the Company initiated a program to strategically sell certain fixed maturities to generate realized gains within the investment portfolio. This program was completed prior to year end and led to the increase in realized investment gains shown above.

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 2013 and 2012, these required deposits had a total fair value of $25,209,390 and $26,169,953, respectively.

The Company also engages in commercial and residential mortgage lending. As of December 31, 2013 and 2012, 83.2% and 99.9%, respectively, of these investments were in commercial properties. All commercial mortgage loans are either originated in-house or through two mortgage brokers, are secured by first mortgages on the real estate and generally carry personal guarantees by the borrowers. Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required. We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, and reviewing larger mortgage loans on an annual basis. As of December 31, 2013 and 2012, there were no non-performing loans, loans on nonaccrual status, loans 90 days past due or more, loans in process of foreclosure, or restructured loans. The Company experienced no mortgage loan defaults during 2013 or 2012.

During 2013, we began evaluating and purchasing residential mortgage loans through the secondary market. We review each mortgage loan opportunity individually, considering both the value of the underlying property and the credit worthiness of the borrower. These loans are typically purchased at a discount to their unpaid principal balance. We purchased residential mortgages through the secondary market totaling approximately $2,116,000 during 2013. We are utilizing a third party servicer to administer these loans.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The Company’s investments in mortgage loans, by state, are as follows:

	December 31
	2013	2012
Kentucky	$3,740,272	$2,987,588
Florida	2,622,740	3,039,200
Texas	2,432,643	2,283,924
Georgia	2,339,300	2,437,932
Ohio	1,599,450	1,679,868
Tennessee	1,203,184	1,184,954
California	942,036	-
North Carolina	589,779	524,036
Illinois	540,634	554,971
Arizona	506,134	530,657
West Virginia	467,480	494,643
Alabama	395,065	413,631
Massachusetts	283,341	-
New Jersey	258,239	-
South Carolina	250,826	270,303
Colorado	230,782	-
Idaho	188,882	202,476
Indiana	10,935	16,107
Total	$18,601,722	$16,620,290

At December 31, 2013, the Company held various real estate investments for the production of income totaling $575,114, net of accumulated depreciation of $536,565. At December 31, 2012, the Company’s real estate investments totaled $614,578, net of accumulated depreciation of $497,101.

The Company owns certain investments in state-guaranteed receivables. These investments represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. At December 31, 2013, the amortized cost and estimated fair value of state-guaranteed receivables, by contractual maturity, are summarized as follows:

	State-Guaranteed Receivables
	Amortized	Fair
	Cost	Value
Due in one year or less	$704,917	$708,224
Due after one year through five years	2,492,672	2,650,340
Due after five years through ten years	2,909,367	3,432,024
Due after ten years	1,978,151	2,602,072
Total	$8,085,107	$9,392,660

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The outstanding balance of state-guaranteed receivables, by state, as of December 31, 2013 and 2012 is summarized as follows:

	December 31
	2013	2012
New York	$3,880,368	$3,973,862
Massachusetts	1,927,350	2,709,704
Georgia	1,500,719	659,540
Pennsylvania	284,756	270,657
California	195,593	202,563
Texas	212,447	198,260
Ohio	83,874	97,083
Total	$8,085,107	$8,111,669

Prior to the third quarter of 2013, the Company owned a $3,000,000 position in a Morgan Stanley market-indexed note, which paid 1% interest annually and matured in six years from the issue date. At maturity, the Company would have participated at 110% of any increase in the Dow Jones Industrial Average since the purchase date, but was guaranteed against market-related downside risk. Accordingly, a portion of the investment was classified as a derivative and bifurcated for reporting purposes. The derivative portion, having a cost basis of $645,000 calculated at 21.5% of the total value of the purchase price of the note, was reported as an investment in derivative on the balance sheet. The remaining non-derivative portion of the note was reported within fixed maturities on the balance sheet. This derivative was marked-to-market through the income statement, with the change in value reported as a component of investment income on the income statement. This investment was sold during the third quarter of 2013 for $3,918,083, generating a realized gain of $918,083. Additionally, there was an increase in current year investment income associated with the removal of the mark-to-market adjustment, as shown below.

Major categories of net investment income are summarized as follows:

	2013	2012
Fixed maturities	$19,254,558	$19,456,710
Equity securities	169,784	58,972
Mortgage loans on real estate	1,109,776	1,317,826
Policy loans	478,750	489,824
State-guaranteed receivables	568,978	487,070
Gain (loss) on investment in derivative	2,400	(110,100)
Other	229,825	116,380
Gross investment income	$21,814,071	$21,816,682
Investment expenses	1,152,929	1,090,415
Net investment income	$20,661,142	$20,726,267

NOTE 3 - Fair Values of Financial Instruments

The fair value of a financial instrument is the estimated amount at which the instrument could be exchanged in an orderly transaction between knowledgeable, unrelated, willing parties, i.e., not in a forced transaction.  The estimated fair value of a financial instrument may differ from the amount that could be realized if the security was sold in an immediate sale, e.g., a forced transaction.  Additionally, the valuation of investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The Company holds fixed maturities and equity securities that are measured and reported at fair market value on the balance sheet. The Company is also required to disclose fair value estimates for other financial instruments not required to be carried at market value on the balance sheet. The Company determines the fair market values of its financial instruments based on the fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The unobservable inputs reflect the Company’s own assumptions about the inputs that market participants would use.

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

Valuation of Investments Reported at Fair Value in Financial Statements

The Company’s Level 1 investments include equity securities that are traded in an active exchange market, as well as one U.S. agency equity security whose value is set by government statute.

The Company’s Level 2 investments include fixed maturities with quoted prices that are traded less frequently than exchange-traded instruments or instruments whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes the majority of our fixed maturities, where fair values are obtained from a nationally recognized, third-party pricing service.

The Company’s Level 3 investments include financial instruments whose value cannot be obtained through a pricing service and must be determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category currently includes one private equity investment where independent pricing inputs were not able to be obtained. For fixed maturities within this level, the Company utilizes the assistance of its third-party investment advisor to estimate the fair value based on non-binding broker quotes and internal models using unobservable assumptions about market participants. For the private equity investment, the Company establishes fair value based on the most recent trading activity as well as a review of the underlying financial statements of the entity. The Company’s Level 3 instruments also include the investment in derivative related to the bifurcated equity-indexed portion of a market-indexed note. The value of the derivative portion of this investment was derived from an option pricing model that utilizes the current Dow Jones Industrial Average compared to the strike price in the note, along with various other market assumptions including those regarding volatility and dividend yields.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following table presents the Company’s fair value hierarchy for those financial instruments measured and reported at fair value on a recurring basis as of December 31, 2013 and 2012.

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Fixed maturities:
U.S. government obligations	$-	$34,575,791	$-	$34,575,791
States and political subdivisions	-	42,994,764	-	42,994,764
Corporate	-	227,942,974	-	227,942,974
Foreign	-	57,646,352	-	57,646,352
Asset-backed securities	-	2,787,370	-	2,787,370
Mortgage-backed securities:
Commercial MBS	-	4,413,720	-	4,413,720
Residential MBS	-	47,548,134	-	47,548,134
Total fixed maturities	$-	$417,909,105	$-	$417,909,105

Equity securities:
U.S. agencies	$687,000	$-	$-	$687,000
Mutual funds	319,639	-	-	319,639
Corporate common stock	4,427,694	-	384,000	4,811,694
Total equity securities	$5,434,333	$-	$384,000	$5,818,333

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Fixed maturities:
U.S. government obligations	$-	$51,898,872	$-	$51,898,872
States and political subdivisions	-	53,846,484	-	53,846,484
Corporate	-	227,443,614	3,834,470	231,278,084
Foreign	-	54,736,870	-	54,736,870
Asset-backed securities	-	4,748,934	-	4,748,934
Mortgage-backed securities:
Commercial MBS	-	6,837,027	-	6,837,027
Residential MBS	-	34,977,142	-	34,977,142
Total fixed maturities	$-	$434,488,943	$3,834,470	$438,323,413

Equity securities:
U.S. agencies	$681,300	$-	$-	$681,300
Mutual funds	321,337	-	-	321,337
Corporate common stock	-	-	384,000	384,000
Total equity securities	$1,002,637	$-	$384,000	$1,386,637

Investment in derivative	$-	$-	$642,600	$642,600

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following table provides a summary of changes in fair value of our Level 3 financial instruments for the years ended December 31, 2013 and 2012.

	Year Ended December 31, 2013
		Corporate	Investment
		Common	in
	Corporate	Stock	Derivative	Total
Beginning balance	$3,834,470	$384,000	$642,600	$4,861,070
Transfers into Level 3	-	-	-	-
Transfers out of Level 3	(3,834,470)	-	-	(3,834,470)
Purchases	-	-	-	-
Sales	-	-	(645,000)	(645,000)
Total gains or losses:
Included in earnings	-	-	2,400	2,400
Included in other comprehensive loss	-	-	-	-
Ending balance	$-	$384,000	$-	$384,000

	Year Ended December 31, 2012
		Corporate	Investment
		Common	in
	Corporate	Stock	Derivative	Total
Beginning balance	$2,133,079	$352,000	$752,700	$3,237,779
Transfers into Level 3	-	-	-	-
Transfers out of Level 3	-	-	-	-
Purchases	1,748,750	-	-	1,748,750
Sales	(102,137)	-	-	(102,137)
Total gains or losses:
Included in earnings	-	-	(110,100)	(110,100)
Included in other comprehensive income	54,778	32,000	-	86,778
Ending balance	$3,834,470	$384,000	$642,600	$4,861,070

The Company experienced no transfers between Level 1 and Level 2 during the years ended December 31, 2013 or 2012. The Company experienced four transfers of corporate fixed maturities from Level 3 to Level 2 during the year ended December 31, 2013. The Company experienced no transfers between Level 2 and Level 3 during the year ended December 31, 2012. Transfers in and/or (out) of Level 3 are primarily attributable to changes in the availability of market observable information and re-evaluation of the observability of pricing inputs.

The unrealized gains (losses) on Level 3 investments, other than the investment in derivative, are recorded as a component of accumulated other comprehensive income (loss), net of tax, in accordance with required accounting for our available-for-sale portfolio. The unrealized gains (losses) on the investment in derivative are reported in earnings as a component of investment income.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Financial Instruments Disclosed, but not Carried, at Fair Value

The following disclosure presents the carrying values and estimated fair values of the Company’s financial instruments disclosed, but not carried, at fair value as of December 31, 2013 and 2012, and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis. The fair values for insurance contracts other than investment-type contracts are not required to be disclosed. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	December 31, 2013
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Assets:
Mortgage loans on real estate:
Commercial	$15,478,188	$16,128,845	$-	$16,128,845	$-
Residential	3,123,534	3,273,306	-	3,273,306	-
Policy loans	6,674,887	6,674,887	-	-	6,674,887
State-guaranteed receivables	8,085,107	9,392,660	-	9,392,660	-
Other invested assets	3,181,182	3,181,182	-	-	3,181,182
Cash and cash equivalents	4,143,291	4,143,291	4,143,291	-	-
Accrued investment income	5,191,253	5,191,253	-	-	5,191,253
Cash value of company-owned life insurance	11,808,248	11,808,248	-	-	11,808,248

Liabilities:
Policyholder deposits (Investment-type contracts)	53,476,853	53,396,538	-	-	53,396,538
Policy claims	3,672,474	3,672,474	-	-	3,672,474
Obligations under capital leases	943,488	943,488	-	-	943,488
Notes payable	3,031,942	3,033,122	-	-	3,033,122

	December 31, 2012
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Assets:
Mortgage loans on real estate:
Commercial	$16,604,183	$17,365,363	$-	$17,365,363	$-
Residential	16,107	18,068	-	18,068	-
Policy loans	6,781,751	6,781,751	-	-	6,781,751
State-guaranteed receivables	8,111,669	10,186,226	-	10,186,226	-
Other invested assets	3,420,189	3,420,189	-	-	3,420,189
Cash and cash equivalents	6,009,905	6,009,905	6,009,905	-	-
Accrued investment income	5,163,783	5,163,783	-	-	5,163,783
Cash value of company-owned life insurance	10,844,489	10,844,489	-	-	10,844,489

Liabilities:
Policyholder deposits (Investment-type contracts)	54,602,229	58,704,154	-	-	58,704,154
Policy claims	1,894,727	1,894,727	-	-	1,894,727
Obligations under capital leases	568,214	568,214	-	-	568,214
Notes payable	3,478,613	3,485,503	-	-	3,485,503

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments in the accompanying Consolidated Financial Statements and Notes thereto:

Mortgage loans on real estate: The fair values for mortgage loans are estimated using discounted cash flow analyses. For commercial mortgage loans, the discount rate was assumed to be the interest rate of the last commercial mortgage acquired by the Company. For residential mortgages, the discount rate was assumed to be the average yield on recent purchases less an expense factor.

State-guaranteed receivables: The fair values for state-guaranteed receivables are estimated using discounted cash flow analyses, using the average Citigroup Pension Liability Index in effect at the end of each period.

Cash and cash equivalents: The carrying amounts reported for these financial instruments approximate their fair values given the highly liquid nature of the instruments.

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

Notes payable: The fair values for notes payable on commercial loans with fixed interest rates are estimated using discounted cash flow analyses, assuming current interest rate assumptions for similar borrowings based on information gathered from market loan brokers. The fair value for notes payable with floating interest rates approximate the unpaid principal balances on such notes.

Policy loans, other invested assets, accrued investment income, policy claims and obligations under capital leases: The carrying values of these instruments approximate their fair values and are disclosed in Level 3 of the hierarchy.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 4 - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of December 31 are as follows:

	2013	2012
Deferred tax liabilities:
Policy acquisition costs	$3,452,732	$3,117,299
Net unrealized gain on available-for-sale securities	5,108,319	14,821,597
Due premiums	1,145,646	1,164,289
Other	889,576	904,492
Total deferred tax liabilities	$10,596,273	$20,007,677

Deferred tax assets:
Benefit reserves	$3,540,549	$3,167,947
Other policyholder funds	474,581	348,010
AMT credit carryforwards	501,101	543,033
Accrued pension liability	981,867	2,451,916
Other	493,284	307,293
Total deferred tax assets	$5,991,382	$6,818,199
Net deferred tax liabilities	$4,604,891	$13,189,478

The Company periodically reviews its gross deferred tax assets for recoverability. At December 31, 2013 and 2012, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2013	2012

Statutory federal income tax rate	34.0%	34.0%
Small life insurance company deduction	(18.0)	(28.2)
Dividends-received deduction	(1.2)	(0.9)
Defined contribution plan dividend	(1.4)	(1.3)
Nondeductible COLI expense	(4.9)	(4.6)
Nondeductible travel & meals expense	0.8	0.8
Implied interest on structured note	-	2.0
True-up of provision to actual	1.7	(0.1)
Other	4.6	(1.9)

Effective income tax rate	15.6%	(0.2)%

We file U.S. federal income tax returns and income tax returns in various state jurisdictions. Our 2010 through 2013 U.S. federal tax years remain subject to income tax examination by tax authorities. We have no known uncertain tax benefits within our provision for income taxes. In addition, we do not believe the Company will be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts. However, should such a circumstance arise, it is our policy to classify any interest and penalties (if applicable) as income tax expense in the Consolidated Financial Statements.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 5 - Notes Payable

On November 5, 2012, the Company entered into a new loan agreement to borrow $2,000,000. The loan calls for interest to be paid quarterly at a rate of 0.25% under the prime rate and has a maturity date of November 5, 2017. The note requires quarterly principal payments of $45,000 beginning July 5, 2015 with a balloon payment upon maturity. There is no penalty for prepayment. This note is collateralized with 55,000 shares of Investors Heritage Life Insurance Company common stock.

The borrowed funds were utilized to fund a credit agreement to Puritan Financial Companies, Inc. for $2,000,000, with interest at a rate of 1.75% above the prime rate. The maturity date on this loan is April 1, 2016. This note requires quarterly payments of interest only beginning on January 5, 2013. The unpaid principal balance together with all accrued interest shall be due and payable with a balloon payment upon maturity. Under this credit agreement, Puritan Financial Companies, Inc. and its wholly-owned subsidiary Puritan Financial Group have committed to an increased level of new business production on behalf of the Company. Additionally, Puritan Financial Companies, Inc. has issued warrants for 2,000,000 shares of common stock to the Company in exchange for this funding. This note is further collateralized by all the stock and other assets of Puritan Financial Companies, Inc. and each of its affiliated companies. Puritan Financial Companies, Inc. has another credit facility with a senior lender and the Company has a subordinate interest to the senior lender in all of the collateral which is security for this loan. This $2,000,000 note receivable is included within other invested assets on the balance sheet.

Effective September 27, 2013, the Company renewed its $1,000,000 line of credit for At Need Funding, maturing on September 25, 2015. This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies. Effective September 27, 2013, the Company also renewed its $150,000 operating line of credit, maturing on September 25, 2015. These lines of credit require interest to be paid monthly at the prime rate, with a floor of 3.25%.

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

Information relative to the Company’s notes payable at December 31, 2013 and 2012 is as follows:

2013	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Mortgage note	$562,910	5.05%	3/1/2015	$38,365	$40,155
At Need Funding line of credit	506,240	3.25%	9/25/2015	16,555	16,555
Bank note	1,962,792	3.00%	11/5/2017	60,188	55,289

2012	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Mortgage note	$988,393	5.05%	3/1/2015	$59,363	$61,066
At Need Funding line of credit	490,220	3.25%	9/29/2013	8,298	8,320
Bank note	2,000,000	3.00%	11/5/2017	9,333	-

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 6 - Employee Benefit Plans

The Company sponsors a noncontributory defined benefit pension plan. On May 10, 2012, the Board of Directors of the Company authorized an amendment to the IHCC Employee Retirement Plan (the “Pension Plan”) which provided that all future benefit accruals and compensation increases under the Pension Plan automatically cease for all individuals who were participants under the Pension Plan as of June 30, 2012. The amendment allows such participants to continue to earn vesting credit towards their Pension Plan benefit on and after June 30, 2012. The curtailment of the Pension Plan resulted in a reduction in our accrued pension liability of $1,760,623, net of deferred taxes of $598,612.

The following table provides additional details for the Company on a consolidated basis as of December 31.

	2013	2012
Change in projected benefit obligation:
Benefit obligation at beginning of year	$23,872,644	$24,098,408
Service cost	-	293,544
Interest cost	668,720	1,010,630
Actuarial (gain) loss	32,453	(439,475)
Benefits paid	(650,734)	(953,328)
Change in discount rate	(2,607,483)	1,623,488
Curtailment	-	(1,760,623)
Benefit obligation at end of year	$21,315,600	$23,872,644

Change in plan assets:
Fair value of plan assets at beginning of year	$16,661,125	$14,551,370
Actual return on plan assets	1,457,366	1,571,883
Employer contributions	960,000	1,491,200
Benefits paid	(650,734)	(953,328)
Fair value of plan assets at end of year	$18,427,757	$16,661,125
Funded status	$(2,887,843)	$(7,211,519)
Unrecognized net actuarial loss	4,794,177	8,406,635
Net amount recognized as prepaid benefit cost	$1,906,334	$1,195,116

Components of net periodic benefit cost:
Service cost	$-	$293,544
Interest cost	668,720	1,010,630
Expected return on plan assets	(1,192,584)	(1,272,898)
Recognized actuarial net loss	772,646	913,378
Net periodic benefit cost	$248,782	$944,654
Accumulated benefit obligation	$21,315,600	$23,872,644

The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2013 is $4,794,177, which has been recorded net of related tax of $1,630,020. The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2012 is $8,406,635, which has been recorded net of related tax of $2,858,256. These amounts are solely the result of unamortized actuarial net losses not yet amortized into income.

The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2014 is $390,413.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Actuarial assumptions used at December 31, 2013 and 2012 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2013	2012
Discount rate	5.00%	4.00%
Expected return on plan assets	7.00%	8.50%

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

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets held in common stock of the Company. The Company uses an independent third party to administer its retirement plan. Plan assets are held in a trust account and include a diversified assortment of pooled separate accounts as well as Company common stock. The fair value of plan assets as of December 31, 2013 and 2012 are as follows:

	December 31
	2013	2012

Pooled separate accounts	$17,778,307	$16,113,355
Company common stock - 31,000 shares	649,450	547,770

Pooled separate accounts held by the Pension Plan at December 31, 2013 and 2012 are considered Level 2 assets and are valued at the net asset value (“NAV”) of units held by the Pension Plan at year end. The NAV is determined by dividing the net assets, at fair value, of the fund by the number of units outstanding on the day of valuation.  Pooled separate accounts are comprised, primarily, of shares of registered investment companies held through subaccounts of a separate account of an insurance company. The NAV as adjusted (for mutual fund dividends, mutual fund splits and administrative maintenance charges and other items) and reported by the insurance company approximates fair value of the investments. The investments are redeemable at the adjusted NAV under agreements with the insurance company.  However, it is possible that the redemption rights may be restricted or eliminated in the future. Due to the nature of the investments, changes in the market conditions, liquidity requirements, and the economic environment may significantly affect the NAV of the registered investment companies and, consequently, the fair value of the Pension Plan's investments.

Shares of Company common stock held by the plan at December 31, 2013 and 2012 are considered Level 2 assets and are valued based on observable inputs, such as quoted prices in markets with limited activity. Dividends of $7,750 and $7,130 were paid to the plan in 2013 and 2012, respectively, on the Company common stock. The plan made no purchases or sales of Company common stock during 2013 or 2012.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

A summary of the allocation of plan assets by investment type as of December 31, 2013 and 2012 is as follows:

	December 31
	2013	2012
Equity pooled separate accounts	35%	48%
Debt pooled separate accounts	61%	49%
Company common stock	4%	3%

The Company expects to contribute approximately $900,000 to its pension plan in 2014.

The following estimated future benefit payments are expected to be paid:

Pension Benefits

2014	$2,601,000
2015	1,418,000
2016	1,665,000
2017	1,299,000
2018	1,275,000
2019-2023	7,225,000

The Company also sponsors a 401(k) defined contribution plan known as the IHCC Retirement Savings Plan and Trust (the “Old 401(k) Plan”). On June 21, 2012, the Board of Directors of the Company authorized an amendment to the Old 401(k) Plan, under which, effective June 30, 2012, participants in the Old 401(k) Plan shall not be eligible to elect to defer and contribute compensation earned to the Old 401(k) Plan; the Company will not make any matching contributions to the Old 401(k) Plan; and the Old 401(k) Plan will not accept rollover contributions.

On June 21, 2012, the Board of Directors of the Company also adopted a new traditional 401(k) retirement plan, the IHCC 401(k) Retirement Plan (the “Retirement Plan”). Employees will be eligible to participate in the Retirement Plan on the first day of employment. Under the Retirement Plan, the Company will match employee contributions dollar for dollar up to 4% of employee compensation deferrals. Employees who have met certain employment criteria may also be eligible to receive an additional allocation after the end of each plan year. The Retirement Plan became effective July 1, 2012.

The funds previously invested in mutual funds in the Old 401(k) Plan were rolled into the Retirement Plan in conjunction with the plan amendments, leaving only Company stock in the Old 401(k) Plan.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Information relative to the assets within both the Old 401(k) Plan and the Retirement Plan as of December 31, 2013 and 2012, along with employer contributions expensed and dividends paid on Company stock for the years then ended, are as follows:

	December 31
	2013	2012

Old 401(k) Plan
Company common stock:
Shares held	331,559	345,145
Fair value	$6,863,275	$6,098,714

Retirement Plan
Mutual funds - fair value	$1,635,830	$844,941

	For the Year Ended December 31
	2013	2012

Old 401(k) Plan
Employer contributions	$-	$133,970
Dividends on Company stock	86,286	79,621

Retirement Plan
Employer contributions	$316,206	$88,654

In addition, the Company sponsors a deferred compensation plan for selected executive officers. Information relative to the assets within the deferred compensation plan as of December 31, 2013 and 2012, along with employer contributions expensed and dividends paid on Company stock for the years then ended, are as follows:

	December 31
	2013	2012

Company common stock:
Shares held	20,820	20,881
Fair value	$430,984	$368,976
Mutual funds - fair value	69,136	13,939
Cash and cash equivalents	3,486	5,012

	For the Year Ended December 31
	2013	2012

Employer contributions	$24,978	$18,212
Dividends on Company stock	5,220	4,659

NOTE 7 - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year. For 2014, the maximum dividend that Investors Heritage Life can pay to Investors Heritage Capital without regulatory approval is $671,463.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 8 - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $20,212,394 and $20,579,141 at December 31, 2013 and 2012, respectively. Statutory-basis net income was $1,233,527 and $1,905,812 for 2013 and 2012, respectively.

Principal adjustments to statutory amounts to derive GAAP amounts include: a) costs of acquiring new policies are deferred and amortized; b) benefit reserves are calculated using more realistic investment, mortality and withdrawal assumptions; c) changes in deferred taxes associated with timing differences are recorded in net income rather than directly to equity; d) value of business acquired and goodwill established for acquired companies differ from admitted statutory goodwill; e) accounting for certain investments in debt securities is at fair value with unrealized gains and losses reported as a separate component of equity; f) statutory asset valuation reserves and interest maintenance reserves are eliminated; and g) items treated as cumulative effect adjustments under statutory accounting principles.

NOTE 9 - Segment Data

The Company operates in four segments. All segments include both individual and group insurance. Identifiable revenues, expenses and assets are assigned directly to the applicable segment. Net investment income, realized gains and losses, and invested assets are generally allocated to the insurance and the corporate segments in proportion to policy liabilities and stockholders' equity, respectively. Certain assets, such as property and equipment and leased property under capital leases, are allocated between the administrative and financial services segment and the corporate and other segment. Investors Heritage Financial revenue and income associated with credit administrative services is assigned to the Administrative and financial services segment, along with fees relative to third party administrative services. Any remaining revenue and income is assigned to the corporate and other segment. Results for the parent company, Investors Heritage Printing, At Need Funding and Heritage Funding, after elimination of intercompany amounts, are allocated to the corporate and other segment.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Information relative to our operating segments is as follows:

	2013	2012
	(000's omitted)
Revenue:
Preneed and burial products	$49,457	$48,863
Traditional and universal life products	28,650	19,336
Administrative and financial services	1,215	1,491
Corporate and other	798	740
	$80,120	$70,430

Pre-tax income (loss) from operations:
Preneed and burial products	$816	$993
Traditional and universal life products	968	921
Administrative and financial services	306	366
Corporate and other	37	(185)
	$2,127	$2,095

Assets:
Preneed and burial products	$375,905	$378,142
Traditional and universal life products	109,777	91,142
Administrative and financial services	9,937	10,757
Corporate and other	67,990	95,965
	$563,609	$576,006

Amortization and depreciation expense:
Preneed and burial products	$5,866	$5,427
Traditional and universal life products	1,726	3,223
Administrative and financial services	264	213
Corporate and other	360	313
	$8,216	$9,176

At December 31, 2013, the Company’s death and other benefits include an additional amount totaling $2,380,617 relative to a comparison of our life insurance policies against the Social Security Death Master File. This comparison was performed in compliance with a recently enacted Kentucky state law which follows a model law adopted by the National Conference of Insurance Legislators. This amount primarily affects the traditional and universal life segment, along with a much smaller impact on the final expense portion of the preneed and burial segment. The Company is in the process of researching the potential matches to determine that a valid claim exists, to locate beneficiaries and to pay benefits accordingly.

NOTE 10 - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2013 and 2012 through coinsurance agreements with various companies. The Company administers the ceded credit life and accident insurance for an agreed-upon fee. During 2013 and 2012, the Company received $272,264 and $299,843, respectively, of fee income associated with these reinsurance arrangements, which is recognized in the administrative and financial services segment in the preceding table in Note 9. Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2013 and 2012 were $9,243,869 and $9,737,123, respectively. Additionally, unearned premium reserves were reduced by $8,186,589 and $9,107,458 at December 31, 2013 and 2012, respectively, for credit-related reinsurance transactions. The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity and Life Insurance Company (Cayman) Ltd. Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $21,092,000 and $22,627,000 at December 31, 2013 and 2012, respectively. An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Investors Heritage Life coinsures policy obligations written through its relationship with Puritan Financial Group to Puritan Life Insurance Company of America (“Puritan”), an affiliate of Puritan Financial Group. Benefit reserves ceded to Puritan and included in the amounts recoverable from reinsurers approximated $14,281,000 and $11,141,000 at December 31, 2013 and 2012, respectively. Puritan maintains a trust account in Kentucky to secure Investors Heritage Life's ceded benefit obligations.

During 2013, Investors Heritage Life began assuming 75% of the risks on policies sold by affiliated life insurance companies of Puritan Financial Group. The products being assumed are identical to the Heritage Solution and Heritage Provider products currently being written by Investors Heritage Life. However, these reinsurance arrangements allow us to participate in the profitability of these products in certain states where we are not currently marketing. Premiums assumed under these agreements totaled approximately $10,033,000 for the year ended December 31, 2013.

Reinsurance ceded and assumed amounts included in the consolidated statements of income are as follows:

	2013	2012

Premiums ceded	$14,105,855	$19,997,026
Premiums assumed	10,044,766	3,834,907
Commission and expense allowances	3,238,144	4,596,452
Benefit recoveries	8,157,180	7,288,897

During 2012, the Company terminated its participation in the Federal Employees’ Group Life Insurance (“FEGLI”) and Servicemen’s Group Life Insurance (“SGLI”) programs. The termination of our participation in FEGLI was effective September 30, 2012 while the termination of our participation in SGLI was effective July 1, 2012. These terminations did not have a significant impact on the results of our operations. However, the terminations did reduce certain items within the balance sheet, including the policy claims liability and due premiums for reinsurance assumed.

The Company remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 11 – Other Comprehensive Income

The following tables present the pretax components of the Company’s other comprehensive income, and the related income tax expense (benefit) for each component, for the years ended December 31, 2013 and 2012.

	Year Ended December 31, 2013
		Income Tax
		Expense
	Pretax	(Benefit)	Net of Tax
Other comprehensive loss:
Change in net unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during period	$(26,280,225)	$(9,697,464)	$(16,582,761)
Reclassification adjustment for gains included in income	(2,499,511)	(319,944)	(2,179,567)
Adjustment for effect of deferred acquisition costs	894,503	304,130	590,373
Net unrealized gains (losses) on investments	(27,885,233)	(9,713,278)	(18,171,955)
Change in defined benefit pension plan:
Actuarial net gain on pension plan	2,839,812	965,536	1,874,276
Amortization of actuarial net loss in net periodic pension cost	772,646	262,700	509,946
Net change in defined benefit pension plan	3,612,458	1,228,236	2,384,222

Total other comprehensive loss	$(24,272,775)	$(8,485,042)	$(15,787,733)

	Year Ended December 31, 2012
		Income Tax
		Expense
	Pretax	(Benefit)	Net of Tax
Other comprehensive income:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding gains arising during period	$12,580,096	$4,219,487	$8,360,609
Reclassification adjustment for gains included in income	(484,813)	(92,394)	(392,419)
Adjustment for effect of deferred acquisition costs	(325,260)	(110,588)	(214,672)
Net unrealized gains on investments	11,770,023	4,016,505	7,753,518
Change in defined benefit pension plan:
Actuarial net loss on pension plan	(885,028)	(300,910)	(584,118)
Amortization of actuarial net loss in net periodic pension cost	913,378	310,549	602,829
Curtailment of defined benefit pension plan	1,760,623	598,612	1,162,011
Net change in defined benefit pension plan	1,788,973	608,251	1,180,722

Total other comprehensive income	$13,558,996	$4,624,756	$8,934,240

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The change in the components of the Company’s accumulated other comprehensive income for the years ended December 31, 2013 and 2012 are as follows:

	Unrealized Gains	Defined	Accumulated
	(Losses) on	Benefit	Other
	Available-For-Sale	Pension	Comprehensive
	Securities	Plans	Income
For the year ended December 31, 2013:
Beginning balance	$28,088,103	$(5,548,379)	$22,539,724
Other comprehensive loss before reclassifications	(15,992,388)	1,874,276	(14,118,112)
Amounts reclassified from accumulated other comprehensive income	(2,179,567)	509,946	(1,669,621)
Net current period other comprehensive income (loss)	(18,171,955)	2,384,222	(15,787,733)
Ending balance	$9,916,148	$(3,164,157)	$6,751,991

For the year ended December 31, 2012:
Beginning balance	$20,334,585	$(6,729,101)	$13,605,484
Other comprehensive income before reclassifications	8,145,937	577,893	8,723,830
Amounts reclassified from accumulated other comprehensive income	(392,419)	602,829	210,410
Net current period other comprehensive income	7,753,518	1,180,722	8,934,240
Ending balance	$28,088,103	$(5,548,379)	$22,539,724

The following table presents the pretax and the related income tax components of the amounts reclassified from the Company’s accumulated other comprehensive income to the Company’s consolidated statement of income for the years ended December 31, 2013 and 2012.

	Year Ended December 31,
Reclassification Adjustments	2013	2012
Unrealized gains on available-for-sale securities:
Realized gains on sale of securities (a)	$2,499,511	$484,813
Income tax expense (c)	(319,944)	(92,394)
Net of tax	2,179,567	392,419

Defined benefit pension plans:
Amortization of actuarial net loss (b)	(772,646)	(913,378)
Income tax benefit (c)	262,700	310,549
Net of tax	(509,946)	(602,829)

Total reclassifications for the period	$1,669,621	$(210,410)

(a) These items appear within net realized gains on investments in the consolidated income statements.

(b) These items are included in the computation of net periodic benefit cost (see Note 6).

(c) These items appear within federal income taxes in the consolidated income statements.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 12 - Contingent Liabilities

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

CORPORATE

INFORMATION

BOARD OF DIRECTORS

HARRY LEE WATERFIELD II	Chairman of the Board President Chief Executive Officer	Executive Committee Finance Committee Nominating Committee Frankfort, Kentucky

GEORGE R. BURGESS, JR.	Executive Committee Nominating Committee Frankfort, Kentucky	ROBERT M. HARDY, JR.	Executive Vice President, General Counsel Executive Committee Finance Committee Frankfort, Kentucky

HAROLD G. DORAN, JR.	Audit Committee Executive Committee Finance Committee Murray, Kentucky	DAVID W. REED	Audit Committee Nominating Committee Gilbertsville, Kentucky

GORDON C. DUKE	Audit Committee Finance Committee Frankfort, Kentucky	HELEN S. WAGNER	Executive Committee Nominating Committee Daniel Island, South Carolina

MICHAEL F. DUDGEON, JR.	Frankfort, Kentucky

CORPORATE OFFICERS

RAYMOND L. CARR	Executive Vice President, Chief Operating Officer Frankfort, Kentucky	JANE S. JACKSON	Corporate Secretary Frankfort, Kentucky

LARRY J. JOHNSON II, CPA	Vice President, Chief Financial Officer Frankfort, Kentucky	SHANE S. MITCHELL, CPA	Treasurer Frankfort, Kentucky

MOUNTJOY CHILTON MEDLEY LLP	Independent Registered Public Accounting Firm Louisville, Kentucky

ANNUAL MEETING	The 2014 annual meeting of shareholders of Investors Heritage Capital Corporation is scheduled for 11:00 a.m. on May 8, 2014 at the Company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K	A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.investorsheritage.com or upon request to the Secretary.

TRANSFER AGENT	Investors Heritage Life Insurance Company Stock Transfer Department P.O. Box 717 Frankfort, KY 40602-0717 Phone: 800.422.2011 502.209.1009