Form 10-K, Exhibit 13
period 2014-12-31
Investors Heritage Capital Corp
filed 2015-03-20
CIK 55362

Exhibit 13

investors Heritage

2014 annual review

table of contents

3	letter to our stockholders

5	management's discussion and analysis

21	management's report on internal control over financial reporting

22	report of independent registered public accounting firm

23	consolidated financial statements

28	notes to consolidated financial statements

56	corporate information

LETTER

TO OUR STOCKHOLDERS

Investors Heritage Capital Corporation and Investors Heritage Life Insurance Company had another solid year as we maintained our core markets and strategically expanded into new areas. In 2014 we worked to improve our internet capabilities for the public and our sales associates, developed new products and entered new sales markets. Continuing these efforts and recruiting in all markets are priorities for 2015.

In 2014 we hired two new Preneed Sales Managers. Recruitment of new funeral homes is a top priority for our Agency Department and sales managers. Sales of our Heritage FX final expense product, were down primarily due to ending our relationship with a national general agent responsible for most of the sales. In 2013 we entered the group association market and began selling group term insurance. Sales in this market continued to provide steady premium income. Another major market involves the sale of wealth preservation products through our marketing partnership with Puritan Financial. We were very pleased that direct sales exceeded expectations.

Our Third Party Administration work for non-affiliated companies continues to be an important segment of our operation. We added one new client in 2014. We will continue to provide outstanding service to our current clients and look to increase our client base in the future.

I hope that you will refer to the Management’s Discussion and Analysis beginning on page 5 for a more detailed report on our 2014 activities and financial results.

We unveiled our redesigned public website in 2014 (www.investorsheritage.com or www.ihlic.com). The site provides product information for consumers and producers, corporate governance and financial information, policy service forms, and job listings. We receive numerous service requests and inquiries weekly through the online service form.

On February 27, 2015, we launched our new “Doorway” agent portal for producers. We believe the new portal will not only be a benefit to our current sales associates, but will be a strong recruitment tool in our core and new markets. Users will have access to issued and pending policy information, completed and pending claim information as well as current and past commissions. Quotes for current products may also be generated and stored in the portal. Claims, applications, policy service forms and other documents can be uploaded to the home office through the portal. This portal will allow agents and managers to more closely monitor and manage their business.  Features of the portal still in development include electronic applications and a premium payment system.  Electronic applications are expected to streamline the underwriting and issue process as well as increase the number of completed/issued applications. Since the release we have received very positive feedback.

Larry Benton, our Preneed Sales Manager for Georgia, retired on January 1, 2015 after 18 years with us. Larry has been a great asset to Investors Heritage Life.  He has brought on a number of Georgia funeral directors that have become great producers and friends to the Company.  We wish Larry and his wife, Kathy, all the best in retirement.

Larry was instrumental in finding his replacement, Trev Fuller. Trev is a licensed funeral director and has varied experience in the funeral industry including preneed sales, casket sales as well as founding a pet cremation service. We hired Trev effective October 27, 2014 giving the two of them time to transition effectively.

We began planning for Larry’s retirement several years in advance and he released his South Carolina responsibilities when we had the opportunity to make a hire in that area. In February 2014, Jake Foxworth joined the Investors Heritage team as a Preneed Sales Manager for South Carolina and parts of North Carolina. Jake has 13 years of preneed experience with two other funeral service and insurance providers.

LETTER

TO OUR STOCKHOLDERS

Longtime employee, Bobby Russell, retired on February 28, 2014 after a 39 year career with us. During that time he held many positions with the Company. He retired as Vice President of Human Resources. We appreciate Bobby’s outstanding service to our Company and wish the best for him and his wife, Debbie. After working with Bobby for several years, Thomas Bookout, a ten year employee, has assumed the position of Assistant Vice President of Human Resources. During his ten years, Thomas has worked in nearly every department gaining an understanding of the various jobs and the type of person needed for those jobs.

Retired Vice President of Corporate Services, Howard Lee Graham, passed away on June 1, 2014. Howard was a longtime employee and dear friend to the Company and the Waterfield family. He retired in 2002 after nearly 37 years of service and then served on our Board of Directors until retiring in 2013. He was an outstanding contributor to our success and growth.

Our dedicated home office staff and sales personnel are vital to our past and continued success. I want to thank them all for their hard work and dedication. I also want to thank our Board of Directors for their support and thoughtful advice and counsel through the years.

Respectfully submitted,

Harry Lee Waterfield II
Chairman, Chief Executive Officer

MANAGEMENT’S

DISCUSSION & ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Investors Heritage Capital Corporation (“Investors Heritage Capital”) and its subsidiaries (collectively referred to as “we”, “us”, “our” or the “Company”) as of and for the year ended December 31, 2014, as compared with the year ended December 31, 2013. This supplementary financial information should be read in conjunction with the consolidated financial statements and related notes, all of which are integral parts of the following analysis of our results of operations and financial position.

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

MAJOR MARKETS AND NEW AFFILIATIONS

Investors Heritage Life offers a full line of life insurance products including, but not limited to, whole life, term life, single premium life, multi-pay life and annuities. Investors Heritage Life’s primary lines of business are insurance policies and annuities utilized to fund preneed funeral contracts, policies sold in the senior wealth transfer market, final expense insurance, credit life and credit disability insurance, group term insurance sold through associations, and term life and reducing term life sold through financial institutions. We continue to actively develop new products and diversify distribution systems in order to broaden our marketing base.

We focus significant sales efforts in the preneed funeral market. We have established a strong marketing base allowing us to maintain solid premium production in our core market.

We currently market two products geared toward wealth preservation in the senior market – the Heritage Solution, a single premium life policy, and the Heritage Provider, a ten pay whole life and single premium immediate annuity combination. These products are currently being sold exclusively through our partnership with Puritan Financial Group and are being underwritten and issued using a third party underwriter with significant experience in that market. Prior to January 1, 2013, this business was being reinsured under a 50% coinsurance arrangement with Puritan Life Insurance Company of America. Effective January 1, 2013, this coinsurance agreement was amended to reinsure 25% of new business. Additionally, these products were re-priced effective January 1, 2013 to account for lower required valuation rates and the current economic environment. The statutory reserves ceded under this agreement are secured by a trust account located within the Commonwealth of Kentucky. Premiums generated during the years ended December 31, 2014 and 2013 from this partnership totaled approximately $10,918,000 and $10,591,000, respectively.

During 2013, Investors Heritage Life began assuming 75% of the risks on certain policies sold by Puritan Life Insurance Company of America and Sterling Investors Life Insurance Company. The products being assumed are identical to the Heritage Solution and Heritage Provider products currently being written by Investors Heritage Life. However, these reinsurance arrangements allow us to participate in the profitability of these products in certain states where we are not currently marketing. Premiums assumed under these agreements totaled approximately $3,310,000 and $10,033,000 for the years ended December 31, 2014 and 2013, respectively.

MANAGEMENT’S

DISCUSSION & ANALYSIS

On November 5, 2012, we entered into a loan agreement to borrow $2,000,000 in order to fund a credit agreement to Puritan Financial Companies, Inc. On November 25, 2014, this note was amended to extend the maturity date to November 25, 2019 to correlate with an amendment to the Puritan promissory note and marketing agreement, as discussed further below. The amended loan agreement calls for interest to be paid quarterly at a rate of 0.25% under the prime rate. The note requires monthly principal payments of at least $15,000 beginning December 5, 2014 with a balloon payment upon maturity. There is no penalty for prepayment. This note is collateralized with 55,000 shares of Investors Heritage Life Insurance Company common stock.

The borrowed funds were utilized to fund a credit agreement to Puritan Financial Companies, Inc. for $2,000,000, with interest at a rate of 1.75% above the prime rate. The promissory note and the marketing agreement with Puritan Financial Group were amended on August 28, 2014 to extend the maturity date to August 28, 2019. These amendments allow the Company to withhold 15% of Puritan Financial’s earned commissions on certain products to pay down the note. Additionally, the amended note calls for quarterly payments of principal and interest and requires Puritan Financial to pay at least $400,000 annually toward the outstanding balance of the note from 2015 until the balance is paid in full. Any unpaid principal balance together with all accrued interest shall be due and payable with a balloon payment upon maturity. Under this credit agreement, Puritan Financial Companies, Inc. and its wholly-owned subsidiary Puritan Financial Group have committed to an increased level of new business production on behalf of the Company. Additionally, Puritan Financial Companies, Inc. has issued warrants for 2,000,000 shares of common stock to the Company in exchange for this funding. This note is further collateralized by all the stock and other assets of Puritan Financial Companies, Inc. and each of its affiliated companies. Puritan Financial Companies, Inc. has another credit facility with a senior lender and the Company has a subordinate interest to the senior lender in all of the collateral which is security for this loan. The outstanding balance on this note receivable, which is included within other invested assets on the balance sheet, was $1,860,043 and $2,000,000 at December 31, 2014 and 2013, respectively.

We also marketed our Heritage Advantage final expense product through a third party national master general agent distribution system with an established record and extensive experience in this market. However, in late-2013, we ceased marketing this product in order to limit the production volume to effectively manage the initial surplus strain associated with the product. Premiums generated on this product during 2013 totaled approximately $1,797,000.

Investors Heritage Financial operates under marketing agreements with Investors Heritage Life. These arrangements have enabled Investors Heritage Financial and Investors Heritage Life to utilize their expertise in the marketing and administration of credit insurance products. Further, Investors Heritage Financial enables Investors Heritage Life to offer mortgage protection and ordinary life insurance products through financial institutions.

Investors Heritage Life continues to market its third party administrative (“TPA”) services as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for Investors Heritage Life. We currently have six TPA clients for which we provide tailored services to meet each client’s individual business needs. We have been able to perform our TPA services using our existing in-house resources.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

Under current tax law, we are allowed to utilize the small life insurance company tax deduction to limit the federal taxable income associated with Investors Heritage Life annually. Changes in tax law or the growth of the Company’s tax basis assets to an amount greater than $500 million could limit our ability to utilize this deduction in future years, which could give rise to higher current federal income tax expense.

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

At December 31, 2014, our unfunded status with respect to our defined benefit pension plan was $5,141,442, compared to an unfunded status of $2,887,843 at December 31, 2013. This decline in funded status is due primarily to a decrease in the discount rate used to measure plan liabilities from 5% to 3.75%. The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2015 is approximately $762,000. We currently expect to contribute $300,000 to our plan during 2015, although this contribution is subject to change based on the results of current year funding analyses to be performed by plan actuaries. We continually monitor the performance of plan assets and growth in liabilities and funding necessities, utilizing independent and experienced consultants to assist in plan management.

During 2014, the Society of Actuaries released new mortality tables and a new mortality improvement scale for consideration with respect to defined benefit plan liability measurement. We have not yet adopted these new tables with respect to our plan given that more analysis is needed to determine their applicability and impact on our plan structure. While we do not currently expect these tables to have a significant impact on our plan, it is possible that their use could result in a significant increase in plan liabilities once fully analyzed and implemented.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance regarding accounting for revenue recognition that identifies the accounting treatment for an entity’s contracts with customers. Certain contracts, including insurance contracts, are specifically excluded from this guidance. This guidance is effective for public entities for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period.  We have not yet adopted this guidance, but it is not expected to have a material impact on our financial position, cash flows or results of operations.

MANAGEMENT’S

DISCUSSION & ANALYSIS

In August 2014, the FASB issued guidance that requires management to evaluate whether there are concerns or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued. Disclosures are required when certain criteria are met. This guidance is effective for annual periods ending after December 15, 2016 and for annual periods and interim periods thereafter. We have not yet adopted this guidance, but it is not expected to have a material impact on the consolidated financial statements.

In January 2014, the FASB issued updated guidance for troubled debt restructurings clarifying when an in substance repossession or foreclosure occurs, and when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. The new guidance is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2014. This guidance can be elected for prospective adoption or by using a modified retrospective transition method. We have not yet adopted this guidance, but it is not expected to have a significant impact on our consolidated financial position, results of operations or financial statement disclosures.

In April 2014, the FASB issued updated guidance that changes the criteria for reporting discontinued operations and introduces new disclosures. The new guidance is effective prospectively to new disposals and new classifications of disposal groups as held for sale that occur within annual periods beginning on or after December 15, 2014, and interim periods within those annual periods. Early adoption is permitted for new disposals or new classifications as held for sale that have not been reported in financial statements previously issued or available for issuance. We have not yet adopted this guidance, but it is not expected to have a significant impact on our consolidated financial position, results of operations or financial statement disclosures.

All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent to the Company at this time or were not expected to have a material impact to the consolidated financial statements.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

OPERATING RESULTS

Consolidated Operations

Consolidated revenues decreased approximately $9,223,000 during 2014. This decrease was primarily driven by a decrease in direct and assumed premiums and a reduction in net realized investment gains.

We experienced a decrease in net premiums of approximately $8,118,000, or 14.6%, during 2014. This decrease was predominantly due to lower assumed premiums from the Puritan product offerings as compared to the prior year, the discontinuation of our Heritage Advantage product sold through the national master general agent distribution system, and unanticipated weather-related impacts that hampered new sales across all segments during the first quarter of 2014.

Net investment income increased approximately $502,000, or 2.4%, during 2014 due primarily to increased investment income generated by our investments in residential mortgage loans and dividend-paying common stocks coupled with reduced investment expense allocations. Our mortgage loan portfolio provides greater investment yields than the current fixed maturity market. Low new fixed maturity investment yields continue to put downward pressure on our investment income. We continue to seek high quality investments while considering alternative investments that can be used to enhance future investment income.

Net realized gains were $710,632 and $2,485,505 during 2014 and 2013, respectively. The 2014 realized gains primarily resulted from the sales of certain high-yield fixed maturities as we attempted to reduce our portfolio allocation to this investment class. The realized gains during 2013 include significant gains taken as part of our strategic initiative to take certain unrealized gains into operations. During 2013, we also recognized a realized loss of $14,006 relative to the demolition of a Company-owned building. We experienced no other-than-temporary impairments during these periods.

Other income increased approximately $169,000, or 11.9%, during 2014. This increase is primarily due to $141,907 of net life insurance proceeds received under a company-owned life insurance policy upon the death of a former board member.

Total benefits and expenses decreased approximately $8,792,000, or 11.3%, during 2014. This decrease is primarily driven by the change in reserves, decreased claims and decreased commissions associated with our lower premium volume. These changes were partially offset by an increase in net amortization of deferred acquisition costs attributable to lower expense deferrals due to the reduction in new business in the current year. Additionally, we experienced an increase in other general expenses caused both by a reduction in expenses allocated to investment income as well as smaller increases in other general expense categories, including employee salary and benefits.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

After providing for federal income taxes, our net income was $1,266,184 with net income per share of $1.12 for 2014 as compared to net income of $1,795,686 and net income per share of $1.58 for 2013.

We declared a dividend of $0.20 per share on February 13, 2014 to shareholders of record on March 14, 2014. This dividend was paid on April 7, 2014. We declared a dividend of $0.25 per share on February 14, 2013 to shareholders of record on March 15, 2013. This dividend was paid on April 7, 2013.

Preneed & Burial Products

Revenues for the preneed and burial products business segment decreased approximately $2,012,000, or 4.1%, in 2014 compared to 2013. This anticipated decrease was primarily due to our decision to discontinue our Heritage Advantage product sold through the national master general agent distribution system along with the unanticipated weather-related impact that affected new sales of our preneed products during the first quarter of 2014. Our pre-tax income decreased approximately $850,000 in 2014, resulting in a pre-tax loss of approximately $34,000. This decrease was driven primarily by the reduction in sales volume which was partially offset by the change in reserves and reductions in claims and commissions associated with the reduced sales.

The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production
First Year and Single
Year Ended December 31

	2014	2013
North Carolina	$6,572,901	$7,128,956
Kentucky	6,068,600	6,095,194
Tennessee	3,843,423	4,124,860
Georgia	2,370,391	2,423,090
Ohio	1,872,173	1,896,344
Virginia	1,840,765	1,731,368
Indiana	1,177,977	1,384,911
Illinois	464,044	295,469
South Carolina	414,214	513,940
Michigan	410,401	400,329
All Other States	869,826	1,405,512
TOTAL	$25,904,715	$27,399,973

We currently market the Legacy Gold and Heritage FX Final Expense products within this segment. The Legacy Gold life insurance and annuity product series is sold in the preneed market in conjunction with prearranged funerals. The Legacy Gold series includes both single premium and multi-pay policies, and both underwritten and guaranteed issue options are available. The Heritage FX Final Expense product was introduced during the third quarter of 2013 as a replacement for the Heritage Final Expense II product. The Heritage FX product is a non-participating whole life insurance product with simplified underwriting, sold in the final expense market. The Heritage FX product is structured to allow increased production while mitigating surplus strain through the use of reinsurance.

MANAGEMENT’S

DISCUSSION & ANALYSIS

Traditional & Universal Life Products

Revenues for 2014 decreased approximately $7,424,000, or 25.9%, while pre-tax income increased approximately $318,000. The decrease in revenue was primarily due to lower assumed premiums received from the Puritan product offerings in comparison to the prior year. Revenue was also impacted by the reduction in realized investment gains due to the 2013 strategic sales effort of certain fixed maturities in order to realize capital gains. The increase in pre-tax income was primarily due to increased profits generated from the Puritan business.

Within this segment, we currently market two products geared toward wealth preservation in the senior market – the Heritage Solution, a single premium life policy, and the Heritage Provider, a ten pay whole life and single premium immediate annuity combination. These products are currently being sold exclusively through our partnership with Puritan Financial Group and are being underwritten and issued using a third party underwriter with significant experience in that market. Prior to January 1, 2013, this business was being reinsured under a 50% coinsurance arrangement with Puritan Life Insurance Company of America. Effective January 1, 2013, this coinsurance agreement was amended to reinsure 25% of new business. Additionally, these products were re-priced effective January 1, 2013 to account for lower required valuation rates and the current economic environment.

During 2013, Investors Heritage Life began assuming 75% of the risks on certain policies sold by Puritan Life Insurance Company of America and Sterling Investors Life Insurance Company. The products being assumed are identical to the Heritage Solution and Heritage Provider products currently being written by Investors Heritage Life. However, these reinsurance arrangements allow us to participate in the profitability of these products in certain states where we are not currently marketing.

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

We also market the Heritage Youth Protector, which is a combination term/whole life plan marketed to parents and grandparents, with issue ages of 0‐22. The policy is a term policy until age 25 at which time it automatically converts to a whole life policy with increased premium. Waiver of premium and guaranteed insurability options riders are also available. Initial coverage may be purchased in $5,000 increments from $5,000 to $20,000 per child, with single or annual payment options to age 25. At age 25, the policy becomes an annual pay plan.

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

In addition to credit administration, this segment includes fees generated relative to our third party administrative relationships. We currently provide tailored administrative services for six unaffiliated companies, comprised of four life insurance companies and two holding companies. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting, actuarial services and policy administration.

Revenues for this segment increased approximately $29,000, or 2.4%, in 2014 while pre-tax income decreased approximately $22,000. The increase in revenues was primarily due to an increase in fees generated from our third party administrative relationships. The decrease in pre-tax income was primarily due to higher general expenses in comparison to the prior year.

Corporate & Other

Corporate & other consists of corporate accounts measured primarily by stockholders’ paid-in capital, contributed surplus, earned surplus, property and equipment, corporate-owned life insurance and other minor business lines which include group annuities and group and individual accident and health products. Revenues from this segment increased approximately $185,000, or 23.2%, in 2014, while pre-tax income increased $123,000. The increases in revenues and pre-tax income were primarily due to the receipt of $141,907 of net life insurance proceeds under a company-owned life insurance policy upon the death of a former board member.

During 2014, Investors Heritage Financial's revenues were approximately $152,000, down $14,000 compared to 2013. Investors Heritage Financial paid dividends to Investors Heritage Capital totaling $85,000 during 2014. Revenues from Investors Heritage Printing were approximately $154,000 in 2014, down $21,000 compared to 2013. Investors Heritage Printing paid dividends to Investors Heritage Capital totaling $10,000 during 2014. Revenues from At Need Funding were approximately $100,000 in 2014, up $4,000 compared to 2013. At Need Funding paid no distributions to Investors Heritage Capital during 2014. Revenues from all non-Investors Heritage Life sources constitute less than 1% of total consolidated revenues in 2014, and management is working on the continued growth and profitability of each of the non-life subsidiaries.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

We maintain a sound, conservative investment strategy. As of December 31, 2014, 88.7% of our total invested assets consisted of fixed income securities, compared to 90.8% at December 31, 2013. At December 31, 2014 and 2013, our fixed income investments were 98.5% and 96.0% investment grade, respectively, as rated by Standard & Poor's. The Standard & Poor's average quality rating of our fixed income portfolio holdings as of December 31, 2014 was A. None of our investments are in default.

The fixed income portfolio is diversified among sectors. At December 31, 2014 and 2013, the fixed income portfolio was allocated as follows:

	December 31
	2014	2013
Corporate:
Bank and finance	14.3%	13.7%
Industrial and miscellaneous	41.4%	40.8%
Government	6.7%	8.3%
Mortgage-backed securities	11.8%	12.4%
Foreign	15.3%	13.8%
Asset-backed securities	0.3%	0.7%
States and political subdivisions	10.2%	10.3%

The fixed maturities and equity securities within our portfolio are in a net unrealized gain position of approximately $27,596,000 at December 31, 2014. Please see Note 3 to the consolidated financial statements for additional information regarding these fair values.

The fixed income portfolio includes approximately $50,762,000 (at fair value) of non-U.S. Government mortgage-backed securities ("MBS"). MBS have historically added value to the portfolio and our outside investment advisor has provided the expertise to purchase MBS with confidence that the credit ratings have been properly analyzed and that the investment properly suits our asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions. Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored. Except for seven commercial-backed mortgages of approximately $8,136,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs. Unlike most corporate or real estate debt, the primary concern with MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

MANAGEMENT’S

DISCUSSION & ANALYSIS

CMO holdings represent approximately 28% of the total MBS portfolio. In accordance with relevant accounting guidance, when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows. The overall impact of the CMO’s variability in yields on the portfolio has not been significant in relation to the yield and cash flows of the total invested assets. More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO’s, such as those structured to share in residual cash flows. Except for two sequential pay CMO’s totaling approximately $5,270,000, the CMO’s held are either planned amortization class bonds or support class bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk. Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO’s.

Pass-throughs comprise the remainder of MBS owned, representing approximately 72% of the total MBS portfolio. Pass-throughs are FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

We continuously monitor the investment risk within our portfolio, including the risk associated with subprime lending with our CMO investments. As of December 31, 2014, we have no investments with any level of direct subprime exposure. Additionally, we have no Alt-A bond exposure within our current holdings.

During the second quarter of 2013, we entered into an investment advisory agreement to purchase common and preferred stocks in stable areas within the real estate sector. The investment advisor has a history of strong performance within these markets. The majority of these funds have been invested in a diversified assortment of regularly traded, exchange listed common stocks. As of December 31, 2014, the largest individual stock position within this sector had a fair value of approximately $284,000. We believe the unrealized losses in our common stock portfolio are temporary in nature given the credit quality of the issuers. We believe that this investment will generate positive future results by providing a slightly increased and fully managed exposure to equity markets.

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

Additionally, Investors Heritage Life engages in commercial and residential mortgage lending. As of December 31, 2014 and 2013, 41.9% and 79.6%, respectively, of these investments were in commercial properties. Our commercial mortgage loans are either originated in-house or through two mortgage brokers, are secured by first mortgages on the real estate and generally carry personal guarantees by the borrowers. Loan-to-value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required. We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, and reviewing larger mortgage loans on an annual basis.

During the third quarter of 2013, we began evaluating and purchasing residential mortgage loans through the secondary market. We review each mortgage loan opportunity individually, considering both the value of the underlying property and the credit worthiness of the borrower. We are utilizing a third party servicer to administer these loans. We purchased residential mortgages through the secondary market totaling approximately $14,010,000 and $2,116,000 during 2014 and 2013, respectively. We currently anticipate evaluating and making additional residential mortgage loan investments assuming they meet our investment goals and criteria.

MANAGEMENT’S

DISCUSSION & ANALYSIS

As of December 31, 2014, our average loan balance is $218,218 and the average loan-to-value is 58%. The largest loan currently held is $966,665. Our mortgage loans are spread across properties located in 21 states, with approximately 70.8% of our loans located in the states of Florida, California, Kentucky, Illinois, and Georgia. At December 31, 2014 and 2013, 6.1% and 4.0% of invested assets consisted of mortgage loans, respectively.

The portfolio consists of the following property types:

	December 31
	2014	2013
Residential	52.7%	11.4%
Retail	35.3%	68.1%
Apartments	5.4%	9.0%
Office	2.3%	4.0%
Medical	1.9%	3.2%
Industrial	1.5%	2.8%
Other	0.9%	1.5%

We are familiar with our mortgage loan markets and given our low loan-to-value ratios, we do not believe that there is a significant risk of loss on our mortgage loan portfolio. We have been successful in adding value to the total investment portfolio through mortgage loan originations and secondary market purchases due to the fact that yields realized from the mortgage loan portfolio are generally higher than yields realized from fixed income investments. Value has also been added because the mortgage loan portfolio has consistently performed well. As of December 31, 2014 and 2013, we had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

We own certain investments in state-guaranteed receivables. These investments represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. As these payment streams are secured by the states themselves, a key function of our due diligence is the assessment of the states’ ability to meet these obligations. Additionally, each state generally withholds income tax from each payment for which we must file for reimbursement of such tax annually. We carry the state-guaranteed receivables at their amortized cost basis on the balance sheet. As of December 31, 2014, we held approximately $7,917,000 in state-guaranteed receivables, with the largest concentrations in the states of New York, Massachusetts and Georgia totaling approximately $3,695,000, $1,970,000 and $1,468,000, respectively. At December 31, 2014 and 2013, 1.6% and 1.8%, respectively, of invested assets consisted of state-guaranteed receivables.

Liquidity and Capital Resources

The quality of our investment portfolio and the current level of stockholders' equity continue to provide a sound financial base as we strive to expand our marketing system and to offer competitive, quality products. Our investment portfolio continues to provide financial stability. It is management's opinion that we have adequate cash flows both on a long-term and short-term basis as evidenced by the net cash flows provided by operating activities in the consolidated statements of cash flows. Investors Heritage Life’s primary sources of cash flows used to meet short-term and long-term cash requirements are insurance premiums, which include mortality and expense charges, investment income, and administrative service fees.

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

The stability of our liquidity is found in our conservative approach to product development and in the strength and stability of our fixed income portfolio and mortgage loans. Liquidity is also managed by laddering maturities of our fixed income portfolio. The average duration of our fixed income investments is 5.6 years with approximately $8,969,000 due within twelve months and approximately $75,338,000 due within the following four years. Historically, management has anticipated that all such investments will be held until maturity. However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management. As explained in detail in Note 1 to the consolidated financial statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

On November 25, 2014, Investors Heritage Capital entered into a line of credit agreement for $1,500,000, maturing on November 25, 2016. This line of credit is designated for the purpose of funding the purchase of agent debit balance receivables from Investors Heritage Life. These agent debit balance receivables will be purchased by Investors Heritage Capital at a discount with servicing retained by Investors Heritage Life. Borrowings under the line of credit will be collateralized by the agent debit balances. This line of credit requires interest to be paid monthly at the prime rate. We have not yet borrowed any amounts under this line of credit.

On November 5, 2012, we entered into a loan agreement to borrow $2,000,000 in order to fund a credit agreement to Puritan Financial Companies, Inc. On November 25, 2014, this note was amended to extend the maturity date to November 25, 2019 to correlate with an amendment to the Puritan credit agreement, as discussed further below. The amended loan agreement calls for interest to be paid quarterly at a rate of 0.25% under the prime rate. The note requires monthly principal payments of at least $15,000 beginning December 5, 2014 with a balloon payment upon maturity. There is no penalty for prepayment. This note is collateralized with 55,000 shares of Investors Heritage Life Insurance Company common stock. At December 31, 2014, the outstanding principal balance on the bank note was $1,781,010.

MANAGEMENT’S

DISCUSSION & ANALYSIS

The borrowed funds were utilized to fund a credit agreement to Puritan Financial Companies, Inc. for $2,000,000, with interest at a rate of 1.75% above the prime rate. This agreement was amended on August 28, 2014 to extend the maturity date to August 28, 2019. This note allows the Company to withhold 15% of Puritan Financial’s earned commissions on certain products to pay down the note. Additionally, the amended note calls for quarterly payments of principal and interest and requires Puritan Financial to pay at least $400,000 annually toward the outstanding balance of the note from 2015 until the balance is paid in full. Any unpaid principal balance together with all accrued interest shall be due and payable with a balloon payment upon maturity. Under this credit agreement, Puritan Financial Companies, Inc. and its wholly-owned subsidiary Puritan Financial Group have committed to an increased level of new business production on behalf of the Company. Additionally, Puritan Financial Companies, Inc. has issued warrants for 2,000,000 shares of common stock to the Company in exchange for this funding. This note is further collateralized by all the stock and other assets of Puritan Financial Companies, Inc. and each of its affiliated companies. Puritan Financial Companies, Inc. has another credit facility with a senior lender and the Company has a subordinate interest to the senior lender in all of the collateral which is security for this loan. The outstanding balance on this note receivable, which is included within other invested assets on the balance sheet, was $1,860,043 at December 31, 2014.

Effective September 27, 2013, we renewed for two years our $1,000,000 line of credit for At Need Funding, which is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies. Effective September 27, 2013, we also renewed for two years our $150,000 Investors Heritage Capital operating line of credit. These lines of credit require interest to be paid monthly at the prime rate, with a floor of 3.25%. At December 31, 2014, the outstanding principal balance on the At Need Funding line of credit was $727,566. At December 31, 2014, there was no amount outstanding on the operating line of credit.

On February 3, 2005, Investors Heritage Capital borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000. The proceeds received by Investors Heritage Life were used to repay their surplus notes to Investors Heritage Capital. Additionally, Investors Heritage Capital used such proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004. This transaction was approved by the Kentucky Department of Insurance. The remaining balance on this note was paid in full during 2014.

We are a member of the Federal Home Loan Bank of Cincinnati, Ohio by way of our investment in shares of their common stock. As a member, we have access to both short-term and long-term borrowings at below market rates. Borrowings under this program are collateralized by securities within our investment portfolio. To this point, we have not needed to access this borrowing capacity.

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement. Management has assessed our position as of December 31, 2014, and we are in compliance with all debt covenant requirements.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life increased approximately $656,000 in 2014. The increase in statutory capital and surplus in 2014 is due primarily to net income and unrealized appreciation on equity securities, which were partially offset by an increase in the asset valuation reserve and dividends paid to Investors Heritage Capital totaling $275,000 during 2014. Investors Heritage Life produced a statutory operating gain of approximately $774,000 and $671,000 in 2014 and 2013, respectively, before the effect of the realized gains (losses). For additional discussion on statutory accounting practices refer to Note 8 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements as of December 31, 2014.

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

Management has assessed our internal control over financial reporting as of December 31, 2014. The standard measures adopted by management in making its evaluation are the measures in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based upon its assessment, management has concluded that our internal control over financial reporting is effective at December 31, 2014, and that there were no material weaknesses in our internal control over financial reporting as of that date.

This annual report does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit us to provide only management’s report in this annual report.

report on inDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Investors Heritage Capital Corporation

We have audited the accompanying consolidated balance sheets of Investors Heritage Capital Corporation (“the Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Heritage Capital Corporation as of December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Louisville, Kentucky

March 20, 2015

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2014 - $403,596,261; 2013- $402,396,191)	$430,117,478	$417,909,105
Equity securities (cost: 2014 - $6,331,436; 2013 - $5,888,361)	7,405,819	5,818,333
Mortgage loans on real estate	29,459,436	18,601,722
Policy loans	6,665,493	6,674,887
State-guaranteed receivables	7,917,379	8,085,107
Other invested assets	3,270,848	3,181,182
Total investments	484,836,453	460,270,336

Cash and cash equivalents	1,870,867	4,143,291
Accrued investment income	5,190,740	5,191,253
Due premiums	3,217,136	3,368,008
Deferred acquisition costs	17,847,907	18,822,481
Value of business acquired	301,037	386,056
Leased property under capital leases	555,251	1,005,523
Property and equipment	1,000,120	1,042,748
Cash value of company-owned life insurance	12,441,833	11,808,248
Other assets	2,041,050	1,901,946
Amounts recoverable from reinsurers	55,910,993	55,669,088
Total assets	$585,213,387	$563,608,978

LIABILITIES AND STOCKHOLDERS' EQUITY LIABILITIES
Policy liabilities:
Benefit reserves	$490,126,730	$480,151,818
Unearned premium reserves	7,812,972	8,189,640
Policy claims	2,821,106	3,672,474
Liability for deposit-type contracts	3,432,793	3,283,960
Reserves for dividends and endowments and other	391,439	408,555
Total policy liabilities	504,585,040	495,706,447
Deferred federal income tax liability	7,785,450	4,604,891
Obligations under capital leases	553,028	943,488
Notes payable	2,508,576	3,031,942
Accrued pension liability	5,141,442	2,887,843
Other liabilities	4,103,365	2,787,099
Total liabilities	524,676,901	509,961,710

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2014-1,123,980; 2013-1,128,583)	1,123,980	1,128,583
Paid-in surplus	8,908,243	8,908,243
Accumulated other comprehensive income	12,704,319	6,751,991
Retained earnings	37,799,944	36,858,451
Total stockholders' equity	60,536,486	53,647,268
Total liabilities and stockholders' equity	$585,213,387	$563,608,978

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
REVENUE
Premiums and other considerations	$61,116,195	$69,653,412
Premiums ceded	(13,687,074)	(14,105,855)
Net premiums	47,429,121	55,547,557

Investment income, net of expenses	21,162,735	20,661,142
Net realized gains on investments	710,632	2,485,505
Other income	1,595,300	1,426,170
Total revenue	70,897,788	80,120,374

BENEFITS AND EXPENSES
Death and other benefits	40,568,665	42,913,542
Guaranteed annual endowments	413,135	426,582
Dividends to policyholders	339,945	399,017
Increase in benefit reserves and unearned premiums	11,522,583	17,919,752
Acquisition costs deferred	(6,678,626)	(8,738,111)
Amortization of deferred acquisition costs	7,359,964	7,464,380
Commissions	4,564,713	7,008,578
Other general and administrative expenses	11,111,572	10,600,064
Total benefits and expenses	69,201,951	77,993,804

INCOME BEFORE FEDERAL INCOME TAXES	1,695,837	2,126,570

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current	315,444	430,429
Deferred	114,209	(99,545)
Total federal income taxes	429,653	330,884

NET INCOME	$1,266,184	$1,795,686

BASIC AND DILUTED NET EARNINGS PER SHARE	$1.12	$1.58

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013

NET INCOME	$1,266,184	$1,795,686

OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during period	12,863,346	(26,280,225)
Reclassification adjustment for gains included in income	(710,632)	(2,499,511)
Adjustment for effects of deferred acquisition costs	(293,231)	894,503
Net unrealized gains (losses) on investments	11,859,483	(27,885,233)
Change in defined benefit pension plan:
Actuarial net gain (loss) on pension plan	(3,231,218)	2,839,812
Amortization of actuarial net loss in net periodic pension cost	390,413	772,646
Net change in defined benefit pension plan	(2,840,805)	3,612,458

Other comprehensive income (loss) before income taxes	9,018,678	(24,272,775)

Income tax expense (benefit)	3,066,350	(8,485,042)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES	5,952,328	(15,787,733)

COMPREHENSIVE INCOME (LOSS)	$7,218,512	$(13,992,047)

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income	Earnings	Equity

BALANCE, JANUARY 1, 2013	$1,141,886	$8,908,243	$22,539,724	$35,642,931	$68,232,784

Net income	-	-	-	1,795,686	1,795,686
Other comprehensive loss, net	-	-	(15,787,733)	-	(15,787,733)
Cash dividends	-	-	-	(285,471)	(285,471)
Repurchases of common stock, net	(13,303)	-	-	(294,695)	(307,998)
BALANCE, DECEMBER 31, 2013	$1,128,583	$8,908,243	$6,751,991	$36,858,451	$53,647,268

Net income	-	-	-	1,266,184	1,266,184
Other comprehensive income, net	-	-	5,952,328	-	5,952,328
Cash dividends	-	-	-	(225,717)	(225,717)
Repurchases of common stock, net	(4,603)	-	-	(98,974)	(103,577)
BALANCE, DECEMBER 31, 2014	$1,123,980	$8,908,243	$12,704,319	$37,799,944	$60,536,486

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
OPERATING ACTIVITIES
Net income	$1,266,184	$1,795,686
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(710,632)	(2,485,505)
Expense (benefit) for deferred federal income taxes	114,209	(99,545)
Amortization of deferred acquisition costs	7,359,964	7,464,380
Acquisition costs deferred	(6,678,626)	(8,738,111)
Net adjustment for premium and discount on investments	(278,027)	(39,768)
Depreciation and other amortization	735,741	752,103
Change in value of derivative investment	-	(2,400)
Changes in operating assets and liabilities:
Accrued investment income	513	(27,470)
Due premiums	150,872	54,621
Cash value of company-owned life insurance	(633,585)	(963,759)
Amounts recoverable from reinsurers	(241,905)	(1,871,963)
Benefit reserves	12,701,323	18,848,611
Policy claims	(851,368)	1,777,747
Liability for deposit-type contracts	148,833	136,502
Reserves for dividends and endowments and other	(17,116)	(37,461)
Other assets and other liabilities	199,497	(1,891,668)
NET CASH PROVIDED BY OPERATING ACTIVITIES	13,265,877	14,672,000
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(47,681,113)	(105,730,100)
Sales of available-for-sale securities	18,366,907	36,136,804
Maturities of available-for-sale securities	28,079,553	58,762,403
Acquisitions of mortgage loans on real estate	(14,310,374)	(3,637,086)
Payments of mortgage loans on real estate	3,475,019	1,659,724
Payments of state-guaranteed receivables	725,540	595,540
Sale of investment in derivative	-	645,000
Net reductions (additions) in other investments	(80,272)	331,865
Net additions to property and equipment	(157,822)	(194,856)
NET CASH USED IN INVESTING ACTIVITIES	(11,582,562)	(11,430,706)
FINANCING ACTIVITIES
Receipts from universal life policies credited to policyholder account balances	4,932,397	5,142,181
Return of policyholder account balances on universal life policies	(8,035,476)	(9,209,949)
Payments on notes payable	(3,614,374)	(3,864,471)
Proceeds from notes payable	3,091,008	3,417,800
Repurchases of common stock, net	(103,577)	(307,998)
Dividends paid	(225,717)	(285,471)
NET CASH USED IN FINANCING ACTIVITIES	(3,955,739)	(5,107,908)
DECREASE IN CASH AND CASH EQUIVALENTS	(2,272,424)	(1,866,614)
Cash and cash equivalents at beginning of year	4,143,291	6,009,905
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,870,867	$4,143,291

SUPPLEMENTAL INFORMATION
Cash paid during year for federal income taxes	$181,385	$722,770

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

Mortgage loans are carried at their aggregate principal balance, adjusted for any unamortized premium or discount.

NOTES TO CONSOLIDATED

financial STATEMENTS

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

Value of Business Acquired: Value of business acquired represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition of a block of policies. Amortization of value of business acquired recognized in 2014 and 2013 totaled $85,019 and $127,611, respectively. Accumulated amortization was $620,319 and $535,300 at December 31, 2014 and 2013, respectively. Estimated annual amortization will be approximately $76,000, $70,000, $63,000, $44,000, and $13,000 in 2015 through 2019, respectively.

Property and Equipment: Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method. Accumulated depreciation on property and equipment was $3,860,908 and $3,728,657 at December 31, 2014 and 2013, respectively.

Capital Leases: During 2014, the Company entered into five new capital leases totaling $13,450 at inception. During 2013, the Company entered into four new capital leases totaling $752,861 at inception. One of the 2013 leases included a sale-leaseback transaction with a non-affiliated third party whereby the Company sold certain leasehold improvement assets with a depreciated book value totaling $670,048. The Company then leased these assets back from the third party over three years under a dollar buyout lease. The total monthly payment on this lease is $21,863.

NOTES TO CONSOLIDATED

financial STATEMENTS

Total lease payments for 2014 and 2013 relating to previously existing capital leases were $501,379 and $352,775, respectively. Future minimum lease payments for 2015 through 2019 are $331,392; $256,637; $6,520; $632; and $0, respectively. The present value of net minimum lease payments at December 31, 2014 was $553,028, which is equal to the total future minimum lease payments of $595,181 less imputed interest of $42,153. Accumulated amortization on the leased property was $992,449 and $586,237 at December 31, 2014 and 2013, respectively.

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

Reinsurance: The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth. Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies. At December 31, 2014 and 2013, amounts recoverable from reinsurers were $55,910,993 and $55,669,088, respectively. These amounts included reserves ceded to reinsurers of $55,154,752 and $54,256,096 at December 31, 2014 and 2013, respectively.

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

At December 31, 2014 and 2013, the Company’s policy claims liability includes an estimate of $940,600 and $1,679,764, respectively, for outstanding claims relative to a comparison of our life insurance policies against the Social Security Death Master File. This comparison was performed in compliance with a recently enacted Kentucky state law which follows a model law adopted by the National Conference of Insurance Legislators. This amount primarily affects the traditional and universal life segment, along with a much smaller impact on the final expense portion of the preneed and burial segment. The Company is in the process of researching the potential matches to determine that a valid claim exists, to locate beneficiaries and to pay benefits accordingly.

NOTES TO CONSOLIDATED

financial STATEMENTS

Liability for Deposit-Type Contracts: Liability for deposit-type contracts consists of supplemental contracts without life contingencies, premium deposit funds and dividends and endowments left on deposit at interest.

Participating Policies: Participating business approximates 15% and 17% of ordinary life insurance in force at December 31, 2014 and 2013, respectively. Premiums relative to participating business comprised approximately 3% of net premiums for the years ended December 31, 2014 and 2013. Participating dividends are accrued as declared by the Board of Directors of Investors Heritage Life. For participating policies that are not a part of the Texas Memorial Life or Memorial Service Life policy acquisitions, the liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest, and the 1941 CSO Mortality and 1958 CSO Mortality tables. All guaranteed benefits were considered in calculating these reserves. Deferred acquisition costs are amortized in proportion to expected gross profits.

The liability for future policy benefits of the Texas Memorial Life and Memorial Service Life blocks of participating business was determined based on the 2001 CSO and 1980 CSO Mortality tables, respectively. While these policies are participating, no future dividends are anticipated on this block of policies.

The average assumed investment yields used in determining expected gross profits ranged from 3.56% to 9.17% (for the current and all future years, an assumed investment yield of 4.50% was utilized).

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

Common Stock and Earnings per Share: The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year. The weighted average number of shares outstanding during 2014 and 2013 were 1,126,365 and 1,137,156 shares, respectively. The Company paid cash dividends per share of $0.20 and $0.25 in 2014 and 2013, respectively.

NOTES TO CONSOLIDATED

financial STATEMENTS

Subsequent Events: Management has evaluated all events subsequent to December 31, 2014 through the date that these consolidated financial statements were available to be issued.

New Accounting Standards: In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance regarding accounting for revenue recognition that identifies the accounting treatment for an entity’s contracts with customers. Certain contracts, including insurance contracts, are specifically excluded from this guidance. This guidance is effective for public entities for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period.  The Company has not yet adopted this guidance, but it is not expected to have a material impact on its financial position, cash flows or results of operations.

In August 2014, the FASB issued guidance that requires management to evaluate whether there are concerns or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued. Disclosures are required when certain criteria are met. This guidance is effective for annual periods ending after December 15, 2016 and for annual periods and interim periods thereafter. The Company has not yet adopted this guidance, but it is not expected to have a material impact on the consolidated financial statements.

In January 2014, the FASB issued updated guidance for troubled debt restructurings clarifying when an in substance repossession or foreclosure occurs, and when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. The new guidance is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2014. This guidance can be elected for prospective adoption or by using a modified retrospective transition method. The Company has not yet adopted this guidance, but it is not expected to have a significant impact on the Company’s consolidated financial position, results of operations or financial statement disclosures.

In April 2014, the FASB issued updated guidance that changes the criteria for reporting discontinued operations and introduces new disclosures. The new guidance is effective prospectively to new disposals and new classifications of disposal groups as held for sale that occur within annual periods beginning on or after December 15, 2014, and interim periods within those annual periods. Early adoption is permitted for new disposals or new classifications as held for sale that have not been reported in financial statements previously issued or available for issuance. The Company has not yet adopted this guidance, but it is not expected to have a significant impact on the Company’s consolidated financial position, results of operations or financial statement disclosures.

All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent to the Company at this time or were not expected to have a material impact to the consolidated financial statements.

NOTES TO CONSOLIDATED

financial STATEMENTS

NOTE 2 - Investments

The Company limits credit risk by investing primarily in investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans. The Company manages its fixed income portfolio to diversify between and within industry sectors. Investments in available-for-sale securities at December 31 are summarized as follows:

2014	Amortized	Gross Unrealized	Gross Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government obligations	$28,063,178	$820,997	$16,164	$28,868,011
States and political subdivisions	38,021,271	5,985,975	-	44,007,246
Corporate	224,299,411	15,669,733	930,632	239,038,512
Foreign	63,792,040	2,934,542	751,369	65,975,213
Asset-backed securities	1,432,996	33,501	-	1,466,497
Mortgage-backed securities (MBS):
Commercial MBS	7,869,355	266,831	-	8,136,186
Residential MBS	40,118,010	2,507,809	6	42,625,813
Total fixed maturity securities	403,596,261	28,219,388	1,698,171	430,117,478
Equity securities:
U.S. agencies	707,900	-	-	707,900
Mutual funds	318,284	40,038	-	358,322
Corporate common stock	5,305,252	1,157,718	123,373	6,339,597
Total equity securities	6,331,436	1,197,756	123,373	7,405,819
Total	$409,927,697	$29,417,144	$1,821,544	$437,523,297

2013	Amortized	Gross Unrealized	Gross Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government obligations	$34,485,660	$793,701	$703,570	$34,575,791
States and political subdivisions	39,910,030	3,145,632	60,898	42,994,764
Corporate	217,659,449	12,535,411	2,251,886	227,942,974
Foreign	56,960,366	2,081,436	1,395,450	57,646,352
Asset-backed securities	2,677,953	109,417	-	2,787,370
Mortgage-backed securities (MBS):
Commercial MBS	4,252,765	160,955	-	4,413,720
Residential MBS	46,449,968	1,443,228	345,062	47,548,134
Total fixed maturity securities	402,396,191	20,269,780	4,756,866	417,909,105
Equity securities:
U.S. agencies	687,000	-	-	687,000
Mutual funds	318,283	1,356	-	319,639
Corporate common stock	4,883,078	422,880	494,264	4,811,694
Total equity securities	5,888,361	424,236	494,264	5,818,333
Total	$408,284,552	$20,694,016	$5,251,130	$423,727,438

NOTES TO CONSOLIDATED

financial STATEMENTS

The following table summarizes, for all securities in an unrealized loss position at December 31, 2014 and 2013, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

	December 31, 2014			December 31, 2013
		Gross	Number		Gross	Number
	Estimated	Unrealized	of	Estimated	Unrealized	of
	Fair Value	Loss	Securities	Fair Value	Loss	Securities
Fixed Maturities:
Less than 12 months:
U.S. government obligations	$-	$-	-	$17,401,555	$703,570	3
States and political subdivisions	-	-	-	1,239,103	60,898	2
Corporate	12,473,068	508,818	7	56,249,758	2,076,123	37
Foreign	10,374,173	310,267	7	26,858,417	1,395,450	15
Residential MBS	16,862	6	1	18,187,588	345,062	4
Greater than 12 months:
U.S. government obligations	7,736,774	16,164	1	-	-	-
Corporate	3,828,887	421,814	3	1,072,341	175,763	1
Foreign	4,724,455	441,102	2	-	-	-
Total fixed maturities	39,154,219	1,698,171	21	121,008,762	4,756,866	62

Equities:
Less than 12 months:
Corporate common stock	527,614	103,438	4	2,806,072	494,264	24
Greater than 12 months:
Corporate common stock	525,865	19,935	4	-	-	-
Total equities	1,053,479	123,373	8	2,806,072	494,264	24

Total	$40,207,698	$1,821,544	29	$123,814,834	$5,251,130	86

As of December 31, 2014, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 86% and the equity securities noted above had a fair value to cost ratio of over 78%. As of December 31, 2013, all of the above fixed maturity securities had a fair value to cost ratio equal to or greater than 84% and all of our equity securities had a fair value to cost ratio equal to or greater than 70%.

The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value. For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors. The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings. The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss). Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains/losses in the consolidated statements of income. Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of income in the periods incurred as the difference between fair value and cost. Based on our review, the Company experienced no other-than-temporary impairments during the years ended December 31, 2014 or 2013.

NOTES TO CONSOLIDATED

financial STATEMENTS

Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2014, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature. The temporary impairments shown herein are primarily the result of the current interest rate environment rather than credit factors that would imply other-than-temporary impairment.

Net unrealized gains for investments classified as available-for-sale are presented below, net of the effect on deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

	December 31
	2014	2013
Net unrealized appreciation on available-for sale securities	$27,595,600	$15,442,886
Adjustment to deferred acquisition costs	(711,650)	(418,419)
Deferred income taxes	(9,140,543)	(5,108,319)
Net unrealized appreciation on available-for sale securities	$17,743,407	$9,916,148

The amortized cost and fair value of debt securities at December 31, 2014, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$8,968,681	$9,162,988
Due after one year through five years	75,338,168	82,333,643
Due after five years through ten years	189,328,076	198,251,026
Due after ten years	56,143,960	63,199,501
Due at multiple maturity dates	73,817,376	77,170,320
Total	$403,596,261	$430,117,478

Proceeds for the years ended December 31, 2014 and 2013 from sales and maturities of investments in available-for-sale securities, as well as gross gains and gross losses realized, are presented below.

	2014	2013
Proceeds from sales and maturities	$46,446,460	$94,899,207
Gross realized gains	974,260	2,613,961
Gross realized losses	(263,628)	(114,450)

NOTES TO CONSOLIDATED

financial STATEMENTS

Presented below is investment information, including the accumulated and annual change in net unrealized investment gains or losses. Additionally, the table shows the annual change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) on debt and equity securities for the years ended December 31, 2014 and 2013.

	2014	2013
Change in unrealized investment gains (losses):
Available-for-sale:
Fixed maturities	$11,008,303	$(28,440,122)
Equity securities	1,144,411	(339,614)
Realized investment gains (losses):
Available-for-sale:
Fixed maturities	$682,604	$2,505,340
Equity securities	28,028	(5,829)

In addition to the realized investment gains and losses above, the Company also experienced a realized loss of $14,006 during the year ended December 31, 2013 relative to the demolition of a building owned by the Company.

During the third quarter of 2013, the Company initiated a program to strategically sell certain fixed maturities to generate realized gains within the investment portfolio. This program was completed prior to December 31, 2013 and led to the increase in realized investment gains shown above for 2013.

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 2014 and 2013, these required deposits had a total fair value of $23,951,372 and $25,209,390, respectively.

The Company also engages in commercial and residential mortgage lending. As of December 31, 2014, investments in commercial and residential properties comprised 41.9% and 58.1%, respectively, of the Company’s mortgage portfolio. At December 31, 2013, investments in commercial and residential properties comprised 79.6% and 20.4%, respectively, of the Company’s mortgage portfolio.

All commercial mortgage loans are either originated in-house or through two mortgage brokers, are secured by first mortgages on the real estate and generally carry personal guarantees by the borrowers. Loan-to-value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required. We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, and reviewing larger mortgage loans on an annual basis.

During 2013, the Company began evaluating and purchasing residential mortgage loans through the secondary market. Each mortgage loan opportunity is reviewed individually, considering both the value of the underlying property and the credit worthiness of the borrower. We are utilizing a third party servicer to administer these loans. We purchased residential mortgages through the secondary market totaling approximately $14,010,000 and $2,116,000 during 2014 and 2013, respectively.

As of December 31, 2014 and 2013, there were no non-performing loans, loans on nonaccrual status, loans 90 days past due or more, loans in process of foreclosure, or restructured loans. The Company experienced no mortgage loan defaults during 2014 or 2013.

NOTES TO CONSOLIDATED

financial STATEMENTS

The Company’s investments in mortgage loans, by state, are as follows:

	December 31
	2014	2013
Florida	$6,047,236	$2,622,740
California	4,806,451	942,036
Kentucky	3,492,854	3,740,272
Illinois	3,392,446	540,634
Georgia	3,123,530	2,339,300
Texas	2,290,700	2,432,643
Ohio	1,805,093	1,599,450
Tennessee	1,054,671	1,203,184
Arizona	927,600	506,134
West Virginia	440,725	467,480
North Carolina	359,308	589,779
Missouri	267,996	-
New Jersey	252,612	258,239
South Carolina	248,815	250,826
Massachusetts	239,399	283,341
Colorado	225,772	230,782
Idaho	174,433	188,882
Kansas	136,442	-
Indiana	95,434	10,935
Utah	77,919	-
Alabama	-	395,065
Total	$29,459,436	$18,601,722

At December 31, 2014, the Company held various real estate investments for the production of income totaling $1,123,089, which is reported net of accumulated depreciation of $561,459. At December 31, 2013, the Company’s real estate investments totaled $1,111,679, net of accumulated depreciation of $536,565.

The Company owns certain investments in state-guaranteed receivables. These investments represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. At December 31, 2014, the amortized cost and estimated fair value of state-guaranteed receivables, by contractual maturity, are summarized as follows:

	State-Guaranteed Receivables
	Amortized	Fair
	Cost	Value
Due in one year or less	$746,216	$754,778
Due after one year through five years	2,500,881	2,739,016
Due after five years through ten years	3,040,771	3,837,237
Due after ten years	1,629,511	2,387,975
Total	$7,917,379	$9,719,006

NOTES TO CONSOLIDATED

financial STATEMENTS

The outstanding balance of state-guaranteed receivables, by state, as of December 31, 2014 and 2013 is summarized as follows:

	December 31
	2014	2013
New York	$3,694,805	$3,880,368
Massachusetts	1,969,570	1,927,350
Georgia	1,467,774	1,500,719
Pennsylvania	299,851	284,756
Texas	227,649	212,447
California	188,131	195,593
Ohio	69,599	83,874
Total	$7,917,379	$8,085,107

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

Major categories of net investment income are summarized as follows:

	2014	2013
Fixed maturities	$18,957,838	$19,254,558
Equity securities	270,306	169,784
Mortgage loans on real estate	1,497,721	1,109,776
Policy loans	478,712	478,750
State-guaranteed receivables	557,812	568,978
Gain on investment in derivative	-	2,400
Other	232,606	229,825
Gross investment income	21,994,995	21,814,071
Investment expenses	832,260	1,152,929
Net investment income	$21,162,735	$20,661,142

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

The Company’s Level 3 investments include financial instruments whose value cannot be obtained through a pricing service and must be determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category currently includes one private equity investment where independent pricing inputs were not able to be obtained. For fixed maturities that may fall within this level, the Company utilizes the assistance of its third-party investment advisor to estimate the fair value based on non-binding broker quotes and internal models using unobservable assumptions about market participants. For the private equity investment, the Company establishes fair value based on the most recent trading activity as well as a review of the underlying financial statements of the entity. The Company’s Level 3 instruments also included the investment in derivative related to the bifurcated equity-indexed portion of a market-indexed note prior to its sale during the third quarter of 2013. The value of the derivative portion of this investment was derived from an option pricing model that utilizes the Dow Jones Industrial Average as of the measurement date compared to the strike price in the note, along with various other market assumptions including those regarding volatility and dividend yields.

NOTES TO CONSOLIDATED

financial STATEMENTS

The following table presents the Company’s fair value hierarchy for those financial instruments measured and reported at fair value on a recurring basis as of December 31, 2014 and 2013.

	December 31, 2014
	Level 1	Level 2	Level 3	Total

U.S. government obligations	$-	$28,868,011	$-	$28,868,011
States and political subdivisions	-	44,007,246	-	44,007,246
Corporate	-	239,038,512	-	239,038,512
Foreign	-	65,975,213	-	65,975,213
Asset-backed securities	-	1,466,497	-	1,466,497
Mortgage-backed securities:
Commercial MBS	-	8,136,186	-	8,136,186
Residential MBS	-	42,625,813	-	42,625,813
Total fixed maturities	$-	$430,117,478	$-	$430,117,478

U.S. agencies	$707,900	$-	$-	$707,900
Mutual funds	358,322	-	-	358,322
Corporate common stock	5,955,597	-	384,000	6,339,597
Total equity securities	$7,021,819	$-	$384,000	$7,405,819

	December 31, 2013
	Level 1	Level 2	Level 3	Total

U.S. government obligations	$-	$34,575,791	$-	$34,575,791
States and political subdivisions	-	42,994,764	-	42,994,764
Corporate	-	227,942,974	-	227,942,974
Foreign	-	57,646,352	-	57,646,352
Asset-backed securities	-	2,787,370	-	2,787,370
Mortgage-backed securities:
Commercial MBS	-	4,413,720	-	4,413,720
Residential MBS	-	47,548,134	-	47,548,134
Total fixed maturities	$-	$417,909,105	$-	$417,909,105

U.S. agencies	$687,000	$-	$-	$687,000
Mutual funds	319,639	-	-	319,639
Corporate common stock	4,427,694	-	384,000	4,811,694
Total equity securities	$5,434,333	$-	$384,000	$5,818,333

NOTES TO CONSOLIDATED

financial STATEMENTS

The following table provides a summary of changes in fair value of our Level 3 financial instruments for the years ended December 31, 2014 and 2013.

Year Ended December 31, 2014
		Corporate	Investment
		Common	in
	Corporate	Stock	Derivative	Total
Beginning balance	$-	$384,000	$-	$384,000
Transfers into Level 3	-	-	-	-
Transfers out of Level 3	-	-	-	-
Purchases	-	-	-	-
Sales	-	-	-	-
Total gains or losses:
Included in earnings	-	-	-	-
Included in other comprehensive loss	-	-	-	-
Ending balance	$-	$384,000	$-	$384,000

	Year Ended December 31, 2013
		Corporate	Investment
		Common	in
	Corporate	Stock	Derivative	Total
Beginning balance	$3,834,470	$384,000	$642,600	$4,861,070
Transfers into Level 3	-	-	-	-
Transfers out of Level 3	(3,834,470)	-	-	(3,834,470)
Purchases	-	-	-	-
Sales	-	-	(645,000)	(645,000)
Total gains or losses:
Included in earnings	-	-	2,400	2,400
Included in other comprehensive loss	-	-	-	-
Ending balance	$-	$384,000	$-	$384,000

The Company experienced no transfers between Level 1 and Level 2 during the years ended December 31, 2014 or 2013. The Company experienced no transfers between Level 2 and Level 3 during the year ended December 31, 2014. The Company experienced four transfers of corporate fixed maturities from Level 3 to Level 2 during the year ended December 31, 2013. Transfers in and/or (out) of Level 3 are primarily attributable to changes in the availability of market observable information and re-evaluation of the observability of pricing inputs.

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

Financial Instruments Disclosed, but not Carried, at Fair Value

The following disclosure presents the carrying values and estimated fair values of the Company’s financial instruments disclosed, but not carried, at fair value as of December 31, 2014 and 2013, and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis. The fair values for insurance contracts other than investment-type contracts are not required to be disclosed. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	December 31, 2014
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Assets:
Mortgage loans on real estate:
Commercial	$12,961,492	$13,693,557	$-	$-	$13,693,557
Residential	16,497,944	18,392,927	-	-	18,392,927
Policy loans	6,665,493	6,665,493	-	-	6,665,493
State-guaranteed receivables	7,917,379	9,719,006	-	9,719,006	-
Other invested assets	3,270,848	3,270,848	-	-	3,270,848
Cash and cash equivalents	1,870,867	1,870,867	1,870,867	-	-
Accrued investment income	5,190,740	5,190,740	-	-	5,190,740
Cash value of company-owned life insurance	12,441,833	12,441,833	-	-	12,441,833

Liabilities:
Policyholder deposits (Investment-type contracts)	53,318,598	55,486,262	-	-	55,486,262
Policy claims	2,821,106	2,821,106	-	-	2,821,106
Obligations under capital leases	553,028	553,028	-	-	553,028
Notes payable	2,508,576	2,508,576	-	-	2,508,576

	December 31, 2013
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Assets:
Mortgage loans on real estate:
Commercial	$15,478,188	$16,128,845	$-	$16,128,845	$-
Residential	3,123,534	3,273,306	-	3,273,306	-
Policy loans	6,674,887	6,674,887	-	-	6,674,887
State-guaranteed receivables	8,085,107	9,392,660	-	9,392,660	-
Other invested assets	3,181,182	3,181,182	-	-	3,181,182
Cash and cash equivalents	4,143,291	4,143,291	4,143,291	-	-
Accrued investment income	5,191,253	5,191,253	-	-	5,191,253
Cash value of company-owned life insurance	11,808,248	11,808,248	-	-	11,808,248

Liabilities:
Policyholder deposits (Investment-type contracts)	53,476,853	53,396,538	-	-	53,396,538
Policy claims	3,672,474	3,672,474	-	-	3,672,474
Obligations under capital leases	943,488	943,488	-	-	943,488
Notes payable	3,031,942	3,033,122	-	-	3,033,122

NOTES TO CONSOLIDATED

financial STATEMENTS

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments in the accompanying consolidated financial statements and notes thereto:

Mortgage loans on real estate: The fair values for mortgage loans are estimated using discounted cash flow analyses. For commercial mortgage loans, the discount rate was assumed to be the interest rate of the last commercial mortgage acquired by the Company. For residential mortgage loans, the discount rate was assumed to be the average yield on recent purchases less an expense factor. These investment fair values were moved from Level 2 to Level 3 in the fair value hierarchy during 2014 given the expansion of our residential mortgage loan activity and the unobservable inputs used to determine those fair values.

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

NOTE 4 - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of December 31 are as follows:

	2014	2013
Deferred tax liabilities:
Policy acquisition costs	$2,954,747	$3,452,732
Net unrealized gain on available-for-sale securities	9,140,543	5,108,319
Due premiums	1,068,415	1,145,646
Other	861,193	889,576
Total deferred tax liabilities	14,024,898	10,596,273

Deferred tax assets:
Benefit reserves	3,229,901	3,540,549
Other policyholder funds	376,530	474,581
AMT credit carryforwards	511,673	501,101
Accrued pension liability	1,748,090	981,867
Other	373,254	493,284
Total deferred tax assets	6,239,448	5,991,382
Net deferred tax liabilities	$7,785,450	$4,604,891

The Company periodically reviews its gross deferred tax assets for recoverability. At December 31, 2014 and 2013, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2014	2013

Statutory federal income tax rate	34.0%	34.0%
Small life insurance company deduction	(2.5)	(18.0)
Dividends-received deduction	(1.4)	(1.2)
Defined contribution plan dividend	(1.3)	(1.4)
Nondeductible COLI expense	(7.2)	(4.9)
Nontaxable COLI life insurance proceeds	(2.8)	-
Nondeductible travel & meals expense	1.3	0.8
True-up of provision to actual	4.4	1.7
Other	0.8	4.6

Effective income tax rate	25.3%	15.6%

We file U.S. federal income tax returns and income tax returns in various state jurisdictions. Our 2011 through 2014 U.S. federal tax years remain subject to income tax examination by tax authorities. We have no known uncertain tax benefits within our provision for income taxes. In addition, we do not believe the Company will be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts. However, should such a circumstance arise, it is our policy to classify any interest and penalties (if applicable) as income tax expense in the consolidated financial statements.

NOTES TO CONSOLIDATED

financial STATEMENTS

NOTE 5 - Notes Payable

On November 25, 2014, Investors Heritage Capital entered into a line of credit agreement for $1,500,000, maturing on November 25, 2016. This line of credit is designated for the purpose of funding the purchase of agent debit balance receivables from Investors Heritage Life. These agent debit balance receivables will be purchased at a discount by Investors Heritage Capital with servicing retained by Investors Heritage Life. Borrowings under the line of credit will be collateralized by the agent debit balances. This line of credit requires interest to be paid monthly at the prime rate. The Company has not yet borrowed any amounts under this line of credit.

On November 5, 2012, the Company entered into a loan agreement to borrow $2,000,000 in order to fund a credit agreement to Puritan Financial Companies, Inc. On November 25, 2014, this note was amended to extend the maturity date to November 25, 2019 to correlate with an amendment to the Puritan promissory note and marketing agreement, as discussed further below. The amended loan agreement calls for interest to be paid quarterly at a rate of 0.25% under the prime rate. The note requires monthly principal payments of at least $15,000 beginning December 5, 2014 with a balloon payment upon maturity. There is no penalty for prepayment. This note is collateralized with 55,000 shares of Investors Heritage Life Insurance Company common stock.

As stated above, the borrowed funds were utilized to fund a credit agreement to Puritan Financial Companies, Inc. for $2,000,000, with interest at a rate of 1.75% above the prime rate. The promissory note and the marketing agreement with Puritan Financial Group were amended on August 28, 2014 to extend the maturity date to August 28, 2019. These amendments allow the Company to withhold 15% of Puritan Financial’s earned commissions on certain products to pay down the note. Additionally, the amended note calls for quarterly payments of principal and interest and requires Puritan Financial to pay at least $400,000 annually toward the outstanding balance of the note from 2015 until the balance is paid in full. Any unpaid principal balance together with all accrued interest shall be due and payable with a balloon payment upon maturity. Under this credit agreement, Puritan Financial Companies, Inc. and its wholly-owned subsidiary Puritan Financial Group have committed to an increased level of new business production on behalf of the Company. Additionally, Puritan Financial Companies, Inc. has issued warrants for 2,000,000 shares of common stock to the Company in exchange for this funding. This note is further collateralized by all the stock and other assets of Puritan Financial Companies, Inc. and each of its affiliated companies. Puritan Financial Companies, Inc. has another credit facility with a senior lender and the Company has a subordinate interest to the senior lender in all of the collateral which is security for this loan. The outstanding balance on this note receivable, which is included within other invested assets on the balance sheet, was $1,860,043 and $2,000,000 at December 31, 2014 and 2013, respectively.

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

On February 3, 2005, Investors Heritage Capital borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000. The proceeds received by Investors Heritage Life were used to repay their surplus notes to Investors Heritage Capital. Additionally, Investors Heritage Capital used such proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004. This transaction was approved by the Kentucky Department of Insurance. The remaining balance on this note was paid in full during 2014. Interest expense and interest paid on this note during 2014 were $15,795 and $18,164, respectively.

NOTES TO CONSOLIDATED

financial STATEMENTS

Information relative to the Company’s outstanding notes payable at December 31, 2014 and 2013 is as follows:

2014	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
At Need Funding line of credit	$727,566	3.25%	9/25/2015	$20,887	$20,641
Bank note	1,781,010	3.00%	11/25/2019	58,308	59,270

2013	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
Mortgage note	$562,910	5.05%	3/1/2015	$38,365	$40,155
At Need Funding line of credit	506,240	3.25%	9/25/2015	16,555	16,555
Bank note	1,962,792	3.00%	11/5/2017	60,188	55,289

NOTE 6 - Employee Benefit Plans

The Company sponsors the IHCC Employee Retirement Plan (the “Pension Plan”), which is a noncontributory defined benefit pension plan that was frozen in 2012 with respect to new benefit accruals. Participants in the plan at the time it was frozen may still continue earn vesting credit towards their Pension Plan benefit.

The following table provides additional details relative to the Pension Plan as of December 31.

	2014	2013
Change in projected benefit obligation:
Benefit obligation at beginning of year	$21,315,600	$23,872,644
Service cost	-	-
Interest cost	1,045,055	668,720
Actuarial (gain) loss	3,687,960	(2,575,030)
Benefits paid	(1,073,273)	(650,734)
Benefit obligation at end of year	24,975,342	21,315,600

Change in plan assets:
Fair value of plan assets at beginning of year	18,427,757	16,661,125
Actual return on plan assets	1,654,416	1,457,366
Employer contributions	825,000	960,000
Benefits paid	(1,073,273)	(650,734)
Fair value of plan assets at end of year	19,833,900	18,427,757

Funded status	(5,141,442)	(2,887,843)
Unrecognized net actuarial loss	7,634,982	4,794,177
Net amount recognized as prepaid benefit cost	$2,493,540	$1,906,334

Components of net periodic benefit cost:
Service cost	$-	$-
Interest cost	1,045,055	668,720
Expected return on plan assets	(1,197,674)	(1,192,584)
Amortization of net (gain) loss	390,413	772,646
Net periodic benefit cost	$237,794	$248,782

Accumulated benefit obligation	$24,975,342	$21,315,600

NOTES TO CONSOLIDATED

financial STATEMENTS

The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2014 is $7,634,982, which has been recorded net of related tax of $2,595,894. The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2013 is $4,794,177, which has been recorded net of related tax of $1,630,020. These amounts are solely the result of unamortized actuarial net losses not yet amortized into income.

The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2015 is $762,233.

Actuarial assumptions used at December 31, 2014 and 2013 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2014	2013
Discount rate	3.75%	5.00%
Expected return on plan assets	6.50%	7.00%

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

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets held in common stock of the Company. The Company uses an independent third party to administer its retirement plan. Plan assets are held in a trust account and include a diversified assortment of pooled separate accounts as well as Company common stock. The fair value of plan assets as of December 31, 2014 and 2013 are as follows:

	December 31
	2014	2013

Pooled separate accounts	$19,168,950	$17,778,307
Company common stock - 31,000 shares	664,950	649,450

Pooled separate accounts held by the Pension Plan at December 31, 2014 and 2013 are considered Level 2 assets and are valued at the net asset value (“NAV”) of units held by the Pension Plan at year end. The NAV is determined by dividing the net assets, at fair value, of the fund by the number of units outstanding on the day of valuation.  Pooled separate accounts are comprised, primarily, of shares of registered investment companies held through subaccounts of a separate account of an insurance company. The NAV as adjusted (for mutual fund dividends, mutual fund splits and administrative maintenance charges and other items) and reported by the insurance company approximates fair value of the investments. The investments are redeemable at the adjusted NAV under agreements with the insurance company.  However, it is possible that the redemption rights may be restricted or eliminated in the future. Due to the nature of the investments, changes in the market conditions, liquidity requirements, and the economic environment may significantly affect the NAV of the registered investment companies and, consequently, the fair value of the Pension Plan's investments.

NOTES TO CONSOLIDATED

financial STATEMENTS

Shares of Company common stock held by the plan at December 31, 2014 and 2013 are considered Level 2 assets and are valued based on observable inputs, such as quoted prices in markets with limited activity. Dividends of $6,200 and $7,750 were paid to the plan in 2014 and 2013, respectively, on the Company common stock. The plan made no purchases or sales of Company common stock during 2014 or 2013.

A summary of the allocation of plan assets by investment type as of December 31, 2014 and 2013 is as follows:

	December 31
	2014	2013
Fixed income pooled separate accounts	67%	61%
Equity pooled separate accounts	30%	35%
Company common stock	3%	4%

The Company expects to contribute approximately $300,000 to its pension plan in 2015.

The following estimated future benefit payments are expected to be paid:

Pension Benefits

2015	$2,470,000
2016	1,480,000
2017	2,160,000
2018	1,290,000
2019	1,290,000
2020-2024	7,410,000

The Company sponsors a 401(k) defined contribution plan known as the IHCC Retirement Savings Plan and Trust (the “Old 401(k) Plan”), which was frozen in 2012 relative to allowable new contributions. The only remaining investments held within the Old 401(k) Plan consist of Company stock. Upon distribution of the Company stock by the Old 401(k) Plan, the participant has the right to hold the stock, sell the stock on the open market, subject to a right of first refusal in favor of the Company, or sell the stock back to the Company at its then fair market value as determined by an independent appraiser.  Under the put option, the Company has the right to purchase the stock in substantially equal annual installments over a period not exceeding five years.

The Company also sponsors a traditional 401(k) retirement plan, the IHCC 401(k) Retirement Plan (the “Retirement Plan”). Employees are eligible to participate in the Retirement Plan on the first day of employment. Under the Retirement Plan, the Company matches employee contributions dollar for dollar up to 4% of employee compensation deferrals. Employees who have met certain employment criteria may also be eligible to receive an additional allocation after the end of each plan year.

NOTES TO CONSOLIDATED

financial STATEMENTS

Information relative to the assets within both the Old 401(k) Plan and the Retirement Plan as of December 31, 2014 and 2013, along with employer contributions expensed and dividends paid on Company stock for the years then ended, are as follows:

	December 31
	2014	2013

Old 401(k) Plan
Company common stock:
Shares held	294,467	331,559
Fair value	$6,316,313	$6,863,275

Retirement Plan
Mutual funds - fair value	$2,119,209	$1,635,830

	For the Year Ended December 31
	2014	2013

Old 401(k) Plan
Employer contributions	$-	$-
Dividends on Company stock	66,312	86,286

Retirement Plan
Employer contributions	$466,926	$316,206

In addition, the Company sponsors a deferred compensation plan for selected executive officers. Information relative to the assets within the deferred compensation plan as of December 31, 2014 and 2013, along with employer contributions expensed and dividends paid on Company stock for the years then ended, are as follows:

	December 31
	2014	2013

Company common stock:
Shares held	21,020	20,820
Fair value	$450,889	$430,984
Mutual funds - fair value	140,770	69,136
Cash and cash equivalents	5,816	3,486

	For the Year Ended December 31
	2014	2013

Employer contributions	$35,010	$24,978
Dividends on Company stock	4,164	5,220

NOTE 7 - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year. For 2015, the maximum dividend that Investors Heritage Life can pay to Investors Heritage Capital without regulatory approval is $773,505.

NOTES TO CONSOLIDATED

financial STATEMENTS

NOTE 8 - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $20,868,262 and $20,212,394 at December 31, 2014 and 2013, respectively. Statutory-basis net income was $848,303 and $1,233,527 for 2014 and 2013, respectively.

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

NOTES TO CONSOLIDATED

financial STATEMENTS

Information relative to our operating segments is as follows:

	2014	2013

	(000's omitted)
Revenue:
Preneed and burial products	$47,445	$49,457
Traditional and universal life products	21,226	28,650
Administrative and financial services	1,244	1,215
Corporate and other	983	798
	$70,898	$80,120

Pre-tax income (loss) from operations:
Preneed and burial products	$(34)	$816
Traditional and universal life products	1,286	968
Administrative and financial services	284	306
Corporate and other	160	37
	$1,696	$2,127

Assets:
Preneed and burial products	$375,219	$375,905
Traditional and universal life products	120,377	109,777
Administrative and financial services	9,496	9,937
Corporate and other	80,121	67,990
	$585,213	$563,609

Amortization and depreciation expense:
Preneed and burial products	$5,458	$5,866
Traditional and universal life products	1,987	1,726
Administrative and financial services	278	264
Corporate and other	373	360
	$8,096	$8,216

Included in the corporate and other revenue and pre-tax income above and as a component of other income in the consolidated statement of income for the year ended December 31, 2014 is $141,907 of net life insurance proceeds received under a company-owned life insurance policy upon the death of a former board member.

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

NOTE 10 - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2014 and 2013 through coinsurance agreements with various companies. The Company administers the ceded credit life and accident insurance for an agreed-upon fee. During 2014 and 2013, the Company received $242,327 and $272,264, respectively, of fee income associated with these reinsurance arrangements, which is recognized in the administrative and financial services segment in the preceding table in Note 9. Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2014 and 2013 were $8,789,529 and $9,243,869, respectively. Additionally, unearned premium reserves were reduced by $7,810,299 and $8,186,589 at December 31, 2014 and 2013, respectively, for credit-related reinsurance transactions. The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit.

NOTES TO CONSOLIDATED

financial STATEMENTS

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Re (US) (formerly ceded to Scottish Annuity and Life Insurance Company (Cayman) Ltd. prior to novation between the companies in 2014). Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $19,806,000 and $21,092,000 at December 31, 2014 and 2013, respectively. An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Investors Heritage Life coinsures policy obligations written through its relationship with Puritan Financial Group to Puritan Life Insurance Company of America (“Puritan”). Benefit reserves ceded to Puritan and included in the amounts recoverable from reinsurers approximated $16,931,000 and $14,281,000 at December 31, 2014 and 2013, respectively. Puritan maintains a trust account in Kentucky to secure Investors Heritage Life's ceded benefit obligations.

During 2013, Investors Heritage Life began assuming 75% of the risks on certain policies sold by Puritan and Sterling Investors Life Insurance Company. The products being assumed are identical to the Heritage Solution and Heritage Provider products currently being written by Investors Heritage Life. However, these reinsurance arrangements allow us to participate in the profitability of these products in certain states where we are not currently marketing. Premiums assumed under these agreements totaled approximately $3,310,000 and $10,033,000 for the years ended December 31, 2014 and 2013, respectively.

Reinsurance ceded and assumed amounts included in the consolidated statements of income are as follows:

	2014	2013

Premiums ceded	$13,687,074	$14,105,855
Premiums assumed	3,346,657	10,044,766
Commission and expense allowances	3,443,836	3,238,144
Benefit recoveries	7,703,390	8,157,180

The Company remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations.

NOTES TO CONSOLIDATED

financial STATEMENTS

NOTE 11 – Other Comprehensive Income

The following tables present the pretax components of the Company’s other comprehensive income, and the related income tax expense (benefit) for each component, for the years ended December 31, 2014 and 2013.

	Year Ended December 31, 2014
		Income Tax
		Expense
	Pretax	(Benefit)	Net of Tax
Other comprehensive income:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding gains arising during period	$12,863,346	$4,356,021	$8,507,325
Reclassification adjustment for gains included in income	(710,632)	(224,098)	(486,534)
Adjustment for effect of deferred acquisition costs	(293,231)	(99,699)	(193,532)
Net unrealized gains on investments	11,859,483	4,032,224	7,827,259
Change in defined benefit pension plan:
Actuarial net loss on pension plan	(3,231,218)	(1,098,614)	(2,132,604)
Amortization of actuarial net loss in net periodic pension cost	390,413	132,740	257,673
Net change in defined benefit pension plan	(2,840,805)	(965,874)	(1,874,931)

Total other comprehensive income	$9,018,678	$3,066,350	$5,952,328

	Year Ended December 31, 2013
		Income Tax
		Expense
	Pretax	(Benefit)	Net of Tax
Other comprehensive loss:
Change in net unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during period	$(26,280,225)	$(9,697,464)	$(16,582,761)
Reclassification adjustment for gains included in income	(2,499,511)	(319,944)	(2,179,567)
Adjustment for effect of deferred acquisition costs	894,503	304,130	590,373
Net unrealized gains (losses) on investments	(27,885,233)	(9,713,278)	(18,171,955)
Change in defined benefit pension plan:
Actuarial net gain on pension plan	2,839,812	965,536	1,874,276
Amortization of actuarial net loss in net periodic pension cost	772,646	262,700	509,946
Net change in defined benefit pension plan	3,612,458	1,228,236	2,384,222

Total other comprehensive loss	$(24,272,775)	$(8,485,042)	$(15,787,733)

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate.

NOTES TO CONSOLIDATED

financial STATEMENTS

The change in the components of the Company’s accumulated other comprehensive income for the years ended December 31, 2014 and 2013 are as follows:

	Unrealized Gains	Defined	Accumulated
	(Losses) on	Benefit	Other
	Available-For-Sale	Pension	Comprehensive
	Securities	Plans	Income
For the year ended December 31, 2014:
Beginning balance	$9,916,148	$(3,164,157)	$6,751,991
Other comprehensive income (loss) before reclassifications	8,313,793	(2,132,604)	6,181,189
Amounts reclassified from accumulated other comprehensive income	(486,534)	257,673	(228,861)
Net current period other comprehensive income (loss)	7,827,259	(1,874,931)	5,952,328
Ending balance	$17,743,407	$(5,039,088)	$12,704,319

For the year ended December 31, 2013:
Beginning balance	$28,088,103	$(5,548,379)	$22,539,724
Other comprehensive income (loss) before reclassifications	(15,992,388)	1,874,276	(14,118,112)
Amounts reclassified from accumulated other comprehensive income	(2,179,567)	509,946	(1,669,621)
Net current period other comprehensive income (loss)	(18,171,955)	2,384,222	(15,787,733)
Ending balance	$9,916,148	$(3,164,157)	$6,751,991

The following table presents the pretax and the related income tax components of the amounts reclassified from the Company’s accumulated other comprehensive income to the Company’s consolidated statement of income for the years ended December 31, 2014 and 2013.

	Year Ended December 31,
Reclassification Adjustments	2014	2013
Unrealized gains on available-for-sale securities:
Realized gains on sale of securities (a)	$710,632	$2,499,511
Income tax expense (c)	(224,098)	(319,944)
Net of tax	486,534	2,179,567

Defined benefit pension plans:
Amortization of actuarial net loss (b)	(390,413)	(772,646)
Income tax benefit (c)	132,740	262,700
Net of tax	(257,673)	(509,946)

Total reclassifications for the period	$228,861	$1,669,621

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

CORPORATE

INFORMATION

BOARD OF DIRECTORS

HARRY LEE WATERFIELD II	Chairman of the Board President Chief Executive Officer	Executive Committee Finance Committee Nominating Committee Frankfort, Kentucky

GEORGE R. BURGESS, JR.	Executive Committee Nominating Committee Frankfort, Kentucky	ROBERT M. HARDY, JR.	Executive Vice President, General Counsel Executive Committee Finance Committee Frankfort, Kentucky

HAROLD G. DORAN, JR.	Audit Committee Executive Committee Finance Committee Murray, Kentucky	DAVID W. REED	Audit Committee Nominating Committee Gilbertsville, Kentucky

GORDON C. DUKE	Audit Committee Finance Committee Frankfort, Kentucky	HELEN S. WAGNER	Executive Committee Nominating Committee Daniel Island, South Carolina

MICHAEL F. DUDGEON, JR.	Finance Committee Frankfort, Kentucky

CORPORATE OFFICERS

RAYMOND L. CARR	Executive Vice President, Chief Operating Officer Frankfort, Kentucky	JANE S. JACKSON	Corporate Secretary Frankfort, Kentucky

LARRY J. JOHNSON II, CPA	Vice President, Chief Financial Officer Frankfort, Kentucky	SHANE S. MITCHELL, CPA	Treasurer Frankfort, Kentucky

MOUNTJOY CHILTON MEDLEY LLP	Independent Registered Public Accounting Firm Louisville, Kentucky

ANNUAL MEETING	The 2015 annual meeting of shareholders of Investors Heritage Capital Corporation is scheduled for 11:00 a.m. on May 14, 2015 at the Company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K	A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.investorsheritage.com or upon request to the Secretary.

TRANSFER AGENT	Investors Heritage Life Insurance Company Stock Transfer Department P.O. Box 717 Frankfort, KY 40602-0717 Phone: 800.422.2011 502.209.1009