Form 10-K, Exhibit 13
period 2015-12-31
Investors Heritage Capital Corp
filed 2016-03-23
CIK 55362

Investors Heritage

Capital Corporation

2015 Annual Review

table of contents

2	Letter To Our Stockholders

4	management’s discussion and analysis

20	management’s report on internal control over financial reporting

21	report of independent registered public accounting firm

22	consolidated financial statements

27	notes to consolidated financial statements

54	corporate information

LETTER

TO OUR STOCKHOLDERS

Investors Heritage Capital Corporation and its wholly owned subsidiary, Investors Heritage Life Insurance Company, experienced positive gains in 2015. A dividend of $.21 a share was declared by the Board of Directors on February 11, 2016 to be paid to stockholders on April 7, 2016.

Preneed sales in our funeral home market were up 6.5% for the year. In February 2016, we introduced a new target marketing cooperative program. We anticipate this proactive approach will improve sales of our preneed products and assist in recruitment of new funeral homes.

Our efforts over the past few years to reduce general expenses in all phases of our operation continue to be successful. General insurance expense for Investors Heritage Life was down 8.5% during 2015 when compared to 2014 results. Although a significant portion of the 2015 decrease came from planned reductions in our agency sales expense, we continue to look for new ways to reduce expenses in the future.

Our association group life product continues to provide steady revenue and sales growth opportunities. We hope to expand our coverage in this market with several association prospects this year. In addition, the third party administration (TPA) services we provide for several non-affiliated companies continues to be an important revenue source and proof of the strong capabilities of our administrative personnel and systems. Revenue from our TPA service was up 13% in 2015 compared to the previous year.

Although our 2015 net income was down compared to 2014 results, the decrease was primarily due to increased life claims and other benefits and less than anticipated premium volume from our wealth management products sold by our marketing and sales partner, Puritan Financial Group, Inc. We are working closely with Puritan and anticipate that sales will return to projected levels in 2016.

Last year we reported the introduction of the new “Doorway” Agent portal for producers. The portal has been successfully implemented and well received by our sales force. The Doorway Agent portal provides sales personnel access to issued and pending policy information, completed and pending claim information as well as current and past commissions. Quotes for current products may also be generated and stored in the portal. Claims, applications, policy service forms and other documents can be uploaded to the home office through the portal. This portal allows agents and our sales managers to more closely monitor and manage their business. Other features will be added in the future.

We plan to reintroduce our Final Expense II product during the second quarter of 2016. This will replace the Heritage FX product. The reintroduction is the result of numerous conversations with our agency force requesting this product. Therefore, we anticipate that sales will increase in this market.

We had three retirements during 2015. Mike Wiley, sales manager for middle and east Tennessee, retired after seven years with Investors Heritage Life. We appreciate the industry knowledge Mike brought to us and the fine work he did for the organization. We wish Mike and his wife, Nancy the very best in the future.

Mike was instrumental in finding an outstanding young man to succeed him. He recommended and we hired Jay Slatton, a licensed funeral director. Jay joined us April 1, 2015 and had a very successful first nine months during 2015. We welcome Jay and his wife, Leann, and their children to the Investors Heritage Family.

LETTER

TO OUR STOCKHOLDERS

Rick Calvert, Vice President of Investors Heritage Printing, retired on December 31, 2015. Rick represented us for 21 years and was a fine ambassador for our organization. Due to changes in the print industry as well as the increased use of electronic documents, our printing needs have reduced significantly. As our in-house needs reduced, the print shop continued to perform jobs for non-affiliated organizations. However, with Rick’s retirement, we have closed our print company operations. We thank Rick for his service to our companies and wish Rick and his wife, Diana, the very best.

Debbie Beach, our company chef, retired at year-end and therefore we closed our employee cafeteria. Debbie began work with us in 1976 assisting her mother, Sara, in the food preparation for our employees and guests. Debbie assumed the lead chef role upon the retirement of her mother in 1993. Debbie made many friends through the years and served delicious food. We thank Debbie for her longtime service to the Company and her fellow employees and hope she has much happiness in retirement.

I am very sorry to report that our former Corporate Secretary and my Executive Assistant for 34 years, Wilma Yeary, died on December 25, 2015. She was 84 years of age. Wilma retired on December 31, 2003. Having started with Investors Heritage Life on December 1, 1963, Wilma was a treasure trove of knowledge of the Company’s history, employees and agents throughout the years. Wilma was an outstanding employee, great help to me and others and a great friend.

My thanks to our Board of Directors for their interest in the Company and advice to our management team. My thanks also to our employees and sales personnel, together they make a great team of dedicated people providing important products and service to our customers.

Please refer to Management’s Discussion & Analysis beginning on the following pages for a detailed report of the consolidated operating results of the companies.

Respectfully submitted,

Harry Lee Waterfield II
Chairman, Chief Executive Officer

MANAGEMENT’S

DISCUSSION & ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Investors Heritage Capital Corporation (“Investors Heritage Capital”) and its subsidiaries (collectively referred to as “we”, “us”, “our” or the “Company”) as of and for the year ended December 31, 2015, as compared with the year ended December 31, 2014. This supplementary financial information should be read in conjunction with the consolidated financial statements and related notes, all of which are integral parts of the following analysis of our results of operations and financial position.

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

MAJOR MARKETS AND AFFILIATIONS

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

We continue to market two products geared toward wealth preservation in the senior market – the Heritage Solution, a single premium life policy, and the Heritage Provider, a ten pay whole life and single premium immediate annuity combination. These products are currently being sold exclusively through our partnership with Puritan Financial Group and are being underwritten and issued using a third party underwriter with significant experience in that market. Premiums are generated through a combination of direct sales of these products in addition to reinsurance assumed through sales by Puritan Life Insurance Company of America and Sterling Investors Life Insurance Company of identical products in certain states where we are not currently marketing. Prior to July 31, 2015, we ceded 25% of new business generated under our marketing agreement to Puritan Life Insurance Company of America, and we assumed 75% of the risks associated with sales by both Puritan Life Insurance Company of America and Sterling Investors Life Insurance Company. These reinsurance agreements were terminated with respect to new business effective July 31, 2015, after which time we maintain 100% of the direct new business produced under our marketing agreement.

We continue to actively market an association group term product. This product provides a monthly renewable term benefit and is being marketed to various association groups.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

Investors Heritage Life continues to market its third party administrative (“TPA”) services as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for Investors Heritage Life. We currently have four TPA clients for which we provide tailored services to meet each client’s individual business needs. Two life insurance holding company clients terminated their agreements effective October 1, 2015 in order to begin performing that work in-house. We have been able to perform our TPA services using existing in-house resources.

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

If a decline in the fair value of a security is determined to be temporary, the decline is recognized in other comprehensive income (loss) within stockholders’ equity. If a decline in a security’s fair value is considered to be other-than-temporary, we then determine the proper treatment for the other-than-temporary impairment. For fixed maturities, the amount of any other-than-temporary impairment related to a credit loss is recognized in earnings and reflected as a reduction in the cost basis of the security, and the amount of any other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss) with no change to the cost basis of the security.  For equity securities, the amount of any other-than-temporary impairment is recognized in earnings and reflected as a reduction in the cost basis of the security.

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

Our fixed maturities are Level 2 instruments, for which the fair value is derived from readily available pricing services utilizing recent trades and broker information. Certain liquid equity securities are considered Level 1 instruments and are valued based on publicly available market quotes in an active market. We hold $352,000 in Level 3 financial instruments, comprising 0.1% of our total investments carried at fair value. Fair value for these instruments is derived from unobservable inputs such as non-binding broker quotes and internal models using unobservable assumptions about market participants.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

During 2014, the Society of Actuaries released new mortality tables and a new mortality improvement scale for consideration with respect to defined benefit plan liability measurement. Effective December 31, 2015, our plan began utilizing new mortality tables and improvement scales, developed by plan consulting actuaries utilizing the principles underlying the guidance from the Society of Actuaries along with allowable adjustments where warranted.

At December 31, 2015, our unfunded status with respect to our defined benefit pension plan was $6,075,376, compared to an unfunded status of $5,141,442 at December 31, 2014. This decline in funded status is due primarily to the performance of plan assets for the year ended December 31, 2015. The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2016 is approximately $737,000. We currently expect to contribute $300,000 to our plan during 2016, although this contribution is subject to change based on the results of current year funding analyses to be performed by plan actuaries.

MANAGEMENT’S

DISCUSSION & ANALYSIS

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance regarding accounting for revenue recognition that identifies the accounting treatment for an entity’s contracts with customers.  Certain contracts, including insurance contracts, are specifically excluded from this guidance.  However, certain other types of contracts may impact the financial statements of insurance providers. In August 2015, the FASB deferred the effective date of this guidance for public entities to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. We are currently evaluating this guidance, but we do not expect it to have a material impact on our consolidated financial statements.

In July 2015, the FASB issued guidance regarding employee benefit accounting. The guidance is divided into three parts. First, the guidance requires a pension plan to use contract value as the only required measure for fully benefit-responsive investment contracts. Second, the guidance simplifies and increases the effectiveness of the investment disclosure requirements for employee benefit plans. Third, the guidance provides benefit plans with a measurement date practical expedient. This guidance is effective for fiscal years beginning after December 15, 2015. We are currently evaluating this guidance, but we do not expect it to have a material impact on our consolidated financial statements.

In January 2016, the FASB issued guidance regarding the recognition and measurement of financial assets and liabilities. This guidance intends to enhance reporting for financial instruments and addresses certain aspects of recognition and measurement of investments in equity securities and the presentation in the balance sheet of financial assets and liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. This guidance is effective for fiscal years beginning after December 15, 2017. The recognition and measurement provisions of this guidance will be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption and early adoption is not permitted. We are in the process of evaluating this guidance, but we expect its primary impact on the Company will be the recognition of all unrealized gains and losses on available-for-sale equity securities in net income. Currently, all unrealized gains and losses on available-for-sale equity securities are recognized in other comprehensive income (loss).  Refer to Note 2 for details of unrealized gains and losses on available-for-sale equity securities held by the Company.

In February 2016, the FASB issued updated guidance regarding leases that provides new requirements for leases to be recognized in the financial statements. In general, the guidance requires the lessee to recognize liabilities on the balance sheet for the obligation to make lease payments and an asset for the right to use the underlying assets for the lease term.  There is a differentiation between finance leases and operating leases for the lessee in the statements of operations and cash flows.  Finance leases recognize interest on the lease liability separately from the right to use the asset whereas an operating lease recognizes a single lease cost allocated over the lease term on a generally straight-line basis.  All cash payments are within operating activities in the statement of cash flows except finance leases classify repayments of the principal portion of the lease liability within financing activities. The updated guidance is to be applied using a modified retrospective approach effective for annual and interim periods beginning after December 15, 2018.  Early adoption is permitted.  The adoption of this guidance is not expected to have a material effect on our consolidated financial statements.

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

■

Administrative and Financial Services segment includes the administration of credit life and credit accident and health insurance products as well as the fees generated from our third party administrative relationships.

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

OPERATING RESULTS

Consolidated Operations

Consolidated revenues decreased approximately $2,721,000 during 2015. This decrease was primarily driven by a decrease in net premiums of approximately $3,075,000, or 6.5%, during 2015. The decrease was predominantly due to lower direct and assumed premiums relative to the Puritan product offerings.

Net investment income increased approximately $75,000, or 0.4%, during 2015 due primarily to increased investment income generated by our investments in residential mortgage loans and dividend-paying common stocks, which were partially offset by reductions in income associated with fixed maturities and higher investment expenses. Our mortgage loan portfolio provides greater investment yields than the current fixed maturity market. New fixed maturity investments with lower yields continue to put downward pressure on our investment income. We continue to seek high quality investments while considering alternative investments that can be used to enhance future investment income.

Net realized gains were $818,705 and $710,632 during 2015 and 2014, respectively. The 2015 realized gains primarily resulted from capital gains taken on common stocks. The 2014 realized gains primarily resulted from the sales of certain high-yield fixed maturities as we attempted to reduce our portfolio allocation to this investment class. We experienced no other-than-temporary impairments during these periods.

MANAGEMENT’S

DISCUSSION & ANALYSIS

Other income increased approximately $172,000, or 10.8%, during 2015. This increase is primarily due to increased third party administrative fees based on increased policy counts for our life insurance company clients as well as acquisition conversion work performed on behalf of a TPA client.

Total benefits and expenses decreased approximately $1,929,000, or 2.8%, during 2015. This decrease is primarily driven by the change in reserves and decreased commissions associated with our lower premium volume as well as cost savings generated in our general and administrative expenses. These changes were partially offset by an increase in death and other benefits of approximately $3,737,000, or 9.2%, due to negative mortality experience in both our preneed and final expense segment and our traditional and ordinary segment. In addition, we incurred an increase in net amortization of deferred acquisition costs of approximately $391,000 attributable to lower expense deferrals due to the reduction in new business in the current year as well as the runoff of previously capitalized deferred acquisition costs associated with older policies.

After providing for federal income taxes, our net income was $1,036,716 with net income per share of $0.93 for 2015 as compared to net income of $1,266,184 and net income per share of $1.12 for 2014.

We declared a dividend of $0.21 per share on February 12, 2015 to shareholders of record on March 20, 2015. This dividend was paid on April 7, 2015. We declared a dividend of $0.20 per share on February 13, 2014 to shareholders of record on March 14, 2014. This dividend was paid on April 7, 2014.

Preneed & Burial Products

Revenues for the preneed and burial products business segment increased approximately $1,449,000, or 3.1%, in 2015 compared to 2014. This increase was predominantly due to stronger sales of our preneed products in comparison to the prior period. Our pre-tax loss increased approximately $462,000 in 2015, resulting in a pre-tax loss of approximately $496,000. This loss was driven primarily by the previously mentioned increases in death benefits due to negative mortality experience during 2015 as well as by the increase in the net amortization of deferred acquisition costs in excess of new deferrals compared to the prior year.

The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production
First Year and Single
Year Ended December 31

	2015	2014
Kentucky	$7,172,554	$6,068,600
North Carolina	6,861,083	6,572,901
Tennessee	4,465,024	3,843,423
Georgia	2,355,569	2,370,391
Virginia	1,769,661	1,840,765
Ohio	1,570,985	1,872,173
Indiana	1,033,919	1,177,977
South Carolina	548,890	414,214
Michigan	479,093	410,401
Illinois	417,525	464,044
All Other States	916,187	869,826
TOTAL	$27,590,490	$25,904,715

MANAGEMENT’S

DISCUSSION & ANALYSIS

We currently market the Legacy Gold and Heritage FX Final Expense products within this segment. The Legacy Gold life insurance and annuity product series is sold in the preneed market in conjunction with prearranged funerals. The Legacy Gold series includes both single premium and multi-pay policies, and both underwritten and guaranteed issue options are available. The Heritage FX Final Expense product is a non-participating whole life insurance product with simplified underwriting, sold in the final expense market. The Heritage FX product is structured to allow increased production while mitigating surplus strain through the use of reinsurance.

Traditional & Universal Life Products

Revenues for 2015 decreased approximately $4,480,000, or 21.1%, while pre-tax income decreased approximately $544,000. The decrease in revenue was primarily due to the reduction in direct and assumed premiums generated from the Puritan product offerings in comparison to the prior year. The decrease in pre-tax income was driven by the reduction in premiums coupled with our negative mortality experience within this line during the current year.

Within this segment, we currently market two products geared toward wealth preservation in the senior market – the Heritage Solution, a single premium life policy, and the Heritage Provider, a ten pay whole life and single premium immediate annuity combination. These products are currently being sold exclusively through our partnership with Puritan Financial Group and are being underwritten and issued using a third party underwriter with significant experience in that market. Prior to January 1, 2013, this business was being reinsured under a 50% coinsurance arrangement with Puritan Life Insurance Company of America. Effective January 1, 2013, this coinsurance agreement was amended to reinsure 25% of new business. This reinsurance agreement was terminated with respect to new business effective July 31, 2015, after which time we now retain 100% of new business being produced under the marketing agreement. The statutory reserves ceded under this agreement are secured by a trust account located within the Commonwealth of Kentucky. Premiums generated during the years ended December 31, 2015 and 2014 from this partnership totaled approximately $8,933,000 and $10,918,000, respectively.

Investors Heritage Life assumes 75% of the risks on certain policies sold by Puritan Life Insurance Company of America and Sterling Investors Life Insurance Company. The products being assumed are identical to the Heritage Solution and Heritage Provider products currently being written by Investors Heritage Life. However, these reinsurance arrangements allow us to participate in the profitability of these products in certain states where we are not currently marketing. These reinsurance agreements were also terminated with respect to new business effective July 31, 2015. Premiums assumed under these agreements totaled approximately $753,000 and $3,310,000 for the years ended December 31, 2015 and 2014, respectively.

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

We also market the Heritage Youth Protector, which is a combination term/whole life plan marketed to parents and grandparents, with issue ages of 0‐22. The policy is a term policy until age 25 at which time it automatically converts to a whole life policy with increased premium. Waiver of premium and guaranteed insurability option riders are also available. Initial coverage may be purchased in $5,000 increments from $5,000 to $20,000 per child, with single or annual payment options to age 25. At age 25, the policy becomes an annual pay plan.

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

In addition to credit administration, this segment includes fees generated relative to our third party administrative relationships. We currently provide tailored administrative services for four unaffiliated life insurance companies. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting, actuarial services and policy administration. Two life insurance holding company clients terminated their agreements effective October 1, 2015 in order to begin performing that work in-house.

Revenues for this segment increased approximately $113,000, or 9.1%, in 2015 while pre-tax income decreased approximately $10,000. The increase in revenues was primarily due to the fact that our life insurance company clients have experienced increased policy counts which have resulted in an increase in our monthly fees. Additionally, we performed additional conversion work as a result of an acquisition by one of our TPA clients. The slight decrease in pre-tax income was primarily due to higher general expenses allocated to this line as a result of the time being spent on those clients in comparison to the prior year.

Corporate & Other

Corporate & other consists of corporate accounts measured primarily by stockholders’ paid-in capital, contributed surplus, earned surplus, property and equipment, corporate-owned life insurance and other minor business lines which include group annuities and group and individual accident and health products. Revenues from this segment increased approximately $197,000, or 20.0%, in 2015, while pre-tax income increased $224,000. The increases in revenues and pre-tax income were primarily due to an increase in investment income allocated to this segment, the mark-to-market adjustment on our investments in convertible options and net life insurance proceeds received under company-owned life insurance policies upon the death of covered employees and board members. For the year ended December 31, 2015, the Company recognized investment income of approximately $102,000 associated with the mark-to-market adjustment on our investments in convertible options, which were purchased in 2015. Additionally, the net life insurance proceeds received under company owned life insurance policies totaled approximately $203,000 and $142,000 during 2015 and 2014, respectively.

During 2015, Investors Heritage Financial's revenues were approximately $140,000, down $12,000 compared to 2014. Investors Heritage Financial paid dividends to Investors Heritage Capital totaling $105,000 during 2015. Revenues from Investors Heritage Printing were approximately $122,000 in 2015, down $32,000 compared to 2014. Investors Heritage Printing paid dividends to Investors Heritage Capital totaling $35,000 during 2015. Revenues from At Need Funding were approximately $114,000 in 2015, up $14,000 compared to 2014. At Need Funding paid no distributions to Investors Heritage Capital during 2015. Revenues from all non-Investors Heritage Life sources constitute less than 1% of total consolidated revenues in 2015. Management continues to focus on the growth and profitability of Investors Heritage Financial and At Need Funding. Due to the retirement of a key employee at the end of 2015 and shifts in print demand, the Company currently has no ongoing operational plans relative to Investors Heritage Printing.

INVESTMENTS, LIQUIDITY AND CAPITAL RESOURCES

Investments

Together with our outside investment advisors and portfolio manager, we manage the fixed income investment portfolio to achieve the Company’s investment goals, which include the diversification of credit risk, the maintenance of adequate portfolio liquidity, the management of interest rate risk and the maximization of investment returns. The primary investment objectives are to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.

We maintain a sound, conservative investment strategy. As of December 31, 2015, 87.5% of our total invested assets consisted of fixed income securities, compared to 88.7% at December 31, 2014. At December 31, 2015 and 2014, our fixed income investments were 97.5% and 98.5% investment grade, respectively, as rated by Standard & Poor's. The Standard & Poor's average quality rating of our fixed income portfolio holdings as of December 31, 2015 was A. None of our investments are in default.

The fixed income portfolio is diversified among sectors. At December 31, 2015 and 2014, the fixed income portfolio was allocated as follows:

	December 31
	2015	2014
Corporate:
Bank and finance	16.0%	14.3%
Industrial and miscellaneous	41.5%	41.4%
Goverment	5.9%	6.7%
Mortage-backed securities	11.2%	11.8%
Foreign	15.2%	15.3%
Asset-backed securities	0.1%	0.3%
States and political subdivisions	10.1%	10.2%

The fixed maturities and equity securities within our portfolio were in a net unrealized gain position of approximately $9,785,000 at December 31, 2015 compared to a net unrealized gain position of approximately $27,596,000 at December 31, 2014. This decrease in the unrealized gains on the portfolio is a function of the current interest rate and economic environment rather than credit related items indicative of other-than-temporary impairments. Please see Note 3 to the consolidated financial statements for additional information regarding these fair values.

MANAGEMENT’S

DISCUSSION & ANALYSIS

At December 31, 2015, 97.4% of our fixed maturity portfolio had a fair value to amortized cost ratio of greater than 80%, and 93.4% of our equity securities portfolio had a fair value to cost ratio of greater than 80%. At December 31, 2015, 54.5% and 22.6% of our gross unrealized losses were comprised of fixed maturity securities in the basic industrial sector and energy sector, respectively.  The majority of these unrealized losses were attributable to credit spread widening across the energy sector and metals/mining subsectors associated with sharp declines in commodity prices.  Energy-related companies have been negatively impacted by the rapid decline in oil prices, which has pressured revenues and margins.  The metal/mining sub-sector companies are experiencing lower demand for coal, copper, iron ore and other minerals due to the economic slowdown in China in addition to sluggish demand in the United States and Europe and tightening environmental regulation.

At December 31, 2015, the unrealized losses associated with our equity securities were primarily attributable to unrealized losses on real estate sector stocks.  The increase in unrealized losses is primarily due to equity market conditions at year end.

The fixed income portfolio includes approximately $45,878,000 (at fair value) of non-U.S. Government mortgage-backed securities ("MBS"). MBS have historically added value to the portfolio and our outside investment advisor has provided the expertise to purchase MBS with confidence that the credit ratings have been properly analyzed and that the investment properly suits our asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions. Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored. Except for six commercial-backed mortgages totaling approximately $6,963,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs. Unlike most corporate or real estate debt, the primary concern with MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 27% of the total MBS portfolio. In accordance with relevant accounting guidance, when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows. The overall impact of the CMO’s variability in yields on the portfolio has not been significant in relation to the yield and cash flows of the total invested assets. More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO’s, such as those structured to share in residual cash flows. Except for two sequential pay CMO’s totaling approximately $5,281,000, the CMO’s held are either planned amortization class bonds or support class bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk. Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO’s.

Pass-throughs comprise the remainder of MBS owned, representing approximately 73% of the total MBS portfolio. Pass-throughs are FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

MANAGEMENT’S

DISCUSSION & ANALYSIS

We continuously monitor the investment risk within our portfolio, including the risk associated with subprime lending with our CMO investments. As of December 31, 2015, we have no investments with any level of direct subprime exposure. Additionally, we have no Alt-A bond exposure within our current holdings.

We have an investment advisory agreement with an independent third-party investment advisor to purchase common and preferred stocks in stable areas within the real estate sector. The investment advisor has a history of strong performance within these markets. The majority of these funds have been invested in a diversified assortment of regularly traded, exchange listed common stocks. As of December 31, 2015, the largest individual stock position within this sector had a fair value of approximately $406,000. We believe the unrealized losses in our common stock portfolio are temporary in nature given the credit quality of the issuers. We believe that these investments will generate positive future results by providing a slightly increased and fully managed exposure to equity markets.

Additionally, Investors Heritage Life engages in commercial and residential mortgage lending. As of December 31, 2015 and 2014, investments in commercial mortgage loans comprised 32.1% and 41.9%, respectively, of our mortgage portfolio. Our commercial and residential apartment building mortgage loans are either originated in-house or through two mortgage brokers, are secured by first mortgages on the real estate and generally carry personal guarantees by the borrowers. Loan-to-value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required. We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, and reviewing larger mortgage loans on an annual basis.

As of December 31, 2015 and 2014, investments in residential mortgage loans comprised 67.9% and 58.1%, respectively, of our mortgage portfolio. We purchase single family residential mortgage loans through the secondary market. Each mortgage loan opportunity is reviewed individually, considering both the value of the underlying property and the credit worthiness of the borrower. We utilize third party servicers to administer these loans. We currently anticipate evaluating and making additional residential mortgage loan investments assuming they meet our investment goals and criteria.

As of December 31, 2015, our average loan balance is $173,687 and the average loan-to-value is 61%. The largest loan currently held is $934,337. Our mortgage loans are spread across properties located in 22 states, with approximately 75.1% of our loans located in the states of Illinois, Texas, Florida, California, Kentucky and Georgia. At December 31, 2015 and 2014, 7.1% and 6.1% of invested assets consisted of mortgage loans, respectively.

The mortgage loan portfolio consists of the following property types:

	December 31
	2015	2014
Residential	62.6%	52.7%
Retail	26.9%	35.3%
Apartments	5.3%	5.4%
Office	1.8%	2.3%
Medical	1.5%	1.9%
Industrial	1.2%	1.5%
Other	0.7%	0.9%

MANAGEMENT’S

DISCUSSION & ANALYSIS

We are familiar with our mortgage loan markets and given our low loan-to-value ratios, we do not believe that there is a significant risk of loss on our mortgage loan portfolio. We have been successful in adding value to the total investment portfolio through mortgage loan originations and secondary market purchases due to the fact that yields realized from the mortgage loan portfolio are generally higher than yields realized from fixed income investments. Value has also been added because the mortgage loan portfolio has consistently performed well. As of December 31, 2015 and 2014, we had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, or restructured loans.

We own certain investments in state-guaranteed receivables. These investments represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. As these payment streams are secured by the states themselves, a key function of our due diligence is the assessment of the states’ ability to meet these obligations. Additionally, each state generally withholds income tax from each payment for which we must file for reimbursement of such tax annually. We carry the state-guaranteed receivables at their amortized cost basis on the balance sheet. As of December 31, 2015, we held approximately $7,693,000 in state-guaranteed receivables, with the largest concentrations in the states of New York, Massachusetts and Georgia totaling approximately $3,496,000, $1,992,000 and $1,432,000, respectively. At December 31, 2015 and 2014, 1.6% of invested assets consisted of state-guaranteed receivables.

During the third quarter of 2015, with the assistance and under the active management of our external third party investment advisor, we began purchasing investments in convertible fixed maturity securities. Convertible securities feature an option allowing for a portion of the security to be converted into an equity position of the underlying issuer in exchange for a lower coupon rate. In accordance with FASB accounting guidance, this convertible feature must be bifurcated and reported separately on the balance sheet at fair value, with adjustments in fair value recognized in the income statement. Accordingly, the convertible options within our portfolio are reported as investments in convertible options on the balance sheet, and the mark-to-market adjustment associated with the changes in fair value of the convertible options are reported as gains (losses) on investments in convertible options as a component of net investment income. As of December 31, 2015, the total fair value of our investments in convertible options was $957,405. For the year ended December 31, 2015, we recognized a gain on our investments in convertible options of $102,342 relative to the mark-to-market adjustment. Additionally, we recognized net realized investment gains of $7,223 upon the exchange of convertible securities.

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

Investors Heritage Capital’s principal sources of cash flow are rental income, dividends from its subsidiaries and proceeds received under company-owned life insurance policies. Investors Heritage Capital’s principal long-term obligations are payments on long-term debt and stock purchased under the put option through the IHCC Retirement Savings Plan and Trust, which is now frozen with respect to new contributions.

The stability of our liquidity is found in our conservative approach to product development and in the strength and stability of our fixed income portfolio and mortgage loans. Liquidity is also managed by laddering maturities of our fixed income portfolio. The average duration of our fixed income investments is 5.2 years with approximately $9,981,000 due within twelve months and approximately $96,190,000 due within the following four years. Historically, management has anticipated that all such investments will be held until maturity. However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management. As explained in detail in Note 1 to the consolidated financial statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

During the first quarter of 2015, we renewed the Investors Heritage Capital Corporation operating line of credit and the At Need Funding line of credit. The Investors Heritage Capital Corporation line of credit remains at $150,000 with a new maturity date of March 24, 2017. Interest is paid on this note monthly at the prime rate, with a floor of 3.25%. The At Need Funding line of credit was increased to $1,500,000 with a new maturity date of March 24, 2017. Interest is paid on this note monthly at the prime rate, which is currently 3.50%. This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies. At December 31, 2015, the outstanding principal balance on the At Need Funding line of credit was $59,484. At December 31, 2015, there was no amount outstanding on the Investors Heritage Capital Corporation operating line of credit.

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

On November 5, 2012, we entered into a loan agreement to borrow $2,000,000 in order to fund a credit agreement to Puritan Financial Companies, Inc. On November 25, 2014, this note was amended to extend the maturity date to November 25, 2019 to correlate with an amendment to the Puritan promissory note and marketing agreement, as discussed further below. The amended loan agreement calls for interest to be paid quarterly at a rate of 0.25% under the prime rate. The note requires monthly principal payments of at least $15,000 beginning December 5, 2014 with a balloon payment upon maturity. There is no penalty for prepayment. This note is collateralized with 55,000 shares of Investors Heritage Life Insurance Company common stock. At December 31, 2015, the outstanding principal balance on the bank note was $1,373,964.

MANAGEMENT’S

DISCUSSION & ANALYSIS

The borrowed funds were utilized to fund a credit agreement to Puritan Financial Companies, Inc. for $2,000,000, with interest at a rate of 1.75% above the prime rate. The promissory note and the marketing agreement with Puritan Financial Group were amended on August 28, 2014 to extend the maturity date to August 28, 2019. These amendments allow the Company to withhold 15% of Puritan Financial’s earned commissions on certain products to pay down the note. Additionally, the amended note calls for quarterly payments of principal and interest and requires Puritan Financial to pay at least $400,000 annually toward the outstanding balance of the note from 2015 until the balance is paid in full. Any unpaid principal balance together with all accrued interest shall be due and payable with a balloon payment upon maturity. Under this credit agreement, Puritan Financial Companies, Inc. and its wholly-owned subsidiary Puritan Financial Group have committed to an increased level of new business production on behalf of the Company. Additionally, Puritan Financial Companies, Inc. has issued warrants for 2,000,000 shares of common stock to the Company in exchange for this funding. This note is further collateralized by all the stock and other assets of Puritan Financial Companies, Inc. and each of its affiliated companies. Puritan Financial Companies, Inc. has another credit facility with a senior lender and the Company has a subordinate interest to the senior lender in all of the collateral which is security for this loan. The outstanding balance on this note receivable, which is included within other invested assets on the balance sheet, was $1,450,830 and $1,860,043 at December 31, 2015 and 2014, respectively.

On February 3, 2005, Investors Heritage Capital borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000. The proceeds received by Investors Heritage Life were used to repay their surplus notes to Investors Heritage Capital. Additionally, Investors Heritage Capital used such proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004. This transaction was approved by the Kentucky Department of Insurance. The balance on this note was paid in full during 2014.

We are a member of the Federal Home Loan Bank of Cincinnati, Ohio by way of our investment in shares of their common stock. As a member, we have access to both short-term and long-term borrowings at below market rates. Borrowings under this program are collateralized by securities within our investment portfolio. To this point, we have not needed to access this borrowing capacity.

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement. Management has assessed our position as of December 31, 2015, and we are in compliance with all debt covenant requirements.

Management is not aware of any other commitments or unusual events that could materially affect our capital resources. We have the option to prepay certain notes payable at our discretion prior to their maturity dates.

Other than anticipated increases in federal and state regulatory reporting requirements which generally increase administrative expenses, management is not aware of any current recommendations by any regulatory authority which, if implemented, would have any material effect on our liquidity, capital resources or operations.

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

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life increased approximately $334,000 in 2015. The increase in statutory capital and surplus in 2015 is due primarily to net income, which was partially offset by a decrease in net unrealized capital gains on common stock investments and an increase in the asset valuation reserve. Investors Heritage Life produced a statutory operating gain of approximately $688,000 and $774,000 in 2015 and 2014, respectively, before the effect of realized gains (losses). For additional discussion on statutory accounting practices refer to Note 8 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements as of December 31, 2015.

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

Management has assessed our internal control over financial reporting as of December 31, 2015. The standard measures adopted by management in making its evaluation are the measures in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based upon its assessment, management has concluded that our internal control over financial reporting is effective at December 31, 2015, and that there were no material weaknesses in our internal control over financial reporting as of that date.

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

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Investors Heritage Capital Corporation

We have audited the accompanying consolidated balance sheets of Investors Heritage Capital Corporation (“the Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Heritage Capital Corporation as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Louisville, Kentucky

March 23, 2016

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2015 - $399,525,617; 2014 - $403,596,261)	$409,146,807	$430,117,478
Equity securities (cost: 2015 - $7,452,666; 2014 - $6,331,436)	7,616,789	7,405,819
Mortgage loans on real estate	33,174,131	29,459,436
Policy loans	6,702,911	6,665,493
State-guaranteed receivables	7,692,959	7,917,379
Investments in convertible options	957,405	-
Other invested assets	2,379,451	3,270,848
Total investments	467,670,453	484,836,453

Cash and cash equivalents	3,619,663	1,870,867
Accrued investment income	5,149,612	5,190,740
Due premiums	2,946,218	3,217,136
Deferred acquisition costs	17,237,522	17,847,907
Value of business acquired	225,276	301,037
Leased property under capital leases	381,432	555,251
Property and equipment	909,151	1,000,120
Cash value of company-owned life insurance	13,191,773	12,441,833
Other assets	2,374,292	2,041,050
Amounts recoverable from reinsurers	56,332,692	55,910,993
Total assets	$570,038,084	$585,213,387

LIABILITIES AND STOCKHOLDERS' EQUITY LIABILITIES
Policy liabilities:
Benefit reserves	$493,369,378	$490,126,730
Unearned premium reserves	8,119,385	7,812,972
Policy claims	2,584,088	2,821,106
Liability for deposit-type contracts	3,400,836	3,432,793
Reserves for dividends and endowments and other	388,193	391,439
Total policy liabilities	507,861,880	504,585,040
Deferred federal income tax liability	1,105,776	7,785,450
Obligations under capital leases	377,259	553,028
Notes payable	1,433,448	2,508,576
Accrued pension liability	6,075,376	5,141,442
Other liabilities	3,933,343	4,103,365
Total liabilities	520,787,082	524,676,901

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2015 - 1,117,647; 2014 - 1,123,980)	1,117,647	1,123,980
Paid-in surplus	8,913,360	8,908,243
Accumulated other comprehensive income	757,161	12,704,319
Retained earnings	38,462,834	37,799,944
Total stockholders' equity	49,251,002	60,536,486
Total liabilities and stockholders' equity	$570,038,084	$585,213,387

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
REVENUE
Premiums and other considerations	$56,864,702	$61,116,195
Premiums ceded	(12,511,080)	(13,687,074)
Net premiums	44,353,622	47,429,121

Investment income, net of expenses	21,237,313	21,162,735
Net realized gains on investments	818,705	710,632
Other income	1,767,071	1,595,300
Total revenue	68,176,711	70,897,788

BENEFITS AND EXPENSES
Death and other benefits	44,305,739	40,568,665
Guaranteed annual endowments	404,466	413,135
Dividends to policyholders	332,063	339,945
Increase in benefit reserves and unearned premiums	6,739,357	11,522,583
Acquisition costs deferred	(6,030,513)	(6,678,626)
Amortization of deferred acquisition costs	7,103,147	7,359,964
Commissions	3,537,009	4,564,713
Other general and administrative expenses	10,881,337	11,111,572
Total benefits and expenses	67,272,605	69,201,951

INCOME BEFORE FEDERAL INCOME TAXES	904,106	1,695,837

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current	392,468	315,444
Deferred	(525,078)	114,209
Total federal income taxes	(132,610)	429,653

NET INCOME	$1,036,716	$1,266,184

BASIC AND DILUTED NET EARNINGS PER SHARE	$0.93	$1.12

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

NET INCOME	$1,036,716	$1,266,184

OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during period	(17,074,720)	12,863,346
Reclassification adjustment for gains included in income	(735,567)	(710,632)
Adjustment for effects of deferred acquisition costs	462,249	(293,231)
Net unrealized gains (losses) on investments	(17,348,038)	11,859,483
Change in defined benefit pension plan:
Actuarial net loss on pension plan	(1,515,949)	(3,231,218)
Amortization of actuarial net loss in net periodic pension cost	762,233	390,413
Net change in defined benefit pension plan	(753,716)	(2,840,805)

Other comprehensive income (loss) before income taxes	(18,101,754)	9,018,678

Income tax expense (benefit)	(6,154,596)	3,066,350

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES	(11,947,158)	5,952,328

COMPREHENSIVE INCOME (LOSS)	$(10,910,442)	$7,218,512

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income	Earnings	Equity

BALANCE, JANUARY 1, 2014	$1,128,583	$8,908,243	$6,751,991	$36,858,451	$53,647,268

Net income	-	-	-	1,266,184	1,266,184
Other comprehensive income, net	-	-	5,952,328	-	5,952,328
Cash dividends	-	-	-	(225,717)	(225,717)
Repurchases of common stock, net	(4,603)	-	-	(98,974)	(103,577)
BALANCE, DECEMBER 31, 2014	$1,123,980	$8,908,243	$12,704,319	$37,799,944	$60,536,486

Net income	-	-	-	1,036,716	1,036,716
Other comprehensive loss, net	-	-	(11,947,158)	-	(11,947,158)
Cash dividends	-	-	-	(236,035)	(236,035)
Repurchases of common stock, net	(6,333)	5,117	-	(137,791)	(139,007)
BALANCE, DECEMBER 31, 2015	$1,117,647	$8,913,360	$757,161	$38,462,834	$49,251,002

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
OPERATING ACTIVITIES
Net income	$1,036,716	$1,266,184
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(818,705)	(710,632)
Expense (benefit) for deferred federal income taxes	(525,078)	114,209
Amortization of deferred acquisition costs	7,103,147	7,359,964
Acquisition costs deferred	(6,030,513)	(6,678,626)
Net adjustment for premium and discount on investments	(185,671)	(278,027)
Depreciation and other amortization	599,638	735,741
Change in value of convertible options	(102,342)	-
Changes in operating assets and liabilities:
Accrued investment income	41,128	513
Due premiums	270,918	150,872
Cash value of company-owned life insurance	(749,940)	(633,585)
Amounts recoverable from reinsurers	(421,699)	(241,905)
Benefit reserves	7,126,305	12,701,323
Policy claims	(237,018)	(851,368)
Liability for deposit-type contracts	(31,957)	148,833
Reserves for dividends and endowments and other	(3,246)	(17,116)
Other assets and other liabilities	(498,817)	199,497
NET CASH PROVIDED BY OPERATING ACTIVITIES	6,572,866	13,265,877
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(33,893,271)	(47,681,113)
Sales of available-for-sale securities	8,115,128	18,366,907
Maturities of available-for-sale securities	29,085,575	28,079,553
Acquisitions of mortgage loans on real estate	(12,240,031)	(14,310,374)
Payments of mortgage loans on real estate	8,619,349	3,475,019
Payments of state-guaranteed receivables	769,540	725,540
Purchases of convertible options	(1,016,251)	-
Sales and exchanges of convertible options	168,415	-
Net reductions (additions) in other investments	853,979	(80,272)
Net additions to property and equipment	(259,089)	(157,822)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	203,344	(11,582,562)
FINANCING ACTIVITIES
Policyholder account deposits	4,486,920	4,932,397
Policyholder account withdrawals	(8,064,164)	(8,035,476)
Payments on notes payable	(3,877,673)	(3,614,374)
Proceeds from notes payable	2,802,545	3,091,008
Dividends paid	(236,035)	(225,717)
Repurchases of common stock, net	(139,007)	(103,577)
NET CASH USED IN FINANCING ACTIVITIES	(5,027,414)	(3,955,739)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,748,796	(2,272,424)
Cash and cash equivalents at beginning of year	1,870,867	4,143,291
CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,619,663	$1,870,867

SUPPLEMENTAL INFORMATION
Cash paid during year for federal income taxes	$213,671	$181,385

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

Policy loans are carried at their aggregate principal balance.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

State-guaranteed receivables represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. The state-guaranteed receivables are carried at their amortized cost basis.

Investments in convertible options represent the bifurcated equity derivative portion of convertible security investments. These investments are recorded at their market value with changes in the market value recorded as a component of net investment income on the income statement.

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

Deferred acquisition costs related to annuities and universal life insurance products are also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains (losses) from securities had actually been realized. This adjustment is included in the change in net unrealized appreciation (depreciation) on available-for-sale securities, a component of "Accumulated Other Comprehensive Income" in the stockholders' equity section of the balance sheet.

Value of Business Acquired: Value of business acquired represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition of a block of policies. Amortization of value of business acquired recognized in 2015 and 2014 totaled $75,761 and $85,019, respectively. Accumulated amortization was $696,080 and $620,319 at December 31, 2015 and 2014, respectively. Estimated annual amortization will be approximately $70,000, $63,000, $44,000, $13,000, and $8,000 in 2016 through 2020, respectively.

Property and Equipment: Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method. Accumulated depreciation on property and equipment was $3,991,112 and $3,860,908 at December 31, 2015 and 2014, respectively.

Capital Leases: During 2015, the Company entered into one new capital lease totaling $184,100 at inception. During 2014, the Company entered into five new capital leases totaling $13,450 at inception. Total lease payments for 2015 and 2014 relating to previously existing capital leases were $395,024 and $501,379, respectively. Future minimum lease payments for 2016 through 2018 are $324,151; $74,034; and $6,259, respectively. The present value of net minimum lease payments at December 31, 2015 was $377,259, which is equal to the total future minimum lease payments of $404,444 less imputed interest of $27,185. Accumulated amortization on the leased property was $745,601 and $992,449 at December 31, 2015 and 2014, respectively.

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

Reinsurance: The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth. Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies. At December 31, 2015 and 2014, amounts recoverable from reinsurers were $56,332,692 and $55,910,993, respectively. These amounts included reserves ceded to reinsurers of $55,510,620 and $55,154,752 at December 31, 2015 and 2014, respectively.

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

At December 31, 2015 and 2014, the Company’s policy claims liability includes an estimate of $721,592 and $940,600, respectively, for outstanding claims relative to a comparison of our life insurance policies against the Social Security Death Master File. This comparison was performed in compliance with a recently enacted Kentucky state law which follows a model law adopted by the National Conference of Insurance Legislators. This amount primarily affects the traditional and universal life segment, along with a much smaller impact on the final expense portion of the preneed and burial segment. The Company is in the process of researching the potential matches to determine that a valid claim exists, to locate beneficiaries and to pay benefits accordingly.

Liability for Deposit-Type Contracts: Liability for deposit-type contracts consists of supplemental contracts without life contingencies, premium deposit funds and dividends and endowments left on deposit at interest.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Participating Policies: Participating business approximates 15% of ordinary life insurance in force at December 31, 2015 and 2014. Premiums relative to participating business comprised approximately 3% of net premiums for the years ended December 31, 2015 and 2014. Participating dividends are accrued as declared by the Board of Directors of Investors Heritage Life. For participating policies that are not a part of the Texas Memorial Life or Memorial Service Life policy acquisitions, the liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest, and the 1941 CSO Mortality and 1958 CSO Mortality tables. All guaranteed benefits were considered in calculating these reserves. Deferred acquisition costs are amortized in proportion to expected gross profits.

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

Common Stock and Earnings per Share: The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year. The weighted average number of shares outstanding during 2015 and 2014 were 1,120,306 and 1,126,365 shares, respectively. The Company paid cash dividends per share of $0.21 and $0.20 in 2015 and 2014, respectively.

Subsequent Events: Management has evaluated all events subsequent to December 31, 2015 through the date that these consolidated financial statements were available to be issued.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

New Accounting Standards: In May 2014, the Financial Accounting Standards Board (“FASB”) issued guidance regarding accounting for revenue recognition that identifies the accounting treatment for an entity’s contracts with customers.  Certain contracts, including insurance contracts, are specifically excluded from this guidance.  However, certain other types of contracts may impact the financial statements of insurance providers. In August 2015, the FASB deferred the effective date of this guidance for public entities to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company is currently evaluating this guidance, but it is not expected to have a material impact on its consolidated financial statements.

In July 2015, the FASB issued guidance regarding employee benefit accounting. The guidance is divided into three parts. First, the guidance requires a pension plan to use contract value as the only required measure for fully benefit-responsive investment contracts. Second, the guidance simplifies and increases the effectiveness of the investment disclosure requirements for employee benefit plans. Third, the guidance provides benefit plans with a measurement date practical expedient. This guidance is effective for fiscal years beginning after December 15, 2015. The Company is currently evaluating this guidance, but it is not expected to have a material impact on its consolidated financial statements.

In January 2016, the FASB issued guidance regarding the recognition and measurement of financial assets and liabilities. This guidance intends to enhance reporting for financial instruments and addresses certain aspects of recognition and measurement of investments in equity securities and the presentation in the balance sheet of financial assets and liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. This guidance is effective for fiscal years beginning after December 15, 2017. The recognition and measurement provisions of this guidance will be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption and early adoption is not permitted. The Company is in the process of evaluating this guidance, but its primary impact on the Company is expected to be the recognition of all unrealized gains and losses on available-for-sale equity securities in net income. Currently, all unrealized gains and losses on available-for-sale equity securities are recognized in other comprehensive income (loss).

In February 2016, the FASB issued updated guidance regarding leases that provides new requirements for leases to be recognized in the financial statements. In general, the guidance requires the lessee to recognize liabilities on the balance sheet for the obligation to make lease payments and an asset for the right to use the underlying assets for the lease term.  There is a differentiation between finance leases and operating leases for the lessee in the statements of operations and cash flows.  Finance leases recognize interest on the lease liability separately from the right to use the asset whereas an operating lease recognizes a single lease cost allocated over the lease term on a generally straight-line basis.  All cash payments are within operating activities in the statement of cash flows except finance leases classify repayments of the principal portion of the lease liability within financing activities. The updated guidance is to be applied using a modified retrospective approach effective for annual and interim periods beginning after December 15, 2018.  Early adoption is permitted.  The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 2 - Investments

The Company limits credit risk by investing primarily in investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans. The Company manages its fixed income portfolio to diversify between and within industry sectors. Investments in available-for-sale securities at December 31 are summarized as follows:

2015	Amortized	Gross Unrealized	Gross Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
Fixed maturities:
U.S. government obligations	$23,373,714	$642,038	$-	$24,015,752
States and political subdivisions	36,830,198	4,511,826	136,585	41,205,439
Corporate	229,425,035	10,338,999	4,587,896	235,176,138
Foreign	65,010,084	1,731,076	4,682,638	62,058,522
Asset-backed securities	143,552	457	-	144,009
Mortgage-backed securities (MBS):
Commercial MBS	6,830,520	148,314	15,592	6,963,242
Residential MBS	37,200,599	1,776,233	62,255	38,914,577
Corporate redeemable preferred stock	711,915	-	42,787	669,128
Total fixed maturity securities	399,525,617	19,148,943	9,527,753	409,146,807
Equity securities:
U.S. agencies	707,900	-	-	707,900
Mutual funds	318,284	-	14,253	304,031
Corporate common stock	6,426,482	702,497	524,121	6,604,858
Total equity securities	7,452,666	702,497	538,374	7,616,789
Total	$406,978,283	$19,851,440	$10,066,127	$416,763,596

2014	Amortized	Gross Unrealized	Gross Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
Fixed maturities:
U.S. government obligations	$28,063,178	$820,997	$16,164	$28,868,011
States and political subdivisions	38,021,271	5,985,975	-	44,007,246
Corporate	224,299,411	15,669,733	930,632	239,038,512
Foreign	63,792,040	2,934,542	751,369	65,975,213
Asset-backed securities	1,432,996	33,501	-	1,466,497
Mortgage-backed securities (MBS):
Commercial MBS	7,869,355	266,831	-	8,136,186
Residential MBS	40,118,010	2,507,809	6	42,625,813
Total fixed maturity securities	403,596,261	28,219,388	1,698,171	430,117,478
Equity securities:
U.S. agencies	707,900	-	-	707,900
Mutual funds	318,284	40,038	-	358,322
Corporate common stock	5,305,252	1,157,718	123,373	6,339,597
Total equity securities	6,331,436	1,197,756	123,373	7,405,819
Total	$409,927,697	$29,417,144	$1,821,544	$437,523,297

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following table summarizes, for all securities in an unrealized loss position at December 31, 2015 and 2014, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

	December 31, 2015			December 31, 2014
		Gross	Number		Gross	Number
	Estimated	Unrealized	of	Estimated	Unrealized	of
	Fair Value	Loss	Securities	Fair Value	Loss	Securities
Fixed maturities:
Less than 12 months:
States and political subdivisions	$1,613,415	$136,585	2	$-	$-	-
Corporate	55,039,213	3,873,158	52	12,473,068	508,818	7
Foreign	24,154,510	1,418,143	20	10,374,173	310,267	7
Commercial MBS	1,447,694	15,592	2	-	-	-
Residential MBS	3,320,890	62,255	2	16,862	6	1
Corporate redeemable
preferred stock	669,128	42,787	2	-	-	-
Greater than 12 months:
U.S. government obligations	-	-	-	7,736,774	16,164	1
Corporate	5,533,581	714,738	4	3,828,887	421,814	3
Foreign	6,007,156	3,264,495	4	4,724,455	441,102	2
Total fixed maturities	97,785,587	9,527,753	88	39,154,219	1,698,171	21

Equity securities:
Less than 12 months:
Mutual funds	304,031	14,253	1	-	-	-
Corporate common stock	2,449,672	473,551	15	527,614	103,438	4
Greater than 12 months:
Corporate common stock	183,960	50,570	3	525,865	19,935	4
Total equities	2,937,663	538,374	19	1,053,479	123,373	8

Total	$100,723,250	$10,066,127	107	$40,207,698	$1,821,544	29

At December 31, 2015, 97.4% of the fixed maturity portfolio had a fair value to amortized cost ratio of greater than 80%, and 93.4% of the equity securities portfolio had a fair value to cost ratio of greater than 80%. At December 31, 2015, 54.5% and 22.6% of the gross unrealized losses shown above were comprised of fixed maturity securities in the basic industrial sector and energy sector, respectively.  The majority of these unrealized losses were attributable to credit spread widening across the energy sector and metals/mining subsectors associated with sharp declines in commodity prices.  Energy-related companies have been negatively impacted by the rapid decline in oil prices, which has pressured revenues and margins.  The metal/mining sub-sector companies are experiencing lower demand for coal, copper, iron ore and other minerals due to the economic slowdown in China in addition to sluggish demand in the United States and Europe and tightening environmental regulation.

At December 31, 2015, the unrealized losses associated with our equity securities were primarily attributable to unrealized losses on real estate sector stocks.  The increase in unrealized losses is primarily due to equity market conditions at year end.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The Company’s decision to record an impairment loss is primarily based on whether the security’s fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security’s fair value has been below its carrying amount, the severity of the decline in value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. The Company also assesses whether it intends to sell or whether it is more likely than not that it may be required to sell the security prior to its recovery in value. For any fixed maturity securities that are other-than-temporarily impaired, the Company determines the portion of the other-than-temporary impairment that is credit-related and the portion that is related to other factors. The credit-related portion is the difference between the expected future cash flows and the amortized cost basis of the fixed maturity security, and that difference is charged to earnings. The non-credit-related portion representing the remaining difference to fair value is recognized in other comprehensive income (loss). Only in the case of a credit-related impairment where management has the intent to sell the security, or it is more likely than not that it will be required to sell the security before recovery of its cost basis, is a fixed maturity security adjusted to fair value and the resulting losses recognized in realized gains/losses in the consolidated statements of income. Any other-than-temporary impairments on equity securities are recorded in the consolidated statements of income in the periods incurred as the difference between fair value and cost. Based on our review, the Company experienced no other-than-temporary impairments during the years ended December 31, 2015 or 2014.

Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2015, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature. The temporary impairments shown herein are primarily the result of the current interest rate and economic environment rather than credit factors that would imply other-than-temporary impairment.

Net unrealized gains for investments classified as available-for-sale are presented below, net of the effect on deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

	December 31
	2015	2014
Net unrealized appreciation on available-for sale securities	$9,785,313	$27,595,600
Adjustment to deferred acquisition costs	(249,401)	(711,650)
Deferred income taxes	(3,242,210)	(9,140,543)
Net unrealized appreciation on available-for sale securities	$6,293,702	$17,743,407

The amortized cost and fair value of debt securities at December 31, 2015, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$9,836,202	$9,981,356
Due after one year through five years	90,063,962	96,190,461
Due after five years through ten years	183,395,618	180,028,828
Due after ten years	50,322,624	54,780,672
Due at multiple maturity dates	65,907,211	68,165,490
Total	$399,525,617	$409,146,807

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Proceeds for the years ended December 31, 2015 and 2014 from sales and maturities of investments in available-for-sale securities, as well as gross gains and gross losses realized, are presented below.

	2015	2014
Proceeds from sales and maturities	$37,200,703	$46,446,460
Gross realized gains	939,423	974,260
Gross realized losses	(203,856)	(263,628)

Presented below is investment information, including the accumulated and annual change in net unrealized investment gains or losses. Additionally, the table shows the annual change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) by investment type for the years ended December 31, 2015 and 2014.

	2015	2014
Change in net unrealized investment gains (losses):
Securities available-for-sale:
Fixed maturities	$(16,900,027)	$11,008,303
Equity securities	(910,260)	1,144,411
Net realized investment gains (losses):
Securities available-for-sale:
Fixed maturities	$91,141	$682,604
Equity securities	644,426	28,028
Mortgage loans on real estate	75,915	-
Investments in convertible options	7,223	-

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 2015 and 2014, these required deposits had a total fair value of $22,899,132 and $23,951,372, respectively.

The Company also engages in commercial and residential mortgage lending. As of December 31, 2015, investments in commercial and residential properties comprised 32.1% and 67.9%, respectively, of the Company’s mortgage portfolio. At December 31, 2014, investments in commercial and residential properties comprised 41.9% and 58.1%, respectively, of the Company’s mortgage portfolio.

All commercial mortgage loans as well as residential apartment building loans are either originated in-house or through two mortgage brokers, are secured by first mortgages on the real estate and generally carry personal guarantees by the borrowers. Loan-to-value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required. We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, and reviewing larger mortgage loans on an annual basis.

The Company purchases single family residential mortgage loans through the secondary market. Each mortgage loan opportunity is reviewed individually, considering both the value of the underlying property and the credit worthiness of the borrower. We utilize third party servicers to administer these loans.

As of December 31, 2015 and 2014, there were no non-performing mortgage loans, loans on nonaccrual status, loans 90 days past due or more, loans in process of foreclosure, or restructured loans. The Company experienced no mortgage loan defaults during 2015 or 2014.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The Company’s investments in mortgage loans, by state, are as follows:

	December 31
	2015	2014
Illinois	$6,046,408	$3,392,446
Texas	5,694,612	2,290,700
Florida	3,906,034	6,047,236
California	3,366,434	4,806,451
Kentucky	3,241,793	3,492,854
Georgia	2,671,788	3,123,530
Ohio	1,692,354	1,805,093
Missouri	1,342,845	267,996
Tennessee	895,607	1,054,671
Arizona	774,060	927,600
Indiana	759,139	95,434
West Virginia	412,250	440,725
Nevada	373,359	-
Pennsylvania	370,323	-
North Carolina	353,275	359,308
New Jersey	247,723	252,612
South Carolina	225,881	248,815
Colorado	222,364	225,772
Massachusetts	205,469	239,399
Idaho	159,073	174,433
Kansas	135,401	136,442
Utah	77,939	77,919
Total	$33,174,131	$29,459,436

At December 31, 2015, the Company held various real estate investments for the production of income totaling $1,126,649, which is reported net of accumulated depreciation of $586,762. At December 31, 2014, the Company’s real estate investments totaled $1,123,089, net of accumulated depreciation of $561,459.

The Company owns certain investments in state-guaranteed receivables. These investments represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. At December 31, 2015, the amortized cost and estimated fair value of state-guaranteed receivables, by contractual maturity, are summarized as follows:

	State-Guaranteed Receivables
	Amortized	Fair
	Cost	Value
Due in one year or less	$763,177	$772,746
Due after one year through five years	2,663,392	2,898,690
Due after five years through ten years	3,014,588	3,688,548
Due after ten years	1,251,802	1,734,950
Total	$7,692,959	$9,094,934

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The outstanding balance of state-guaranteed receivables, by state, as of December 31, 2015 and 2014 is summarized as follows:

	December 31
	2015	2014
New York	$3,496,115	$3,694,805
Massachusetts	1,991,601	1,969,570
Georgia	1,432,022	1,467,774
Pennsylvania	294,968	299,851
Texas	243,939	227,649
California	180,143	188,131
Ohio	54,171	69,599
Total	$7,692,959	$7,917,379

During the third quarter of 2015, the Company began purchasing investments in convertible fixed maturity securities. Convertible securities feature an option allowing for a portion of the security to be converted into an equity position of the underlying issuer in exchange for a lower coupon rate. In accordance with FASB accounting guidance, this convertible feature must be bifurcated and reported separately on the balance sheet at fair value, with adjustments in fair value recognized in the income statement. Accordingly, the convertible options within our portfolio are reported as investments in convertible options on the balance sheet, and the mark-to-market adjustment associated with the changes in fair value of the convertible options are reported as gains (losses) on investments in convertible options as a component of net investment income. As of December 31, 2015, the total fair value of our investments in convertible options was $957,405. For the year ended December 31, 2015, we recognized a gain on our investments in convertible options of $102,342 relative to the mark-to-market adjustment. Additionally, we recognized net realized investment gains of $7,223 upon the exchange of convertible securities.

Major categories of net investment income are summarized as follows:

	2015	2014
Fixed maturities	$18,296,411	$18,957,838
Equity securities	295,368	270,306
Mortgage loans on real estate	2,316,721	1,497,721
Policy loans	494,299	478,712
State-guaranteed receivables	545,120	557,812
Gain on investments in convertible options	102,342	-
Other	219,037	232,606
Gross investment income	22,269,298	21,994,995
Investment expenses	1,031,985	832,260
Net investment income	$21,237,313	$21,162,735

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

The Company’s Level 2 investments include fixed maturities with quoted prices that are traded less frequently than exchange-traded instruments or instruments whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes the majority of our fixed maturities, where fair values are obtained from a nationally recognized, third-party pricing service as well as our investments in convertible options. These options are bifurcated from the underlying fixed maturity investments and are also valued using observable market data.

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following table presents the Company’s fair value hierarchy for those financial instruments measured and reported at fair value on a recurring basis as of December 31, 2015 and 2014.

	December 31, 2015
	Level 1	Level 2	Level 3	Total

U.S. government obligations	$-	$24,015,752	$-	$24,015,752
States and political subdivisions	-	41,205,439	-	41,205,439
Corporate	-	235,176,138	-	235,176,138
Foreign	-	62,058,522	-	62,058,522
Asset-backed securities	-	144,009	-	144,009
Mortgage-backed securities:
Commercial MBS	-	6,963,242	-	6,963,242
Residential MBS	-	38,914,577	-	38,914,577
Corporate redeemable preferred stock	-	669,128	-	669,128
Total fixed maturities	$-	$409,146,807	$-	$409,146,807

U.S. agencies	$707,900	$-	$-	$707,900
Mutual funds	304,031	-	-	304,031
Corporate common stock	6,252,858	-	352,000	6,604,858
Total equity securities	$7,264,789	$-	$352,000	$7,616,789

Investments in convertible options	$-	$957,405	$-	$957,405

	December 31, 2014
	Level 1	Level 2	Level 3	Total

U.S. government obligations	$-	$28,868,011	$-	$28,868,011
States and political subdivisions	-	44,007,246	-	44,007,246
Corporate	-	239,038,512	-	239,038,512
Foreign	-	65,975,213	-	65,975,213
Asset-backed securities	-	1,466,497	-	1,466,497
Mortgage-backed securities:
Commercial MBS	-	8,136,186	-	8,136,186
Residential MBS	-	42,625,813	-	42,625,813
Total fixed maturities	$-	$430,117,478	$-	$430,117,478

U.S. agencies	$707,900	$-	$-	$707,900
Mutual funds	358,322	-	-	358,322
Corporate common stock	5,955,597	-	384,000	6,339,597
Total equity securities	$7,021,819	$-	$384,000	$7,405,819

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following table provides a summary of changes in fair value of our Level 3 financial instruments for the years ended December 31, 2015 and 2014.

	Year Ended December 31
	2015	2014
Corporate common stock:
Beginning balance	$384,000	$384,000
Transfers into Level 3	-	-
Transfers out of Level 3	-	-
Purchases	-	-
Sales	-	-
Total gains or losses:
Included in earnings	-	-
Included in other comprehensive income (loss)	(32,000)	-
Ending balance	$352,000	$384,000

The Company experienced no transfers between Level 1 and Level 2 during the years ended December 31, 2015 or 2014. The Company experienced no transfers between Level 2 and Level 3 during the years ended December 31, 2015 or 2014. Transfers in and/or (out) of Level 3 are primarily attributable to changes in the availability of market observable information and re-evaluation of the observability of pricing inputs.

The unrealized gains (losses) on Level 3 investments are recorded as a component of accumulated other comprehensive income (loss), net of tax, in accordance with required accounting for our available-for-sale portfolio.

Financial Instruments Disclosed, but not Carried, at Fair Value

The following disclosure presents the carrying values and estimated fair values of the Company’s financial instruments disclosed, but not carried, at fair value as of December 31, 2015 and 2014, and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis. The fair values for insurance contracts other than investment-type contracts are not required to be disclosed. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

	December 31, 2015
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Assets:
Mortgage loans on real estate:
Commercial	$10,655,107	$11,080,145	$-	$-	$11,080,145
Residential	22,519,024	24,679,435	-	-	24,679,435
Policy loans	6,702,911	6,702,911	-	-	6,702,911
State-guaranteed receivables	7,692,959	9,094,934	-	9,094,934	-
Other invested assets	2,379,451	2,379,451	-	-	2,379,451
Cash and cash equivalents	3,619,663	3,619,663	3,619,663	-	-
Accrued investment income	5,149,612	5,149,612	-	-	5,149,612
Cash value of company-owned life insurance	13,191,773	13,191,773	-	-	13,191,773

Liabilities:
Policyholder deposits (Investment-type contracts)	52,694,746	53,880,242	-	-	53,880,242
Policy claims	2,584,088	2,584,088	-	-	2,584,088
Obligations under capital leases	377,259	377,259	-	-	377,259
Notes payable	1,433,448	1,433,448	-	-	1,433,448

	December 31, 2014
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Assets:
Mortgage loans on real estate:
Commercial	$12,961,492	$13,693,557	$-	$-	$13,693,557
Residential	16,497,944	18,392,927	-	-	18,392,927
Policy loans	6,665,493	6,665,493	-	-	6,665,493
State-guaranteed receivables	7,917,379	9,719,006	-	9,719,006	-
Other invested assets	3,270,848	3,270,848	-	-	3,270,848
Cash and cash equivalents	1,870,867	1,870,867	1,870,867	-	-
Accrued investment income	5,190,740	5,190,740	-	-	5,190,740
Cash value of company-owned life insurance	12,441,833	12,441,833	-	-	12,441,833

Liabilities:
Policyholder deposits (Investment-type contracts)	53,318,598	55,486,262	-	-	55,486,262
Policy claims	2,821,106	2,821,106	-	-	2,821,106
Obligations under capital leases	553,028	553,028	-	-	553,028
Notes payable	2,508,576	2,508,576	-	-	2,508,576

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

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

Notes payable: The fair values for notes payable with floating interest rates and promissory notes approximate the unpaid principal balances on such notes.

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

NOTE 4 - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of December 31 are as follows:

	2015	2014
Deferred tax liabilities:
Policy acquisition costs	$2,675,908	$2,954,747
Net unrealized gain on available-for-sale securities	3,242,210	9,140,543
Due premiums	957,825	1,068,415
Other	695,201	861,193
Total deferred tax liabilities	7,571,144	14,024,898

Deferred tax assets:
Benefit reserves, net of reinsurance	3,137,466	3,229,901
Other policyholder funds	363,106	376,530
AMT credit carryforwards	565,828	511,673
Accrued pension liability	2,065,628	1,748,090
Other	333,340	373,254
Total deferred tax assets	6,465,368	6,239,448
Net deferred tax liabilities	$1,105,776	$7,785,450

The Company periodically reviews its gross deferred tax assets for recoverability. At December 31, 2015 and 2014, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2015	2014

Statutory federal income tax rate	34.0%	34.0%
Small life insurance company deduction	(19.2)	(2.5)
Dividends-received deduction	(2.7)	(1.4)
Defined contribution plan dividend	(2.3)	(1.3)
Nondeductible COLI expense	(16.3)	(7.2)
Nontaxable COLI life insurance proceeds	(7.7)	(2.8)
Nondeductible travel & meals expense	2.5	1.3
True-up of provision to actual	1.7	4.4
Other	(4.7)	0.8

Effective income tax rate	(14.7)%	25.3%

We file U.S. federal income tax returns and income tax returns in various state jurisdictions. Our 2012 through 2015 U.S. federal tax years remain subject to income tax examination by tax authorities. We have no known uncertain tax benefits within our provision for income taxes. In addition, we do not believe the Company will be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts. However, should such a circumstance arise, it is our policy to classify any interest and penalties (if applicable) as income tax expense in the consolidated financial statements.

NOTE 5 - Notes Payable

During the first quarter of 2015, the Company renewed the Investors Heritage Capital Corporation operating line of credit and the At Need Funding line of credit. The Investors Heritage Capital Corporation line of credit remains at $150,000 with a new maturity date of March 24, 2017. Interest is paid on this note monthly at the prime rate, with a floor of 3.25%. The At Need Funding line of credit was increased to $1,500,000 with a new maturity date of March 24, 2017. Interest is paid on this note monthly at the prime rate, which is currently 3.50%. This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies.

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The borrowed funds were utilized to fund a credit agreement to Puritan Financial Companies, Inc. for $2,000,000, with interest at a rate of 1.75% above the prime rate. The promissory note and the marketing agreement with Puritan Financial Group were amended on August 28, 2014 to extend the maturity date to August 28, 2019. These amendments allow the Company to withhold 15% of Puritan Financial’s earned commissions on certain products to pay down the note. Additionally, the amended note calls for quarterly payments of principal and interest and requires Puritan Financial to pay at least $400,000 annually toward the outstanding balance of the note from 2015 until the balance is paid in full. Any unpaid principal balance together with all accrued interest shall be due and payable with a balloon payment upon maturity. Under this credit agreement, Puritan Financial Companies, Inc. and its wholly-owned subsidiary Puritan Financial Group have committed to an increased level of new business production on behalf of the Company. Additionally, Puritan Financial Companies, Inc. has issued warrants for 2,000,000 shares of common stock to the Company in exchange for this funding. This note is further collateralized by all the stock and other assets of Puritan Financial Companies, Inc. and each of its affiliated companies. Puritan Financial Companies, Inc. has another credit facility with a senior lender and the Company has a subordinate interest to the senior lender in all of the collateral which is security for this loan. The outstanding balance on this note receivable, which is included within other invested assets on the balance sheet, was $1,450,830 and $1,860,043 at December 31, 2015 and 2014, respectively.

On February 3, 2005, Investors Heritage Capital borrowed $3,650,000 to finance the purchase of certain home office property previously owned by Investors Heritage Life at a purchase price of $3,650,000. The proceeds received by Investors Heritage Life were used to repay their surplus notes to Investors Heritage Capital. Additionally, Investors Heritage Capital used such proceeds to repay the $3,000,000 bank note outstanding at December 31, 2004. This transaction was approved by the Kentucky Department of Insurance. The balance on this note was paid in full during 2014. Interest expense and interest paid on this note during 2014 were $15,795 and $18,164, respectively.

Information relative to the Company’s outstanding notes payable at December 31, 2015 and 2014 is as follows:

2015	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
At Need Funding line of credit	$59,484	3.50%	3/24/2017	$19,301	$20,002
Bank note	1,373,964	3.25%	11/25/2019	32,186	35,194

2014	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
At Need Funding line of credit	$727,566	3.25%	9/25/2015	$20,887	$20,641
Bank note	1,781,010	3.00%	11/25/2019	58,308	59,270

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement. Management has assessed our position as of December 31, 2015, and we are in compliance with all debt covenant requirements.

NOTE 6 - Employee Benefit Plans

The Company sponsors the IHCC Employee Retirement Plan (the “Pension Plan”), which is a noncontributory defined benefit pension plan that was frozen in 2012 with respect to new benefit accruals. Participants in the plan at the time it was frozen may still continue to earn vesting credit towards their Pension Plan benefit.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following table provides additional details relative to the Pension Plan as of December 31.

	2015	2014
Change in projected benefit obligation:
Benefit obligation at beginning of year	$24,975,342	$21,315,600
Service cost	-	-
Interest cost	890,263	1,045,055
Actuarial (gain) loss	(5,930)	3,687,960
Benefits paid	(1,167,798)	(1,073,273)
Benefit obligation at end of year	24,691,877	24,975,342

Change in plan assets:
Fair value of plan assets at beginning of year	19,833,900	18,427,757
Actual return on plan assets	(349,601)	1,654,416
Employer contributions	300,000	825,000
Benefits paid	(1,167,798)	(1,073,273)
Fair value of plan assets at end of year	18,616,501	19,833,900

Funded status	(6,075,376)	(5,141,442)
Unrecognized net actuarial loss	8,388,698	7,634,982
Net amount recognized as prepaid benefit cost	$2,313,322	$2,493,540

Components of net periodic benefit cost:
Service cost	$-	$-
Interest cost	890,263	1,045,055
Expected return on plan assets	(1,172,278)	(1,197,674)
Amortization of net (gain) loss	762,233	390,413
Net periodic benefit cost	$480,218	$237,794

Accumulated benefit obligation	$24,691,877	$24,975,342

The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2015 is $8,388,698, which has been recorded net of related tax of $2,852,157. The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2014 is $7,634,982, which has been recorded net of related tax of $2,595,894. These amounts are solely the result of unamortized actuarial net losses not yet amortized into income.

The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2016 is $737,174.

Actuarial assumptions used at December 31, 2015 and 2014 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2015	2014
Discount rate	4.20%	3.75%
Expected return on plan assets	6.25%	6.50%

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets held in common stock of the Company. The Company uses an independent third party to administer its retirement plan. Plan assets are held in a trust account and include a diversified assortment of pooled separate accounts as well as Company common stock. The fair value of plan assets as of December 31, 2015 and 2014 are as follows:

	December 31
	2015	2014

Pooled separate accounts	$18,029,051	$19,168,950
Company common stock - 31,000 shares	587,450	664,950

Pooled separate accounts held by the Pension Plan at December 31, 2015 and 2014 are considered Level 2 assets and are valued at the net asset value (“NAV”) of units held by the Pension Plan at year end. The NAV is determined by dividing the net assets, at fair value, of the fund by the number of units outstanding on the day of valuation.  Pooled separate accounts are comprised, primarily, of shares of registered investment companies held through subaccounts of a separate account of an insurance company. The NAV as adjusted (for mutual fund dividends, mutual fund splits and administrative maintenance charges and other items) and reported by the insurance company approximates fair value of the investments. The investments are redeemable at the adjusted NAV under agreements with the insurance company.  However, it is possible that the redemption rights may be restricted or eliminated in the future. Due to the nature of the investments, changes in the market conditions, liquidity requirements, and the economic environment may significantly affect the NAV of the registered investment companies and, consequently, the fair value of the Pension Plan's investments.

Shares of Company common stock held by the plan at December 31, 2015 and 2014 are considered Level 2 assets and are valued based on observable inputs, such as quoted prices in markets with limited activity. Dividends of $6,510 and $6,200 were paid to the plan in 2015 and 2014, respectively, on the Company common stock. The plan made no purchases or sales of Company common stock during 2015 or 2014.

A summary of the allocation of plan assets by investment type as of December 31, 2015 and 2014 is as follows:

	December 31
	2015	2014
Fixed income pooled separate accounts	68%	67%
Equity pooled separate accounts	29%	30%
Company common stock	3%	3%

The Company expects to contribute approximately $300,000 to its pension plan in 2016.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following estimated future benefit payments are expected to be paid:

Pension Benefits

2016	$2,220,000
2017	1,350,000
2018	1,340,000
2019	1,390,000
2020	1,670,000
2021-2025	8,170,000

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

Information relative to the assets within both the Old 401(k) Plan and the Retirement Plan as of December 31, 2015 and 2014, along with employer contributions expensed and dividends paid on Company stock for the years then ended, are as follows:

	December 31
	2015	2014

Old 401(k) Plan
Company common stock:
Shares held	276,590	294,467
Fair value	$5,241,377	$6,316,313

Retirement Plan
Mutual funds - fair value	$2,979,588	$2,119,209

	For the Year Ended December 31
	2015	2014

Old 401(k) Plan
Employer contributions	$-	$-
Dividends on Company stock	61,838	66,312

Retirement Plan
Employer contributions	$453,576	$466,926

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

In addition, the Company sponsors a deferred compensation plan for selected executive officers. Information relative to the assets within the deferred compensation plan as of December 31, 2015 and 2014, along with employer contributions expensed and dividends paid on Company stock for the years then ended, are as follows:

	December 31
	2015	2014

Company common stock:
Shares held	27,350	21,020
Fair value	$518,292	$450,889
Mutual funds - fair value	80,666	140,770
Cash and cash equivalents	6,227	5,816

	For the Year Ended December 31
	2015	2014

Employer contributions	$50,263	$35,010
Dividends on Company stock	4,340	4,164

NOTE 7 - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year. For 2016, the maximum dividend that Investors Heritage Life can pay to Investors Heritage Capital without regulatory approval is $688,465.

NOTE 8 - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $21,202,435 and $20,868,262 at December 31, 2015 and 2014, respectively. Statutory-basis net income was $1,267,672 and $848,303 for 2015 and 2014, respectively.

Principal adjustments to statutory amounts to derive GAAP amounts include: a) costs of acquiring new policies are deferred and amortized; b) benefit reserves are calculated using more realistic investment, mortality and withdrawal assumptions; c) changes in deferred taxes associated with timing differences are recorded in net income rather than directly to equity; d) value of business acquired and goodwill established for acquired companies differ from admitted statutory goodwill; e) accounting for certain investments in debt securities is at fair value with unrealized gains and losses reported as a separate component of equity; f) statutory asset valuation reserves and interest maintenance reserves are eliminated; and g) convertible option components of certain fixed maturities are bifurcated and recorded at market value with changes in market value recorded in the income statement.

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Information relative to our operating segments is as follows:

	2015	2014
	(000's omitted)
Revenue:
Preneed and burial products	$48,894	$47,445
Traditional and universal life products	16,746	21,226
Administrative and financial services	1,357	1,244
Corporate and other	1,180	983
Total	$68,177	$70,898

Pre-tax income (loss) from operations:
Preneed and burial products	$(496)	$(34)
Traditional and universal life products	742	1,286
Administrative and financial services	274	284
Corporate and other	384	160
Total	$904	$1,696

Assets:
Preneed and burial products	$374,793	$375,219
Traditional and universal life products	123,823	120,377
Administrative and financial services	9,706	9,496
Corporate and other	61,716	80,121
Total	$570,038	$585,213

Amortization and depreciation expense:
Preneed and burial products	$5,641	$5,458
Traditional and universal life products	1,538	1,987
Administrative and financial services	214	278
Corporate and other	310	373
Total	$7,703	$8,096

Included in the corporate and other revenue and pre-tax income above and as a component of other income in the consolidated statement of income for the years ended December 31, 2015 and 2014 are $203,451 and $141,907, respectively, of net life insurance proceeds received under a company-owned life insurance policy upon the death of a former employee and former board member.

NOTE 10 - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2015 and 2014 through coinsurance agreements with various companies. The Company administers the ceded credit life and accident insurance for an agreed-upon fee. During 2015 and 2014, the Company received $223,994 and $242,327, respectively, of fee income associated with these reinsurance arrangements, which is recognized in the administrative and financial services segment in the preceding table in Note 9. Ceded claim reserves associated with these reinsurance arrangements at December 31, 2015 and 2014 were $1,396,448 and $1,544,874, respectively. Additionally, unearned premium reserves were reduced by $8,117,461 and $7,810,299 at December 31, 2015 and 2014, respectively, for credit-related reinsurance transactions. The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity and Life Insurance Company (Cayman) Ltd. Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $18,522,000 and $19,806,000 at December 31, 2015 and 2014, respectively. An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Investors Heritage Life coinsures policy obligations written through its relationship with Puritan Financial Group to Puritan Life Insurance Company of America (“Puritan”). This reinsurance agreement was terminated with respect to new business effective July 31, 2015, after which time the Company now maintains 100% of direct new business produced under the marketing agreement. Benefit reserves ceded to Puritan and included in the amounts recoverable from reinsurers approximated $18,261,000 and $16,931,000 at December 31, 2015 and 2014, respectively. Puritan maintains a trust account in Kentucky to secure Investors Heritage Life's ceded benefit obligations.

Investors Heritage Life assumes 75% of the risks on certain policies sold by Puritan and Sterling Investors Life Insurance Company. The products being assumed are identical to the Heritage Solution and Heritage Provider products currently being written by Investors Heritage Life. However, these reinsurance arrangements allow us to participate in the profitability of these products in certain states where we are not currently marketing. These reinsurance agreements were also terminated with respect to new business effective July 31, 2015. Premiums assumed under these agreements totaled approximately $753,000 and $3,310,000 for the years ended December 31, 2015 and 2014, respectively. Benefit reserves assumed under these agreements totaled approximately $11,267,000 and $10,991,000 at December 31, 2015 and 2014, respectively.

Reinsurance ceded and assumed amounts included in the consolidated statements of income are as follows:

	2015	2014

Premiums ceded	$12,511,080	$13,687,074
Premiums assumed	781,863	3,346,657
Commission and expense allowances	4,457,058	3,443,836
Benefit recoveries	8,414,608	7,703,390

The Company remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 11 – Other Comprehensive Income

The following tables present the pretax components of the Company’s other comprehensive income, and the related income tax expense (benefit) for each component, for the years ended December 31, 2015 and 2014.

	Year Ended December 31, 2015
		Income Tax
		Expense
	Pretax	(Benefit)	Net of Tax
Other comprehensive loss:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding losses arising during period	$(17,074,720)	$(5,805,405)	$(11,269,315)
Reclassification adjustment for gains included in income	(735,567)	(250,093)	(485,474)
Adjustment for effect of deferred acquisition costs	462,249	157,165	305,084
Net unrealized losses on investments	(17,348,038)	(5,898,333)	(11,449,705)
Change in defined benefit pension plan:
Actuarial net loss on pension plan	(1,515,949)	(515,422)	(1,000,527)
Amortization of actuarial net loss in net periodic pension cost	762,233	259,159	503,074
Net change in defined benefit pension plan	(753,716)	(256,263)	(497,453)

Total other comprehensive loss	$(18,101,754)	$(6,154,596)	$(11,947,158)

	Year Ended December 31, 2014
		Income Tax
		Expense
	Pretax	(Benefit)	Net of Tax
Other comprehensive income:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding gains arising during period	$12,863,346	$4,356,021	$8,507,325
Reclassification adjustment for gains included in income	(710,632)	(224,098)	(486,534)
Adjustment for effect of deferred acquisition costs	(293,231)	(99,699)	(193,532)
Net unrealized gains on investments	11,859,483	4,032,224	7,827,259
Change in defined benefit pension plan:
Actuarial net loss on pension plan	(3,231,218)	(1,098,614)	(2,132,604)
Amortization of actuarial net loss in net periodic pension cost	390,413	132,740	257,673
Net change in defined benefit pension plan	(2,840,805)	(965,874)	(1,874,931)

Total other comprehensive income	$9,018,678	$3,066,350	$5,952,328

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The change in the components of the Company’s accumulated other comprehensive income for the years ended December 31, 2015 and 2014 are as follows:

	Unrealized Gains	Defined	Accumulated
	(Losses) on	Benefit	Other
	Available-For-Sale	Pension	Comprehensive
	Securities	Plans	Income
For the year ended December 31, 2015:
Beginning balance	$17,743,407	$(5,039,088)	$12,704,319
Other comprehensive loss before reclassifications	(10,964,231)	(1,000,527)	(11,964,758)
Amounts reclassified from accumulated other comprehensive income	(485,474)	503,074	17,600
Net current period other comprehensive loss	(11,449,705)	(497,453)	(11,947,158)
Ending balance	$6,293,702	$(5,536,541)	$757,161

For the year ended December 31, 2014:
Beginning balance	$9,916,148	$(3,164,157)	$6,751,991
Other comprehensive income (loss) before reclassifications	8,313,793	(2,132,604)	6,181,189
Amounts reclassified from accumulated other comprehensive income	(486,534)	257,673	(228,861)
Net current period other comprehensive income (loss)	7,827,259	(1,874,931)	5,952,328
Ending balance	$17,743,407	$(5,039,088)	$12,704,319

The following table presents the pretax and the related income tax components of the amounts reclassified from the Company’s accumulated other comprehensive income to the Company’s consolidated statement of income for the years ended December 31, 2015 and 2014.

	Year Ended December 31,
Reclassification Adjustments	2015	2014
Unrealized gains on available-for-sale securities:
Realized gains on sale of securities (a)	$735,567	$710,632
Income tax expense (c)	(250,093)	(224,098)
Net of tax	485,474	486,534

Defined benefit pension plans:
Amortization of actuarial net loss (b)	(762,233)	(390,413)
Income tax benefit (c)	259,159	132,740
Net of tax	(503,074)	(257,673)

Total reclassifications for the period	$(17,600)	$228,861

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

 BOARD OF DIRECTORS

HARRY LEE WATERFIELD II	Chairman of the Board President Chief Executive Officer	Executive Committee Finance Committee Nominating Committee Frankfort, Kentucky

GEORGE R. BURGESS, JR.	Executive Committee Nominating Committee Frankfort, Kentucky	ROBERT M. HARDY, JR.	Executive Vice President, General Counsel Executive Committee Finance Committee Frankfort, Kentucky

HAROLD G. DORAN, JR.	Audit Committee Executive Committee Finance Committee Murray, Kentucky	DAVID W. REED	Audit Committee Nominating Committee Gilbertsville, Kentucky

GORDON C. DUKE	Audit Committee Finance Committee Frankfort, Kentucky	HELEN S. WAGNER	Executive Committee Nominating Committee Daniel Island, South Carolina

MICHAEL F. DUDGEON, JR.	Finance Committee Frankfort, Kentucky

CORPORATE OFFICERS

RAYMOND L. CARR	Executive Vice President, Chief Operating Officer Frankfort, Kentucky	JANE S. JACKSON	Corporate Secretary Frankfort, Kentucky

LARRY J. JOHNSON II, CPA	Vice President, Chief Financial Officer Frankfort, Kentucky	SHANE S. MITCHELL, CPA	Treasurer Frankfort, Kentucky

MOUNTJOY CHILTON MEDLEY LLP	Independent Registered Public Accounting Firm Louisville, Kentucky

ANNUAL MEETING	The 2016 annual meeting of shareholders of Investors Heritage Capital Corporation is scheduled for 11:00 a.m. on May 12, 2016 at the Company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K	A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.investorsheritage.com or upon request to the Secretary.

TRANSFER AGENT	Investors Heritage Life Insurance Company Stock Transfer Department P.O. Box 717 Frankfort, KY 40602-0717 Phone: 800.422.2011 502.209.1009