Form 10-K, Exhibit 13
period 2016-12-31
Investors Heritage Capital Corp
filed 2017-03-22
CIK 55362

Exhibit 13

Investors Heritage
Capital Corporation

2016 Annual Review

table of contents

2	Letter To Our Stockholders

4	management’s discussion and analysis

21	management’s report on internal control over financial reporting

22	report of independent registered public accounting firm

23	consolidated financial statements

28	notes to consolidated financial statements

58	corporate information

LETTER

TO OUR STOCKHOLDERS

Last year was a productive and busy year for our companies. All of this led to positive financial gains from operations for both Investors Heritage Capital Corporation (IHCC) and its wholly owned subsidiary, Investors Heritage Life Insurance Company (Investors Heritage Life). Net income for IHCC was $2,660,801 for 2016 compared to $1,036,716 in 2015. Investors Heritage Life had statutory net income of $2,073,521 in 2016 compared to $1,267,672 in 2015. IHCC stockholders’ equity increased approximately $7,000,000 to $56,184,945 and Investors Heritage Life’s statutory capital and surplus increased 22% to $25,958,039. A dividend of $0.25 per share was declared by the Board of Directors on March 16, 2017 to be paid to stockholders on April 7, 2017. These are just some of the financial highlights and I encourage you to read Management’s Discussion and Analysis.

Our primary sales segments, preneed sales through funeral homes and sales of final expense life insurance, increased 10.8% in 2016 following an increase of 4.5% in 2015. We are very encouraged by the activity, results and direction of our preneed and final expense sales.

In February 2016, we introduced a new target marketing cooperative program for our funeral home clients. This program allows us to provide our clients with customizable direct mail campaigns, lead and sales tracking information, as well as return on investment reports. This program contributed to the preneed sales increase we experienced in 2016.

In January 2017, Investors Heritage Life was endorsed as the “Preferred Preneed Provider” by the Tennessee Funeral Security, Inc. and the Tennessee Funeral Directors Association (TFSI / TFDA). Creative thinking by our Company, our Tennessee field managers and the TFSI / TFDA led to a plan structured to benefit all by increasing preneed sales in Tennessee. Sales in Tennessee have grown substantially over the past two years and we hope this endorsement will lead to new and productive relationships with additional funeral homes.

Our Third Party Administration (TPA) of non-affiliated companies continues to be a strong revenue source, with income growth of 8.4% in 2016. This would not be possible without an outstanding home office staff and strong administrative systems. Jim Smith was hired in April, 2004 to find non-affiliated clients and oversee the TPA program. Jim is also a key in many of our investment programs. He was promoted to Vice President, Corporate Development in 2016.

We had several additional personnel changes during the year including retirements and promotions. Lewis Rogers, Vice President, Information Services retired after 29 years with the Company. Lewis’ leadership of the Information Services Department kept our systems running and our Company in a position to provide great service to our clients. We wish Lewis and his wife, Valerie, all the best in their retirement to the lakes area of Western Kentucky. The department continues in good hands under the leadership of Andrew Moore. Andrew has been with us since June, 2004 and was promoted from Assistant Vice President to Vice President upon Lewis’ retirement. Andrew has been an integral part of the development and success of the department.

Jeff Crippen joined the Company in January 2013 as Vice President, Agency. We appreciate Jeff’s work, bringing new ideas and markets to us. He helped us to increase sales in our primary markets and gain access to a market new to us, association group life. We value all Jeff brought to us and wish him and Charlotte the best in the future.

Jeff was succeeded as Vice President, Agency by my son, Garth Waterfield. Garth has grown up in this Company, particularly the sales side of the organization. Garth joined Investors Heritage Life as a full-time employee in July 2011 after several years in the thoroughbred horse industry. In preparation to lead the Agency Department he served as Agency Support from 2011 – 2012, Assistant to the President from 2012-2013 and as Director of Agency Sales and Support under Jeff.

LETTER

TO OUR STOCKHOLDERS

Two excellent department heads were promoted in 2016. Robin Bowman was promoted from Director to Vice President, Benefit Payments Department. Robin has been an invaluable member of our organization since joining the Company in January 1983. Robin and her department are a critical part of our customer service, providing careful and thoughtful service and prompt payments of benefits to policy beneficiaries.

Kate Andry Montgomery had a special 2016. She was promoted to Vice President, Policyholder Services, and also became a mother. Kate has been an outstanding employee since joining us in October 2004. The Policyholder Service department has the most direct contact with our policyholders and I am proud to say they consistently provide a high level of professional and compassionate service.

Our longtime manager for the western half of North Carolina, Joe Beeson, passed away on June 10, 2016 at age 88. Joe joined us in 1976 after we assumed a block of business from a company he had represented. Joe and his wife, Louise, have two sons, a daughter and several loving grandchildren and great-grandchildren. Joe was a true gentlemen and Louise is equally gracious and elegant. We were blessed to be able to work with Joe for so many years. Our best always to Louise and her family.

Our people are the reason for our success. The hard work and dedication of our sales personnel in the field and our home office administration and staff is sincerely appreciated. Our Board of Directors is diligent in carrying out their duty of providing oversight and advising management in operation of the Company. All associated with our organization take our obligation to our stakeholders seriously and pledge to continue to run a well managed organization for all of our stockholders, clients, employees and sales personnel.

Respectfully submitted,

Harry Lee Waterfield II

Chairman, Chief Executive Officer

MANAGEMENT’S

DISCUSSION & ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Investors Heritage Capital Corporation (“Investors Heritage Capital”) and its subsidiaries (collectively referred to as “we”, “us”, “our” or the “Company”) as of and for the year ended December 31, 2016, as compared with the year ended December 31, 2015. This supplementary financial information should be read in conjunction with the consolidated financial statements and related notes, all of which are integral parts of the following analysis of our results of operations and financial position.

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

We currently market two products geared toward wealth preservation in the senior market – the Heritage Solution, a single premium life policy, and the Heritage Provider, a ten-pay whole life and single premium immediate annuity combination. These products are currently being sold through our partnership with Puritan Financial Group and are being underwritten and issued using a third party underwriter with significant experience in that market. Premiums are generated through a combination of direct sales of these products in addition to reinsurance assumed through sales by Puritan Life Insurance Company of America and Sterling Investors Life Insurance Company of identical products in certain states where we are not currently marketing. Prior to July 31, 2015, we ceded 25% of new business generated under our marketing agreement to Puritan Life Insurance Company of America, and we assumed 75% of the risks associated with sales by both Puritan Life Insurance Company of America and Sterling Investors Life Insurance Company. These reinsurance agreements were terminated with respect to new business effective July 31, 2015, after which time we retain 100% of the direct new business produced under our marketing agreement.

We continue to actively market an association group term product. This product provides a monthly renewable term benefit and is being marketed to various association groups.

Effective September 30, 2016, we entered into a 100% coinsurance agreement with Southland National Insurance Corporation (“SNIC”) whereby we ceded an existing block of deferred fixed annuities to SNIC. The total liabilities reinsured as of September 30, 2016 were approximately $44,024,000 and deferred acquisition costs associated with this block were approximately $329,000. We transferred cash to SNIC under the agreement totaling approximately $41,921,000. In order to generate cash, we sold fixed maturity securities generating pre-tax net realized capital gains totaling approximately $880,000. In accordance with GAAP guidance, the initial ceding commission received on this transaction was deferred and will be recognized into income over the expected life of the reinsurance contract, which is 20 years. The initial ceding commission, net of tax, was $1,471,858 and is presented separately on the balance sheet as deferred revenue on reinsurance ceded. We recognized $40,211 of income associated with the amortization of the deferred revenue during 2016. Under the terms of the reinsurance agreement, we will continue to administer this business and will be paid administrative fees by SNIC. SNIC will also maintain a trust account further securing the statutory liabilities ceded.

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

Investors Heritage Life continues to market its third party administrative (“TPA”) services as an additional revenue source. These agreements, for various levels of administrative services on behalf of each company, generate fee income for Investors Heritage Life. We currently have five TPA clients, which includes the addition of one new life insurance company client during September 2016, for which we provide tailored services to meet each client’s individual business needs. Two life insurance holding company clients terminated their agreements effective October 1, 2015 in order to begin performing that work in-house. We have been able to perform our TPA services using existing in-house resources.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

Our fixed maturities are Level 2 instruments, for which the fair value is derived from readily available pricing services utilizing recent trades and broker information. Certain liquid equity securities are considered Level 1 instruments and are valued based on publicly available market quotes in an active market. We hold $448,000 in Level 3 financial instruments, comprising 0.1% of our total investments carried at fair value. Fair value for these instruments is derived from unobservable inputs such as non-binding broker quotes and internal models using unobservable assumptions about market participants.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

Employee Benefit Plans

We maintain a defined benefit retirement plan on behalf of our employees. Measurement of the future benefit obligations associated with this plan involves significant judgment, particularly in regard to the expected long-term rate of return on plan assets and the current discount rate used to calculate the present value of future obligations. The long-term rate of return for plan assets is determined based on an analysis of historical returns on invested assets, anticipated future fixed income, equity investment markets, and diversification needs. Long-term trends are evaluated relative to current market factors such as inflation, interest rates and investment strategies, including risk management, in order to assess the assumptions as applied to the plan. The discount rate utilized is determined based on reviews of market indices commonly used to measure such liabilities in the industry. Changes in our assumptions can significantly impact the accrued pension liability and net periodic benefit cost recorded in the consolidated financial statements. Additionally, funding of plan liabilities is sensitive to changes in investment returns as well as regulatory changes, which can significantly impact our consolidated financial statements. We continually monitor the performance of plan assets and growth in liabilities and funding necessities, utilizing independent and experienced consultants to assist in plan management.

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

At December 31, 2016, our unfunded status with respect to our defined benefit pension plan was $6,021,264, compared to an unfunded status of $6,075,376 at December 31, 2015. This improvement in the funded status is due primarily to the performance of plan assets for the year ended December 31, 2016. The estimated net loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2017 is approximately $677,000. We currently expect to contribute $360,000 to our plan during 2017, although this contribution is subject to change based on the results of current year funding analyses to be performed by plan actuaries.

New Accounting Pronouncements

In July 2015, the FASB issued guidance regarding employee benefit accounting. The guidance is divided into three parts. First, the guidance requires a pension plan to use contract value as the only required measure for fully benefit-responsive investment contracts. Second, the guidance simplifies and increases the effectiveness of the investment disclosure requirements for employee benefit plans. Third, the guidance provides benefit plans with a measurement date practical expedient. This guidance is effective for fiscal years beginning after December 15, 2015. The adoption of this guidance did not have a material impact on our consolidated financial statements.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

In February 2016, the FASB issued updated lease accounting guidance that provides new requirements for leases to be recognized in the financial statements. In general, the guidance requires the lessee to recognize liabilities on the balance sheet for the obligation to make lease payments and an asset for the right to use the underlying assets for the lease term.  There is a differentiation between finance leases and operating leases for the lessee in the statements of operations and cash flows.  Finance leases recognize interest on the lease liability separately from the right to use the asset whereas an operating lease recognizes a single lease cost allocated over the lease term on a generally straight-line basis.  All cash payments are within operating activities in the statement of cash flows except finance leases classify repayments of the principal portion of the lease liability within financing activities. The updated guidance is to be applied using a modified retrospective approach effective for annual and interim periods beginning after December 15, 2018.  Early adoption is permitted.  The adoption of this guidance is not expected to have a material effect on our consolidated financial statements.

In June 2016, the FASB issued new guidance for the accounting for credit losses on financial instruments. A new model, referred to as the current expected credit losses model, requires an entity to determine credit-related impairment losses for financial instruments held at amortized cost and to estimate these expected credit losses over the life of an exposure (or pool of exposures). The estimate of expected credit losses should consider historical and current information, reasonable and supportable forecasts, as well as estimates of prepayments. The estimated credit losses, and subsequent adjustment to loss estimates, will be recorded through an allowance account which is deducted from the amortized cost of the financial instrument, with the offset recorded in current earnings. The guidance also modifies the impairment model for available-for-sale debt securities. The new model will require an estimate of expected credit losses only when the fair value is below the amortized cost of the asset, thus the length of time the fair value of an available-for-sale debt security has been below the amortized cost will no longer affect the determination of whether a credit loss exists. In addition, credit losses on available-for-sale debt securities will be limited to the difference between the security’s amortized cost basis and its fair value. The updated guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for periods beginning after December 15, 2018. We are currently evaluating the impact of the adoption of this guidance on our financial position and results of operations.

In August 2016, the FASB issued new guidance that clarifies the classification of certain cash receipts and payments in the statement of cash flows under eight different scenarios including, but not limited to: (i) debt prepayment or debt extinguishment costs; (ii) proceeds from the settlement of corporate-owned life insurance policies including bank-owned life insurance policies; (iii) distributions received from equity method investees; and (iv) separately identifiable cash flows and application of the predominance principle. This guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of this guidance on our statement of cash flows.

All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent to the Company at this time or were not expected to have a material impact to the consolidated financial statements.

MANAGEMENT’S

DISCUSSION & ANALYSIS

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

OPERATING RESULTS

Consolidated Operations

Consolidated revenues decreased approximately $2,616,000 during 2016. This decrease was primarily driven by a decrease in net premiums of approximately $3,441,000, or 7.8%, during 2016. The decrease was due to lower direct and assumed premiums relative to the senior wealth transfer product offerings compared to the prior period.

Net investment income increased approximately $171,000, or 0.8%, during 2016 due primarily to increased investment income generated by our investments in residential mortgage loans and state-guaranteed receivables, which were partially offset by a reduction in income associated with fixed maturities. The reduction in investment income from fixed maturities resulted from the sale of approximately $41,779,000 in fixed maturities near the end of the third quarter of 2016 to fund the new annuity reinsurance agreement with SNIC. Our mortgage loan portfolio and investments in state-guaranteed receivables both provide greater investment yields than the current fixed maturity market. New fixed maturity investments with lower yields continue to put downward pressure on our investment income. We continue to seek high quality investments while considering alternative investments that can be used to enhance future investment income.

Net realized gains were $1,556,122 and $818,705 during 2016 and 2015, respectively. The 2016 net realized gains resulted from a combination of the capital gains attributable to the strategic sale of certain bonds to fund the SNIC reinsurance agreement, capital gains generated earlier in 2016 as a result of an effort to reduce single issuer exposure levels, and realized gains on the real estate common stock portfolio. The 2015 realized gains primarily resulted from capital gains taken on common stocks. During 2016, we recognized one other-than-temporary impairment totaling $118,267 on a real estate common stock which we continue to hold. We experienced no other-than-temporary impairments during the year ended December 31, 2015.

MANAGEMENT’S

DISCUSSION & ANALYSIS

Other income decreased approximately $83,000, or 4.7%, during 2016. This decrease is primarily due to the fact that we received net life insurance proceeds on one of our company-owned life insurance policies totaling approximately $203,000 during 2015. During 2016, we received no life insurance proceeds under such policies. This reduction was partially offset by increased third party administrative fees based on increased policy counts and service needs for our life insurance company clients as well as the addition of a new life insurance company client during September 2016.

Total benefits and expenses decreased approximately $4,704,000, or 7.0%, during 2016. This decrease is primarily driven by reduced death benefits due to more favorable mortality experience in comparison to the prior period, a reduction in the increase in reserves and commissions associated with our lower new premium volume as well as cost savings generated in our general and administrative expenses.

After providing for federal income taxes, our net income was $2,660,801 with net income per share of $2.39 for 2016 as compared to net income of $1,036,716 and net income per share of $0.93 for 2015.

We declared a dividend of $0.21 per share on February 11, 2016 to shareholders of record on March 18, 2016. This dividend was paid on April 7, 2016. We declared a dividend of $0.21 per share on February 12, 2015 to shareholders of record on March 20, 2015. This dividend was paid on April 7, 2015.

Preneed & Burial Products

Revenues for the preneed and burial products business segment increased approximately $3,351,000, or 6.9%, in 2016 compared to 2015. This increase was predominantly due to stronger sales of our preneed products driven both by sales within existing relationships as well as new agent relationships coupled with increased investment income and realized gains in comparison to the prior period. Our pre-tax income increased approximately $2,478,000 in 2016, resulting in pre-tax income of approximately $1,982,000. This increase was primarily due to the previously mentioned revenue increases along with more favorable mortality experience in comparison to the prior period.

The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production
First Year and Single
Year Ended December 31

	2016	2015
Kentucky	$8,412,558	$7,172,554
North Carolina	6,836,499	6,861,083
Tennessee	5,255,623	4,465,024
Georgia	2,136,317	2,355,569
Virginia	1,956,036	1,769,661
Ohio	1,666,521	1,570,985
Indiana	1,316,455	1,033,919
Illinois	607,064	417,525
Michigan	566,674	479,093
South Carolina	547,206	548,890
All Other States	818,550	916,187
TOTAL	$30,119,503	$27,590,490

MANAGEMENT’S

DISCUSSION & ANALYSIS

We currently market the Legacy Gold and Heritage Final Expense products within this segment. The Legacy Gold life insurance and annuity product series is sold in the preneed market in conjunction with prearranged funerals. The Legacy Gold series includes both single premium and multi-pay policies, and both underwritten and guaranteed issue options are available. The Heritage Final Expense product is a non-participating whole life insurance product with simplified underwriting, sold in the final expense market.

Traditional & Universal Life Products

Revenues for 2016 decreased approximately $5,690,000, or 34.0%, while pre-tax income decreased approximately $238,000. The decrease in revenue and pre-tax income was primarily due to the reduction in direct and assumed premiums generated from the senior wealth preservation product offerings in comparison to the prior year, as further discussed below.

Within this segment, we currently market two products geared toward wealth preservation in the senior market – the Heritage Solution, a single premium life policy, and the Heritage Provider, a ten-pay whole life and single premium immediate annuity combination. These products are currently being sold through our partnership with Puritan Financial Group and are being underwritten and issued using a third party underwriter with significant experience in that market. Prior to January 1, 2013, this business was being reinsured under a 50% coinsurance arrangement with Puritan Life Insurance Company of America. Effective January 1, 2013, this coinsurance agreement was amended to reinsure 25% of new business. This reinsurance agreement was terminated with respect to new business effective July 31, 2015, after which time we now retain 100% of new business being produced under the marketing agreement. The statutory reserves ceded under this agreement are secured by a trust account located within the Commonwealth of Kentucky. Premiums generated during the years ended December 31, 2016 and 2015 from this partnership totaled approximately $3,421,000 and $8,933,000, respectively.

Investors Heritage Life assumed 75% of the risks on certain policies sold by Puritan Life Insurance Company of America and Sterling Investors Life Insurance Company. The products being assumed are identical to the Heritage Solution and Heritage Provider products currently being written by Investors Heritage Life. However, these reinsurance arrangements allow us to participate in the profitability of these products in certain states where we are not currently marketing. These reinsurance agreements were also terminated with respect to new business effective July 31, 2015. Premiums assumed under these agreements totaled approximately $447,000 and $753,000 for the years ended December 31, 2016 and 2015, respectively.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

We utilize a combination of yearly renewable term reinsurance and coinsurance to cede life insurance coverage in excess of our desired retention limits. In recent years, we have maintained our retention limits in most cases at $25,000 per life, utilizing a combination of established product specific reinsurance treaties along with yearly renewable term treaties for policies where we had previously maintained more than this limit. At the end of the second quarter of 2016, we approved an increase in our individual life retention to $50,000 per life where allowable under our reinsurance agreements. We are in the process of evaluating and either replacing or modifying our existing individual life yearly renewable term reinsurance agreements in order to effect this increase in retention. We anticipate that this change will better align our retention with our current capital, reduce reinsurance costs and allow for us to retain a greater share of the anticipated profitability of our products.

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

In addition to credit administration, this segment includes fees generated relative to our third party administrative relationships. We currently provide tailored administrative services for five unaffiliated life insurance companies, which includes a new client added in September 2016. Services provided to each company vary based on their needs and can include some or all aspects of back-office accounting, actuarial services and policy administration. Two former life insurance holding company clients terminated their agreements effective October 1, 2015 in order to begin performing that work in-house.

Revenues for this segment increased approximately $112,000, or 8.3%, in 2016 while pre-tax income increased approximately $119,000. The increases in revenues and pre-tax income were primarily due to the addition of the one new client and the fact that our existing life insurance company clients experienced increased policy counts and additional service needs which resulted in an increase in our monthly fees. We were able to perform this additional work using in-house resources.

Corporate & Other

Corporate & other consists of corporate accounts measured primarily by stockholders’ paid-in capital, contributed surplus, earned surplus, property and equipment, corporate-owned life insurance and other minor business lines which include group annuities and group and individual accident and health products. Revenues from this segment decreased approximately $389,000, or 33.0%, in 2016, while pre-tax income decreased $271,000. The decreases in revenues and pre-tax income were primarily due to the mark-to-market adjustment on our investments in convertible options and decrease in net life insurance proceeds received under company-owned life insurance policies upon the death of covered employees and board members. For the years ended December 31, 2016 and 2015, the Company recognized income (loss) of approximately ($10,000) and $102,000, respectively, associated with the mark-to-market adjustment on our investments in convertible options. Additionally, the net life insurance proceeds received under company-owned life insurance policies totaled approximately $203,000 during 2015. We received no proceeds on these policies during 2016.

MANAGEMENT’S

DISCUSSION & ANALYSIS

During 2016, Investors Heritage Financial's revenues were approximately $148,000, up $8,000 compared to 2015. Investors Heritage Financial paid dividends to Investors Heritage Capital totaling $60,000 during 2016. Revenues from At Need Funding were approximately $65,000 in 2016, down $49,000 compared to 2015. At Need Funding paid no distributions to Investors Heritage Capital during 2016. Due to the retirement of a key employee at the end of 2015 and shifts in print demand, the Company had no ongoing operations within Investors Heritage Printing in 2016. Revenues from Investors Heritage Printing were approximately $122,000 in 2015. Investors Heritage Printing paid no dividends to Investors Heritage Capital during 2016. Revenues from all non-Investors Heritage Life sources constituted less than 1% of total consolidated revenues in 2016. Management continues to focus on the growth and profitability of Investors Heritage Financial and At Need Funding.

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

We maintain a sound, conservative investment strategy. As of December 31, 2016, 83.8% of our total invested assets consisted of fixed income securities, compared to 87.5% at December 31, 2015. At December 31, 2016 and 2015, our fixed income investments were 97.7% and 97.5% investment grade, respectively, as rated by Standard & Poor's. The Standard & Poor's average quality rating of our fixed income portfolio holdings as of December 31, 2016 was A. None of our fixed income investments are in default.

The fixed income portfolio is diversified among asset classes and industry sectors. At December 31, 2016 and 2015, the fixed income portfolio was allocated as follows:

	December 31
	2016	2015
U.S. corporate securities	57.8%	57.5%
Foreign government and corporate securities	14.3%	15.2%
Mortgage-backed securities	11.0%	11.2%
States and political subdivisions	10.8%	10.1%
U.S. government obligations	6.1%	5.9%
Asset-backed securities	0.0%	0.1%

The fixed maturities and equity securities within our portfolio were in a net unrealized gain position of approximately $16,827,000 at December 31, 2016 compared to a net unrealized gain position of approximately $9,785,000 at December 31, 2015. Please see Note 3 to the consolidated financial statements for additional information regarding these fair values.

MANAGEMENT’S

DISCUSSION & ANALYSIS

At December 31, 2016, 100% of our fixed maturity portfolio had a fair value to amortized cost ratio of greater than 80%, and 94.0% of our equity securities portfolio had a fair value to cost ratio of greater than 80%. At December 31, 2015, 97.4% of our fixed maturity portfolio had a fair value to amortized cost ratio of greater than 80%, and 93.4% of our equity securities portfolio had a fair value to cost ratio of greater than 80%. The improvements in these measures relative to fixed maturities is primarily due to rebounding commodity prices and economic environments particularly within the metals/mining and energy sectors. The improvement relative to equity securities is primarily due to market conditions within our real estate sector stocks.

During 2016, we recognized an other-than-temporary impairment on one real estate common stock totaling $118,267. While we continue to hold this security, there was no evidence to suggest that the security would recover in the near-term based on the financial outlook for the stock, the significance of the reduction in market value and the length of time that the stock has traded below its book value. We experienced no additional other-than-temporary impairments during 2016 or 2015.

The fixed income portfolio includes approximately $40,223,000 (at fair value) of non-U.S. Government mortgage-backed securities ("MBS"). MBS have historically added value to the portfolio and our outside investment advisor has provided the expertise to purchase MBS with confidence that the credit ratings have been properly analyzed and that the investment properly suits our asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions. Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored. Except for six commercial-backed mortgages totaling approximately $6,916,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs. Unlike most corporate or real estate debt, the primary concern with MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 31% of the total MBS portfolio. In accordance with relevant accounting guidance, when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows. The overall impact of the CMO’s variability in yields on the portfolio has not been significant in relation to the yield and cash flows of the total invested assets. More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO’s, such as those structured to share in residual cash flows. Except for two sequential pay CMO’s totaling approximately $5,244,000, the CMO’s held are either planned amortization class bonds or support class bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk. Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO’s.

Pass-throughs comprise the remainder of MBS owned, representing approximately 69% of the total MBS portfolio. Pass-throughs are FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

We continuously monitor the investment risk within our portfolio, including the risk associated with subprime lending with our CMO investments. As of December 31, 2016, we have no investments with any level of direct subprime exposure. Additionally, we have no Alt-A bond exposure within our current holdings.

MANAGEMENT’S

DISCUSSION & ANALYSIS

We have an investment advisory agreement with an independent third-party investment advisor to purchase common and preferred stocks in stable areas within the real estate sector. The investment advisor has a history of strong performance within these markets. The majority of these funds have been invested in a diversified assortment of regularly traded, exchange listed common stocks. As of December 31, 2016, the largest individual stock position within this sector had a fair value of approximately $440,000. We believe the unrealized losses in our common stock portfolio are temporary in nature given the credit quality of the issuers. We believe that these investments will generate positive future results by providing a slightly increased and fully managed exposure to equity markets.

Additionally, Investors Heritage Life engages in commercial and residential mortgage lending. As of December 31, 2016 and 2015, investments in commercial mortgage loans comprised 26.2% and 37.4%, respectively, of our mortgage portfolio. Our commercial mortgage loans are either originated in-house or through two mortgage brokers, are secured by first mortgages on the real estate and generally carry personal guarantees by the borrowers. Loan-to-value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required. We minimize credit risk in our mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, and reviewing larger mortgage loans on an annual basis.

As of December 31, 2016 and 2015, investments in residential mortgage loans comprised 73.8% and 62.6%, respectively, of our mortgage portfolio. We purchase single family residential mortgage loans through the secondary market. Each mortgage loan opportunity is reviewed individually, considering both the value of the underlying property and the credit worthiness of the borrower. We utilize third party servicers to administer these loans.

As of December 31, 2016, our average loan balance is $157,643 and the average loan-to-value is 61%. The largest loan currently held has a balance of $903,326. Our mortgage loans are spread across properties located in 26 states. At December 31, 2016 and 2015, 9.4% and 7.1% of invested assets consisted of mortgage loans, respectively.

The mortgage loan portfolio consists of the following property types:

	December 31
	2016	2015
Residential	73.8%	62.6%
Retail	17.9%	26.9%
Apartments	4.9%	5.3%
Office	1.2%	1.8%
Medical	1.1%	1.5%
Industrial	0.6%	1.2%
Other	0.5%	0.7%

We are familiar with our mortgage loan markets and given our low loan-to-value ratios, we do not believe that there is a significant risk of loss on our mortgage loan portfolio. We have been successful in adding value to the total investment portfolio through mortgage loan originations and secondary market purchases due to the fact that yields realized from the mortgage loan portfolio are generally higher than yields realized from fixed income investments. Value has also been added because the mortgage loan portfolio has consistently performed well. As of December 31, 2016 and 2015, we had no non-performing mortgage loans, loans on nonaccrual status, loans past due 90 days or more, loans in process of foreclosure, or restructured loans.

MANAGEMENT’S

DISCUSSION & ANALYSIS

We own certain investments in state-guaranteed receivables. These investments represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. As these payment streams are secured by the states themselves, a key function of our due diligence is the assessment of the states’ ability to meet these obligations. Additionally, each state generally withholds income tax from each payment for which we must file for reimbursement of such tax annually where allowable by law. We carry the state-guaranteed receivables at their amortized cost basis on the balance sheet. As of December 31, 2016, we held approximately $11,585,000 in state-guaranteed receivables, with the largest concentrations in the states of New York, Massachusetts and Georgia totaling approximately $3,446,000, $3,126,000 and $2,013,000, respectively. At December 31, 2016 and 2015, 2.6% and 1.6% of invested assets consisted of state-guaranteed receivables, respectively.

During the third quarter of 2015, with the assistance and under the active management of our external third party investment advisor, we began purchasing investments in convertible fixed maturity securities. Convertible securities feature an option allowing for a portion of the security to be converted into an equity position of the underlying issuer in exchange for a lower coupon rate. In accordance with FASB accounting guidance, this convertible feature must be bifurcated and reported separately on the balance sheet at fair value, with adjustments in fair value recognized in the income statement. Accordingly, the convertible options within our portfolio are reported as investments in convertible options on the balance sheet, and the mark-to-market adjustment associated with the changes in fair value of the convertible options are reported as gains (losses) on investments in convertible options as a component of net investment income. As of December 31, 2016 and 2015, the total fair value of our investments in convertible options was $983,950 and $957,405, respectively. For the years ended December 31, 2016 and 2015, we recognized gains (losses) on our investments in convertible options of ($9,850) and $102,342, respectively, relative to the mark-to-market adjustment. Additionally, we recognized net realized investment gains during 2016 and 2015 of $47,940 and $7,223, respectively, upon the exchange of convertible securities.

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

Our conservative approach to product development and the strength and stability of our fixed income and mortgage loan portfolios provide adequate liquidity both in the short-term and the long-term. Liquidity is also managed by laddering maturities of our fixed income portfolio. The average duration of our fixed income investments is 5.1 years with approximately $11,454,000 due within twelve months and approximately $106,475,000 due within the following four years. One of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management. As explained in detail in Note 1 to the consolidated financial statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

Effective November 25, 2016, Investors Heritage Capital renewed a line of credit agreement designated for the purpose of funding the purchase of agent debit balance receivables from Investors Heritage Life. These agent debit balance receivables may be purchased by Investors Heritage Capital at a discount with servicing retained by Investors Heritage Life. Borrowings under the line of credit are collateralized by the agent debit balances. The renewal reduces the line of credit to $1,000,000 with a new maturity date of November 25, 2018. This line of credit requires interest to be paid monthly at the prime rate, with a floor of 3.50%. We have not yet borrowed any amounts under this line of credit.

During the first quarter of 2015, we renewed the Investors Heritage Capital Corporation operating line of credit and the At Need Funding line of credit. The Investors Heritage Capital Corporation line of credit is for $150,000 with a maturity date of March 24, 2017. Interest is paid on this note monthly at the prime rate, with a floor of 3.25%. The At Need Funding line of credit is for $1,500,000 with a maturity date of March 24, 2017. Interest is paid on this note monthly at the prime rate, which is currently 3.75%. This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies. At December 31, 2016, the outstanding principal balance on the At Need Funding line of credit was $133,878. At December 31, 2016, there was no amount outstanding on the Investors Heritage Capital Corporation operating line of credit.

On November 5, 2012, we entered into a loan agreement to borrow $2,000,000 in order to fund a credit agreement to Puritan Financial Companies, Inc. On November 25, 2014, this note was amended to extend the maturity date to November 25, 2019 to correlate with an amendment to the Puritan promissory note and marketing agreement, as discussed further below. The amended loan agreement calls for interest to be paid quarterly at a rate of 0.25% under the prime rate. The note requires monthly principal payments of at least $15,000 beginning December 5, 2014 with a balloon payment upon maturity. There is no penalty for prepayment. This note is collateralized with 55,000 shares of Investors Heritage Life Insurance Company common stock. At December 31, 2016, the outstanding principal balance on the bank note was $837,973.

MANAGEMENT’S

DISCUSSION & ANALYSIS

The borrowed funds were utilized to fund a credit agreement to Puritan Financial Companies, Inc. for $2,000,000, with interest at a rate of 1.75% above the prime rate. The promissory note and the marketing agreement with Puritan Financial Group were amended on August 28, 2014 to extend the maturity date to August 28, 2019. These amendments allow the Company to withhold 15% of Puritan Financial’s earned commissions on certain products to pay down the note. Additionally, the amended note calls for quarterly payments of principal and interest and requires Puritan Financial to pay at least $400,000 annually toward the outstanding balance of the note from 2015 until the balance is paid in full. Any unpaid principal balance together with all accrued interest shall be due and payable with a balloon payment upon maturity. Under this credit agreement, Puritan Financial Companies, Inc. and its wholly-owned subsidiary Puritan Financial Group have committed to an increased level of new business production on behalf of the Company. Additionally, Puritan Financial Companies, Inc. has issued warrants for 2,000,000 shares of common stock to the Company in exchange for this funding. This note is further collateralized by all the stock and other assets of Puritan Financial Companies, Inc. and each of its affiliated companies. The outstanding balance on this note receivable, which is included within other invested assets on the balance sheet, was $893,915 and $1,450,830 at December 31, 2016 and 2015, respectively.

We are a member of the Federal Home Loan Bank of Cincinnati, Ohio by way of our investment in shares of their common stock. As a member, we have access to both short-term and long-term borrowings at below market rates. Borrowings under this program are collateralized by securities within our investment portfolio. To this point, we have not needed to access this borrowing capacity.

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement. Management has assessed our position as of December 31, 2016, and we are in compliance with all debt covenant requirements.

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

MANAGEMENT’S

DISCUSSION & ANALYSIS

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life increased approximately $4,756,000 in 2016. The increase in statutory capital and surplus in 2016 is due primarily to net income, the statutory unamortized ceding commission totaling $1,732,130 generated as a result of the reinsurance agreement with SNIC, and an increase in unrealized gains on our common stock portfolio. Investors Heritage Life produced statutory net income of approximately $2,074,000 and $1,268,000 in 2016 and 2015, respectively. For additional discussion on statutory accounting practices refer to Note 8 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements as of December 31, 2016.

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

Management has assessed our internal control over financial reporting as of December 31, 2016. The standard measures adopted by management in making its evaluation are the measures in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based upon its assessment, management has concluded that our internal control over financial reporting is effective at December 31, 2016, and that there were no material weaknesses in our internal control over financial reporting as of that date.

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

REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Investors Heritage Capital Corporation

We have audited the accompanying consolidated balance sheets of Investors Heritage Capital Corporation (“the Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Investors Heritage Capital Corporation as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mountjoy Chilton Medley LLP

Louisville, Kentucky

March 22, 2017

 INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS
Investments:
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2016 - $350,585,324; 2015 - $399,525,617)	$366,347,999	$409,146,807
Equity securities (cost: 2016 - $7,691,597; 2015 - $7,452,666)	8,756,068	7,616,789
Mortgage loans on real estate	41,302,392	33,174,131
Policy loans	6,336,277	6,702,911
State-guaranteed receivables	11,584,681	7,692,959
Investments in convertible options	983,950	957,405
Other invested assets	1,951,830	2,379,451
Total investments	437,263,197	467,670,453
Cash and cash equivalents	3,297,917	3,619,663
Accrued investment income	4,433,680	5,149,612
Due premiums	2,768,774	2,946,218
Deferred acquisition costs	15,712,181	17,237,522
Value of business acquired	155,264	225,276
Leased property under capital leases	75,841	381,432
Property and equipment	915,494	909,151
Cash value of company-owned life insurance	13,855,560	13,191,773
Other assets	2,435,867	2,374,292
Amounts recoverable from reinsurers	98,444,173	56,332,692
Total assets	$579,357,948	$570,038,084

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$492,963,963	$493,369,378
Unearned premium reserves	8,100,042	8,119,385
Policy claims	2,637,220	2,584,088
Liability for deposit-type contracts	3,351,107	3,400,836
Reserves for dividends and endowments and other	384,401	388,193
Total policy liabilities	507,436,733	507,861,880
Deferred federal income tax liability	3,256,943	1,105,776
Obligations under capital leases	72,209	377,259
Notes payable	971,851	1,433,448
Accrued pension liability	6,021,264	6,075,376
Deferred revenue on reinsurance ceded	1,431,647	-
Other liabilities	3,982,356	3,933,343
Total liabilities	523,173,003	520,787,082

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2016 - 1,106,351; 2015 - 1,117,647)	1,106,351	1,117,647
Paid-in surplus	8,913,360	8,913,360
Accumulated other comprehensive income	5,493,892	757,161
Retained earnings	40,671,342	38,462,834
Total stockholders' equity	56,184,945	49,251,002
Total liabilities and stockholders' equity	$579,357,948	$570,038,084

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

REVENUE
Premiums and other considerations	$51,715,510	$56,864,702
Premiums ceded	(10,803,281)	(12,511,080)
Net premiums	40,912,229	44,353,622

Investment income, net of expenses	21,408,232	21,237,313
Net realized gains (losses) on investments:
Other-than-temporary impairment losses	(118,267)	-
Other net realized investment gains	1,674,389	818,705
Total net realized gains on investments	1,556,122	818,705
Other income	1,684,255	1,767,071
Total revenue	65,560,838	68,176,711

BENEFITS AND EXPENSES
Death and other benefits	42,767,646	44,305,739
Guaranteed annual endowments	392,142	404,466
Dividends to policyholders	293,563	332,063
Increase in benefit reserves and unearned premiums	4,235,260	6,739,357
Acquisition costs deferred	(4,923,682)	(6,030,513)
Amortization of deferred acquisition costs	5,907,926	7,103,147
Commissions	3,091,836	3,537,009
Other general and administrative expenses	10,804,013	10,881,337
Total benefits and expenses	62,568,704	67,272,605

INCOME BEFORE FEDERAL INCOME TAXES	2,992,134	904,106

PROVISION (BENEFIT) FOR FEDERAL INCOME TAXES
Current	620,300	392,468
Deferred	(288,967)	(525,078)
Total federal income taxes	331,333	(132,610)

NET INCOME	$2,660,801	$1,036,716

BASIC AND DILUTED NET EARNINGS PER SHARE	$2.39	$0.93

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015

NET INCOME	$2,660,801	$1,036,716

OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during period	8,550,015	(17,074,720)
Reclassification adjustment for gains included in income	(1,508,182)	(735,567)
Adjustment for effects of deferred acquisition costs	(211,683)	462,249
Net unrealized gains (losses) on investments	6,830,150	(17,348,038)
Change in defined benefit pension plan:
Actuarial net loss on pension plan	(390,459)	(1,515,949)
Amortization of actuarial net loss in net periodic pension cost	737,174	762,233
Net change in defined benefit pension plan	346,715	(753,716)

Other comprehensive income (loss) before income taxes	7,176,865	(18,101,754)

Income tax expense (benefit)	2,440,134	(6,154,596)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAXES	4,736,731	(11,947,158)

COMPREHENSIVE INCOME (LOSS)	$7,397,532	$(10,910,442)

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

			Accumulated
			Other		Total
	Common	Paid-in	Comprehensive	Retained	Stockholders'
	Stock	Surplus	Income	Earnings	Equity

BALANCE, JANUARY 1, 2015	$1,123,980	$8,908,243	$12,704,319	$37,799,944	$60,536,486

Net income	-	-	-	1,036,716	1,036,716
Other comprehensive loss, net	-	-	(11,947,158)	-	(11,947,158)
Cash dividends	-	-	-	(236,035)	(236,035)
Repurchases of common stock, net	(6,333)	5,117	-	(137,791)	(139,007)
BALANCE, DECEMBER 31, 2015	$1,117,647	$8,913,360	$757,161	$38,462,834	$49,251,002

Net income	-	-	-	2,660,801	2,660,801
Other comprehensive income, net	-	-	4,736,731	-	4,736,731
Cash dividends	-	-	-	(234,706)	(234,706)
Repurchases of common stock, net	(11,296)	-	-	(217,587)	(228,883)
BALANCE, DECEMBER 31, 2016	$1,106,351	$8,913,360	$5,493,892	$40,671,342	$56,184,945

See Notes to Consolidated Financial Statements.

INVESTORS HERITAGE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

	2016	2015
OPERATING ACTIVITIES
Net income	$2,660,801	$1,036,716
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net realized gains on investments	(1,556,122)	(818,705)
Deferred federal income tax benefit	(288,967)	(525,078)
Amortization of deferred acquisition costs	5,907,926	7,103,147
Acquisition costs deferred	(4,923,682)	(6,030,513)
Net adjustment for premium and discount on investments	(1,032,323)	(185,671)
Depreciation and other amortization	446,431	599,638
Change in value of convertible options	9,850	(102,342)
Changes in operating assets and liabilities:
Accrued investment income	715,932	41,128
Due premiums	177,444	270,918
Cash value of company-owned life insurance	(663,787)	(749,940)
Amounts recoverable from reinsurers	(42,111,481)	(421,699)
Benefit reserves	2,441,015	7,126,305
Policy claims	53,132	(237,018)
Liability for deposit-type contracts	(49,729)	(31,957)
Reserves for dividends and endowments and other	(3,792)	(3,246)
Deferred revenue on reinsurance ceded	1,801,272	-
Other assets and other liabilities	(7,760)	(498,817)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(36,423,840)	6,572,866
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(30,622,950)	(33,893,271)
Sales of available-for-sale securities	55,905,616	8,115,128
Maturities of available-for-sale securities	25,394,796	29,085,575
Acquisitions of mortgage loans on real estate	(20,695,767)	(12,240,031)
Payments of mortgage loans on real estate	12,470,604	8,619,349
Purchases of state-guaranteed receivables	(4,193,203)	-
Payments of state-guaranteed receivables	962,790	769,540
Purchases of convertible options	(124,882)	(1,016,251)
Sales and exchanges of convertible options	136,426	168,415
Net change in receivable for securities	(17,250)	-
Net reductions in other investments	794,255	853,979
Net additions to property and equipment	(117,382)	(259,089)
NET CASH PROVIDED BY INVESTING ACTIVITIES	39,893,053	203,344
FINANCING ACTIVITIES
Policyholder account deposits	3,926,994	4,486,920
Policyholder account withdrawals	(6,792,767)	(8,064,164)
Payments on notes payable	(2,808,654)	(3,877,673)
Proceeds from notes payable	2,347,057	2,802,545
Dividends paid	(234,706)	(236,035)
Repurchases of common stock, net	(228,883)	(139,007)
NET CASH USED IN FINANCING ACTIVITIES	(3,790,959)	(5,027,414)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(321,746)	1,748,796
Cash and cash equivalents at beginning of year	3,619,663	1,870,867
CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,297,917	$3,619,663

SUPPLEMENTAL INFORMATION
Cash paid during year for federal income taxes	$567,698	$213,671

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

The Company's operations involve the sale and administration of various insurance and annuity products, including, but not limited to, participating and non-participating whole life, limited pay life, universal life, annuity contracts, credit life, credit accident and health and group insurance policies. Investors Heritage Life is currently licensed in 35 states. The principal markets for the Company's products are in Kentucky, North Carolina, Tennessee, Georgia, Ohio, Virginia, Indiana, Michigan, Texas, South Carolina, Pennsylvania and Illinois.

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

Value of Business Acquired: Value of business acquired represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition of a block of policies. Amortization of value of business acquired recognized in 2016 and 2015 totaled $70,012 and $75,761, respectively. Accumulated amortization was $766,092 and $696,080 at December 31, 2016 and 2015, respectively. Estimated annual amortization will be approximately $63,000, $44,000, $13,000, $8,000, and $7,000 in 2017 through 2021, respectively.

Property and Equipment: Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method. Accumulated depreciation on property and equipment was $4,072,622 and $3,991,112 at December 31, 2016 and 2015, respectively.

Capital Leases: During 2016, the Company entered into no new capital leases. During 2015, the Company entered into one new capital lease totaling $184,100 at inception. Total lease payments for 2016 and 2015 relating to previously existing capital leases were $319,762 and $395,024, respectively. Future minimum lease payments for 2017 and 2018 are $74,034 and $6,259, respectively. The present value of net minimum lease payments at December 31, 2016 was $72,209, which is equal to the total future minimum lease payments of $80,292 less imputed interest of $8,083. Accumulated amortization on the leased property was $895,570 and $745,601 at December 31, 2016 and 2015, respectively.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Cash Value of Company-Owned Life Insurance: The Company holds life insurance policies on key members of the organization. These policies are reported at the current cash surrender values of the policies.

Benefit Reserves and Policyholder Deposits: Reserves on traditional life and accident and health insurance products are calculated using the net level premium method based upon estimated future investment yields, mortality, withdrawals and other assumptions, including dividends on participating policies. The assumptions used for prior year issues are locked in. Current year policies issued are reserved using updated assumptions determined by reviewing the Company's past experience and include a provision for possible unfavorable deviation.

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

Reinsurance: The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth. Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies. At December 31, 2016 and 2015, amounts recoverable from reinsurers were $98,444,173 and $56,332,692, respectively. These amounts included reserves ceded to reinsurers of $97,514,013 and $55,510,620 at December 31, 2016 and 2015, respectively. Please refer to Note 10 for further information on the Company’s significant reinsurance agreements.

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

At December 31, 2016 and 2015, the Company’s policy claims liability includes an estimate of $600,226 and $721,592, respectively, for outstanding claims relative to a comparison of our life insurance policies against the Social Security Death Master File. This comparison was performed in compliance with a recently enacted Kentucky state law which follows a model law adopted by the National Conference of Insurance Legislators. This amount primarily affects the traditional and universal life segment, along with a much smaller impact on the final expense portion of the preneed and burial segment. The Company is in the process of researching the potential matches to determine that a valid claim exists, to locate beneficiaries and to pay benefits accordingly.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Liability for Deposit-Type Contracts: Liability for deposit-type contracts consists of supplemental contracts without life contingencies, premium deposit funds and dividends and endowments left on deposit at interest.

Participating Policies: Participating business approximates 14% and 15% of ordinary life insurance in force at December 31, 2016 and 2015, respectively. Premiums relative to participating business comprised approximately 3% of net premiums for the years ended December 31, 2016 and 2015. Participating dividends are accrued as declared by the Board of Directors of Investors Heritage Life. For participating policies that are not a part of the Texas Memorial Life or Memorial Service Life policy acquisitions, the liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest, and the 1941 CSO Mortality and 1958 CSO Mortality tables. All guaranteed benefits were considered in calculating these reserves. Deferred acquisition costs are amortized in proportion to expected gross profits.

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

Deferred Revenue on Reinsurance Ceded: The Company established this liability relative to the initial ceding commission received on a reinsurance agreement with Southland National Insurance Corporation, as further discussed in Note 10. This amount is being recognized into income over the expected life of the reinsurance contract, which is 20 years. The initial ceding commission, net of tax, was $1,471,858. The Company recognized $40,211 of income associated with the amortization of the deferred revenue during 2016.

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Common Stock and Earnings per Share: The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year. The weighted average number of shares outstanding during 2016 and 2015 were 1,111,660 and 1,120,306 shares, respectively. The Company paid cash dividends per share of $0.21 in both 2016 and 2015.

Subsequent Events: Management has evaluated all events subsequent to December 31, 2016 through the date that these consolidated financial statements were available to be issued.

New Accounting Standards: In July 2015, the Financial Accounting Standards Board (“FASB”) issued guidance regarding employee benefit accounting. The guidance is divided into three parts. First, the guidance requires a pension plan to use contract value as the only required measure for fully benefit-responsive investment contracts. Second, the guidance simplifies and increases the effectiveness of the investment disclosure requirements for employee benefit plans. Third, the guidance provides benefit plans with a measurement date practical expedient. This guidance is effective for fiscal years beginning after December 15, 2015. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued guidance regarding accounting for revenue recognition that identifies the accounting treatment for an entity’s contracts with customers.  Certain contracts, including insurance contracts, are specifically excluded from this guidance.  However, certain other types of contracts may impact the financial statements of insurance providers. In August 2015, the FASB deferred the effective date of this guidance for public entities to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company is currently evaluating this guidance, but it is not currently expected to have a material impact on its consolidated financial statements.

In January 2016, the FASB issued guidance regarding the recognition and measurement of financial assets and liabilities. This guidance intends to enhance reporting for financial instruments and addresses certain aspects of recognition and measurement of investments in equity securities and the presentation in the balance sheet of financial assets and liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. This guidance is effective for fiscal years beginning after December 15, 2017. The recognition and measurement provisions of this guidance will be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption and early adoption is not permitted. The Company is in the process of evaluating this guidance, but the primary impact on the Company is expected to be the recognition of all unrealized gains and losses on available-for-sale equity securities in net income. Currently, all unrealized gains and losses on available-for-sale equity securities are recognized in other comprehensive income (loss).  Refer to Note 2 for details of unrealized gains and losses on available-for-sale equity securities held by the Company.

In February 2016, the FASB issued updated lease accounting guidance that provides new requirements for leases to be recognized in the financial statements. In general, the guidance requires the lessee to recognize liabilities on the balance sheet for the obligation to make lease payments and an asset for the right to use the underlying assets for the lease term.  There is a differentiation between finance leases and operating leases for the lessee in the statements of operations and cash flows.  Finance leases recognize interest on the lease liability separately from the right to use the asset whereas an operating lease recognizes a single lease cost allocated over the lease term on a generally straight-line basis.  All cash payments are within operating activities in the statement of cash flows except finance leases classify repayments of the principal portion of the lease liability within financing activities. The updated guidance is to be applied using a modified retrospective approach effective for annual and interim periods beginning after December 15, 2018.  Early adoption is permitted.  The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

In June 2016, the FASB issued new guidance for the accounting for credit losses on financial instruments. A new model, referred to as the current expected credit losses model, requires an entity to determine credit-related impairment losses for financial instruments held at amortized cost and to estimate these expected credit losses over the life of an exposure (or pool of exposures). The estimate of expected credit losses should consider historical and current information, reasonable and supportable forecasts, as well as estimates of prepayments. The estimated credit losses, and subsequent adjustment to loss estimates, will be recorded through an allowance account which is deducted from the amortized cost of the financial instrument, with the offset recorded in current earnings. The guidance also modifies the impairment model for available-for-sale debt securities. The new model will require an estimate of expected credit losses only when the fair value is below the amortized cost of the asset, thus the length of time the fair value of an available-for-sale debt security has been below the amortized cost will no longer affect the determination of whether a credit loss exists. In addition, credit losses on available-for-sale debt securities will be limited to the difference between the security’s amortized cost basis and its fair value. The updated guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for periods beginning after December 15, 2018. The Company is currently evaluating the impact of the adoption of this guidance on its financial position and results of operations.

In August 2016, the FASB issued new guidance that clarifies the classification of certain cash receipts and payments in the statement of cash flows under eight different scenarios including, but not limited to: (i) debt prepayment or debt extinguishment costs; (ii) proceeds from the settlement of corporate-owned life insurance policies including bank-owned life insurance policies; (iii) distributions received from equity method investees; and (iv) separately identifiable cash flows and application of the predominance principle. This guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its statement of cash flows.

All other new accounting standards and updates of existing standards issued through the date of this filing were considered by management and did not relate to accounting policies and procedures pertinent to the Company at this time or were not expected to have a material impact to the consolidated financial statements.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 2 - Investments

The Company limits credit risk by investing primarily in investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans. The Company manages its fixed income portfolio to diversify between and within industry sectors. Investments in available-for-sale securities are summarized as follows:

December 31, 2016	Amortized	Gross Unrealized	Gross Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
Fixed maturities:
U.S. government obligations	$21,882,312	$360,723	$9,416	$22,233,619
States and political subdivisions	35,403,214	4,153,294	31,260	39,525,248
Corporate	202,578,595	9,355,481	953,527	210,980,549
Foreign	51,081,850	1,731,092	283,363	52,529,579
Mortgage-backed securities (MBS):
Commercial MBS	6,717,214	198,857	-	6,916,071
Residential MBS	32,065,365	1,314,373	72,741	33,306,997
Corporate redeemable preferred stock	856,774	24,314	25,152	855,936
Total fixed maturity securities	350,585,324	17,138,134	1,375,459	366,347,999
Equity securities:
U.S. agencies	707,900	-	-	707,900
Mutual funds	318,284	28,840	-	347,124
Corporate common stock	6,665,413	1,370,651	335,020	7,701,044
Total equity securities	7,691,597	1,399,491	335,020	8,756,068
Total	$358,276,921	$18,537,625	$1,710,479	$375,104,067

December 31, 2015	Amortized	Gross Unrealized	Gross Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
Fixed maturities:
U.S. government obligations	$23,373,714	$642,038	$-	$24,015,752
States and political subdivisions	36,830,198	4,511,826	136,585	41,205,439
Corporate	229,425,035	10,338,999	4,587,896	235,176,138
Foreign	65,010,084	1,731,076	4,682,638	62,058,522
Asset-backed securities	143,552	457	-	144,009
Mortgage-backed securities (MBS):
Commercial MBS	6,830,520	148,314	15,592	6,963,242
Residential MBS	37,200,599	1,776,233	62,255	38,914,577
Corporate redeemable preferred stock	711,915	-	42,787	669,128
Total fixed maturity securities	399,525,617	19,148,943	9,527,753	409,146,807
Equity securities:
U.S. agencies	707,900	-	-	707,900
Mutual funds	318,284	-	14,253	304,031
Corporate common stock	6,426,482	702,497	524,121	6,604,858
Total equity securities	7,452,666	702,497	538,374	7,616,789
Total	$406,978,283	$19,851,440	$10,066,127	$416,763,596

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following table summarizes, for all securities in an unrealized loss position as of the balance sheet dates, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.

	December 31, 2016			December 31, 2015
		Gross	Number		Gross	Number
	Estimated	Unrealized	of	Estimated	Unrealized	of
	Fair Value	Loss	Securities	Fair Value	Loss	Securities
Fixed maturities:
Less than 12 months:
U.S. government obligations	$7,892,992	$9,416	2	$-	$-	-
States and political subdivisions	968,740	31,260	1	1,613,415	136,585	2
Corporate	30,370,227	753,570	27	55,039,213	3,873,158	52
Foreign	10,215,322	283,355	11	24,154,510	1,418,143	20
Commercial MBS	-	-	-	1,447,694	15,592	2
Residential MBS	3,003,214	72,741	2	3,320,890	62,255	2
Corporate redeemable preferred stock	17,488	493	1	669,128	42,787	2
Greater than 12 months:
Corporate	2,997,784	199,957	2	5,533,581	714,738	4
Foreign	197,700	8	1	6,007,156	3,264,495	4
Corporate redeemable preferred stock	205,423	24,659	1	-	-	-
Total fixed maturities	55,868,890	1,375,459	48	97,785,587	9,527,753	88

Equity securities:
Less than 12 months:
Mutual funds	-	-	-	304,031	14,253	1
Corporate common stock	1,004,821	136,117	6	2,449,672	473,551	15
Greater than 12 months:
Corporate common stock	873,083	198,903	7	183,960	50,570	3
Total equities	1,877,904	335,020	13	2,937,663	538,374	19

Total	$57,746,794	$1,710,479	61	$100,723,250	$10,066,127	107

At December 31, 2016, 100% of the fixed maturity portfolio had a fair value to amortized cost ratio of greater than 80%, and 94.0% of the equity securities portfolio had a fair value to cost ratio of greater than 80%. At December 31, 2015, 97.4% of the fixed maturity portfolio had a fair value to amortized cost ratio of greater than 80%, and 93.4% of the equity securities portfolio had a fair value to cost ratio of greater than 80%. The improvements in these measures relative to fixed maturities is primarily due to rebounding commodity prices and economic environments particularly within the metals/mining and energy sectors. The improvement relative to equity securities is primarily due to market conditions within our real estate sector stocks.

During 2016, the Company recognized an other-than-temporary impairment on one real estate common stock totaling $118,267. While the Company continues to hold this security, there was no evidence to suggest that the security would recover in the near-term based on the financial outlook for the stock, the significance of the reduction in market value and the length of time that the stock has traded below its book value. The Company experienced no additional other-than-temporary impairments during 2016 or 2015.

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

Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2016, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities until they recover or mature. The temporary impairments shown herein are primarily the result of the current interest rate and economic environment rather than credit factors that would imply other-than-temporary impairment.

Net unrealized gains for investments classified as available-for-sale are presented below, net of the effect on deferred income taxes and deferred acquisition costs assuming that the appreciation had been realized.

	December 31,
	2016	2015
Net unrealized appreciation on available-for sale securities	$16,827,146	$9,785,313
Adjustment to deferred acquisition costs	(461,084)	(249,401)
Deferred income taxes	(5,564,461)	(3,242,210)
Net unrealized appreciation on available-for sale securities	$10,801,601	$6,293,702

The amortized cost and fair value of debt securities at December 31, 2016, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$11,282,653	$11,454,020
Due after one year through five years	100,288,408	106,474,899
Due after five years through ten years	131,988,499	135,072,291
Due after ten years	48,697,265	53,377,415
Due at multiple maturity dates	58,328,499	59,969,374
Total	$350,585,324	$366,347,999

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Proceeds from sales and maturities of investments in available-for-sale securities, as well as gross gains and gross losses realized, are presented below.

	Year Ended December 31,
	2016	2015
Proceeds from sales and maturities	$81,300,412	$37,200,703
Gross realized gains	2,360,747	939,423
Gross realized losses	(734,298)	(203,856)
Other-than-temporary impairment loss	(118,267)	-

The table below presents the change in net unrealized investment gains (losses) and the amount of realized investment gains (losses) by investment type.

	Year Ended December 31,
	2016	2015
Change in net unrealized investment gains (losses):
Securities available-for-sale:
Fixed maturities	$6,141,485	$(16,900,027)
Equity securities	900,348	(910,260)
Net realized investment gains (losses):
Securities available-for-sale:
Fixed maturities	$1,460,321	$91,141
Equity securities	166,128	644,426
Other-than-temporary impairment loss	(118,267)	-
Mortgage loans on real estate	-	75,915
Investments in convertible options	47,940	7,223

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 2016 and 2015, these required deposits had a total fair value of $22,724,783 and $22,899,132, respectively.

The Company also engages in commercial and residential mortgage lending. As of December 31, 2016, investments in commercial and residential properties comprised 26.2% and 73.8%, respectively, of the Company’s mortgage portfolio. At December 31, 2015, investments in commercial and residential properties comprised 37.4% and 62.6%, respectively, of the Company’s mortgage portfolio.

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

As of December 31, 2016 and 2015, there were no non-performing mortgage loans, loans on nonaccrual status, loans 90 days past due or more, loans in process of foreclosure, or restructured loans. The Company experienced no mortgage loan defaults during 2016 or 2015.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The Company’s investments in mortgage loans, by state, are as follows:

	December 31,
	2016	2015
Florida	$5,253,110	$3,906,034
Texas	5,191,186	5,694,612
Illinois	4,787,454	6,046,408
California	3,591,584	3,366,434
Georgia	3,487,991	2,671,788
Missouri	3,107,289	1,342,845
Ohio	3,083,440	1,692,354
Kentucky	2,402,800	3,241,793
Arizona	1,490,538	774,060
New Jersey	1,196,156	247,723
Colorado	1,190,873	222,364
Tennessee	1,048,452	895,607
Indiana	893,431	759,139
Virginia	800,635	-
North Carolina	757,004	353,275
Oregon	487,824	-
Pennsylvania	479,720	370,323
Nevada	479,182	373,359
Utah	343,533	77,939
Washington	231,939	-
West Virginia	225,578	412,250
South Carolina	199,101	225,881
Massachusetts	169,681	205,469
Idaho	142,745	159,073
Kansas	134,396	135,401
Michigan	126,750	-
Total	$41,302,392	$33,174,131

At December 31, 2016, the Company held various real estate investments for the production of income totaling $1,126,649, which is reported net of accumulated depreciation of $612,194. At December 31, 2015, the Company’s real estate investments totaled $1,126,649, net of accumulated depreciation of $586,762.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The Company owns certain investments in state-guaranteed receivables. These investments represent an assignment of the future rights to cash flows from lottery winners purchased at a discounted price. Payments on these investments are made by state run lotteries and guaranteed by the states. At December 31, 2016, the amortized cost and estimated fair value of state-guaranteed receivables, by contractual maturity, are summarized as follows:

	State-Guaranteed Receivables
	Amortized	Fair
	Cost	Value
Due in one year or less	$1,094,070	$1,106,879
Due after one year through five years	4,065,183	4,418,206
Due after five years through ten years	4,334,493	5,210,810
Due after ten years	2,090,935	3,202,929
Total	$11,584,681	$13,938,824

The outstanding balance of state-guaranteed receivables, by state, is summarized as follows:

	December 31,
	2016	2015
New York	$3,446,349	$3,496,115
Massachusetts	3,126,011	1,991,601
Georgia	2,012,845	1,432,022
Washington	653,235	-
Indiana	417,811	-
Pennsylvania	318,019	294,968
Texas	261,396	243,939
California	171,590	180,143
Ohio	1,177,425	54,171
Total	$11,584,681	$7,692,959

During the third quarter of 2015, the Company began purchasing investments in convertible fixed maturity securities. Convertible securities feature an option allowing for a portion of the security to be converted into an equity position of the underlying issuer in exchange for a lower coupon rate. In accordance with FASB accounting guidance, this convertible feature must be bifurcated and reported separately on the balance sheet at fair value, with adjustments in fair value recognized in the income statement. Accordingly, the convertible options within our portfolio are reported as investments in convertible options on the balance sheet, and the mark-to-market adjustment associated with the changes in fair value of the convertible options are reported as gains (losses) on investments in convertible options as a component of net investment income. As of December 31, 2016 and 2015, the total fair value of our investments in convertible options was $983,950 and $957,405, respectively. For the years ended December 31, 2016 and 2015, we recognized gains (losses) on our investments in convertible options of ($9,850) and $102,342, respectively, relative to the mark-to-market adjustment. Additionally, we recognized net realized investment gains during 2016 and 2015 of $47,940 and $7,223, respectively, upon the exchange of convertible securities.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Major categories of net investment income are summarized as follows:

	Year Ended December 31,
	2016	2015
Fixed maturities	$18,135,421	$18,296,411
Equity securities	316,238	295,368
Mortgage loans on real estate	2,654,165	2,316,721
Policy loans	481,912	494,299
State-guaranteed receivables	661,309	545,120
Gain (loss) on investments in convertible options	(9,850)	102,342
Other	221,067	219,037
Gross investment income	22,460,262	22,269,298
Investment expenses	1,052,030	1,031,985
Net investment income	$21,408,232	$21,237,313

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

The Company’s Level 2 investments include fixed maturities with quoted prices that are traded less frequently than exchange-traded instruments or instruments whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes the majority of our fixed maturities, where fair values are obtained from a nationally recognized, third-party pricing service as well as our investments in convertible options. These options are bifurcated from the underlying fixed maturity investments and are also valued using observable market data obtained from a nationally recognized, third-party pricing service.

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

The following table presents the Company’s fair value hierarchy for those financial instruments measured and reported at fair value on a recurring basis.

	December 31, 2016
	Level 1	Level 2	Level 3	Total

U.S. government obligations	$-	$22,233,619	$-	$22,233,619
States and political subdivisions	-	39,525,248	-	39,525,248
Corporate	-	210,980,549	-	210,980,549
Foreign	-	52,529,579	-	52,529,579
Mortgage-backed securities:
Commercial MBS	-	6,916,071	-	6,916,071
Residential MBS	-	33,306,997	-	33,306,997
Corporate redeemable preferred stock	-	855,936	-	855,936
Total fixed maturities	$-	$366,347,999	$-	$366,347,999

U.S. agencies	$707,900	$-	$-	$707,900
Mutual funds	347,124	-	-	347,124
Corporate common stock	7,253,044	-	448,000	7,701,044
Total equity securities	$8,308,068	$-	$448,000	$8,756,068

Investments in convertible options	$-	$983,950	$-	$983,950

	December 31, 2015
	Level 1	Level 2	Level 3	Total

U.S. government obligations	$-	$24,015,752	$-	$24,015,752
States and political subdivisions	-	41,205,439	-	41,205,439
Corporate	-	235,176,138	-	235,176,138
Foreign	-	62,058,522	-	62,058,522
Asset-backed securities	-	144,009	-	144,009
Mortgage-backed securities:
Commercial MBS	-	6,963,242	-	6,963,242
Residential MBS	-	38,914,577	-	38,914,577
Corporate redeemable preferred stock	-	669,128	-	669,128
Total fixed maturities	$-	$409,146,807	$-	$409,146,807

U.S. agencies	$707,900	$-	$-	$707,900
Mutual funds	304,031	-	-	304,031
Corporate common stock	6,252,858	-	352,000	6,604,858
Total equity securities	$7,264,789	$-	$352,000	$7,616,789

Investments in convertible options	$-	$957,405	$-	$957,405

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following table provides a summary of changes in fair value of our Level 3 financial instruments reported at fair value.

	Year Ended December 31,
	2016	2015
Corporate common stock:
Beginning balance	$352,000	$384,000
Transfers into Level 3	-	-
Transfers out of Level 3	-	-
Purchases	-	-
Sales	-	-
Total gains or losses:
Included in earnings	-	-
Included in other comprehensive income (loss)	96,000	(32,000)
Ending balance	$448,000	$352,000

The Company experienced no transfers between Level 1 and Level 2 during the years ended December 31, 2016 or 2015. The Company experienced no transfers between Level 2 and Level 3 during the years ended December 31, 2016 or 2015. Transfers in and/or (out) of Level 3 are primarily attributable to changes in the availability of market observable information and re-evaluation of the observability of pricing inputs.

The unrealized gains (losses) on Level 3 investments are recorded as a component of accumulated other comprehensive income (loss), net of tax, in accordance with required accounting for our available-for-sale portfolio.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Financial Instruments Disclosed, but not Carried, at Fair Value

The following disclosure presents the carrying values and estimated fair values of the Company’s financial instruments disclosed, but not carried, at fair value and the level within the fair value hierarchy at which such assets and liabilities are measured on a recurring basis. The fair values for insurance contracts other than investment-type contracts are not required to be disclosed. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

	December 31, 2016
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Assets:
Mortgage loans on real estate:
Commercial	$10,819,996	$11,084,097	$-	$-	$11,084,097
Residential	30,482,396	33,992,592	-	-	33,992,592
Policy loans	6,336,277	6,336,277	-	-	6,336,277
State-guaranteed receivables	11,584,681	13,938,824	-	13,938,824	-
Other invested assets	1,951,830	1,951,830	-	-	1,951,830
Cash and cash equivalents	3,297,917	3,297,917	3,297,917	-	-
Accrued investment income	4,433,680	4,433,680	-	-	4,433,680
Cash value of company-owned life insurance	13,855,560	13,855,560	-	-	13,855,560

Liabilities:
Policyholder deposits (Investment-type contracts)	51,870,288	51,304,889	-	-	51,304,889
Policy claims	2,637,220	2,637,220	-	-	2,637,220
Obligations under capital leases	72,209	72,209	-	-	72,209
Notes payable	971,851	971,851	-	-	971,851

	December 31, 2015
	Carrying	Fair
	Amount	Value	Level 1	Level 2	Level 3
Assets:
Mortgage loans on real estate:
Commercial	$12,419,443	$12,895,965	$-	$-	$12,895,965
Residential	20,754,688	23,032,713	-	-	23,032,713
Policy loans	6,702,911	6,702,911	-	-	6,702,911
State-guaranteed receivables	7,692,959	9,094,934	-	9,094,934	-
Other invested assets	2,379,451	2,379,451	-	-	2,379,451
Cash and cash equivalents	3,619,663	3,619,663	3,619,663	-	-
Accrued investment income	5,149,612	5,149,612	-	-	5,149,612
Cash value of company-owned life insurance	13,191,773	13,191,773	-	-	13,191,773

Liabilities:
Policyholder deposits (Investment-type contracts)	52,694,746	53,880,242	-	-	53,880,242
Policy claims	2,584,088	2,584,088	-	-	2,584,088
Obligations under capital leases	377,259	377,259	-	-	377,259
Notes payable	1,433,448	1,433,448	-	-	1,433,448

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

NOTE 4 - Federal Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets are as follows:

	December 31,
	2016	2015
Deferred tax liabilities:
Policy acquisition costs	$2,427,869	$2,675,908
Net unrealized gain on available-for-sale securities	5,564,461	3,242,210
Due premiums	922,868	957,825
Other	768,852	695,201
Total deferred tax liabilities	9,684,050	7,571,144

Deferred tax assets:
Benefit reserves, net of reinsurance	2,626,693	3,137,466
Other policyholder funds	337,333	363,106
AMT credit carryforwards	656,087	565,828
Accrued pension liability	2,047,230	2,065,628
Deferred revenue on reinsurance ceded	486,760	-
Other-than-temporary impairments	40,211	-
Other	232,793	333,340
Total deferred tax assets	6,427,107	6,465,368
Net deferred tax liabilities	$3,256,943	$1,105,776

The Company periodically reviews its gross deferred tax assets for recoverability. At December 31, 2016 and 2015, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	Year Ended December 31,
	2016	2015

Statutory federal income tax rate	34.0%	34.0%
Small life insurance company deduction	(17.2)	(19.2)
Dividends-received deduction	(0.9)	(2.7)
Defined contribution plan dividend	(0.7)	(2.3)
Nondeductible COLI expense	(5.2)	(16.3)
Nontaxable COLI life insurance proceeds	-	(7.7)
Nondeductible travel & meals expense	0.6	2.5
True-up of provision to actual	0.1	1.7
Other	0.4	(4.7)

Effective income tax rate	11.1%	(14.7)%

We file U.S. federal income tax returns and income tax returns in various state jurisdictions. Our 2013 through 2016 U.S. federal tax years remain subject to income tax examination by tax authorities. We have no known uncertain tax benefits within our provision for income taxes. In addition, we do not believe the Company will be subject to any penalties or interest relative to any open tax years and, therefore, have not accrued any such amounts. However, should such a circumstance arise, it is our policy to classify any interest and penalties (if applicable) as income tax expense in the consolidated financial statements.

NOTE 5 - Notes Payable

Effective November 25, 2016, Investors Heritage Capital renewed a line of credit agreement designated for the purpose of funding the purchase of agent debit balance receivables from Investors Heritage Life. These agent debit balance receivables may be purchased by Investors Heritage Capital at a discount with servicing retained by Investors Heritage Life. Borrowings under the line of credit are collateralized by the agent debit balances. The renewal reduces the line of credit to $1,000,000 with a new maturity date of November 25, 2018. This line of credit requires interest to be paid monthly at the prime rate, with a floor of 3.50%. We have not yet borrowed any amounts under this line of credit.

During the first quarter of 2015, the Company renewed the Investors Heritage Capital Corporation operating line of credit and the At Need Funding line of credit. The Investors Heritage Capital Corporation line of credit is for $150,000 with a maturity date of March 24, 2017. Interest is paid on this note monthly at the prime rate, with a floor of 3.25%. The At Need Funding line of credit is for $1,500,000 with a maturity date of March 24, 2017. Interest is paid on this note monthly at the prime rate, which is currently 3.75%. This line of credit is used for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies.

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The borrowed funds were utilized to fund a credit agreement to Puritan Financial Companies, Inc. for $2,000,000, with interest at a rate of 1.75% above the prime rate. The promissory note and the marketing agreement with Puritan Financial Group were amended on August 28, 2014 to extend the maturity date to August 28, 2019. These amendments allow the Company to withhold 15% of Puritan Financial’s earned commissions on certain products to pay down the note. Additionally, the amended note calls for quarterly payments of principal and interest and requires Puritan Financial to pay at least $400,000 annually toward the outstanding balance of the note from 2015 until the balance is paid in full. Any unpaid principal balance together with all accrued interest shall be due and payable with a balloon payment upon maturity. Under this credit agreement, Puritan Financial Companies, Inc. and its wholly-owned subsidiary Puritan Financial Group have committed to an increased level of new business production on behalf of the Company. Additionally, Puritan Financial Companies, Inc. has issued warrants for 2,000,000 shares of common stock to the Company in exchange for this funding. This note is further collateralized by all the stock and other assets of Puritan Financial Companies, Inc. and each of its affiliated companies. The outstanding balance on this note receivable, which is included within other invested assets on the balance sheet, was $893,915 and $1,450,830 at December 31, 2016 and 2015, respectively.

Information relative to the Company’s outstanding notes payable is as follows:

December 31, 2016	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
At Need Funding line of credit	$133,878	3.75%	3/24/2017	$7,343	$6,734
Bank note	837,973	3.50%	11/25/2019	44,101	48,961

December 31, 2015	Outstanding	Current	Maturity	Interest	Interest
	Principal	Interest Rate	Date	Expense	Paid
At Need Funding line of credit	$59,484	3.50%	3/24/2017	$19,301	$20,002
Bank note	1,373,964	3.25%	11/25/2019	32,186	35,194

We assess our compliance with prescribed debt covenant requirements as outlined in the terms of each debt agreement at least annually, if not otherwise required in the debt agreement. Management has assessed our position as of December 31, 2016, and we are in compliance with all debt covenant requirements.

NOTE 6 - Employee Benefit Plans

The Company sponsors the IHCC Employee Retirement Plan (the “Pension Plan”), which is a noncontributory defined benefit pension plan that was frozen in 2012 with respect to new benefit accruals. Participants in the plan at the time it was frozen may still continue to earn vesting credit towards their Pension Plan benefit.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The following table provides information relative to the Company’s Pension Plan.

	December 31,
	2016	2015
Change in projected benefit obligation:
Benefit obligation at beginning of year	$24,691,877	$24,975,342
Service cost	-	-
Interest cost	990,439	890,263
Actuarial (gain) loss	627,361	(5,930)
Benefits paid	(1,320,617)	(1,167,798)
Benefit obligation at end of year	24,989,060	24,691,877

Change in plan assets:
Fair value of plan assets at beginning of year	18,616,501	19,833,900
Actual return on plan assets	1,338,912	(349,601)
Employer contributions	333,000	300,000
Benefits paid	(1,320,617)	(1,167,798)
Fair value of plan assets at end of year	18,967,796	18,616,501

Funded status	(6,021,264)	(6,075,376)
Unrecognized net actuarial loss	8,041,983	8,388,698
Net amount recognized as prepaid benefit cost	$2,020,719	$2,313,322

Accumulated benefit obligation	$24,989,060	$24,691,877

	Year Ended December 31,
	2016	2015
Components of net periodic benefit cost:
Service cost	$-	$-
Interest cost	990,439	890,263
Expected return on plan assets	(1,102,010)	(1,172,278)
Amortization of net (gain) loss	737,174	762,233
Net periodic benefit cost	$625,603	$480,218

The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2016 is $8,041,983, which has been recorded net of related tax of $2,734,274. The portion of the accrued pension liability included in accumulated other comprehensive income at December 31, 2015 is $8,388,698, which has been recorded net of related tax of $2,852,157. These amounts are solely the result of unamortized actuarial net losses not yet amortized into income.

The estimated net actuarial loss that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost during 2017 is $676,810.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Actuarial assumptions used to determine benefit obligations and net periodic benefit cost are as follows:

	December 31,
	2016	2015
Discount rate	3.95%	4.20%
Expected return on plan assets	6.25%	6.25%

The long-term rate of return for plan assets is determined based on an analysis of historical returns on invested assets, anticipated future fixed income, equity investment markets, and diversification needs. Long-term trends are evaluated relative to current market factors such as inflation, interest rates and investment strategies, including risk management, in order to assess the assumptions as applied to the plan.

The Company employs a conservative investment strategy whereby the majority of invested assets are held in appropriate investments for defined benefit pension plans, including a small portion of plan assets held in common stock of the Company. The Company uses an independent third party to administer its retirement plan. Plan assets are held in a trust account and include a diversified assortment of pooled separate accounts as well as Company common stock. The fair value of the plan assets are as follows:

	December 31,
	2016	2015

Pooled separate accounts	$18,471,796	$18,029,051
Company common stock - 31,000 shares	496,000	587,450

Pooled separate accounts held by the Pension Plan at December 31, 2016 and 2015 are valued at the net asset value (“NAV”) of units held by the Pension Plan at year end. The NAV is determined by dividing the net assets, at fair value, of the fund by the number of units outstanding on the day of valuation.  Pooled separate accounts are comprised, primarily, of shares of registered investment companies held through subaccounts of a separate account of an insurance company. The NAV as adjusted (for mutual fund dividends, mutual fund splits and administrative maintenance charges and other items) and reported by the insurance company approximates fair value of the investments. The investments are redeemable at the adjusted NAV under agreements with the insurance company.  However, it is possible that the redemption rights may be restricted or eliminated in the future. Due to the nature of the investments, changes in the market conditions, liquidity requirements, and the economic environment may significantly affect the NAV of the registered investment companies and, consequently, the fair value of the Pension Plan's investments.

Shares of Company common stock held by the plan at December 31, 2016 and 2015 are considered Level 2 assets and are valued based on observable inputs, such as quoted prices in markets with limited activity. Dividends of $6,510 and $6,510 were paid to the plan in both 2016 and 2015 on the Company common stock. The plan made no purchases or sales of Company common stock during 2016 or 2015.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

A summary of the allocation of plan assets by investment type is as follows:

	December 31,
	2016	2015
Fixed income pooled separate accounts	64%	68%
Equity pooled separate accounts	33%	29%
Company common stock	3%	3%

The Company expects to contribute approximately $360,000 to its pension plan in 2017.

The following estimated future benefit payments are expected to be paid:

Pension Benefits

2017	$2,550,000
2018	1,450,000
2019	1,440,000
2020	1,780,000
2021	1,790,000
2022-2026	8,430,000

The Company sponsors a 401(k) defined contribution plan known as the IHCC Retirement Savings Plan and Trust (the “Old 401(k) Plan”), which was frozen in 2012 relative to allowable new contributions. The only remaining investments held within the Old 401(k) Plan consist of Company stock. Upon distribution of the Company stock by the Old 401(k) Plan, the participant has the right to hold the stock, sell the stock on the open market, subject to a right of first refusal in favor of the Company, or sell the stock back to the Company under an elective put option at its then fair market value as determined by an independent appraiser.  Under the put option, the Company has the right to purchase the stock in substantially equal annual installments over a period not exceeding five years.

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Information relative to the assets within both the Old 401(k) Plan and the Retirement Plan, along with employer contributions expensed and dividends paid on Company stock, are as follows:

	December 31,
	2016	2015

Old 401(k) Plan
Company common stock:
Shares held	265,294	276,590
Fair value	$4,244,701	$5,241,377

Retirement Plan
Mutual funds - fair value	$3,671,794	$2,979,588

	Year Ended December 31,
	2016	2015

Old 401(k) Plan
Employer contributions	$-	$-
Dividends on Company stock	58,084	61,838

Retirement Plan
Employer contributions	$457,815	$453,576

In addition, the Company sponsors a deferred compensation plan for selected executive officers. Information relative to the assets within the deferred compensation plan, along with employer contributions expensed and dividends paid on Company stock, are as follows:

	December 31,
	2016	2015

Company common stock:
Shares held	30,100	27,350
Fair value	$481,608	$518,292
Mutual funds - fair value	157,436	80,666
Cash and cash equivalents	6,471	6,227

	Year Ended December 31,
	2016	2015

Employer contributions	$55,970	$50,263
Dividends on Company stock	5,744	4,340

NOTE 7 - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory surplus as of the preceding December 31, or (b) statutory net gain from operations for the preceding year. For 2017, the maximum dividend that Investors Heritage Life can pay to Investors Heritage Capital without regulatory approval is $1,819,285.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 8 - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $25,958,039 and $21,202,435 at December 31, 2016 and 2015, respectively. Statutory-basis net income was $2,073,521 and $1,267,672 for 2016 and 2015, respectively.

Principal adjustments to statutory amounts to derive GAAP amounts include: a) costs of acquiring new policies are deferred and amortized; b) benefit reserves are calculated using different investment, mortality and withdrawal assumptions; c) changes in deferred taxes associated with timing differences are recorded in net income rather than directly to equity; d) value of business acquired and goodwill established for acquired companies differ from admitted statutory goodwill; e) accounting for certain investments in debt securities is at fair value with unrealized gains and losses reported as a separate component of equity; f) statutory asset valuation reserves and interest maintenance reserves are eliminated; g) convertible option components of certain fixed maturities are bifurcated and recorded at market value with changes in market value recorded in the income statement; and h) the unamortized ceding commission relative to reinsured in-force blocks of business is calculated based on GAAP principles rather than statutory amounts, is recorded as a liability rather than as surplus, and follows a different amortization pattern into income.

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

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

Information relative to our operating segments as of and for the years ended December 31, 2016 and 2015 is as follows:

	2016	2015
	(000's omitted)
Revenue:
Preneed and burial products	$52,245	$48,894
Traditional and universal life products	11,056	16,746
Administrative and financial services	1,469	1,357
Corporate and other	791	1,180
Total	$65,561	$68,177

Pre-tax income (loss) from operations:
Preneed and burial products	$1,982	$(496)
Traditional and universal life products	504	742
Administrative and financial services	393	274
Corporate and other	113	384
Total	$2,992	$904

Assets:
Preneed and burial products	$376,687	$374,793
Traditional and universal life products	123,000	123,823
Administrative and financial services	9,687	9,706
Corporate and other	69,984	61,716
Total	$579,358	$570,038

Amortization and depreciation expense:
Preneed and burial products	$5,226	$5,641
Traditional and universal life products	752	1,538
Administrative and financial services	161	214
Corporate and other	256	310
Total	$6,395	$7,703

Included in the corporate and other revenue and pre-tax income above and as a component of other income in the consolidated statement of income for the year ended December 31, 2015 is $203,451 of net life insurance proceeds received under a company-owned life insurance policy upon the death of a former employee and former board member. No such proceeds were received during 2016.

NOTE 10 - Reinsurance

Effective September 30, 2016, the Company entered into a 100% coinsurance agreement with Southland National Insurance Corporation (“SNIC”) whereby the Company ceded an existing block of deferred fixed annuities to SNIC. The total liabilities reinsured as of September 30, 2016 were $44,023,892 and deferred acquisition costs associated with this block were $329,414. The Company transferred cash to SNIC under the agreement totaling $41,921,155. In order to generate cash, we sold fixed maturity securities generating pre-tax net realized capital gains totaling $880,055. In accordance with GAAP guidance, the initial ceding commission received on this transaction was deferred and will be recognized into income over the expected life of the reinsurance contract, which is 20 years. The initial ceding commission, net of tax, was $1,471,858 and is presented separately on the balance sheet as deferred revenue on reinsurance ceded. The Company recognized $40,211 of income associated with the amortization of the deferred revenue during 2016. Under the terms of the reinsurance agreement, the Company will continue to administer this business and will be paid administrative fees by SNIC. SNIC also maintains a trust account further securing the statutory liabilities ceded by the Company. Benefit reserves ceded to SNIC and included in the amounts recoverable from reinsurers approximated $43,179,000 at December 31, 2016.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2016 and 2015 through coinsurance agreements with various companies. The Company administers the ceded credit life and accident insurance for an agreed-upon fee. During 2016 and 2015, the Company received $228,369 and $223,994, respectively, of fee income associated with these reinsurance arrangements, which is recognized in the administrative and financial services segment in the preceding table in Note 9. Ceded claim reserves associated with these reinsurance arrangements at December 31, 2016 and 2015 were $1,441,190 and $1,396,448, respectively. Additionally, unearned premium reserves were reduced by $8,098,452 and $8,117,461 at December 31, 2016 and 2015, respectively, for credit-related reinsurance transactions. The Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit.

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity and Life Insurance Company (Cayman) Ltd. Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $17,466,000 and $18,522,000 at December 31, 2016 and 2015, respectively. An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Investors Heritage Life coinsures policy obligations written through its relationship with Puritan Financial Group to Puritan Life Insurance Company of America (“Puritan”). This reinsurance agreement was terminated with respect to new business effective July 31, 2015, after which time the Company now retains 100% of direct new business produced under the marketing agreement. Benefit reserves ceded to Puritan and included in the amounts recoverable from reinsurers approximated $17,967,000 and $18,261,000 at December 31, 2016 and 2015, respectively. Puritan maintains a trust account in Kentucky to secure Investors Heritage Life's ceded benefit obligations.

Investors Heritage Life assumed 75% of the risks on certain policies sold by Puritan and Sterling Investors Life Insurance Company. The products being assumed are identical to the Heritage Solution and Heritage Provider products currently being written by Investors Heritage Life. However, these reinsurance arrangements allow us to participate in the profitability of these products in certain states where we are not currently marketing. These reinsurance agreements were also terminated with respect to new business effective July 31, 2015. Premiums assumed under these agreements totaled approximately $447,000 and $753,000 for the years ended December 31, 2016 and 2015, respectively. Benefit reserves assumed under these agreements totaled approximately $10,933,000 and $11,267,000 at December 31, 2016 and 2015, respectively.

Reinsurance ceded and assumed amounts included in the consolidated statements of income are as follows:

	Year Ended December 31,
	2016	2015

Premiums ceded	$10,803,281	$12,511,080
Premiums assumed	465,962	781,863
Commission and expense allowances	4,171,811	4,457,058
Benefit recoveries	8,736,272	8,414,608

The Company remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 11 – Other Comprehensive Income

The following tables present the pretax components of the Company’s other comprehensive income, and the related income tax expense (benefit) for each component.

	Year Ended December 31, 2016
		Income Tax
		Expense
	Pretax	(Benefit)	Net of Tax
Other comprehensive income:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding gains arising during period	$8,550,015	$2,907,005	$5,643,010
Reclassification adjustment for gains included in income	(1,508,182)	(512,782)	(995,400)
Adjustment for effect of deferred acquisition costs	(211,683)	(71,972)	(139,711)
Net unrealized gains on investments	6,830,150	2,322,251	4,507,899
Change in defined benefit pension plan:
Actuarial net loss on pension plan	(390,459)	(132,756)	(257,703)
Amortization of actuarial net loss in net periodic pension cost	737,174	250,639	486,535
Net change in defined benefit pension plan	346,715	117,883	228,832

Total other comprehensive income	$7,176,865	$2,440,134	$4,736,731

	Year Ended December 31, 2015
		Income Tax
		Expense
	Pretax	(Benefit)	Net of Tax
Other comprehensive loss:
Change in net unrealized gains on available-for-sale securities:
Unrealized holding losses arising during period	$(17,074,720)	$(5,805,405)	$(11,269,315)
Reclassification adjustment for gains included in income	(735,567)	(250,093)	(485,474)
Adjustment for effect of deferred acquisition costs	462,249	157,165	305,084
Net unrealized losses on investments	(17,348,038)	(5,898,333)	(11,449,705)
Change in defined benefit pension plan:
Actuarial net loss on pension plan	(1,515,949)	(515,422)	(1,000,527)
Amortization of actuarial net loss in net periodic pension cost	762,233	259,159	503,074
Net change in defined benefit pension plan	(753,716)	(256,263)	(497,453)

Total other comprehensive loss	$(18,101,754)	$(6,154,596)	$(11,947,158)

Realized gains and losses on the sales of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate.

NOTES TO CONSOLIDATED

FINANCIAL STATEMENTS

 The change in the components of the Company’s accumulated other comprehensive income, net of tax, are as follows:

	Unrealized Gains	Defined	Accumulated
	(Losses) on	Benefit	Other
	Available-For-Sale	Pension	Comprehensive
	Securities	Plans	Income
For the year ended December 31, 2016:
Beginning balance	$6,293,702	$(5,536,541)	$757,161
Other comprehensive income (loss) before reclassifications	5,503,299	(257,703)	5,245,596
Amounts reclassified from accumulated other comprehensive income	(995,400)	486,535	(508,865)
Net current period other comprehensive income	4,507,899	228,832	4,736,731
Ending balance	$10,801,601	$(5,307,709)	$5,493,892

For the year ended December 31, 2015:
Beginning balance	$17,743,407	$(5,039,088)	$12,704,319
Other comprehensive loss before reclassifications	(10,964,231)	(1,000,527)	(11,964,758)
Amounts reclassified from accumulated other comprehensive income	(485,474)	503,074	17,600
Net current period other comprehensive loss	(11,449,705)	(497,453)	(11,947,158)
Ending balance	$6,293,702	$(5,536,541)	$757,161

The following table presents the pretax and the related income tax components of the amounts reclassified from the Company’s accumulated other comprehensive income to the Company’s consolidated statement of income.

	Year Ended December 31,
Reclassification Adjustments	2016	2015
Unrealized gains on available-for-sale securities:
Realized gains on securities (a)	$1,508,182	$735,567
Income tax expense (c)	(512,782)	(250,093)
Net of tax	995,400	485,474

Defined benefit pension plans:
Amortization of actuarial net loss (b)	(737,174)	(762,233)
Income tax benefit (c)	250,639	259,159
Net of tax	(486,535)	(503,074)

Total reclassifications for the period	$508,865	$(17,600)

(a)	These items appear within net realized gains on investments in the consolidated income statements.
(b)	These items are included in the computation of net periodic benefit cost (see Note 6).
(c)	These items appear within federal income taxes in the consolidated income statements.

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

The Company is not currently named as a defendant in any legal actions.

BOARD OF DIRECTORS

HARRY LEE WATERFIELD II	Chairman of the Board President Chief Executive Officer	Executive Committee Finance Committee Nominating Committee Frankfort, Kentucky

GEORGE R. BURGESS, JR.	Executive Committee Nominating Committee Frankfort, Kentucky	ROBERT M. HARDY, JR.	Executive Vice President, General Counsel Executive Committee Finance Committee Frankfort, Kentucky

HAROLD G. DORAN, JR.	Audit Committee Executive Committee Finance Committee Murray, Kentucky	DAVID W. REED	Audit Committee Nominating Committee Gilbertsville, Kentucky

GORDON C. DUKE	Audit Committee Finance Committee Frankfort, Kentucky	HELEN S. WAGNER	Executive Committee Nominating Committee Daniel Island, South Carolina

MICHAEL F. DUDGEON, JR.	Finance Committee Frankfort, Kentucky

CORPORATE OFFICERS

RAYMOND L. CARR	Executive Vice President, Chief Operating Officer Frankfort, Kentucky	JANE S. JACKSON	Corporate Secretary Frankfort, Kentucky

LARRY J. JOHNSON II, CPA	Vice President, Chief Financial Officer Frankfort, Kentucky	SHANE S. MITCHELL, CPA	Treasurer Frankfort, Kentucky

MOUNTJOY CHILTON MEDLEY LLP	Independent Registered Public Accounting Firm Louisville, Kentucky

ANNUAL MEETING	The 2017 annual meeting of shareholders of Investors Heritage Capital Corporation is scheduled for 11:00 a.m. on May 11, 2017 at the Company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K	A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained at www.investorsheritage.com or upon request to the Secretary.

TRANSFER AGENT	Investors Heritage Life Insurance Company Stock Transfer Department P.O. Box 717 Frankfort, KY 40602-0717 Phone: 800.422.2011 502.209.1009